As filed with the Securities and Exchange Commission on September 28, 2016

Registration No. 333-213591

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MID-AMERICA APARTMENT COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Tennessee	6798	62-1543819
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6584 Poplar Avenue

Memphis, Tennessee 38138

(901) 682-6600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

H. Eric Bolton, Jr.

Chairman of the Board of Directors and

Chief Executive Officer

6584 Poplar Avenue

Memphis, Tennessee 38138

(901) 682-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gilbert G. Menna, Esq.	Richard F. Mattern, Esq.	Keith M. Townsend, Esq.
Mark S. Opper, Esq.	Oscar L. Thomas, Esq.	Anthony W. Rothermel, Esq.
Goodwin Procter LLP	Bass, Berry & Sims PLC	King & Spalding LLP
The New York Times Building	The Tower at Peabody Place	1180 Peachtree Street, N.E.
620 Eighth Avenue	100 Peabody Place, Suite 1300	Atlanta, Georgia 30309
New York, New York 10018	Memphis, Tennessee 38103	Tel: (404) 572-4600
Tel: (212) 813-8800	Tel: (901) 549-5933	Fax: (404) 572-5100
Fax: (212) 355-3333	Fax: (901) 549-5999

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the mergers described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):  ☐

Large Accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a small reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(1)(6)
Common Stock, $0.01 par value per share	38,182,840 shares(2)	N/A	$3,520,350,102(3)	$354,500
8.50% Series I Cumulative Redeemable Preferred Stock, $0.01 par value per share	867,846 shares(4)	N/A	$59,916,088(5)	$6,034

(1)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $100.70 per $1 million of the proposed maximum aggregate offering price.
(2)	Represents the estimated maximum number of shares of Mid-America Apartment Communities, Inc., or MAA, common stock, $0.01 par value per share, or MAA common stock, to be issued in connection with the parent merger described herein. The number of shares of common stock is based on (i) 53,778,645 shares of Post Properties, Inc., or Post Properties, common stock, $0.01 par value per share, or Post Properties common stock, as of September 9, 2016, the estimated maximum number of shares of Post Properties common stock that may be cancelled and exchanged in the parent merger described herein (including restricted shares of Post Properties common stock and shares of Post Properties common stock issuable upon exercise of outstanding options) and (ii) the exchange ratio of 0.71 shares of MAA common stock for each share of Post Properties common stock.
(3)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the MAA common stock was calculated based upon the market value of Post Properties common stock (the securities to be converted in the parent merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (i) $65.46, the average of the high and low prices of Post Properties common stock on September 9, 2016, as quoted on the New York Stock Exchange, multiplied by (ii) 53,778,645, the estimated maximum number of shares of Post Properties common stock that may be cancelled and exchanged in the parent merger described herein as of September 9, 2016.
(4)	Represents the estimated maximum number of shares of 8.50% Series I Cumulative Redeemable Preferred Stock of MAA to be issued in connection with the parent merger described herein, calculated by applying the exchange ratio of one share of 8.50% Series I Cumulative Redeemable Preferred Stock of MAA for one share of 8 1⁄2% Series A Cumulative Redeemable Preferred Shares of Post Properties to 867,846 shares of 8 1⁄2% Series A Cumulative Redeemable Preferred Shares of Post Properties outstanding as of September 9, 2016.
(5)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act, based on the product of (a) $69.04, the average of the high and low sales prices on September 9, 2016, as quoted on the New York Stock Exchange, of the 8 1⁄2% Series A Cumulative Redeemable Preferred Shares of Post Properties that may be cancelled in connection with the parent merger, and (b) 867,846, the estimated maximum number of shares of 8 1⁄2% Series A Cumulative Redeemable Preferred Shares of Post Properties that may be cancelled and exchanged in the parent merger.
(6)	Previously paid in connection with initial filing of this registration statement on September 12, 2016.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Mid-America Apartment Communities, Inc. may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 2016

JOINT PROXY STATEMENT/PROSPECTUS

To the Shareholders of Mid-America Apartment Communities, Inc. and the Shareholders of Post Properties, Inc.:

The board of directors of Mid-America Apartment Communities, Inc., which we refer to as MAA, and the board of directors of Post Properties, Inc., which we refer to as Post Properties, have each unanimously approved an agreement and plan of merger, dated as of August 15, 2016, by and among MAA, Mid-America Apartments, L.P., Post Properties, Post GP Holdings, Inc. and Post Apartment Homes, L.P., which we refer to as the merger agreement. Pursuant to the merger agreement, MAA and Post Properties will combine through a merger of Post Properties with and into MAA, with MAA surviving the merger, which we refer to as the parent merger. If completed, we believe the parent merger will create the premier Sunbelt-focused multifamily real estate investment trust in the United States with a pro forma total market capitalization of approximately $17 billion and a pro forma equity market capitalization of approximately $12 billion, each as of August 12, 2016, the last trading day before the announcement of the parent merger. The combined company, which we refer to as the Combined Corporation, will retain the name “Mid-America Apartment Communities, Inc.” and its common stock will continue to trade on the New York Stock Exchange, or NYSE, under the symbol “MAA.” H. Eric Bolton, Jr., the current chairman and chief executive officer of MAA, will serve as the chairman and chief executive officer of the Combined Corporation following the parent merger. The obligations of MAA and Post Properties to effect the parent merger are subject to the satisfaction or waiver of certain conditions set forth in the merger agreement (including the approvals of the MAA and Post Properties shareholders).

If the parent merger is completed pursuant to the merger agreement, each Post Properties shareholder will receive 0.71 shares of MAA’s common stock, $0.01 par value per share, which we refer to as MAA common stock, for each share of Post Properties’ common stock, $0.01 par value per share, which we refer to as Post Properties common stock, held immediately prior to the effective time of the parent merger, with cash paid for fractional shares of Post Properties common stock. MAA shareholders will continue to hold their existing shares of MAA common stock. The exchange ratio is fixed and will not be adjusted to reflect changes in the price of MAA common stock or the price of Post Properties common stock occurring prior to the completion of the parent merger. MAA common stock is currently listed on the NYSE under the symbol “MAA” and Post Properties common stock is currently listed on the NYSE under the symbol “PPS.” Based on the closing price of MAA common stock on the NYSE of $102.15 on August 12, 2016, the last trading date before the announcement of the parent merger, the 0.71 exchange ratio represented approximately $72.53 in MAA common stock for each share of Post Properties common stock. Based on the closing price of MAA common stock on the NYSE of $95.95 on September 27, 2016, the latest practicable trading day before the date of this joint proxy statement/prospectus, the 0.71 exchange ratio represented approximately $68.12 in MAA common stock for each share of Post Properties common stock. The value of the merger consideration will fluctuate with changes in the market price of MAA common stock. We urge you to obtain current market quotations for MAA common stock and Post Properties common stock.

In addition, in the parent merger, each outstanding share of Post Properties’ 8 1⁄2% Series A Cumulative Redeemable Preferred Shares, $0.01 par value per share, which we refer to as Post Properties Series A preferred stock, will be automatically converted into the right to receive one newly issued share of MAA’s 8.50% Series I Cumulative Redeemable Preferred Stock, $0.01 par value per share, which we refer to as MAA Series I preferred stock, which will have the same rights, preferences, privileges and voting powers as those of the Post Properties Series A preferred stock.

We anticipate that MAA will issue approximately 37,991,387 shares of MAA common stock in connection with the parent merger, will reserve approximately 109,989 shares of MAA common stock in respect of Post Properties equity awards that MAA will assume in connection with the parent merger, and will reserve approximately 80,276 shares of MAA common stock in respect of the potential conversion of limited partnership units issued by Mid-America Apartments, L.P., which we refer to as MAA LP, to former limited partners of Post Apartment Homes, L.P., which we refer to as Post LP. Upon the completion of the parent merger, we estimate that continuing MAA common shareholders will own approximately 67.7% of the issued and outstanding shares of common stock of the Combined Corporation, assuming the conversion of all limited partnership units of MAA LP held by existing limited partners of MAA LP to shares of Combined Corporation common stock, and former Post Properties common shareholders will own approximately 32.3% of the issued and outstanding shares of common stock of the Combined Corporation, assuming the conversion to shares of Combined Corporation common stock of all limited partnership units issued by MAA LP to former limited partners of Post LP. We also anticipate that MAA will issue 867,846 shares of MAA Series I preferred stock in connection with the parent merger in exchange for 867,846 shares of Post Properties Series A preferred stock that are currently outstanding.

MAA and Post Properties will each be holding a special meeting of their respective shareholders. At the MAA special meeting, MAA shareholders will be asked to vote on (i) a proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Post Properties shareholders, (ii) a proposal to approve an amendment to the MAA charter to increase the number of authorized shares of MAA common stock from 100,000,000 shares to 145,000,000 shares, which we sometimes refer to as the MAA charter amendment, and (iii) a proposal to approve one or more adjournments of the MAA special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposals to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement and to approve the MAA charter amendment. At the Post Properties special meeting, Post Properties shareholders will be asked to vote on (i) a proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, (ii) an advisory (non-binding) proposal to approve compensation payable to certain executive officers of Post Properties in connection with the parent merger, and (iii) a proposal to approve one or more adjournments of the Post Properties special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement.

The record date for determining the shareholders entitled to receive notice of, and to vote at, the MAA special meeting and the Post Properties special meeting is September 26, 2016. The proposals to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement require the affirmative vote of the holders of each of (i) a majority of the outstanding shares of MAA common stock entitled to vote thereon and (ii) a majority of the outstanding shares of Post Properties common stock entitled to vote thereon. The parent merger cannot be completed without the approval by MAA shareholders and Post Properties shareholders of these proposals. In addition, the proposal to approve the MAA charter amendment requires the affirmative vote of a majority of the shares of MAA common stock present in person or by proxy at the MAA special meeting and entitled to vote thereon. The parent merger cannot be completed without the approval by MAA shareholders of this proposal.

The MAA board of directors, which we refer to as the MAA Board, has unanimously (i) determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of MAA common stock to Post Properties shareholders in connection with the parent merger, are advisable and in the best interests of MAA and its shareholders, (ii) adopted and approved the merger agreement, the parent merger and the other transactions contemplated thereby, and (iii) determined and declared that, due to the transactions contemplated by the merger agreement, it is necessary, advisable, desirable and in the best interest of MAA to amend the MAA charter to increase the number of shares of MAA common stock authorized for issuance from 100,000,000 shares to 145,000,000 shares. The MAA Board unanimously recommends that MAA shareholders vote FOR the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Post Properties shareholders, FOR the proposal to approve an amendment to the MAA charter to increase the number of authorized shares of MAA common stock from 100,000,000 shares to 145,000,000 shares, and FOR the proposal to approve one or more adjournments of the MAA special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposals to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement and to approve the MAA charter amendment.

The Post Properties board of directors, which we refer to as the Post Properties Board, has unanimously (i) approved, adopted, declared advisable and authorized the merger agreement and the transactions contemplated thereby, including the parent merger and the merger, prior to the parent merger, of Post LP with and into MAA LP, with MAA LP continuing as the surviving entity pursuant to the terms of the merger agreement, and (ii) recommended the approval of the merger agreement and the parent merger by Post Properties shareholders. The Post Properties Board unanimously recommends that Post Properties shareholders vote FOR the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, FOR the advisory (non-binding) proposal to approve compensation payable to certain executive officers of Post Properties in connection with the parent merger, and FOR the proposal to approve one or more adjournments of the Post Properties special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve the merger agreement and the parent merger and the other transactions contemplated by the merger agreement.

This joint proxy statement/prospectus contains important information about MAA, Post Properties, the parent merger, the merger agreement and the special meetings. This document is also a prospectus for shares of MAA common stock and MAA Series I preferred stock that will be issued to holders of Post Properties common stock and Post Properties Series A preferred stock, respectively, pursuant to the merger agreement. We encourage you to read this joint proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 36.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the MAA special meeting or the Post Properties special meeting, as applicable, please submit a proxy to vote your shares as promptly as possible to make sure that your shares of MAA common stock and/or Post Properties common stock, as applicable, are represented at the applicable special meeting. Please review this joint proxy statement/prospectus for more complete information regarding the parent merger and the MAA special meeting and the Post Properties special meeting, as applicable.

If you are a MAA shareholder and have any questions or need assistance voting your shares, please call MAA’s proxy solicitor, D.F. King & Co., Inc., at (866) 811-1442 (toll free) or (212) 269-5550 (call collect). If you are a Post Properties shareholder and have any questions or need assistance voting your shares, please call Post Properties’ proxy solicitor, Innisfree M&A Incorporated at (888) 750-5834 (toll free).

Sincerely,

H. Eric Bolton, Jr.	David P. Stockert
Chairman and Chief Executive Officer	President and Chief Executive Officer
Mid-America Apartment Communities, Inc.	Post Properties, Inc.

Neither the Securities and Exchange Commission, nor any state securities regulatory authority has approved or disapproved of the parent merger or the other transactions contemplated by the merger agreement or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [●], 2016, and is first being mailed to MAA and Post Properties shareholders on or about [●], 2016.

MID-AMERICA APARTMENT COMMUNITIES, INC.

6584 Poplar Avenue

Memphis, Tennessee 38138

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 10, 2016

To the Shareholders of Mid-America Apartment Communities, Inc.:

You are invited to attend a special meeting of shareholders of Mid-America Apartment Communities, Inc., a Tennessee corporation, which we refer to as MAA. The meeting will be held at 8:30 a.m., local time, on November 10, 2016, at MAA’s corporate headquarters, 6584 Poplar Avenue, Memphis, Tennessee 38138, to consider and vote upon the following matters:

1.	a proposal to approve the Agreement and Plan of Merger, as it may be amended or modified from time to time, which we refer to as the merger agreement, by and among MAA, Mid-America Apartments, L.P., a Tennessee limited partnership, which we refer to as MAA LP, Post Properties, Inc., a Georgia corporation, which we refer to as Post Properties, Post GP Holdings, Inc., a Georgia corporation, and Post Apartment Homes, L.P., a Georgia limited partnership, pursuant to which Post Properties will merge with and into MAA, with MAA continuing as the surviving corporation, which we refer to as the parent merger, and the other transactions contemplated by the merger agreement, including the issuance of MAA common stock to Post Properties shareholders in connection with the parent merger;

2.	a proposal to approve an amendment to the Amended and Restated Charter, as amended, of MAA, which we refer to as the MAA charter, to increase the number of authorized shares of common stock from 100,000,000 shares to 145,000,000 shares, which we refer to as the MAA charter amendment; and

3.	a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal and the MAA charter amendment proposal, which we refer to as the MAA adjournment proposal.

THE MAA BOARD HAS UNANIMOUSLY ADOPTED AND APPROVED THE MERGER AGREEMENT, THE PARENT MERGER, THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE MAA CHARTER AMENDMENT, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL PROPOSALS.

MAA does not expect to transact any other business at the MAA special meeting. MAA common shareholders of record at the close of business on September 26, 2016 are entitled to receive this notice and vote at the MAA special meeting.

The proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of MAA common stock entitled to vote thereon. The proposal to approve the MAA charter amendment requires the affirmative vote of a majority of shares of MAA common stock present in person or by proxy and entitled to vote. The parent merger cannot be completed without the approval by MAA shareholders of these proposals. The proposal to adjourn the MAA special meeting requires that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

Please refer to the accompanying joint proxy statement/prospectus for further information with respect to the business to be transacted at the MAA special meeting.

Please refer to the proxy card and the accompanying joint proxy statement/prospectus for information regarding your voting options. Even if you plan to attend the MAA special meeting, please take advantage of one of the advance voting options to assure that your shares of MAA common stock are represented at the MAA special meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying joint proxy statement/prospectus.

By Order of the Board of Directors

Leslie B.C. Wolfgang

Senior Vice President, Chief Ethics and Compliance Officer

and Corporate Secretary

Memphis, Tennessee

[●], 2016

Your vote is important. Whether or not you expect to attend the MAA special meeting in person, we urge you to vote your shares of MAA common stock as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card, or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares of MAA common stock may be represented and voted at the MAA special meeting. If your shares of MAA common stock are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the record holder of your shares of MAA common stock.

POST PROPERTIES, INC.

4401 Northside Parkway, Suite 800

Atlanta, Georgia 30327

(404) 846-5000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 10, 2016

To the Shareholders of Post Properties, Inc.:

A special meeting of the shareholders of Post Properties, Inc., a Georgia corporation, referred to in this joint proxy statement/prospectus as Post Properties, will be held at the offices of King & Spalding LLP located at 1180 Peachtree Street N.E., Atlanta, Georgia 30309, on November 10, 2016 commencing at 9:30 a.m., local time, to consider and vote upon the following matters:

1.	a proposal, which we sometimes refer to as the Post Properties merger proposal, to approve the Agreement and Plan of Merger, dated as of August 15, 2016, as it may be amended or modified from time-to-time (referred to in the accompanying joint proxy statement/prospectus as the merger agreement), by and among Mid-America Apartment Communities, Inc., referred to in the accompanying joint proxy statement/prospectus as MAA, Mid-America Apartments, L.P., Post Properties, Post GP Holdings, Inc. and Post Apartment Homes, L.P., pursuant to which, among other things, Post Properties will be merged with and into MAA, with MAA being the surviving entity (referred to in the accompanying joint proxy statement/prospectus as the parent merger), the parent merger and the other transactions contemplated by the merger agreement;

2.	an advisory (non-binding) proposal to approve compensation payable to certain executive officers of Post Properties in connection with the parent merger, which we refer to as the merger-related compensation proposal; and

3.	a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger, which we refer to as the Post Properties adjournment proposal.

We do not expect to transact any other business at the Post Properties special meeting. Post Properties common shareholders of record at the close of business on September 26, 2016 are entitled to notice of and to vote at the Post Properties special meeting and at any adjournment or postponement of the Post Properties special meeting.

The merger agreement and the compensation payable under existing arrangements that certain executive officers of Post Properties may receive in connection with the parent merger are more fully described in the accompanying joint proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. A copy of the merger agreement is included as Annex A to the accompanying joint proxy statement/prospectus. The accompanying joint proxy statement/prospectus is a part of this notice.

All Post Properties shareholders of record are cordially invited to attend the Post Properties special meeting. Even if you plan to attend the Post Properties special meeting, we urge you to submit a valid proxy promptly.

Your vote is important regardless of the number of shares of Post Properties common stock you own. We cannot complete the parent merger unless the Post Properties merger proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of Post Properties common stock entitled to vote on such proposal. Accordingly, we urge you to review the enclosed materials and request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid reply envelope or submit your proxy by telephone.

Post Properties shareholders do not have the right to seek appraisal of the fair value of their shares if the parent merger is completed. See the section entitled “No Dissenters’ Rights” beginning on page 171 of the accompanying joint proxy statement/prospectus.

POST PROPERTIES’ BOARD OF DIRECTORS, WHICH WE REFER TO AS THE POST PROPERTIES BOARD, UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT, THE PARENT MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AS DESCRIBED IN THE POST PROPERTIES MERGER PROPOSAL, FOR APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION PAYABLE TO CERTAIN POST PROPERTIES EXECUTIVE OFFICERS DESCRIBED IN THE MERGER-RELATED COMPENSATION PROPOSAL AND FOR APPROVAL OF ONE OR MORE ADJOURNMENTS OF THE SPECIAL MEETING IN ACCORDANCE WITH THE POST PROPERTIES ADJOURNMENT PROPOSAL.

Approval of the Post Properties merger proposal, the merger-related compensation proposal and the Post Properties adjournment proposal are subject to separate votes by Post Properties’ shareholders, and approval of the merger-related compensation proposal is not a condition to the completion of the parent merger. Since the approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement in the Post Properties merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Post Properties common stock entitled to vote on such proposal, if you fail to vote, if you fail to authorize your broker, bank or other nominee to vote on your behalf, or if you abstain from voting, the effect will be the same as if you had voted against the approval of the Post Properties merger proposal.

By Order of the Board of Directors,

Sherry W. Cohen

Executive Vice President and Corporate Secretary

Atlanta, Georgia

[●], 2016

Your vote is important. If your shares of Post Properties common stock are registered in your own name, you may submit your proxy by (1) filling out and signing the proxy card, and then mailing your signed proxy card in the enclosed postage-paid reply envelope or (2) calling toll free (888) 750-5834 and following the instructions on the enclosed proxy card. If your shares of Post Properties common stock are held in “street name,” you should follow the enclosed instructions that your broker, bank, or other nominee has provided.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about MAA and Post Properties from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them from MAA’s or Post Properties’ proxy solicitor in writing or by telephone at the following addresses and telephone numbers:

If you are a MAA shareholder:	If you are a Post Properties shareholder:

D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, NY 10005 Shareholders: (866) 811-1442 (toll free) Banks and brokers: (212) 269-5550 (call collect) Email: maa@dfking.com	Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 Shareholders: (888) 750-5834 (toll free) Banks and brokers: (212) 750-5833 (call collect) Email: info@innisfreema.com

Investors may also consult MAA’s or Post Properties’ website for more information concerning the mergers described in this joint proxy statement/prospectus. MAA’s website is www.maac.com. Post Properties’ website is www.postproperties.com. Additional information is available at www.sec.gov. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request copies of any documents, please do so by November 1, 2016 in order to receive them before the special meetings.

For more information, see “Where You Can Find More Information” beginning on page 201.

ABOUT THIS DOCUMENT

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by MAA (File No. 333-213591) with the Securities and Exchange Commission, which is referred to herein as the SEC, constitutes a prospectus of MAA for purposes of the Securities Act of 1933, as amended, which is referred to herein as the Securities Act, with respect to the shares of MAA common stock to be issued to Post Properties common shareholders in exchange for Post Properties common stock, and the shares of MAA Series I preferred stock to be issued to Post Properties preferred shareholders in exchange for Post Properties Series A preferred stock, in each case pursuant to the merger agreement. This joint proxy statement/prospectus also constitutes a proxy statement for each of MAA and Post Properties for purposes of the Securities Exchange Act of 1934, as amended, which is referred to herein as the Exchange Act. In addition, this joint proxy statement/prospectus contains a notice of meeting with respect to the MAA special meeting and a notice of meeting with respect to the Post Properties special meeting.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [●], 2016. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to MAA shareholders or Post Properties shareholders nor the issuance by MAA of shares of its common stock or shares of its Series I preferred stock to Post Properties shareholders pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding MAA has been provided by MAA and information contained in this joint proxy statement/prospectus regarding Post Properties has been provided by Post Properties.

Page
QUESTIONS AND ANSWERS	1
SUMMARY	15
The Companies	15
The Mergers	16
Recommendation of the MAA Board	17
Recommendation of the Post Properties Board	18
Summary of Risk Factors Related to the Merger	18
Opinions of Financial Advisors	20
Treatment of the Post Properties Series A Preferred Stock	21
Treatment of the Post Properties Equity Incentive Plans	22
Directors and Management of MAA After the Mergers	22
Interests of MAA’s Directors and Executive Officers in the Mergers	22
Interests of Post Properties’ Directors and Executive Officers in the Merger	22
Listing of Shares of the Combined Corporation Common Stock and MAA Series I Preferred Stock; Delisting and Deregistration of Post Properties Common Stock and Post Properties Series A Preferred Stock	23
No Shareholder Dissenters’ Rights in the Parent Merger	23
Conditions to Completion of the Mergers	23
Regulatory Approvals Required for the Mergers	23
No Solicitation and Change in Recommendation	24
Termination of the Merger Agreement	24
Termination Fee and Expenses	25
Material U.S. Federal Income Tax Consequences of the Parent Merger and Ownership of Combined Corporation Common Stock and MAA Series I Preferred Stock	25
Accounting Treatment of the Mergers	26
Comparison of Rights of Shareholders of MAA and Shareholders of Post Properties	26
Selected Historical Financial Information of MAA	26
Selected Historical Financial Information of Post Properties	29
Selected Unaudited Pro Forma Consolidated Financial Information	31
Unaudited Comparative Per Share Information	33
Comparative Stock Prices And Dividends	34
RISK FACTORS	36
Risk Factors Relating to the Mergers	36
Risk Factors Relating to the Combined Corporation Following the Mergers	41
Risks Related to an Investment in the Combined Corporation’s Common Stock	43
Risk Factors Relating to MAA’s Business	48
Risk Factors Relating to Post Properties’ Business	48
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	49
THE COMPANIES	51
Mid-America Apartment Communities, Inc.	51
Post Properties, Inc.	51
The Combined Corporation	52
THE MAA SPECIAL MEETING	53
PROPOSALS SUBMITTED TO MAA SHAREHOLDERS	57
MAA Merger Proposal	57
MAA Charter Amendment	57
MAA Adjournment Proposal	59
Other Business	60

i

ii

Annex A—	Agreement and Plan of Merger

Annex B—	Form of Articles of Amendment to the Amended and Restated Charter of Mid-America Apartment Communities, Inc.

Annex C—	Form of Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. Designating and Fixing the Rights and Preferences of the MAA Series I Preferred Stock

Annex D—	Opinion, dated August 14, 2016, of Citigroup Global Markets Inc.

Annex E—	Opinion, dated August 14, 2016, of J.P. Morgan Securities LLC

iii

QUESTIONS AND ANSWERS

The following are answers to some questions that you may have regarding the proposed transaction between MAA and Post Properties and the other proposals being considered at the MAA special meeting and the Post Properties special meeting. MAA and Post Properties urge you to read carefully this entire joint proxy statement/prospectus, including the Annexes, and the documents incorporated by reference into this joint proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you. See “Where You Can Find More Information.”

Unless otherwise indicated or as the context otherwise requires, all references in this joint proxy statement/prospectus to:

•	“MAA” are to Mid-America Apartment Communities, Inc., a Tennessee corporation;

•	“MAA LP” are to Mid-America Apartments, L.P., a Tennessee limited partnership;

•	“Post Properties” are to Post Properties, Inc., a Georgia corporation;

•	“Post GP” are to Post GP Holdings, Inc., a Georgia corporation;

•	“Post LP” are to Post Apartment Homes, L.P., a Georgia limited partnership;

•	“MAA Board” are to the board of directors of MAA;

•	“Post Properties Board” are to the board of directors of Post Properties;

•	“merger agreement” are to the Agreement and Plan of Merger, dated as of August 15, 2016, by and among MAA, MAA LP, Post Properties, Post GP and Post LP, as it may be amended, modified or supplemented from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference;

•	“parent merger” are to the merger of Post Properties with and into MAA, with MAA continuing as the surviving entity pursuant to the terms of the merger agreement;

•	“partnership merger” are to the merger, prior to the parent merger, of Post LP with and into MAA LP, with MAA LP continuing as the surviving entity pursuant to the terms of the merger agreement;

•	“mergers” are to the parent merger and the partnership merger;

•	“MAA common stock” are to shares of common stock of MAA, $0.01 par value per share;

•	“MAA Series I preferred stock” are to MAA’s 8.50% Series I Cumulative Redeemable Preferred Stock, $0.01 par value per share;

•	“MAA LP units” are to the limited partnership interests in MAA LP designated as a “Partnership Unit” under the MAA LP limited partnership agreement;

•	“MAA LP limited partnership agreement” are to the Third Amended and Restated Agreement of Limited Partnership of MAA LP, dated as of October 1, 2013, as amended, modified or supplemented from time to time;

•	“Post Properties common stock” are to shares of common stock of Post Properties, $0.01 par value per share;

•	“Post Properties Series A preferred stock” are to Post Properties’ 8 1⁄2% Series A Cumulative Redeemable Preferred Shares, $0.01 par value per share;

•	“Post LP preferred units” are to the limited partnership interests in Post LP designated as a “Series A Preferred Unit” under the Post LP limited partnership agreement;

•	“Post LP units” are to the limited partnership interests in Post LP designated as a “Partnership Unit” under the Post LP limited partnership agreement;

•	“Post LP limited partnership agreement” are to the Second Amended and Restated Agreement of Limited Partnership of Post LP, dated as of October 24, 1997, as amended, modified or supplemented from time to time;

•	“Combined Corporation” are to MAA after the effective time of the parent merger;

•	“NYSE” are to the New York Stock Exchange;

•	“SEC” are to the Securities and Exchange Commission;

•	“GAAP” are to generally accepted accounting principles in the United States;

•	“IRS” are to the Internal Revenue Service;

•	“Code” are to the Internal Revenue Code of 1986, as amended;

•	“REIT” are to a real estate investment trust;

•	“GBCC” are to the Georgia Business Corporation Code; and

•	“TBCA” are to the Tennessee Business Corporation Act.

Q:	What is the proposed transaction?

A:	MAA and Post Properties are proposing a combination of their companies through the merger of Post Properties with and into MAA, with MAA continuing as the surviving entity, pursuant to the terms of the merger agreement. The merger agreement also provides for the merger of Post LP with and into MAA LP, with MAA LP continuing as the surviving entity.

Following the mergers, MAA will continue to be structured as a traditional umbrella partnership REIT, or UPREIT, and will hold all of its assets, including the assets formerly owned by Post LP, other than its general partner and limited partner interests in MAA LP and certain bank or other accounts, through MAA LP. The Combined Corporation will retain the name “Mid-America Apartment Communities, Inc.” and its common stock will continue to be listed and traded on the NYSE under the symbol “MAA.”

Q:	What will happen in the proposed transaction?

A:	As a result of the parent merger, each issued and outstanding share of Post Properties common stock (other than shares held by a wholly-owned subsidiary of Post Properties or by MAA or any of its subsidiaries) will be converted automatically into the right to receive 0.71 shares of MAA common stock. MAA will not issue any fractional shares of MAA common stock in the parent merger. Post Properties common shareholders who would otherwise be entitled to receive a fraction of a share of MAA common stock will instead receive, for the fraction of a share, an amount in cash based on the volume weighted average price of MAA common stock for the ten trading days immediately prior to the effective time of the parent merger. In addition, as a result of the parent merger, each issued and outstanding share of Post Properties Series A preferred stock will be converted into the right to receive one newly-issued share of MAA Series I preferred stock. The MAA Series I preferred stock will have the same rights, preferences, privileges and voting powers as the Post Properties Series A preferred stock. The Combined Corporation anticipates that MAA Series I preferred stock will be listed on the NYSE upon the consummation of the mergers under the symbol “MAA-PRI.”

As a result of the partnership merger, each issued and outstanding Post LP unit (other than the general partner interests in Post LP owned by Post GP) will be converted automatically into the right to receive 0.71 MAA LP units, and each issued and outstanding Post LP preferred unit will be converted automatically into the right to receive one validly issued preferred unit in MAA LP. Each holder of MAA LP units will be admitted as a limited partner of MAA LP in accordance with the terms of the MAA LP limited partnership agreement.

Q:	How will MAA shareholders be affected by the parent merger and the issuance of shares of MAA common stock and MAA Series I preferred stock to Post Properties shareholders in the parent merger?

A:	After the mergers, each MAA shareholder will continue to own the same number of shares of MAA common stock that the shareholder held immediately prior to the parent merger. However, because MAA will be issuing new shares of MAA common stock to Post Properties common shareholders in the parent merger, each outstanding share of MAA common stock immediately prior to the parent merger will represent a smaller percentage of the aggregate number of shares of the Combined Corporation common stock outstanding after the parent merger. In addition, MAA LP units to be received by Post LP unitholders in the partnership merger will be subject to a redemption right at the option of the holder. Upon exercise by the unitholder of its redemption right, such unitholder may receive one share of MAA common stock (in lieu of cash) for each MAA LP unit redeemed, at MAA’s sole and absolute discretion. Upon the completion of the mergers, based on the number of shares of MAA common stock and Post Properties common stock outstanding as of September 27, 2016, the latest practicable trading day before the date of this joint proxy statement/prospectus, we estimate that continuing MAA common shareholders will own approximately 67.7% of the issued and outstanding shares of the Combined Corporation common stock, assuming the conversion of all MAA LP units held by existing limited partners of MAA LP into shares of the Combined Corporation common stock, and former Post Properties common shareholders will own approximately 32.3% of the issued and outstanding shares of the Combined Corporation common stock, assuming the conversion of all MAA LP units issued by MAA LP to former limited partners of Post LP into shares of the Combined Corporation common stock.

In addition, because MAA will be issuing new shares of MAA Series I preferred stock in the parent merger, MAA common shareholders’ rights will rank junior to the holders of MAA Series I preferred stock with respect to dividends and the voluntary or involuntary liquidation, dissolution or winding up of the Combined Corporation’s affairs.

Q:	What happens if the market price of shares of MAA common stock or Post Properties common stock changes before the closing of the mergers?

A:	No change will be made to the exchange ratio of 0.71 if the market price of shares of MAA common stock or Post Properties common stock changes before the mergers. Because the exchange ratio is fixed, the value of the consideration to be received by Post Properties common shareholders in the parent merger and Post LP unitholders in the partnership merger will depend on the market price of shares of MAA common stock at the time of the mergers.

Q:	What will happen to outstanding Post Properties equity awards in the mergers?

A:	At the effective time of the parent merger, each outstanding Post Properties option will vest in full and be assumed by the Combined Corporation. Each outstanding Post Properties option so assumed by the Combined Corporation will continue to have, and be subject to, the same terms and conditions (other than vesting) as were applicable to the corresponding Post Properties option immediately prior to the effective time of the parent merger, except that (A) each Post Properties option will be exercisable for that number of whole shares of MAA common stock equal to the product of the number of shares of Post Properties common stock that were subject to such Post Properties option immediately prior to the parent merger multiplied by the exchange ratio of 0.71 (rounded down to the nearest whole number of shares of MAA common stock) and (B) the per share exercise price for the shares of MAA common stock issuable upon exercise of such assumed Post Properties option will be equal to the quotient determined by dividing the exercise price of each share of Post Properties common stock subject to such assumed Post Properties option by the exchange ratio of 0.71 (rounded up to the nearest whole cent).

In addition, immediately prior to the effective time of the parent merger, all outstanding issuance and forfeiture conditions on any shares of Post Properties common stock subject to restricted share awards will be deemed satisfied in full and holders of such shares of Post Properties common stock will be entitled to receive 0.71 shares of MAA common stock for each share of Post Properties common stock, plus cash in lieu of any fractional share.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	The MAA Board and the Post Properties Board are using this joint proxy statement/prospectus to solicit proxies from the common shareholders of each of MAA and Post Properties in connection with the parent merger, and to provide notice to the holders of Post Properties Series A preferred stock of the Post Properties special meeting, although holders of Post Properties Series A preferred stock are not entitled to vote on the proposed transaction.

In addition, MAA is using this joint proxy statement/prospectus as a prospectus for Post Properties shareholders because shares of MAA common stock and MAA Series I preferred stock will be issued in exchange for shares of Post Properties common stock and Post Properties Series A preferred stock, respectively, in the parent merger. The parent merger cannot be completed unless:

•	the holders of MAA common stock vote to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Post Properties common shareholders in the parent merger;

•	the holders of MAA common stock vote to approve the MAA charter amendment, as the number of shares of MAA common stock to be issued to the Post Properties shareholders in the parent merger, together with the number of shares of MAA common stock outstanding, currently reserved for issuance and to be reserved for issuance following the parent merger, will exceed the current aggregate number of authorized shares of MAA common stock; and

•	the holders of Post Properties common stock vote to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement.

Each of MAA and Post Properties will hold separate meetings of their respective common shareholders to obtain these approvals and to consider other proposals as described elsewhere in this joint proxy statement/prospectus. This joint proxy statement/prospectus contains important information about the merger agreement, the parent merger and the other transactions contemplated by the merger agreement as well as information about the other proposals being voted on at the special meetings and you should read it carefully. The enclosed voting materials allow you to vote your shares of MAA common stock and/or Post Properties common stock, as applicable, without attending the special meetings.

Your vote is important. You are encouraged to submit your proxy as promptly as possible.

Q:	Am I being asked to vote on any other proposals at the special meetings in addition to the parent merger proposal?

A:	MAA. At the MAA special meeting, MAA common shareholders will be asked to consider and vote upon the following additional proposals:

•	A proposal to approve an amendment to the MAA charter to increase the number of authorized shares of MAA common stock from 100,000,000 shares to 145,000,000 shares, which we refer to herein as the MAA charter amendment. The completion of the parent merger requires the approval of the MAA charter amendment as the number of shares of MAA common stock to be issued to the Post Properties shareholders in the parent merger, together with the number of shares of MAA common stock outstanding, currently reserved for issuance and to be reserved for issuance following the parent merger, will exceed the current aggregate number of authorized shares of MAA common stock.

•	A proposal to approve one or more adjournments of the MAA special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement and the MAA charter amendment proposal.

Post Properties. At the Post Properties special meeting, Post Properties common shareholders will be asked to consider and vote upon the following additional proposals:

•	An advisory (non-binding) proposal to approve compensation that may be paid or become payable to certain executive officers of Post Properties in connection with the parent merger.

•	A proposal to approve one or more adjournments of the Post Properties special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement.

Q:	Why are MAA and Post Properties proposing the mergers?

A:	Among other reasons, the MAA Board and the Post Properties Board believe that the mergers will create the premier Sunbelt-focused multifamily REIT that will own approximately 105,000 apartment units in 317 communities, representing the largest publicly-held owner and operator of multifamily units in the United States by number of units. The Combined Corporation is expected to have improved liquidity, greater access to multiple forms of capital, an enhanced investment-grade credit rating with limited near-term debt maturities and a lower cost of capital over the long term than either MAA or Post Properties on a stand-alone basis. The increased size and diversification of the Combined Corporation’s portfolio is expected to enhance its competitive advantage across the Sunbelt region, and synergies and advantages generated by the mergers are expected to drive higher margins. To review the reasons of the MAA Board and the Post Properties Board for the mergers in greater detail, see “The Mergers—Recommendation of the MAA Board and Its Reasons for the Mergers” beginning on page 84 and “The Mergers—Recommendation of the Post Properties Board and Its Reasons for the Mergers” beginning on page 88.

Q:	Who will be the board of directors and management of the Combined Corporation, and the general partner of MAA LP, after the mergers?

A:	At the effective time of the parent merger, the number of directors that comprise the board of directors of the Combined Corporation will be thirteen, with all ten of the members of the MAA Board immediately prior to the completion of the parent merger, H. Eric Bolton, Jr., Alan B. Graf, Jr., James K. Lowder, Thomas H. Lowder, Monica McGurk, Claude B. Nielsen, Philip W. Norwood, W. Reid Sanders, William B. Sansom and Gary Shorb, continuing as directors of the Combined Corporation. In addition, three current members of the Post Properties Board, Russell R. French, Toni Jennings and David P. Stockert, will join the board of directors of the Combined Corporation. H. Eric Bolton, Jr., MAA’s Chief Executive Officer and Chairman of the Board of Directors, will serve as Chief Executive Officer and Chairman of the Board of Directors of the Combined Corporation. Alan B. Graf, Jr., Lead Independent Director for MAA, will serve as Lead Independent Director for the Combined Corporation. In addition, Albert M. Campbell, III, MAA’s Chief Financial Officer, Thomas L. Grimes, Jr., MAA’s Chief Operating Officer, and Robert J. DelPriore, MAA’s General Counsel, will serve as the Chief Financial Officer, Chief Operating Officer and General Counsel, respectively, of the Combined Corporation.

After the mergers, the Combined Corporation will be the sole general partner of MAA LP with all management powers over the business and affairs of MAA LP.

Q:	Will MAA and Post Properties continue to pay distributions prior to the effective time of the mergers?

A:	Yes. The merger agreement permits each of MAA and Post Properties to continue to pay a regular quarterly distribution at a rate not in excess of the regular quarterly cash dividend most recently declared prior to the date of the merger agreement (which is $0.82 per share per quarter for MAA common stock and $0.47 per share per quarter for Post Properties common stock). The merger agreement also permits Post Properties to pay a regular quarterly distribution in accordance with past practice at a rate not to exceed $1.0625 per share per quarter for Post Properties Series A preferred stock. In addition, the merger agreement permits each of MAA and Post Properties to pay any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax. The timing of distributions will be coordinated by MAA and Post Properties so that if either the MAA shareholders or the Post Properties shareholders receive a distribution for any particular quarter prior to the closing of the mergers, the shareholders of the other entity will also receive a distribution for that quarter prior to the closing of the mergers.

Q:	When and where are the special meetings?

A:	The MAA special meeting will be held at MAA’s corporate headquarters, 6584 Poplar Avenue, Memphis, Tennessee 38138, on November 10, 2016 commencing at 8:30 a.m., local time.

The Post Properties special meeting will be held at the offices of King & Spalding LLP located at 1180 Peachtree Street N.E., Atlanta, Georgia 30309, on November 10, 2016 commencing at 9:30 a.m., local time.

Q:	Who can vote at the special meetings?

A:	MAA. All MAA common shareholders of record as of the close of business on September 26, 2016, the record date for determining shareholders entitled to notice of and to vote at the MAA special meeting, are entitled to receive notice of and to vote at the MAA special meeting. As of the record date, there were 75,541,759 shares of MAA common stock outstanding and entitled to vote at the MAA special meeting, held by approximately 2,483 holders of record. Each share of MAA common stock is entitled to one vote on each proposal presented at the MAA special meeting.

Post Properties. All Post Properties common shareholders of record as of the close of business on September 26, 2016, the record date for determining shareholders entitled to notice of and to vote at the Post Properties special meeting, are entitled to receive notice of and to vote at the Post Properties special meeting. As of the record date, there were 53,508,995 shares of Post Properties common stock outstanding and entitled to vote at the Post Properties special meeting, held by approximately 1,214 holders of record. Each share of Post Properties common stock is entitled to one vote on each proposal presented at the Post Properties special meeting.

As of the record date, there were 867,846 shares of Post Properties Series A preferred stock outstanding, held by 5 holders of record. Holders of Post Properties Series A preferred stock at the close of business on the record date are not entitled to vote at the Post Properties special meeting.

Q:	What constitutes a quorum?

A:	MAA. The presence, in person or by proxy, of MAA common shareholders entitled to cast a majority of all the votes entitled to be cast at the MAA special meeting will constitute a quorum. 37,770,880 shares of MAA common stock must be represented by shareholders present in person or by proxy at the MAA special meeting to constitute a quorum for the MAA special meeting.

Post Properties. The presence, in person or by proxy, of Post Properties common shareholders entitled to cast a majority of all the votes entitled to be cast at the Post Properties special meeting will constitute a quorum. 26,754,498 shares of Post Properties common stock must be represented by shareholders present in person or by proxy at the Post Properties special meeting to constitute a quorum for the Post Properties special meeting.

Abstentions and broker non-votes will be counted towards the quorum requirement at each of the MAA special meeting and the Post Properties special meeting, respectively, for purposes of determining whether a quorum is present.

Q:	What vote by the MAA common shareholders and Post Properties common shareholders is required to approve the proposals?

A:	MAA.

•	Approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Post Properties common shareholders in the parent merger, requires the affirmative vote of the holders of a majority of the outstanding shares of MAA common stock entitled to vote on the proposal.

•	Approval of the MAA charter amendment requires the affirmative vote of a majority of the shares of MAA common stock present in person or by proxy and entitled to vote on the proposal.

•	Approval of one or more adjournments of the MAA special meeting requires the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

Post Properties.

•	Approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Post Properties common stock entitled to vote on the proposal.

•	Approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to certain executive officers of Post Properties in connection with the mergers requires the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

•	Approval of one or more adjournments of the Post Properties special meeting requires the vote cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

Q:	Is a vote of the holders of Post Properties’ Series A preferred stock required to complete the mergers?

A:	No, the holders of Post Properties Series A preferred stock are not entitled to vote on any of the proposals presented in this joint proxy statement/prospectus.

Q:	How does the MAA Board recommend that MAA common shareholders vote on the proposals?

A:	After careful consideration, the MAA Board has unanimously determined and declared that the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Post Properties common shareholders in the parent merger, and the MAA charter amendment, are advisable and in the best interests of MAA and its common shareholders and approved and adopted the merger agreement, the parent merger and the other transactions contemplated by the merger agreement. The MAA Board unanimously recommends that MAA shareholders vote FOR the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Post Properties common shareholders in the parent merger, FOR the proposal to approve the MAA charter amendment and FOR the proposal to approve one or more adjournments of the MAA special meeting, if necessary or appropriate in the view of the MAA Board, to solicit additional proxies in favor of the proposals if there are not sufficient votes at the time of adjournment to approve such proposals.

For a more complete description of the recommendation of the MAA Board, see “The Mergers—Recommendation of the MAA Board and Its Reasons for the Mergers” beginning on page 84.

Q:	How does the Post Properties Board recommend that Post Properties common shareholders vote on the proposals?

A:	After careful consideration, the Post Properties Board has unanimously determined and declared that the merger agreement, the parent merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Post Properties and its common shareholders and approved the merger agreement, the parent merger and the other transactions contemplated by the merger agreement. The Post Properties Board unanimously recommends that Post Properties shareholders vote FOR the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, FOR the advisory (non-binding) proposal to approve compensation that may be paid or become payable to certain executive officers of Post Properties in connection with the parent merger, and FOR the proposal to approve one or more adjournments of the Post Properties special meeting, if necessary or appropriate in the view of the Post Properties Board, to solicit additional proxies in favor of the proposals if there are not sufficient votes at the time of adjournment to approve such proposals.

For a more complete description of the recommendation of the Post Properties Board, see “The Mergers—Recommendation of the Post Properties Board and Its Reasons for the Mergers” beginning on page 88.

Q:	What vote by the holders of the partnership interests in MAA LP is required to approve the partnership merger?

A:	Approval of the partnership merger requires the affirmative vote of MAA, in its capacity as general partner of MAA LP. MAA LP unitholders are not entitled to vote on the partnership merger. MAA, in its capacity as general partner of MAA LP, has approved the merger agreement, partnership merger and the other transactions contemplated by the merger agreement and has authorized and approved the issuance of new MAA LP units to the holders of Post LP units and the issuance of preferred units in MAA LP to the holders of Post LP preferred units.

Q:	What vote by the holders of the partnership interests in Post LP is required to approve the partnership merger?

A:	Approval of the partnership merger requires the affirmative vote of Post GP, the general partner of Post LP (of which Post Properties is the sole shareholder), and the consent of the limited partners of Post LP holding a majority of the outstanding Post LP units held by limited partners. As of September 9, 2016, Post LP Holdings, Inc., a wholly owned subsidiary of Post Properties, was the holder of approximately 99.8% of the outstanding Post LP units held by the limited partners. Post GP has approved the merger agreement, partnership merger and the other transactions contemplated by the merger agreement. While Post LP Holdings, Inc. has not yet approved the partnership merger, Post LP Holdings, Inc. is controlled by Post Properties and it is expected that Post LP Holdings, Inc. will deliver its written consent to approve the merger agreement, the partnership merger and the other transactions contemplated by the merger agreement. Unless the merger agreement is terminated, Post Properties is required to vote all Post LP units beneficially owned by it and any of its subsidiaries in favor of the merger agreement, the partnership merger and the other transactions contemplated by the merger agreement.

Q:	Are there any conditions to closing of the mergers that must be satisfied for the mergers to be completed?

A:	Closing of the mergers is conditioned upon the approval of the parent merger by the affirmative vote of the holders of a majority of the outstanding shares of MAA common stock and Post Properties common stock entitled to vote and the approval of the MAA charter amendment by the affirmative vote of a majority of the shares of MAA common stock present in person or by proxy and entitled to vote on the proposal. In addition to the approvals of the shareholders of each of MAA and Post Properties, there are a number of conditions that must be satisfied or waived for the mergers to be consummated. Among other things, the shares of MAA common stock and MAA Series I preferred stock to be issued in the parent merger must have been approved for listing on the NYSE, subject to official notice of issuance.

Q:	Are there risks associated with the mergers that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the mergers that are discussed in this joint proxy statement/ prospectus described in the section entitled “Risk Factors” beginning on page 36.

Q:	If my shares of MAA common stock or my shares of Post Properties common stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares of MAA common stock or my shares of Post Properties common stock for me?

A:	No. Under the NYSE rules, brokers, banks and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares held of record by banks, brokerage firms or other nominees but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Because none of the proposals to be voted on at either the MAA special meeting or the Post Properties special meeting is “routine” for which brokers, banks and other nominees may have discretionary authority to vote, unless you instruct your broker, bank or other nominee how to vote your shares of MAA common stock or Post Properties common stock, as applicable, held in street name, your shares will NOT be voted. This is referred to as a “broker non-vote.” If you hold your shares in a stock brokerage account or if your shares are held by a broker, bank or other nominee (that is, in street name), you must provide your broker, bank or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. You should also be aware that you may not vote shares of MAA common stock or Post Properties common stock held in street name by returning a proxy card directly to MAA or Post Properties, as applicable, or by voting in person at the MAA special meeting or the Post Properties special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Q:	What happens if I do not vote for a proposal?

A:	MAA. If you are a MAA common shareholder and you fail to instruct your broker, bank or nominee to vote, or abstain from voting:

•	with respect to the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Post Properties common shareholders in the parent merger, abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal;

•	with respect to the MAA charter amendment proposal, assuming a quorum is present, abstentions will have the same effect as a vote “AGAINST” this proposal but broker non-votes will have no effect on the outcome of the vote for this proposal; and

•	with respect to the MAA adjournment proposal, abstentions and broker non-votes will have no effect on the outcome of the vote for this proposal.

Post Properties. If you are a Post Properties shareholder and you fail to instruct your broker, bank or nominee to vote, or abstain from voting:

•	with respect to the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal;

•	with respect to the advisory (non-binding) proposal to approve compensation that may be paid or become payable to certain executive officers of Post Properties in connection with the mergers, abstentions and broker non-votes will have no effect on the outcome of the vote for this proposal; and

•	with respect to the Post Properties adjournment proposal, abstentions and broker non-votes will have no effect on the outcome of the vote for this proposal.

Q:	Why are Post Properties common shareholders being asked to approve, on a non-binding advisory basis, the compensation that may be payable to certain executive officers of Post Properties in connection with the completion of the parent merger?

A:	The rules promulgated by the SEC under Section 14A of the Exchange Act require Post Properties to seek a non-binding, advisory vote with respect to the compensation that may be payable to certain executive officers of Post Properties in connection with the parent merger. For more information regarding such payments, see the section entitled “Proposals Submitted to Post Properties Shareholders—Advisory Vote on Executive Compensation” beginning on page 67.

Q:	Will my rights as a shareholder change as a result of the parent merger?

A:	The rights of the MAA common shareholders will be substantially unchanged as a result of the parent merger. Post Properties shareholders will have different rights following completion of the parent merger due to the differences between the governing documents of MAA and Post Properties. At the effective time of the parent merger, the charter and bylaws of MAA will thereafter be the charter and bylaws of the Combined Corporation, and the rights of the former Post Properties shareholders who receive MAA common stock or MAA Series I preferred stock will be governed by the TBCA (rather than the GBCC). For more information regarding the differences in shareholder rights, see “Comparison of Rights of Shareholders of MAA and Shareholders of Post Properties” beginning on page 183.

The rights of the holders of Post Properties Series A preferred stock will remain substantially unchanged. MAA Series I preferred stock will have the same rights, preferences, privileges and voting powers as the Post Properties Series A preferred stock.

Q:	When are the mergers expected to be completed?

A:	MAA and Post Properties expect to complete the mergers as soon as reasonably practicable following satisfaction of all of the required conditions. If the shareholders of both MAA and Post Properties approve the parent merger, and if the other conditions to closing the mergers are satisfied or waived, it is expected that the mergers will be completed in the fourth quarter of 2016. However, there is no guaranty that the conditions to the mergers will be satisfied or that the mergers will close.

Q:	Do I need to do anything with my share certificates or book-entry shares now?

A:	No. If you are a Post Properties shareholder, you should not submit or attempt to exchange your share certificates or book-entry shares at this time. After the mergers are completed, if you held Post Properties common stock or Post Properties Series A preferred stock, the exchange agent for the Combined Corporation will send you a letter of transmittal and instructions for exchanging your Post Properties common stock for the Combined Corporation common stock or Post Properties Series A preferred stock for MAA Series I preferred stock pursuant to the terms of the merger agreement. Upon surrender of a certificate or book-entry share for cancellation along with the executed letter of transmittal and other required documents described in the instructions, a Post Properties shareholder will receive shares of common stock of the Combined Corporation or MAA Series I preferred stock, as applicable, pursuant to the terms of the merger agreement. The value of any fractional shares of the Combined Corporation common stock to which a holder would otherwise be entitled will be paid in cash.

If you are a MAA shareholder, you are not required to take any action with respect to your shares of MAA common stock. Such shares will continue to represent shares of the Combined Corporation after the mergers.

Q:	What are the anticipated U.S. federal income tax consequences to me of the parent merger?

A:

It is intended that the parent merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the parent merger is conditioned on the receipt by each of MAA and Post

Properties of an opinion from its respective counsel to the effect that the parent merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the parent merger qualifies as a reorganization, U.S. holders of Post Properties common stock and Post Properties Series A preferred stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of the Combined Corporation common stock or MAA Series I preferred stock in exchange for Post Properties common stock or Post Properties Series A preferred stock, as applicable, in connection with the parent merger, except with respect to cash received in lieu of fractional shares of the Combined Corporation common stock. Post Properties shareholders should read the discussion under the heading “The Mergers—Material U.S. Federal Income Tax Consequences of the Parent Merger and Ownership of Combined Corporation Common Stock and MAA Series I Preferred Stock” beginning on page 121 and consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the parent merger.

Q:	Are MAA and/or Post Properties shareholders entitled to appraisal or dissenters’ rights?

A:	No. Neither MAA shareholders nor Post Properties shareholders are entitled to appraisal or dissenters’ rights in connection with the mergers or the other transactions contemplated by the merger agreement.

Q:	What happens if the mergers are not completed?

A:	If the parent merger and the other transactions contemplated by the merger agreement are not approved by the MAA common shareholders and the Post Properties common shareholders, or if the mergers are not completed for any other reason, Post Properties shareholders and Post LP holders will not receive any form of consideration in connection with the mergers. Instead, each of MAA and Post Properties will remain an independent public company and its shares of common stock and Post Properties’ Series A preferred stock will continue to be listed and traded on the NYSE. See “Risk Factors—Risk Factor Relating to the Mergers—Failure to complete the mergers could negatively affect the stock prices and the future business and financial results of both MAA and Post Properties.” If the merger agreement is terminated because either party fails to obtain the approval of its shareholders, among other reasons, such party will be required to pay the other party’s reasonable documented out-of-pocket expenses incurred up to a maximum of $10.0 million. In certain other circumstances, MAA may be obligated to pay Post Properties a termination fee of either $122.5 million or $245.0 million, plus reasonable documented out-of-pocket expenses incurred up to a maximum of $10.0 million, and Post Properties may be required to pay MAA a termination fee of either $58.5 million or $117.0 million, plus reasonable documented out-of-pocket expenses incurred up to a maximum of $10.0 million. See “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Post Properties to MAA” beginning on page 168 and “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by MAA to Post Properties” beginning on page 169.

Q:	What do I need to do now?

A:	After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed preaddressed postage-paid envelope or, if available, by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of MAA common stock and/or your Post Properties common stock will be represented and voted at the MAA special meeting or the Post Properties special meeting, as applicable.

If your shares of MAA common stock or Post Properties common stock are held in an account at a broker, bank or other nominee, please refer to your proxy card or voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available to you.

The method by which you submit a proxy will in no way limit your right to vote at the MAA special meeting or the Post Properties special meeting, as applicable, if you later decide to attend the special meeting in person. However, if your shares of MAA common stock or Post Properties common stock are held in the name of a broker, bank or other nominee, you must obtain a legal proxy, executed in your favor, from your broker, bank or other nominee, to be able to vote in person at the MAA special meeting or the Post Properties special meeting, as applicable.

Q:	How will my proxy be voted?

A:	All shares of MAA common stock entitled to vote and represented by properly completed proxies received prior to the MAA special meeting, and not revoked, will be voted at the MAA special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of MAA common stock should be voted on a matter, the shares of MAA common stock represented by your proxy will be voted as the MAA Board recommends and therefore FOR the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Post Properties common shareholders in the parent merger, FOR the proposal to approve the MAA charter amendment, and FOR the proposal to approve one or more adjournments of the MAA special meeting, if necessary or appropriate in the view of the MAA Board, to solicit additional proxies in favor of the proposals if there are not sufficient votes at the time of adjournment to approve such proposals. If you do not provide voting instructions to your broker, bank or other nominee, your shares of MAA common stock will NOT be voted at the MAA special meeting and will be considered broker non-votes.

All shares of Post Properties common stock entitled to vote and represented by properly completed proxies received prior to the Post Properties special meeting, and not revoked, will be voted at the Post Properties special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of Post Properties common stock should be voted on a matter, the shares of Post Properties common stock represented by your proxy will be voted as the Post Properties Board recommends and therefore FOR the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, FOR the advisory (non-binding) proposal to approve compensation that may be paid or become payable to certain executive officers of Post Properties in connection with the mergers and FOR the proposal to approve one or more adjournments of the Post Properties special meeting, if necessary or appropriate in the view of the Post Properties Board, to solicit additional proxies in favor of the proposals if there are not sufficient votes at the time of adjournment to approve such proposals. If you do not provide voting instructions to your broker, bank or other nominee, your shares of Post Properties common stock will NOT be voted at the Post Properties special meeting and will be considered broker non-votes.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the MAA special meeting or the Post Properties special meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:

•	by sending a written notice to the corporate Secretary of MAA or the corporate Secretary of Post Properties, as applicable, in time to be received before the MAA special meeting or the Post Properties special meeting, as applicable, stating that you would like to revoke your proxy;

•	by completing, signing and dating another proxy card and returning it by mail in time to be received before the MAA special meeting or the Post Properties special meeting, as applicable, or by submitting a later dated proxy by the Internet or telephone in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	by attending the MAA special meeting or the Post Properties special meeting, as applicable, and voting in person. Simply attending the MAA special meeting or the Post Properties special meeting, as applicable, without voting will not revoke your proxy or change your vote.

If your shares of MAA common stock or Post Properties common stock are held in an account at a broker, bank or other nominee and you desire to change your vote or vote in person, you should contact your broker, bank or other nominee for instructions on how to do so.

Q:	What happens if I sell my shares of MAA common stock or Post Properties common stock after the record date but before the applicable special meeting?

A:	The record dates for the MAA special meeting and the Post Properties special meeting are earlier than both the date of the special meetings and the date that the mergers are expected to be completed. If you sell or otherwise transfer your shares of MAA common stock or Post Properties common stock after the record date but before the date of the applicable special meeting, you will retain your right to vote at the applicable special meeting (unless otherwise agreed between you and the transferee). However, you will not have the right to receive the merger consideration to be received by Post Properties’ common shareholders. In order to receive the merger consideration, you must hold your shares of Post Properties common stock through the completion of the parent merger.

Q:	What does it mean if I receive more than one set of voting materials for the MAA special meeting or the Post Properties special meeting?

A:	You may receive more than one set of voting materials for the MAA special meeting and/or the Post Properties special meeting, as applicable, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of MAA common stock or Post Properties common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of MAA common stock or Post Properties common stock. If you are a holder of record and your shares of MAA common stock or Post Properties common stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or over the Internet.

Q:	What happens if I am a shareholder of both MAA and Post?

A:	You will receive separate proxy cards for each entity and must complete, sign and date each proxy card and return each proxy card in the appropriate pre-addressed postage-paid envelope or, if available, by submitting a proxy by one of the other methods specified in your proxy card or voting instruction card for each entity.

Q:	Do I need identification to attend the MAA or Post Properties special meeting in person?

A:	Yes. Please bring proper identification, together with proof that you are a record owner of shares of MAA common stock or Post Properties common stock, as the case may be. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares of MAA common stock or Post Properties common stock, as applicable, on the applicable record date. Please note that shareholders may not vote shares of common stock held in street name by voting in person at the special meeting unless they provide a “legal proxy,” which shareholders must obtain from their broker, bank or nominee. Even though holders of Post Properties Series A preferred stock are not entitled to vote on the parent merger, any such holder may attend the Post Properties special meeting in person if such holder brings proper identification, together with proof that it is a record owner of shares of Post Properties Series A preferred stock. If your shares of Post Properties Series A preferred stock are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially own shares of Post Properties Series A preferred stock.

Q:	Will a proxy solicitor be used?

A:	Yes. MAA has engaged D.F. King & Co., Inc., referred to herein as D.F. King, to assist in the solicitation of proxies for the MAA special meeting, and MAA estimates it will pay D.F. King a fee not to exceed $20,000. MAA has also agreed to reimburse D.F. King for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify D.F. King against certain losses, costs and expenses. In addition to mailing proxy solicitation material, MAA’s directors, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to MAA’s directors, officers or employees for such services.

Post Properties has engaged Innisfree M&A Incorporated, referred to herein as Innisfree, to assist in the solicitation of proxies for the Post Properties special meeting and Post Properties estimates it will pay Innisfree a fee of approximately $20,000. Post Properties has also agreed to reimburse Innisfree for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Innisfree against certain losses, costs and expenses. In addition to mailing proxy solicitation material, Post Properties’ directors, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Post Properties’ directors, officers or employees for such services.

Q:	How can I find out the results of the voting at the special meetings?

A:	Preliminary voting results will be announced at the MAA special meeting and the Post Properties special meeting. Final voting results will be published in a Current Report on Form 8-K filed by MAA and by Post Properties with the SEC within four business days after the MAA special meeting and the Post Properties special meeting, as applicable.

Q:	What happens if a special meeting is postponed or adjourned?

A:	If the MAA special meeting or the Post Properties special meeting is postponed or adjourned, your proxy will still be in effect and will be voted at such postponed or adjourned meeting. You will be able to change or revoke your proxy until it is exercised.

Q:	Who can answer my questions?

A:	If you have any questions about the parent merger or the other matters to be voted on at the special meetings or how to submit your proxy or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are a MAA shareholder:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Shareholders: (866) 811-1442 (toll free)

Banks and brokers: (212) 269-5550 (call collect)

Email: maa@dfking.com

If you are a Post Properties shareholder:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders: (888) 750-5834 (toll free)

Banks and brokers: (212) 750-5833 (call collect)

Email: info@innisfreema.com

SUMMARY

The following summary highlights some of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement, the mergers and the other transactions contemplated by the merger agreement, MAA and Post Properties encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the mergers and the other matters being considered at the applicable special meeting. See also the section entitled “Where You Can Find More Information” beginning on page 201. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Mid-America Apartment Communities, Inc. (See page 51)

MAA is a Tennessee corporation that has elected to be taxed as a REIT under the Code. MAA owns, acquires, renovates, develops and manages apartment communities in the Sunbelt region of the United States. As of June 30, 2016, MAA owned a total of 256 multifamily apartment communities comprising 80,300 apartment units located in 15 states. MAA also had four development communities under construction totaling 628 units as of June 30, 2016.

MAA’s most significant asset is its ownership interest in MAA LP. MAA conducts substantially all of its business and holds substantially all of its assets through MAA LP, and by virtue of its ownership interest and being MAA LP’s sole general partner, MAA has the ability to control all of the day-to-day operations of MAA LP. As of June 30, 2016, MAA owned 75,524,086 common units of partnership interest, or approximately 94.8% of the outstanding partnership interests in MAA LP.

MAA common stock is listed on the NYSE, trading under the symbol “MAA.”

MAA was incorporated in the state of Tennessee in 1993, and MAA LP was formed in the state of Tennessee in 1993. MAA’s principal executive offices are located at 6584 Poplar Avenue, Memphis, Tennessee 38138, and its telephone number is (901) 682-6600. MAA had 1,949 full-time employees and 40 part-time employees as of December 31, 2015.

Post Properties, Inc. (See page 51)

Post Properties, a Georgia corporation, is a self-administered and self-managed REIT. Post Properties and its subsidiaries develop, own and manage upscale multifamily apartment communities in selected markets in the United States. Post Properties through its wholly-owned subsidiaries is the sole general partner, a limited partner and owns a majority interest in Post Apartment Homes, L.P., or Post LP, a Georgia limited partnership. Post LP, through its operating divisions and subsidiaries, conducts substantially all of the on-going operations of Post Properties. As of June 30, 2016, Post Properties owned or owned interests in a total of 61 multifamily apartment communities comprising 24,162 apartment units located in six states plus Washington, D.C., including 1,471 apartment units in four communities held in unconsolidated entities and 2,630 apartment units in seven communities under development or in lease-up.

Post Properties’ only material asset is its ownership interest in Post LP. Post LP and its subsidiaries conduct substantially all of Post Properties’ business, hold substantially all of Post Properties’ consolidated assets and generate substantially all of Post Properties’ revenues. Through its wholly-owned subsidiaries, Post Properties is the sole general partner of Post LP and, as of June 30, 2016, owned approximately 99.8% of the outstanding partnership interests in Post LP.

Post Properties common stock is listed on the NYSE, trading under the symbol “PPS.”

Post Properties’ principal executive offices are located at One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327, and its telephone number is (404) 846-5000. Post Properties had 619 employees as of December 31, 2015.

The Combined Corporation (See page 52)

The Combined Corporation will be named “Mid-America Apartment Communities, Inc.” and will be a Tennessee corporation that has elected to be taxed as a REIT under the Code. The Combined Corporation will be a Sunbelt-focused, publicly-traded, multifamily REIT with enhanced capabilities to deliver value for residents, shareholders and employees. The Combined Corporation is expected to have a pro forma equity market capitalization of approximately $11 billion, and a pro forma total market capitalization of approximately $16 billion, each as of September 27, 2016, the latest practicable trading day before the date of this joint proxy statement/prospectus. The Combined Corporation’s asset base will consist primarily of 105,008 apartment units in 317 multifamily apartment communities. The Combined Corporation will maintain strategic diversity across urban and suburban locations in large and secondary markets within the high-growth Sunbelt region of the United States. The Combined Corporation’s ten largest markets by unit count will be Atlanta, Dallas, Austin, Charlotte, Raleigh, Orlando, Tampa, Fort Worth, Houston and Washington, D.C.

The business of the Combined Corporation will be operated through MAA LP and its subsidiaries and will be structured as a traditional UPREIT. On a pro forma basis giving effect to the mergers, the Combined Corporation will own an approximate 96.4% partnership interest in MAA LP and, as its sole general partner, the Combined Corporation will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of MAA LP.

The common stock of the Combined Corporation will be listed on the NYSE, trading under the symbol “MAA.”

The Combined Corporation’s principal executive offices will be located at 6584 Poplar Avenue, Memphis, Tennessee 38138, and its telephone number will be (901) 682-6600.

The Mergers

The Merger Agreement (See page 148)

MAA, MAA LP, Post Properties, Post GP and Post LP have entered into the merger agreement attached as Annex A to this joint proxy statement/prospectus, which is incorporated herein by reference. MAA and Post Properties encourage you to carefully read the merger agreement in its entirety because it is the principal document governing the merger and the other transactions contemplated by the merger agreement.

The Mergers (See page 70)

Subject to the terms and conditions of the merger agreement, at the effective time of the parent merger, Post Properties will merge with and into MAA, which is referred to herein as the parent merger, with MAA surviving the parent merger as the combined company, which is referred to herein as the Combined Corporation. The shares of common stock of the Combined Corporation are expected to be listed and traded on the NYSE under the symbol “MAA.” The merger agreement also provides for the merger, prior to the parent merger, of Post LP with and into MAA LP with MAA LP continuing as the surviving entity, which is referred to herein as the partnership merger, and, together with the parent merger, are referred to herein as the mergers.

Upon completion of the mergers, we estimate that continuing MAA common shareholders will own approximately 67.7% of the issued and outstanding shares of common stock of the Combined Corporation, assuming the conversion of all limited partnership units of MAA LP held by existing limited partners of MAA LP to shares of Combined Corporation common stock, and former Post Properties common shareholders will own approximately 32.3% of the issued and outstanding shares of common stock of the Combined Corporation, assuming the conversion to shares of Combined Corporation common stock of all limited partnership units issued by MAA LP to former limited partners of Post LP.

The Merger Consideration (See page 149)

In the parent merger, each share of Post Properties common stock issued and outstanding immediately prior the effective time of the parent merger will be converted into the right to receive 0.71 shares of MAA common stock. The exchange ratio is fixed and will not be adjusted for changes in the market value of MAA common stock or Post Properties common stock. Because of this, the implied value of the consideration to be received by Post Properties common shareholders in the parent merger will fluctuate between now and the completion of the mergers. Based on MAA’s closing price of $102.15 per share on August 12, 2016, the last trading day before the announcement of the mergers, the exchange ratio represented approximately $72.53 in MAA common stock for each share of Post Properties common stock. Based on MAA’s closing price of $95.95 per share on September 27, 2016, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $68.12 in MAA common stock for each share of Post Properties common stock.

You are urged to obtain current market prices of shares of MAA common stock and Post Properties common stock. You are cautioned that the trading price of the common stock of the Combined Corporation after the mergers may be affected by factors different from those currently affecting the trading prices of MAA common stock and Post Properties common stock, and therefore, the historical trading prices of MAA and Post Properties may not be indicative of the trading price of the Combined Corporation. See the risks related to the mergers and the related transactions described under the section “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 36.

Treatment of Post Properties Preferred Stock (See page 150)

In addition, in the parent merger, each outstanding share of Post Properties Series A preferred stock will be automatically converted into the right to receive one newly issued share of MAA Series I preferred stock, which will have the same rights, preferences, privileges and voting powers as those of the Post Properties Series A preferred stock.

Recommendation of the MAA Board (See page 84)

After careful consideration, the MAA Board has unanimously (i) determined and declared that the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Post Properties shareholders in the parent merger, are advisable and in the best interests of MAA and its shareholders, (ii) adopted and approved the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, and (iii) determined and declared that, due to the transactions contemplated by the merger agreement, it is necessary, advisable, desirable and in the best interest of MAA to amend the MAA charter to increase the number of shares of MAA common stock authorized for issuance from 100,000,000 shares to 145,000,000 shares. The MAA Board unanimously recommends that MAA shareholders vote: FOR the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement; FOR the proposal to approve an amendment to the MAA charter to increase the number of authorized shares of MAA common stock from 100,000,000 shares to 145,000,000 shares; and FOR the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval of the merger agreement and the parent merger and approval of the MAA charter amendment.

Recommendation of the Post Properties Board (See page 88)

After careful consideration, the Post Properties Board has unanimously, (i) approved, adopted, declared advisable and authorized the merger agreement and the transactions contemplated thereby, including the parent merger and the partnership merger, and (ii) recommended the approval of the merger agreement and the parent merger by Post Properties shareholders. The Post Properties Board unanimously recommends that Post Properties shareholders vote: FOR the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement; FOR the proposal to approve, on an advisory (non-binding) basis, the compensation payable to certain executive officers of Post Properties in connection with the parent merger; and FOR the proposal to approve one or more adjournments of the Post Properties special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval of the merger agreement and the parent merger.

Summary of Risk Factors Related to the Merger (See page 36)

You should carefully consider all of the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks related to the mergers and the related transactions are described under the section “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 36.

•	The exchange ratio is fixed and will not be adjusted in the event of any change in the share prices of either MAA or Post Properties common stock.

•	The parent merger and related transactions are subject to approval by the common shareholders of both MAA and Post Properties.

•	MAA and Post Properties shareholders will be diluted by the mergers.

•	If the mergers do not occur, one of the companies may incur payment obligations to the other.

•	Failure to complete the mergers could negatively affect the stock prices and future business and financial results of both MAA and Post Properties.

•	The pendency of the mergers could adversely affect the business and operations of MAA and Post Properties.

•	The merger agreement contains provisions that could discourage a potential competing acquirer of either MAA or Post Properties or could result in any competing Acquisition Proposal being at a lower price than it might otherwise be.

•	If the mergers are not consummated by February 28, 2017, either MAA or Post Properties may terminate the merger agreement.

•	If the parent merger does not qualify as a tax-free reorganization, Post Properties or MAA shareholders may recognize a taxable gain.

•	Some of the directors and executive officers of MAA and Post Properties have interests in seeing the mergers completed that are different from, or in addition to, those of the other MAA shareholders and Post Properties shareholders.

•	Following the mergers, the Combined Corporation may be unable to integrate the businesses of MAA and Post Properties successfully and realize the anticipated synergies and other benefits of the mergers or do so within the anticipated timeframe.

•	The Combined Corporation’s operating results after the mergers may differ materially from the unaudited pro forma condensed consolidated information included elsewhere in this joint proxy statement/prospectus.

The MAA Special Meeting (See page 53)

The MAA special meeting will be held at MAA’s corporate headquarters, 6584 Poplar Avenue, Memphis, Tennessee 38138, on November 10, 2016, at 8:30 a.m., local time.

At the MAA special meeting, MAA shareholders will be asked to consider and vote upon the following matters:

•	a proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Post Properties shareholders in the parent merger, which is collectively referred to herein as the MAA merger proposal;

•	a proposal to approve an amendment to the MAA charter to increase the number of authorized shares of MAA common stock from 100,000,000 shares to 145,000,000 shares; and

•	a proposal to approve one or more adjournments of the MAA special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval of the MAA merger proposal and approval of the MAA charter amendment, which we refer to as the MAA adjournment proposal.

Approval of the MAA merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of MAA common stock entitled to vote on the proposal.

Approval of the MAA charter amendment proposal requires the affirmative vote of a majority of shares of MAA common stock present in person or by proxy at the MAA special meeting and entitled to vote on the proposal.

Approval of the MAA adjournment proposal requires that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

At the close of business on the record date, directors and executive officers of MAA and their affiliates were entitled to vote 482,516 shares of MAA common stock, or approximately 0.6% of the shares of MAA common stock issued and outstanding on that date. MAA currently expects that the MAA directors and executive officers will vote their shares of MAA common stock in favor of the MAA merger proposal as well as the other proposals to be considered at the MAA special meeting, although none of them is obligated to do so.

Your vote as a MAA shareholder is very important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the MAA special meeting in person.

The Post Properties Special Meeting (See page 61)

The Post Properties special meeting will be held at the offices of King & Spalding LLP located at 1180 Peachtree Street N.E., Atlanta, Georgia 30309, on November 10, 2016, at 9:30 a.m., local time.

At the Post Properties special meeting, Post Properties shareholders will be asked to consider and vote upon the following matters:

•	a proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, which we refer to as the Post Properties merger proposal;

•	a proposal to approve, on an advisory (non-binding) basis, the compensation payable to certain executive officers of Post Properties in connection with the parent merger, which we refer to as the merger-related compensation proposal; and

•	a proposal to approve one or more adjournments of the Post Properties special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger, which we refer to as the Post Properties adjournment proposal.

Approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, will require the affirmative vote of the holders of a majority of the shares of Post Properties common stock entitled to vote on the proposal. Approval of the Post Properties merger proposal is a condition to the closing of the parent merger.

Approval, on an advisory (non-binding) basis, of the compensation payable to certain executive officers of Post Properties in connection with the parent merger will require that the number of votes cast in favor of the proposal exceeds the votes cast opposing the proposal. An abstention from voting on this proposal will have no effect on the outcome of this proposal.

Assuming a quorum is present, approval of one or more adjournments of the Post Properties special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger, will require that the number of votes cast in favor of the proposal exceeds the votes cast opposing the proposal. If a quorum is not present, the Post Properties special meeting may be adjourned by the affirmative vote of the holders of a majority of the shares of Post Properties common stock present in person or by proxy.

At the close of business on the Post Properties record date, directors and executive officers of Post Properties and their affiliates were entitled to vote 983,919 shares of Post Properties common stock, or approximately 1.84% of the 53,508,995 Post Properties common stock issued and outstanding on that date. Post Properties currently expects that the Post Properties directors and executive officers will vote their shares of Post Properties common stock in favor of the Post Properties merger proposal as well as the other proposals to be considered at the Post Properties special meeting, although none of them is obligated to do so.

Your vote as a Post Properties shareholder is very important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Post Properties special meeting in person.

Opinions of Financial Advisors

Opinion of MAA’s Financial Advisor (See page 93)

MAA has retained Citigroup Global Markets Inc., which we refer to as Citi, as its financial advisor in connection with the mergers. In connection with this engagement, MAA requested that Citi evaluate the fairness, from a financial point of view, of the exchange ratio of 0.71x provided for in the parent merger as of the date of Citi’s opinion. On August 12, 2016, at a meeting of the MAA Board, Citi rendered to the MAA Board an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated August 14, 2016, to the effect that, as of that date and based on and subject to the matters, considerations and limitations set forth in the opinion, Citi’s work and other factors it deemed relevant, each as described in greater detail in the section titled “The Mergers—Opinion of MAA’s Financial Advisor,” the exchange ratio of 0.71x provided for in the parent merger was fair, from a financial point of view, to MAA. Citi’s opinion, the issuance of which was authorized by Citi’s fairness opinion committee, was provided to the MAA Board (in its capacity as such) in connection with its evaluation of the mergers and was limited to the fairness, from a financial point of view, as of the date of the opinion, to MAA of the exchange ratio of 0.71x provided for in the parent merger. Citi’s opinion does not address any other aspects or implications of the mergers and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the mergers. The summary of Citi’s opinion is qualified in its entirety by reference to the full text of the opinion. We encourage you to read the full text of Citi’s written opinion, which is attached to this joint proxy statement/prospectus as Annex D and is incorporated into this joint proxy statement/prospectus by reference in its entirety, and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken.

See “The Mergers—Opinion of MAA’s Financial Advisor” beginning on page 93.

Opinion of Post Properties’ Financial Advisor (See page 100)

On August 14, 2016, at the meeting of the Post Properties Board at which the parent merger was approved, J.P. Morgan Securities LLC, which we refer to as J.P. Morgan, the financial advisor of Post Properties in connection with the proposed parent merger, rendered to the Post Properties Board an oral opinion, confirmed by delivery of a written opinion, dated August 14, 2016, to the effect that, as of such date and based upon and subject to the factors, assumptions, qualifications and any limitations set forth in its written opinion, the exchange ratio in the proposed parent merger was fair, from a financial point of view, to the holders of Post Properties common stock.

The full text of J.P. Morgan’s written opinion, dated as of August 14, 2016, is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. The full text of the opinion contains a discussion of, among other things, the assumptions made, matters considered, and qualifications and any limitations on the opinion and the review undertaken by J.P. Morgan in connection with rendering its opinion. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Post Properties shareholders are urged to read the opinion carefully and in its entirety. J.P. Morgan’s written opinion was addressed to the Post Properties Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed parent merger, was directed only to the fairness, from a financial point of view, to the holders of Post Properties common stock of the exchange ratio in the proposed parent merger and did not address any other aspect of the parent merger or the other transactions contemplated by the merger agreement. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any other class of securities, creditors or other constituencies of Post Properties or as to the underlying decision by Post Properties to engage in the parent merger. The opinion does not constitute a recommendation to any shareholder of Post Properties as to how such shareholder should vote with respect to the proposed parent merger or any other matter.

For a description of the opinion that the Post Properties Board received from J.P. Morgan, see “The Mergers—Opinion of Post Properties’ Financial Advisor” beginning on page 100.

Treatment of the Post Properties Series A Preferred Stock (See page 150)

At the effective time of the parent merger, each share of the Post Properties Series A preferred stock issued and outstanding as of immediately prior to the effective time of the merger will be automatically converted into the right to receive one newly issued share of MAA Series I preferred stock, which will have the same rights, preferences, privileges and voting powers as those of the Post Properties Series A preferred stock, subject to any applicable withholding tax.

Treatment of the Post Properties Equity Incentive Plans (See page 150)

At the effective time of the parent merger, each outstanding option to purchase shares of Post Properties common stock, which are referred to herein as Post Properties options, will vest in full and be assumed by MAA. Each Post Properties option assumed by MAA will continue to have, and be subject to, the same terms and conditions (other than vesting) as were applicable to the corresponding Post Properties option immediately prior to the effective time of the parent merger, but will be exercisable for a number of shares of MAA common stock and at an exercise price calculated based on the exchange ratio.

In addition, immediately prior to the effective time of the parent merger, all outstanding issuance and forfeiture conditions on any shares of Post Properties common stock subject to restricted stock awards will be deemed satisfied in full and entitled to receive the merger consideration.

See “The Merger Agreement—Merger Consideration; Effects of the Parent Merger and the Partnership Merger—Assumption of Post Properties Equity Incentive Plans by MAA” beginning on page 150.

Directors and Management of MAA After the Mergers (See page 149)

Immediately following the effective time of the parent merger, the MAA Board will be increased to 13 members, with the ten current MAA directors, H. Eric Bolton, Jr., Alan B. Graf, Jr., James K. Lowder, Thomas H. Lowder, Monica McGurk, Claude B. Nielsen, Philip W. Norwood, W. Reid Sanders, William B. Sansom and Gary Shorb, continuing as directors of the Combined Corporation. H. Eric Bolton, Jr., MAA’s Chief Executive Officer and Chairman of the Board of Directors, will serve as Chief Executive Officer and Chairman of the Board of Directors of the Combined Corporation. Alan B. Graf, Jr., Lead Independent Director for MAA, will serve as Lead Independent Director for the Combined Corporation. The MAA Board will fill the three newly created vacancies by immediately appointing to the MAA Board three members designated by the Post Properties Board. The Post Properties Board has designated Russell R. French, Toni Jennings and David P. Stockert, which members are referred to herein as the Post Properties designees, to serve until the 2017 annual meeting of MAA’s shareholders (and until their successors have been duly elected and qualified). The Post Properties designees will be nominated by the MAA Board for reelection at the 2017 annual meeting of MAA’s shareholders, subject to the satisfaction and compliance of such Post Properties designees with MAA’s then-current corporate governance guidelines and code of business conduct and ethics.

The executive officers of MAA immediately prior to the effective time of the mergers will continue as the executive officers of the Combined Corporation following the effective time of the mergers.

Interests of MAA’s Directors and Executive Officers in the Mergers (See page 114)

In considering the recommendation of the MAA Board to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, MAA shareholders should be aware that certain executive officers and directors of MAA have certain interests in the mergers that may be different from, or in addition to, the interests of MAA shareholders generally. These interests may create potential conflicts of interest. The MAA Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the merger agreement, the parent merger and the transactions contemplated thereby.

Interests of Post Properties’ Directors and Executive Officers in the Merger (See page 115)

In considering the recommendation of the Post Properties Board to approve and adopt the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, Post Properties shareholders should be aware that executive officers and directors of Post Properties have certain interests in the mergers that may be different from, or in addition to, the interests of Post Properties shareholders generally.

These interests may create potential conflicts of interest. The Post Properties Board was aware of those interests and considered them, among other matters, in reaching its decision to approve and adopt the merger agreement, the parent merger and the transactions contemplated by the merger agreement.

Listing of Shares of the Combined Corporation Common Stock and MAA Series I Preferred Stock; Delisting and Deregistration of Post Properties Common Stock and Post Properties Series A Preferred Stock (See page 147)

It is a condition to the completion of the mergers that the shares of MAA common stock and MAA Series I preferred stock issuable in connection with the parent merger be approved for listing on the NYSE, subject to official notice of issuance. After the parent merger is completed, the Post Properties common stock and Post Properties Series A preferred stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

No Shareholder Dissenters’ Rights in the Parent Merger (See page 171)

No dissenters’ or appraisal rights, or rights of objecting shareholders, will be available with respect to the parent merger or the other transactions contemplated by the merger agreement.

Conditions to Completion of the Mergers (See page 164)

A number of conditions must be satisfied or waived, where legally permissible, before the mergers can be consummated. These include, among others:

•	approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement by MAA shareholders and Post Properties shareholders;

•	a Form S-4 will have been declared effective and no stop order suspending the effectiveness of such Form S-4 will have been issued and remain in effect and no proceeding to that effect will have been commenced or threatened by the SEC and not withdrawn;

•	the absence of any order or injunction issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the mergers or the other transactions contemplated by the merger agreement;

•	the shares of MAA common stock and MAA Series I preferred stock to be issued in connection with the parent merger will have been approved for listing on the NYSE, subject to official notice of issuance at or prior to the closing of the mergers; and

•	the receipt of tax opinions relating to REIT status and the nature of the transaction for tax purposes.

Neither MAA nor Post Properties can give any assurance as to when or if all of the conditions to the consummation of the mergers will be satisfied or waived or that the mergers will occur.

For more information regarding the conditions to the consummation of the mergers and a complete list of such conditions, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page  164.

Regulatory Approvals Required for the Mergers (See page 121)

MAA and Post Properties are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the mergers or the other transactions contemplated by the merger agreement. See “The Mergers—Regulatory Approvals Required for the Mergers” beginning on page 121.

No Solicitation and Change in Recommendation (See page 158)

Under the merger agreement, each of MAA and Post Properties has agreed it will not, nor will it permit any of its subsidiaries to, authorize or permit any of its officers, directors or employees to, and will use its reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer by or with a third party with respect to an Acquisition Proposal (as defined below in “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions”), (ii) engage in any negotiations concerning, or provide any confidential information or data to any person relating to an Acquisition Proposal, or knowingly facilitate any effort or attempt to make an Acquisition Proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement providing for any Acquisition Proposal, or (iv) publicly propose or agree to do any of the foregoing.

However, prior to the approval of the parent merger and the other transactions contemplated by the merger agreement by their respective shareholders, each of MAA and Post Properties may, under certain specified circumstances, engage in discussions or negotiations with and provide nonpublic information regarding itself to a third party making an unsolicited, bona fide written Acquisition Proposal. Under the merger agreement, Post Properties is required to notify MAA promptly, and MAA is required to notify Post Properties promptly, if it receives any Acquisition Proposal or inquiry or any request for nonpublic information in connection with an Acquisition Proposal.

Before the approval of the parent merger and the other transactions contemplated by the merger agreement by their respective shareholders, each of the MAA Board and the Post Properties Board may, under certain specified circumstances, withdraw its recommendation to its shareholders with respect to the parent merger if it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law. For more information regarding the limitations on MAA, the MAA Board, Post Properties and the Post Properties Board to consider other Acquisition Proposals, see “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions” beginning on page 158.

Termination of the Merger Agreement (See page 166)

The merger agreement may be terminated at any time before the effective time of the parent merger by the mutual consent of MAA and Post Properties in a written instrument, which action must be taken or authorized by the MAA Board and the Post Properties Board.

In addition, either MAA or Post Properties may decide to terminate the merger agreement prior to the effective time of the parent merger if:

•	a governmental authority of competent jurisdiction has issued an order, decree or ruling or taken any other action permanently enjoining or otherwise prohibiting the mergers, and such order, decree, ruling or other action has become final and nonappealable (provided that this termination right will not be available to a party whose failure to comply with any provision of the merger agreement was the cause of, or resulted in, such action);

•	the mergers have not been consummated on or before 5:00 p.m. (New York time) February 28, 2017 (provided that this termination right will not be available to a party whose failure to comply with any provision of the merger agreement has been the cause of, or resulted in, the failure of the mergers to occur on or before such date);

•	there has been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the failure of certain closing conditions to be satisfied, unless such breach is reasonably capable of being cured, and the other party continues to use its reasonable best efforts to cure such breach prior to February 28, 2017 (provided that this termination right will not be available to a party that is in breach of any of its own respective representations, warranties, covenants or agreements set forth in the merger agreement such that certain closing conditions are not satisfied); or

•	shareholders of either MAA or Post Properties fail to approve the parent merger and the other transactions contemplated by the merger agreement at the duly convened MAA special meeting or Post Properties special meeting, as applicable (provided that this termination right will not be available to a party if the failure to obtain that party’s shareholder approval was primarily due to that party’s material breach of certain provisions of the merger agreement).

Post Properties may also decide to terminate the merger agreement:

•	at any time prior to the approval of the parent merger and the other transactions contemplated by the merger agreement by the Post Properties shareholders, in order to enter into any alternative acquisition agreement with respect to a Superior Proposal (as defined below in “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions”); provided, that such termination will be null and void unless Post Properties concurrently pays the termination fee plus the expense reimbursement described below under “—Termination Fee and Expenses Payable by Post Properties to MAA”; or

•	if the MAA Board has made a change in recommendation and Post Properties terminates the merger agreement within 10 business days of the date Post Properties receives notice of the change.

MAA has reciprocal termination rights with respect to the merger agreement as those of Post Properties described above.

For more information regarding the rights of MAA and Post Properties to terminate the merger agreement, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 166.

Termination Fee and Expenses (See page 168)

Generally, all fees and expenses incurred in connection with the mergers and the transactions contemplated by the merger agreement will be paid by the party incurring those fees and expenses. However, if the merger agreement is terminated because either party fails to obtain the approval of its shareholders, among other reasons, such party will be required to pay the other party’s reasonable documented out-of-pocket expenses incurred up to a maximum of $10 million. In certain other circumstances, MAA may be obligated to pay Post Properties a termination fee of either $122.5 million or $245 million plus reasonable documented out-of-pocket expenses incurred up to a maximum of $10 million, or Post Properties may be obligated to pay MAA a termination fee of either $58.5 million or $117 million plus reasonable documented out-of-pocket expenses incurred up to a maximum of $10 million.

For more information regarding the termination fee and expense reimbursement, see “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Post Properties to MAA” beginning on page 168 and “The Merger Agreement—Termination of the Agreement—Termination Fee and Expenses Payable by MAA to Post Properties” beginning on page 169.

Material U.S. Federal Income Tax Consequences of the Parent Merger and Ownership of Combined Corporation Common Stock and MAA Series I Preferred Stock (See page 121)

Post Properties and MAA intend that the parent merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the parent merger is conditioned on the receipt by each of MAA and Post Properties of an opinion from its respective counsel to the effect that the parent merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the parent merger qualifies as a reorganization, U.S. holders of Post Properties common stock and Post Properties Series A preferred stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Combined Corporation common stock or MAA Series I preferred stock in exchange for Post Properties common stock or Post Properties Series A preferred stock, as applicable, in connection with the parent merger, except with respect to cash received in lieu of fractional shares of Combined Corporation common stock.

For further discussion of the material U.S. federal income tax consequences of the parent merger and the ownership of Combined Corporation common stock or MAA Series I preferred stock, see “The Mergers—Material U.S. Federal Income Tax Consequences of the Parent Merger and Combined Corporation Common Stock and MAA Series I Preferred Stock” beginning on page 121.

Holders of Post Properties common stock and Post Properties Series A preferred stock should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the parent merger.

Accounting Treatment of the Mergers (See page 145)

MAA prepares its financial statements in accordance with GAAP. The parent merger will be accounted for by applying the acquisition method. See “The Mergers—Accounting Treatment.”

Comparison of Rights of Shareholders of MAA and Shareholders of Post Properties (See page 183)

If the parent merger is consummated, shareholders of Post Properties will become shareholders of MAA. The rights of Post Properties shareholders are currently governed by and subject to the provisions of the Georgia Business Corporation Code, or the GBCC, and the articles of incorporation and bylaws of Post Properties. Upon consummation of the parent merger, the rights of the former Post Properties shareholders who receive MAA common stock or MAA Series I preferred stock will be governed by the Tennessee Business Corporation Act, or the TBCA, and the MAA charter and MAA bylaws, rather than the GBCC and the articles of incorporation and bylaws of Post Properties.

For a summary of certain differences between the rights of MAA shareholders and Post Properties shareholders, see “Comparison of Rights of Shareholders of MAA and Shareholders of Post Properties” beginning on page 183.

Selected Historical Financial Information of MAA

The following table sets forth selected consolidated financial information for MAA. The selected historical financial information for each of the fiscal years ended December 31, 2015, 2014 and 2013 and the selected balance sheet data as of December 31, 2015 and 2014 have been derived from MAA’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which has been incorporated by reference into this joint proxy statement/prospectus. The selected historical financial information for each of the fiscal years ended December 31, 2012 and 2011 and the selected balance sheet data as of December 31, 2013, 2012 and 2011 have been derived from MAA’s historical audited financial statements for such years, which have not been incorporated by reference into this joint proxy statement/prospectus. The consolidated assets, liabilities, and results of operations of Colonial Properties Trust are included in MAA’s selected historical financial information from October 1, 2013, the closing date of the merger between MAA and Colonial Properties Trust.

The selected historical financial information for the six months ended June 30, 2016 and 2015 and the selected balance sheet data as of June 30, 2016 have been derived from MAA’s unaudited condensed consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which has been incorporated by reference into this joint proxy statement/prospectus. The selected balance sheet data as of June 30, 2015 has been derived from MAA’s historical unaudited condensed consolidated financial statements for such quarter, which has not been incorporated by reference into this joint proxy statement/prospectus. In MAA’s opinion, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim June 30, 2016 and 2015 financial information. Interim results for the six months ended and as of June 30, 2016 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2016.

You should read this selected historical financial information together with the financial statements included in reports that are incorporated by reference in this joint proxy statement/prospectus and their accompanying notes and management’s discussion and analysis of operations and financial condition of MAA contained in such reports.

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(Amounts in thousands, except per share, properties and apartment unit data)
Operating Data:
Total operating revenues	$541,252	$517,443	$1,042,779	$992,332	$635,490	$475,888	$409,782
Expenses:
Property operating expenses	203,836	201,505	400,645	393,348	253,633	194,149	173,563
Depreciation and amortization	150,870	147,508	294,520	301,812	186,979	121,211	106,009
Acquisition expenses	1,134	1,499	2,777	2,388	1,393	1,581	3,319
Property management and general and administrative expenses	30,909	28,702	56,706	53,004	38,652	35,043	38,096
Merger related expenses	—	—	—	3,152	32,403	—	—
Integration related expenses	—	—	—	8,395	5,102	—	—

Income from continuing operations before non-operating items	154,503	138,229	288,131	230,233	117,328	123,904	88,795
Interest and other non-property income (expense)	94	(180)	(368)	770	466	430	802
Interest expense	(64,250)	(61,281)	(122,344)	(123,953)	(78,978)	(61,489)	(59,285)
Gain (loss) on debt extinguishment	3	(3,379)	(3,602)	(2,586)	(426)	(654)	(755)
Net casualty gain (loss) after insurance and other settlement proceeds	813	490	473	(476)	(143)	(6)	(619)
Gain on sale of depreciable real estate assets excluded from discontinued operations	823	135,410	189,958	42,649	—	—	—
Gain on sale of non-depreciable real estate assets	2,170	172	172	350	—	45	1,084

Income before income tax expense	94,156	209,461	352,420	146,987	38,247	62,230	30,022
Income tax expense	(745)	(907)	(1,673)	(2,050)	(893)	(803)	(727)

Income from continuing operations before joint venture activity	93,411	208,554	350,747	144,937	37,354	61,427	29,295
Gain (loss) from real estate joint ventures	27	(4)	(2)	6,009	338	(223)	(593)

Income from continuing operations	93,438	208,550	350,745	150,946	37,692	61,204	28,702
Discontinued operations:
Income from discontinued operations before (loss) gain on sale	—	—	—	(63)	4,743	6,986	9,730
Gain on sale of discontinued operations	—	—	—	5,394	76,844	41,635	12,799

Consolidated net income	93,438	208,550	350,745	156,277	119,279	109,825	51,231
Net income attributable to noncontrolling interests	4,881	10,984	18,458	8,297	3,998	4,602	2,410

Net income available for MAA common shareholders	$88,557	$197,566	$332,287	$147,980	$115,281	$105,223	$48,821

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(Amounts in thousands, except per share, properties and apartment unit data)
Per Share Data:
Weighted average shares outstanding (in thousands):
Basic	75,263	75,157	75,176	74,982	50,677	41,039	36,995
Effect of dilutive stock options and partnership units(1)	239	—	—	—	2,439	1,898	2,092

Diluted	75,502	75,157	75,176	74,982	53,116	42,937	39,087

Calculation of Earnings per share—basic:
Income from continuing operations, adjusted	$88,320	$197,120	$331,515	$142,655	$36,504	$58,737	$27,413
Income from discontinued operations, adjusted	—	—	—	5,037	78,669	46,392	21,375

Net income attributable to common shareholders, adjusted	$88,320	$197,120	$331,515	$147,692	$115,173	$105,129	$48,788

Earnings per share—basic:
Income from continuing operations available for common shareholders	$1.17	$2.62	$4.41	$1.90	$0.72	$1.43	$0.74
Discontinued property operations	—	—	—	0.07	1.55	1.13	0.58

Net income available for common shareholders	$1.17	$2.62	$4.41	$1.97	$2.27	$2.56	$1.32

Calculation of Earnings per share—diluted:
Income from continuing operations, adjusted	$88,557	$197,117	$331,515	$142,655	$37,692	$61,204	$28,702
Income from discontinued operations, adjusted	—	—	—	5,037	81,587	48,621	22,529

Net income attributable to common shareholders, adjusted	$88,557	$197,117	$331,515	$147,692	$119,279	$109,825	$51,231

Earnings per share—diluted:
Income from continuing operations available for common shareholders	$1.17	$2.62	$4.41	$1.90	$0.71	$1.43	$0.73
Discontinued property operations	—	—	—	0.07	1.54	1.13	0.58

Net income available for common shareholders	$1.17	$2.62	$4.41	$1.97	$2.25	$2.56	$1.31

Dividends declared(2)	$1.6400	$1.5400	$3.1300	$2.9600	$2.8150	$2.6750	$2.5425
Balance Sheet Data:
Real estate owned, at cost	$8,406,424	$8,038,205	$8,217,579	$8,071,187	$7,694,618	$3,734,544	$3,396,934
Real estate assets, net	6,759,790	6,683,457	6,718,366	6,697,508	6,556,303	2,694,071	2,423,808
Total assets	6,869,381	6,833,179	6,847,781	6,821,778	6,835,012	2,745,292	2,526,128
Total debt	3,489,425	3,432,010	3,427,568	3,512,699	3,463,239	1,668,072	1,645,415
Noncontrolling interest	163,575	165,669	165,726	161,287	166,726	31,058	25,131
Total MAA shareholders’ equity and redeemable stock	2,966,113	2,982,914	3,000,347	2,896,435	2,951,861	918,765	722,368

Other Data (at end of period):
Market capitalization (shares and units)(3)	$8,478,281	$5,792,865	$7,225,894	$5,933,985	$4,801,990	$2,852,113	$2,558,107
Ratio of total debt to total capitalization(4)	29.2%	37.2%	32.2%	37.3%	42.0%	37.0%	39.2%
Number of properties, including joint venture ownership interest(5)	256	254	254	268	275	166	167
Number of apartment units, including joint venture ownership interest(5)	80,300	79,977	79,496	82,316	83,641	49,591	49,133

(1)	See Note 3—Earnings per Common Share of MAA to MAA’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, incorporated herein by reference.

(2)	Beginning in 2006, at its regularly scheduled meetings, the MAA Board began routinely declaring dividends for payment in the following quarter. This can result in dividends declared during a calendar year being different from dividends paid during a calendar year.
(3)	Market capitalization includes all shares of common stock, regardless of classification on the balance sheet, as well as partnership units (value based on common stock equivalency).
(4)	Total capitalization is market capitalization plus total debt.
(5)	Property and apartment unit totals have not been adjusted to exclude properties held for sale.

Selected Historical Financial Information of Post Properties

The following table sets forth selected consolidated financial information for Post Properties. The selected historical financial information for each of the fiscal years ended December 31, 2015, 2014 and 2013 and the selected balance sheet data as of December 31, 2015 and 2014 have been derived from Post Properties’ audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which has been incorporated by reference into this joint proxy statement/prospectus. The selected historical financial information for each of the fiscal years ended December 31, 2012 and 2011 and the selected balance sheet data as of December 31, 2013, 2012 and 2011 have been derived from Post Properties’ historical audited financial statements for such years, which have not been incorporated by reference into this joint proxy statement/prospectus.

The selected historical financial information for the six months ended June 30, 2016 and 2015 and the selected balance sheet data as of June 30, 2016 have been derived from Post Properties’ unaudited consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which has been incorporated by reference into this joint proxy statement/prospectus. The selected balance sheet data as of June 30, 2015 has been derived from Post Properties’ historical unaudited consolidated financial statements for such quarter, which has not been incorporated by reference into this joint proxy statement/prospectus. In Post Properties’ opinion, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim June 30, 2016 and 2015 financial information. Interim results for the six months ended and as of June 30, 2016 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2016.

You should read this selected historical financial information together with the financial statements included in reports that are incorporated by reference in this joint proxy statement/prospectus and their accompanying notes and management’s discussion and analysis of operations and financial condition of Post Properties contained in such reports.

	As of and for the Six Months ended June 30,		As of and for the Year ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(Amounts in thousands, except per share, communities and apartment unit data)
Statement Of Operations Data:
Revenues
Rental	$185,968	$177,029	$360,615	$355,583	$341,902	$311,021	$282,584
Other	12,220	11,833	23,391	22,229	20,835	19,313	18,419

Total revenues	$198,188	$188,862	$384,006	$377,812	$362,737	$330,334	$301,003

Income from continuing operations(1)	$42,204	$39,636	$80,793	$238,183	$81,122	$82,786	$24,717
Income from discontinued operations(2)	—	—	—	—	29,798	1,505	878

Net income	42,204	39,636	80,793	238,183	110,920	84,291	25,595
Noncontrolling interests, net	(89)	(83)	(170)	(23,063)	(386)	(352)	(129)
Dividends to preferred shareholders and redemption costs	(1,844)	(1,844)	(3,688)	(3,688)	(3,688)	(3,688)	(6,212)

Net income available to common shareholders	$40,271	$37,709	$76,935	$211,432	$106,846	$80,251	$19,254

Per Common Share Data:
Income from continuing operations (net of preferred dividends)—basic	$0.75	$0.69	$1.41	$3.89	$1.42	$1.46	$0.36
Income from discontinued operations—basic	—	—	—	—	0.55	0.03	0.02
Net income available to common shareholders—basic	0.75	0.69	1.41	3.89	1.96	1.49	0.38
Income from continuing operations (net of preferred dividends)—diluted	$0.75	$0.69	$1.41	$3.88	$1.41	$1.45	$0.36
Income from discontinued operations—diluted	—	—	—	—	0.54	0.03	0.02
Net income available to common shareholders—diluted	0.75	0.69	1.41	3.88	1.96	1.48	0.38
Dividends declared	0.94	0.84	1.72	1.56	1.24	0.97	0.84
Weighted average common shares outstanding—basic	53,470	54,452	54,290	54,262	54,336	53,821	50,420
Weighted average common shares outstanding—diluted	53,486	54,467	54,306	54,353	54,508	54,131	50,808

Balance Sheet Data:
Real estate, before accumulated depreciation	$3,315,639	$3,130,616	$3,226,845	$3,066,284	$3,164,157	$3,034,633	$2,842,534
Real estate, net of accumulated depreciation	2,246,848	2,151,111	2,203,193	2,128,767	2,251,139	2,191,708	2,075,517
Total assets(3)	2,288,448	2,308,880	2,267,249	2,307,799	2,375,310	2,355,653	2,135,167
Total indebtedness(3)	931,836	885,852	884,954	888,460	1,092,367	1,094,753	966,546
Total redeemable common units	7,360	6,555	7,133	7,086	6,121	7,159	6,840
Total equity	1,200,272	1,280,236	1,243,027	1,285,960	1,152,731	1,119,620	1,047,523

Other Data:
Cash flow provided by (used in):
Operating activities	$93,541	$87,875	$173,205	$163,339	$150,374	$134,189	$102,384
Investing activities	(81,897)	(57,400)	(150,270)	221,402	(95,738)	(145,015)	(94,940)
Financing activities	(36,380)	(51,930)	(134,836)	(326,339)	(91,224)	116,440	(16,449)
Total stabilized communities (at end of period)	57	57	57	56	57	56	56
Total stabilized apartment units (at end of period)	21,532	21,532	21,532	21,289	20,896	20,172	20,090
Average economic occupancy (fully stabilized communities)(4)	96.2%	95.5%	96.1%	96.1%	95.7%	96.0%	95.9%

(1)	Income from continuing operations for the six months ended June 30, 2015 and for the fiscal year ended December 31, 2015 included net losses on the early extinguishment of debt of $197. Income from continuing operations for the fiscal year ended December 31, 2014 included net gains on the sale of apartment communities of $187,825, partially offset by net losses on the early extinguishment of indebtedness of $18,357 and severance, impairment and other charges of $2,266. Income from continuing operations for the fiscal year ended December 31, 2013 included severance, impairment and other charges of $2,417. Income from continuing operations for the fiscal year ended December 31, 2012 included a net gain of $6,055 on the sale of an apartment community held in an unconsolidated entity, partially offset by losses on the early extinguishment of indebtedness of $4,318. Income from continuing operations for the fiscal year ended December 31, 2011 included a net loss on the early extinguishment of indebtedness of $6,919.
(2)	Reflects gains and operating results of communities held for sale and sold in years prior to 2014 under the applicable accounting guidance in those years (see note 1 to the consolidated financial statements in Post Properties’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015, incorporated herein by reference).
(3)	Effective January 1, 2016, Post Properties adopted Financial Accounting Standards Update (“ASU”) No. 2015-03, “Interest-Imputation of Interest.” ASU 2015-03 required debt issuance costs to be presented as direct deductions from the face value of the related debt instrument in the preparation of consolidated balance sheets. Upon adoption of this ASU, Post Properties retrospectively changed the classification of its debt issuance costs related to its secured and unsecured debt instruments from deferred financing costs to a reduction of indebtedness on its consolidated balance sheets. As a result of this adoption, the aggregate amounts for total assets and total indebtedness for the six months ended June 30, 2015, and for the years ended December 31, 2014, 2013, 2012 and 2011, have been retrospectively restated from their originally reported amounts. Total assets and total indebtedness reflected in the table above are lower than the amounts previously reported by amounts totaling $5,152, $3,999, $6,367, $7,711 and $3,897 for the six months ended June 30, 2015, and for the years ended December 31, 2014, 2013, 2012 and 2011, respectively.
(4)	Calculated based on fully stabilized communities as defined for each year (unadjusted for the impact of assets designated as held for sale in subsequent years). Average economic occupancy is defined as gross potential rent less vacancy losses, model expenses and bad debt divided by gross potential rent for the period, expressed as a percentage. The calculation of average economic occupancy does not include a deduction for net concessions and employee discounts (average economic occupancy, taking account of these amounts, would have been 95.7% and 94.9% for the six months ended June 30, 2016 and 2015, respectively and 95.7%, 95.6%, 95.1%, 95.3% and 95.1% for the fiscal years ended December 31, 2015, 2014, 2013, 2012 and 2011, respectively). Net concessions were $424 and $757 for the six months ended June 30, 2016 and 2015, respectively and $835, $796, $1,003, $1,159 and $1,338 for the fiscal years ended December 31, 2015, 2014, 2013, 2012 and 2011, respectively. Employee discounts were $369 and $321 for the six months ended June 30, 2016 and 2015, respectively and $646, $633, $837, $855 and $732 for the fiscal years ended December 31, 2015, 2014, 2013, 2012 and 2011, respectively. A community is considered by Post Properties to have achieved stabilized occupancy on the earlier to occur of (i) attainment of 95% physical occupancy, or (ii) one year after completion of construction.

Selected Unaudited Pro Forma Consolidated Financial Information (See page F-1)

The following tables show summary unaudited pro forma condensed consolidated financial information about the combined financial condition and operating results of MAA and Post Properties after giving effect to the mergers. The unaudited pro forma financial information assumes that the mergers are accounted for by applying the acquisition method and based on MAA’s preliminary estimates, assumptions and pro forma adjustments as described below and in the accompanying notes to the unaudited pro forma condensed consolidated financial information. The unaudited pro forma condensed consolidated balance sheet data gives effect to the mergers as if they had occurred on June 30, 2016. The unaudited pro forma condensed consolidated statement of income data gives effect to the mergers as if they had occurred on January 1, 2015, in each case based on the most recent valuation data available. The summary unaudited pro forma condensed consolidated financial information listed below has been derived from and should be read in conjunction with (1) the more detailed unaudited pro forma condensed consolidated financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus and (2) the historical consolidated financial statements and related notes of both MAA and Post Properties, incorporated herein by reference. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-1 and “Where You Can Find More Information” beginning on page 201.

The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this joint proxy statement/prospectus.

	For the Six Months Ended June 30, 2016
	(Amounts in thousands except per share data)
	MAA	Post Properties	Pro forma adjustments	MAA Pro forma
Operating Data
Total Revenues	$541,252	$198,188	$—	$739,440
Property Operating Expenses	203,836	80,599	—	284,435
Depreciation and Amortization	150,870	45,503	20,763	217,136
Interest Expense	64,250	15,687	(4,022)	75,915
Net income available for common shareholders	88,557	40,271	(16,069)	112,759

Per Share Data
Net income available for common shareholders per common share, basic	$1.17	$0.75		$0.99
Net income available for common shareholders per common share, diluted	$1.17	$0.75		$0.99
Weighted average common shares outstanding, basic	75,263	53,470		113,227
Weighted average common shares outstanding, diluted	75,502	53,486		113,477

Balance Sheet Data
Real estate assets, net	$6,759,790	$2,250,543	$2,479,326	$11,489,659
Total assets	6,869,381	2,288,448	2,517,210	11,675,039
Total debt	3,489,425	931,836	26,033	4,447,294
Total equity	3,119,319	1,200,272	2,466,320	6,785,911

	For the Year Ended December 31, 2015
	(Amounts in thousands except per share data)
	MAA	Post Properties	Pro forma adjustments	MAA Pro forma
Operating Data
Total Revenues	$1,042,779	$384,006	$—	$1,426,785
Property Operating Expenses	400,645	153,129	—	553,774
Depreciation and Amortization	294,520	87,458	75,733	457,711
Interest Expense	122,344	33,577	(8,155)	147,766
Net income available for common shareholders	332,287	76,935	(62,123)	347,099

Per Share Data
Net income available for common shareholders per common share, basic	$4.41	$1.41		$3.04
Net income available for common shareholders per common share, diluted	$4.41	$1.41		$3.04
Weighted average common shares outstanding, basic	75,176	54,290		113,722
Weighted average common shares outstanding, diluted	75,176	54,306		113,733

Unaudited Comparative Per Share Information

The following table sets forth for the six months ended June 30, 2016 and the year ended December 31, 2015 selected per share information for MAA common stock on a historical and pro forma combined basis and for Post Properties common stock on a historical and pro forma equivalent basis after giving effect to the mergers using the acquisition purchase method of accounting. Except for the historical information for the year ended December 31, 2015, the information in the table is unaudited. You should read the table below together with the historical consolidated financial statements and related notes of MAA and Post Properties contained in their respective Quarterly Reports on Form 10-Q for the six months ended June 30, 2016 and in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2015, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 201.

The pro forma consolidated Post Properties equivalent information shows the effect of the mergers from the perspective of an owner of Post Properties common stock and the information was computed by multiplying the MAA pro forma combined information by the exchange ratio of 0.71.

The unaudited pro forma consolidated per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this joint proxy statement/prospectus. This pro forma information is subject to risks and uncertainties, including those discussed in “Risk Factors” beginning on page 36.

The pro forma net income available for common shareholders per common share includes the combined net income available for common shareholders of MAA and Post Properties on a pro forma basis as if the transactions were consummated on January 1, 2015.

	MAA		Post Properties
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
For the Six Months Ended June 30, 2016
Net income available for common shareholders per common share, basic	$1.17	$0.99	$0.75	$0.71
Net income available for common shareholders per common share, diluted	$1.17	$0.99	$0.75	$0.71
Cash dividends declared per common share	$1.64	$1.64	$0.94	$1.16

As of June 30, 2016
Book value per share	$39.14	$57.62	$22.40	$40.91

For the Year Ended December 31, 2015
Net income available for common shareholders per common share, basic	$4.41	$3.04	$1.41	$2.16
Net income available for common shareholders per common share, diluted	$4.41	$3.04	$1.41	$2.16
Cash dividends declared per common share	$3.13	$3.13	$1.72	$2.22

Comparative Stock Prices And Dividends

Historical Market Prices and Dividend Data

Shares of MAA common stock and shares of Post Properties common stock are traded on the NYSE under the symbols “MAA” and “PPS”, respectively. The following tables set forth the high and low sales prices of MAA common stock and Post Properties common stock as reported on the NYSE, and the quarterly cash dividends declared per share, for each of the quarterly periods indicated.

MAA

	High	Low	Dividend
2014
First Quarter	$69.32	$60.47	$0.73
Second Quarter	73.49	67.10	0.73
Third Quarter	75.09	65.05	0.73
Fourth Quarter	76.83	65.54	0.77
2015
First Quarter	$83.50	$70.67	$0.77
Second Quarter	78.99	72.72	0.77
Third Quarter	84.42	72.51	0.77
Fourth Quarter	92.80	81.72	0.82
2016
First Quarter	$102.42	$82.91	$0.82
Second Quarter	106.68	94.57	0.82
Third Quarter (through September 27, 2016)	109.19	91.77	0.82

Post Properties

	High	Low	Dividend
2014
First Quarter	$50.00	$44.05	$0.36
Second Quarter	53.90	48.61	0.40
Third Quarter	55.91	50.34	0.40
Fourth Quarter	60.18	50.93	0.40
2015
First Quarter	$63.78	$54.75	$0.40
Second Quarter	59.58	53.18	0.44
Third Quarter	60.60	53.71	0.44
Fourth Quarter	62.55	55.48	0.44
2016
First Quarter	$60.44	$52.08	$0.47
Second Quarter	62.18	55.83	0.47
Third Quarter (through September 27, 2016)	69.39	60.49	0.47

Recent Trading Information

The following table presents trading information for MAA common stock and Post Properties common stock on August 12, 2016, the last trading day before the public announcement of the mergers, and September 27, 2016, the latest practicable trading day before the date of this joint proxy statement/prospectus.

	MAA Common Stock			Post Properties Common Stock
Date	High	Low	Close	High	Low	Close
August 12, 2016	$102.95	$101.03	$102.15	$62.84	$61.90	$62.22
September 27, 2016	$97.62	$95.80	$95.95	$69.09	$67.72	$67.80

For illustrative purposes, the following table provides Post Properties equivalent per share information on each of the specified dates. Post Properties equivalent per share amounts are calculated by multiplying MAA per share amounts by the exchange ratio of 0.71.

	MAA Common Stock			Post Properties Equivalent Per Share
Date	High	Low	Close	High	Low	Close
August 12, 2016	$102.95	$101.03	$102.15	$73.09	$71.73	$72.53
September 27, 2016	$97.62	$95.80	$95.95	$69.31	$68.02	$68.12

The market price of MAA common stock and Post Properties common stock will fluctuate between the date of this joint proxy statement/prospectus and the effective time of the parent merger. Because the number of shares of MAA common stock to be issued in the parent merger for each share of Post Properties common stock is fixed in the merger agreement, the market value of MAA common stock to be received by Post Properties stockholders at the effective time of the parent merger may vary significantly from the prices shown in the table above. As a result, you should obtain recent market prices of shares of MAA common stock and Post Properties common stock prior to voting your shares. See “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 36.

Following the transaction, MAA common stock will continue to be listed on the NYSE and, until the completion of the parent merger, Post Properties common stock will continue to be listed on the NYSE.

RISK FACTORS

In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” whether you are an MAA shareholder or Post Properties shareholder, you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of MAA and Post Properties because these risks will also affect the Combined Corporation. These risks can be found in the respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q of MAA and Post Properties, each of which is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 201.

Risk Factors Relating to the Mergers

The exchange ratio is fixed and will not be adjusted in the event of any change in the share prices of either MAA or Post Properties.

Upon the consummation of the parent merger, each share of Post Properties common stock (other than shares held by any wholly-owned subsidiary of Post Properties or by MAA or any of its subsidiaries) will be converted into the right to receive 0.71 shares of MAA common stock, with cash paid in lieu of any fractional share. This exchange ratio was fixed in the merger agreement and, except for certain adjustments on account of changes in the capitalization of MAA or Post Properties, will not be adjusted for changes in the market prices of either shares of MAA common stock or Post Properties common stock. The same exchange ratio will also be used to determine the number of MAA LP units that will be issued to Post LP unitholders upon the consummation of the partnership merger.

Changes in the market price of shares of MAA common stock prior to the mergers will affect the market value of the merger consideration that Post Properties common shareholders or Post LP unitholders will receive on the closing date of the mergers. Stock price changes may result from a variety of factors (many of which are beyond the control of MAA and Post Properties), including the following factors:

•	market reaction to the announcement of the mergers;

•	changes in the respective businesses, operations, assets, liabilities and prospects of MAA and Post Properties;

•	changes in market assessments of the business, operations, financial position and prospects of MAA, Post Properties or the Combined Corporation;

•	market assessments of the likelihood that the mergers will be completed;

•	interest rates, general market and economic conditions and other factors generally affecting the market prices of shares of MAA common stock and Post Properties common stock;

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which MAA and Post Properties operate; and

•	other factors beyond the control of MAA and Post Properties, including those described or referred to elsewhere in this “Risk Factors” section.

The market price of shares of MAA common stock at the closing of the mergers may vary from its price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of Post Properties and MAA. As a result, the market value of the merger consideration to be received by Post Properties common shareholders and Post LP unitholders represented by the exchange ratio will also vary. For example, based on the range of trading prices of shares of MAA common stock during the period after August 12, 2016, the last trading day before Post Properties and MAA announced the mergers, through September 27, 2016, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio of 0.71 represented a market value ranging from a low of $65.16 to a high of $70.08.

Because the mergers will be completed after the date of the MAA and Post Properties special meetings, at the time of your special meeting, you will not know the exact market value of the shares of MAA common stock that Post Properties common shareholders or Post LP unitholders will receive upon completion of the mergers. You should consider the following two risks:

•	If the market price of shares of MAA common stock increases between the date the merger agreement was signed or the date of the MAA and Post Properties special meetings and the closing of the mergers, Post Properties common shareholders and Post LP unitholders will receive shares of MAA common stock that have a market value upon completion of the mergers that is greater than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the special meetings, respectively.

•	If the market price of shares of MAA common stock declines between the date the merger agreement was signed or the date of the MAA and Post Properties special meetings and the closing of the mergers, Post Properties common shareholders and Post LP unitholders will receive shares of MAA common stock that have a market value upon completion of the mergers that is less than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the special meetings, respectively.

Therefore, while the number of shares of MAA common stock to be issued per share of Post Properties common stock is fixed, (1) MAA cannot be sure of the market value of the consideration that will be paid to Post Properties common shareholders and Post LP unitholders upon completion of the mergers and (2) Post Properties common shareholders and Post LP unitholders cannot be sure of the market value of the consideration they will receive upon completion of the mergers.

Post Properties shareholders who receive shares of MAA Series I preferred stock cannot be sure of the market price of shares of MAA Series I preferred stock that they will receive as consideration in the parent merger.

Upon the consummation of the parent merger, Post Properties shareholders who hold Post Properties Series A preferred stock will receive newly issued shares of MAA Series I preferred stock. Prior to the parent merger, there will not be an established public trading market for MAA Series I preferred stock. The market price of MAA Series I preferred stock will be unknown until the commencement of trading upon completion of the mergers.

The parent merger and related transactions are subject to approval by both MAA common shareholders and Post Properties common shareholders.

Both MAA common shareholders and Post Properties common shareholders must approve the parent merger and the other transactions contemplated by the merger agreement in order for the parent merger to be completed. Approval of the parent merger requires the affirmative vote of the holders of each of (i) a majority of the outstanding shares of MAA common stock entitled to vote on the proposal and (ii) a majority of the outstanding shares of Post Properties common stock entitled to vote on the proposal. In addition, the affirmative vote of the holders of a majority of the shares of MAA common stock present at the MAA special meeting in person or by proxy and entitled to vote is required to approve the MAA charter amendment, which is necessary to complete the parent merger.

The voting power of the MAA and Post Properties common shareholders will be diluted by the mergers.

The parent merger will dilute the ownership position of the MAA common shareholders and result in Post Properties common shareholders having an ownership stake in the Combined Corporation that is smaller than their current stake in Post Properties. In addition, MAA LP units to be received by Post LP unitholders in the partnership merger may further dilute the ownership position of the MAA common shareholders. MAA LP units are subject to a redemption right at the option of the holder and, upon exercise by the unitholder of its redemption right, such unitholder may receive MAA common stock (in lieu of cash) at MAA’s sole and absolute discretion. Upon completion of the mergers, based on the number of shares of MAA common stock and Post Properties common stock outstanding on September 27, 2016, the latest practicable trading day before the date of this joint proxy statement/prospectus, we estimate that continuing MAA common shareholders will own approximately 67.7% of the issued and outstanding shares of the Combined Corporation common stock, assuming the conversion of all MAA LP units held by existing limited partners of MAA LP into shares of the Combined Corporation common stock, and former Post Properties common shareholders will own approximately 32.3% of the issued and outstanding shares of the Combined Corporation common stock, assuming the conversion of all MAA LP units issued by MAA LP to former limited partners of Post LP into shares of the Combined Corporation common stock. Consequently, MAA common shareholders and Post Properties common shareholders, as a general matter, will have less influence over the management and policies of the Combined Corporation after the effective time of the mergers than each currently exercise over the management and policies of MAA and Post Properties, as applicable.

If the mergers do not occur, one of the companies may incur payment obligations to the other.

If the merger agreement is terminated under certain circumstances, MAA may be required to pay Post Properties a termination fee of $245.0 million and Post Properties may be required to pay MAA a termination fee of $117.0 million and/or up to $10.0 million in expense reimbursement to the other party. The termination fee payable by MAA to Post Properties will be $122.5 million and the termination fee payable by Post Properties to MAA will be $58.5 million if the merger agreement is terminated under certain circumstances during the period beginning on August 15, 2016 and ending on the later of (i) September 14, 2016 and (ii) one business day after the end of certain notice periods and “matching rights” as described in the merger agreement. See “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Post Properties to MAA” beginning on page 168 and “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by MAA to Post Properties” beginning on page 169.

Failure to complete the mergers could negatively affect the stock prices and the future business and financial results of both MAA and Post Properties.

If the mergers are not completed, the ongoing businesses of MAA and Post Properties could be adversely affected and each of MAA and Post Properties will be subject to a variety of risks associated with the failure to complete the mergers, including the following:

•	MAA or Post Properties being required, under certain circumstances, to pay to the other party a substantial termination fee and/or reimburse the other party’s reasonable expenses up to $10.0 million;

•	incurrence of substantial costs by both companies in connection with the parent merger, such as legal, accounting, financial advisor, filing, printing and mailing fees;

•	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the mergers; and

•	reputational harm due to the adverse perception of any failure to complete the mergers.

If the mergers are not completed, these risks could materially affect the business, financial results and stock prices of both MAA and Post Properties.

The pendency of the mergers could adversely affect the business and operations of MAA and Post Properties.

Prior to the effective time of the mergers, some tenants or vendors of each of MAA and Post Properties may delay or defer decisions, which could negatively affect the revenues, earnings, cash flows and expenses of MAA and Post Properties, regardless of whether the mergers are completed. Similarly, current and prospective employees of MAA and Post Properties may experience uncertainty about their future roles with the Combined Corporation following the mergers, which may materially adversely affect the ability of each of MAA and Post Properties to attract and retain key personnel during the pendency of the mergers. In addition, due to operating restrictions in the merger agreement, each of MAA and Post Properties may be unable, during the pendency of the mergers, to pursue strategic transactions, undertake certain capital investments or financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.

The merger agreement contains provisions that could discourage a potential competing acquirer of either MAA or Post Properties or could result in any competing acquisition proposal being at a lower price than it might otherwise be.

The merger agreement contains provisions that, subject to limited exceptions necessary to comply with the fiduciary duties of the MAA Board or the Post Properties Board, restrict the ability of each of MAA and Post Properties to initiate, solicit, knowingly encourage or knowingly facilitate any third-party proposals to acquire all or a significant part of MAA or Post Properties, respectively. Prior to receipt of MAA or Post Properties shareholder approval of the parent merger and the other transactions contemplated by the merger agreement, MAA or Post Properties may negotiate with a third party after receiving an unsolicited bona fide written “Acquisition Proposal” (as defined in “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions” below) if the MAA Board or the Post Properties Board, as applicable, concludes in good faith that the unsolicited proposal either constitutes or would likely lead to a “Superior Proposal” (as defined in “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions” below) and the MAA Board or the Post Properties Board, as applicable, concludes in good faith that failure to negotiate would be inconsistent with its fiduciary duties. Once a third-party proposal is received by MAA or Post Properties, the other party will have an opportunity to match or exceed the competing proposal before the MAA Board or the Post Properties Board, as the case may be, may withdraw or modify its recommendation to its respective shareholders in response to such Acquisition Proposal. In the event that the MAA Board or the Post Properties Board, as the case may be, withdraws or modifies its recommendation to its respective shareholders in response to such Acquisition Proposal, the other party may terminate the merger agreement, in which case a substantial termination fee and an expense reimbursement would be payable by the party whose board withdrew or modified its recommendation. Similarly, a substantial termination fee and an expense reimbursement may be payable in certain circumstances if the merger agreement is terminated so that MAA or Post Properties can enter into an alternative acquisition agreement with respect to a Superior Proposal or MAA or Post Properties consummates a transaction regarding, or enters into a definitive agreement which is later consummated with respect to, an Acquisition Proposal. See “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions” beginning on page 168, “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Post Properties to MAA” beginning on page 168, and “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by MAA to Post Properties” beginning on page 169.

These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of MAA or Post Properties from considering or making a competing acquisition proposal, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than that market value proposed to be received or realized in the mergers, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee and expense reimbursement that may become payable in certain circumstances under the merger agreement.

The mergers are subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the mergers or adversely impact the companies’ ability to complete the transactions.

The completion of the mergers is subject to certain conditions, including, among others, the receipt of the requisite approvals of MAA and Post Properties shareholders and other customary closing conditions set forth in the merger agreement. While it is currently anticipated that the mergers will be completed during the fourth quarter of 2016, there can be no assurance that such conditions will be satisfied in a timely manner or at all, or that an event, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, there can be no guarantee with respect to the timing of the closing of the mergers, whether the mergers will be completed at all and when Post Properties shareholders and Post LP unitholders will receive the merger consideration, if at all.

If the mergers are not consummated by February 28, 2017, either MAA or Post Properties may terminate the merger agreement.

Either MAA or Post Properties may terminate the merger agreement if the mergers have not been consummated by 5:00 p.m. (New York time) on February 28, 2017. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the merger agreement and that failure was the cause of, or resulted in, the failure to consummate the mergers. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 166.

If the parent merger does not qualify as a tax-free reorganization, Post Properties shareholders or MAA shareholders may recognize a taxable gain.

The parent merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. As a result, Post Properties shareholders that are U.S. holders (as defined below) are not expected to recognize gain or loss as a result of the parent merger (except with respect to the receipt of cash in lieu of fractional shares of the Combined Corporation common stock). The closing of the parent merger is conditioned on the receipt by each of MAA and Post Properties of an opinion from its respective counsel to the effect that the parent merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, these legal opinions will not be binding on the IRS or on the courts. If for any reason the parent merger does not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, then each Post Properties shareholder generally would recognize gain or loss, for U.S. federal income tax purposes, equal to the difference between the sum of the fair market value of the Combined Corporation common stock, MAA Series I preferred stock and cash in lieu of any fractional share of the Combined Corporation common stock received by the shareholder in the parent merger and the shareholder’s adjusted tax basis in the shares of Post Properties common stock and/or Post Properties Series A preferred stock exchanged therefor. Moreover, under the “investment company” rules under Section 368 of the Code, if both MAA and Post Properties are “investment companies” under such rules, the failure of either Post Properties or MAA to qualify as a REIT could cause the parent merger to be taxable to Post Properties or MAA, respectively, and its shareholders. See “The Mergers—Material U.S. Federal Income Tax Consequences of the Parent Merger and Ownership of Combined Corporation Common Stock and MAA Series I Preferred Stock” beginning on page 121.

Some of the directors and executive officers of MAA and Post Properties have interests in seeing the mergers completed that are different from, or in addition to, those of the other MAA shareholders and Post Properties shareholders.

Some of the directors and executive officers of MAA and Post Properties have arrangements that provide them with interests in the mergers that are different from, or in addition to, those of the shareholders of MAA or the shareholders of Post Properties generally. These interests include, among other things, the continued service as a director or an executive officer of the Combined Corporation, or, in the alternative, a sizeable severance payment if terminated upon, or following, consummation of the mergers. These interests, among other things, may influence or may have influenced the directors and executive officers of MAA and Post Properties to support or approve the mergers. See “The Mergers—Interests of MAA’s Directors and Executive Officers in the Mergers” beginning on page 114 and “The Mergers—Interests of Post Properties’ Directors and Executive Officers in the Mergers” beginning on page 115.

Risk Factors Relating to the Combined Corporation Following the Mergers

The Combined Corporation expects to incur substantial expenses related to the mergers.

The Combined Corporation expects to incur substantial expenses in connection with completing the mergers and integrating the business, operations, networks, systems, technologies, policies and procedures of the two companies. While MAA and Post Properties expect to incur a certain level of transaction and integration expenses, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the mergers could, particularly in the near term, exceed the savings that the Combined Corporation expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the mergers.

Following the mergers, the Combined Corporation may be unable to integrate the businesses of MAA and Post Properties successfully and realize the anticipated synergies and other benefits of the mergers or do so within the anticipated timeframe.

The mergers involve the combination of two companies that currently operate as independent public companies. MAA estimates that the transaction will generate approximately $20 million of annual gross savings in general and administrative and other operating expenses. The Combined Corporation is expected to benefit from the elimination of duplicative costs associated with supporting a public company platform and the operating efficiencies derived from its increased scale. These savings are expected to be realized upon full integration, which is expected to occur over the 12-month period following the closing of the mergers. However, the Combined Corporation will be required to devote significant management attention and resources to integrating the business practices and operations of MAA and Post Properties. Potential difficulties the Combined Corporation may encounter in the integration process include the following:

•	the inability to successfully combine the businesses of MAA and Post Properties in a manner that permits the Combined Corporation to achieve the cost savings anticipated to result from the mergers, which would result in the anticipated benefits of the mergers not being realized in the timeframe currently anticipated or at all;

•	the complexities associated with managing the combined businesses out of several different locations and integrating personnel from the two companies;

•	the additional complexities of combining two companies with different histories, cultures, regulatory restrictions, markets and customer bases;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the mergers; and

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the mergers and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the Combined Corporation’s management, the disruption of the Combined Corporation’s ongoing business or inconsistencies in the Combined Corporation’s operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the Combined Corporation to maintain relationships with tenants, vendors and employees or to achieve the anticipated benefits of the mergers, or could otherwise adversely affect the business and financial results of the Combined Corporation.

Following the mergers, the Combined Corporation may be unable to retain key employees.

The success of the Combined Corporation after the mergers will depend in part upon its ability to retain key MAA and Post Properties employees. Key employees may depart either before or after the mergers because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the Combined Corporation following the mergers. Accordingly, no assurance can be given that MAA, Post Properties or, following the mergers, the Combined Corporation will be able to retain key employees to the same extent as in the past.

The mergers will result in changes to the board of directors and management of the Combined Corporation that may affect the strategy of the Combined Corporation as compared to that of MAA and Post Properties independently.

If the parties complete the mergers, the composition of the board of directors and management team will change. The board of directors of the Combined Corporation will consist of thirteen members, with all ten directors from the current MAA Board and Russell R. French, Toni Jennings and David P. Stockert from the current Post Properties Board. H. Eric Bolton, Jr., MAA’s Chief Executive Officer and Chairman of the Board of Directors, will serve as Chief Executive Officer and Chairman of the Board of Directors of the Combined Corporation. Alan B. Graf, Jr., the Lead Independent Director for MAA, will serve as the Lead Independent Director for the Combined Corporation. In addition, Albert M. Campbell, III, MAA’s Chief Financial Officer, Thomas L. Grimes, Jr., MAA’s Chief Operating Officer, and Robert J. DelPriore, MAA’s General Counsel, will serve as Chief Financial Officer, Chief Operating Officer and General Counsel, respectively, of the Combined Corporation. This new composition of the board of directors and the management team of the Combined Corporation may affect the business strategy and operating decisions of the Combined Corporation upon the completion of the mergers.

The future results of the Combined Corporation will suffer if the Combined Corporation does not effectively manage the expansion of its operations following the mergers.

Following the mergers, the Combined Corporation expects to continue to expand its operations through additional acquisitions and development of properties, some of which may involve complex challenges. The future success of the Combined Corporation will depend, in part, upon the ability of the Combined Corporation to manage its expansion opportunities, which may pose substantial challenges for the Combined Corporation to integrate new operations into its existing business in an efficient and timely manner, and upon its ability to successfully monitor its operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. There is no assurance that the Combined Corporation’s expansion or acquisition and development opportunities will be successful, or that the Combined Corporation will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

If counterparties to certain agreements with MAA or Post Properties do not consent to the mergers, change of control rights under those agreements may be triggered, which could cause the Combined Corporation to lose the benefit of such agreements and incur liabilities or replacement costs.

MAA and Post Properties are each party to one or more agreements that will require MAA or Post Properties, as applicable, to obtain consents from third parties in connection with the mergers. Although these consents are not a condition to closing the mergers, if such consents cannot be obtained, the counterparties to these contracts and other third parties with whom MAA or Post Properties currently have relationships may have the ability to terminate, reduce the scope of or otherwise materially adversely alter their relationships with MAA or Post Properties, or with the Combined Corporation following the mergers. The pursuit of such rights by the counterparties may result in MAA, Post Properties or the Combined Corporation suffering a loss of potential future revenue or incurring liabilities and may result in the loss of rights that are material to the Combined Corporation’s business. Any such disruptions could limit the Combined Corporation’s ability to achieve the anticipated benefits of the mergers.

The Combined Corporation’s joint ventures could be adversely affected by the Combined Corporation’s lack of sole decision-making authority, its reliance on its joint venture partner’s financial condition and disputes between the Combined Corporation and its joint venture partner.

Both MAA and Post Properties currently have joint venture investments that will constitute a portion of the Combined Corporation’s assets upon consummation of the mergers. In addition, the Combined Corporation may enter into additional joint ventures after consummation of the mergers. These joint venture investments involve risks not present with a property wholly owned by the Combined Corporation, including that: (i) one or more joint venture partners might become bankrupt or fail to fund a share of required capital contributions; (ii) one or more joint venture partners may have economic or other business interests or goals that are inconsistent with the Combined Corporation’s business interests or goals; or (iii) disputes between the Combined Corporation and one or more of its joint venture partners may result in litigation or arbitration that would increase the operating expenses of the Combined Corporation and divert management time and attention away from the business. The occurrence of one or more of the events described above could cause unanticipated disruption to the operations of the Combined Corporation or unanticipated costs and liabilities to the Combined Corporation, which could in turn adversely affect the financial condition, results of operations and cash flows of the Combined Corporation and limit its ability to make distributions to its shareholders.

At the closing of the mergers, MAA LP will assume liabilities and obligations of Post LP.

Following and by virtue of completion of the mergers, MAA LP will have assumed the liabilities and obligations of Post LP, including Post LP’s liabilities under its unsecured revolving lines of credit, unsecured term loans and mortgage notes payable as well as Post LP’s obligations under its $150,000,000 aggregate principal amount of 4.75% senior notes due October 15, 2017 and $250,000,000 aggregate principal amount of 3.375% senior notes due December 1, 2022. These liabilities could have a material adverse effect on the Combined Corporation’s business to the extent that MAA LP or Post LP has not identified such liabilities or have underestimated the nature, amount or significance, based on amount or otherwise, of such liabilities.

The Combined Corporation’s operating results after the mergers may differ materially from the unaudited pro forma condensed consolidated financial information included elsewhere in this joint proxy statement/prospectus.

The unaudited pro forma condensed consolidated financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the mergers been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the Combined Corporation. The unaudited pro forma condensed consolidated financial information does not reflect future events that may occur after the mergers, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the mergers, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma condensed consolidated financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the mergers that MAA and Post Properties believe are reasonable under the circumstances. MAA and Post Properties cannot assure you that the assumptions will prove to be accurate over time.

Risks Related to an Investment in the Combined Corporation’s Common Stock

The market price of shares of the common stock of the Combined Corporation may be affected by factors different from those affecting the price of shares of MAA common stock or Post Properties common stock before the mergers.

The results of operations of the Combined Corporation, as well as the market price of the common stock of the Combined Corporation, after the mergers may be affected by other factors in addition to those currently affecting MAA’s or Post Properties’ results of operations and the market prices of MAA common stock and Post Properties common stock. These factors include:

•	a greater number of shares of the Combined Corporation outstanding as compared to the number of currently outstanding shares of MAA;

•	different shareholders; and

•	different assets and capitalizations.

Accordingly, the historical market prices and financial results of MAA and Post Properties may not be indicative of these matters for the Combined Corporation after the mergers. For a discussion of the businesses of MAA and Post Properties and certain risks to consider in connection with investing in those businesses, see the documents incorporated by reference by MAA and Post Properties into this joint proxy statement/prospectus referred to under “Where You Can Find More Information.”

The market price of the Combined Corporation’s common stock may decline as a result of the mergers.

The market price of the Combined Corporation’s common stock may decline as a result of the mergers for a number of reasons, including if the Combined Corporation does not achieve the perceived benefits of the mergers as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the mergers on the Combined Corporation’s financial results is not consistent with the expectations of financial or industry analysts.

In addition, upon consummation of the mergers, MAA shareholders and Post Properties shareholders will own interests in a Combined Corporation operating an expanded business with a different mix of properties, risks and liabilities. Current shareholders of MAA and Post Properties may not wish to continue to invest in the Combined Corporation, or for other reasons may wish to dispose of some or all of their shares of the Combined Corporation’s common stock. If, following the effective time of the mergers, large amounts of the Combined Corporation’s common stock are sold, the price of the Combined Corporation’s common stock could decline.

General market conditions and unpredictable factors, including conditions and factors different from those affecting Post Properties Series A preferred stock currently, could adversely affect the market prices of MAA Series I preferred stock.

There can be no assurance about the market prices of MAA Series I preferred stock that will be issued in exchange for Post Properties Series A preferred stock in the parent merger. Several factors, many of which are beyond the control of MAA, could influence the market prices of MAA Series I preferred stock, including:

•	whether the Combined Corporation declares or fails to declare dividends on the MAA Series I preferred stock from time to time;

•	real or anticipated changes in the credit ratings assigned to the Combined Corporation’s securities;

•	the Combined Corporation’s creditworthiness and credit profile;

•	interest rates;

•	developments in the securities, credit and housing markets, and developments with respect to financial institutions generally;

•	the market for similar securities; and

•	economic, corporate, securities market, geopolitical, regulatory or judicial events that affect the Combined Corporation or real estate industries or the financial markets generally.

After the mergers are completed, Post Properties shareholders who receive shares of the Combined Corporation common stock or MAA Series I preferred stock in the parent merger will have different rights that may be less favorable than their current rights as Post Properties shareholders.

If the parent merger is consummated, shareholders of Post Properties will become shareholders of MAA. The rights of Post Properties shareholders are currently governed by and subject to the provisions of the Georgia Business Corporation Code, or the GBCC, and the articles of incorporation and bylaws of Post Properties. Upon consummation of the parent merger, the rights of the former Post Properties shareholders who receive MAA common stock or MAA Series I preferred stock will be governed by the Tennessee Business Corporation Act, or the TBCA, and the MAA charter and MAA bylaws, rather than the GBCC and the articles of incorporation and bylaws of Post Properties.

For a summary of certain differences between the rights of MAA shareholders and Post Properties shareholders, see “Comparison of Rights of Shareholders of MAA and Shareholders of Post Properties” beginning on page 183.

The Combined Corporation cannot assure you that it will be able to continue paying dividends at or above the rate currently paid by MAA and Post Properties.

Following the mergers, the common shareholders of the Combined Corporation may not receive dividends at the same rate they received dividends as common shareholders of MAA and Post Properties for various reasons, including the following:

•	as a result of the mergers and the issuance of shares in connection with the mergers, the total amount of cash required for the Combined Corporation to pay dividends at its current rate will increase;

•	the Combined Corporation may not have enough cash to pay such dividends due to changes in the Combined Corporation’s cash requirements, capital spending plans, cash flow or financial position or as a result of unknown or unforeseen liabilities incurred in connection with the mergers;

•	decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the Combined Corporation’s board of directors, which reserves the right to change the Combined Corporation’s dividend practices at any time and for any reason;

•	the Combined Corporation may desire to retain cash to maintain or improve its credit ratings; and

•	the amount of dividends that the Combined Corporation’s subsidiaries may distribute to the Combined Corporation may be subject to restrictions imposed by state law, restrictions that may be imposed by state regulators, and restrictions imposed by the terms of any current or future indebtedness that the Combined Corporation or its subsidiaries may incur.

Common shareholders of the Combined Corporation will have no contractual or other legal right to dividends that have not been declared by the Combined Corporation’s board of directors. In addition, MAA will issue newly-issued shares of MAA Series I preferred stock to holders of Post Properties Series A preferred stock in the parent merger. Holders of MAA Series I preferred stock would receive, upon the Combined Corporation’s voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of the Combined Corporation’s common stock, their respective liquidation preferences as well as any accrued and unpaid dividends. These payments would reduce the amount of the remaining assets of the Combined Corporation, if any, available for distribution to holders of its common stock.

Future offerings of debt or equity securities, which may rank senior to the Combined Corporation’s common stock, may adversely affect the market price of MAA common stock.

If the Combined Corporation decides to issue additional debt securities in the future, which would rank senior to the Combined Corporation’s common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting the Combined Corporation’s operating flexibility. Additionally, any equity securities or convertible or exchangeable securities that the Combined Corporation issues in the future may have rights, preferences and privileges more favorable than those of the Combined Corporation’s common stock and may result in dilution to owners of the Combined Corporation’s common stock. The Combined Corporation and, indirectly, the Combined Corporation’s shareholders, will bear the cost of issuing and servicing such securities. Because the Combined Corporation’s decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond the Combined Corporation’s control, the Combined Corporation cannot predict or estimate the amount, timing or nature of its future offerings. Thus, holders of Combined Corporation’s common stock will bear the risk of the Combined Corporation’s future offerings reducing the market price of the Combined Corporation’s common stock and diluting the value of their stock holdings in the Combined Corporation.

The Combined Corporation will have a significant amount of indebtedness and may need to incur more in the future.

The Combined Corporation will have substantial indebtedness following completion of the mergers. For example, as of June 30, 2016, the Combined Corporation would have had an estimated fixed charge coverage ratio of 2.5x and an estimated debt as a percentage of total market capitalization of 28.3%. In addition, in connection with executing the Combined Corporation’s business strategies following the mergers, the Combined Corporation expects to continue to evaluate the possibility of acquiring additional properties and making strategic investments, and the Combined Corporation may elect to finance these endeavors by incurring additional indebtedness. The amount of such indebtedness could have material adverse consequences for the Combined Corporation, including:

•	reducing the Combined Corporation’s credit ratings and thereby raising its borrowing costs;

•	hindering the Combined Corporation’s ability to adjust to changing market, industry or economic conditions;

•	limiting the Combined Corporation’s ability to access the capital markets to refinance maturing debt or to fund acquisitions or emerging businesses;

•	limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses;

•	making the Combined Corporation more vulnerable to economic or industry downturns, including interest rate increases; and

•	placing the Combined Corporation at a competitive disadvantage compared to less leveraged competitors.

Moreover, to respond to competitive challenges, the Combined Corporation may be required to raise substantial additional capital to execute its business strategy. The Combined Corporation’s ability to arrange additional financing will depend on, among other factors, the Combined Corporation’s financial position and performance, as well as prevailing market conditions and other factors beyond the Combined Corporation’s control. If the Combined Corporation is able to obtain additional financing, the Combined Corporation’s credit ratings could be further adversely affected, which could further raise the Combined Corporation’s borrowing costs and further limit its future access to capital and its ability to satisfy its obligations under its indebtedness.

The Combined Corporation may incur adverse tax consequences if MAA or Post Properties has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

Each of MAA and Post Properties has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code, and each intends to continue to do so through the time of the mergers, and the Combined Corporation intends to continue operating in such a manner following the mergers. None of MAA, Post Properties or the Combined Corporation has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership (such as both Post Properties and MAA do, and as the Combined Corporation will, following the mergers). The determination of various factual matters and circumstances not entirely within the control of MAA, Post Properties or the Combined Corporation, as the case may be, may affect any such company’s ability to qualify as a REIT. In order to qualify as a REIT, each of MAA, Post Properties and the Combined Corporation must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to shareholders aggregating annually at least 90% of its net taxable income, excluding any net capital gains.

If any of MAA, Post Properties or the Combined Corporation loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its shareholders, because:

•	such company would be subject to U.S. federal income tax on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to shareholders in computing its taxable income);

•	such company could be subject to the federal alternative minimum tax and possibly increased state and local taxes for such periods;

•	unless such company is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

•	for the ten years following re-election of REIT status (five years if REIT status is re-elected prior to August 8, 2016), upon a taxable disposition of an asset owned as of such re-election, such company would be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

The Combined Corporation will inherit any liability with respect to unpaid taxes of MAA or Post Properties for any periods prior to the parent merger. In addition, as described above, if Post Properties failed to qualify as a REIT as of the parent merger but the Combined Corporation nonetheless qualified as a REIT, in the event of a taxable disposition of a former Post Properties asset during the ten years following the parent merger the Combined Corporation would be subject to corporate tax with respect to any built-in gain inherent in such asset as of the parent merger. In addition, under the “investment company” rules under Section 368 of the Code, if both MAA and Post Properties are “investment companies” under such rules, the failure of either Post Properties or MAA to qualify as a REIT could cause the parent merger to be taxable to Post Properties or MAA, respectively, and its shareholders. As a result of all these factors, MAA’s, Post Properties’ or the Combined Corporation’s failure to qualify as a REIT could impair the Combined Corporation’s ability to expand its business and raise capital, and would materially adversely affect the value of its stock. In addition, for years in which the Combined Corporation does not qualify as a REIT, it will not otherwise be required to make distributions to shareholders.

In certain circumstances, even if the Combined Corporation qualifies as a REIT, it and its subsidiaries may be subject to certain U.S. federal, state, and other taxes, which would reduce the Combined Corporation’s cash available for distribution to its shareholders.

Even if each of MAA, Post Properties and the Combined Corporation has, as the case may be, qualified and continues to qualify as a REIT, the Combined Corporation may be subject to U.S. federal, state, or other taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. In addition, the Combined Corporation may not be able to make sufficient distributions to avoid income and excise taxes applicable to REITs. Alternatively, the Combined Corporation may decide to retain income it earns from the sale or other disposition of its property and pay income tax directly on such income. In that event, the Combined Corporation’s shareholders would be treated as if they earned that income and paid the tax on it directly. However, shareholders that are tax-exempt, such as charities or qualified pension plans, might not have any benefit from their deemed payment of such tax liability. The Combined Corporation and its subsidiaries may also be subject to U.S. federal taxes other than U.S. federal income taxes, as well as state and local taxes (such as state and local income and property taxes), either directly or at the level of its operating partnership, or at the level of the other companies through which the Combined Corporation indirectly owns its assets. Any U.S. federal or state taxes the Combined Corporation (or any of its subsidiaries) pays will reduce cash available for distribution by the Combined Corporation to shareholders. See section “The Mergers—Material U.S. Federal Income Tax Consequences of the Parent Merger and Ownership of Combined Corporation Common Stock and MAA Series I Preferred Stock” beginning on page 121.

MAA and Post Properties face other risks.

The foregoing risks are not exhaustive, and you should be aware that, following the mergers, the Combined Corporation will face various other risks, including those discussed in reports filed by MAA and Post Properties with the SEC. See “Where You Can Find More Information” beginning on page 201.

Risk Factors Relating to MAA’s Business

You should also read and consider the risk factors specific to MAA’s business that will also affect the Combined Corporation after the mergers. These risks are described in Part I, Item 1A of MAA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in other documents that are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” for more detail on the information incorporated by reference into this joint proxy statement/prospectus.

Risk Factors Relating to Post Properties’ Business

You should also read and consider the risk factors specific Post Properties’ business that will also affect the Combined Corporation after the mergers. These risks are described in Part I, Item 1A of Post Properties’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in other documents that are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” for more detail on the information incorporated by reference into this joint proxy statement/prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which MAA and Post Properties operate and beliefs of, and assumptions made by, MAA management and Post Properties management and involve uncertainties that could significantly affect the financial results of MAA, Post Properties or the Combined Corporation. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the mergers, including future financial and operating results of the Combined Corporation, and the Combined Corporation’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that MAA and Post Properties expect or anticipate will occur in the future—including statements relating to expected synergies, improved liquidity and balance sheet strength—are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although MAA and Post Properties believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, MAA and Post Properties can give no assurance that their expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to:

•	each of MAA’s and Post Properties’ success, or the success of the Combined Corporation, in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate acquisitions, developments or other investments;

•	changes in national, regional and local economic climates, including changes in conditions affecting ownership of residential real estate and general conditions in the multifamily residential real estate market;

•	changes in financial markets and interest rates, or to the business or financial condition of MAA, Post Properties or the Combined Corporation or their respective businesses;

•	the nature and extent of future competition;

•	each of MAA’s and Post Properties’ ability, or the ability of the Combined Corporation, to pay down, refinance, restructure and/or extend its indebtedness as it becomes due;

•	the ability and willingness of MAA, Post Properties and the Combined Corporation to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations;

•	availability to MAA, Post Properties and the Combined Corporation of financing and capital;

•	each of MAA’s and Post Properties’ ability, or the ability of the Combined Corporation, to deliver high quality properties and services, to attract and retain qualified personnel and to attract and retain residents and other tenants;

•	the impact of any financial, accounting, legal or regulatory issues that may affect MAA, Post Properties or the Combined Corporation;

•	the outcome of any legal proceedings or enforcement matters that may be instituted against MAA, Post Properties or the Combined Corporation relating to the mergers;

•	risks associated with the companies’ ability to consummate the mergers, the timing of the closing of the mergers and unexpected costs or unexpected liabilities that may arise from the mergers, whether or not consummated;

•	disruption in key business activities, including disruption of management’s attention from MAA’s or Post Properties’ ongoing business operations due to the mergers or any impact on MAA’s or Post Properties’ relationships with third parties as a result of the announcement of the mergers;

•	potential difficulties in employee retention as a result of the pendency of the mergers;

•	risks associated with the mergers, including the integration of the companies’ businesses and achieving expected revenue synergies or cost savings as a result of the mergers; and

•	those additional risks and factors discussed in reports filed with the Securities and Exchange Commission, or the SEC, by MAA and Post Properties from time-to-time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Forms 10-K and 10-Q.

Should one or more of the risks or uncertainties described above or elsewhere in this joint proxy statement/prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus.

All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that MAA, Post Properties or persons acting on their behalf may issue.

Neither MAA nor Post Properties undertakes any duty to update any forward-looking statements appearing in this joint proxy statement/prospectus.

THE COMPANIES

Mid-America Apartment Communities, Inc.

MAA is a Tennessee corporation that has elected to be taxed as a REIT under the Code. MAA owns, acquires, renovates, develops and manages apartment communities in the Sunbelt region of the United States. As of June 30, 2016, MAA owned a total of 256 multifamily apartment communities comprising 80,300 apartment units located in 15 states. MAA also had four development communities under construction totaling 628 units as of June 30, 2016. Total expected costs for the development projects are $96.9 million, of which $49.4 million had been incurred through June 30, 2016. MAA expects to complete construction on one project by the third quarter of 2016, two projects by the second quarter of 2017, and one project by the fourth quarter of 2017.

MAA’s most significant asset is its ownership interest in MAA LP. MAA conducts substantially all of its business and holds substantially all of its assets through MAA LP, and by virtue of its ownership interest and being MAA LP’s sole general partner, MAA has the ability to control all of the day-to-day operations of MAA LP. As of June 30, 2016, MAA owned 75,524,086 common units of partnership interest, or approximately 94.8% of the outstanding partnership interests in MAA LP.

MAA common stock is listed on the NYSE, trading under the symbol “MAA.”

MAA was incorporated in the state of Tennessee in 1993, and MAA LP was formed in the state of Tennessee in 1993. MAA’s principal executive offices are located at 6584 Poplar Avenue, Memphis, Tennessee 38138, and its telephone number is (901) 682-6600.

Additional information about MAA and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 201.

Post Properties, Inc.

Post Properties, a Georgia corporation, is a self-administered and self-managed REIT. Post Properties and its subsidiaries develop, own and manage upscale multifamily apartment communities in selected markets in the United States. Post Properties through its wholly-owned subsidiaries is the sole general partner, a limited partner and owns a majority interest in Post Apartment Homes, L.P., or Post LP, a Georgia limited partnership. Post LP, through its operating divisions and subsidiaries conducts substantially all of the on-going operations of Post Properties. As of June 30, 2016, Post Properties owned or owned interests in a total of 61 multifamily apartment communities comprising 24,162 apartment units, including 1,471 apartment units in four communities held in unconsolidated entities and 2,360 apartment units in seven communities currently under development or in lease-up. At June 30, 2016, Post Properties had 2,290 apartment units in six communities under development with total budgeted development and construction costs of $478.6 million. Post Properties currently expects to initiate the lease-up of apartment units at two of these communities, containing 794 apartment units in 2016. An additional community containing 340 apartment units with total projected costs of $74.8 million continues its initial lease-up and, as of July 30, 2016, was 89.1% leased. At June 30, 2016, approximately 30.2%, 21.6%, 13.3% and 10.7% (on a unit basis) of Post Properties’ operating communities were located in the Atlanta, Georgia, Dallas, Texas, greater Washington, D.C. and Tampa, Florida metropolitan areas, respectively.

Post Properties’ only material asset is its ownership interest in Post LP, which, together with its subsidiaries, conducts substantially all of Post Properties’ business, holds substantially all of Post Properties’ consolidated assets and generates substantially all of Post Properties’ revenues. Through its wholly-owned subsidiaries, Post Properties is the sole general partner of Post LP and, as of June 30, 2016, owned approximately 99.8% of the outstanding partnership interests in Post LP.

Post Properties common stock is listed on the NYSE, trading under the symbol “PPS.”

Post Properties was incorporated in the state of Georgia in 1984, and is the successor by merger to the original Post Properties, Inc., a Georgia corporation, which was formed in 1971. Post LP is a Georgia limited partnership that was formed in 1993 for the purpose of consolidating the operating and development businesses of Post Properties and the Post Properties apartment portfolio. Post Properties’ principal executive offices are located at One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327, and its telephone number is (404) 846-5000.

Additional information about Post Properties and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 201.

The Combined Corporation

The Combined Corporation will be named “Mid-America Apartment Communities, Inc.” and will be a Tennessee corporation that will be a self-administered REIT, structured as a traditional UPREIT, which has elected to be taxed as a REIT under the Code. The Combined Corporation will be a Sunbelt-focused, publicly-traded, multifamily REIT with enhanced capabilities to deliver value for residents, shareholders and employees. The Combined Corporation is expected to have a pro forma equity market capitalization of approximately $11 billion, and a pro forma total market capitalization of approximately $16 billion, each as of September 27, 2016, the latest practicable trading day before the date of this joint proxy statement/prospectus. The Combined Corporation’s asset base will consist primarily of 105,008 apartment units in 317 multifamily apartment communities. The Combined Corporation will maintain strategic diversity across urban and suburban locations in large and secondary markets within the high-growth Sunbelt region of the United States. The Combined Corporation’s ten largest markets by unit count will be Atlanta, Dallas, Austin, Charlotte, Raleigh, Orlando, Tampa, Fort Worth, Houston and Washington, D.C.

The business of the Combined Corporation will be operated through MAA LP and its subsidiaries. On a pro forma basis giving effect to the mergers, the Combined Corporation will own an approximate 96.4% partnership interest in MAA LP and, as its sole general partner, the Combined Corporation will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of MAA LP.

The common stock of the Combined Corporation will be listed on the NYSE, trading under the symbol “MAA.”

The Combined Corporation’s principal executive offices will be located at 6584 Poplar Avenue, Memphis, Tennessee 38138, and its telephone number will be (901) 682-6600.

THE MAA SPECIAL MEETING

Date, Time and Place

The MAA special meeting will be held at MAA’s corporate headquarters, 6584 Poplar Avenue, Memphis, Tennessee 38138, on November 10, 2016, at 8:30 a.m., local time.

Purpose of the MAA Special Meeting

At the MAA special meeting, MAA shareholders will be asked to consider and vote upon the following matters:

•	a proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of MAA common stock to Post Properties shareholders in connection with the parent merger, which we refer to collectively as the MAA merger proposal;

•	a proposal to approve an amendment to the MAA charter to increase the number of authorized shares of MAA common stock from 100,000,000 shares to 145,000,000 shares, which we refer to as the MAA charter amendment proposal; and

•	a proposal to approve one or more adjournments of the MAA special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval of the merger agreement and the parent merger and approval of the MAA charter amendment, which we refer to as the MAA adjournment proposal.

Recommendation of the MAA Board

After careful consideration, the MAA Board has unanimously (i) determined and declared that the merger agreement, the parent merger, the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Post Properties shareholders in connection with the parent merger, are advisable and in the best interests of MAA and its shareholders, (ii) adopted and approved the merger agreement, the parent merger and the other transactions contemplated thereby, and (iii) determined and declared that, due to the transactions contemplated by the merger agreement, it is necessary, advisable, desirable and in the best interest of MAA to amend the MAA charter to increase the number of shares of MAA common stock authorized for issuance from 100,000,000 shares to 145,000,000 shares. Certain factors considered by the MAA Board in reaching its decision to adopt and approve the merger agreement can be found in the section of this joint proxy statement/prospectus entitled “The Mergers—Recommendation of the MAA Board and Its Reasons for the Mergers” beginning on page 84.

The MAA Board unanimously recommends that MAA shareholders vote FOR the MAA merger proposal, FOR the MAA charter amendment proposal and FOR the proposal to adjourn the MAA special meeting, if necessary or appropriate in the view of the MAA Board, to solicit additional proxies in favor of the proposals if there are not sufficient votes at the time of such adjournment to approve such proposals.

The MAA merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of MAA common stock entitled to vote. The proposal to approve the MAA charter amendment requires the affirmative vote of a majority of shares of MAA common stock present in person or by proxy at the MAA special meeting and entitled to vote. The parent merger cannot be completed without the approval by MAA shareholders of both proposals.

MAA Record Date; Who Can Vote at the MAA Special Meeting

Only MAA shareholders of record at the close of business on the record date, September 26, 2016, are entitled to receive notice of the MAA special meeting and to vote the shares of MAA common stock that they held on the record date at the MAA special meeting, or any postponement or adjournment of the MAA special meeting. The only class of stock that can be voted at the MAA special meeting is MAA common stock. Each share of MAA common stock is entitled to one vote on all matters that come before the MAA special meeting.

On the record date, there were approximately 75,541,759 shares of MAA common stock outstanding and entitled to vote at the MAA special meeting.

A list of MAA shareholders entitled to vote at the MAA special meeting will be open for examination by any MAA shareholder, for any purpose germane to the MAA special meeting, during ordinary business hours, beginning two (2) days after notice of the MAA special meeting is given and through the time of the MAA special meeting at MAA’s principal executive offices at 6584 Poplar Avenue, Memphis, Tennessee 38138.

Quorum

A quorum of shareholders is necessary to hold a valid special meeting. The presence, in person or by proxy, of holders of a majority of the shares of MAA common stock outstanding on the MAA record date will constitute a quorum. On the record date, there were 75,541,759 shares of MAA common stock outstanding and entitled to vote. Thus, 37,770,880 shares of MAA common stock must be represented by shareholders present at the MAA special meeting in person or by proxy to have a quorum for the MAA special meeting.

Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the Chairman of the MAA special meeting or a majority of the votes present at the MAA special meeting may adjourn the MAA special meeting to another date.

Vote Required for Approval

Approval of the MAA merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of MAA common stock entitled to vote.

Approval of the MAA charter amendment proposal requires the affirmative vote of a majority of shares of MAA common stock present in person or by proxy at the MAA special meeting and entitled to vote.

Approval of the MAA adjournment proposal requires that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

Abstentions and Broker Non-Votes

If you are a MAA shareholder and you fail to instruct your broker, bank or other nominee to vote, or abstain from voting:

•	with respect to the MAA merger proposal, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the MAA merger proposal;

•	with respect to the MAA charter amendment proposal, assuming a quorum is present, abstentions will have the same effect as a vote “AGAINST” the MAA charter amendment proposal, but broker non-votes will have no effect on the outcome of the vote for this proposal; and

•	with respect to the MAA adjournment proposal, abstentions and broker non-votes will have no effect on the outcome of the vote for this proposal.

Voting by MAA Directors and Executive Officers

At the close of business on the record date, directors and executive officers of MAA and their affiliates were entitled to vote 482,516 shares of MAA common stock, or approximately 0.6% of the shares of MAA common stock issued and outstanding on that date. MAA currently expects that the MAA directors and executive officers will vote their shares of MAA common stock in favor of the MAA merger proposal as well as the other proposals to be considered at the MAA special meeting, although none of them is obligated to do so.

Manner of Submitting Proxy

A proxy card is enclosed for use by MAA shareholders. MAA requests that MAA shareholders sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. MAA shareholders may also vote their shares by telephone or through the Internet. Information and applicable deadlines for voting proxies by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of MAA common stock represented by it will be voted at the MAA special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card.

If a proxy card is signed and returned without an indication as to how the shares of MAA common stock represented by the proxy are to be voted with regard to a particular proposal, the shares of MAA common stock represented by the proxy will be voted “FOR” each such proposal. As of the date of this joint proxy statement/prospectus, MAA has no knowledge of any business that will be presented for consideration at the MAA special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Shareholders of MAA. In accordance with the MAA bylaws and Tennessee law, business transacted at the MAA special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the MAA special meeting for consideration, it is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on such matter.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the MAA special meeting in person.

Shares held in “Street Name”

If a MAA shareholder holds shares of MAA common stock in a stock brokerage account or if its shares are held by a broker, bank or other nominee (that is, in “street name”), such shareholder must provide the record holder of its shares with instructions on how to vote its shares of MAA common stock. MAA shareholders should follow the voting instructions provided by their broker, bank or nominee. Please note that MAA shareholders may not vote shares of MAA common stock held in street name by returning a proxy card directly to MAA or by voting in person at the MAA special meeting unless they provide a “legal proxy,” which MAA shareholders must obtain from their broker, bank or nominee. Further, brokers, banks or other nominees who hold shares of MAA common stock on behalf of their customers may not give a proxy to MAA to vote those shares without specific instructions from their customers.

If a MAA shareholder does not instruct its broker, bank or nominee to vote, then the broker, bank or nominee may not vote those shares, and it will have the effects described above under “—Abstentions and Broker Non-Votes.”

Shares held in the MAA Employee Stock Ownership Plan

If MAA shareholders hold shares of MAA common stock in an account under the MAA Employee Stock Ownership Plan, such shareholders have the right to vote the shares in their account. To do this, the MAA shareholder must sign and timely return the proxy card received with this joint proxy statement/prospectus, or grant the shareholder’s proxy by telephone or over the Internet by following the instructions on the proxy card.

Revocation of Proxies or Voting Instructions

MAA shareholders of record may change their vote or revoke their proxy at any time before the final vote at the MAA special meeting by:

1.	submitting another properly completed proxy card bearing a later date in time to be received before the MAA special meeting or by submitting a later dated proxy by telephone or over the Internet in which case the later-submitted proxy will be recorded and the earlier proxy revoked;

2.	submitting written notice that the MAA shareholder is revoking the proxy to MAA’s Corporate Secretary, 6584 Poplar Avenue, Memphis, Tennessee 38138 in time to be received before the MAA special meeting; or

3.	voting in person at the MAA special meeting.

Attending the MAA special meeting without voting will not, by itself, revoke a MAA shareholder’s proxy.

If your shares of MAA common stock are held by your broker or bank as nominee or agent, you should follow the instructions provided by your broker or bank.

Tabulation of Votes

MAA will appoint an inspector of election for the MAA special meeting to tabulate affirmative and negative votes, broker non-votes and abstentions.

Solicitation of Proxies; Payment of Solicitation Expenses

The cost of proxy solicitation for the MAA special meeting will be borne by MAA. In addition to the use of the mail, proxies may be solicited by officers, directors and regular employees of MAA, without additional remuneration, in person, by telephone or any other electronic means of communication deemed appropriate. MAA will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. MAA has retained D.F. King to assist in its solicitation of proxies and has agreed to pay them a fee not to exceed $20,000 for these services, plus reimbursement for reasonable out-of-pocket expenses and expenses, and to indemnify D.F. King against certain losses, costs and expenses.

Adjournment

In addition to the other proposals being considered at the MAA special meeting, MAA shareholders are also being asked to approve a proposal that will give the MAA Board authority to adjourn the MAA special meeting, if necessary or appropriate in the view of the MAA Board, to solicit additional proxies in favor of the other proposals if there are not sufficient votes at the time of such adjournment to approve such proposals. If this proposal is approved, the MAA special meeting could be successively adjourned to another date. In addition, the MAA Board could postpone the MAA special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the MAA special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

If a quorum does not exist, the chairman of the MAA special meeting or the holders of a majority of the shares of MAA common stock present at the MAA special meeting, in person or by proxy, may adjourn the MAA special meeting to another place, date or time. If a quorum exists, but there are not enough affirmative votes to approve any other proposal, the MAA special meeting may be adjourned if the votes cast, in person or by proxy, at the MAA special meeting in favor of the MAA adjournment proposal exceed the votes cast, in person or by proxy, against the MAA adjournment proposal.

Assistance

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the MAA special meeting, please contact MAA’s proxy solicitor, D.F. King, toll-free at (866) 811-1442.

PROPOSALS SUBMITTED TO MAA SHAREHOLDERS

MAA Merger Proposal

(Proposal 1 on the MAA Proxy Card)

MAA shareholders are asked to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Post Properties shareholders in the parent merger. For a summary and detailed information regarding the MAA merger proposal, see the information about the merger agreement and the parent merger throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Mergers” beginning on page 70 and “The Merger Agreement” beginning on page 148. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference.

Pursuant to the merger agreement, approval of this proposal is a condition to the closing of the mergers. If this proposal is not approved, the mergers will not be completed.

MAA is requesting that MAA shareholders approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement. Approval of the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of MAA common stock entitled to vote on such proposal.

Recommendation of the MAA Board

The MAA Board unanimously recommends that MAA shareholders vote “FOR” the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Post Properties shareholders in the parent merger.

MAA Charter Amendment

(Proposal 2 on the MAA Proxy Card)

Background

In connection with its adoption and approval of the merger agreement and the parent merger, the MAA Board authorized and approved an amendment to the MAA charter to increase the number of authorized shares of MAA common stock from 100,000,000 to 145,000,000. The MAA charter amendment proposal is subject to MAA shareholder approval.

The complete text of the MAA charter amendment is attached hereto as Annex B. If the MAA charter amendment is approved by the MAA shareholders, the MAA charter amendment will become effective upon filing with the Secretary of State of the State of Tennessee, which we expect to occur immediately prior to the closing of the mergers. The text of the MAA charter amendment as filed with the Secretary of State of the State of Tennessee may vary, however, for such changes that are consistent with this proposal and which MAA may deem necessary or appropriate.

Purpose of the MAA Charter Amendment

Currently, the MAA charter authorizes the issuance of up to 100,000,000 shares of common stock. As of September 9, 2016, 75,541,759 shares of MAA common stock were issued and outstanding, 338,066 shares of MAA common stock were reserved for issuance under MAA’s equity incentive plans, and 4,143,203 shares of MAA common stock were reserved for issuance upon redemption of limited partnership units in MAA LP. In the event the parent merger is consummated, an additional approximately 37,991,387 shares of MAA common stock will be issued to the Post Properties shareholders.

Without approval of the MAA charter amendment by the MAA shareholders, MAA will not have a sufficient number of authorized shares to complete the parent merger. Based on current estimates, if the proposal is approved, MAA will have approximately 31,466,854 authorized but unissued shares of common stock available for issuance after completion of the parent merger. The MAA Board considers the proposed increase in the number of authorized shares desirable and in MAA’s best interests and in the best interests of the MAA shareholders because it will enable MAA to complete the parent merger and will provide MAA with an enhanced flexibility to issue shares of common stock in the future without shareholder approval, except as may be required by law, regulation or stock exchange rules, to take advantage of market conditions or favorable opportunities without the potential expense or delay incident to obtaining shareholder approval for a particular issuance. The MAA Board from time to time evaluates such opportunities and considers different capital structuring alternatives designed to advance MAA’s business strategy.

Description of MAA Common Stock

If this proposal is approved by the MAA shareholders, MAA will be authorized to issue up to 145,000,000 shares of common stock. Although MAA may consider issuing shares of common stock in the future for purposes of potential capital raising transactions, stock splits, stock dividends, acquisitions or similar transactions, there are currently no binding agreements or commitments with respect to the issuance of MAA common stock for any purpose, other than in connection with the parent merger and pursuant to MAA’s equity incentive plans.

The additional authorized shares of MAA common stock, if and when issued, would be part of the existing class of MAA common stock and would have the same rights, preferences, privileges and voting powers as the shares of MAA common stock presently outstanding. There are no preemptive rights related to MAA common stock. Please see “Description of Capital Stock” included elsewhere in this joint proxy statement/prospectus for a description of MAA common stock and the rights of MAA common shareholders.

Possible Effects on Holders of MAA Common Stock

The MAA Board considered the possible negative impact the increase in the number of shares of MAA common stock could have on the existing MAA shareholders. The MAA Board believes that existing MAA shareholders would experience dilution of their ownership interests as additional shares of MAA common stock are issued. However, the MAA Board concluded that any such negative impact would be outweighed by the positive effect on the MAA shareholders resulting from MAA’s growth. Furthermore, the MAA Board believes there is a potential negative impact to MAA shareholders if MAA is unable to continue to raise the necessary capital for acquisition and growth needs.

Possible Anti-Takeover Effect

The MAA charter amendment could adversely affect the ability of third parties to take over MAA or change control of MAA by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the MAA Board or contemplating a tender offer or other transaction for the combination of MAA with another company that the MAA Board determines is not in MAA’s best interests or in the best interests of MAA shareholders. The ability of the MAA Board to cause MAA to issue substantial amounts of MAA common stock without the need for shareholder approval, except as may be required by law, regulation or stock exchange rules, upon such terms and conditions as the MAA Board may determine from time to time in the exercise of its business judgment may, among other things, be used to create voting impediments with respect to changes in control of MAA or to dilute the stock ownership of holders of MAA common stock seeking to obtain control of MAA. The issuance of MAA common stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of MAA. The MAA Board, however, does not intend or view the increase in MAA’s authorized common stock as an anti-takeover measure and is not aware of any attempt or plan to obtain control of MAA.

Availability of Dissenters’ Rights

Pursuant to the TBCA, MAA shareholders are not entitled to dissenters’ rights with respect to the MAA charter amendment.

Approval of the MAA charter amendment requires the affirmative vote of a majority of shares of MAA common stock present in person or by proxy at the MAA special meeting and entitled to vote on the matter. Abstentions will have the same effect as an “AGAINST” vote, but broker non-votes will have no effect, assuming a quorum is present for the MAA special meeting.

Recommendation of the MAA Board

The MAA Board unanimously recommends that MAA shareholders vote “FOR” the amendment to the MAA charter to increase the number of authorized shares of MAA common stock from 100,000,000 to 145,000,000.

MAA Adjournment Proposal

(Proposal 3 on the MAA Proxy Card)

MAA is asking MAA shareholders to consider and vote upon a proposal to approve one or more adjournments of the MAA special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval of the MAA merger proposal and the approval of the MAA charter amendment proposal.

In this proposal, you are being asked to authorize the holder of any proxy solicited by the MAA Board to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the MAA special meeting one or more times for the purpose of soliciting additional proxies. If MAA shareholders approve the MAA adjournment proposal, MAA could adjourn the MAA special meeting and any adjourned session of the MAA special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from MAA shareholders that have previously returned properly executed proxies or authorized a proxy by using the Internet or telephone. Among other things, approval of the MAA adjournment proposal could mean that, even if MAA has received proxies representing a sufficient number of votes against the approval of MAA merger proposal such that the proposal would be defeated, MAA could adjourn the MAA special meeting without a vote on the MAA merger proposal and seek to obtain sufficient votes in favor of approval of the MAA merger proposal to obtain approval of that proposal.

Approval of this proposal requires that the votes cast in favor the proposal exceed the votes cast against the proposal.

Recommendation of the MAA Board

The MAA Board unanimously recommends that MAA shareholders vote FOR the proposal to approve one or more adjournments of the MAA special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval of the MAA merger proposal and approval of the MAA charter amendment proposal.

Other Business

As of the date of this joint proxy statement/prospectus, MAA does not intend to bring any other matters before the MAA special meeting, and MAA has no knowledge of any business that will be presented for consideration at the MAA special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Shareholders of MAA. In accordance with the MAA bylaws and the TCBA, business transacted at the MAA special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the MAA special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.

THE POST PROPERTIES SPECIAL MEETING

Date, Time and Place

The Post Properties special meeting will be held at the offices of King & Spalding LLP located at 1180 Peachtree Street N.E., Atlanta, Georgia 30309, on November 10, 2016 commencing at 9:30 a.m., local time.

Purpose of the Post Properties Special Meeting

At the Post Properties special meeting, Post Properties shareholders will be asked to consider and vote upon the following matters:

•	a proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, which we refer to as the Post Properties merger proposal;

•	a proposal to approve, on an advisory (non-binding) basis, the compensation payable to certain executive officers of Post Properties in connection with the parent merger, which we refer to as the merger-related compensation proposal; and

•	a proposal to approve one or more adjournments of the Post Properties special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger, which we refer to as the Post Properties adjournment proposal.

Recommendation of the Post Properties Board

The Post Properties Board unanimously recommends that Post Properties shareholders vote:

•	FOR the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement;

•	FOR the proposal to approve, on an advisory (non-binding) basis, the compensation payable to certain executive officers of Post Properties in connection with the parent merger; and

•	FOR the proposal to approve one or more adjournments of the Post Properties special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger.

As discussed elsewhere in this joint proxy statement/prospectus, after careful consideration, the Post Properties Board has unanimously approved and adopted the merger agreement, and has determined that the parent merger is advisable and in the best interests of Post Properties and its shareholders. Certain factors considered by the Post Properties Board in reaching its decision to adopt and approve the parent merger can be found in the section of this joint proxy statement/prospectus entitled “The Mergers—Recommendation of the Post Properties Board and Its Reasons for the Mergers” beginning on page 88.

The vote by Post Properties’ shareholders to approve the merger agreement and the parent merger is separate from the vote to approve, on an advisory (non-binding) basis, the compensation payable to certain executive officers of Post Properties in connection with the parent merger. Approval of the compensation arrangements is not a condition to completion of the parent merger.

Post Properties Record Date; Who Can Vote at the Post Properties Special Meeting

Only holders of record of shares of Post Properties common stock at the close of business on September 26, 2016, Post Properties’ record date for the Post Properties special meeting, are entitled to notice of, and to vote at, the Post Properties special meeting or any adjournments or postponements thereof. As of the close of business on the record date, there were 53,508,995 shares of Post Properties common stock, par value $0.01 per share, outstanding and entitled to vote at the Post Properties special meeting, held by approximately 1,214 holders of record. Because many of the shares of Post Properties common stock are held by brokers and other institutions on behalf of Post Properties shareholders, Post Properties is unable to estimate the total number of Post Properties shareholders represented by these record holders. Post Properties common stock is the only security the holders of which are entitled to notice of, and to vote at, the Post Properties special meeting.

Each share of Post Properties common stock owned on the Post Properties record date is entitled to one vote on each proposal at the Post Properties special meeting.

If you own shares of Post Properties common stock that are registered in the name of someone else, such as a broker, bank or other nominee, you need to direct that organization to vote those shares or obtain authorization from them and vote the shares yourself at the Post Properties special meeting.

A list of Post Properties shareholders entitled to vote at the Post Properties special meeting will be open for examination by any Post Properties shareholder, for any purpose germane to the Post Properties special meeting, during ordinary business hours for a period of ten days before the Post Properties special meeting at Post Properties’ principal executive offices at One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327, and at the time and place of the Post Properties special meeting during the entirety of the Post Properties special meeting.

Quorum

The presence at the Post Properties special meeting, in person or by proxy, of Post Properties shareholders entitled to vote a majority of the outstanding shares of Post Properties common stock as of the Post Properties record date will constitute a quorum for the purposes of the Post Properties special meeting. There must be a quorum for business to be conducted at the Post Properties special meeting. It is important that Post Properties shareholders vote promptly so that their shares of Post Properties common stock are counted toward the quorum.

All shares of Post Properties common stock represented at the Post Properties special meeting, including abstentions and broker non-votes, will be treated as shares of Post Properties common stock that are present for purposes of determining the presence of a quorum. Post Properties may seek to adjourn the Post Properties special meeting if a quorum is not present at the Post Properties special meeting.

Vote Required for Approval

Approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, will require the affirmative vote of the holders of a majority of the shares of Post Properties common stock entitled to vote as of the record date for the Post Properties special meeting. Approval of the Post Properties merger proposal is a condition to the closing of the parent merger.

Approval, on an advisory (non-binding) basis, of the compensation payable to certain executive officers of Post Properties in connection with the parent merger will require that the number of votes cast in favor of the proposal exceeds the votes cast opposing the proposal. An abstention from voting on this proposal will have no effect on the outcome of this proposal.

Assuming a quorum is present, approval of one or more adjournments of the Post Properties special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger, will require that the number of votes cast in favor of the proposal exceeds the votes cast opposing the proposal. If a quorum is not present, the Post Properties special meeting may be adjourned by the affirmative vote of the holders of a majority of the shares of Post Properties common stock present in person or by proxy.

Abstentions and Broker Non-Votes

It is important that you vote your shares of Post Properties common stock. Your failure to vote, or failure to instruct your broker, bank or other nominee on how to vote, will have the same effect as a vote against the Post Properties merger proposal, but will have no effect on the proposal to approve, on an advisory (non-binding) basis, the compensation payable to certain executive officers of Post Properties in connection with the parent merger or the proposal to approve one or more adjournments of the Post Properties special meeting.

If you attend the Post Properties special meeting, send in your signed proxy card or vote by telephone, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on the Post Properties merger proposal, your abstention will have the same effect as a vote against that proposal, but will have no effect on the merger-related compensation proposal or the Post Properties adjournment proposal (if a quorum is present).

Banks, brokers and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the Post Properties special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions, your shares of Post Properties common stock will not be considered present at the Post Properties special meeting or voted on any of the proposals. If you provide instructions to your broker, bank or other nominee which do not indicate how to vote your shares of Post Properties common stock with respect to a particular proposal, in accordance with stock exchange rules relating to non-routine shareholder matters, your shares of Post Properties common stock will not be voted with respect to that particular proposal, which is referred to in this context as a broker non-vote. With respect to the Post Properties merger proposal, broker non-votes will have the same effect as a vote against the Post Properties merger proposal, but will have no effect on the outcome of the merger-related compensation proposal and the Post Properties adjournment proposal.

Voting by Post Properties Directors and Executive Officers

At the close of business on the Post Properties record date, directors and executive officers of Post Properties and their affiliates were entitled to vote 983,919 shares of Post Properties common stock, or approximately 1.84% of the 53,508,995 Post Properties common stock issued and outstanding on that date. Post Properties currently expects that the Post Properties directors and executive officers will vote their shares of Post Properties common stock in favor of the Post Properties merger proposal as well as the other proposals to be considered at the Post Properties special meeting, although none of them is obligated to do so.

Manner of Submitting Proxy

Whether you plan to attend the Post Properties special meeting in person, you should submit your proxy as soon as possible.

If you own shares of Post Properties common stock in your own name, you are an owner or holder of record. This means that you may use the enclosed proxy card or telephone voting options to tell the persons named as proxies how to vote your shares of Post Properties common stock. You have four voting options:

•	In Person. To vote in person, come to the Post Properties special meeting and you will be able to vote by ballot. To ensure that your shares of Post Properties common stock are voted at the Post Properties special meeting, the Post Properties Board recommends that you submit a proxy even if you plan to attend the Post Properties special meeting.

•	Mail. To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to Post Properties before the Post Properties special meeting, Post Properties will vote your shares of Post Properties common stock as you direct.

•	Telephone. To vote by telephone, dial the toll-free telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on November 9, 2016 to be counted.

The telephone voting options available to holders of record are designed to authenticate Post Properties shareholders’ identities, to allow Post Properties shareholders to give their proxy voting instructions and to confirm that these instructions have been properly recorded. Proxies submitted by telephone through such a program must be received by 11:59 p.m. Eastern Time on November 9, 2016. Submitting a proxy will not affect your right to vote in person if you decide to attend the Post Properties special meeting.

Shares Held in “Street Name”

If your shares of Post Properties common stock are held in “street name” by your broker, bank or other nominee, you should have received a voting instruction form, as well as voting instructions with these proxy materials from that organization rather than from Post Properties. Your broker, bank or other nominee will vote your shares of Post Properties common stock only if you provide instructions to that organization on how to vote. You should provide your broker, bank or other nominee with instructions regarding how to vote your shares of Post Properties common stock by following the enclosed instructions provided by that organization. Without such instructions, your shares will NOT be voted on any of the proposals to be voted upon at the Post Properties special meeting, which will have the same effect as described above under “Abstentions and Broker Non-Votes.”

Please note that Post Properties shareholders may not vote shares of Post Properties common stock held in street name by returning a proxy card directly to Post Properties or by voting in person at the Post Properties special meeting unless they provide a “legal proxy,” which Post Properties shareholders must obtain from their broker, bank or nominee. Further, brokers, banks or nominees who hold shares of Post Properties common stock on behalf of their customers may not give a proxy to Post Properties to vote those shares of Post Properties common stock without specific instructions from their customers

Shares held through Post Properties’ 401(k) plan

If you hold shares of Post Properties common stock through Post Properties’ 401(k) plan, your voting instructions (or any change to your voting instructions) must be received by 12:00 a.m., Eastern Time, on November 8, 2016 in order to allow the plan administrator to tabulate the vote for shares held in the 401(k) plan in accordance with the plan’s stock fund operating procedures.

Revocation of Proxies or Voting Instructions

Your grant of a proxy on the enclosed proxy card or through one of the alternative methods discussed above does not prevent you from voting in person or otherwise revoking your proxy at any time before it is voted at the Post Properties special meeting. If your shares of Post Properties common stock are registered in your own name, you may revoke your proxy in one of the following ways by:

•	submitting notice in writing to Post Properties’ Corporate Secretary at Post Properties, Inc., One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327, that you are revoking your proxy that bears a date later than the date of the proxy that you are revoking and that is received before the Post Properties special meeting;

•	submitting another proxy card bearing a later date and mailing it so that it is received before the Post Properties special meeting;

•	submitting another proxy using the Internet or telephone voting procedures; or

•	attending the Post Properties special meeting and voting in person, although simply attending the Post Properties special meeting will not revoke your proxy, as you must deliver a notice of revocation or vote at the Post Properties special meeting in order to revoke a prior proxy.

Your last vote is the vote that will be counted.

If you have instructed a broker, bank or other nominee to vote your shares of Post Properties common stock, you must follow the directions received from your broker, bank or other nominee if you wish to change your vote.

If you have questions about how to vote or revoke your proxy, you should contact our proxy solicitor, Innisfree toll-free at (888) 750-5834.

Tabulation of Votes

Post Properties will appoint an inspector of election for the Post Properties special meeting to tabulate affirmative and negative votes, broker non-votes and abstentions.

Solicitation of Proxies; Payment of Solicitation Expenses

Post Properties is soliciting proxies for the Post Properties special meeting from Post Properties shareholders. Post Properties will bear the entire cost of soliciting proxies from Post Properties shareholders. In addition to this mailing, Post Properties’ directors and officers may solicit proxies by telephone, by facsimile, by mail or in person. They will not be paid any additional amounts for soliciting proxies. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Post Properties common stock held of record by those persons, and Post Properties will reimburse these brokerage firms, custodians, nominees and fiduciaries for related, reasonable out-of-pocket expenses they incur.

Post Properties has engaged Innisfree M&A Incorporated, or Innisfree, to assist in the solicitation of proxies for the Post Properties special meeting and will pay Innisfree a fee of approximately $20,000, plus reimbursement of out-of-pocket expenses and will indemnify Innisfree and its affiliates against certain claims, liabilities, losses, damages and expenses. The address of Innisfree is 501 Madison Avenue, 20th Floor, New York, NY 10022. You can call Innisfree at (888) 750-5834.

Adjournment

In addition to the other proposals being considered at the Post Properties special meeting, Post Properties shareholders are also being asked to approve a proposal that will give the Post Properties Board authority to adjourn the Post Properties special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval of the merger agreement and the parent merger. If this proposal is approved, the Post Properties special meeting could be successively adjourned to another date. In addition, the Post Properties Board could postpone the Post Properties special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the Post Properties special meeting is adjourned for the purpose of soliciting additional proxies, Post Properties shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

If a quorum is present and the number of votes cast in favor of the Post Properties adjournment proposal exceeds the votes cast opposing such proposal, Post Properties may adjourn the Post Properties special meeting.

If a quorum is not present, the Post Properties special meeting may be adjourned by the affirmative vote of the holders of a majority of the shares of Post Properties common stock present in person or by proxy.

Rights of Dissenting Shareholders

Appraisal or dissenters’ rights are statutory rights that, if available under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Appraisal or dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided in the GBCC. Because shares of Post Properties common stock are listed on a national securities exchange and at the effective time of the parent merger each outstanding share of Post Properties common stock will be converted into the right to receive shares of MAA common stock as merger consideration, holders of Post Properties common stock will not have appraisal or dissenters’ rights in connection with the merger. Because shares of Post Properties Series A preferred stock generally have no voting rights and are listed on a national securities exchange and at the effective time of the parent merger each outstanding share of Post Properties Series A preferred stock will be converted into the right to receive shares of MAA Series I Preferred Stock as merger consideration, holders of shares of Post Properties Series A preferred stock will not have appraisal or dissenters’ rights in connection with the merger.

Assistance

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the Post Properties special meeting, please contact Post Properties’ proxy solicitor, Innisfree, at (888) 750-5834.

PROPOSALS SUBMITTED TO POST PROPERTIES SHAREHOLDERS

Post Properties Merger Proposal

(Proposal 1 on the Post Properties Proxy Card)

Post Properties shareholders are asked to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement. For a summary and detailed information regarding this proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, see the information about the merger agreement and the parent merger throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Mergers” beginning on page 70 and “The Merger Agreement” beginning on page 148. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus, which is incorporated by reference herein.

Pursuant to the merger agreement, approval of this proposal is a condition to the closing of the parent merger. If this proposal is not approved, the parent merger will not be completed even if the other proposals considered at the Post Properties special meeting are approved.

Post Properties is requesting that Post Properties shareholders approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement. If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Post Properties common stock represented by such proxy card will be voted “FOR” the approval and adoption of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement.

Approval of the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Post Properties common stock entitled to vote on such proposal.

Recommendation of the Post Properties Board

The Post Properties Board unanimously recommends that Post Properties shareholders vote FOR the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement.

Advisory Vote on Executive Compensation

(Proposal 2 on the Post Properties Proxy Card)

As required by Section 14A of the Exchange Act and the SEC’s rules thereunder, Post Properties is asking its shareholders to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the parent merger, as described in this joint proxy statement/prospectus under the table captioned “Change in Control Compensation” on page 119 under “The Mergers—Executive Compensation Payable in Connection with the Mergers,” including in the associated narrative discussion. In accordance with these requirements, Post Properties is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be payable to Post Properties’ named executive officers in connection with the parent merger, as disclosed in the table captioned “Change in Control Compensation” on page 119 under “The Mergers—Executive Compensation Payable in Connection with the Mergers,” including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be payable, are hereby APPROVED.”

The vote on the executive compensation payable in connection with the parent merger is a vote separate and apart from the vote to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement. You may vote to approve this proposal and vote not to approve the Post Properties merger proposal, or you may vote against this proposal and vote to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement. Because the vote on this proposal is advisory in nature only, it will not be binding on Post Properties. Accordingly, because Post Properties is contractually obligated to pay the compensation covered by this proposal, such compensation will be payable, subject only to certain applicable conditions, if the parent merger is approved and regardless of the outcome of the advisory vote.

Approval, on an advisory (non-binding) basis, of the compensation payable to certain executive officers of Post Properties in connection with the parent merger will require that the number of votes cast in favor of the proposal exceeds the votes cast opposing the proposal. If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of common stock represented by such proxy card will be voted “FOR” this proposal. Abstentions from voting, failures to submit a proxy (if you do not attend the Post Properties special meeting in person) and any broker non-votes will not affect the outcome of the vote on this proposal.

Recommendation of the Post Properties Board

The Post Properties Board unanimously recommends that Post Properties shareholders vote FOR the proposal to approve, on an advisory (non- binding) basis, the compensation payable to certain executive officers of Post Properties in connection with the parent merger.

Post Properties Adjournment Proposal

(Proposal 3 on the Post Properties Proxy Card)

Post Properties is asking its shareholders to consider and vote upon a proposal to approve one or more adjournments of the Post Properties special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger.

If the number of shares of Post Properties common stock present in person or represented by proxy at the Post Properties special meeting voting in favor of the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement is insufficient to approve the Post Properties merger proposal at the time of the Post Properties special meeting, then Post Properties may move to adjourn the Post Properties special meeting in order to enable the Post Properties Board to solicit additional proxies in respect of such proposal. In that event, Post Properties shareholders will be asked to vote only upon the Post Properties adjournment proposal, and not on any other proposal, including the Post Properties merger proposal.

In this proposal, you are being asked to authorize the holder of any proxy solicited by the Post Properties Board to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the Post Properties special meeting one or more times for the purpose of soliciting additional proxies. If Post Properties shareholders approve the Post Properties adjournment proposal, Post Properties could adjourn the Post Properties special meeting and any adjourned session of the Post Properties special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Post Properties shareholders that have previously returned properly executed proxies or authorized a proxy by using the telephone. Among other things, approval of the Post Properties adjournment proposal could mean that, even if Post Properties has received proxies representing a sufficient number of votes against the approval of the Post Properties merger proposal such that the proposal would be defeated, Post Properties could adjourn the Post Properties special meeting without a vote on the Post Properties merger proposal and seek to obtain sufficient votes in favor of approval of the Post Properties merger proposal to obtain approval of that proposal.

If a quorum is present and the number of votes cast in favor of the Post Properties adjournment proposal exceeds the votes cast opposing such proposal, Post Properties may adjourn the Post Properties special meeting. If quorum is not present, the Post Properties special meeting may be adjourned by the affirmative vote of the holders of a majority of the shares of Post Properties common stock present in person or by proxy.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Post Properties common stock represented by such proxy card will be voted “FOR” this proposal. Abstentions from voting, failures to submit a proxy (if you do not attend the Post Properties special meeting in person) and any broker non-votes will not affect the outcome of the vote on this Post Properties adjournment proposal.

Recommendation of the Post Properties Board

The Post Properties Board unanimously recommends that Post Properties shareholders vote FOR the proposal to approve one or more adjournments of the Post Properties special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger.

Other Business

At this time, Post Properties does not intend to bring any other matters before the Post Properties special meeting, and Post Properties does not know of any matters to be brought before the Post Properties special meeting by others. If, however, any other matters properly come before the Post Properties special meeting, the persons named in the enclosed proxy, or their duly constituted substitutes, acting at the Post Properties special meeting or any adjournment or postponement thereof will be deemed authorized to vote the shares of Post Properties common stock represented thereby in accordance with the judgment of management on any such matter.

THE MERGERS

The following is a description of the material aspects of the mergers. While MAA and Post Properties believe that the following description covers the material terms of the mergers, the description may not contain all of the information that is important to the MAA shareholders and the Post Properties shareholders. MAA and Post Properties encourage the MAA shareholders and the Post Properties shareholders to carefully read this entire joint proxy statement/prospectus, including the merger agreement and the other documents attached to this joint proxy statement/prospectus and incorporated herein by reference, for a more complete understanding of the mergers.

General

Each of the MAA Board and the Post Properties Board has unanimously approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement. In the parent merger, Post Properties will merge with and into MAA, with MAA continuing as the Combined Corporation, and Post Properties shareholders will receive the merger consideration described below under “The Merger Agreement—Merger Consideration; Effects of the Merger and the Partnership Merger.”

Background of the Mergers

The Post Properties Board and members of senior management regularly review and assess Post Properties’ business, operations and financial performance, including potential opportunities to maximize shareholder value through business combinations and other strategic and financial transactions. As part of this assessment, Post Properties regularly engages in discussions with third parties regarding potential transactions, including discussions with other companies in the multifamily real estate industry. As a result of their background and experience as directors of Post Properties and in other capacities, the members of the Post Properties Board have substantial knowledge regarding the multifamily real estate industry and its participants and sources of capital. Over the past several years, Post Properties has engaged in discussions with multiple third parties, including private equity firms, entities affiliated with pension and sovereign wealth funds, and strategic buyers, including those that are multifamily operators, regarding potential business combinations and other strategic and financial transactions.

Most recently, during the first half of 2015, a private real estate investment company, referred to herein as Party A, made an unsolicited approach to Post Properties to discuss potentially pursuing a strategic transaction involving Party A and Post Properties. Mr. David P. Stockert, President and Chief Executive Officer of Post Properties, and the Chief Executive Officer of Party A had preliminary discussions regarding the multifamily industry generally, as well as their respective companies, and a potential transaction between Post Properties and Party A. The Post Properties Board also authorized the sharing of confidential information pursuant to a confidentiality agreement with Party A. Following these discussions, in May 2015, Party A submitted an initial verbal indication of interest of $66 in cash per share of Post Properties common stock. The Post Properties Board held a special meeting to discuss this initial verbal indication of interest. Following discussion, the Post Properties Board determined not to accept this proposal and directed Mr. Stockert to reject this proposal but to continue engaging in discussions with Party A.

During the summer of 2015, Party A continued to engage in preliminary discussions including legal and financial due diligence. Post Properties’ management and Party A’s management also engaged in negotiations regarding valuation and key transaction terms during the same period of time. At all times during these discussions, Party A stated that it would not participate in any form of pre-signing auction process of Post Properties, but that it would be willing for the definitive merger agreement to contain a provision, commonly known as a “go-shop,” that would allow Post Properties to engage in a post-signing effort to solicit higher bids from potential acquirors. Members of senior management of Post Properties emphasized in these negotiations that a buyer in any cash transaction not involving a pre-signing auction process would have to propose a price representing a full value for Post Properties’ assets and business, and a substantial premium to the current trading price of shares of Post Properties’ common stock. Following those negotiations, on July 3, 2015, Party A delivered a revised preliminary non-binding indication of interest for an all-cash transaction for $69 per share, which represented a 21.7% premium to the closing price of shares of Post Properties common stock on July 2, 2015. The Party A offer was not contingent on any financing.

On July 6, 2015, the Post Properties Board held a special meeting with members of senior management, representatives of Post Properties’ outside counsel, King & Spalding LLP, referred to herein as King & Spalding, and representatives of J.P. Morgan, which had advised Post Properties in the past on certain financial matters, to discuss the initial indication of interest. Following this discussion, the Post Properties Board authorized members of senior management of Post Properties, King & Spalding and J.P. Morgan to continue discussions with Party A. The Post Properties Board further authorized Post Properties to enter into an exclusivity agreement with Party A.

On July 6, 2015, Post Properties signed an exclusivity agreement with Party A. The exclusivity agreement contained a provision commonly known as a “fiduciary out,” which would allow Post Properties to consider unsolicited proposals. Following the signing of the exclusivity agreement, representatives of King & Spalding and the legal counsel to Party A began negotiating the terms of a draft merger agreement and Party A continued legal, financial and property-level due diligence.

In late July 2015, Party A informed Post Properties that it would not be able to confirm the proposed acquisition price of $69 per share and that any additional offer would be expected to be materially lower than that amount. On July 27, 2015, the Post Properties Board held a special meeting with members of senior management and representatives from King & Spalding. Following discussion, the Post Properties Board determined not to proceed with further discussions with Party A at that time.

Following the conclusion of discussions with Party A, the Post Properties Board and members of senior management continued to review and assess Post Properties’ business, operations and financial performance.

In late January 2016, H. Eric Bolton, Jr., Chairman and Chief Executive Officer of MAA, and Mr. Stockert met in person at the J.P. Morgan Real Estate CEO conference in Deer Valley, Utah and, among other things, briefly discussed the possibility of a strategic transaction involving their two companies.

In early March 2016, Mr. Bolton contacted Mr. Stockert to discuss whether Post Properties would be interested in exploring a potential strategic combination transaction with MAA. As part of this conversation, Messrs. Bolton and Stockert discussed the potential strategic merits of such a transaction as well as the multifamily REIT sector generally.

On March 9, 2016, Messrs. Bolton and Stockert met in person in Atlanta, Georgia. At that meeting, Mr. Bolton discussed the potential benefits of combining the two companies. Mr. Bolton shared an initial financial analysis with respect to valuation. Mr. Bolton suggested an exchange ratio of 0.684 of a share of MAA common stock per outstanding share of Post Properties common stock, which represented an 11% premium over the trading price of Post Properties’ common stock at the time. Mr. Bolton, however, did not make a formal offer to pursue a transaction. Mr. Stockert discussed the initial overture from MAA with Robert C. Goddard, III, Chairman of the Post Properties Board, and Donald C. Wood, a member of the Post Properties Board and Chairman of the Post Properties Strategic Planning and Investment Committee.

On March 14, 2016, Mr. Stockert and Mr. Bolton met again briefly at a dinner of apartment REIT chief executive officers held annually in connection with the Citigroup Global Property Conference in Hollywood, Florida.

On March 22, 2016, the MAA Board held a regular quarterly meeting in Memphis, Tennessee with members of MAA senior management. During the meeting, Mr. Bolton informed the directors of his preliminary conversations with Mr. Stockert regarding a potential strategic transaction with Post Properties and discussed the initial financial analysis conducted by MAA senior management with respect to valuation.

During the week of March 21, 2016, following the industry meeting, Mr. Stockert called Mr. Bolton to communicate that for Post Properties to consider any transaction with MAA, Post Properties would need to be convinced that the transaction was strategically important to MAA and that the MAA Board was committed to the transaction. In addition, Mr. Stockert emphasized that the evaluation of any transaction would need to be accomplished expeditiously and without disruption to Post Properties’ business, and that any exchange ratio would take into account the relative net asset values of the two portfolios. Mr. Stockert further communicated that any decision by Post Properties to enter into serious discussions regarding a strategic transaction would be ultimately based on price and value, lack of disruption to the business, certainty to close, lack of conditionality and a thorough review from the Post Properties Board. Mr. Bolton responded that MAA would keep these factors in mind as MAA continued to evaluate a potential strategic transaction with Post Properties.

On May 17, 2016, the MAA Board held a regular quarterly meeting in Memphis, Tennessee with members of MAA senior management. At this meeting, Mr. Bolton summarized his communications with Mr. Stockert and reviewed the potential strategic merits of a combination with Post Properties. The MAA Board discussed, among other things, the potential fit of the portfolios, the two companies’ complementary business strategies, potential operating and cost synergies, increased diversification of the portfolio and other potential benefits and challenges.

On June 29, 2016, Mr. Stockert and Mr. Bolton met again in Atlanta, Georgia. Mr. Bolton indicated he had discussed a potential strategic transaction with Post Properties with the MAA Board and that the MAA Board saw the strategic merit of the combination. Mr. Bolton outlined the potential benefits of the combination, including the fact that the combined company would be the leading apartment REIT in the Sunbelt region, may benefit from an improved market and product mix and could be better positioned to achieve improved returns throughout future economic and real estate cycles. Mr. Bolton also provided financial analysis that MAA had prepared regarding the potential combination and again proposed an exchange ratio of 0.684 of a share of MAA common stock per outstanding share of Post Properties common stock, which represented a 20% premium over the then-current trading price of Post Properties common stock.

Mr. Stockert again called Mr. Goddard and Mr. Wood to discuss the conversation between Mr. Stockert and Mr. Bolton, including the proposed exchange ratio. As part of the evaluation of the proposal, Messrs. Stockert, Goddard and Wood agreed that Mr. Stockert should continue engaging with Mr. Bolton. Messrs. Goddard and Wood directed Mr. Stockert to negotiate with Mr. Bolton for a higher exchange ratio. Messrs. Goddard and Wood told Mr. Stockert that they were interested in continuing discussions with Mr. Bolton to better understand the MAA Board’s depth of commitment to the potential strategic transaction with Post Properties and the value and benefits to Post Properties and its shareholders of such a transaction.

On July 6, 2016, Mr. Stockert called Mr. Bolton to convey that for any transaction to progress, MAA would have to offer a higher exchange ratio and would have to convince the Post Properties Board of the MAA Board’s commitment to the transaction. In addition, MAA would need to demonstrate that it was prepared to move through an expeditious and non-disruptive due diligence process and negotiation of a merger agreement.

On July 7, 2016, Mr. Bolton called Mr. Stockert and indicated that for MAA to offer a higher exchange ratio, MAA would need additional information about overhead, property operating cost, and development and redevelopment/renovation activity.

On July 8, 2016, Mr. Stockert called Mr. Bolton to discuss the potential strategic transaction. Mr. Stockert said that for Post Properties to be willing to share non-public information and to continue discussions, MAA would need to offer an exchange ratio above 0.70 of a share of MAA common stock per outstanding share of

Post Properties common stock and would have to demonstrate both the commitment of the MAA Board to the strategic transaction and that MAA was prepared to move quickly to conclude due diligence and finalize the terms of a merger agreement. Mr. Bolton told Mr. Stockert that additional information from Post Properties would be helpful to evaluate whether an increased exchange ratio was possible. Mr. Stockert responded that he did not believe sharing confidential information was necessary at this stage and that Post Properties’ publicly available information was sufficient for MAA to evaluate an increase. Mr. Stockert also reiterated that execution and certainty to close would be important factors in the decision of the Post Properties Board as to whether to pursue a potential combination. Mr. Bolton told Mr. Stockert that the MAA Board would be meeting on July 13, 2016 and that he would provide Mr. Stockert with additional information following that meeting.

On July 13, 2016, the MAA Board held a special meeting with members of MAA senior management and representatives of Citi, MAA’s financial advisor, and Goodwin Procter LLP, referred to herein as “Goodwin,” MAA’s primary counsel. Mr. Bolton first provided background information on the potential strategic combination transaction with Post Properties. Representatives from Citi next presented a preliminary financial analysis relating to the potential strategic transaction, highlighting the proposed structure of the deal and a potential range of exchange ratios for the transaction that included a discussion of the implied premium to Post Properties based on MAA’s current stock price, the current trading premium and a comparison to current net asset value of both companies, as well as the potential total synergies achievable from the transaction. Representatives from Citi also reviewed the pro forma impact for the proposed transaction and discussed various pro forma financial and leverage metrics relating to the combined company and provided the MAA Board with customary relationship disclosure regarding MAA and Post Properties. The MAA Board also discussed, among other things, the potential implications of a 100% stock transaction versus a combination stock and cash transaction, the assumptions underlying Citi’s preliminary financial analysis, and the strategic rationale of a potential transaction including the investment concentration impact for individual markets, new Post Properties markets that would be added to the MAA portfolio, and the increased levels of development from the Post Properties development portfolio and related risks. The MAA Board then discussed the Post Properties Series A preferred stock, branding opportunities, the expected impact of the transaction to MAA’s credit rating, the recent departure of Post Properties’ chief financial officer, potential culture issues, and other strategic benefits and risks of the proposed transaction. The MAA Board also discussed with Goodwin the appropriate number of potential board seats for Post Properties in a combined company and next steps in exploring a strategic combination transaction with Post Properties. The MAA Board then authorized Mr. Bolton to pursue a non-binding letter of intent with Post Properties.

On July 13, 2016, following the MAA Board meeting, Mr. Bolton called Mr. Stockert and communicated that the MAA Board was supportive of a potential strategic transaction with Post Properties. Mr. Bolton told Mr. Stockert that the MAA Board authorized him to offer an exchange ratio of 0.70 of a share of MAA common stock per outstanding share of Post Properties common stock. Mr. Bolton emphasized that MAA believed at such time that the potential combination would create approximately $19.5 million in synergies. Mr. Bolton told Mr. Stockert that MAA could deliver a draft term sheet to Post Properties within a day and could be in a position to deliver a draft merger agreement within a week. Mr. Bolton also communicated that MAA could complete due diligence and negotiate a transaction within three weeks. In addition, Mr. Bolton communicated his assumption that, following the merger, Post Properties would obtain two of twelve seats on the MAA Board. Mr. Stockert responded that he would consider this proposal and discuss with the Post Properties Board at a meeting scheduled for July 22, 2016.

On July 21, 2016, in light of the fact that Post Properties and J.P. Morgan had not entered into a formal engagement letter, Post Properties and J.P. Morgan signed a letter agreement that provided customary indemnification to J.P. Morgan for the advice it would provide to the Post Properties Board at the upcoming Post Properties Board meeting on July 22, 2016. J.P. Morgan also provided the Post Properties Board with customary relationship disclosure regarding MAA.

On July 22, 2016, the Post Properties Board held a special meeting with representatives of King & Spalding and J.P. Morgan in attendance. Mr. Stockert outlined MAA’s proposal, including the proposed exchange ratio, and discussed other conversations he had previously engaged in with other potential suitors. In particular, Mr. Stockert discussed a publicly traded apartment REIT, referred to herein as Party B. Mr. Stockert reminded the Post Properties Board that Post Properties had engaged in discussions with Party B in the past both during Post Properties’ publicly-announced auction process several years prior and again after the conclusion of the auction process. Mr. Stockert also reminded the Post Properties Board that these discussions included preliminary discussions with respect to value, but that Party B had never shown an interest in a strategic transaction that adequately valued Post Properties’ assets and business. In particular, Mr. Stockert noted that Post Properties had countered an initial proposal regarding a stock-for-stock merger with Party B a number of years ago, encouraging Party B to evaluate an exchange ratio based on relative net asset values, but that Party B had ceased communication and had not engaged with Post Properties again regarding a strategic transaction since that time. Mr. Stockert also discussed conversations he had held in the past two years with three private equity firms, none of which had indicated an interest in a transaction at levels approaching Post Properties’ internal estimates of net asset values and that there had been no further indication of any interest in a strategic transaction with Post Properties by Party A since July 2015. Representatives of King & Spalding then provided an overview of the Post Properties Board’s fiduciary duties. Representatives of J.P. Morgan discussed Post Properties’ and MAA’s portfolio metrics and geography and discussed the relative share price performance of Post Properties, MAA, Party B and the multifamily REIT sector generally. Representatives of J.P. Morgan discussed with the Post Properties Board a preliminary financial analysis of a proposed business combination with MAA based on Post Properties’ then-current trading price and MAA’s proposal. In addition, representatives of J.P. Morgan discussed, based on public information, the financial impact of a proposed combination of MAA and Post Properties at various offer prices for Post Properties. Representatives of J.P. Morgan also discussed with the Post Properties Board an overview of certain strategic alternatives available to Post Properties, including but not limited to a transaction with MAA. As part of this discussion, J.P. Morgan reviewed with the Post Properties Board the universe of potential strategic and financial buyers, their strategic fit with Post Properties and their likely interest (or lack thereof) in a transaction at the value proposed by MAA.

During the July 22, 2016 Post Properties Board meeting, the Post Properties Board evaluated and considered, with the assistance of their legal and financial advisors, the financial and other terms of MAA’s proposal, MAA’s ability and interest in a potential strategic transaction, the strategic fit associated with a combination of Post Properties and MAA (including the combined company becoming the leading apartment company in the Sunbelt region), the discussions with MAA to date, the proposed due diligence process, the universe of potential strategic and financial buyers, their potential strategic fit with Post Properties and their likely interest (or lack thereof) in a transaction at the value proposed by MAA, the potential limited universe of acquirors in the context of a cash sale and the realistic constraints on a cash acquiror by internal rates of return and limits on leverage imposed by the financing markets, historic discussions with other potential bidders, and whether the exchange ratio in MAA’s acquisition proposal was at a sufficient level to warrant further conversation regarding a potential strategic transaction. The Post Properties Board also discussed certain strategic alternatives, including (i) continuing to pursue Post Properties’ existing business strategy as an independent, stand-alone company and not engaging in any strategic transaction with any third party, (ii) exploring possible cash sale transactions and (iii) exploring other strategic combinations with public companies. The Post Properties Board instructed Mr. Stockert to ask MAA to evaluate a higher exchange ratio of 0.715 of a share of MAA common stock per outstanding share of Post Properties common stock. The Post Properties Board asked Mr. Stockert and Mr. Goddard to convene another meeting after receiving feedback from MAA. The Post Properties Board agreed it would be willing to enter into a confidentiality agreement with MAA to provide them with additional information to allow MAA to evaluate increasing the proposed exchange ratio. The Post Properties Board directed King & Spalding to draft a confidentiality agreement with MAA. The Post Properties Board also directed King & Spalding to discuss the scope of potential due diligence with MAA.

Later on July 22, 2016, following the Post Properties Board meeting, Mr. Stockert communicated the Post Properties Board’s proposal regarding a higher exchange ratio to Mr. Bolton and communicated that Post Properties would be willing to enter into a confidentiality agreement and share non-public information. Later that same day, Mr. Bolton responded that MAA would be willing to proceed with a potential strategic transaction based on an exchange ratio of 0.71 of a share of MAA common stock per outstanding share of Post Properties common stock. Mr. Stockert responded that he would discuss this proposal with the Post Properties Board.

Also on July 22, 2016, representatives of King & Spalding provided a draft confidentiality agreement to Goodwin and MAA also provided members of senior management of Post Properties with a document request list for legal due diligence.

On July 23, 2016, representatives of Goodwin and representatives of King & Spalding discussed the scope of potential due diligence. Representatives of King & Spalding noted that they would expect any diligence efforts to be reciprocal given that Post Properties shareholders would own immediately following the transaction at least 30% of the surviving company.

On July 24 and 25, 2016, representatives of Goodwin and representatives of King & Spalding negotiated the terms of the confidentiality agreement, the draft of which provided by King & Spalding included a “standstill” provision that would prohibit MAA from engaging in certain transactions during an 18-month period. Among other items, Goodwin requested that the 18-month standstill fall away if Post Properties entered into a definitive agreement to sell the company to another party. After King & Spalding discussed the standstill provision with Mr. Goddard and Mr. Stockert, Post Properties agreed to this change. On July 25, 2016, Post Properties and MAA signed the confidentiality agreement.

On July 26, 2016, the Post Properties Board held a special meeting to evaluate the July 22, 2016 proposal from MAA that included an exchange ratio of 0.71 of a share of MAA common stock per outstanding share of Post Properties common stock. Representatives of King & Spalding and J.P. Morgan also attended. Mr. Stockert provided the Post Properties Board with an overview of MAA’s proposal. Representatives of J.P. Morgan discussed with the Post Properties Board its preliminary financial analysis of MAA’s proposal and how the most recent proposal compared to MAA’s prior proposals and to precedent stock-for-stock mergers. Representatives of King & Spalding gave a presentation regarding the Post Properties Board’s fiduciary duties. After these presentations, the Post Properties Board discussed the terms and implications of the proposal received from MAA. The Post Properties Board agreed that Post Properties should continue to move forward with discussions regarding the proposed strategic transaction and instructed Mr. Stockert to ask Mr. Bolton for a term sheet that included additional deal terms so that the Post Properties Board could more fully evaluate the proposal. The Post Properties Board directed representatives of King & Spalding to evaluate any term sheet sent by representatives of MAA, to discuss the key provisions with Mr. Stockert and J.P. Morgan and to negotiate the terms with representatives of MAA. Pursuant to the Post Properties Board’s direction, Mr. Stockert asked Mr. Bolton for a term sheet following the Post Properties Board Meeting.

Later on July 26, 2016, representatives of Goodwin provided a detailed term sheet to Post Properties that outlined material terms of the proposed strategic transaction. Among other items, the term sheet contemplated a 30-day exclusivity period as a condition to MAA’s continued negotiations, coupled with a seven-day automatic extension unless affirmatively terminated by Post Properties or MAA. Pursuant to the Post Properties Board’s direction, King & Spalding discussed the key provisions of the term sheet with Mr. Stockert and representatives of J.P. Morgan that same day. Among the provisions discussed were the exclusivity period, the no-shop covenant, termination rights and fees and other deal protection terms. After those discussions, Mr. Stockert instructed King & Spalding to engage with Goodwin to better understand whether MAA would be willing to include a go-shop provision in the definitive merger agreement. Mr. Stockert directed King & Spalding to reach out to Goodwin to discuss including in the draft term sheet a provision that the definitive merger agreement would contain a go-shop provision and determined to discuss the proposed exclusivity terms with the Post Properties Board.

On July 27, 2016, representatives of King & Spalding contacted representatives of Goodwin to discuss key provisions of the term sheet. In particular, representatives of King & Spalding noted that the Post Properties Board would have to approve entering into any exclusivity arrangement. Representatives of King & Spalding further noted that if Post Properties were to consider exclusivity, it would be important to include a go-shop provision, a lower termination fee or an alternative deal protection structure that would allow for the submission of competing proposals by any interested parties following the signing of a definitive merger agreement with MAA. Representatives of Goodwin said that they would discuss these requests with MAA and did so on July 27, 2016.

On July 28, 2016, representatives of Citi contacted representatives of J.P. Morgan to communicate that MAA would be willing to discuss a potential two-tier termination fee structure, which would involve a lower termination fee being payable during an initial window and a higher termination fee being payable during the remainder of the period between signing and closing.

Later on July 28, 2016, representatives of Goodwin communicated to representatives of King & Spalding that MAA was unwilling to entertain any discussions regarding a go-shop as part of the deal structure, but that MAA would consider a two-tier termination fee structure. Representatives of Goodwin underscored that MAA expected that any lower termination fee would be payable during an initial window to provide any other interested parties an opportunity to make competing bids based on the lower termination fee but that once that window was over, it would not be extended for any reason. Representatives of Goodwin also suggested that the termination fee payable following the initial window would be an amount equal to approximately 4% of equity value. Representatives of Goodwin also indicated that MAA would be willing to discuss a single-tier termination fee at a level lower than 4% of equity value but higher than the lower fee envisioned by a two-tier termination fee structure. Representatives of Goodwin also underscored that MAA was willing to pursue a transaction quickly as an incentive for Post Properties to provide MAA with exclusivity. Representatives of Goodwin further communicated that they would be sending Post Properties a draft merger agreement later in the day.

Also on July 28, 2016, Mr. Bolton spoke with Mr. Stockert and emphasized that MAA was in a position to move quickly to complete due diligence and negotiate a merger agreement, but only if Post Properties was prepared to move forward and negotiate on an exclusive basis with MAA.

Also on July 28, 2016, Post Properties opened a virtual data room with due diligence information for MAA. Representatives of Goodwin sent an initial draft merger agreement to Post Properties and representatives of King & Spalding later that evening.

On July 29, 2016, MAA opened a virtual data room with due diligence information for Post Properties. That same day, the Post Properties Board held a special meeting with representatives of King & Spalding and J.P. Morgan in attendance. J.P. Morgan provided the Post Properties Board with an update on the multifamily sector and MAA’s and Post Properties’ relative share price performance following earnings announcements by MAA and other multifamily REITs. Representatives of King & Spalding provided a summary of the terms proposed by MAA in the term sheet and draft merger agreement provided by MAA. Representatives of King & Spalding highlighted, among other items, that MAA (i) was insistent on exclusivity, (ii) included in its draft merger agreement a provision, commonly known as a “no-shop” provision, that would restrict the ability of Post Properties (but not MAA) to solicit other acquisition proposals after the signing of a definitive agreement, subject to certain exceptions for the Post Properties Board to consider unsolicited superior proposals, (iii) asked in the draft merger agreement for a termination fee payable by Post Properties to MAA if Post Properties materially breached its obligations under the no-shop covenant, if the Post Properties Board changed its recommendation or if Post Properties terminated the agreement to enter into a superior proposal and (iv) asked in the draft merger agreement for expense reimbursement if the Post Properties shareholders disapprove the merger transaction with MAA (even in a scenario where the failure of Post Properties’ shareholders to approve the merger transaction with MAA is not followed by Post Properties’ acceptance of an alternative transaction, which circumstance is commonly known as a “naked no vote”), if the Post Properties Board changed its recommendation or if Post Properties terminated the agreement to enter into a superior proposal. Representatives of King & Spalding also noted that, despite what was included in the draft merger agreement, MAA was willing to discuss a two-tier termination fee structure. Representatives of King & Spalding also told the Post Properties Board that Goodwin reiterated that MAA was unwilling to move forward with a go-shop provision included in the merger agreement.

At the July 29, 2016 meeting, representatives of J.P. Morgan discussed with the Post Properties Board the financial aspects of the current proposal provided by MAA, and they further discussed strategic alternatives available to Post Properties including but not limited to the potential strategic transaction with MAA and a potential strategic transaction with Party B. The Post Properties Board discussed certain strategic alternatives, including (i) continuing to pursue Post Properties’ existing business strategy as an independent, stand-alone company and not engaging in any strategic transaction with any third party, (ii) exploring possible cash sale transactions and (iii) exploring other strategic combinations with public companies. The Post Properties Board also discussed the advantages and disadvantages of a strategic transaction with MAA as opposed to Party B, including the potential benefits of becoming the leading Sunbelt apartment REIT and the potential benefits of increased diversification across submarkets and rental price points and less exposure to more volatile markets, such as Houston and Washington, D.C. The Post Properties Board concluded that, taking into account all considerations, MAA was the best long-term strategic deal available for Post Properties.

At the July 29, 2016 meeting, representatives of J.P. Morgan reviewed with the Post Properties Board the constraints on potential financial and other cash buyers’ ability to achieve on a cash basis the per share value implied by the 0.71 exchange ratio of a share of MAA common stock per outstanding share of Post Properties common stock offered by MAA.

At the July 29, 2016 meeting, King & Spalding further reviewed the Post Properties Board’s fiduciary duties in the context of evaluating a potential strategic transaction with MAA.

At the July 29, 2016 meeting, representatives of J.P. Morgan and King & Spalding discussed with the Post Properties Board precedent pre-announcement market checks and go-shops in strategic transactions, as well as precedent termination fee levels and terms for go-shop provisions, including the publicly available data which highlighted the relatively low incidence of go-shops in strategic stock-for-stock mergers. Representatives of King & Spalding discussed with the Post Properties Board other details regarding deal protection and the related drafting of the no-shop covenant. Representatives of King & Spalding also discussed with the Post Properties Board how a two-tier termination fee structure would work, including the termination events that would trigger the payment of a termination fee and/or expense reimbursement. The Post Properties Board noted that, given the high profile of an announced transaction between Post Properties and MAA and the fact that the terms of the merger agreement would be publicly available, any potential bidder would have the knowledge and time to be able to make, and reach agreement with Post Properties regarding, an unsolicited superior proposal during the period of time in which a lower termination fee would be payable. The Post Properties Board discussed certain precedent transactions that contained two-tier termination fee structures and the amount of such termination fees. Following this discussion, the Post Properties Board directed members of senior management, J.P. Morgan and King & Spalding regarding parameters for negotiating deal protection generally, the inclusion of a two-tier termination fee structure and the relative amount of the termination fees in such structure and which termination events should trigger the payment of a termination fee and/or expense reimbursement.

At the July 29, 2016 meeting, Mr. Stockert reiterated that he understood that MAA had a strong desire for exclusivity and that MAA wanted to quickly negotiate a transaction and commence further due diligence. The Post Properties Board discussed MAA’s proposed terms in detail and approved entering into a short-term exclusivity agreement and proceeding with negotiations over the near term, subject to MAA’s agreement to a two-tier termination fee with market terms generally consistent in amount and tenor to termination fees in transactions with go-shop provisions. The Post Properties Board directed Mr. Stockert, King & Spalding and J.P. Morgan to continue working with MAA while the key terms were being negotiated and to pursue the negotiations of the exclusivity agreement and deal protection terms within the parameters the Post Properties Board had set. The Post Properties Board agreed that it would reconvene to discuss further if representatives of King & Spalding and representatives of Goodwin could not agree to market terms with respect to the two-tier termination fee structure.

Following the direction from the Post Properties Board to continue working with MAA, representatives of King & Spalding revised the merger agreement. King & Spalding also contacted Goodwin on July 29, 2016 to communicate that Post Properties’ willingness to enter into an exclusivity agreement and proceed quickly to negotiate a transaction would be conditioned on MAA agreeing to the key terms of a two-tier termination fee structure.

On July 29, 2016, representatives of King & Spalding sent representatives of Goodwin a revised draft of the exclusivity agreement and a proposal for a two-tier termination fee. The exclusivity agreement reduced the original 30-day proposal to a period through August 15, 2016. The key terms of the two-tier termination fee proposal made by Post Properties were as follows (i) a termination fee of 1.25% of equity value payable by Post Properties to MAA if (A) Post Properties terminated the merger agreement to enter into a superior proposal made by a potential acquiror that submitted an acquisition proposal during the first 35 days after signing and Post Properties entered into a binding agreement in respect of such acquisition proposal within 60 days of signing or (B) MAA terminated the merger agreement in response to the Post Properties Board changing its recommendation in response to an acquisition proposal submitted by a potential acquiror during the first 35 days after signing and Post Properties entered into a binding agreement in respect of such acquisition proposal within 60 days of signing, (ii) a termination fee of 2.5% of equity value thereafter and (iii) no expense reimbursement under any circumstances. Representatives of Goodwin requested that representatives of King & Spalding also provide a markup of the no-shop section of the merger agreement so that MAA could evaluate that markup along with the exclusivity letter.

Later on July 29, 2016, at the direction of the Post Properties Board, Mr. Stockert communicated to Mr. Bolton that Post Properties would move forward on an exclusive basis with MAA if MAA were willing to agree to a reasonable two-tier termination fee structure. Mr. Bolton communicated that MAA was in a position to complete negotiations and due diligence by August 15, 2016.

On July 30, 2016, pursuant to Goodwin’s request, representatives of King & Spalding sent a markup of the no-shop provisions of the merger agreement to Goodwin. Among other items, the King & Spalding markup made the no-shop binding on MAA in addition to Post Properties. Representatives of King & Spalding and Goodwin continued to negotiate the language of the exclusivity letter that same day.

On July 31, 2016, representatives of Goodwin sent a counterproposal on the two-tier termination fee and a revised markup of the no-shop provision to representatives of King & Spalding. The counterproposal contained the following terms (i) a termination fee of 1.625% of equity value payable by Post Properties to MAA if (A) Post Properties terminated the merger agreement to enter into a superior proposal made by a potential acquiror that submitted an acquisition proposal during the first 21 days after signing or (B) MAA terminated the merger agreement in response to the Post Properties Board changing its recommendation in response to an acquisition proposal submitted by a potential acquiror during the first 21 days after signing, (ii) a termination fee of 3.8% of equity value thereafter, (iii) expense reimbursement up to a cap of $10 million payable by either party to the other party whenever a termination fee would be payable and (iv) the no-shop provision would be binding on Post Properties but not MAA.

On August 1, 2016, pursuant to the Post Properties Board’s direction, representatives of King & Spalding distributed a markup of the merger agreement and an issues list to Post Properties and J.P. Morgan. Representatives of King & Spalding discussed the revised two-tier termination fee proposal with members of senior management of Post Properties and representatives of J.P. Morgan that afternoon, including a discussion on the market data for the size of termination fees and when such termination fees would be payable, the advantages and disadvantages of certain counterproposals that Post Properties could make to MAA and next steps with respect to timing.

Later on August 1, 2016, based on feedback from members of senior management of Post Properties and representatives of J.P. Morgan and within the parameters previously outlined by the Post Properties Board, representatives of King & Spalding contacted representatives of Goodwin that evening to relay the following proposal (i) a termination fee of 1.5% of equity value payable if (A) Post Properties terminated the merger agreement to enter into a superior proposal made by a potential acquiror that submitted an acquisition proposal during the first 35 days after signing or (B) MAA terminated the merger agreement in response to the Post Properties Board changing its recommendation in response to an acquisition proposal submitted by a potential acquiror during the first 35 days after signing, which date, in each case, would be subject to extension periods to account for any matching rights exercised by MAA, (ii) a termination fee of 3.0% of equity value thereafter, (iii) expense reimbursement up to a cap of $10 million, which would be payable by either party in any situation where the termination fee would also be payable, (iv) the no-shop provision would be binding on MAA in addition to Post Properties, (v) no termination fee or expense reimbursement would be payable in respect of a naked no vote, (vi) the fiduciary out from the exclusivity provision would be removed given the short duration of the initial exclusivity period (i.e., through August 15, 2016) and (vii) a monetary limit on the transactions in which MAA could engage during the period between signing and closing.

Also on August 1, 2016, Post Properties signed the J.P. Morgan engagement letter with respect to the proposed transaction.

Also on August 1, 2016, representatives of Goodwin called representatives of King & Spalding to discuss the two-tiered termination fee proposal sent by King & Spalding earlier that day. At the outset of the call, representatives of Goodwin told representatives of King & Spalding that they were not calling to negotiate the proposal on MAA’s behalf; however, they were authorized to offer a counterproposal. Goodwin communicated that both of King & Spalding’s proposals regarding the amount of the two-tiered termination fee (1.5% of equity value during the initial period and 3.0% of equity value thereafter, plus expense reimbursement up to a cap of $10 million in each case) were acceptable to MAA. Representatives of Goodwin also indicated that MAA would be willing to accept two alternatives with respect to the initial period for determining when the termination fee of 1.5% of equity value would be payable (i) 28 days from signing, which period would not be extended to account for any matching rights exercised by MAA, or (ii) 21 days from signing, which period would be extended to account for any matching rights exercised by MAA. Representatives of Goodwin told representatives of King & Spalding that MAA would agree that the no-shop provision would be binding on both Post Properties and MAA. In addition, representatives of Goodwin proposed that MAA would be prohibited from engaging in transactions in excess of $1 billion in the aggregate during the period between signing and closing. Representatives of Goodwin also asked for a reciprocal expense reimbursement up to a cap of $10 million in the event of a naked no vote from either Post Properties’ shareholders or MAA’s shareholders. Following this conversation with representatives of Goodwin, representatives of King & Spalding discussed the revised proposal with members of senior management of Post Properties and representatives of J.P. Morgan. Members of senior management of Post Properties told representatives of King & Spalding that the proposal from Goodwin was generally acceptable, subject to ultimate approval of the deal protection terms and the merger agreement by the Post Properties Board; however, neither alternative was acceptable with respect to the initial period for determining when the termination fee of 1.5% of equity value would be payable.

On August 2, 2016, representatives of King & Spalding sent MAA a summary of Post Properties’ response to MAA’s proposal. Post Properties requested that the initial period for determining when the termination fee of 1.5% of equity value would be payable would be 30 days, which period would be extended to account for any matching rights exercised by MAA. Later in the evening of August 2, 2016, representatives of Goodwin confirmed that the terms as proposed by representatives of King & Spalding were acceptable to MAA. Based on that communication, Post Properties and MAA signed an exclusivity agreement that would expire on August 15, 2016 but that would automatically renew every seven days unless Post Properties or MAA gave notice to the other party that it was terminating the agreement. That same day, at the Post Properties Board’s direction, representatives of King & Spalding sent a revised draft of the merger agreement to representatives of Goodwin. Among other items, this revised draft provided that following the merger, Post Properties would obtain three of thirteen seats on the MAA Board, which increased board representation was later agreed to by MAA.

On August 4, 2016, representatives of Goodwin provided representatives of King & Spalding with an open issues list that set forth certain open issues with respect to the merger agreement. This list included comments regarding King & Spalding’s revisions to (i) the representations and warranties of both Post Properties and MAA, (ii) the covenant related to the conduct of business of Post Properties and MAA between signing and closing, (iii) the no-shop and employee matters covenants and (iv) the termination provisions of the merger agreement. Later that day, representatives of King & Spalding discussed the open issues list with members of senior management of Post Properties. At Post Properties’ direction, representatives of King & Spalding called representatives of Goodwin to discuss the items contained on the list.

On August 5, 2016, representatives of Goodwin sent Post Properties and representatives of King & Spalding a revised draft of the merger agreement.

On August 6, 2016, representatives of King & Spalding sent a revised draft of the merger agreement to MAA and representatives of Goodwin. The revised draft included, among other things, revisions to the no-shop covenant related to the standard for the Post Properties Board’s fiduciary determination, a removal of the termination fee (but a retention of the expense reimbursement) that would be payable as a result of a material breach of the no-shop covenant and revisions to certain closing mechanics and closing conditions.

Throughout the week of August 7, 2016, MAA and Post Properties continued to engage in mutual due diligence. Diligence efforts were largely completed by August 12, 2016 with confirmatory diligence finalized over that weekend.

On August 7, 2016, representatives of Goodwin sent Post Properties and representatives of King & Spalding a list of open issues on the merger agreement. Representatives of King & Spalding discussed with representatives of Goodwin, among other items, the mechanics for an extension of closing at MAA’s election. Representatives of Goodwin and representatives of King & Spalding also discussed details of the no-shop covenant, the termination right and remedies in respect of a breach of the no-shop covenant and the contours of when the first-tier termination fee would be payable.

On August 8, 2016, Mr. Bolton and Mr. Stockert met in person in Atlanta, Georgia to discuss further synergies between the two companies and details of the employee covenants in the merger agreement to provide each Post Properties employee who remains employed after the closing with certain compensation, benefits and severance payments for specified periods of time following the mergers. They also met with David Ward, Post Properties’ Executive Vice President and Chief Investment Officer, and conducted property visits. That evening, Mr. Bolton had dinner with Mr. Goddard and Mr. Stockert to discuss the transaction.

Also on August 8, 2016, representatives of King & Spalding and representatives of Goodwin discussed further the details of when the lower termination fee would be payable and the details of the no-shop covenant and the termination right and remedies in respect of a breach of the no-shop covenant. Later that day, representatives of Goodwin sent Post Properties and representatives of King & Spalding a revised draft of the merger agreement.

On August 9, 2016, representatives of King & Spalding discussed the revised draft of the merger agreement with representatives of Goodwin to clarify certain provisions and further discussed certain details of the no-shop covenant and the termination right and remedies in respect of a breach of the no-shop covenant. Later that day, representatives of King & Spalding sent a revised draft of the merger agreement to representatives of Goodwin. Representatives of Goodwin also circulated drafts of its Section 368 tax opinion and the representation letters from MAA supporting Goodwin’s and King & Spalding’s Section 368 tax opinions.

On August 10, 2016, representatives of King & Spalding circulated a draft of the representation letter from Post Properties supporting the Goodwin and King & Spalding Section 368 tax opinions. Bass, Berry & Sims PLC, referred to herein as Bass Berry, counsel to MAA, circulated drafts of its REIT opinion relating to MAA and the supporting representation letter from MAA.

Later on August 10, 2016, representatives of King & Spalding called representatives of Goodwin to discuss the merger agreement. Later that day, representatives of Goodwin sent a revised draft of the merger agreement to representatives of King & Spalding.

Later on August 10, 2016, the MAA Board was provided current drafts of the merger agreement and other transaction documents as well as a summary of the terms of the merger agreement prepared by Goodwin.

Also on August 10, 2016, J.P. Morgan provided the Post Properties Board with an updated customary relationship disclosure regarding MAA.

On August 11, 2016, representatives of King & Spalding circulated drafts of its Section 368 tax opinion and its REIT opinion relating to Post Properties, together with representation letters from Post Properties and MAA supporting the REIT opinion. Representatives of King & Spalding, Goodwin, and Bass Berry discussed and resolved open points on these documents on August 11, 2016 and August 12, 2016. Final forms of the Section 368 tax opinions and supporting representation letters from MAA and Post Properties were circulated on August 11, 2016 and final forms of the REIT opinions and supporting representation letters from MAA and Post Properties were circulated on August 12, 2016.

On August 11, 2016, Post Properties’ Board held a special meeting. Representatives of J.P. Morgan and King & Spalding were also in attendance. Mr. Stockert provided an overview of the discussions that had occurred since the Post Properties Board’s last meeting and the status of negotiations with MAA. Mr. Stockert also provided an overview of the financial, legal, accounting, tax, human resources, litigation, environmental and breakage cost due diligence that Post Properties had conducted on MAA. Finally, Mr. Stockert discussed his meeting with Mr. Bolton and Mr. Goddard on August 8, 2016.

At the August 11, 2016 meeting, representatives of J.P. Morgan and King & Spalding discussed with the Post Properties Board an update on the negotiation process, including an overview of the status of the mutual due diligence process, how the merger agreement negotiations were progressing, the status of the preparation of potential shareholder communications regarding the potential announcement of a transaction and the timetable for steps between signing and closing a transaction. The Post Properties Board also reviewed and discussed with J.P. Morgan the strategic rationale for the combination of the companies. The Post Properties Board then discussed certain benefits of the transaction, including (i) an increased scale and diversification across Sunbelt markets, (ii) a diversification of the Post Properties portfolio away from markets with high exposure to new supply, (iii) Post Properties’ development expertise, (iv) an increased earnings power with synergy and efficiency potential, (v) an enhanced investment-grade pro forma balance sheet and (vi) an increased float for an overlapping shareholder base.

At the August 11, 2016 meeting, representatives of J.P. Morgan discussed an update of its preliminary financial analysis of the proposed transaction, noting that this preliminary analysis was based on financial forecasts that were prepared by management of Post Properties, with respect to Post Properties, and by management of MAA and provided to management of Post Properties, with respect to MAA (which were adjusted by management of Post Properties and provided to J.P. Morgan for use in preparing its financial analysis) and that prior preliminary financial analysis had been derived from analyst estimates. Additionally, J.P. Morgan’s analysis addressed the impact of projected synergies prepared by management of MAA and provided to it by management of Post Properties.

At the August 11, 2016 meeting, the Post Properties Board discussed J.P. Morgan’s preliminary financial analysis in detail and asked questions of representatives of J.P. Morgan. The Post Properties Board discussed the price implied by the exchange ratio, including by discussing the highly attractive value that it provided to the holders of shares of Post Properties common stock as compared to other potential strategic alternatives. The Post Properties Board discussed the relative trading of the two companies since the Post Properties Board’s initial meeting to discuss MAA’s proposal. The Post Properties Board also asked questions regarding the combined company’s position in the marketplace and transaction synergies, and deliberated and discussed with members of senior management of Post Properties and representatives of J.P. Morgan a combination with MAA as opposed to a combination with Party B.

At the August 11, 2016 meeting, representatives of King & Spalding provided a detailed summary of the proposed merger agreement, referring to a summary distributed to the Post Properties Board in advance of the meeting. As part of the discussion, representatives of King & Spalding walked the Post Properties Board through the details of the two-tier termination fee structure, the events that would trigger the payment of a termination fee and/or expense reimbursement, the details of the no-shop covenant and related deal protection provisions in the merger agreement. The Post Properties Board asked questions of representatives of King & Spalding and discussed deal protection generally.

At the August 11, 2016 meeting, the members of the Post Properties Board discussed the financial analysis from J.P. Morgan and the legal summary from King & Spalding at length and concluded that they remained comfortable with proceeding with final negotiations and due diligence. The Post Properties Board noted, however, that the relative trading price of the two stocks through August 12, 2016 would be a factor that it would consider at its next meeting on August 14, 2016. The Post Properties Board directed representatives of J.P. Morgan to update J.P. Morgan’s financial analysis for the August 14, 2016 Post Properties Board meeting based on trading information through the end of the week. Representatives of J.P. Morgan agreed to do so. Additionally, representatives of King & Spalding explained that the final version of the merger agreement, together with all exhibits and disclosure letters would be made available for the Post Properties Board in advance of the August 14, 2016 Post Properties Board meeting, together with an updated summary presentation.

Later on August 11, 2016, following the Post Properties Board Meeting, Mr. Stockert reached out to Mr. Bolton to let him know that the Post Properties Board was still comfortable proceeding with the strategic transaction.

On August 12, 2016, Goodwin sent comments to the Post Properties disclosure letter. In addition, on August 12, 2016, representatives of King & Spalding discussed with representatives of Goodwin open issues with respect to the Post Properties disclosure letter and the MAA disclosure letter.

Later on August 12, 2016, the MAA Board held a special meeting with members of MAA’s senior management and representatives from Citi and Goodwin. At the meeting, the MAA Board approved the Citi engagement letter and, after execution of the Citi engagement letter, representatives from Citi summarized the valuation methodologies used in its valuation of MAA and Post Properties, the results of that analysis and the key financial highlights relating to the transaction with Post Properties. After a discussion by the MAA Board of various financial aspects of the proposed strategic transaction with Post Properties and Citi’s valuation analysis, Citi delivered to the MAA Board an oral opinion, which was confirmed by the delivery of a written opinion dated August 14, 2016, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to MAA. Next, representatives from Goodwin reviewed the summary of the merger agreement previously provided to the MAA Board and confirmed that there had not been any material changes to the terms of the merger agreement since it was circulated to the MAA Board. Members of senior management then provided a summary of a United States Department of Justice lawsuit filed against Post Properties and summarized MAA’s diligence review of the lawsuit and estimates of potential ranges of exposure as well as environmental matters at certain properties owned by Post Properties. The MAA Board then held an extended discussion of the terms of the merger agreement. Mr. Bolton led an extended discussion about the exchange ratio and the strategic rationale for the proposed transaction, and provided a summary of the negotiations with Post Properties related to the exchange ratio and other terms of the proposed transaction, and members of senior management also led a discussion on the anticipated cost savings and synergies from the proposed transaction. Following these presentations and discussions, and other discussions and deliberations by the MAA Board concerning, among other things, the matters described below under “—Recommendation of the MAA Board and Its Reasons for the Mergers,” representatives from Goodwin summarized the process for the approval of the transaction and the duties of the directors, following which, Mr. Bolton and members of senior management reviewed the resolutions for consideration by the MAA Board to approve the proposed strategic transaction with Post Properties. The MAA Board, by a unanimous vote of all directors, then (i) determined that the merger agreement, the parent merger and the transactions contemplated by the merger agreement were advisable and in the best interests of MAA and its shareholders, (ii) approved the mergers, the merger agreement and the other transactions contemplated by the merger agreement, (iii) authorized and approved the issuance of shares of MAA common stock to the holders of Post Properties common stock and the issuance of MAA Series I preferred stock to the holders of Post Properties Series A preferred stock in the parent merger, (iv) directed that the merger agreement, the issuance of shares of MAA common stock, and an amendment to the MAA charter to increase the number of authorized shares of MAA common stock from 100,000,000 shares to 145,000,000 shares, referred to herein as the MAA charter amendment, be submitted for approval at a meeting of MAA shareholders, and (v) recommended the approval of the merger agreement, the issuance of shares of MAA common stock and the MAA charter amendment by MAA shareholders. In connection with the foregoing, the MAA Board also approved, among other things, the waivers to be given by certain MAA employees with respect to rights under existing equity awards, the preparation and filing of this joint proxy statement/prospectus, the engagement letter with Citi, the MAA charter amendment, and the designation and issuance of MAA Series I preferred stock in connection with the parent merger.

Following the MAA Board meeting, Mr. Bolton contacted Mr. Stockert to let Mr. Stockert know that the MAA Board had approved the transaction.

Also on August 12, 2016, representatives of Goodwin sent a revised draft of the merger agreement to representatives of King & Spalding reflecting certain changes to the representations and warranties and covenants related to the conduct of business between signing and closing.

On August 13, 2016, representatives of King & Spalding and representatives of Goodwin finalized the terms of their respective disclosure letters and the exhibits to the merger agreement. Representatives of King & Spalding and representatives of Goodwin also exchanged comments on the merger agreement and finalized the merger agreement. The final merger agreement, together with the final exhibits and disclosure letters, was posted for the Post Properties Board’s review.

On August 14, 2016, the Post Properties Board held a special meeting with members of senior management of Post Properties and representatives of King & Spalding and J.P. Morgan. Mr. Stockert explained to the Post Properties Board that the MAA Board had already approved the transaction on August 12, 2016. Representatives of J.P. Morgan then walked the Post Properties Board through an updated financial analysis presentation. After a discussion by the Post Properties Board of various financial aspects of the proposed strategic transaction with MAA and J.P. Morgan’s financial analysis, J.P. Morgan rendered to the Post Properties Board an oral opinion, which was later confirmed by the delivery of a written opinion dated August 14, 2016, to the effect that, as of that date and based on and subject to various assumptions, factors, qualifications and limitations described in its written opinion, the exchange ratio provided for in the parent merger was fair, from a financial point of view, to the holders of Post Properties common stock. Representatives of King & Spalding once again reviewed the Post Properties Board’s fiduciary duties. Representatives of King & Spalding also walked the Post Properties Board through a presentation summarizing the final terms of the merger agreement. Representatives of King & Spalding noted that there were no material changes to the merger agreement since the last Post Properties Board meeting on August 11, 2016 and that there had been no material updates on due diligence. Representatives of King & Spalding walked the Post Properties Board through the proposed corporate approvals for the transaction. Mr. Goddard then led the Post Properties Board in a discussion of the transaction, including discussions with Mr. Stockert about the strategic rationale and exchange ratio. The Post Properties Board discussed the value provided by the exchange ratio and determined that the implied price paid by MAA was highly attractive to the holders of shares of Post Properties common stock. Following these presentations and discussions, and other discussions by the Post Properties Board concerning, among other things, the matters described below under “—Recommendation of the Post Properties Board and Its Reasons for the Mergers,” the Post Properties Board, by a unanimous vote of all directors, then (i) approved, adopted, declared advisable and authorized the merger agreement and the transactions contemplated thereby, including the parent merger and the partnership merger, and (ii) recommended the approval of the merger agreement and the parent merger by Post Properties shareholders.

On the morning of August 15, 2016, Post Properties and MAA executed and delivered the merger agreement and certain ancillary documents prior to the opening of the stock markets and issued a joint press release publicly announcing the mergers and execution of the merger agreement.

Recommendation of the MAA Board and Its Reasons for the Mergers

In evaluating the parent merger, the MAA Board consulted with its legal and financial advisors and MAA’s management and, after careful consideration, the MAA Board unanimously determined and declared that the merger agreement, the parent merger and the other transactions contemplated by the merger agreement (including the issuance of shares of MAA common stock and MAA Series I preferred stock to Post Properties shareholders in the parent merger) are advisable and in the best interests of MAA and its shareholders. The MAA Board unanimously adopted and approved the merger agreement, the parent merger and the other transactions contemplated by the merger agreement.

In deciding to declare advisable and approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock and MAA Series I preferred stock to Post Properties shareholders in connection with the parent merger, the MAA Board considered various factors that it viewed as supporting its decision, including the following material factors described below:

•	Strategic Benefits. The MAA Board expects that the mergers will provide a number of significant potential strategic opportunities and benefits, including the following:

•	the combination of MAA and Post Properties would create a Sunbelt-focused multifamily REIT with a combined portfolio of approximately 105,000 multifamily units in 317 communities which would provide an enhanced competitive advantage across the Sunbelt region and drive opportunistic growth and capital deployment;

•	by combining two companies with businesses in highly complementary geographic regions, the Combined Corporation would have improved diversification across urban and suburban locations in large and secondary markets within the Sunbelt region, which is expected to result in an enhanced platform for execution with superior value creation opportunities and improve the performance of the portfolio;

•	the combination of MAA and Post Properties would more rapidly advance a number of strategic priorities underway at MAA, including improving operating efficiencies, achieving more profitable scale, increasing assets in major and secondary Sunbelt markets and lowering debt and equity capital costs to provide a stronger balance sheet;

•	the transaction is expected to create operational and general and administrative cost synergies (based primarily on the elimination of general and administrative expenses and other potentially duplicative expenses, including back-office functions and property management administration) that would drive higher margins primarily from the elimination of duplicative costs associated with supporting a public company platform and the operating efficiencies derived from increased scale, resulting in anticipated gross savings of approximately $20 million annually upon full integration, which is expected to occur over a 12-month period following the closing of the mergers;

•	the enhanced development platform of the Combined Corporation should create opportunities to pursue additional development projects at attractive yields and augment MAA’s ability to strategically expand;

•	the Combined Corporation would be able to better serve the needs of its residents because of its larger geographic footprint and therefore increase its market share in high-growth Sunbelt markets;

•

the combination of MAA and Post Properties would create the largest publicly-held owner and operator of multifamily units in the United States by number of units with an equity market capitalization of approximately $12 billion and a total enterprise value of approximately $17 billion (based on the closing share price as of August 12, 2016), which should provide the Combined Corporation with greater access to multiple forms of debt and equity capital at a lower cost of capital over the long term than MAA on a stand-alone basis and offer financial flexibility to capture opportunities across business cycles;

•	the Combined Corporation would provide improved liquidity for MAA shareholders as a result of the increased equity capitalization and the increased shareholder base of the Combined Corporation;

•	the Combined Corporation would have lower overall leverage levels than MAA on a stand-alone basis, which would lead to a stronger balance sheet and could increase the investment-grade rating of the Combined Corporation resulting in a lower cost of borrowing in the future;

•	the increased size and scale of the Combined Corporation is expected to produce operating cost advantages, enhance its ability to attract top talent, and strengthen the operating platform through integration of best practices from both companies, thereby allowing the Combined Corporation to be more competitive in the markets in which it operates; and

•	the benefits of greater operating efficiencies and lower cost of capital, if realized, would allow the Combined Corporation to compete more effectively for acquisition and development opportunities, while improving the financial impact of those transactions.

•	Fixed Exchange Ratio. The MAA Board considered that the fixed exchange ratio, which will not fluctuate as a result of changes in the market prices of shares of MAA common stock or Post Properties common stock, provides certainty as to the respective pro forma percentage ownership of the Combined Corporation.

•	Opinion of Financial Advisor. The MAA Board considered the financial analyses presented to it by Citi and Citi’s written opinion as to the fairness, from a financial point of view and as of the date of the opinion, to MAA of the exchange ratio pursuant to the merger agreement, which opinion was based on and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken as more fully described below in the section “Opinion of MAA’s Financial Advisor” beginning on page 93.

•	Familiarity with Businesses. The MAA Board considered its knowledge of the business, operations, financial condition, earnings and prospects of MAA and Post Properties, taking into account the results of MAA’s due diligence review of Post Properties, as well as its knowledge of the current and prospective environment in which MAA and Post Properties operate, including economic and market conditions.

•	Governance. The MAA Board considered that the following governance arrangements would enable continuity of management and an effective and timely integration of the two companies’ operations:

•	ten of the thirteen members of the board of directors of the Combined Corporation would be members of the MAA Board;

•	H. Eric Bolton, Jr., MAA’s Chief Executive Officer and Chairman of the Board of Directors, would serve as the Chief Executive Officer and Chairman of the Board of Directors of the Combined Corporation;

•	Alan B. Graf, Jr., the Lead Independent Director for MAA, would serve as the Lead Independent Director of the Combined Corporation; and

•	Albert M. Campbell, III, MAA’s Chief Financial Officer, Thomas L. Grimes, Jr., MAA’s Chief Operating Officer, and Robert J. DelPriore, MAA’s General Counsel, would serve as the Chief Financial Officer, Chief Operating Officer and General Counsel, respectively, of the Combined Corporation.

•	High Likelihood of Consummation. The MAA Board considered the commitment on the part of both parties to complete the mergers as reflected in their respective obligations under the terms of the merger agreement, and the likelihood that the shareholder approvals needed to complete the parent merger would be obtained in a timely manner.

•	Maintenance of REIT Status. The MAA Board considered that following the consummation of the mergers and the other transactions contemplated by the merger agreement, the Combined Corporation would be expected to qualify as a REIT for U.S. federal income tax purposes under the Code.

•	Merger Agreement. The MAA Board considered the overall terms of the merger agreement, including, among other things, the following:

•	the fact that the merger agreement, under certain limited circumstances, permits MAA, prior to the time MAA shareholders approve the parent merger, to consider and respond to an unsolicited bona fide alternative proposal or engage in discussions or negotiations with a third party making such a proposal if the MAA Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such alternative proposal either constitutes or would likely lead to a Superior Proposal and the MAA Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary obligations to the shareholders of MAA under applicable law (see the section titled “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions” beginning on page 158).

•	the fact that the merger agreement, under certain limited circumstances, permits the MAA Board to withdraw or modify its recommendation that MAA shareholders vote in favor of the MAA merger proposal (see the section titled “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions” beginning on page 158);

•	the fact that the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock in the parent merger, is subject to the approval of at least a majority of the outstanding shares of MAA common stock; and

•	the fact that the material terms and conditions of the merger agreement, including the representations, warranties, covenants and termination provisions, are generally reciprocal in nature or proportionate to the relative size of each company.

The MAA Board also considered a variety of risks and other potentially negative factors concerning the merger agreement, the mergers and the other transactions contemplated by the merger agreement. These factors included:

•	the potential that the fixed exchange ratio under the merger agreement could result in MAA delivering greater value to Post Properties shareholders than had been anticipated by MAA;

•	the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the mergers;

•	the terms of the merger agreement placing limitations on the ability of MAA to initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer by or with a third party with respect to an Acquisition Proposal, or engage in discussions or negotiations with a third party interested in pursuing an alternative business combination transaction;

•	that, under the terms of the merger agreement, in certain circumstances, the Post Properties Board can withdraw or modify its recommendation that Post Properties shareholders vote in favor of the parent merger, if failure to take such action would be inconsistent with Post Properties directors’ fiduciary duties under applicable law and after compliance with the other requirements set forth in the merger agreement;

•	that, under the terms of the merger agreement, MAA must pay Post Properties a termination fee of up to $245 million and/or reimburse up to $10 million of expenses incurred by Post Properties in connection with the mergers if the merger agreement is terminated under certain circumstances, which may deter other parties from proposing an alternative transaction that may be more advantageous to MAA shareholders;

•	the risk that, notwithstanding the likelihood of the mergers being completed, the mergers may not be completed, or that completion may be unduly delayed, including the effect of the pendency of the mergers and the effect such failure to be completed may have on the trading price of MAA common stock and MAA’s operating results, particularly in light of the costs incurred in connection with the transaction;

•	the risk that the anticipated strategic and financial benefits of the mergers may not be realized;

•	the risk that the cost savings, operational synergies and other benefits to the MAA shareholders expected to result from the mergers might not be fully realized or not realized at all, including as a result of possible changes in the real estate market or the multifamily industry affecting the markets in which the Combined Corporation will operate;

•	the risk of other potential difficulties in integrating the two companies and their respective operations;

•	the risk that the impact of Post Properties’ ongoing litigation with the United States Department of Justice regarding the Americans with Disabilities Act and the Fair Housing Act, including any settlement that would require the Combined Corporation to modify its properties to comply with laws regulating access by persons with disabilities, could impose greater costs on the Combined Corporation than presently anticipated;

•	the substantial costs to be incurred in connection with the transaction, including the transaction expenses arising from the mergers and the costs of integrating the businesses of MAA and Post Properties;

•	the restrictions on the conduct of MAA’s business prior to the completion of the mergers, which could delay or prevent MAA from undertaking certain business opportunities that may arise or other actions it would otherwise take with respect to the operations of MAA absent the pending completion of the mergers;

•	that Post Properties and MAA may be obligated to complete the mergers without having obtained appropriate consents, approvals or waivers from the counterparties under certain of Post Properties’ contracts that require consent or approval to consummate the mergers, and the risk that such consummation could trigger the termination of, or default under, such contracts; and

•	other matters described under the section “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

The MAA Board also considered the interests that certain executive officers and directors of MAA may have with respect to the mergers that may be different from, or in addition to, the interests of MAA shareholders generally. See the section titled “—Interests of MAA’s Directors and Executive Officers in the Mergers” beginning on page 114 of this joint proxy statement/prospectus.

This discussion of the information and factors considered by the MAA Board in reaching its conclusion and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the MAA Board in evaluating the merger agreement, the parent merger and the other transactions contemplated by it, and the complexity of these matters, the MAA Board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the MAA Board may have given different weight to different factors. The MAA Board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement, the parent merger and the other transactions contemplated by the merger agreement.

THE MAA BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE PARENT MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE ADVISABLE AND IN THE BEST INTERESTS OF MAA AND ITS SHAREHOLDERS. ACCORDINGLY, THE MAA BOARD UNANIMOUSLY RECOMMENDS THAT MAA COMMON SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT, THE PARENT MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE ISSUANCE OF SHARES OF MAA COMMON STOCK TO POST PROPERTIES SHAREHOLDERS IN THE PARENT MERGER.

The explanation of the reasoning of the MAA Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section titled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 49 of this joint proxy statement/prospectus.

Recommendation of the Post Properties Board and Its Reasons for the Mergers

At a meeting on August 14, 2016, the Post Properties Board unanimously (i) approved, adopted, declared advisable and authorized the merger agreement and the transactions contemplated thereby, including the parent merger and the partnership merger, and (ii) recommended the approval of the merger agreement and the parent merger by Post Properties shareholders. The Post Properties Board unanimously recommends that Post Properties shareholders vote FOR the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, FOR the proposal to approve, on an advisory (non-binding) basis, the compensation payable to certain executive officers of Post Properties in connection with the parent merger and FOR the proposal to approve one or more adjournments of the Post Properties special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger.

In evaluating the merger agreement and the transactions contemplated thereby, the Post Properties Board consulted with Post Properties’ senior management and outside legal counsel and financial advisors. In deciding to declare advisable and approve and adopt the merger agreement and the transactions contemplated thereby, and to recommend that Post Properties shareholders vote to approve the merger agreement and the parent merger, the Post Properties Board considered various factors that it viewed as supporting its decision, including the material factors described below.

•	Strategic and Financial Benefits. Discussions with senior management of Post Properties regarding Post Properties’ business, financial condition, results of operations, competitive position, business strategy, strategic alternatives and prospects, as well as the risks involved in achieving these prospects, the nature of Post Properties’ business and the industry in which it competes, and industry, economic and market conditions, both on a historical and on a prospective basis, led the Post Properties Board to conclude that the alternative of continuing as a stand-alone company was less favorable to Post Properties shareholders than the parent merger and that the parent merger will provide a number of significant potential strategic opportunities and benefits, including the following:

•	attractive valuation for Post Properties’ assets and business, including a substantial premium to the then-current trading price of Post Properties common stock and immediate accretion in earnings, cash flow and dividends;

•	increased scale and diversification across Sunbelt markets that will allow Post Properties shareholders to participate in a stronger combined company and will create the premier Sunbelt-focused multifamily REIT and the largest publicly-held owner and operator of multifamily apartment units in the United States by number of units;

•	diversification of the Post Properties portfolio away from markets with high exposure to new supply;

•	the Combined Corporation is expected to benefit from Post Properties’ development pipeline and internal development expertise, which can be critical at various points in the real estate economic cycle;

•	increased earnings power of the Combined Corporation with synergy and efficiency potential;

•	as a result of its larger size, greater access to multiple forms of capital and improved pro forma investment-grade debt rating, the Combined Corporation is expected to have a lower cost of capital than Post Properties on a stand-alone basis and provide financial flexibility to capture opportunities across business cycles;

•	increased equity float for the overlapping shareholder base of Post Properties and MAA;

•	the transaction is expected to create operational and general and administrative cost synergies (based primarily on the elimination of general and administrative expenses and other potentially duplicative expenses, including back-office functions and property management administration) that would drive higher margins primarily from the elimination of duplicative costs associated with supporting a public company platform and the operating efficiencies derived from increased scale, resulting in anticipated gross savings of approximately $20 million annually upon full integration based on estimates provided by management of MAA, which is expected to occur over the 12-month period after closing of the mergers; and

•	by creating the largest U.S. multifamily apartment REIT by number of units and, based on current market prices, one of the largest publicly-held U.S. multifamily REITs by enterprise value, the transaction is expected to enhance the Combined Corporation’s ability to execute accretive acquisitions and development, and facilitate opportunistic growth and capital deployment.

•	Familiarity with MAA’s Business, Operating Results, Financial Condition and Management. The Post Properties Board considered information with respect to the business, operating results and financial condition of MAA, on both a historical and prospective basis, including MAA’s stable operating performance, the lower volatility of its earnings and cash flow over the past 10 years, the quality, breadth and experience of MAA’s senior management team, and the similarities in the cultures of, and complementary markets served by, the two companies, as well as the Post Properties Board’s knowledge of the current and prospective environment in which the two companies operate, including industry, economic and market conditions, taking into account the results of Post Properties’ due diligence review of MAA.

•	Continued Operation as a Stand-Alone Company. The Post Properties Board evaluated, as an alternative to the parent merger, the potential rewards and risks associated with the continued execution of Post Properties’ strategic plan as an independent company. The Post Properties Board reviewed Post Properties’ historical and possible future performance in light of the risks affecting its business, operations and financial condition, including the risks discussed in this joint proxy statement/prospectus under “Risk Factors—Risks Relating to the Mergers.” The Post Properties Board also considered, among other factors, the challenges of continuing to operate independently, current market and industry trends, and the risks affecting Post Properties’ ability to compete effectively against other competitors in the industry.

•	Merger Consideration. The Post Properties Board evaluated the value of the merger consideration based on the then-current trading price and historic trading prices of MAA common stock, as well as various factors bearing on the quality and potential long-term value of the shares of MAA common stock to be received as consideration, including the greater liquidity of the stock in the Combined Corporation. The Post Properties Board noted that, based on the closing prices of MAA common stock and Post Properties common stock on August 12, 2016, which was the last trading day before the meeting of the Post Properties Board at which the Post Properties Board approved the merger agreement, the merger consideration had an implied value of $72.53 per share of Post Properties common stock, which represented a 16.6 percent premium to the closing price of Post Properties common stock on August 12, 2016. The Post Properties Board also took into account that the fixed exchange ratio, which will not fluctuate as a result of changes in the market prices of Post Properties common stock or MAA common stock, provides certainty as to the respective pro forma percentage ownership of the Combined Corporation and that a decrease in the market price of Post Properties common stock before the parent merger closing would not provide MAA with a right to terminate the merger agreement.

•	Dividend Rate. The Post Properties Board considered that, based on the current dividend rates of Post Properties and MAA, Post Properties shareholders will see an approximately 23.9 percent increase in the dividend rate immediately after the closing, assuming no change in MAA’s current dividend rate.

•	Ownership in the Combined Company. The Post Properties Board considered that, as of the closing, Post Properties common shareholders will own approximately 32.3% of the Combined Corporation and, as a result, the combination will allow Post Properties shareholders an opportunity to participate in the future growth and value creation of the Combined Corporation and any potential appreciation of shares of MAA common stock, and to share pro rata in the benefits of the expected synergies.

•	Opinion of Financial Advisor. The Post Properties Board considered the opinion, dated August 14, 2016, of J.P. Morgan to the Post Properties Board to the effect that, as of that date and based on and subject to various assumptions, factors, qualifications and limitations described in its written opinion, and as more fully described in the section entitled “Opinion of Post Properties’ Financial Advisor,” the exchange ratio in the parent merger was fair, from a financial point of view, to the holders of Post Properties common stock.

•	Tax-Free Transaction. The Post Properties Board considered the expectation that, for Post Properties shareholders that are U.S. holders, the parent merger will generally qualify as a tax-free transaction for U.S. federal income tax purposes.

•	Governance. The Post Properties Board considered that the board of directors of the Combined Corporation will consist of thirteen directors, three of whom will be designated by Post Properties from the existing Post Properties Board.

•	Negotiations with MAA. The Post Properties Board considered the course of negotiations with MAA, which were conducted at arm’s length and during which the Post Properties Board was advised by its legal and financial advisors, including the fact that the negotiations resulted in an increased exchange ratio and two-tiered termination fees, allowing an interested party an opportunity to make an alternative proposal at a low termination fee during a specified period.

•	Likelihood of Consummation. The Post Properties Board considered the commitment on the part of both parties to complete the mergers as reflected in their respective obligations under the terms of the merger agreement, and the likelihood that the shareholder approvals needed to complete the mergers would be obtained in a timely manner.

•	Terms and Conditions of the Merger Agreement. The Post Properties Board considered the terms and conditions of the merger agreement, including:

•	Post Properties’ ability, under certain circumstances, prior to the time that Post Properties shareholders approve the parent merger, to consider and respond to an unsolicited bona fide alternative proposal or engage in discussions or negotiations with the third party making such a proposal if the Post Properties Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such alternative proposal either constitutes a Superior Proposal or would likely lead to a Superior Proposal and the Post Properties Board shall have concluded in good faith (after consultation with outside legal counsel) that the failure to do so would be inconsistent with their fiduciary duties under applicable law;

•	Post Properties’ ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a Superior Proposal, provided that substantially concurrently with the termination of the merger agreement, Post Properties pays to MAA a termination fee, in a two-tiered amount of either approximately $58.5 million or $117 million, depending on when the termination occurs, and reimburses MAA for expenses (up to $10 million), which the Post Properties Board concluded was reasonable in the context of termination fees payable in comparable transactions and in light of the overall structure of the transaction and terms of the merger agreement, including the merger consideration, and which the Post Properties Board, after consultation with its legal and financial advisors, believed provided an adequate opportunity for alternative proposals to be made, associated due diligence to be conducted and definitive documentation to be negotiated with respect thereto, and for the Post Properties Board to consider such alternative proposals and agreements, if any;

•	the ability of the Post Properties Board, under certain circumstances not involving a Superior Proposal, to withhold, withdraw or modify its recommendation that Post Properties shareholders vote in favor of approval of the merger agreement and the parent merger, subject in certain circumstances to the payment to MAA of a termination fee in a two-tiered amount of either approximately $58.5 million or $117 million depending on when the termination occurs, and reimbursement of MAA for expenses (up to $10 million);

•	the fact that the merger agreement permits Post Properties to continue to pay its regular quarterly cash dividend, in an amount not to exceed the current dividend of $0.47 per share of Post Properties common stock per quarter, its regular quarterly distribution in accordance with past practice at a rate not to exceed $1.0625 per quarter per share of Post Properties Series A preferred stock, as well as distributions in respect of limited partnership units in Post LP;

•	the fact that the merger agreement would provide Post Properties with sufficient operating flexibility between the signing of the merger agreement and the completion of the parent merger for Post Properties to conduct its business in the ordinary course of business consistent with past practice; and

•	the fact that consent, approval or refinancing of Post Properties’ existing indebtedness or MAA’s existing indebtedness is not a condition to completion of the parent merger.

•	Alternative Transactions. The Post Properties Board also considered, as alternatives to the parent merger or to continued independent operations, Post Properties’ prospects for a merger or sale transaction with a company other than MAA and the potential terms for such other transactions. After reviewing the historical discussions that Post Properties has had with third parties and evaluating potential alternatives and the expected benefits and values that would be provided to Post Properties shareholders by such alternatives in comparison to the strategic combination proposed by MAA, and after taking into account the possible detrimental effects on Post Properties’ business, including such effects on, among other things, its employees, residents, commercial tenants, financing sources and business prospects, the Post Properties Board determined not to solicit proposals for other transactions, whether a merger or sale, through an auction process or otherwise. The Post Properties Board’s consideration of potential alternatives to the parent merger was informed by, among other matters, (a) its members’ substantial knowledge regarding the multifamily real estate industry and its participants and sources of capital as a result of their background and experience as directors of Post Properties and in other capacities, (b) its review and discussion, including discussion with the Post Properties Board’s financial advisor, of the financial, strategic and other benefits and disadvantages associated with potential alternatives, and (c) its familiarity with the various indications of interest and preliminary discussions involving potential transaction partners communicated from time to time, as more particularly described in this joint proxy statement/prospectus under “The Mergers—Background of the Mergers.” The Post Properties Board concluded that the MAA merger, as compared to potential alternative transactions, would be in the best interests of Post Properties shareholders in light of the expected long term strategic and financial benefits associated with the combination of Post Properties and MAA compared to other potential alternatives, the ability of Post Properties shareholders to continue to benefit from the prospects of the Combined Corporation, the overall terms of the parent merger (including the exchange ratio) and the timing, likelihood and risks of completing alternative transactions, including the business, competition, industry and market risks that would apply to Post Properties.

The Post Properties Board also considered a variety of risks and other potentially negative factors concerning the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the following material factors:

•	that, following completion of the parent merger, Post Properties would no longer exist as an independent public company and Post Properties shareholders would be able to participate in any future earnings growth of Post Properties solely through their ownership of MAA common stock;

•	the fact that the exchange ratio is fixed, which means that Post Properties shareholders could be adversely affected by a decrease in the trading price of MAA common stock during the pendency of this transaction;

•	the risk that, notwithstanding the likelihood of the parent merger being completed, the parent merger may not be completed, including the effect of the pendency of the parent merger and the effect such failure to be completed may have on:

•	the trading price of shares of Post Properties common stock;

•	Post Properties’ operating results, particularly in light of the costs incurred in connection with the transaction; and

•	Post Properties’ ability to attract and retain key personnel, residents, commercial tenants, suppliers and customers;

•	that, under the terms of the merger agreement, Post Properties must pay MAA a termination fee in a two-tiered amount of either approximately $58.5 million or $117 million, depending on when the termination occurs, and/or reimburse certain expenses incurred by MAA in connection with the parent merger (up to $10 million) if the merger agreement is terminated under certain circumstances, which may deter other parties from proposing an alternative transaction that may be more advantageous to Post Properties shareholders;

•	the risk that, although the terms of the merger agreement would permit Post Properties, until approval of the parent merger by its shareholders, to furnish non-public information to, or engage in discussions or negotiations with, third parties making unsolicited acquisition proposals that the Post Properties Board determines are reasonably likely to lead to a Superior Proposal and to terminate the merger agreement to accept a Superior Proposal, subject to payment to MAA of a termination fee in a two-tiered amount of either approximately $58.5 million or $117 million, depending on when the termination occurs, and reimbursement of expenses (up to $10 million), other potential bidders may choose not to make an alternative transaction proposal;

•	that the terms of the merger agreement place limitations on the ability of Post Properties to initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer by or with a third party with respect to an acquisition proposal;

•	the risk that MAA may receive a Superior Proposal and terminate the merger agreement upon payment of a termination fee to Post Properties in a two-tiered amount of either approximately $122.5 million or $245 million, depending on when the termination occurs, plus reimbursement of expenses incurred by Post Properties (up to $10 million) in accordance with the terms of the merger agreement;

•	that Post Properties shareholders will not be entitled to exercise appraisal or dissenters rights in connection with the transaction;

•	that, if the parent merger is not consummated, Post Properties’ employees will have expended extensive time and efforts to attempt to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction;

•	the possibility that the parent merger may not be consummated, or that consummation may be unduly delayed, for reasons beyond the control of Post Properties or MAA, including because Post Properties shareholders and/or MAA shareholders may not approve the parent merger and the other transactions contemplated by the merger agreement;

•	the risk that the cost savings, operational synergies and other benefits to Post Properties shareholders expected to result from the parent merger might not be fully realized or not realized at all, including as a result of possible changes in the real estate market or the multifamily industry affecting the markets in which the Combined Corporation will operate or as a result of potential difficulties integrating the two companies and their respective operations;

•	the restrictions on the conduct of Post Properties’ business prior to the consummation of the parent merger, which could delay or prevent Post Properties from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Post Properties absent the pending completion of the parent merger;

•	that Post Properties and MAA may be obligated to complete the mergers without having obtained appropriate consents, approvals or waivers from the counterparties under certain of Post Properties’ contracts that require consent or approval to consummate the mergers, and the risk that such consummation could trigger the termination of, or default under, such contracts;

•	that certain of Post Properties’ directors and executive officers have certain interests in the parent merger that might be different from the interests of Post Properties shareholders generally as described under the section entitled “—Interests of Post Properties Directors and Executive Officers in the Mergers”; and

•	the substantial costs to be incurred in connection with the transactions, including the transaction expenses arising from the mergers and the costs of integrating the businesses of Post Properties and MAA.

This discussion of the information and factors considered by the Post Properties Board in reaching its conclusion and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the Post Properties Board in evaluating the merger agreement and the transactions contemplated by it, including the parent merger, and the complexity of these matters, the Post Properties Board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the Post Properties Board may have given different weight to different factors. The Post Properties Board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement.

THE POST PROPERTIES BOARD UNANIMOUSLY RECOMMENDS THAT POST PROPERTIES SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT, THE PARENT MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION PROPOSAL AND FOR THE PROPOSAL TO ADJOURN.

The explanation of the reasoning of the Post Properties Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements”.

Opinion of MAA’s Financial Advisor

MAA has retained Citi as its financial advisor in connection with the mergers. In connection with this engagement, MAA requested that Citi evaluate the fairness, from a financial point of view, of the exchange ratio of 0.71x provided for in the parent merger as of the date of Citi’s opinion. On August 12, 2016, at a meeting of the MAA Board, Citi rendered to the MAA Board an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated August 14, 2016, to the effect that, as of that date and based on and subject to the matters, considerations and limitations set forth in the opinion, Citi’s work and other factors it deemed relevant, each as described in greater detail below, the exchange ratio of 0.71x provided for in the parent merger was fair, from a financial point of view, to MAA.

The full text of Citi’s written opinion, dated August 14, 2016, to the MAA Board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken, is attached to this joint proxy statement/prospectus as Annex D and is incorporated into this joint proxy statement/prospectus by reference in its entirety. You are urged to read the opinion carefully and in its entirety. Citi’s opinion, the issuance of which was authorized by Citi’s fairness opinion committee, was provided to the MAA Board (in its capacity as such) in connection with its evaluation of the mergers and was limited to the fairness, from a financial point of view, as of the date of the opinion, to MAA of the exchange ratio of 0.71x provided for in the parent merger. Citi’s opinion does not address any other aspects or implications of the mergers and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the mergers. Citi’s opinion does not address the underlying business decision of MAA to effect the mergers, the relative merits of the mergers as compared to any alternative business strategies that might exist for MAA or the effect of any other transaction in which MAA may engage. The following is a summary of Citi’s opinion and the methodology that Citi used to render its opinion.

In arriving at its opinion, Citi, among other things:

•	reviewed a draft of the merger agreement, dated August 14, 2016;

•	held discussions with certain senior officers, directors and other representatives and advisors of MAA and certain senior officers and other representatives and advisors of Post Properties concerning the businesses, operations and prospects of MAA and Post Properties;

•	examined certain publicly available business and financial information relating to MAA and Post Properties;

•	examined certain financial forecasts and other information and data relating to MAA and Post Properties that were provided to or discussed with Citi by the respective managements of MAA and Post Properties, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of MAA to result from the mergers;

•	reviewed the financial terms of the mergers as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of MAA common stock and Post Properties common stock, the historical and projected earnings and other operating data of MAA and Post Properties, and the capitalization and financial condition of MAA and Post Properties;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the mergers;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of MAA and Post Properties;

•	evaluated certain potential pro forma financial effects of the mergers on MAA; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed relevant and appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the respective managements of MAA and Post Properties that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to financial forecasts and other information and data relating to MAA and Post Properties provided to or otherwise reviewed by or discussed with Citi, Citi was advised by the respective managements of MAA and Post Properties that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of MAA and Post Properties as to the future financial performance of MAA and Post Properties and the other matters covered thereby, and assumed, with MAA’s consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the mergers) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. Citi relied, at MAA’s direction, upon the assessments of the respective managements of MAA and Post Properties as to the ability to integrate the businesses and operations of MAA and Post Properties in accordance with these forecasts.

Citi assumed, with MAA’s consent, that the mergers would be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the mergers, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on MAA, Post Properties or the contemplated benefits of the mergers. Representatives of MAA advised Citi, and Citi further assumed, that the final terms of the definitive merger agreement would not vary in any material respect from those set forth in the draft Citi reviewed. Citi also assumed, with MAA’s consent, that, for United States federal income tax purposes, the partnership merger would qualify as and constitute a tax-free “assets-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i) and the parent merger would qualify as a tax-free reorganization. Citi was advised by MAA and Post Properties that each of MAA and Post Properties has operated in conformity with the requirements for qualification as a REIT for United States federal income tax purposes since its formation as a REIT and further assumed, at MAA’s direction, that the mergers would not adversely affect such status or operations of MAA or Post Properties. Citi’s opinion related to the relative values of MAA and Post Properties. Citi did not express any opinion as to what the value of shares of MAA common stock actually would be when issued pursuant to the parent merger or the price at which shares of Post Properties common stock would trade at any time. Citi did not make, nor was it provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MAA or Post Properties nor did Citi make any physical inspection of the properties or assets of MAA or Post Properties. Citi expressed no view as to, and its opinion did not address, the underlying business decision of MAA to effect the mergers, the relative merits of the mergers as compared to any alternative business strategies or transactions that might exist for MAA or the effect of any other transaction in which MAA might engage. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the mergers, or any class of such persons, relative to the exchange ratio of 0.71x provided for in the parent merger. Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial, comparative and other analyses, including those described below. The summary of these analyses is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

The financial forecasts furnished to Citi for MAA were prepared by the management of MAA and the financial forecasts furnished to Citi for Post Properties were prepared by Post Properties management and provided by Post Properties management to MAA, and, in each case, were used by Citi at the direction of the management of MAA. MAA does not publicly disclose internal management financial forecasts of the type provided to Citi in connection with Citi’s analysis of the mergers, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information on the projections provided to Citi, see “—Certain MAA Financial Projections Utilized by the Companies’ Boards and Financial Advisors” beginning on page 109 and “—Certain Post Properties Financial Projections Utilized by the Companies’ Boards and Financial Advisors” beginning on page 112.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of MAA and Post Properties. No company, business or transaction used in those analyses as a comparison is identical or directly comparable to MAA, Post Properties or the mergers and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments reviewed or transactions analyzed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend the specific consideration payable in the mergers. The type and amount of consideration payable in the mergers was determined through negotiations between MAA and Post Properties and the decision to enter into the mergers was solely that of the MAA Board. Citi’s opinion was only one of many factors considered by the MAA Board in its evaluation of the mergers and should not be viewed as determinative of the views of the MAA Board or MAA’s management with respect to the mergers or the consideration payable in the mergers.

The following is a summary of the material financial analyses presented to the MAA Board in connection with the delivery of Citi’s opinion. Some of these analyses included public information, including observed multiples, that had been updated to the latest available information as of the time of the presentation and which were presented orally to the MAA Board at its meeting on August 12, 2016. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi’s financial analyses. All of the equity reference ranges, other than with respect to the historical trading analysis, have been rounded to the nearest dollar unless indicated otherwise.

Selected Public Companies Analyses

Using publicly available information, including (a) published equity research analysts’ estimates of calendar year 2017 funds from operations, which we refer to as FFO, per share, (b) published equity research analysts’ estimates of calendar year 2017 earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, and (c) published equity research analysts’ estimates for net asset value per share, Citi analyzed certain trading multiples for FFO and EBITDA and/or premium or discount to net asset value of the following publicly traded REITs:

•	Equity Residential

•	AvalonBay Communities, Inc.

•	Essex Property Trust, Inc.

•	UDR, Inc.

•	Apartment Investment and Management Company

•	Camden Property Trust

For each of the selected REITs, using information as of August 12, 2016, Citi calculated (i) the multiple of equity market price per share to the mean estimate of 2017 FFO per share, as reported by equity research analysts, (ii) the multiple of equity market price per share to the mean estimate of 2017 EBITDA per share, as reported by equity research analysts and (iii) the premium or discount to the mean net asset value per share, as reported by equity research analysts.

Based on the above analysis, Citi then applied a multiple reference range of 18.8x to 23.6x for 2017E EBITDA per share, 18.1x to 20.9x for 2017E FFO per share and a discount range of (6.8%) to (2.5%) to the net asset value per share (which ranges were selected based on the maximum and minimum per share multiple or premium/(discount) calculated in the analysis using the selected publicly traded REITs referenced above). The analysis indicated the following equity values per share for MAA common stock and Post Properties common stock:

	Equity Value per MAA Share	Equity Value per Post Properties Share
Price / 2017E EBITDA per share multiple	$108.83 – $148.29	$60.63 – $81.29
Price / 2017E FFO per share multiple	$113.99 – $131.25	$61.13 – $70.39
Price / Premium / (Discount) to net asset value per share	$95.82 – $100.23	$67.02 – $70.10

Net Asset Value Analysis

Citi prepared a per share net asset value analysis for MAA using estimated 2016 adjusted net operating income and asset and liability balances as of August 12, 2016. Capitalization rates ranges varied by property based on the type of property, property age, location, property quality and other factors. Citi applied a range of capitalization rates, which differed by asset and which were based on guidance from MAA management, of 4.95% to 5.45% to the estimated 2016 adjusted net operating income for each property in MAA’s portfolio (after adjusting the property’s net operating income to account for capital expenditures of $350 per unit and a management fee of 3.0% of net operating income) to arrive at an aggregate value for the property portfolio. To this aggregate value amount, Citi added the value of other tangible real estate and non-real estate assets, including land and cash and cash equivalents. From gross asset value, Citi deducted debt balances, capitalized franchise and income taxes, accounts payable, accrued expenses, other tangible liabilities and a debt mark-to-market adjustment.

Citi prepared a per share net asset value analysis for Post Properties using 2016 estimated adjusted net operating income and asset and liability balances as of August 12, 2016. Capitalization rates ranges varied by property based on the type of property, property age, location, property quality and other factors. Citi applied a range of capitalization rates, which differed by asset and which were based on guidance from MAA management, of 4.67% to 6.64% to the 2016 estimated adjusted net operating income, which was based on guidance from Post Properties management, for each property in Post Properties’ portfolio (after adjusting the property’s net operating income to account for capital expenditures of $300 per unit and a management fee of 2.75% of net operating income) to arrive at an aggregate value for the property portfolio. To this aggregate value amount, Citi added the value of other tangible real estate and non-real estate assets, including land, cash and cash equivalents and other assets from unconsolidated entities. From gross asset value, Citi deducted debt balances, preferred equity, other tangible liabilities, liabilities from unconsolidated entities and a debt mark-to-market adjustment.

The analysis indicated the following equity values per share of MAA common stock and Post Properties common stock:

	Equity Value per MAA Share	Equity Value per Post Properties Share
Net asset valuation analysis	$96.28 – $110.07	$67.41 – $76.93

Discounted Cash Flow Analyses

Citi performed a discounted cash flow analysis of each of MAA and Post Properties in which Citi calculated the estimated present value of the stand-alone unlevered free cash flows that MAA and Post Properties were forecasted to generate during the second half of the calendar year ending December 31, 2016 through the full calendar year ending December 31, 2021. Financial data used in this analysis was based on the respective management forecasts of MAA and Post Properties.

With respect to Citi’s discounted cash flow analysis of MAA, unlevered free cash flow was calculated by taking EBITDA, adding property or joint venture disposition proceeds, subtracting property acquisition costs, subtracting capital expenditures and subtracting certain cash income taxes. Citi also calculated a range of terminal asset values of MAA at the end of the forecast period ending December 31, 2021 by applying a one-year growth rate to the unlevered free cash flow of MAA during the final year of the forecast period and a selected range of terminal multiples of 16.5x to 17.5x (which is based on the trading range for MAA over the last 12 months). The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 5.4% to 6.1% based on an estimate of MAA’s weighted average cost of capital. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for MAA’s cash and debt balances as of June 30, 2016.

With respect to Citi’s discounted cash flow analysis of Post Properties, unlevered free cash flow was calculated by taking EBITDA, subtracting capital expenditures, subtracting property and minority interest acquisition costs, and adding joint venture disposition proceeds. Citi also calculated a range of terminal asset values of Post Properties at the end of the forecast period ending December 31, 2021 by applying a one-year growth rate to the unlevered free cash flow of Post Properties during the final year of the forecast period and a selected range of terminal multiples of 19.0x to 20.0x (which is based on the trading range for Post Properties over the last 12 months). The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 5.7% to 6.6% based on an estimate of Post Properties’ weighted average cost of capital. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for Post Properties’ cash and debt balances as of June 30, 2016.

	Equity Value per MAA Share	Equity Value per Post Properties Share
Discounted cash flow analysis	$96.96 – $109.53	$63.95 – $71.89

Selected Precedent Transactions Analysis

Using public filings and publicly available information, Citi reviewed financial data for the selected transactions set forth in the table below. These transactions were selected because they involved publicly traded REITs with, based on Citi’s experience with mergers and acquisitions, certain financial, operational or business characteristics that, in Citi’s view, made them sufficiently comparable to MAA, Post Properties and the mergers or otherwise relevant for purposes of the comparison.

For each of the transactions, Citi reviewed, among other things, (a) the transaction value in each transaction as a multiple of the target company’s EBITDA for the next twelve months as of the time of the transaction and (b) the per share consideration paid relative to the target company’s net asset value per share.

Announcement Date	Acquiror	Target
September 2015	Starwood Capital Group / Milestone Apartment REIT	Landmark Apartment Trust
June 2015	Lone Star Funds	Home Properties
April 2015	Brookfield Asset Management	Associated Estates Realty Corporation
December 2013	Essex Property Trust	BRE Properties
June 2013	Mid-America Apartment Communities	Colonial Properties Trust

Based on the above analysis, Citi then applied a multiple reference range of 17.5x to 22.5x for EBITDA over the next twelve month period, which we refer to as NTM EBITDA, and a premium / (discount) ranging from (8.4%) to 14.4% for net asset value per share (which ranges were selected based on the maximum and minimum per share multiple or premium/(discount) calculated in the analysis for the above referenced transactions) to Post Properties’ NTM EBITDA and net asset value per share, in each case based on balance sheet information as of June 30, 2016. The analysis indicated the following equity values per share for Post Properties common stock:

Equity Value per Post Properties Share
Price / NTM EBITDA per share multiple	$53.26 – $74.15
Price / Premium/(Discount) to net asset value per share	$65.92 – $82.26

Relative Value Analysis

Based upon a comparison of the range of implied equity values for each of MAA and Post Properties calculated pursuant to the trading multiples analysis, net asset value analysis, discounted cash flow analysis and precedent transaction analysis, Citi calculated a range of implied exchange ratios for the mergers. This analysis indicated the following implied exchange ratios:

Range of Implied Exchange Ratios
Public trading multiple
Price / 2017E EBITDA per share multiple	0.41x – 0.75x
Price / 2017E FFO per share multiple	0.47x – 0.62x
Price / Premium/(Discount) to net asset value per share	0.67x – 0.73x
Net asset value analysis	0.61x – 0.80x
Discounted cash flow analysis	0.58x – 0.74x
Precedent transaction analysis(1)
Price / NTM EBITDA per share multiple	0.52x – 0.73x
Price / Premium/(Discount) to net asset value per share	0.65x – 0.81x

(1)	To calculate the range of implied exchange ratios in the precedent transaction analysis, Citi used the closing price of MAA common stock on the NYSE on August 12, 2016 of $102.15.

Citi then compared the range of implied exchange ratios above to the exchange ratio of 0.71x provided for in the parent merger.

Other Information

Citi also observed certain additional information that was not considered part of Citi’s financial analyses with respect to its opinion, but was referenced for informational purposes, including, among other things:

•	An analysis of the relative EBITDA, FFO and net asset value contributions of each of MAA and Post Properties (which were based on internal estimates provided to Citi by the respective managements of MAA and Post Properties as well as published equity research reports) to the combined entity following the consummation of the mergers, without giving effect to potential strategic implications and operational benefits anticipated to result from the mergers; and

•	An illustrative pro forma financial impact of the mergers on MAA’s estimated FFO per share for calendar years ending December 31, 2017 and December 31, 2018 and for the net asset value per share, in each case after giving effect to potential strategic implications and operational benefits anticipated to result from the mergers.

Miscellaneous

Under the terms of Citi’s engagement in connection with the mergers, MAA has agreed to pay Citi an aggregate fee of $11 million, $1 million of which was payable upon delivery by Citi of its opinion and the remainder of which is payable contingent upon consummation of the mergers. In addition to the amount payable upon delivery by Citi of its opinion, in the event that the mergers are not consummated and MAA receives a termination fee from Post Properties, Citi may receive a fee of either $2.5 million or $5.0 million depending on the size of the termination fee received by MAA. In addition, subject to certain limitations, MAA has agreed to reimburse Citi for certain expenses, including reasonable travel and other expenses incurred by Citi in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citi and related parties against liabilities, including liabilities under federal securities laws, arising from Citi’s engagement.

Citi and its affiliates in the past have provided, and currently provide, services to MAA unrelated to the proposed mergers, for which services Citi and its affiliates have received and expect to receive compensation, including, having acted as (i) co-manager on MAA’s $400 million bond issuance in June 2014, (ii) book-runner on MAA’s $400 million bond issuance in November 2015 and (iii) a lender under MAA’s $750 million revolving credit facility. During the two-year period prior to the date of Citi’s opinion, Citi and its affiliates received aggregate fees of less than $1 million from MAA for investment banking services to MAA during such period. During such period, neither Citi nor its affiliates provided any investment banking services to Post Properties. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of MAA and Post Properties for Citi’s and its affiliates’ own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with MAA, Post Properties and their respective affiliates.

MAA selected Citi to act as its financial advisor in connection with the mergers based on Citi’s reputation, experience and familiarity with MAA and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with transactions and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Opinion of Post Properties’ Financial Advisor

Pursuant to an engagement letter dated July 30, 2016, Post Properties retained J.P. Morgan as its financial advisor in connection with the parent merger. At the meeting of the Post Properties Board held on August 14, 2016 at which the parent merger was approved, J.P. Morgan rendered to the Post Properties Board an oral opinion, later confirmed by delivery of a written opinion, dated August 14, 2016, to the effect that, as of such date and based upon and subject to the various factors, assumptions, qualifications and limitations set forth in such written opinion, the exchange ratio in the proposed parent merger was fair, from a financial point of view, to the holders of shares of Post Properties common stock.

The full text of the written opinion of J.P. Morgan, dated August 14, 2016, which sets forth, among other things, the assumptions made, matters considered, and qualifications and any limitations on the opinion and the review undertaken by J.P. Morgan in connection with rendering its opinion, is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Post Properties shareholders are urged to read the opinion carefully and in its entirety. J.P. Morgan’s written opinion was addressed to the Post Properties Board (in its capacity as such) in connection with and for the purposes of its evaluation of the parent merger, was directed only to the fairness, from a financial point of view, to the holders of Post Properties common stock of the exchange ratio in the parent merger and did not address any other aspect of the parent merger or the other transactions contemplated by the merger agreement. J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Post Properties or any alternative transaction. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Post Properties as to how such shareholder should vote with respect to the parent merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft of the merger agreement dated August 12, 2016;

•	reviewed certain publicly available business and financial information concerning Post Properties and MAA and the industries in which they operate;

•	compared the financial and operating performance of Post Properties and MAA with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Post Properties’ common stock and MAA’s common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of Post Properties relating to its business and certain internal financial analyses and forecasts prepared by or at the direction of the management of MAA relating to its business and provided to Post Properties (which, in the case of the forecasts for MAA, were adjusted by Post Properties and provided to J.P. Morgan by Post Properties for use in evaluating MAA for purposes of J.P. Morgan’s analyses and opinion), as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the parent merger or the Synergies; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Post Properties and MAA with respect to certain aspects of the proposed parent merger, and the past and current business operations of Post Properties and MAA, the financial condition and future prospects and operations of Post Properties and MAA, the effects of the parent merger on the financial condition and future prospects of Post Properties and MAA, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry. J.P. Morgan also noted that each issued and outstanding share of the Post Properties preferred stock would convert into a share of newly issued MAA preferred stock having terms substantially the same as those of the Post Properties preferred stock and that Post LP would merge with and into MAA LP with MAA LP continuing as the surviving entity.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Post Properties and MAA or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with Post Properties, did not assume any obligation to undertake such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Post Properties or MAA under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Post Properties and MAA to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the parent merger and the other transactions contemplated by the merger agreement would qualify as a tax-free reorganization for United States federal income tax purposes and would be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Post Properties and MAA in the merger agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Post Properties with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed parent merger would be obtained without any adverse effect on Post Properties or MAA or on the contemplated benefits of the proposed parent merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to the holders of shares of Post Properties common stock of the exchange ratio in the parent merger and J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the parent merger to the holders of any other class of securities, creditors or other constituencies of Post Properties or as to the underlying decision by Post Properties to engage in the parent merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the parent merger, or any class of such persons relative to the exchange ratio applicable to the holders of shares of Post Properties common stock in the parent merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the shares of Post Properties common stock or MAA common stock will trade at any future time.

The terms of the merger agreement, including the exchange ratio, were determined through arm’s length negotiations between Post Properties and MAA, and the decision to enter into the merger agreement was solely that of the Post Properties Board and MAA Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Post Properties Board in its evaluation of the proposed parent merger and should not be viewed as determinative of the views of the Post Properties Board or management with respect to the proposed parent merger or the exchange ratio.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in connection with its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Post Properties Board on August 14, 2016 and contained in the presentation delivered to the Post Properties Board on such date in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

52-Week Historical Exchange Ratio Trading Analysis

J.P. Morgan reviewed the 52-week intraday trading range of the Post Properties common stock price and the MAA common stock price for the period ending August 12, 2016. The reference ranges were as follows:

Post Properties
52-week high	$67.61
52-week low	$52.08

MAA
52-week high	$110.01
52-week low	$75.00

J.P. Morgan calculated the implied exchange ratio based on the closing stock price for Post Properties and MAA for each day over the last 52 weeks. The lowest implied exchange ratio was 0.558x, and the highest implied exchange ratio was 0.730x, in each case as compared to the exchange ratio of 0.710x in the proposed parent merger.

J.P. Morgan noted that the historical trading analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial and market data of Post Properties and MAA with similar data for certain large cap and mid cap/regional publicly traded REITs which J.P. Morgan judged to be sufficiently analogous to Post Properties and MAA, respectively. The companies were as follows:

Post Properties	MAA
AIMCO	AIMCO
AvalonBay	AvalonBay
Camden Property Trust	Camden Property Trust
Equity Residential	Equity Residential
Essex Property Trust	Essex Property Trust
MAA	Post Properties
UDR	UDR

These companies were selected for each of Post Properties and MAA, among other reasons, because they are publicly traded REITs with operations that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Post Properties and MAA based on the nature of their assets and operations and the form and geographic location of their operations. However, certain of these companies may have characteristics that are materially different from those of Post Properties and MAA. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Post Properties or MAA.

For each company listed above (other than Post Properties and MAA), J.P. Morgan calculated and compared the multiple of equity market price per share to research analysts’ consensus estimates for funds from operations, or FFO, and adjusted funds from operations, or AFFO, for the calendar year 2016, or P / 2016E FFO or P / 2016E AFFO, based on public filings, FactSet market prices, SNL Financial data, Green Street Advisors, or GSA market data and other publicly available information as of August 12, 2016. With respect to Post Properties and MAA, the estimated FFO and AFFO for the calendar year 2016 were based on financial forecasts for Post Properties prepared by Post Properties management and financial forecasts for MAA prepared by MAA management and provided by MAA management to Post Properties and adjusted and approved for J.P. Morgan use by Post Properties management.

Results of the analysis are as follows:

	P / 2016E FFO	P / 2016E AFFO
Large Cap
Equity Residential	21.6x	24.1x
AvalonBay	21.9x	23.1x
Large cap mean	21.8x	23.6x
Mid Cap/regional
Essex Property Trust	20.9x	22.7x
UDR	20.7x	22.7x
Camden Property Trust	19.1x	22.1x
AIMCO	19.4x	22.8x
Mid cap / regional mean	20.0x	22.6x

Overall mean	20.6x	22.9x
Overall median	20.8x	22.7x

Post Properties	19.1x	22.3x
MAA	17.5x	19.9x

Based on the results of this analysis, J.P. Morgan derived multiple reference ranges for P / 2016E FFO of 18.5x – 20.5x for Post Properties and 17.0x – 19.0x for MAA, and for P / 2016E AFFO of 21.0x – 23.0x for Post Properties and 19.5x – 21.5x for MAA.

After applying such ranges to the respective estimated 2016 FFO and 2016 AFFO for each of Post Properties and MAA, the analysis indicated the following implied equity value per share ranges for Post Properties common stock and MAA common stock (rounded to the nearest $0.25):

Public Trading Multiples Analysis	Implied equity value per Post Properties share	Implied equity value per MAA share
P / 2016E FFO	$60.50 – $67.00	$99.25 – $111.00
P / 2016E AFFO	$58.50 – $64.00	$100.25 – $110.50

The range of implied equity value per share for Post Properties was compared to Post Properties’ closing share price of $62.22 on August 12, 2016, and an implied parent merger price based on the exchange ratio of $72.53 per share, and the range of implied equity value per share for MAA was compared to MAA’s closing share price of $102.15 on August 12, 2016.

J.P. Morgan then calculated (1) the ratio of the highest implied equity value per share for Post Properties to the lowest implied equity value per share for MAA, and (2) the ratio of the lowest implied equity value per share for Post Properties to the highest implied equity value per share for MAA to derive implied exchange ratio ranges. The range of implied exchange ratios was 0.544x to 0.673x for P / 2016E FFO, and the range of implied exchange ratios was 0.529x to 0.639x for P / 2016E AFFO, as compared to the exchange ratio in the parent merger of 0.71x.

Contribution Analysis

J.P. Morgan analyzed the contribution of each of Post Properties and MAA to the pro forma combined company with respect to equity value and management net asset value, and estimated EBITDA (defined as earnings before interest, taxes, depreciation and amortization), estimated FFO and estimated AFFO for calendar years 2016 and 2017, based on financial forecasts for Post Properties prepared by Post Properties management and financial forecasts for MAA prepared by MAA management and provided by MAA management to Post Properties and adjusted and approved for J.P. Morgan use by Post Properties management. For purposes of the contribution analysis, J.P. Morgan assumed that the contribution with respect to EBITDA reflected each company’s contribution to the combined company’s pro forma firm value and equity value contributions were derived by adjusting firm value contributions for outstanding net debt and preferred equity of Post Properties and outstanding net debt of MAA. J.P. Morgan further assumed that the contributions with respect to management net asset value, FFO and AFFO reflected each company’s contribution to the Combined Corporation pro forma equity value. Synergies were not taken into account in the contribution analysis. The analyses yielded an implied exchange ratio of 0.609x, with respect to equity value, and of 0.733x, with respect to management net asset value, as compared to the exchange ratio of 0.71x in the parent merger. The analyses yielded a range of implied exchange ratios of 0.530x to 0.569x, as compared to the exchange ratio of 0.71x in the parent merger, with respect to EBITDA, FFO and AFFO.

The contribution analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Management Net Asset Value Analysis

J.P. Morgan prepared a per share net asset value analysis for each of Post Properties and MAA based on Post Properties’ and MAA’s economic capitalization rates provided by Post Properties management to J.P. Morgan for its use in connection with its analyses and opinion. J.P. Morgan applied the range of economic capitalization rates provided to it of 4.77% to 5.27% for Post Properties and 5.20% to 5.70% for MAA to the

calendar year 2016 estimated economic net operating income (based on 2.75% management fees and $300 capex per unit, as per Post Properties management) of each company, in each case as provided to J.P. Morgan, in order to arrive at an aggregate value for each company’s real estate as of August 12, 2016. J.P. Morgan then added the value of land, construction in progress, and other tangible assets, and deducted debt, fair market value adjustments, and other tangible liabilities from these aggregate values as reviewed and approved by Post Properties’ management, in order to arrive at a range of implied net asset equity values for each company. The implied net asset equity values for Post Properties and MAA were divided by the number of shares outstanding at Post Properties and MAA, respectively, to arrive at a range of implied net asset values per share of Post Properties and MAA common stock.

The analysis indicated the following implied net asset value per share ranges for Post Properties and MAA common stock (rounded to the nearest $0.25):

	Implied net asset value per Post Properties share	Implied net asset value per MAA share
Management Net Asset Value Analysis	$68.25 – $76.75	$92.50 – $105.25

The range of implied net asset value per share for Post Properties was compared to Post Properties’ closing share price of $62.22 on August 12, 2016, and an implied parent merger price based on the exchange ratio of $72.53 per share, and the range of implied net asset value per share for MAA was compared to MAA’s closing share price of $102.15 on August 12, 2016.

J.P. Morgan then calculated (1) the ratio of the highest implied equity value per share for Post Properties to the lowest implied equity value per share for MAA, and (2) the ratio of the lowest implied equity value per share for Post Properties to the highest implied equity value per share for MAA to derive implied exchange ratio ranges. The range of implied exchange ratios was 0.648x to 0.829x, as compared to the exchange ratio in the parent merger of 0.710x. J.P. Morgan also observed that net asset value calculations by GSA and the mean of analyst consensus estimates of net asset value, in each case for both companies, produced an implied exchange ratio of 0.742x and 0.678x, respectively. The GSA and the mean of analyst consensus exchange ratio analysis were presented merely for reference purposes only, and were not relied upon for valuation purposes.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied equity value per share for Post Properties common stock and MAA common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows” refers to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the present value of unlevered free cash flows that each of Post Properties and MAA is expected to generate during the period from the second half of calendar year 2016 through the end of 2025 using financial forecasts for Post Properties prepared by Post Properties management for the second half of calendar year 2016 through the end of 2021 and extrapolated by Post Properties’ management for years 2022 through the end of 2025 and using financial forecasts for MAA prepared by MAA management for the second half of calendar year 2016 through the end of 2021 and provided by MAA management to Post Properties and extrapolated by Post Properties’ management for years 2022 through the end of 2025 and adjusted and approved for J.P. Morgan use by Post Properties management.

J.P. Morgan also calculated a range of terminal values for each of Post Properties and MAA at December 31, 2025 by applying a perpetuity growth rate ranging from 1.75% to 2.25% to the financial forecasts for each of Post Properties and MAA during 2025 to derive terminal period unlevered free cash flows for each of Post Properties and MAA. The unlevered free cash flows and range of terminal values for each company were then discounted to present values using a discount rate range of 6.25% to 6.75%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Post Properties and MAA, which included its analysis of the companies listed under the “Public Trading Multiples Analysis” described above. The present value of the unlevered free cash flows and the range of terminal values for each company were then adjusted for net debt and preferred equity to indicate the range of implied equity values set forth in the table below (rounded to the nearest $0.25):

Implied equity value per share
Post Properties	$57.75 - $76.25
MAA	$106.25 - $139.50

The range of implied equity value per share for Post Properties was compared to Post Properties’ closing share price of $62.22 on August 12, 2016, and an implied parent merger price based on the exchange ratio of $72.53 per share, and the range of implied net asset value per share for MAA was compared to MAA’s closing share price of $102.15 on August 12, 2016.

J.P. Morgan then calculated (1) the ratio of the highest implied equity value per share for Post Properties to the lowest implied equity value per share for MAA, and (2) the ratio of the lowest implied equity value per share for Post Properties to the highest implied equity value per share for MAA to derive implied exchange ratio ranges. The range of implied exchange ratios was 0.413x to 0.718x, as compared to the exchange ratio in the parent merger of 0.710x.

Other

Historical Exchange Ratio Analysis

J.P. Morgan reviewed the per share daily closing market prices of Post Properties common stock and MAA common stock for the three-year period ending on August 12, 2016 and calculated the implied historical exchange ratios during this period. Specifically, for each trading day, J.P. Morgan divided the daily closing price per share of Post Properties common stock by that of MAA common stock. J.P. Morgan calculated the average of the implied historical exchange ratios for the three-month, six-month, one-year, two-year and three-year periods. The analysis resulted in the following average implied exchange ratios for the dates and periods indicated, all as compared to the exchange ratio in the proposed merger of 0.710x:

	Average exchange ratio	High exchange ratio	Low exchange ratio
Current
(as of 8/12/2016)	0.609x	—	—
3 months	0.589x	0.610x	0.558x
6 months	0.593x	0.632x	0.558x
1 year	0.636x	0.730x	0.558x
2 year	0.700x	0.803x	0.558x
3 years	0.709x	0.803x	0.558x

The historical exchange ratio analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Analyst Price Targets

J.P. Morgan reviewed the price targets for Post Properties and MAA published by 9 and 10 equity research analysts, respectively, covering Post Properties and MAA. The price targets presented were in the following ranges: the price target range for Post Properties was $57.00 to $65.00, as compared to Post Properties’ closing share price of $62.22 on August 12, 2016 and an implied parent merger price based on the exchange ratio of $72.53 per share, and for MAA was $99.00 to $120.00, as compared to MAA’s closing share price of $102.15 on August 12, 2016.

The analyst price targets were presented merely for reference purposes only, and were not relied upon for valuation purposes.

Selected Analyst Net Asset Value Estimates

J.P. Morgan reviewed the net asset value price per share estimates for Post Properties and MAA published by selected equity research analysts covering Post Properties and MAA. The net asset value price per share estimates presented (rounded to the nearest $0.25) were in the following ranges: the range for Post Properties was $61.25 to $72.75, as compared to Post Properties’ closing share price of $62.22 on August 12, 2016 and an implied parent merger price based on the exchange ratio of $72.53 per share, and for MAA was $88.50 to $107.00, as compared to MAA’s closing share price of $102.15 on August 12, 2016.

The analyst net asset value estimates were presented merely for reference purposes only, and were not relied upon for valuation purposes.

Illustrative Value Creation Analysis

J.P. Morgan conducted an illustrative value creation analysis, based on financial forecasts for Post Properties prepared by Post Properties management and financial forecasts for MAA prepared by MAA management and provided by MAA management to Post Properties and adjusted and approved by Post Properties management and provided to J.P. Morgan for use in its analysis and delivery of its opinion, that compared the implied equity value per share of Post Properties common stock derived from a discounted cash flow valuation on a standalone basis to the pro forma combined company implied equity value per share, adjusted for the proposed exchange ratio of 0.710x. J.P. Morgan determined the pro forma combined company implied equity value per share by calculating: (i) the sum of (a) the implied equity value of each of Post Properties and MAA using the midpoint value of each as determined in J.P. Morgan’s discounted cash flow analysis described above in “—Discounted Cash Flow Analysis” and (b) 100% of the estimated discounted present value of the run-rate synergies of $20 million (as prepared by management of MAA and provided to J.P. Morgan by management of Post Properties and reviewed and approved for use by J.P. Morgan by management of Post Properties), applying the midpoint of a perpetuity growth rate range of 1.75% to 2.25%, net of estimated transaction and integration costs, discounted to present value using the midpoint of a discount rate range of 6.25% to 6.75%, and divided by (ii) the pro forma number of shares outstanding based upon the exchange ratio provided for in the proposed parent merger (i.e., 0.710x). The estimated discounted present value of the run-rate synergies assumed 50% of run-rate synergies were realized on a net basis in 2017 and 100% in 2018 and further that the run-rate of $20 million grew at 2.00% per annum after 2017. The analysis indicated, on an illustrative basis, that the merger created hypothetical incremental implied value for the holders of Post Properties common stock of 24%.

J.P. Morgan noted that the value creation analysis was a hypothetical, illustrative analysis only and was not a prediction as to future share trading.

Illustrative Pro Forma Trading Analysis

J.P. Morgan conducted an illustrative pro forma trading analysis that compared the share price of Post Properties common stock as of August 12, 2016 to the implied pro forma equity value per share to holders of Post Properties common stock derived from pro forma 2016E AFFO, and current and blended P / 2016E AFFO multiples for Post Properties and MAA, based on financial forecasts for Post Properties prepared by Post Properties management and financial forecasts for MAA prepared by MAA management and provided by MAA management to Post Properties and adjusted and approved by Post Properties management and provided to J.P. Morgan for use in its analysis and delivery of its opinion, including $20 million in run-rate synergies and $1 million incremental interest expense, as estimated by management of MAA and provided to J.P. Morgan by management of Post Properties. Such analysis indicated a potential illustrative range of implied value creation to the Post Properties shareholders of 11.3% based on MAA’s P / 2016E AFFO multiple, 14.9% on a blended P / 2016E AFFO multiple and 25.0% based on current Post Properties P / 2016E AFFO multiple.

J.P. Morgan noted that the pro forma trading analysis was a hypothetical, illustrative analysis only and was not a prediction as to future share trading. The pro forma trading analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Miscellaneous

The foregoing summary of certain financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole and the narrative description of the analyses, could create an incomplete view of the processes underlying its analyses and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Post Properties or MAA. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or performed by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Post Properties or MAA. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, may be considered similar to those of Post Properties and MAA. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Post Properties and MAA.

As part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.P. Morgan was selected by Post Properties as its financial advisor with respect to the parent merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Post Properties, MAA and the industries in which they operate.

For services rendered in connection with the parent merger (including the delivery of its opinion), Post Properties has agreed to pay J.P. Morgan a fee of 0.375% of the total consideration in the parent merger, which includes the consideration to be paid to holders of Post Properties common stock and equity awards and amount of indebtedness for borrowed money of Post Properties at the closing of the parent merger. Based on the closing price of MAA common stock on September 27, 2016 and the amount of indebtedness currently expected to be outstanding on the closing of the parent merger, J.P. Morgan’s fee would be approximately $18 million, $4 million of which was payable at the time J.P. Morgan delivered its opinion. J.P. Morgan may also receive an additional fee of up to $5 million from Post Properties upon closing of the parent merger at the sole discretion of Post Properties. In the event that Post Properties or any of its affiliates is paid a break-up, termination or similar fee in connection with the termination, abandonment or failure to occur of the parent merger, Post Properties has agreed to pay J.P. Morgan a fee equal to 20% of such amount, which fee will not exceed the aggregate fee payable to J.P. Morgan in connection with the parent merger and against which any of the foregoing fees paid by Post Properties will be credited. In addition, Post Properties has agreed to indemnify J.P. Morgan for certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Post Properties and MAA for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint book runner on Post Properties’ facility agreement in January 2015 and joint lead arranger and joint bookrunner on MAA’s facility agreements in October 2015 and as joint bookrunner on MAA’s offering of debt securities in November 2015. During such two year period, the aggregate fees received by J.P. Morgan from Post Properties for such services were approximately $510,000 and from MAA were approximately $940,000. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of each of the outstanding Post Properties common stock and MAA common stock. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Post Properties or MAA for its own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments.

Certain MAA Financial Projections Utilized by the Companies’ Boards and Financial Advisors

MAA does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, MAA is including certain non-public unaudited prospective financial information that was made available to the MAA Board and the Post Properties Board in connection with the evaluation of the mergers. This information also was provided to MAA’s and Post Properties’ respective financial advisors. The inclusion of this information should not be regarded as an indication that any of MAA, Post Properties, their respective affiliates, advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

These internal financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, published guidelines of the SEC including with respect to non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in MAA’s historical GAAP financial statements. Neither MAA’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on the information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, the prospective results may not be realized and the actual results may be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. You are encouraged to review the risks and uncertainties described under the headings “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 36 and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 49 and the risks described in the periodic reports filed by MAA with the SEC, which reports can be found as described under the heading “Where You Can Find More Information” beginning on page 201.

The report of MAA’s independent registered public accounting firm contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus, relates to MAA’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

The following table presents selected unaudited prospective financial data for the fiscal years ending 2016 through 2020 for MAA on a standalone basis.

	2016	2017	2018	2019	2020
	(Dollars in thousands, except per share values)
Net Income	$261,366	$257,418	$274,183	$285,481	$301,697
Net Operating Income (NOI)	$677,783	$710,847	$747,920	$780,011	$818,516
Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)	$614,899	$646,262	$680,977	$710,549	$746,435
Funds from Operations (FFO) per share	$6.03	$6.29	$6.65	$6.93	$7.30

For purposes of the unaudited prospective financial information presented herein, NOI is a non-GAAP financial performance measure that represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. EBITDA is a non-GAAP financial performance measure composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs. FFO is a non-GAAP financial performance measure which MAA calculates in accordance with the definition published by the National Association of Real Estate Investment Trusts, or NAREIT, and which represents net income available for common shareholders (computed in accordance with GAAP) excluding extraordinary items, asset impairment, gains or losses on disposition of real estate assets, plus net income attributable to noncontrolling interest, depreciation of real estate, and adjustments for joint ventures to reflect FFO on the same basis. Non-GAAP financial measures, including NOI, EBITDA and FFO, should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP.

Post Properties and MAA calculate certain non-GAAP financial metrics including NOI, EBITDA and FFO using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to MAA and Post Properties may not be directly comparable to one another.

In preparing the foregoing unaudited projected financial information, MAA made a number of assumptions regarding, among other things, interest rates, corporate financing activities, annual dividend levels, occupancy and customer retention levels, changes in rent, the amount, timing and cost of existing and planned development properties, lease-up rates of existing and planned developments, the amount and timing of asset sales and asset acquisitions, including the return on those acquisitions, the amount of income taxes paid, and the amount of general and administrative costs.

Among the particular assumptions made available to the MAA Board, the Post Properties Board and MAA’s and Post Properties’ respective financial advisors, MAA assumed that for the fiscal years ending 2016 through 2020, MAA, on a standalone basis, would have total capital expenditures and recurring capital expenditures as set forth on the following table:

	2016	2017	2018	2019	2020
	(Dollars in thousands)
Total Capital Expenditures	$113,522	$116,134	$118,809	$121,548	$124,353
Recurring Capital Expenditures	$55,802	$56,918	$58,056	$59,217	$60,402

The assumptions set forth in the preceding table are only representative of a small number of the assumptions and estimates made by MAA in preparing the foregoing unaudited prospective financial information. As described above, MAA made numerous other assumptions and estimates in preparing the unaudited prospective financial information provided above.

The assumptions made in preparing the above unaudited prospective financial information may not necessarily reflect actual future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under the headings “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 36 and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 49 and the risks described in the periodic reports filed by MAA with the SEC, which reports can be found as described under the heading “Where You Can Find More Information” beginning on page 201, all of which are difficult to predict and many of which are beyond the control of MAA and/or Post Properties and will be beyond the control of the Combined Corporation. The underlying assumptions and projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the mergers are completed.

In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by MAA management that MAA management believes were reasonably prepared. The above unaudited prospective financial information does not give effect to the mergers. MAA shareholders and Post Properties shareholders are urged to review the most recent SEC filings of MAA for a description of the reported and anticipated results of operations and financial condition and capital resources during 2015, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in MAA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by MAA, Post Properties or any other person to any MAA shareholder or any Post Properties shareholder regarding the ultimate performance of MAA compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such.

MAA DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Certain Post Properties Financial Projections Utilized by the Companies’ Boards and Financial Advisors

Post Properties does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Post Properties is including certain non-public unaudited prospective financial information that was made available to the Post Properties Board and the MAA Board in connection with the evaluation of the mergers. This information also was provided to Post Properties’ and MAA’s respective financial advisors. The inclusion of this information should not be regarded as an indication that any of Post Properties, MAA, their respective affiliates, advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

These internal financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, published guidelines of the SEC, including with respect to non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. However, in the view of Post Properties’ management, this information was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Post Properties. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Post Properties’ historical GAAP financial statements. Neither Post Properties’ independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, the prospective results may not be realized and the actual results may be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. You are encouraged to review the risks and uncertainties described under the headings “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 36 and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 49 and the risks described in the periodic reports filed by Post Properties with the SEC, which reports can be found as described under the heading “Where You Can Find More Information” beginning on page 201.

The report of Post Properties’ independent registered public accounting firm contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus, relates to Post Properties’ historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

The following table presents selected unaudited prospective financial data for the fiscal years ending 2016 through 2021 for Post Properties on a standalone basis.

	2016	2017	2018	2019	2020	2021
	(Dollars in millions, except per share values)
Total Property Revenues	$402	$415	$440	$473	$498	$523
Net Operating Income (NOI) (1)	$245	$257	$280	$294	$308	$325
Adjusted Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)	$220	$228	$249	$262	$276	$292
Funds from Operations (FFO) per share (2)	$3.26	$3.37	$3.65	$3.96	$4.06	$4.26
Adjusted Funds from Operations (AFFO) per share (2)	$2.79	$2.89	$3.16	$3.47	$3.56	$3.76

(1)	Before property management overhead expenses that Post Properties has included in NOI for prior periods.
(2)	Amounts for 2016 exclude forecasted debt extinguishment losses totaling $0.02 per share.

For purposes of the unaudited prospective financial information presented herein, NOI is a non-GAAP financial performance measure that represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. Adjusted EBITDA is a non-GAAP financial performance measure composed of net income before interest expense, income tax expense, depreciation, amortization of debt costs, net gains on asset sales, loss on debt extinguishment, stock based compensation expense and certain other non-cash income or expenses, including adjustments for the impact of non-cash straight-line long term ground lease expense. FFO is a non-GAAP financial performance measure which Post Properties calculates in accordance with the definition published by NAREIT and which represents net income available for common shareholders (computed in accordance with GAAP) excluding extraordinary items, gains or losses on disposition of real estate assets, plus net income attributable to noncontrolling interest, depreciation of real estate, and adjustments for joint ventures to reflect FFO on the same basis. AFFO is a non-GAAP financial measure composed of FFO less recurring capital expenditures. Non-GAAP financial measures, including NOI, EBITDA, FFO and AFFO, should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP.

Post Properties and MAA calculate certain non-GAAP financial metrics including NOI, EBITDA and FFO using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to Post Properties and MAA may not be directly comparable to one another.

In preparing the foregoing unaudited projected financial information, Post Properties made a number of assumptions regarding, among other things, interest rates, corporate financing activities, annual dividend levels, occupancy and customer retention levels, changes in rent, the amount, timing and cost of existing and planned development properties, lease-up rates of existing and planned developments, the amount and timing of asset sales and asset acquisitions, the amount of income taxes paid, and the amount of general and administrative costs.

Among the particular assumptions made available to the MAA Board, the Post Properties Board and MAA’s and Post Properties’ respective financial advisors, Post Properties also assumed that for the fiscal years ending 2016 through 2021 when forecasting total NOI growth, Post Properties, on a standalone basis, would have forecasted same store NOI growth (SS NOI % Growth) as set forth on the following table:

	2016	2017	2018	2019	2020	2021
SS NOI % Growth	3.3%	2.8%	2.6%	2.3%	2.3%	2.3%

In addition, Post Properties assumed that for the fiscal years ending 2016 through 2021, Post Properties, on a standalone basis, would have development capital expenditures and total capital expenditures as set forth on the following table:

	2016	2017	2018	2019	2020	2021
	($in millions)
Development Capital Expenditures	$151	$186	$103	$108	$166	$155
Total Capital Expenditures	$191	$225	$142	$148	$207	$196

The assumptions set forth in the preceding tables are only representative of a small number of the assumptions and estimates made by Post Properties in preparing the foregoing unaudited prospective financial information. As described above, Post Properties made numerous other assumptions and estimates in preparing the unaudited prospective financial information provided above.

The assumptions made in preparing the above unaudited prospective financial information may not necessarily reflect actual future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under the headings “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 36 and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 49 and the risks described in the periodic reports filed by Post Properties with the SEC, which reports can be found as described under the heading “Where You Can Find More Information” beginning on page 201, all of which are difficult to predict and many of which are beyond the control of Post Properties and/or MAA and will be beyond the control of the Combined Corporation. The underlying assumptions and projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the mergers are completed.

In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by Post Properties management that Post Properties management believes were reasonably prepared. The above unaudited prospective financial information does not give effect to the mergers. Post Properties shareholders and MAA shareholders are urged to review the most recent SEC filings of Post Properties for a description of the reported and anticipated results of operations and financial condition and capital resources during 2015, included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Post Properties’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and subsequent Quarterly Reports on Form 10-Q, which is incorporated by reference into this joint proxy statement/prospectus.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Post Properties, MAA or any other person to any Post Properties shareholder or any MAA shareholder regarding the ultimate performance of Post Properties compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such.

POST PROPERTIES DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Interests of MAA’s Directors and Executive Officers in the Mergers

In considering the recommendation of the MAA Board to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, MAA shareholders should be aware that certain executive officers and directors of MAA have certain interests in the mergers that may be different from, or in addition to, the interests of MAA shareholders generally. These interests may create potential conflicts of interest. The MAA Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated thereby.

Following the consummation of the mergers, all ten of the current members of the MAA Board will continue as members of the board of directors of the Combined Corporation. H. Eric Bolton, Jr., MAA’s Chief Executive Officer and Chairman of the Board of Directors, will serve as Chief Executive Officer and Chairman of the Board of Directors of the Combined Corporation. Alan B. Graf, Jr., Lead Independent Director for MAA, will serve as Lead Independent Director for the Combined Corporation. In addition, Albert M. Campbell, III, MAA’s Chief Financial Officer, will serve as Chief Financial Officer of the Combined Corporation, Thomas L. Grimes, Jr., MAA’s Chief Operating Officer, will serve as the Chief Operating Officer of the Combined Corporation, and Robert J. DelPriore, MAA’s General Counsel, will serve as the General Counsel of the Combined Corporation.

H. Eric Bolton, Jr., MAA’s Chief Executive Officer and Chairman of the Board of Directors, and Thomas H. Lowder, Claude B. Nielsen and W. Reid Sanders, each a director of MAA, each own limited partnership units in MAA LP. The ownership of these limited partnership units may result in Messrs. Bolton, Lowder, Nielsen and Sanders having interests in the mergers that are different from, or in addition to, those of MAA shareholders generally.

Executive Incentive Plans with MAA’s Executive Officers

Pursuant to the terms of certain awards of restricted stock granted to MAA’s executive officers under certain of MAA’s equity incentive plans, vesting will accelerate upon a “change in control” (as defined in the applicable award agreement). The mergers will constitute a “change in control” for purposes of those equity incentive plans.

Waiver Agreements

On August 15, 2016, at the request of the MAA Board, MAA entered into waiver agreements with Messrs. Bolton, Campbell and Grimes, which provide that the vesting or payment of any restricted stock held by the employee shall not automatically accelerate upon or solely in connection with the mergers. Therefore, as a result of such waivers, none of MAA’s executive officers is a party to an agreement with MAA, or participates in any MAA plan, program or arrangement, that provides for payments or benefits based on or that otherwise relate solely to the consummation of the mergers.

The MAA Board was aware of the interests described in this section and considered them, among other matters, in approving the merger agreement and making its recommendation that MAA shareholders approve the merger and the other transactions contemplated by the merger agreement. See “—Recommendation of the MAA Board and Its Reasons for the Merger” above.

Interests of Post Properties’ Directors and Executive Officers in the Mergers

In considering the recommendation of the Post Properties Board to approve the merger agreement, Post Properties’ shareholders should be aware that Post Properties’ directors and executive officers have interests in the mergers that are different from, or in addition to, the interests of Post Properties’ shareholders generally. The members of the Post Properties Board were aware of the different or additional interests and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the mergers, and in recommending to Post Properties’ shareholders that they approve the merger agreement at the Post Properties special meeting.

For purposes of the disclosure in this joint proxy statement/prospectus, the “named executive officers” of Post Properties are David P. Stockert, Sherry W. Cohen, S. Jamie Teabo and David C. Ward. Christopher J. Papa, one of Post Properties’ “named executive officers” as of December 31, 2015, resigned his position effective May 31, 2016. As a result, Mr. Papa is not entitled to receive any compensation in connection with the parent merger that is different from Post Properties’ shareholders generally.

Employment and Change in Control Agreements

Each of Post Properties’ named executive officers is party to an employment and change in control agreement. For each executive, if a change in control occurs and the executive’s employment is terminated by Post Properties without cause or by the executive for good reason during the three-year period following the change in control, or the protection period, the executive will receive a lump sum severance payment equal to the sum of: (i) a pro rata portion of the target bonus, if any (as set by the Post Properties Executive Compensation and Management Development Committee, or the Committee), that the executive would have been eligible to receive for the days the executive already worked during the calendar year, plus (ii) a multiple of the executive’s cash compensation (3x for Mr. Stockert and Ms. Cohen and 2x for Ms. Teabo and Mr. Ward); provided that certain payments may be delayed for up to six months in accordance with Section 409A of the Code. Cash compensation, for purposes of the change-in-control severance, is defined in the agreements as the executive’s base salary at the time of termination (or if greater, the average salary over the prior three years), plus the executive’s target bonus as approved by the Committee for the calendar year in which the termination occurs, or if no such target bonus has been approved for the calendar year, then the average annual cash bonuses earned over the prior three years. The value of the stock options and restricted shares are not included. In addition, to the extent any stock options and restricted stock have not vested pursuant to their terms, then any unvested stock options and restricted stock of each executive shall fully vest, and notwithstanding the terms of the stock options, the options shall remain exercisable for the remaining terms of the options as if there had been no termination of employment. The executive will also continue to receive coverage and benefits under Post Properties’ employee benefit plans for a specified period (36 months for Mr. Stockert and Ms. Cohen and 24 months for Ms. Teabo and Mr. Ward) following the change in control and a qualifying termination of employment.

The merger agreement acknowledges that the mergers will constitute a “change in control” for purposes of the employment and change in control agreements and, as a result of the mergers, the named executive officers will be deemed to have experienced a “good reason” event.

For an estimate of the amounts that would be payable to the named executive officers of Post Properties upon a qualifying termination of employment in connection with the mergers, see below under “—Executive Compensation Payable in Connection with the Mergers.”

2016 Annual Bonus and LTI Award Opportunities

In February 2016, the Committee established target cash bonus opportunities for the Post Properties executive officers, to be paid in 2017 following certification of performance results for the year ending December 31, 2016, or the 2016 Annual Bonus Awards. The primary corporate performance measure for the 2016 Annual Bonus Awards is FFO3 per share, which is consistent with the primary corporate performance measure in 2015 and prior years. Post Properties uses FFO per share as the primary measure because it is the financial measure most market analysts and investors use to evaluate Post Properties’ annual operating

[3]	Post Properties uses the National Association of Real Estate Investment Trusts, or NAREIT, definition of FFO. FFO is defined by NAREIT as net income available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable property, plus depreciation of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO is a supplemental non-GAAP financial measure. For a further discussion of FFO and a reconciliation of net income available to common shareholders to FFO, refer to pages 51 through 52 of Post Properties’ Annual Report on Form 10-K filed with the SEC on February 26, 2016.

performance and is a key input into the valuation of Post Properties’ common stock. In addition, the Committee evaluates each executive’s performance against business unit/leadership goals. Achievement of all goals at target would result in a cash incentive payout of 100% of target, and the maximum potential payout is 150% of target.

Also in February 2016, the Committee established target long-term incentive opportunities for the Post Properties executive officers for 2016. Actual awards relative to these targets would be granted in 2017 following the Committee’s assessment of Post Properties’ and each individual’s performance during 2016, or the 2016 LTI Awards.

In connection with the mergers, the Post Properties Board approved payments to Post Properties’ executive officers and other key corporate office employees relating to the 2016 Annual Bonus Awards and 2016 LTI Awards as follows: (i) if the mergers occur prior to December 31, 2016, 2016 Annual Bonus Awards will be paid, and 2016 LTI Awards will be awarded, at the target level, and (ii) if the mergers occur on or after December 31, 2016 and if the Committee has certified the performance results prior to the closing of the mergers, 2016 Annual Bonus Awards will be paid, and 2016 LTI Awards will be awarded, based on actual achieved performance. The 2016 Annual Bonus Award payments will be payable in a lump sum payment of cash on or shortly before the closing of the mergers. Also, shortly before the closing of the mergers, Post Properties will award to the executive officers a number of shares of Post Properties common stock equal to the fair market value of such executive officers’ 2016 LTI Awards.

Treatment of Post Properties Options and Restricted Stock

The merger agreement provides that at the effective time of the parent merger, each outstanding option to acquire Post Properties common stock will vest in full and will be assumed by MAA by virtue of the parent merger and without any action on the part of the holder thereof. Each Post Properties stock option assumed by MAA under the merger agreement will otherwise continue to have, and be subject to, the same terms and conditions, other than vesting, as were applicable to the corresponding Post Properties stock option immediately prior to the effective time of the parent merger, except that, from and after the effective time of the parent merger, (A) each Post Properties stock option will be exercisable for that number of whole shares of MAA common stock equal to the product of the number of shares of Post Properties common stock that were subject to such Post Properties stock option immediately prior to the effective time multiplied by 0.71, rounded down to the nearest whole number of shares of MAA common stock and (B) the per share exercise price for the shares of MAA common stock issuable upon exercise of such assumed Post Properties stock option will be equal to the quotient determined by dividing the exercise price of each share of Post Properties common stock subject to such assumed stock option by 0.71, rounded up to the nearest whole cent. As a result of the transactions contemplated under the merger agreement, options to acquire 152,414 shares of Post Properties common stock held by the Post Properties executive officers will be converted into options that are exercisable for 108,198 shares of MAA common stock.

The merger agreement provides that immediately prior to the effective time of the parent merger, any and all outstanding issuance and forfeiture conditions on any shares of Post Properties restricted stock shall be deemed satisfied in full, contingent upon the closing of the parent merger, and such shares of Post Properties common stock will be entitled to receive the merger consideration. As a result of the transactions contemplated under the merger agreement, 51,167 currently awarded shares of Post Properties restricted stock held by the Post Properties executive officers and directors will vest and be converted into the right to receive the merger consideration.

The following table sets forth for Post Properties’ executive officers and directors (1) the number of shares of Post Properties common stock underlying vested Post Properties stock options that will be assumed by MAA under the merger agreement, (2) the number of shares of Post Properties common stock underlying unvested Post Properties stock options for which vesting will accelerate and that will be assumed by MAA under the merger agreement, and (3) the number of shares of Post Properties common stock subject to Post Properties restricted stock awards for which vesting will accelerate under the terms of the merger agreement and that will be exchanged for the merger consideration, in each case as held by the Post Properties executive officers and directors as of December 31, 2016, and assuming continued employment through the date of the closing of the mergers. The value of the common stock underlying equity awards is based on a price per share of $66.436, which represents the average closing price of shares of Post Properties common stock over the first five business days following the first public announcement of the parent merger. Accordingly, the actual value received by the executive officers and directors may be greater or less than the values provided below.

Name	Shares Underlying Vested Stock Options(#)	Value of Shares Underlying Vested Stock Options($)(1)	Shares Underlying Unvested Stock Options(#)	Value of Shares Underlying Unvested Stock Options($)(1)	Restricted Stock(#)	Value of Restricted Stock($)(2)
Named Executive Officers:
David P. Stockert	27,702	500,409	30,748	290,931	12,957	860,811
Sherry W. Cohen	7,668	128,426	13,442	125,071	7,653	508,435
S. Jamie Teabo	10,566	200,146	13,558	125,448	6,653	441,999
David C. Ward	9,026	159,499	14,574	133,744	7,915	525,841

Other Executive Officers:
Charles A. Konas	7,068	117,180	12,252	113,381	5,938	394,497
Arthur J. Quirk	513	3,096	5,297	50,249	2,426	161,174

Non-Employee Directors:
Robert C. Goddard, III					1,144	76,003
Walter M. Deriso, Jr.					1,144	76,003
Russell R. French					1,144	76,003
Toni Jennings					1,144	76,003
John F. Morgan, Sr.					761	50,558
Ronald de Waal					1,144	76,003
Donald C. Wood					1,144	76,003

(1)	The values shown above for options are equal to the difference between $66.436 and the per share exercise price of each such option that would become exercisable, multiplied by the number of shares of common stock receivable upon exercise.
(2)	The values shown above for the restricted stock assume a price per share of $66.436.

Directors of MAA after the Parent Merger

Under the merger agreement, at least 10 days prior to the mailing of the definitive joint proxy statement/prospectus, Post Properties was required to designate three members of the existing Post Properties Board to be appointed to the Combined Corporation board of directors following the parent merger. Each of the Post Properties designees must be one of the current Post Properties Board members listed on a schedule to the merger agreement, which schedule listed the following existing Post Properties Board members: Robert C. Goddard, III, David P. Stockert, Walter M. Deriso, Jr., Russell R. French, Toni Jennings, John F. Morgan, Sr., Ronald de Waal and Donald C. Wood. On September 20, 2016, the Nominating and Corporate Governance Committee of the Post Properties Board approved Russell R. French, Toni Jennings and David P. Stockert to join the Combined Corporation board of directors following the parent merger. Under the terms of the merger agreement, each of the Post Properties designees will serve until the 2017 annual meeting of MAA’s shareholders (and until their successors have been elected and qualified) and will be nominated by the MAA Board for reelection at the 2017 annual meeting of MAA’s shareholders, subject to the satisfaction and compliance of such Post Properties designees with MAA’s then-current corporate governance guidelines and code of business conduct and ethics. The Post Properties designees will be entitled to fees and other compensation and participation in options, share or other benefit plans for which directors of MAA are eligible.

Indemnification and Insurance

Post Properties is party to indemnity agreements with each of its directors and executive officers that require Post Properties, among other obligations, to indemnify directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or executive officers. These indemnity agreements will be assumed by the surviving corporation in the parent merger and will survive the parent merger and continue in full force and effect in accordance with their terms.

In addition, MAA has agreed to indemnify and hold harmless and provide advancement of expenses to, each of the Post Properties directors and officers in respect of acts or omissions occurring at or prior to the completion of the mergers to the fullest extent permitted by law or as provided under the certificate of incorporation, by-laws and other governing documents of Post Properties and its subsidiaries. Post Properties is also required to obtain a policy of directors’ and officers’ liability insurance coverage for the benefit of its officers and directors for six years following completion of the mergers.

Such indemnification and insurance coverage is further described in the section titled “The Merger Agreement—Covenants and Agreements—Indemnification of Directors and Officers’ Insurance” beginning on page 162 of this joint proxy statement/prospectus.

Executive Compensation Payable in Connection with the Mergers

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer that is based on or otherwise relates to the transactions contemplated under the merger agreement.

Please note that the amounts indicated below are estimates based on the material assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts, we have assumed, solely for purposes of the table below:

•	a closing date for the mergers of December 31, 2016; and

•	unless otherwise described below, with respect to each named executive officer, a termination of employment on the closing date as a result of a resignation by the executive for good reason or a termination by the surviving corporation without cause (each, a “qualifying termination”).

Change in Control Compensation

Name	Cash ($)(1)	Accelerated Vesting of Unvested Equity ($)(2)	Non-Qualified Deferred Compensation ($)(3)	Continued Benefits and Perquisites ($)(4)	Tax Reimbursement ($)(5)	Total ($)
David P. Stockert	3,150,000	2,151,742	—	58,230	48,751	5,408,723
Sherry W. Cohen	1,585,000	1,108,506	631,989	13,617	11,400	3,350,512
Jamie S. Teabo	1,070,000	1,042,447	444,072	29,844	24,986	2,611,349
David C. Ward	1,130,000	1,184,585	620,587	38,854	28,078	3,002,104

(1)

Represents (i) potential cash severance payments upon a change in control and qualifying termination of employment under the named executive officer’s employment and change in control agreement and (ii) cash payments for 2016 Annual Bonus Awards. Amounts included for severance are “double-trigger” change in control arrangements payable under the respective named executive officer’s employment and change in control agreement upon a change in control and a qualifying termination. Such severance amount is payable in a lump sum upon the named executive officer’s separation from service. Under the merger agreement, the mergers constitute a “change in control” for purposes of the employment and change in control agreements and, as a result of the mergers, all of Post Properties’ named executive officers will be deemed to have experienced a “good reason” event. Amounts of cash included for 2016 Annual Bonus Awards are “single trigger” payments to be made upon consummation of the mergers. The amounts shown in the table under “2016 Annual Bonus Awards” assumes payment at target.

The following table quantifies each separate form of cash payment included in the aggregate total reported in the “Cash” column.

	Severance
Name	Base Salary Component ($)(a)	Bonus Component($)(a)	2016 Annual Bonus Awards($)
David P. Stockert	1,350,000	1,350,000	450,000
Sherry W. Cohen	885,000	525,000	175,000
Jamie W. Teabo	590,000	320,000	160,000
David C. Ward	590,000	360,000	180,000

(a)	Cash compensation for purposes of change in control severance is equal to the named executive officer’s base salary at the time of termination plus the named executive officer’s target cash bonus for the calendar year in which the termination occurs, times a multiple (3x for Mr. Stockert and Ms. Cohen, and 2x for Ms. Teabo and Mr. Ward). For 2016, base salaries for the named executive officers were: Mr. Stockert—$450,000; and Ms. Cohen, Ms. Teabo and Mr. Ward—$295,000. Target cash bonus amounts for 2016 were: Mr. Stockert—$450,000; Ms. Cohen—$175,000; Ms. Teabo—$160,000; and Mr. Ward—$180,000.

(2)	Represents unvested restricted stock and stock options held by the named executive officer that accelerate upon consummation of the mergers pursuant to the terms of the merger agreement. All such amounts are “single-trigger.” The amounts to be received for the shares of Post Properties common stock underlying stock options as well as restricted stock in the tables above are based on a price per share of $66.436, which represents the average closing price of shares of Post Properties common stock over the first five business days following the first public announcement of the mergers. Accordingly, the actual value received by the named executive officers may be greater or less than those provided above. The following table quantifies each separate form of equity award that accelerates upon consummation of the mergers and is included in the aggregate total reported in this column. See “—Treatment of Post Properties Stock Options and Restricted Stock” above for additional details regarding stock options and restricted stock. Amounts shown below for 2016 LTI Awards assumes awards are made at target. See “—2016 Annual Bonus and LTI Award Opportunities” above.

Name	Accelerated Stock Options ($)	Accelerated Restricted Stock ($)	2016 LTI Awards ($)
David P. Stockert	290,931	860,811	1,000,000
Sherry W. Cohen	125,071	508,435	475,000
Jamie S. Teabo	125,448	441,999	475,000
David C. Ward	133,744	525,841	525,000

(3)	Represents amounts in each named executive officer’s total deferred compensation account under the Post Properties, Inc. Deferred Compensation Plan for Directors and Eligible Employees, or the Deferred Compensation Plan, as of September 7, 2016. Under the merger agreement, the mergers constitute a “change in control” for purposes of the Deferred Compensation Plan, and distributions under the Deferred Compensation Plan are triggered upon the effective date of the mergers. All such distributions are “single trigger” and payable in a lump sum in cash.

(4)	Includes medical, dental, vision, life, accidental death and dismemberment, long-term disability, and supplemental long-term disability coverage. Cost of continued benefits is estimated using 2016 annual costs over the continuation period. All such amounts are “double trigger” and payable under the respective named executive officer’s employment and change in control agreement upon a change in control and a qualifying termination.
(5)	Represents estimated tax gross-up to which the named executive officers would be entitled with respect to Post Properties’ payment of the cost of the continued benefits and perquisites described in footnote (4) above. All such amounts are “double trigger” and payable under the respective named executive officer’s employment and change in control agreement upon a change in control and a qualifying termination.

Regulatory Approvals Required for the Mergers

MAA and Post Properties are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the mergers or the other transactions contemplated by the merger agreement.

Material U.S. Federal Income Tax Consequences of the Parent Merger and Ownership of Combined Corporation Common Stock and MAA Series I Preferred Stock

The discussion below, as it relates to the material U.S. federal income tax consequences of the parent merger, summarizes such consequences to U.S. holders (as defined below) of shares of Post Properties common stock and Post Properties Series A preferred stock that hold such stock as a capital asset within the meaning of Section 1221 of the Code.

The discussion below, as it relates to the material U.S. federal income tax consequences of holding common stock in the Combined Corporation and MAA Series I preferred stock, summarizes such consequences to certain holders (as specified below) of Combined Corporation common stock and MAA Series I preferred stock that hold such stock as a capital asset within the meaning of Section 1221 of the Code.

This discussion is based upon the Code, Treasury regulations promulgated under the Code, referred to herein as the Treasury Regulations, judicial decisions and current administrative interpretations and practices of the IRS including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except in the case of the taxpayer to whom a private letter ruling is addressed, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements, in each case, as applicable to the parent merger. In addition, this discussion does not address U.S. federal income tax considerations applicable to holders of Post Properties common stock or Post Properties Series A preferred stock that are subject to special treatment under U.S. federal income tax law, including, for example:

•	financial institutions;

•	pass-through entities (such as entities treated as partnerships for U.S. federal income tax purposes);

•	insurance companies;

•	broker-dealers;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold shares of Post Properties common stock or Post Properties Series A preferred stock (or, following the effective time of the parent merger, shares of Combined Corporation common stock or MAA Series I preferred stock) as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated transaction for U.S. federal income tax purposes;

•	regulated investment companies;

•	REITs;

•	certain U.S. expatriates;

•	non-U.S. holders (as defined below);

•	U.S. holders whose “functional currency” is not the U.S. dollar; and

•	persons who acquired their shares of Post Properties common stock or Post Properties Series A preferred stock (or, following the effective time of the parent merger, shares of Combined Corporation common stock or MAA Series I preferred stock) through the exercise of an employee stock option or otherwise as compensation.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of Post Properties common stock or Post Properties Series A preferred stock (or, following the effective time of the parent merger, of the shares of Combined Corporation common stock or MAA Series I preferred stock) that is:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (A) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (B) has a valid election in place under the Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of shares of Post Properties common stock or Post Properties Series A preferred stock (or, following the effective time of the parent merger, of the shares of Combined Corporation common stock or MAA Series I preferred stock) that is a nonresident alien individual or foreign corporation for U.S. federal income tax purposes that is not otherwise subject to special treatment under the Code.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Post Properties common stock or Post Properties Series A preferred stock (or, following the parent merger, shares of Combined Corporation common stock or MAA Series I preferred stock), the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares of Post Properties common stock or Post Properties Series A preferred stock (or, following the parent merger, shares of the Combined Corporation common stock or MAA Series I preferred stock), and the partners in such partnership (as determined for U.S. federal income tax purposes), should consult their tax advisors.

This discussion of material U.S. federal income tax consequences of the parent merger is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE PARENT MERGER AND TO REITS GENERALLY ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF SHARES OF

POST PROPERTIES COMMON STOCK OR POST PROPERTIES SERIES A PREFERRED STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PARENT MERGER, THE OWNERSHIP OF SHARES OF COMMON STOCK OF THE COMBINED CORPORATION OR MAA SERIES I PREFERRED STOCK, AND THE COMBINED CORPORATION’S QUALIFICATION AS A REIT, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Opinions from Counsel Regarding the Parent Merger

It is a condition to the completion of the parent merger that King & Spalding LLP (or other counsel to Post Properties reasonably acceptable to MAA) and Goodwin Procter LLP (or other counsel to MAA reasonably acceptable to Post) each renders a tax opinion to its client to the effect that the parent merger will constitute a reorganization within the meaning of Section 368(a) of the Code. King & Spalding LLP and Goodwin Procter LLP are providing opinions to Post Properties and MAA, respectively, to similar effect in connection with the filing of this joint proxy statement/prospectus. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by Post Properties and MAA regarding factual matters (including those contained in tax representation letters provided by Post Properties and MAA), and covenants undertaken by Post Properties and MAA. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the parent merger could differ from those described in the tax opinions and in this discussion. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or will be requested in connection with the parent merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions.

As noted and subject to the qualifications above, in the opinion of King & Spalding LLP and Goodwin Procter LLP, the parent merger of Post Properties with and into MAA will qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly:

•	Post Properties will not recognize any gain or loss as a result of the parent merger.

•	A U.S. holder will not recognize any gain or loss upon receipt of common stock of the Combined Corporation or MAA Series I preferred stock in exchange for its shares of Post Properties common stock or Post Properties Series A preferred stock in connection with the parent merger, except with respect to cash received in lieu of fractional shares of the Combined Corporation common stock, as discussed below.

•	A U.S. holder will have an aggregate tax basis in the Combined Corporation common stock or MAA Series I preferred stock received in the parent merger equal to the U.S. holder’s aggregate tax basis in its shares of Post Properties common stock or Post Properties Series A preferred stock, as applicable, surrendered pursuant to the parent merger, reduced by the portion of the U.S. holder’s tax basis in its shares of Post Properties common stock surrendered in the parent merger that is allocable to a fractional share of Combined Corporation common stock. If a U.S. holder acquired any of its shares of Post Properties common stock or Post Properties Series A preferred stock at different prices or at different times, Treasury Regulations provide guidance on how such U.S. holder may allocate its tax basis to shares of the Combined Corporation common stock or MAA Series I preferred stock received in the parent merger. U.S. holders that hold multiple blocks of shares of Post Properties common stock or Post Properties Series A preferred stock should consult their tax advisors regarding the proper allocation of their basis among shares of Combined Corporation common stock or MAA Series I preferred stock received in the parent merger under these Treasury Regulations.

•	The holding period of the Combined Corporation common stock or MAA Series I preferred stock received by a U.S. holder in connection with the parent merger will include the holding period of the shares of Post Properties common stock or Post Properties Series A preferred stock, as applicable, surrendered in connection with the parent merger.

•	Cash received by a U.S. holder in lieu of a fractional share of Combined Corporation common stock in the parent merger will be treated as if such fractional share had been issued in connection with the parent merger and then redeemed by the Combined Corporation, and such U.S. holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in respect of such fractional share is greater than one year. Non-corporate U.S. holders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to certain limitations.

U.S. Federal Income Tax Consequences of the Parent Merger to Post Properties and Post Properties Shareholders (or MAA or MAA Shareholders) if the Parent Merger Does Not Qualify as a Reorganization

If the parent merger fails to qualify as a reorganization, then a Post Properties shareholder generally would recognize gain or loss, as applicable, equal to the difference between:

•	the sum of the fair market value of the Combined Corporation common stock, MAA Series I preferred stock and cash in lieu of fractional shares of Combined Corporation common stock received by the Post Properties shareholder in the parent merger; and

•	the Post Properties shareholder’s adjusted tax basis in its shares of Post Properties common stock and Post Properties Series A preferred stock.

If the parent merger fails to qualify as a reorganization, so long as Post Properties qualified as a REIT at the time of the parent merger, Post Properties generally would not incur a U.S. federal income tax liability so long as Post Properties has made distributions (which would be deemed to include for this purpose the fair market value of the shares of Combined Corporation common stock and MAA Series I preferred stock issued pursuant to the parent merger) to Post Properties shareholders in an amount at least equal to the net income or gain on the deemed sale of its assets to the Combined Corporation. In the event that such distributions were not sufficient to eliminate all of Post Properties’ tax liability as a result of the deemed sale of its assets to Post Properties, the Combined Corporation would be liable for any remaining tax owed by Post Properties as a result of the parent merger.

Under the “investment company” rules under Section 368 of the Code, if both MAA and Post Properties are “investment companies” under such rules, the failure of either Post Properties or MAA to qualify as a REIT could cause the parent merger to be taxable to Post Properties or MAA, respectively, and its shareholders. In addition, it is possible that Post Properties will make additional common dividends close in time to the parent merger in order to satisfy its REIT distribution requirements. The payment of such dividends should not be treated as part of the merger consideration and accordingly should not impact the treatment of the parent merger to Post Properties shareholders described under “—Tax Opinions from Counsel Regarding the Parent Merger”. However, if the payment of such dividends were treated as part of the merger consideration, a U.S. holder generally would recognize gain, but not loss, on the amount equal to the lesser of (i) the amount of such cash received or (ii) the excess, if any, of (a) the sum of the amount of such cash received and the fair market value of the Combined Corporation common stock, and cash in lieu of fractional shares of Combined Corporation common stock received by the Post Properties shareholder in the parent merger over (b) the Post Properties shareholder’s adjusted tax basis in its shares of Post Properties common stock.

If the parent merger fails to qualify as a reorganization and Post Properties did not qualify as a REIT at the time of the parent merger, Post Properties would generally recognize gain or loss on the deemed transfer of its assets to the Combined Corporation and the Combined Corporation, as its successor, could incur a very significant current tax liability and may be unable to qualify as a REIT.

If the parent merger fails to qualify as a reorganization as a result of MAA failing to qualify as a REIT at the time of the parent merger as a result of the “investment company” rules under Section 368 of the Code, it is possible that MAA might be treated, for certain purposes, as transferring its assets to Post Properties in a taxable transaction in exchange for shares of Combined Corporation common stock and MAA Series I preferred stock, followed by a deemed liquidation of MAA and a liquidating distribution of such shares of Combined Corporation common stock and MAA Series I preferred stock to MAA shareholders. In such a case, the Combined Corporation, as successor to MAA, may incur a very significant current tax liability and may be unable to qualify as a REIT.

Backup Withholding

Certain U.S. holders of shares of Post Properties common stock or Post Properties Series A preferred stock may be subject to backup withholding of U.S. federal income tax with respect to any cash received in lieu of fractional shares pursuant to the parent merger. Backup withholding generally will not apply, however, to a U.S. holder of shares of Post Properties common stock or Post Properties Series A preferred stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.

Tax Opinions from Counsel Regarding REIT Qualification of Post Properties and MAA

It is a condition to the obligation of MAA to complete the parent merger that MAA receive an opinion from King & Spalding LLP (or other counsel to Post Properties reasonably acceptable to MAA) to the effect that, for all taxable years commencing with Post Properties’ taxable year ended December 31, 2006 through its taxable year which ends with the parent merger, Post Properties has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. The opinion of King & Spalding LLP (or such other counsel) will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by Post Properties and MAA regarding factual matters (including those contained in tax representation letters provided by Post Properties and MAA), and covenants undertaken by Post Properties and MAA, relating to the organization and operation of Post Properties and its subsidiaries and MAA (and the Combined Corporation) and their subsidiaries.

It is a condition to the obligation of Post Properties to complete the parent merger that Post Properties receive an opinion from Bass, Berry & Sims PLC (or other counsel to MAA reasonably acceptable to Post) to the effect that, for all taxable years commencing with MAA’s taxable year ended December 31, 2006, MAA has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its past, current, and intended future organization and operations will permit MAA (as the Combined Corporation) to continue to qualify for taxation as a REIT under the Code for its taxable year that includes the parent merger and thereafter. The opinion of Bass, Berry & Sims PLC (or such other counsel) will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by Post Properties and MAA regarding factual matters (including those contained in tax representation letters provided by Post Properties and MAA), and covenants undertaken by Post Properties and MAA, relating to the organization and operation of Post Properties and its subsidiaries and MAA (and the Combined Corporation) and their subsidiaries.

Neither of the opinions described above will be binding on the IRS or the courts. The Combined Corporation intends to continue to operate in a manner to qualify as a REIT following the parent merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of the Combined Corporation to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Combined Corporation, there can be no assurance that the actual operating results of the Combined Corporation will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.

Tax Liabilities and Attributes Inherited from Post

If Post Properties failed to qualify as a REIT for any of its taxable years for which the applicable period for assessment had not expired, Post Properties would be liable for (and the Combined Corporation would be obligated to pay) U.S. federal income tax on its taxable income for such years at regular corporate rates, and, assuming the parent merger qualified as a reorganization within the meaning of Section 368(a) of the Code, the Combined Corporation would be subject to tax on the built-in gain on each Post Properties asset existing at the time of the parent merger if the Combined Corporation were to dispose of the Post Properties asset for up to ten years following the parent merger. Such tax would be imposed at the highest regular corporate rate in effect at the date of the sale. Moreover, even if Post Properties qualified as a REIT at all relevant times, the Combined Corporation similarly would be liable for other unpaid taxes (if any) of Post Properties for any of its taxable years for which the applicable period for assessment had not expired (such as the 100% tax on gains from any sales treated as “prohibited transactions” as discussed below in the discussion of the Combined Corporation’s status as a REIT). Moreover, and irrespective of whether Post Properties qualified as a REIT, if Post Properties were to incur tax liabilities as a result of the failure of the parent merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, those tax liabilities would, as described above, be transferred to the Combined Corporation as a result of the parent merger.

Furthermore, after the parent merger and the partnership mergers the asset and gross income tests applicable to REITs will apply to all of the assets of the Combined Corporation, including the assets the Combined Corporation acquires from Post Properties, and to all of the gross income of the Combined Corporation, including the income derived from the assets the Combined Corporation acquires from Post Properties. As a result, the nature of the assets that the Combined Corporation acquires from Post Properties and the gross income the Combined Corporation derives will be taken into account in determining the qualification of the Combined Corporation as a REIT. See “U.S. Federal Income Tax Consequences of the Parent Merger to Post Properties and Post Properties Shareholders (or MAA or MAA Shareholders) if the Parent Merger Does Not Qualify as a Reorganization” above.

Qualification as a REIT requires Post Properties to satisfy numerous requirements, some on an annual and others on a quarterly basis, as described below with respect to Post Properties. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances which were not entirely within the control of Post Properties.

Tax Liabilities and Attributes of MAA

If MAA failed to qualify as a REIT for any of its taxable years for which the applicable period for assessment had not expired, MAA would be liable for (and the Combined Corporation would be obligated to pay) U.S. federal income tax on its taxable income at regular corporate rates. Furthermore, MAA (and the Combined Corporation) would not be able to re-elect REIT status until the fifth taxable year after the first taxable year in which such failure occurred. See “U.S. Federal Income Tax Consequences of the Parent Merger to Post Properties and Post Properties Shareholders (or MAA or MAA Shareholders) if the Parent Merger Does Not Qualify as a Reorganization” above.

Material U.S. Federal Income Tax Considerations Applicable to Holders of the Combined Corporation Common Stock and MAA Series I Preferred Stock

This section summarizes the material U.S. federal income tax consequences generally resulting from the election of MAA to be taxed as a REIT and the ownership of common stock of the Combined Corporation and MAA Series I preferred stock. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and certain holders of its capital stock under current law. Except as specifically noted, this discussion does not cover differences between current law and prior law applicable to REITs.

Taxation of REITs in General

MAA elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 1994. MAA believes that it has been organized and operated in a manner which allows MAA and the Combined Corporation to qualify for taxation as a REIT under the Code commencing with the taxable year ended December 31, 1994. MAA currently intends to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon the ability of the Combined Corporation to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that MAA has been organized and has operated, or that the Combined Corporation will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT.

Provided the Combined Corporation qualifies for taxation as a REIT, the Combined Corporation generally will be allowed to deduct dividends paid to its shareholders, and, as a result, the Combined Corporation generally will not be subject to U.S. federal income tax on that portion of its ordinary income and net capital gain that it currently distributes to its shareholders. The Combined Corporation expects to make distributions to its shareholders on a regular basis as necessary to avoid material U.S. federal income tax and to comply with the REIT requirements. See “—Annual Distribution Requirements” below.

Notwithstanding the foregoing, even if the Combined Corporation qualifies for taxation as a REIT, it nonetheless may be subject to U.S. federal income tax in certain circumstances, including the following:

•	The Combined Corporation will be required to pay U.S. federal income tax on its undistributed REIT taxable income, including net capital gain;

•	The Combined Corporation may be subject to the “alternative minimum tax”;

•	The Combined Corporation may be subject to tax at the highest corporate rate on certain income from “foreclosure property” (generally, property acquired by reason of default on a lease or indebtedness held by it);

•	The Combined Corporation will be subject to a 100% U.S. federal income tax on net income from “prohibited transactions” (generally, certain sales or other dispositions of property, sometimes referred to as “dealer property,” held primarily for sale to customers in the ordinary course of business) unless the gain is realized in a “taxable REIT subsidiary,” or TRS, or such property has been held by the Combined Corporation for at least two years and certain other requirements are satisfied;

•	If the Combined Corporation fails to satisfy the 75% gross income test or the 95% gross income test (discussed below), but nonetheless maintains its qualification as a REIT pursuant to certain relief provisions, the Combined Corporation will be subject to a 100% U.S. federal income tax on the greater of (i) the amount by which it fails the 75% gross income test or (ii) the amount by which it fails the 95% gross income test, in either case, multiplied by a fraction intended to reflect its profitability;

•

If the Combined Corporation fails to satisfy any of the asset tests, other than a failure of the 5% or the 10% asset tests that qualifies under the De Minimis Exception, and the failure qualifies under the

General Exception, as described below under “—Qualification as a REIT—Asset Tests,” then the Combined Corporation will have to pay an excise tax equal to the greater of (i) $50,000 and (ii) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest U.S. federal income tax applicable to corporations;

•	If the Combined Corporation fails to satisfy any REIT requirements other than the income test or asset test requirements, described below under “—Qualification as a REIT—Income Tests” and “—Qualification as a REIT—Asset Tests,” respectively, and the Combined Corporation qualifies for a reasonable cause exception, then the Combined Corporation will have to pay a penalty equal to $50,000 for each such failure;

•	The Combined Corporation will be subject to a 4% nondeductible excise tax if certain distribution requirements are not satisfied;

•	The Combined Corporation may be required to pay monetary penalties to the IRS in certain circumstances, including if the Combined Corporation fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Recordkeeping Requirements”;

•	If the Combined Corporation acquires any asset from a corporation which is or has been a C corporation in a carry-over basis transaction in which the basis of the asset in the Combined Corporation’s hands is less than the fair market value of the asset, in each case determined at the time it acquired the asset, and it subsequently recognizes gain on the disposition of the asset during the ten-year period beginning on the date on which it acquired the asset (or five year period for assets acquired before August 8, 2016), then it will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) its adjusted basis in the asset, in each case determined as of the date on which it acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which the Combined Corporation acquires the asset from the C corporation. The forgoing rules would apply to the assets acquired from Post Properties in the parent merger if Post Properties failed to qualify as a REIT for a period prior to the parent merger, the parent merger nonetheless qualified as a reorganization under Section 368(a) of the Code, and the Combined Corporation sold such assets within the applicable recognition periods;

•	The Combined Corporation will be required to pay a 100% tax on any redetermined rents, redetermined deductions, redetermined TRS service income and excess interest. In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of its non-TRS tenants by one of its TRSs. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS for amounts paid to the Combined Corporation that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Redetermined TRS service income generally represents amounts included in the gross income of a TRS attributable to services provided to, or on behalf of, the Combined Corporation that are less than the amounts that would have been paid based on arm’s-length negotiations; and

•	Income earned by the Combined Corporation’s TRSs or any other subsidiaries that are C corporations will be subject to tax at regular corporate rates.

No assurance can be given that the amount of any such U.S. federal income taxes will not be substantial. In addition, the Combined Corporation and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on assets and operations. The Combined Corporation could also be subject to tax in situations and on transactions not presently contemplated.

Qualification as a REIT

In General. The REIT provisions of the Code apply to a domestic corporation, trust, or association (i) that is managed by one or more trustees or directors, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that properly elects to be taxed as a REIT and such election has not been terminated or revoked, (iv) that is neither a financial institution nor an insurance company, (v) that uses a calendar year for U.S. federal income tax purposes, (vi) that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs and (vii) that meets the additional requirements discussed below.

Ownership Tests. Commencing with the Combined Corporation’s second REIT taxable year, (i) the beneficial ownership of the Combined Corporation capital stock must be held by 100 or more persons during at least 335 days of a 12-month taxable year (or during a proportionate part of a taxable year of less than 12 months) for each of its taxable years and (ii) during the last half of each taxable year, no more than 50% in value of the Combined Corporation’s shares may be owned, directly or indirectly, by or for five or fewer individuals, which we refer to as the 5/50 Test. Share ownership for purposes of the 5/50 Test is determined by applying the constructive ownership provisions of Section 544(a) of the Code, subject to certain modifications. The term “individual” for purposes of the 5/50 Test includes a private foundation, a trust providing for the payment of supplemental unemployment compensation benefits, and a portion of a trust permanently set aside or to be used exclusively for charitable purposes. A “qualified trust” described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code generally is not treated as an individual for purposes of the 5/50 Test; rather, shares held by it are treated as owned proportionately by its beneficiaries.

The Combined Corporation’s charter restricts ownership and transfers of its shares that would violate these requirements, although these restrictions may not be effective in all circumstances to prevent a violation. In addition, the Combined Corporation will be deemed to have satisfied the 5/50 Test for a particular taxable year if it has complied with all the requirements for ascertaining the ownership of its outstanding shares in that taxable year and has no reason to know that it has violated the 5/50 Test.

Ownership of Interests in Entities Treated as Partnerships for U.S. Federal Income Tax Purposes. A REIT that is a partner in an entity treated as a partnership for U.S. federal income tax purposes (generally including any domestic unincorporated entity with two or more owners that has not elected to be taxed as a corporation and is not a “publicly traded partnership” or a “taxable mortgage pool”) will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income, based on its interest in partnership capital. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, so long as MAA LP qualifies as a partnership for U.S. federal income tax purposes, the Combined Corporation’s proportionate share of the assets and items of income of MAA LP, including MAA LP’s share of assets and items of income of any subsidiaries that are partnerships for U.S. federal income tax purposes, are treated as assets and items of income of the Combined Corporation for purposes of applying the REIT income and asset tests described below. Unless otherwise noted, references to “partnership” in this discussion include any entity that is treated as a partnership for U.S. federal income tax purposes.

Ownership of Interests in Disregarded Subsidiaries. If a REIT owns a corporate subsidiary (including an entity which is treated as an association taxable as a corporation for U.S. federal income tax purposes) that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a TRS (discussed below), all of the capital stock of which is owned by the REIT (either directly or through other disregarded subsidiaries). For U.S. federal income tax purposes, all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary will not be subject to U.S. federal corporate income taxation, although it may be subject to state and local taxation in some states. Certain other entities also may be treated as disregarded entities for U.S. federal income tax purposes, generally including any domestic unincorporated entity that would be treated as a partnership if it had more than one owner. For U.S. federal income tax purposes, all assets, liabilities and items of income, deduction and credit of any such disregarded entity will be treated as assets, liabilities and items of income, deduction and credit of the owner of the disregarded entity.

Income Tests. In order to maintain qualification as a REIT, the Combined Corporation must annually satisfy two gross income requirements. First, at least 75% of its gross income (excluding gross income from prohibited transactions and certain other income and gains as described below) for each taxable year must be derived, directly or indirectly, from investments relating to real property or mortgages on real property or from certain types of temporary investments (or any combination thereof). Qualifying income for the purposes of this 75% gross income test generally includes: (a) rents from real property, (b) interest on debt secured by mortgages on real property or on interests in real property, (c) dividends or other distributions on, and gain from the sale of, shares in other REITs, (d) gain from the sale of real estate assets (other than gain from prohibited transactions), (e) income and gain derived from foreclosure property, and (f) income from certain types of temporary investments.

Second, in general, at least 95% of the Combined Corporation’s gross income (excluding gross income from prohibited transactions and certain other income and gains as described below) for each taxable year must be derived from the real property investments described above and from other types of dividends and interest, gain from the sale or disposition of shares or securities that are not dealer property, or any combination of the above.

Rents the Combined Corporation receives will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS and either (i) at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (ii) the property leased is a “qualified lodging facility,” as defined in Section 856(d)(9)(D) of the Code, or a “qualified health care property,” as defined in Section 856(e)(6)(D)(i), and certain other conditions are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT’s stock, actually or constructively owns 10% or more of the interests in the assets or net profits of the tenant if the tenant is not a corporation, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, the REIT may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant” under the applicable tax rules. Accordingly, the Combined Corporation may not provide “impermissible services” to tenants (except through an independent contractor from whom it derives no revenue and that meets other requirements or through a TRS) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the direct cost to the REIT of providing the service. If the impermissible tenant service income exceeds 1% of the REIT’s total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of the Combined Corporation’s total income from the property, the services will not disqualify any other income from the property that qualifies as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.

The Combined Corporation does not intend to charge rent that is based in whole or in part on the income or profits of any person or to derive rent from related party tenants, or rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents from the real property if the treatment of any such amounts as non-qualified rent would jeopardize its status as a REIT. The Combined Corporation also does not intend to derive impermissible tenant service income that exceeds 1% of its total income from any property if the treatment of the rents from such property as nonqualified rents could cause it to fail to qualify as a REIT.

If the Combined Corporation fails to satisfy one or both of the 75% or the 95% gross income tests, it may nevertheless qualify as a REIT for a particular year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the failure to meet such tests is due to reasonable cause and not due to willful neglect and a schedule is filed describing each item of gross income for such year(s) in accordance with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances these relief provisions could apply. As discussed above in “—Taxation of REITs in General,” even if these relief provisions were to apply, the Combined Corporation would be subject to U.S. federal income tax to the extent it fails to meet the 75% or 95% gross income tests or otherwise fails to distribute 100% of its net capital gain and taxable income.

Asset Tests. At the close of each quarter of its taxable year, the Combined Corporation must also satisfy five tests relating to the nature of its assets. First, real estate assets, cash and cash items, and government securities must represent at least 75% of the value of its total assets. For purposes of the 75% asset test and for taxable years beginning on or after January 1, 2016, real estate assets include personal property leased with real property if the rents attributable to the personal property would be rents from real property (under the income tests discussed above) and debt instruments issued by publicly offered REITs.

Second, not more than 25% of its total assets may be represented by securities other than those in the 75% asset class. Third, of the investments that are not included in the 75% asset class and that are not securities of its TRSs, (i) the value of any one issuer’s securities owned by the Combined Corporation may not exceed 5% of the value of its total assets and (ii) the Combined Corporation may not own more than 10% by vote or by value of any one issuer’s outstanding securities. For purposes of the 10% value test, debt instruments issued by a partnership are not classified as “securities” to the extent of the Combined Corporation’s interest as a partner in such partnership (based on its proportionate share of the partnership’s equity interests and certain debt securities) or if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test. For purposes of the 10% value test, the term “securities” also does not include debt securities issued by another REIT, certain “straight debt” securities (for example, qualifying debt securities of a corporation of which the Combined Corporation owns no more than a de minimis amount of equity interest), loans to individuals or estates, and accrued obligations to pay rent. Fourth, securities of TRSs cannot represent more than 25% of a REIT’s total assets (for taxable years beginning before January 1, 2018) or 20% (for taxable years beginning on or after January 1, 2018). Real estate assets for purposes of the REIT rules include stock in other REITs, but do not include stock in non-REIT companies. Fifth, not more than 25% of the value of its total assets may be represented by publicly offered REIT debt instruments that are not secured by mortgages on real property.

The Combined Corporation will monitor the status of its assets for purposes of the various asset tests and will endeavor to manage its portfolio in order to comply at all times with such tests. If the Combined Corporation fails to satisfy the asset tests at the end of a calendar quarter, other than the first calendar quarter, the Combined Corporation will not lose its REIT status if one of the following exceptions applies:

•	the Combined Corporation satisfied the asset tests at the end of the preceding calendar quarter, and the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets; or

•	the Combined Corporation eliminates any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Moreover, if the Combined Corporation fails to satisfy the asset tests at the end of a calendar quarter during a taxable year, it will not lose its REIT status if one of the following additional exceptions applies:

•	De Minimis Exception: The failure is due to a violation of the 5% or 10% asset tests referenced above and is “de minimis” (meaning that the failure is one that arises from ownership of assets the total value of which does not exceed the lesser of 1% of the total value of the Combined Corporation’s assets at the end of the quarter in which the failure occurred and $10 million), and the Combined Corporation either disposes of the assets that caused the failure or otherwise satisfies the asset tests within six months after the last day of the quarter in which the Combined Corporation’s identification of the failure occurred; or

•	General Exception: All of the following requirements are satisfied: (i) the failure is not due to a “de minimis” violation of the 5% or 10% asset tests (as defined above), (ii) the failure is due to reasonable cause and not willful neglect, (iii) the Combined Corporation files a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, and (iv) the Combined Corporation either disposes of the assets that caused the failure or otherwise satisfies the asset tests within six months after the last day of the quarter in which its identification of the failure occurred.

Foreclosure Property. Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. Income and gain derived from foreclosure property is treated as qualifying income for both the 95% and 75% gross income tests. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

Debt Instruments. The Combined Corporation may hold or acquire mortgage, mezzanine, bridge loans and other debt investments. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. For taxable years beginning after December 31, 2015, a mortgage loan secured by both real property and personal property shall be treated as a wholly qualifying real estate asset and all interest shall be qualifying income for purposes of the 75% income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, even if the real property collateral value is less than the outstanding principal balance of the loan. Loans that are modified generally will have to be retested using the fair market value of the collateral real property securing the loan as of the date the modification, unless the modification does not result in a deemed exchange of the unmodified note for the modified note for tax purposes, or the mortgage loan was in default or is reasonably likely to default and the modified loan substantially reduces the risk of default, in which case no re-testing in connection with the loan modification is necessary. In the case of a loan not subject to the 15% rule discussed above in this paragraph, under IRS guidance, such loan may be treated as a qualifying real estate asset in an amount equal to the lesser of the fair market value of the loan or the fair market value of the real property securing the loan on the date the REIT acquired the loan. Although the guidance is not entirely clear, it appears that the non-qualifying portion of the mortgage loan will be equal to the portion of the loan’s fair market value that exceeds the value on the date of acquisition of the associated real property that is security for that loan.

The application of the REIT provisions of the Code to certain mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property rather than by a direct mortgage of the real property, is not entirely clear. A safe harbor in Revenue Procedure 2003-65 provides that if a mezzanine loan meets certain requirements then (i) the mezzanine loan will be treated as a qualifying real estate asset for purposes of the REIT asset tests and (ii) interest in respect of such mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. To the extent the Combined Corporation acquires mezzanine loans that do not comply with this safe harbor, all or a portion of such mezzanine loans may not qualify as real estate assets or generate qualifying income and REIT status may be adversely affected. As such, the REIT provisions of the Code may limit the Combined Corporation’s ability to acquire mezzanine loans that it might otherwise desire to acquire.

Interests in a real estate mortgage investment conduit, or REMIC, generally will be treated as real estate assets for purposes of the asset tests, and income derived from REMIC interests generally will be treated as qualifying income for purposes of the 75% and 95% gross income tests, except that if less than 95% of the assets of the REMIC are real estate assets, then the Combined Corporation will be treated as owning and receiving its proportionate share of the assets and income of the REMIC, with the result that only a proportionate part of the Combined Corporation’s interest in the REMIC and income derived from the interest will qualify for purposes of the assets and the 75% gross income test. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that a REIT derives interest income from a mortgage loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower. This limitation does not apply, however, (i) where the borrower leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had the REIT earned the income directly, or (ii) if contingent interest is payable pursuant to a “shared appreciation mortgage” provision. A shared appreciation mortgage provision is any provision which is in connection with an obligation held by a REIT that is secured by an interest in real property, which entitles the REIT to a portion of the gain or appreciation in value of the collateral real property at a specified time. Any contingent interest earned pursuant to a shared appreciation mortgage provision shall be treated as gain from the sale of the underlying real property collateral for purposes of the REIT income tests.

Hedging Transactions. The Combined Corporation may enter into hedging transactions with respect to one or more of its assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction (1) made in the normal course of business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by the Combined Corporation to acquire or own real estate assets, (2) entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property that generates such income or gain), or, (3) for taxable years beginning on or after December 31, 2015, that hedges against transactions described in clause (1) or (2) and is entered into in connection with the extinguishment of debt or sale of property that is being hedged against by the transaction described in clause (1) or (2), and which complies with certain identification requirements, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% gross income test and the 75% gross income test. To the extent the Combined Corporation enters into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. The Combined Corporation intends to structure any hedging transactions in a manner that does not jeopardize the Combined Corporation’s ability to qualify as a REIT.

Foreign Investments. To the extent that the Combined Corporation holds or acquires any investments and, accordingly, pay taxes in other countries, taxes paid in non-U.S. jurisdictions may not be passed through to, or used by, the Combined Corporation’s shareholders as a foreign tax credit or otherwise. In addition, certain passive income earned by a non-U.S. taxable REIT subsidiary must be taken in account currently (whether or not distributed by the taxable REIT subsidiary) and may not be qualifying income under the 95% and 75% gross income tests.

Qualified Temporary Investment Income. Income derived by the Combined Corporation from certain types of temporary share and debt investments made with the proceeds of sales of the Combined Corporation’s stock or certain public debt offerings, not otherwise treated as qualifying income for the 75% gross income test, generally will nonetheless constitute qualifying income for purposes of the 75% gross income test for the year following the sale of such stock. More specifically, qualifying income for purposes of the 75% gross income test includes “qualified temporary investment income,” which generally means any income that is attributable to shares of stock or a debt instrument, is attributable to the temporary investment of new equity capital and certain debt capital, and is received or accrued during the one-year period beginning on the date on which the REIT receives such new capital. After such one year period, income from such investments will be qualifying income for purposes of the 75% income test only if derived from one of the other qualifying sources enumerated above. Also, for purposes of the REIT asset tests, the term “real estate assets” includes any property that is not otherwise a real estate asset and that is attributable to such temporary investment of new capital, but only if such property is comprised of shares or debt instruments, and only for the one-year period beginning on the date the REIT receives such new capital.

Annual Distribution Requirements

In order to qualify as a REIT, the Combined Corporation must distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 90% of its REIT taxable income, determined without regard to the dividends paid deduction and by excluding any net capital gain, and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. The Combined Corporation generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if declared before the Combined Corporation timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

To the extent that the Combined Corporation does not distribute all of its net capital gain and taxable income, it will be subject to U.S. federal, state and local tax on the undistributed amount at regular corporate income tax rates. Furthermore, if the Combined Corporation should fail to distribute during each calendar year (not to include any throwback dividends under the provisions of IRC Section 858), at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) 100% of any corresponding undistributed amounts from prior periods, it will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

Under certain circumstances, the Combined Corporation may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its shareholders in a later year that may be included in its deduction for dividends paid for the earlier year. Thus, the Combined Corporation may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Combined Corporation will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

In addition, dividends the Combined Corporation paid prior to January 1, 2015 must not be preferential. If a dividend was preferential, it would not qualify for the dividends paid deduction. To avoid paying preferential dividends, the Combined Corporation must treat every shareholder of the class of shares with respect to which it makes a distribution the same as every other shareholder of that class, and the Combined Corporation must not treat any class of shares other than according to its dividend rights as a class. Under certain technical rules governing deficiency dividends, the Combined Corporation could lose its ability to cure an under-distribution in a year with a subsequent year deficiency dividend if it pays preferential dividends.

The Combined Corporation may retain and pay income tax on net long-term capital gains received during the tax year. To the extent the Combined Corporation so elects, (i) each shareholder must include in its income

(as long-term capital gain) its proportionate share of the Combined Corporation’s undistributed long-term capital gains, (ii) each shareholder is deemed to have paid, and receives a credit for, its proportionate share of the tax paid by the Combined Corporation on the undistributed long-term capital gains, and (iii) each shareholder’s basis in its shares of the Combined Corporation’s capital stock is increased by the included amount of the undistributed long-term capital gains less their share of the tax paid.

To qualify as a REIT, the Combined Corporation may not have, at the end of any taxable year, any earnings and profits accumulated in any non-REIT taxable year. The Combined Corporation intends to distribute any non-REIT earnings and profits as needed in order to comply with this requirement.

Failure to Qualify

If the Combined Corporation fails to qualify as a REIT and such failure is not an asset test or income test failure subject to the cure provisions described above, or the result of preferential dividends paid prior to January 1, 2016, the Combined Corporation generally will be eligible for a relief provision if the failure is due to reasonable cause and not willful neglect and the Combined Corporation pays a penalty of $50,000 with respect to such failure.

If the Combined Corporation fails to qualify for taxation as a REIT in any taxable year and no relief provisions apply, the Combined Corporation generally will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the Combined Corporation’s shareholders in any year in which the Combined Corporation fails to qualify as a REIT will not be deductible by the Combined Corporation nor will they be required to be made. In such event, to the extent of the Combined Corporation’s current or accumulated earnings and profits, all distributions to its shareholders will be taxable as dividend income. Subject to certain limitations in the Code, corporate shareholders may be eligible for the dividends received deduction, and individual, trust and estate shareholders may be eligible to treat the dividends received from the Combined Corporation as qualified dividend income taxable as net capital gains, under the provisions of Section 1(h)(11) of the Code. Unless entitled to relief under specific statutory provisions, the Combined Corporation also will be ineligible to elect to be taxed as a REIT again prior to the fifth taxable year following the first year in which it failed to qualify as a REIT under the Code.

The Combined Corporation’s qualification as a REIT for U.S. federal income tax purposes will depend on it continuing to meet the various requirements summarized above governing the ownership of its outstanding shares, the nature of its assets, the sources of its income, and the amount of its distributions to its shareholders. Although the Combined Corporation intends to operate in a manner that will enable it to comply with such requirements, there can be no certainty that such intention will be realized. In addition, because the relevant laws may change, compliance with one or more of the REIT requirements may become impossible or impracticable.

Prohibited Transactions Tax

Any gain realized by the Combined Corporation on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including its share of any such gain realized by its operating partnership and taking into account any related foreign currency gains or losses, will be treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends upon all the facts and circumstances with respect to the particular transaction. However, the Code provides a safe harbor pursuant to which sales of properties held for at least two years and meeting certain other requirements will not give rise to prohibited transaction income.

The Combined Corporation may make sales that do not satisfy the “safe harbor” requirements described above and there can be no assurance that the IRS will not contend that one or more of these sales are subject to the 100% penalty tax. The 100% tax will not apply to gains from the sale of property realized through a TRS or other taxable corporation, although such income will be subject to tax at regular corporate income tax rates.

Recordkeeping Requirements

To avoid a monetary penalty, the Combined Corporation must request on an annual basis information from its shareholders designed to disclose the actual ownership of its outstanding shares.

Investments in TRSs

The Combined Corporation may own one or more subsidiaries intended to be treated as TRSs for federal income tax purposes. A TRS is a corporation in which a REIT directly or indirectly own shares and that jointly elects with the REIT to be treated as a TRS under Section 856(l) of the Code. In addition, if a TRS owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS of the REIT. A domestic TRS pays U.S. federal, state, and local income taxes at the full applicable corporate rates on its taxable income prior to payment of any dividends. A non-U.S. TRS with income from a U.S. trade or business or certain U.S. sourced income also may be subject to U.S. income taxes. A TRS owning property outside of the U.S. may pay foreign taxes. The taxes owed by a TRS could be substantial. To the extent that the Combined Corporation’s TRSs are required to pay U.S. federal, state, local, or foreign taxes, the cash available for distribution by the Combined Corporation will be reduced accordingly.

A TRS is permitted to engage in certain kinds of activities that cannot be performed directly by the Combined Corporation without jeopardizing the Combined Corporation’s qualification as a REIT. Certain payments made by any of the Combined Corporation’s TRSs to the Combined Corporation may not be deductible by the TRS (which could materially increase the TRS’s taxable income), and certain direct or indirect payments made by any of the Combined Corporation’s TRS to the Combined Corporation may be subject to 100% tax. In addition, subject to certain safe harbors, the Combined Corporation generally will be subject to a 100% tax on the amounts of any rents from real property, deductions, or excess interest received from a TRS that would be reduced through reapportionment under Section 482 of the Code in order to more clearly reflect the income of the TRS (and amounts protected from the 100% tax by reason of such safe harbor may nonetheless be reapportioned under Section 482). Furthermore, the Combined Corporation generally will be subject to a 100% tax on the amounts of any redetermined TRS service income, which is generally amounts included in the gross income of a TRS attributable to services provided to, or on behalf of, the Combined Corporation that are less than the amounts that would have been paid based on arm’s-length negotiations.

Distributions that the Combined Corporation receives from a domestic TRS will be classified as dividend income to the extent of the current or accumulated earnings and profits of the TRS. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test unless attributable to investments of certain new capital during the one-year period beginning on the date of receipt of the new capital.

REIT Subsidiaries

MAA LP may hold interests in one or more subsidiaries intended to qualify as REITs. Any such subsidiary REITs would need to satisfy the various REIT requirements discussed above on a stand-alone basis. Stock of any subsidiary qualifying as REIT will be a qualifying real estate asset for purposes of the assets tests, and any dividends received by the Combined Corporation from a subsidiary qualifying as a REIT and gains from sales of such subsidiary’s stock will be qualifying income for purposes of both the 95% and 75% gross income tests. If a subsidiary intended to qualify as a REIT failed to so qualify, the Combined Corporation would be treated as holding stock of a non-REIT, non-TRS corporate subsidiary, which could jeopardize the Combined Corporation’s status as a REIT. Following the parent merger, MAA LP will hold interests in 1499 Massachusetts Avenue, Inc., which is intended to qualify as a REIT.

Tax Aspects of MAA LP

In General. The Combined Corporation will own all or substantially all of its assets through MAA LP, and MAA LP in turn will own a substantial portion of its assets through interests in various partnerships and limited liability companies.

Except in the case of subsidiaries that have elected REIT or TRS status, the Combined Corporation expects that MAA LP and the partnership and limited liability company subsidiaries MAA LP will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships for U.S. federal income tax purposes are treated as “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their share of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax on that income without regard to whether the partners or members receive a distribution of cash from the entity. The Combined Corporation includes in its income its allocable share of the foregoing items for purposes of computing its REIT taxable income, based on the applicable partnership agreement. For purposes of applying the REIT income and asset tests, the Combined Corporation includes its pro rata share of the income generated by and the assets held by the partnerships and limited liability companies treated as partnerships for U.S. federal income tax purposes in which it owns an interest, including their shares of the income and assets of any subsidiary partnerships and limited liability companies treated as partnerships for U.S. federal income tax purposes, based on its capital interests. See “—Taxation of REITs in General.”

The Combined Corporation’s ownership interests in such partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities, as opposed to associations taxable as corporations, for U.S. federal income tax purposes. If a partnership or limited liability company in which it owns an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of its assets and items of gross income would change, and could prevent the Combined Corporation from satisfying the REIT asset tests and/or the REIT income tests. See “—Qualification as a REIT—Asset Tests” and “—Qualification as a REIT—Income Tests.” This, in turn, could prevent the Combined Corporation from qualifying as a REIT. See ”—Failure to Qualify” for a discussion of the effect of the Combined Corporation’s failure to meet these tests for a taxable year.

MAA believes that these partnerships and limited liability companies will be classified as partnerships or disregarded entities for U.S. federal income tax purposes, and the remainder of the discussion under this section “—Tax Aspects of MAA LP” is based on such classification.

Although a domestic unincorporated entity is generally treated as a partnership (if it has more than one owner) or a disregarded entity (if it has a single owner) for U.S. federal income tax purposes, in certain situations such an entity may be treated as a corporation for U.S. federal income tax purposes, including if the entity is a “publicly traded partnership” that does not qualify for an exemption based on the character of its income. A partnership is a “publicly traded partnership” under Section 7704 of the Code if:

(1)	interests in the partnership are traded on an established securities market; or

(2)	interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

MAA LP currently takes the reporting position for U.S. federal income tax purposes that it is not a publicly traded partnership, and the Combined Corporation and MAA LP expect to continue to take that position after the partnership merger. There is a risk, however, that the right of a holder of operating partnership units to redeem the units for common stock could cause operating partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. MAA and MAA LP believe that MAA LP will qualify for at least one of these safe harbors at all times in the foreseeable future, but cannot provide any assurance that MAA LP will continue to qualify for one of the safe harbors mentioned above.

If MAA LP is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income has consisted and will consist of “qualifying income” under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. MAA and MAA LP believe that MAA LP will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to REITs under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, MAA and MAA LP do not believe that these differences have caused or will cause MAA LP not to satisfy the 90% gross income test applicable to publicly traded partnerships.

Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members for U.S. federal income tax purposes. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the related Treasury Regulations. Generally, Section 704(b) of the Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of their partners or members. If an allocation is not recognized by the IRS for U.S. federal income tax purposes, the item subject to the allocation will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which the Combined Corporation owns an interest are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties. In general, when property is contributed to a partnership in exchange for a partnership interest, the partnership inherits the “carryover” tax basis of the contributing partner in the contributed property. Any difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution is referred to as a “Book-Tax Difference.” Under Section 704(c) of the Code, income, gain, loss and deduction attributable to property with a Book-Tax Difference that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution, as adjusted from time-to-time, so that, to the extent possible under the applicable method elected under Section 704(c) of the Code, the non-contributing partners receive allocations of depreciation and gain or loss for tax purposes comparable to the allocations they would have received in the absence of Book-Tax Differences. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Similar tax allocations are required with respect to the Book-Tax Differences in the assets owned by a partnership when additional assets are contributed in exchange for a new partnership interest.

Contributions of appreciated property have been made to each of MAA LP and Post LP, and MAA LP may accept additional contributions from limited partners following the partnership merger. In addition, it is intended that, in connection with the partnership merger, Post LP be treated as contributing its properties to MAA LP in exchange for units in MAA LP and then distributing such units to the partners of Post LP in liquidation of Post LP. Moreover, the book value of the assets owned by MAA LP immediately prior to the partnership merger will be restated to current fair market value in connection with the partnership merger, thereby creating additional Book-Tax Differences. Consequently, the agreement of limited partnership of MAA LP will require such allocations to be made in a manner consistent with Section 704(c) of the Code. As a result of such tax allocations, the carryover basis of contributed assets in the hands of MAA LP and the absence of a basis step up in the partnership merger, certain partners of MAA LP (including the Combined Corporation) may be allocated lower amounts of depreciation and other deductions for tax purpose, and possibly greater amounts of taxable income in the event of sales, as compared to the partner’s share of such items for economic or book purposes. Thus, these rules may cause the Combined Corporation to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Qualification as a REIT—Annual Distribution Requirements.”

Partnership Audit Rules. The Bipartisan Budget Act of 2015 changed the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which generally are effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how these new rules will be implemented, it is possible that they could result in partnerships in which the Combined Corporation directly or indirectly invests being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and the Combined Corporation, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though the Combined Corporation, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Treasury. Holders are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in Combined Corporation common stock.

U.S. Federal Income Tax Considerations for U.S. Holders of the Combined Corporation Common Stock and MAA Series I Preferred Stock

Distributions. Distributions by the Combined Corporation, other than capital gain dividends, will constitute ordinary dividends to the extent of its current and accumulated earnings and profits as determined for U.S. federal income tax purposes. For purposes of determining whether distributions are out of MAA’s current or accumulated earnings and profits, MAA’s earnings and profits will be allocated first to MAA’s outstanding preferred stock (including the MAA Series I preferred stock) to the extent of its distribution preference and then to MAA’s outstanding common stock. In general, these dividends will be taxable as ordinary income and will not be eligible for the dividends-received deduction for corporate U.S. holders. The Combined Corporation’s ordinary dividends generally will not qualify as “qualified dividend income” taxed as net capital gain for U.S. holders that are individuals, trusts, or estates. However, distributions to U.S. holders that are individuals, trusts, or estates generally will constitute qualified dividend income taxed as net capital gains to the extent the U.S. holder satisfies certain holding period requirements and to the extent the dividends are attributable to (i) qualified dividend income the Combined Corporation receives from C corporations, including its TRSs, (ii) the Combined Corporation’s undistributed earnings or built-in gains taxed at the corporate level during the immediately preceding year or (iii) any earnings and profits inherited from a C corporation in a tax-deferred reorganization or similar transaction, and provided the Combined Corporation properly designates the distributions as qualified dividend income. The Combined Corporation does not anticipate distributing a significant amount of qualified dividend income.

To the extent that the Combined Corporation makes a distribution in excess of its current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a U.S. holder’s shares, and thereafter as capital gain realized from the sale of such shares to the extent the distribution exceeds the U.S. holder’s tax basis in the shares.

Dividends declared by the Combined Corporation in October, November or December and payable to a U.S. holder of record on a specified date in any such month shall be treated both as paid by the Combined Corporation and as received by the U.S. holder on December 31 of the year, provided that the dividend is actually paid during January of the following calendar year.

Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Combined Corporation’s actual net capital gain for the taxable year) without regard to the period for which the U.S. holder has held its shares. However, corporate U.S. holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, U.S. holders may be required to treat a portion of any capital gain dividend as “unrecaptured Section 1250 gain,” taxable at a maximum rate of 25%, if the Combined Corporation incurs such gain. Capital gain dividends are not eligible for the dividends-received deduction for corporate U.S. holders.

The REIT provisions of the Code do not require the Combined Corporation to distribute its long-term capital gain, and the Combined Corporation may elect to retain and pay income tax on its net long-term capital gains received during the taxable year. If the Combined Corporation so elects for a taxable year, its U.S. holders would include in income as long-term capital gains their proportionate share of retained net long-term capital gains for the taxable year as the Combined Corporation may designate. A U.S. holder would be deemed to have paid its share of the tax paid by the Combined Corporation on such undistributed capital gains, which would be credited or refunded to the U.S. holder. The U.S. holder’s basis in its shares would be increased by the amount of undistributed long-term capital gains (less the capital gains tax paid by the Combined Corporation) included in the U.S. holder’s long-term capital gains.

Passive Activity Loss and Investment Interest Limitations. The Combined Corporation’s distributions and gain from the disposition of its shares will not be treated as passive activity income and, therefore, U.S. holders will not be able to apply any “passive losses” against such income. With respect to non-corporate U.S. holders, the Combined Corporation’s dividends (to the extent they do not constitute a return of capital) that are taxed at ordinary income rates will generally be treated as investment income for purposes of the investment interest limitation; however, net capital gain from the disposition of shares of the Combined Corporation common stock or MAA Series I preferred stock (or distributions treated as such), capital gain dividends, and dividends taxed at net capital gains rates generally will be excluded from investment income except to the extent the U.S. holder elects to treat such amounts as ordinary income for U.S. federal income tax purposes. U.S. holders may not include in their own U.S. federal income tax returns any of the Combined Corporation’s net operating or net capital losses.

Sale or Disposition of Shares of Common Stock or MAA Series I Preferred Stock. In general, any gain or loss realized upon a taxable disposition of shares of the Combined Corporation common stock or MAA Series I preferred stock by a U.S. holder will be a long-term capital gain or loss if the shares have been held for more than one year and otherwise as a short-term capital gain or loss. However, any loss upon a sale or exchange of the shares by a U.S. holder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of undistributed capital gains or distributions received by the U.S. holder from the Combined Corporation, each as required to be treated by such U.S. holder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of the Combined Corporation common stock or MAA Series I preferred stock may be disallowed if other shares of its capital stock are purchased within 30 days before or after the disposition.

Redemption of Shares of MAA Series I Preferred Stock. The treatment to be accorded to any redemption by the Combined Company of shares of MAA Series I preferred stock can only be determined on the basis of particular facts as to each U.S. holder of MAA Series I preferred stock at the time of redemption. In general, a U.S. holder of MAA Series I preferred stock will recognize capital gain or loss (provided the MAA Series I preferred stock are held as a capital asset) measured by the difference between the amount realized by the U.S. holder upon the redemption and such U.S. holder’s adjusted tax basis in the MAA Series I preferred stock redeemed if such redemption (i) results in a “complete termination” of the U.S. holder’s interest in all classes of shares of the Combined Company under Section 302(b)(3) of the Code, (ii) is “substantially disproportionate” with respect to the U.S. holder’s interest in the Combined Company under Section 302(b)(2) of the Code (which will not be the case if only MAA Series I preferred stock are redeemed, since they generally do not have voting rights) or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder of MAA Series I preferred stock under Section 302(b)(1) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, generally must be taken into account.

Medicare Tax on Unearned Income. A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s filing status). A U.S. holder that is an estate or trust that does not fall into a special class of trusts that is exempt from such tax is subject to the same 3.8% tax on the lesser of its undistributed net investment income and the excess of its adjusted gross income over a certain threshold. A U.S. holder’s net investment income will include, among other things, dividends on and capital gains from the sale or other disposition of shares of the Combined Corporation.

Taxation of U.S. Tax-Exempt Holders

In general, a tax-exempt organization is exempt from U.S. federal income tax on its income, except to the extent of its “unrelated business taxable income,” or UBTI, which is defined by the Code as the gross income derived from any trade or business which is regularly carried on by a tax-exempt entity and unrelated to its exempt purposes, less any directly connected deductions and subject to certain modifications. For this purpose, the Code generally excludes from UBTI any gain or loss from the sale or other disposition of property (other than stock in trade or property held primarily for sale in the ordinary course of a trade or business), dividends, interest, rents from real property, and certain other items. However, a portion of any such gains, dividends, interest, rents, and other items generally is UBTI to the extent derived from debt-financed property, based on the amount of “acquisition indebtedness” with respect to such debt-financed property. Distributions that the Combined Corporation makes to a tax-exempt employee pension trust or other domestic tax-exempt holder or gains from the disposition of the Combined Corporation’s shares held as capital assets generally will not constitute UBTI unless the exempt organization’s shares are debt-financed property (e.g., the holder has borrowed to acquire or carry its shares). However, if the Combined Corporation is a “pension-held REIT,” this general rule will not apply to distributions to certain pension trusts that hold more than 10% (by value) of the Combined Corporation’s shares. The Combined Corporation will be treated as a “pension-held REIT” if (i) treating qualified trusts as individuals would cause the Combined Corporation to fail the 5/50 Test (as defined above) and (ii) the Combined Corporation is “predominantly held” by certain pension trusts. The Combined Corporation will be “predominantly held” if either (i) a single such pension trust holds more than 25% by value of the Combined Corporation’s shares or (ii) one or more such pension trusts, each owning more than 10% by value of the Combined Corporation’s shares, hold in the aggregate more than 50% by value of the Combined Corporation’s shares. In the event the Combined Corporation is a pension-held REIT, the percentage of any dividend received from it treated as UBTI would be equal to the ratio of (a) the gross UBTI (less certain associated expenses) earned by it (treating it as if it were a qualified trust and, therefore, subject to tax on UBTI) to (b) its total gross income (less certain associated expenses). A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year; in that case, no dividends are treated as UBTI. There can be no assurance that the Combined Corporation will not be treated as a pension-held REIT.

Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from the Combined Corporation as UBTI.

Taxation of Non-U.S. Holders.

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of shares of the Combined Corporation common stock and MAA Series I preferred stock applicable to non-U.S. holders. The discussion addresses only selective and not all aspects of U.S. federal income taxation that may be material for non-U.S. holders and is for general information only.

Ordinary Dividends. The portion of dividends received by non-U.S. holders payable out of the Combined Corporation’s earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. holder generally will be treated as ordinary income and will be subject to withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, lower withholding rates do not apply to dividends from REITs.

In cases where the dividend income from a non-U.S. holder’s investment in the Combined Corporation common stock or MAA Series I preferred stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty) on the income after the application of the income tax in the case of a non-U.S. holder that is a corporation. The Combined Corporation plans to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. holder (including any portion of any dividend that is payable in stock) that is neither a capital gain dividend nor a distribution that is attributable to gain from the sale or exchange of “United States real property interests” under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, rules described below under “—Dispositions of Common Stock or MAA Series I Preferred Stock” unless either (i) a lower treaty rate applies and the non-U.S. holder files with the Combined Corporation any required IRS Form W-8 (for example, an IRS Form W-8BEN) evidencing eligibility for that reduced rate or (ii) the non-U.S. holder files with the Combined Corporation an IRS Form W-8ECI claiming that the distribution is effectively connected income. The balance of this discussion assumes that dividends that the Combined Corporation distributes to non-U.S. holders and gains non-U.S. holders recognize with respect to Combined Corporation shares are not effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business unless deemed to be effectively connected under FIRPTA as described below under “—Dispositions of Common Stock or MAA Series I Preferred Stock.”

Non-Dividend Distributions. Distributions by the Combined Corporation to non-U.S. holders that are not attributable to gains from sales or exchanges of U.S. real property interests and that exceed the Combined Corporation’s earnings and profits will be a non-taxable return of the non-U.S. holder’s basis in its shares and, to the extent in excess of the non-U.S. holder’s basis, gain from the disposition of such shares, the tax treatment of which is described below. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed the Combined Corporation’s earnings and profits, the distribution may be subject to withholding at the rate applicable to dividends (but not less than 15%). A non-U.S. holder, however, may seek a refund from the IRS of any amounts withheld that exceed the non-U.S. holder’s actual U.S. federal income tax liability. If the Combined Corporation’s stock constitutes a U.S. real property interest, distributions in excess of the sum of the Combined Corporation’s earnings and profits plus the non-U.S. holder’s adjusted tax basis in the stock will be taxed under FIRPTA at the rate of tax, including any applicable capital gain rates, that would apply to a U.S. holder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 15% of the amount by which the distribution exceeds the non-U.S. holder’s share of the Combined Corporation’s earnings and profits. The amount withheld generally would be creditable against the non-U.S. holder’s U.S. federal income tax liability.

Capital Gain Dividends. Except as discussed below with respect to 10% or less holders of regularly traded classes of stock, “qualified shareholders” and “qualified foreign pension funds”, for any year in which the Combined Corporation qualifies as a REIT, a non-U.S. holder will incur tax on distributions by the Combined Corporation that are attributable to gains from dispositions of U.S. real property interests held by the Combined Corporation (directly or through pass-through subsidiaries) and must be reported in U.S. federal income tax returns filed by, and are treated as effectively connected with a U.S. trade or business of, the non-U.S. holder. The term “U.S. real property interests” includes interests in U.S. real property and shares in U.S. corporations at least 50% of whose real estate and business assets consist of U.S. real property interests. Such gains are subject to federal income tax at the rates applicable to U.S. holders and, in the case of a non-U.S. holder that is a corporation, a 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty). The Combined Corporation is required to withhold tax at a 35% rate from distributions that are attributable to gains from the sale or exchange of U.S. real property interests. The amount withheld generally would be creditable against the non-U.S. holder’s U.S. federal income tax liability. However, FIRPTA and the 35% withholding tax will not apply to any distribution to a “qualified shareholder” or a “qualified foreign pension fund,” and will also not apply to any distribution with respect to any class of Combined Corporation stock that is regularly traded on an established securities market located in the United States if the recipient non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of distribution. However, any capital gain dividend exempt from FIRPTA under the succeeding publicly traded stock exception or qualified shareholder exception will be treated as ordinary dividends subject to the rules discussed above under “—Ordinary Dividends.”

Capital gain dividends that are not attributable to gains from sales or exchanges of U.S. real property interests, generally are not subject to U.S. federal income tax unless (i) such distribution is effectively connected with a U.S. trade or business of the non-U.S. holder and, if certain treaties apply, is attributable to a U.S. permanent establishment of the non-U.S. holder, in which case the non-U.S. holder will be subject to net-basis U.S. federal income tax on the dividend as if the non-U.S. holder were a U.S. holder and, in the case of a non-U.S. holder that is a corporation, a 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty), or (ii) such non-U.S. holder was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case a 30% withholding tax would apply to the dividend.

However, notwithstanding that such dividends should only be subject to U.S. federal income taxation in those two instances, existing Treasury Regulations might be construed to require the Combined Corporation to withhold on such dividends in the same manner as capital gain dividends that are attributable to gain from the disposition of U.S. real property interests, generally at the rate of 35% of the dividend (although any amounts withheld generally would be creditable against the non-U.S. holder’s U.S. federal income tax liability).

Dispositions of Common Stock or MAA Series I Preferred Stock. Unless FIRPTA applies, or as otherwise set forth below, a sale or exchange of Combined Corporation shares by a non-U.S. holder generally will not be subject to U.S. federal income taxation. FIRPTA applies only if shares of the Combined Corporation common stock or MAA Series I preferred stock constitute a U.S. real property interest.

A non-U.S. holder generally will not incur tax under FIRPTA with respect to gain on a disposition of the Combined Corporation common stock or MAA Series I preferred stock as long as at all times during the five-year period ending on the date of disposition non-U.S. persons hold, directly or indirectly, less than 50% in value of the outstanding capital stock. For these purposes, beginning on December 18, 2015, a person holding less than 5% of the Combined Corporation’s regularly traded capital stock for five years will be treated as a U.S. person unless the Combined Corporation has actual knowledge that such person is not a U.S. person. Because the Combined Corporation’s common stock is publicly traded, the Combined Corporation cannot assure that its non-U.S. ownership will be less than 50% at any time. Even if the Combined Corporation’s non-U.S. ownership remains under 50% for five years and it otherwise meets the requirements of this rule, pursuant to “certain wash sale” rules under FIRPTA, a non-U.S. holder may incur tax under FIRPTA to the extent such stockholder disposes of the Combined Corporation’s stock within a certain period prior to a distribution attributable to USRPI gain and directly or indirectly (including through certain affiliates) reacquires stock within certain prescribed periods, provided that this rule will not apply to a disposition and reacquisition of the Combined Corporation’s common stock or MAA Series I preferred stock by a non-U.S. holder that is a qualified shareholder, a qualified foreign pension fund, or a non-U.S. stockholder owning, actually or constructively, 5% or less of Combined Corporation capital stock at any time during the one-year period ending on the date of such distribution attributable to USRPI gain.

Regardless of the extent of the Combined Corporation’s non-U.S. ownership, a non-U.S. holder will not incur tax under FIRPTA on a disposition of the shares of the Combined Corporation’s publicly traded stock if such non-U.S. holder owned, actually or constructively, at all times during a specified testing period, 10% or less of the total fair market value of such stock. The testing period is the shorter of (1) the period during which the non-U.S. holder held the shares and (2) the five-year period ending on the disposition date. For as long as Combined Corporation common stock and MAA Series I preferred stock is regularly traded on an established securities market, a non-U.S. holder should not incur tax under FIRPTA with respect to gain on a sale of Combined Corporation common stock or MAA Series I preferred stock unless it owns, actually or constructively, more than 10% of such Combined Corporation stock during such testing period.

To the extent the Combined Corporation’s stock is held directly (or indirectly through one or more partnerships) by a “qualified shareholder,” it will not be treated as a USRPI. Further, to the extent such treatment applies, any distribution to such shareholder will not be treated as gain recognized from the sale or exchange of a USRPI. For these purposes, a qualified shareholder is generally a non-U.S. stockholder that (i)(A) is eligible for treaty benefits under an income tax treaty with the United States that includes an exchange of information program, and the principal class of interests of which is listed and regularly traded on one or more stock exchanges as defined by the treaty, or (B) is a foreign limited partnership organized in a jurisdiction with an exchange of information agreement with the United States and that has a class of regularly traded limited partnership units (having a value greater than 50% of the value of all partnership units) on the New York Stock Exchange or Nasdaq, (ii) is a “qualified collective investment vehicle” (within the meaning of Section 897(k)(3)(B) of the Code) and (iii) maintains records of persons holding 5% or more of the class of interests described in clauses (i)(A) or (i)(B) above. However, in the case of a qualified shareholder having one or more “applicable investors,” the exception described in the first sentence of this paragraph will not apply with respect to a portion of the qualified shareholder’s stock (determined by applying the ratio of the value of the interests held by applicable investors in the qualified shareholder to the value of all interests in the qualified shareholder and applying certain constructive ownership rules). Such ratio applied to the amount realized by a qualified shareholder on the disposition of Combined Corporation common stock or MAA Series I preferred stock or with respect to a distribution from the Combined Corporation attributable to gain from the sale or exchange of a USRPI will be treated as amounts realized from the disposition of USRPIs. Such treatment shall also apply to applicable investors in respect of distributions treated as a sale or exchange of stock with respect to a qualified shareholder. For these purposes, an “applicable investor” is person who holds an interest in the qualified shareholder and holds more than 10% of Combined Corporation capital stock applying certain constructive ownership rules.

The FIRPTA rules will not apply to any USRPI held directly (or indirectly through one or more partnerships) by, or to any distribution received from a REIT by, a “qualified foreign pension fund” or any entity all of the interests of which are held by a qualified foreign pension fund. For these purposes, a “qualified foreign pension fund” is an organization or arrangement (i) created or organized in a foreign country, (ii) established to provide retirement or pension benefits to current or former employees (or their designees) of one or more employers for services rendered, (iii) which does not have a single participant or beneficiary that has a right to more than 5% of its assets or income, (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to relevant local tax authorities and (v) with respect to which, under its local laws, contributions that would otherwise be subject to tax are deductible or excluded from its gross income or taxed at a reduced rate, or taxation of its income is deferred or taxed at a reduced rate.

If gain on the sale of shares of the Combined Corporation common stock or MAA Series I preferred stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. holder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of the shares could be required to withhold 15% of the purchase price and remit such amount to the IRS.

Gain from the sale of shares of the Combined Corporation common stock or MAA Series I preferred stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. holder if (i) such gain is effectively connected to a U.S. trade or business of the non-U.S. holder and, if certain treaties apply, is attributable to a U.S. permanent establishment of the non-U.S. holder, in which case the gain will be subject to net-basis U.S. federal income tax as if the non-U.S. holder were a U.S. holder and, in the case of a non-U.S. holder that is a corporation, a 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty), or (ii) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Information Reporting Requirements and Backup Withholding Tax

The Combined Corporation will report to its U.S. holders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding at a rate of 28% with respect to distributions paid, unless such U.S. holder (i) is a corporation or other exempt entity and, when required, proves its status or (ii) certifies under penalties of perjury that the taxpayer identification number the U.S. holder has furnished is correct and the U.S. holder is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. holder that does not provide its correct taxpayer identification number also may be subject to penalties imposed by the IRS.

The Combined Corporation will also report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. A non-U.S. holder may be subject to back-up withholding unless applicable certification requirements are met.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Other Withholding and Reporting Requirements under FATCA

The Foreign Account Tax Compliance Act provisions of the Code together with administrative guidance and certain intergovernmental agreements entered into thereunder, which we refer to as FATCA, impose withholding taxes on certain types of payments to (i) foreign financial institutions that do not agree to comply with certain diligence, reporting and withholding obligations with respect to their U.S. accounts and (ii) non-financial foreign entities that do not identify (or confirm the absence of) substantial U.S. owners. The withholding tax of 30% would apply to dividends and the gross proceeds of a disposition of Combined Corporation common stock or MAA Series I preferred stock paid to certain foreign entities unless various information reporting requirements are satisfied. Because the Combined Corporation may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules the Combined Corporation may treat the entire distribution as a dividend. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding provisions may be subject to different rules.

For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Withholding under this legislation (as modified pursuant to subsequent guidance) on withholdable payments to foreign financial institutions and non-financial foreign entities will apply after December 31, 2018 with respect to gross proceeds of a disposition of property that can produce U.S. source interest or dividends and currently applies with respect to other withholdable payments.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to the Combined Corporation and its shareholders may be enacted. Changes to the U.S. federal tax laws and interpretations of federal tax laws could adversely affect an investment in the Combined Corporation common stock or MAA Series I preferred stock.

State, Local and Foreign Tax

The Combined Corporation may be subject to state, local and foreign tax in states, localities and foreign countries in which it does business or owns property. The tax treatment applicable to the Combined Corporation and its shareholders in such jurisdictions may differ from the U.S. federal income tax treatment described above.

Accounting Treatment

MAA prepares its financial statements in accordance with GAAP. The parent merger will be accounted for by applying the acquisition method, which requires the identification of the acquirer, the determination of the acquisition date, the recognition and measurement, at fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquiree and recognition and measurement of goodwill or a gain from a bargain purchase. The accounting guidance for business combinations, referred to as ASC 805, provides that in a business combination involving the exchange of equity interests, the entity issuing the equity interests is usually the acquirer; however, all pertinent facts and circumstances must be considered, including the relative voting rights of the shareholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined entity, the relative size of the company and the terms of the exchange of equity interests in the business combination, including payment of a premium.

Based on the fact that MAA is the entity issuing the equity securities, that continuing MAA common shareholders will own approximately 67.7% of the issued and outstanding common shares of the Combined Corporation, assuming the conversion of all limited partnership units of MAA LP held by existing limited partners of MAA LP to shares of Combined Corporation common stock, and former Post Properties common shareholders will own approximately 32.3% of the issued and outstanding shares of common stock of the Combined Corporation, assuming the conversion of all limited partnership units issued by MAA LP to former limited partners of Post LP to shares of Combined Corporation common stock, and that MAA board members and senior management will represent the majority of the board and senior management of the Combined Corporation, and based on the terms of the parent merger, with Post Properties shareholders receiving a premium (as of the trading day immediately preceding the merger announcement) over the fair market value of their shares on such date, MAA is considered the acquirer for accounting purposes. Therefore, MAA will recognize and measure, at fair value, the identifiable assets acquired, liabilities assumed and any noncontrolling interests in the consolidated subsidiaries of Post Properties, and MAA will recognize and measure goodwill and any gain from a bargain purchase, in each case, upon completion of the parent merger.

Exchange of Shares in the Parent Merger

MAA has appointed American Stock Transfer & Trust Company, or the exchange agent, to act as the exchange agent for the exchange of shares of Post Properties common stock for shares of MAA common stock and for the exchange of shares of Post Properties Series A preferred stock for shares of MAA Series I preferred stock. As promptly as practicable after the effective time of the parent merger, the exchange agent will send to each holder of record of Post Properties common stock and Post Properties Series A preferred stock at the effective time of the parent merger who holds shares of Post Properties common stock or Post Properties Series A preferred stock in certificated or book-entry form a letter of transmittal and instructions for effecting the exchange of shares of Post Properties common stock or Post Properties Series A preferred stock certificates or book-entry shares for the merger consideration or preferred merger consideration the applicable holder is entitled to receive under the merger agreement. Upon surrender of stock certificates or book-entry shares for cancellation along with the executed letter of transmittal and other documents described in the instructions, a holder of shares of Post Properties common stock will receive any whole shares of MAA common stock such holder is entitled to receive and cash in lieu of any fractional share of MAA common stock such holder is entitled to receive, and a holder of shares of Post Properties Series A preferred stock will receive any whole shares of MAA Series I preferred stock such holder is entitled to receive. After the effective time of the parent merger, Post Properties will not register any transfers of shares of Post Properties common stock or Post Properties Series A preferred stock.

MAA shareholders need not take any action with respect to their stock certificates or book-entry shares.

Dividends

Each company plans to continue its current dividend policy until the closing of the mergers, except that MAA and Post Properties will coordinate so that their respective quarterly dividends declared following the execution of the merger agreement will have the same payment dates and record dates. MAA currently pays a quarterly dividend of $0.82 per share of MAA common stock and Post Properties currently pays a quarterly dividend of $0.47 per share of Post Properties common stock. Following the closing of the mergers, MAA expects to continue its current dividend policy for shareholders of the Combined Corporation, subject to the discretion of the Combined Corporation’s board of directors, which reserves the right to change the Combined Corporation’s dividend policy at any time and for any reason. In addition, the merger agreement permits each of MAA and Post Properties to pay any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax. In addition, the merger agreement permits Post Properties to continue to pay a regular quarterly distribution, in accordance with past practice, at a rate not to exceed $1.0625 per quarter per share of Post Properties Series A preferred stock. See “Risk Factors—Risks Related to an Investment in the Combined Corporation’s Common Stock—The Combined Corporation cannot assure you that it will be able to continue paying dividends at or above the rate currently paid by MAA and Post Properties” on page 45.

Listing of MAA Common Stock and MAA Series I Preferred Stock

It is a condition to the completion of the mergers that the shares of MAA common stock and the shares of MAA Series I preferred stock issuable in connection with the parent merger be approved for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of Post Properties Common Stock and Post Properties Series A Preferred Stock

After the parent merger is completed, the Post Properties common stock and the Post Properties Series A preferred stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

This section of this joint proxy statement/prospectus summarizes the material provisions of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. As a shareholder, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms and conditions.

This summary may not contain all of the information about the merger agreement that is important to you. MAA and Post Properties urge you to carefully read the full text of the merger agreement because it is the legal document that governs the mergers. The merger agreement is not intended to provide you with any factual information about MAA or Post Properties. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) are qualified by information each of MAA and Post Properties filed with the SEC prior to the effective date of the merger agreement, as well as by certain disclosure letters each of the parties delivered to the other in connection with the signing of the merger agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the merger agreement. The representations and warranties and other provisions of the merger agreement and the description of such provisions in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of MAA and Post Properties file with the SEC and the other information in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 201.

MAA and Post Properties acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this joint proxy statement/prospectus not misleading.

Form, Effective Time and Closing of the Merger

The merger agreement provides for the combination of Post Properties and MAA through the merger of Post Properties with and into MAA, which is referred to herein as the parent merger, with MAA surviving the parent merger upon the terms and subject to the conditions set forth in the merger agreement. The parent merger will become effective upon the later of such time as the articles of merger have been filed with the Secretary of State of the State of Georgia or the articles of merger have been filed with the Secretary of State of the State of Tennessee, or at a later date and time agreed to by MAA and Post Properties (not to exceed 30 days after the date the applicable articles of merger are accepted for record). The merger agreement also provides for the merger of Post LP with and into MAA LP with MAA LP continuing as the surviving entity, which is referred to herein as the partnership merger, and, together with the parent merger, are referred to herein as the mergers. The partnership merger will become effective upon the later of such time as the certificate of merger has been filed with the Secretary of State of the State of Georgia or the certificate of merger has been filed with the Secretary of State of the State of Tennessee, or at a later date and time agreed to by MAA and Post Properties (not to exceed 30 days after the date the applicable certificate of merger is accepted for record). MAA and Post Properties have agreed to cause the effective time of the parent merger to occur as soon as practicable following the effective time of the partnership merger. MAA and MAA LP are collectively referred to herein as the MAA parties, and Post Properties, Post GP Holdings, Inc. and Post LP are collectively referred to herein as the Post Properties parties.

The merger agreement provides that the closing of the parent merger will take place at the date and time mutually agreed upon by MAA and Post Properties but in no event later than the second business day following the date on which the last of the conditions to closing of the parent merger (described below under “—Conditions to Completion of the Merger”) has been satisfied or waived (other than the conditions that by their terms are to be satisfied at the closing of the parent merger, but subject to the satisfaction or waiver of those conditions), although MAA may elect at its discretion to schedule the closing date on the last business day of the calendar month in which the last of the conditions to closing of the parent merger has been satisfied or waived, or on the first business day of the immediately succeeding calendar month.

The MAA parties and the Post Properties parties have agreed to reasonably cooperate with and agree to any reasonable changes requested by the other parties regarding the structure of the mergers and the other transactions contemplated by the merger agreement so long as the changes do not have certain effects.

Organizational Documents of the Combined Corporation

The MAA charter and MAA bylaws as in effect immediately prior to the effective time of the parent merger will continue to be in effect following the parent merger as the charter and bylaws of the Combined Corporation.

The limited partnership agreement of MAA LP as in effect immediately prior to the effective time of the partnership merger will continue to be the limited partnership agreement of MAA LP following the partnership merger.

Board of Directors of the Combined Corporation

Immediately following the effective time of the parent merger, the MAA Board will be increased to 13 members, with the ten current MAA directors, H. Eric Bolton, Jr., Alan B. Graf, Jr., James K. Lowder, Thomas H. Lowder, Monica McGurk, Claude B. Nielsen, Philip W. Norwood, W. Reid Sanders, William B. Sansom and Gary Shorb, continuing as directors of the Combined Corporation. H. Eric Bolton, Jr., MAA’s Chief Executive Officer and Chairman of the Board of Directors, will serve as Chief Executive Officer and Chairman of the Board of Directors of the Combined Corporation. Alan B. Graf, Jr., Lead Independent Director for MAA, will serve as Lead Independent Director for the Combined Corporation. The MAA Board will fill the three newly created vacancies by immediately appointing to the MAA Board the three members designated by the Post Properties Board, Russell R. French, Toni Jennings and David P. Stockert, which members are referred to herein as the Post Properties designees, to serve until the 2017 annual meeting of MAA’s shareholders (and until their successors have been duly elected and qualified). The Post Properties designees will be nominated by the MAA Board for reelection at the 2017 annual meeting of MAA’s shareholders, subject to the satisfaction and compliance of such Post Properties designees with MAA’s then-current corporate governance guidelines and code of business conduct and ethics.

Merger Consideration; Effects of the Merger and the Partnership Merger

Merger Consideration

At the effective time of the parent merger and by virtue of the parent merger, each outstanding share of Post Properties common stock (other than shares held by any wholly owned subsidiary of Post Properties or by MAA or any of its subsidiaries) will be converted into the right to receive 0.71, which is referred to herein as the exchange ratio, shares of MAA common stock, which is referred to herein as the merger consideration, subject to any applicable withholding tax. No fractional shares of MAA common stock will be issued. Instead of fractional shares, Post Properties shareholders will receive cash, without interest, in an amount determined by multiplying the fractional interest of MAA common stock to which the holder would otherwise be entitled by the volume weighted average price of MAA common stock for the 10 trading days immediately prior to the closing date, starting with the opening of trading on the first trading day to the closing of the second to last trading day prior to the closing date, as reported by Bloomberg.

At the effective time of the partnership merger and by virtue of the partnership merger, each outstanding limited partnership unit in Post LP will automatically be converted into 0.71 newly issued Class A limited partnership units in MAA LP and each holder of such Class A limited partnership units in MAA LP will be admitted as a limited partner of MAA LP in accordance with the terms of the limited partnership agreement of MAA LP.

Treatment of Shares of Post Properties Series A Preferred Stock

At the effective time of the parent merger and by virtue of the parent merger, each outstanding share of the Post Properties Series A preferred stock will be automatically converted into the right to receive one newly issued share of MAA Series I preferred stock, which is referred to herein as the preferred merger consideration, with the same rights, preferences, privileges and voting powers as those of the Post Properties Series A preferred stock, subject to any applicable withholding tax.

Procedures for Surrendering Post Properties Stock Certificates or Book-Entry Shares

The conversion of shares of Post Properties common stock into the right to receive the merger consideration, and the conversion of shares of Post Properties Series A preferred stock into the right to receive the preferred merger consideration, will occur automatically at the effective time of the parent merger. In accordance with the merger agreement, MAA has appointed an exchange agent to handle the payment and delivery of the merger consideration, the preferred merger consideration and the cash payments to be delivered in lieu of fractional shares. At the effective time of the parent merger, the Combined Corporation will deliver to the exchange agent evidence of the shares of MAA common stock and MAA Series I preferred stock in book-entry form sufficient to pay the merger consideration and the preferred merger consideration and cash in an amount sufficient to pay for any fractional shares. As soon as reasonably practicable after the effective time, but in no event later than two business days thereafter, the Combined Corporation will cause the exchange agent to mail (and make available for collection by hand) to each record holder of shares of Post Properties common stock and Post Properties Series A preferred stock, a letter of transmittal and instructions explaining how to surrender Post Properties common stock certificates or book-entry shares, or Post Properties Series A preferred stock certificates or book-entry shares, to the exchange agent.

Each Post Properties common shareholder that surrenders its stock certificate to the exchange agent together with a duly completed letter of transmittal, and each Post Properties shareholder that holds book-entry shares of Post Properties common stock, will receive the merger consideration due to such common shareholder (including cash in lieu of any fractional share), and each Post Properties Series A preferred shareholder that surrenders its stock certificate to the exchange agent together with a duly completed letter of transmittal, and each Post Properties preferred shareholder that holds book-entry shares of Post Properties Series A preferred stock, will receive the preferred merger consideration due to such preferred shareholder. After the effective time of the parent merger, each certificate that previously represented Post Properties common stock will only represent the right to receive the merger consideration into which those shares of Post Properties common stock have been converted, and each certificate that previously represented Post Properties Series A preferred stock will only represent the right to receive the preferred merger consideration into which those shares of Post Properties Series A preferred stock have been converted.

Assumption of Post Properties Equity Incentive Plans by MAA

At the effective time of the parent merger, each outstanding option to purchase shares of Post Properties common stock, which are referred to herein as Post Properties options, will vest in full and be assumed by MAA. Each Post Properties option assumed by MAA will continue to have, and be subject to, the same terms and conditions (other than vesting) as were applicable to the corresponding Post Properties option immediately prior to the effective time of the parent merger, but will be exercisable for a number of shares of MAA common stock and at an exercise price calculated based on the exchange ratio.

In addition, immediately prior to the effective time of the parent merger, all outstanding issuance and forfeiture conditions on any shares of Post Properties common stock subject to restricted stock awards will be deemed satisfied in full and entitled to receive the merger consideration.

Withholding

All payments under the merger agreement are subject to applicable withholding requirements.

Dissenters’ Rights

No dissenters’ or appraisal rights will be available to holders of Post Properties common stock with respect to the merger or the other transactions contemplated by the merger agreement.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by the MAA parties, on the one hand, and the Post Properties parties, on the other hand. The representations and warranties were made by the parties as of the date of the merger agreement and do not survive the effective time of the mergers. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the merger agreement and qualified by information each of MAA and Post Properties filed with the SEC prior to the date of the merger agreement and in the disclosure letters delivered in connection with the merger agreement.

Representations and Warranties of the MAA Parties

The merger agreement includes representations and warranties by the MAA parties relating to, among other things:

•	organization, valid existence, good standing and qualification to conduct business;

•	organizational documents;

•	capital structure;

•	due authorization, execution, delivery and validity of the merger agreement;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	permits and compliance with law;

•	SEC filings and financial statements;

•	absence of certain changes since June 30, 2016;

•	absence of undisclosed material liabilities;

•	absence of existing default or violation under organizational documents or certain other agreements;

•	litigation;

•	tax matters, including qualification as a REIT;

•	employee benefit plans and employees;

•	labor and employment matters;

•	accuracy of information supplied for inclusion in the joint proxy statement/prospectus and registration statement;

•	intellectual property;

•	environmental matters;

•	real property;

•	material contracts;

•	insurance;

•	opinion of MAA’s financial advisor;

•	shareholder vote required in order to approve the parent merger and to approve an amendment to the MAA charter that increases the number of authorized shares of MAA common stock;

•	broker’s, finder’s and investment banker’s fees;

•	inapplicability of the Investment Company Act of 1940, as amended;

•	exemption of the mergers from anti-takeover statutes; and

•	related party transactions.

Representations and Warranties of the Post Properties Parties

The merger agreement includes representations and warranties by the Post Properties parties relating to, among other things:

•	organization, valid existence, good standing and qualification to conduct business;

•	organizational documents;

•	capital structure;

•	due authorization, execution, delivery and validity of the merger agreement;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	permits and compliance with law;

•	SEC filings and financial statements;

•	absence of certain changes since June 30, 2016;

•	absence of undisclosed material liabilities;

•	absence of existing default or violation under organizational documents or certain other agreements;

•	litigation;

•	tax matters, including qualification as a REIT;

•	employee benefit plans and employees;

•	labor and employment matters;

•	accuracy of information supplied for inclusion in the joint proxy statement/prospectus and registration statement;

•	intellectual property;

•	environmental matters;

•	real property;

•	material contracts;

•	insurance;

•	opinion of Post Properties’ financial advisor;

•	shareholder vote required in order to approve the parent merger and approval of limited partners of Post LP required in order to approve the partnership merger;

•	broker’s, finder’s and investment banker’s fees;

•	inapplicability of the Investment Company Act of 1940, as amended;

•	exemption of the mergers from anti-takeover statutes;

•	related party transactions; and

•	no dissenters’ or appraisal rights.

Definition of “Material Adverse Effect”

Many of the representations of the MAA parties and the Post Properties parties are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would reasonably be expected to have a material adverse effect). For the purposes of the merger agreement, “material adverse effect” means any event, circumstance, change or effect (i) that is material and adverse to the business, assets, properties, financial condition or results of operations of MAA and its subsidiaries, taken as a whole, or Post Properties and its subsidiaries, taken as a whole, as the case may be, or (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of the MAA parties or the Post Properties parties, as the case may be, to consummate the mergers in the manner contemplated by the merger agreement. However, for purposes of clause (i) above, any event, circumstance, change or effect will not be considered a material adverse effect to the extent arising out of or resulting from the following:

•	any failure of MAA or Post Properties, as applicable, to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period (except any event, circumstance, change or effect giving rise to such failure may be taken into account in determining whether there has been a material adverse effect, if not otherwise falling into one of the other exceptions contained in this definition);

•	any events, circumstances, changes or effects that affect the multifamily residential real estate REIT industry generally;

•	any changes in the United States or global economy or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates;

•	any changes in the legal, tax, political or regulatory conditions;

•	the commencement, escalation or worsening of a war (whether or not declared) or armed hostilities or the occurrence of acts of terrorism or sabotage (including cyberterrorism or cyber-attacks);

•	the negotiation, execution or announcement of the merger agreement, or the consummation or anticipation of consummation of the mergers or the other transactions contemplated by the merger agreement;

•	the taking of any action expressly required by, or the failure to take any action expressly prohibited by, the merger agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of the other party;

•	earthquakes, hurricanes, floods or other natural disasters;

•	any damage or destruction of any assets or property of MAA or any MAA subsidiary, or Post Properties or any Post Properties subsidiary, as applicable, caused by casualty that is substantially covered by insurance;

•	changes in law or GAAP or any interpretations thereof or any accounting principles, practices or policies that MAA or any MAA subsidiary, or Post Properties or any Post Properties subsidiary, as applicable, is required to adopt;

•	any action or proceeding brought, asserted or threatened by or on behalf of any holder or holders of capital stock, units or other equity interests in MAA or any MAA subsidiary, or Post Properties or any Post Properties subsidiary, as applicable, arising out of or relating to the merger agreement, the mergers or any of the other transactions contemplated by the merger agreement;

•	any continuation of an adverse trend or condition or the escalation of, or any developments with respect to, any action or proceeding listed in the MAA disclosure letter or Post Properties disclosure letter, as applicable;

which, (i) in the case of the second, third, fourth, fifth and tenth bullet points immediately above, do not materially disproportionately affect MAA and its subsidiaries, taken as a whole, or Post Properties and its subsidiaries, taken as a whole, as applicable, relative to other similarly situated participants in the multifamily residential real estate REIT industry in the United States and (ii) in the case of the eighth bullet point immediately above, do not materially disproportionately affect MAA and its subsidiaries, taken as a whole, or Post Properties and its subsidiaries, taken as a whole, as applicable, relative to other participants in the multifamily residential real estate REIT industry in the geographic regions in which MAA and its subsidiaries, or Post Properties and its subsidiaries, as applicable, operate or own or lease properties. Further, the mere fact of a decrease in the market price or a change in the trading volume of MAA common stock or Post Properties common stock, as applicable, will not, in and of itself, constitute a material adverse effect, but any event, circumstance, change or effect underlying such decrease or change will be considered in determining whether there has been a material adverse effect if not otherwise falling into one of the other exceptions contained in this definition.

Covenants and Agreements

Conduct of Business of the Post Properties Parties Pending the Merger

The Post Properties parties have agreed to certain restrictions on them until the earlier of the effective time of the parent merger and the valid termination of the merger agreement. In general, except with MAA’s prior written approval (not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly required or permitted by the merger agreement or required by law, the Post Properties parties have agreed that they will, and will cause each of their subsidiaries to, conduct their business in all material respects in the ordinary course and in a manner consistent with past practice, and use their commercially reasonable efforts to (i) maintain their material assets and properties in their current condition (normal wear and tear excepted), (ii) preserve intact in all material respects their current business organization, goodwill, ongoing businesses and significant business relationships, (iii) keep available the services of their present officers provided it does not require additional compensation, (iv) maintain all material Post Properties insurance policies and (v) maintain the status of Post Properties as a REIT. Without limiting the foregoing, the Post Properties parties have also agreed that, subject to certain specified exceptions and except with MAA’s prior written approval (not to be unreasonably withheld, delayed or conditioned), to the extent required by law, or as otherwise expressly contemplated, required or permitted by the merger agreement, they will not, and they will not cause or permit any of their subsidiaries to:

•	amend or propose to amend their organizational documents;

•	split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Post Properties or any of its subsidiaries (other than any wholly owned subsidiary);

•	declare, set aside or pay any dividends on or make any other distributions with respect to shares of capital stock or other equity securities or ownership interests in Post Properties or any of its subsidiaries;

•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Post Properties or any of its subsidiaries;

•	issue, sell, pledge, dispose, encumber or grant any shares of Post Properties’ or any of its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Post Properties’ or any of its subsidiaries’ capital stock or other equity interests;

•	grant, confer, award or modify the terms of any option to purchase stock or restricted stock award of Post Properties common stock or take any action not required under the Post Properties equity incentive plans;

•	acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof;

•	sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets;

•	for any Post Properties development properties, expend or incur any amount, or enter into, amend, modify, exercise rights under or terminate any Post Properties development contracts which are material contracts;

•	incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities of Post Properties or any of its subsidiaries, or assume, guarantee or endorse, or otherwise become responsible for the indebtedness of any other person (other than a wholly owned Post Properties subsidiary);

•	make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material contract;

•	waive, release, assign any material rights or claims or make any payment, direct or indirect, of any material liability of Post Properties or any Post Properties subsidiary before the same comes due in accordance with its terms;

•	waive, release, assign, settle or compromise any claim, action or proceeding;

•	hire any officer of Post Properties or promote or appoint any person to a position of officer of Post Properties without consultation with the MAA Board;

•	increase in any manner the amount, rate or terms of compensation or benefits of any of Post Properties’ directors or officers;

•	enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or employee benefits arrangement;

•	accelerate the vesting or payment of any compensation or benefits;

•	grant any awards under the Post Properties equity incentive plans or any bonus, incentive, performance or other compensation plan or arrangement;

•	fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2015, or make any change with respect to accounting policies;

•	enter into any new line of business;

•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority;

•	enter into, or modify in a manner adverse to Post Properties or MAA any tax protection agreement, make, change or rescind any material election relating to taxes, change a material method of tax accounting, amend any material income tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund;

•	adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

•	form any new funds or joint ventures;

•	make or commit to make any capital expenditures in excess of a specified threshold;

•

amend or modify the compensation terms contained in its engagement letter with its financial advisor in a manner materially adverse to Post Properties, any of its subsidiaries or MAA, or engage other financial advisors in connection with the transactions contemplated by the merger agreement unless the directors of Post Properties have concluded in good faith (after consultation with outside legal counsel) that failure to engage another financial advisor would be inconsistent with their fiduciary duties under applicable law;

•	take any action, or fail to take any action, which action or failure would reasonably be expected to cause Post Properties or any Post Properties REIT subsidiary to fail to qualify as a REIT;

•	take any action that would reasonably be expected to prevent or delay the consummation of transactions contemplated by the merger agreement; or

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

However, nothing in the merger agreement prohibits Post Properties from taking any action that, in the reasonable judgment of the Post Properties Board, upon advice of counsel, is necessary for Post Properties to avoid or continue to avoid incurring entity-level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the parent merger or to qualify or preserve certain tax status of Post Properties subsidiaries, including making dividend or other distribution payments to shareholders of Post Properties. In addition, the merger agreement permits Post LP to take any action as Post LP determines to be necessary to be in compliance with all of its obligations under any tax protection agreement and avoid liability for any indemnification or other payment under any tax protection agreement.

Conduct of Business of the MAA Parties Pending the Merger

The MAA parties have agreed to certain restrictions on them until the earlier of the effective time of the partnership merger and the valid termination of the merger agreement. In general, except with Post Properties’ prior written approval (not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly required or permitted by the merger agreement or required by law, the MAA parties have agreed that they will, and will cause each of their subsidiaries to, conduct their business in all material respects in the ordinary course and in a manner consistent with past practice, and use their commercially reasonable efforts to (i) maintain their material assets and properties in their current condition (normal wear and tear excepted), (ii) preserve intact in all material respects their current business organization, goodwill, ongoing businesses and significant business relationships, (iii) keep available the services of their present officers provided it does not require additional compensation, (iv) maintain all material MAA insurance policies and (v) maintain the status of MAA as a REIT. Without limiting the foregoing, the MAA parties have also agreed that, subject to certain specified exceptions and except with Post Properties’ prior written approval (not to be unreasonably withheld, delayed or conditioned), to the extent required by law, or as otherwise expressly contemplated, required or permitted by the merger agreement, they will not, and they will not cause or permit any of their subsidiaries to:

•	amend or propose to amend their organizational documents;

•	split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of MAA or any of its subsidiaries (other than any wholly owned subsidiary);

•	declare, set aside or pay any dividends on or make any other distributions with respect to shares of capital stock or other equity securities or ownership interests in MAA or any of its subsidiaries;

•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of MAA or any of its subsidiaries;

•	acquire or agree to acquire or make any loans to, advances or capital contributions to, or investments in (including by merger, consolidation or acquisition of stock or assets) any joint venture, real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof that would, or would reasonably be expected to, prevent or materially impair the ability of the MAA parties to consummate the mergers before February 28, 2017 or having, in the aggregate, a fair market value in excess of a specified threshold;

•	waive, release, assign, settle or compromise any claim, action or proceeding;

•	sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets that would, or would reasonably be expected to, prevent or materially impair the ability of the MAA parties to consummate the mergers before February 28, 2017;

•	incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities of MAA or any of its subsidiaries, or assume, guarantee or endorse, or otherwise become responsible for the indebtedness of any other person (other than a wholly owned MAA subsidiary) that would, or would reasonably be expected to, prevent or materially impair the ability of the MAA parties to consummate the mergers before February 28, 2017;

•	make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity that would, or would reasonably be expected to, prevent or materially impair the ability of the MAA parties to consummate the mergers before February 28, 2017;

•	enter into, renew, modify, amend or terminate any material contract that would, or would reasonably be expected to, prevent or materially impair the ability of the MAA parties to consummate the mergers before February 28, 2017;

•	fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2015, or make any change with respect to accounting policies;

•	enter into any new line of business;

•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority;

•	enter into, or modify in a manner adverse to MAA or Post Properties any tax protection agreement, make, change or rescind any material election relating to taxes, change a material method of tax accounting, amend any material income tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund;

•	adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

•	form any new funds or joint ventures that would, or would reasonably be expected to, prevent or materially impair the ability of the MAA parties to consummate the mergers before February 28, 2017;

•	take any action, or fail to take any action, which action or failure would reasonably be expected to cause MAA or any MAA REIT subsidiary to fail to qualify as a REIT;

•	take any action that would reasonably be expected to prevent or delay the consummation of transactions contemplated by the merger agreement; or

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

However, nothing in the merger agreement prohibits MAA from taking any action that, in the reasonable judgment of the MAA Board, upon advice of counsel, is necessary for MAA to avoid or continue to avoid incurring entity-level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the parent merger or to qualify or preserve certain tax status of MAA subsidiaries, including making dividend or other distribution payments to shareholders of MAA. In addition, the merger agreement permits MAA LP to take any action as MAA LP determines to be necessary to be in compliance with all of its obligations under any tax protection agreement and avoid liability for any indemnification or other payment under any tax protection agreement.

No Solicitation of Transactions

Each of Post Properties and MAA will not, nor will it permit any of its subsidiaries to, authorize or permit any of its officers, directors or employees to, and will use its reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer by or with a third party with respect to an Acquisition Proposal (as defined below), (ii) engage in any negotiations concerning, or provide any confidential information or data to any person relating to an Acquisition Proposal, or knowingly facilitate any attempt to make an Acquisition Proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement providing for any Acquisition Proposal, or (iv) publicly propose or agree to do any of the foregoing.

For the purposes of the merger agreement, “Acquisition Proposal” means any proposal, offer or transaction (other than a proposal or offer made by MAA or Post Properties or their affiliates) for (i) any merger, consolidation, share exchange, business combination or similar transaction involving it which would result in any person beneficially owning more than twenty percent (20%) of the outstanding voting securities of Post Properties, Post LP, MAA or MAA LP, as the case may be, or any successor thereto or parent company thereof, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any of its assets or that of its subsidiaries (including stock or other ownership interests of its subsidiaries) representing more than twenty percent (20%) of the consolidated assets, of Post Properties and its subsidiaries, or MAA and its subsidiaries, as the case may be, on a consolidated basis, (iii) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange, joint venture, business combination or otherwise) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing more than twenty percent (20%) of the outstanding voting securities of Post Properties, Post LP, MAA or MAA LP, as the case may be, or any successor thereto or parent company thereof, (iv) any tender offer or exchange offer that, if consummated, would results in any person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) acquiring beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of more than twenty percent (20%) of the outstanding shares of the outstanding voting securities of Post Properties, Post LP, MAA or MAA LP, as the case may be, or any successor thereto or parent company thereof, (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction in which a third party shall acquire beneficial ownership of more than twenty percent (20%) of the outstanding voting securities of Post Properties, Post LP, MAA or MAA LP, as the case may be, or any successor thereto or parent company thereof, or (vi) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, reclassification, share exchange, business combination or similar transaction involving Post Properties or MAA, as the case may be, pursuant to which the shareholders of Post Properties or MAA, as the case may be, immediately preceding such transaction hold less than eighty percent (80%) of the voting equity interests in the surviving or resulting entity of such transaction.

Notwithstanding the restrictions set forth above, the merger agreement provides that the Post Properties Board and the MAA Board will each be permitted to take the following actions, prior to receipt of the approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement by Post Properties’ shareholders or the approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement by MAA’s shareholders, as applicable, in each case in response to an unsolicited bona fide written Acquisition Proposal by such person made after August 15, 2016 (provided that the Acquisition Proposal by such person did not result from a breach of the no-solicitation provisions of the merger agreement (other than an unintentional and inadvertent breach thereof that was not intended to result in an Acquisition Proposal but that nevertheless resulted in an Acquisition Proposal)) and which the Post Properties Board or the MAA Board, as applicable, concludes in good faith (after consultation with outside legal counsel and financial advisors) either constitutes or would likely lead to a Superior Proposal (as defined below), if and only to the extent that the Post Properties Board or the MAA Board, as applicable, concludes in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their fiduciary duties under applicable law: (i) engage in discussions and negotiations regarding such Acquisition Proposal, (ii) provide any nonpublic information or data to the person who made such Acquisition Proposal after entering into a confidentiality agreement with such person (provided that the provisions of such confidentiality agreement may not be more favorable to such person than those contained in the existing confidentiality agreement between MAA and Post Properties with respect to MAA unless Post Properties offers to amend the existing confidentiality agreement with MAA to be as favorable or as unrestrictive to MAA in the aggregate as the confidentiality agreement signed by the person who made the Acquisition Proposal), and (iii) effect any nonappealable, final action that any court of competent jurisdiction orders Post Properties or MAA, as applicable, to take; provided, however, that MAA or Post Properties, as applicable, shall have an opportunity to appear before any such court of competent jurisdiction with respect to such matter if such court will entertain MAA’s or Post Properties’, as applicable, motion to be heard with respect to such action. Post Properties and MAA, as applicable, will provide the other party with a copy of any nonpublic information or data provided to a third party pursuant to the prior sentence prior to or simultaneously with furnishing such information to such third party to the extent such nonpublic information or data has not been previously provided to MAA or Post Properties, as the case may be.

Each party must notify the other party promptly (but in no event later than one business day) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such party or any of its subsidiaries by any person that informs such party or any of its subsidiaries that such person is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal. The notice will be made orally and promptly thereafter confirmed in writing, and will indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any material documentation or correspondence that sets forth any terms of such Acquisition Proposal). Each party will also promptly, and in any event within one business day, notify the other party, orally and promptly thereafter in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person and keep the other party promptly informed in all material respects of the status and terms of any such proposals, offers, discussions or negotiations on a timely basis, including by promptly providing a copy of all material documentation or correspondence relating thereto.

Except as described below, neither the MAA Board, the Post Properties Board, nor any committee thereof will withhold, withdraw or modify in any manner adverse to the other party, or propose publicly to withhold, withdraw or modify in any manner adverse to the other party, the approval, recommendation or declaration of advisability by the MAA Board or the Post Properties Board, as applicable, or any such committee thereof with respect to the merger agreement or the transactions contemplated thereby, which is referred to herein as a Change in Recommendation.

Notwithstanding the foregoing, with respect to an Acquisition Proposal, the MAA Board or the Post Properties Board, as applicable, may make in writing a Change in Recommendation (and in the event that the MAA Board or the Post Properties Board, as applicable, determines the Acquisition Proposal to be a Superior Proposal, terminate the merger agreement in writing), if and only if (i) an unsolicited bona fide written Acquisition Proposal (provided that the Acquisition Proposal did not result from a breach of the no-solicitation provisions of the merger agreement (other than an unintentional and inadvertent breach thereof that was not intended to result in an Acquisition Proposal but that nevertheless resulted in an Acquisition Proposal)) is made to MAA or Post Properties, as applicable, and is not withdrawn, (ii) the MAA Board or the Post Properties

Board, as applicable, has concluded in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (iii) the directors of MAA or Post Properties, as applicable, have concluded in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their fiduciary duties under applicable law, (iv) four business days, which is referred to herein as the notice period, has elapsed since the party proposing to take such action has given written notice to the other party advising the other party that it intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Superior Proposal that is the basis of the proposed action, which is referred to as the notice of recommendation change, which notice of recommendation change or intention will not be deemed a Change in Recommendation for any purpose of the merger agreement, (v) during such notice period, the notifying party has considered and, at the reasonable request of the other party, engaged in good faith discussions with the other party regarding, any adjustment or modification of the terms of the merger agreement proposed by the other party, and (vi) the directors of the party proposing to take such action, following such notice period, again conclude in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of the merger agreement proposed by the other party) that failure to do so would be inconsistent with their fiduciary duties under applicable law and that such Acquisition Proposal continues to constitute a Superior Proposal. Upon any material amendment to the Superior Proposal giving rise to the notice, the notifying party is required to deliver a new notice and commence a new notice period of three business days instead of four business days.

For the purposes of the merger agreement, in circumstances not involving or relating to an Acquisition Proposal, the MAA Board or the Post Properties Board, as applicable, may make a Change in Recommendation if and only if (i) a material fact, effect, event, development or change in circumstances has occurred or arisen after August 15, 2016 that was not known to such party (or, if known, the consequences of which were not reasonably foreseeable to the Post Properties Board or the MAA Board, as applicable, as of August 15, 2016 ) (and which change or development does not relate to an Acquisition Proposal), (ii) the directors of the party proposing to take such action have first reasonably determined in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their fiduciary duties under applicable law, (iii) four business days, which is referred to herein as the intervening event notice period, will have elapsed since the party proposing to take such action has given a notice of recommendation change (which notice of recommendation change or intention will not be deemed a Change in Recommendation for any purpose of the merger agreement) to the other party advising that the notifying party intends to take such action and specifying in reasonable detail the reasons therefor, (iv) during the four business day period, the notifying party has considered and, at the reasonable request of the other party, engaged in good faith discussions with the other party regarding, any adjustment or modification of the terms of the merger agreement proposed by the other party, and (v) the directors of the party proposing to take such action, following such intervening event notice period, again reasonably determine in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of the merger agreement proposed by the other party) that failure to do so would be inconsistent with their fiduciary duties under applicable law. In the event the MAA Board or the Post Properties Board, as applicable, does not make a Change in Recommendation following such four business day period, but thereafter determines to make a Change in Recommendation in circumstances not involving an Acquisition Proposal, the foregoing procedures shall apply anew and shall also apply to any subsequent withdrawal, amendment or change (provided, however, that in this instance the intervening event notice period shall be three business days instead of four business days).

For purposes of the merger agreement and with respect to an Acquisition Proposal, “Superior Proposal” means a written bona fide Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “twenty percent (20%)” and to “eighty percent (80%)” shall be replaced by “seventy-five percent (75%)”) made by a third party that does not contain any financing conditions and is otherwise on terms that the MAA Board or the Post Properties Board, as applicable, determines in its good faith judgment, after consultation with outside legal counsel and financial advisors, taking into account all factors and matters deemed relevant in good faith by the MAA Board or the Post Properties Board, as applicable, including financial, legal, regulatory and any other aspects of the transaction (including the identity of the person making such proposal, any break-up fees, expense reimbursement provisions, conditions to consummation and certainty of consummation (including whether consummation is reasonably capable of being completed on a timely basis on the terms proposed), as well as any changes to the financial terms of the merger agreement in response to such proposal or otherwise) described in such proposal, would, if consummated, be more favorable to MAA and its shareholders or Post Properties and its shareholders, as applicable, than the transactions contemplated by the merger agreement.

The merger agreement requires each of MAA and Post Properties to, and to cause their respective subsidiaries to, immediately terminate any and all existing activities, discussions or negotiations with any third parties conducted prior to August 15, 2016 with respect to any Acquisition Proposal, and to agree that it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any Acquisition Proposal. Each of MAA and Post Properties further agrees that it will use its reasonable best efforts to promptly inform its and its subsidiaries’ respective representatives of these obligations.

Unless the merger agreement is terminated with respect to a Superior Proposal, notwithstanding a Change in Recommendation, each of Post Properties and MAA has agreed to submit the approval of the merger agreement to a vote of its respective shareholders. In addition, MAA and Post Properties have agreed not to submit any Acquisition Proposal other than the mergers to a vote of its shareholders prior to the termination of the merger agreement.

Form S-4, Joint Proxy Statement/Prospectus; Shareholders’ Meetings

The merger agreement provides that MAA and Post Properties will prepare and cause to be filed with the SEC the joint proxy statement included in this joint proxy statement/prospectus and MAA agreed to prepare and file a registration statement on Form S-4 with respect to the MAA common stock and the MAA Series I preferred stock issuable in the parent merger, which includes this joint proxy statement/prospectus, in each case as promptly as reasonably practicable following the date of the merger agreement. MAA and Post Properties also will use their reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act and (iii) to keep the Form S-4 effective for so long as necessary to complete the mergers.

Each of MAA and Post Properties will use its reasonable best efforts to cause this joint proxy statement/prospectus to be mailed or delivered to their shareholders entitled to vote at their respective shareholder meetings and to hold their respective shareholder meetings as soon as practicable after the Form S-4 is declared effective. Each of MAA and Post Properties also will include in the joint proxy statement/prospectus its recommendation to its shareholders that they approve the parent merger and the other transactions contemplated by the merger agreement and to use its reasonable best efforts to obtain its shareholder approval.

Efforts to Complete Transactions; Consents

Both MAA and Post Properties will use their reasonable best efforts to take all actions and do all things necessary, proper or advisable under applicable laws or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the mergers, including obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental authorities or other persons or entities in connection with the mergers and the other transactions contemplated by the merger agreement and defending any lawsuits or other legal proceedings challenging the merger agreement or the mergers or other transactions contemplated by the merger agreement.

MAA and Post Properties will provide any necessary notices to third parties and to use their reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the mergers.

Access to Information; Confidentiality

The merger agreement requires both MAA and Post Properties to provide to the other, upon reasonable advance notice and during normal business hours, reasonable access to its properties, offices, books, contracts, commitments, personnel and records, and each of MAA and Post Properties are required to furnish reasonably promptly to the other a copy of each report, schedule, registration statement and other document filed prior to closing pursuant to U.S. federal or state securities laws and all other information concerning its business, properties and personnel as the other party may reasonably request.

Each of MAA and Post Properties will hold, and will cause its representatives and affiliates to hold, any non-public information in confidence in accordance with the terms of the existing confidentiality agreement by and between the parties.

Each of MAA and Post Properties will give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or to any of its subsidiaries which could reasonably be expected to have, individually or in the aggregate, a material adverse effect.

Notification of Certain Matters; Transaction Litigation

MAA and Post Properties will provide prompt notice to the other of any notice received from any governmental authority in connection with the merger agreement or the transactions contemplated by the merger agreement, including the mergers, or from any person or entity alleging that its consent is or may be required in connection with any such transaction.

Each of MAA and Post Properties will provide prompt notice to the other if any representation or warranty made by it in the merger agreement becomes untrue or inaccurate such that, if uncured, would reasonably be expected to result in any of the applicable closing conditions not being capable of being satisfied prior to February 28, 2017, or if it fails to comply with or satisfy in any material respect any covenant, condition or agreement contained in the merger agreement such that, if uncured, would result in any of the applicable closing conditions not to be satisfied.

Each of MAA and Post Properties will provide prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it which could reasonably be expected to have, individually or in the aggregate, a material adverse effect.

Each of MAA and Post Properties will provide prompt notice to the other of any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving such party or any of its subsidiaries in connection with the merger agreement, the mergers or the other transactions contemplated by the merger agreement. Each has agreed to allow the other the opportunity to reasonably participate in the defense and settlement of any shareholder litigation and Post Properties will not to agree to a settlement of any shareholder litigation without MAA’s consent (not to be unreasonably withheld, conditioned or delayed).

In addition, Post Properties will give MAA the opportunity to reasonably participate in the defense and settlement of a certain lawsuit against Post Properties, which is referred to as the Specified Action, set forth on the Post Properties disclosure letter. Post Properties will provide MAA with all pleadings, motions, memoranda and material correspondence, as well as decisions or other actions by the court in the Specified Action, reasonable opportunity to review and comment in advance on all pleadings, motions and memoranda to be filed by Post Properties, and advance notice of any hearings or status conferences with the court in the Specified Action. No settlement of the Specified Action shall be agreed to without MAA’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time of the parent merger, pursuant to the terms of the merger agreement and subject to certain limitations, the Combined Corporation and MAA LP jointly and severally will, for a period of six years from the effective time of the parent merger, indemnify and hold harmless, among others, any manager, director, officer, trustee or fiduciary of Post Properties and its subsidiaries, against all losses, claims, damages, liabilities and costs pertaining to matters existing or occurring, or acts or omissions occurring at or prior to the effective time of the parent merger, including with respect to the transactions contemplated by the merger agreement, to the fullest extent authorized or not prohibited under applicable law.

Prior to the effective time of the parent merger, Post Properties will obtain and pay for, and MAA will maintain, a “tail” prepaid insurance policy or policies from Post Properties’ current insurance carrier or an insurance carrier with the same or better credit rating as Post Properties’ current insurance carrier with a claim period for six years from the effective time of the parent merger for Post Properties’ and its subsidiaries’ current and former directors, officers, agents and fiduciaries for facts or events that occurred at or prior to the effective time of the parent merger with terms and conditions, retentions and limits of liability that are no less favorable than those of Post Properties’ existing directors’ and officers’ liability insurance and fiduciary insurance.

If Post Properties is unable or does not obtain and pay for a “tail” policy as of the effective time of the parent merger, MAA must, at Post Properties’ request, obtain, pay for and maintain in full force and effect, during the six year period following the effective time of the parent merger, a “tail” insurance policy or policies from Post Properties’ current insurance carrier or an insurance carrier with the same or better credit rating as Post Properties’ current insurance carrier, with terms and conditions, retentions and limits of liability that are no less favorable than those of Post Properties’ existing directors’ and officers’ liability insurance and fiduciary insurance.

Notwithstanding the foregoing, (i) neither Post Properties, MAA nor the Combined Corporation will be required to pay annual premiums in excess of 300% of the current annual premium paid by Post Properties for such insurance, and (ii) if the annual premiums exceed 300%, Post Properties, MAA or the Combined Corporation will be permitted to obtain as much similar insurance as is possible for an annual premium equal to 300% of the current annual premium.

Public Announcements

Each of MAA and Post Properties will, subject to certain exceptions, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to the merger agreement or any of the transactions contemplated by the merger agreement. In addition, each of MAA and Post Properties will not, subject to certain exceptions, issue any press release or otherwise make a public statement without obtaining the other’s consent (not to be unreasonably withheld).

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants related to:

•	each of Post Properties and MAA using its respective commercially reasonable efforts (before and, as relevant, after the effective time of the parent merger) to cause the parent merger to qualify as a reorganization under the Code;

•	each of Post Properties and MAA taking all steps to ensure that any disposition of Post Properties common stock and any acquisition of shares of MAA common stock in connection with the parent merger and the other transactions contemplated by the merger agreement by certain individuals are exempted pursuant to Rule 16b-3 promulgated under the Exchange Act from giving rise to any liability under Section 16 of the Exchange Act;

•	Post Properties and its subsidiaries voting all shares of MAA common stock they beneficially own as of the record date of the MAA special meeting, if any, in favor of approval of the parent merger and issuance of shares of MAA common stock to be issued in the parent merger, and MAA and its subsidiaries voting all Post Properties common stock they beneficially own as of the record date of the Post Properties special meeting, if any, in favor of the approval of the parent merger;

•	Post Properties voting all limited partnership units in Post LP beneficially owned by Post Properties and its subsidiaries, if any, in favor of the matters submitted to the limited partners of Post LP for approval;

•	the MAA Board adopting resolutions and taking all other action necessary so that, immediately following the effective time of the parent merger, the board of directors of the Combined Corporation is comprised of thirteen directors, with the current chairman of the MAA Board remaining chairman of the Combined Corporation’s board of directors after the effective time of the parent merger;

•	the Post Properties Board adopting such resolutions or taking such other actions as may be required to terminate Post Properties’ equity incentive plans, terminate Post Properties’ Dividend Reinvestment Plan and suspend Post Properties’ Employee Share Purchase Plan;

•	if requested by MAA, Post Properties terminating each employee benefit plan of Post Properties intended to be qualified within the meaning of Section 401(a) of the Code as of the day prior to the closing date;

•	MAA and its subsidiaries, during the period commencing on the closing and ending twelve months thereafter, providing each employee of Post Properties and Post LP who remains employed by Post Properties, any Post Properties subsidiary, MAA or any MAA subsidiary immediately following the closing (each, a “continuing employee” and collectively, the “continuing employees”) with compensation and benefits that are, in the aggregate, no less favorable than those provided to similarly situated employees of MAA and its subsidiaries, as applicable, immediately following the closing. For a period of six months after the closing, MAA will provide each continuing employee, to the extent their employment is severed during such period, with severance payments and benefits equal to the greater of the severance payments and benefits provided by MAA or any MAA Subsidiary, or Post Properties and the Post Properties subsidiaries prior to the date of the merger agreement;

•	each of the parties taking, or causing to be taken, all actions necessary to delist the Post Properties common stock and the Post Properties Series A preferred stock from the NYSE and terminate their registration under the Exchange Act effective after the effective time of the parent merger; and

•	Post Properties using commercially reasonable efforts to cause to be delivered to MAA resignations executed by each director and officer of Post Properties and its subsidiaries in office immediately prior to the effective time of the parent merger.

Conditions to Completion of the Merger

Mutual Closing Conditions

The obligation of each of the MAA parties and the Post Properties parties to complete the mergers is subject to the satisfaction or, to the extent permitted by law, written waiver, at or prior to the effective time of the parent merger, of the following conditions:

•	approval by MAA shareholders of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement and approval by MAA shareholders of the MAA charter amendment;

•	approval by Post Properties shareholders of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement;

•	a Form S-4 having been declared effective and no stop order suspending the effectiveness of such Form S-4 having been issued and no proceeding to that effect having been commenced or threatened by the SEC and not withdrawn;

•	the absence of any order or injunction issued by any governmental authority preventing the consummation of the mergers; and

•	the shares of MAA common stock and MAA Series I preferred stock to be issued in connection with the parent merger having been approved for listing on the NYSE, subject to official notice of issuance at or prior to the closing of the mergers.

Additional Closing Conditions for the Benefit of the Post Properties Parties

The obligations of the Post Properties parties to effect the mergers and to consummate the other transactions contemplated by the merger agreement are subject to the satisfaction or, to the extent permitted by law, written waiver, at or prior to the parent merger effective time, of the following additional conditions:

•	the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the parent merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by the MAA parties regarding certain aspects of their capital structure, authority relative to the merger agreement and the required shareholder votes to approve the mergers and the other transactions contemplated by the merger agreement;

•	the accuracy of all other representations and warranties made in the merger agreement by the MAA parties (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the parent merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on MAA;

•	each of the MAA parties having performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by it under the merger agreement on or prior to the effective time of the parent merger;

•	no material adverse effect with respect to MAA has occurred, individually or in the aggregate, since August 15, 2016;

•	receipt by Post Properties of an officer’s certificate dated as of the closing date and signed by MAA’s chief executive officer or chief financial officer on behalf of the MAA parties, certifying that the closing conditions described in the four preceding bullets have been satisfied;

•	receipt by Post Properties of an opinion dated as of the closing date from Bass, Berry & Sims PLC or other counsel reasonably satisfactory to Post Properties, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2006, MAA has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its past, current and intended future organization and operations will permit the Combined Corporation to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the effective time of the parent merger and thereafter; and

•	receipt by Post Properties of an opinion dated as of the closing date from King & Spalding LLP or other counsel reasonably satisfactory to Post Properties regarding the parent merger’s qualification as a reorganization within the meaning of Section 368(a) of the Code.

Additional Closing Conditions for the Benefit of the MAA Parties

The obligations of the MAA parties to effect the mergers and to consummate the other transactions contemplated by the merger agreement are subject to the satisfaction or, to the extent permitted by law, written waiver, at or prior to the effective time of the parent merger, of the following additional conditions:

•	the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the parent merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by the Post Properties parties regarding certain aspects of their capital structure, authority relative to the merger agreement and the required shareholder vote to approve the parent merger and the other transactions contemplated by the merger agreement;

•	the accuracy of all other representations and warranties made in the merger agreement by the Post Properties parties (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the parent merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Post Properties;

•	each of the Post Properties parties having performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by it under the merger agreement on or prior to the effective time of the partnership merger;

•	no material adverse effect with respect to Post Properties has occurred, individually or in the aggregate, since August 15, 2016;

•	receipt by MAA of an officer’s certificate dated as of the closing date and signed by Post Properties’ chief executive officer or chief financial officer on behalf of the Post Properties parties, certifying that the closing conditions described in the four preceding bullets have been satisfied;

•	receipt by MAA of an opinion dated as of the closing date from King & Spalding LLP, or other counsel reasonably acceptable to MAA, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2006 and ending with its taxable year that ends with the parent merger, Post Properties (and each Post Properties REIT subsidiary) has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and in the case of each Post Properties REIT subsidiary, that its past, current and intended future organization and operations will permit each such Post Properties REIT subsidiary to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the effective time of the parent merger and thereafter; and

•	receipt by MAA of an opinion dated as of the closing date from Goodwin Procter LLP or other counsel reasonably satisfactory to MAA regarding the parent merger’s qualification as a reorganization within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

Termination by Mutual Agreement

The merger agreement may be terminated at any time before the effective time of the parent merger by the mutual consent of MAA and Post Properties in a written instrument, which action must be taken or authorized by the MAA Board and the Post Properties Board.

Termination by Either Post Properties or MAA

The merger agreement may also be terminated prior to the effective time of the parent merger by either Post Properties or MAA if:

•	a governmental authority of competent jurisdiction has issued an order, decree or ruling or taken any other action permanently enjoining or otherwise prohibiting the mergers, and such order, decree, ruling or other action has become final and nonappealable (provided that this termination right will not be available to a party whose failure to comply with any provision of the merger agreement was the cause of, or resulted in, such action);

•	the mergers have not been consummated on or before 5:00 p.m. (New York time) on February 28, 2017 (provided that this termination right will not be available to a party whose failure to comply with any provision of the merger agreement has been the cause of, or resulted in, the failure of the mergers to occur on or before such date);

•	there has been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the failure to be satisfied of certain closing conditions, unless such breach is reasonably capable of being cured, and the other party continues to use its reasonable best efforts to cure such breach prior to February 28, 2017 (provided that this termination right will not be available to a party that is in breach of any of its own respective representations, warranties, covenants or agreements set forth in the merger agreement such that certain closing conditions are not satisfied);

•	MAA shareholders fail to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement and the MAA charter amendment at the duly convened MAA special meeting (provided that this termination right will not be available to MAA if the failure to obtain MAA shareholder approval was primarily due to MAA’s breach of certain provisions of the merger agreement); or

•	Post Properties shareholders fail to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement at the duly convened Post Properties special meeting (provided that this termination right will not be available to Post Properties if the failure to obtain Post Properties shareholder approval was primarily due to Post Properties’ breach of certain provisions of the merger agreement).

Termination by Post

The merger agreement may also be terminated prior to the effective time of the parent merger by Post Properties by written notice to MAA:

•	at any time prior to the approval of the parent merger and the other transactions contemplated by the merger agreement by the Post Properties shareholders, in order to enter into any alternative acquisition agreement with respect to a Superior Proposal; provided, that such termination will be null and void unless Post Properties concurrently pays the termination fee plus the expense reimbursement described below under “—Termination Fee and Expenses Payable by Post Properties to MAA”; or

•	if the MAA Board has made a Change in Recommendation and Post Properties terminates the merger agreement within 10 business days of the date Post Properties receives notice of the change.

Termination by MAA

The merger agreement may also be terminated prior to the effective time of the parent merger by MAA by written notice to Post Properties:

•	at any time prior to the approval of the parent merger and the other transactions contemplated by the merger agreement by the MAA shareholders, in order to enter into any alternative acquisition agreement with respect to a Superior Proposal; provided, that such termination will be null and void unless MAA concurrently pays the termination fee plus the expense reimbursement described below under “—Termination Fee and Expenses Payable by MAA to Post Properties”; or

•	if the Post Properties Board has made a Change in Recommendation and MAA terminates the merger agreement within 10 business days of the date MAA receives notice of the change.

Termination Fee and Expenses Payable by Post Properties to MAA

Post Properties has agreed to pay a termination fee of $117 million plus documented reasonable and necessary out-of-pocket expenses incurred up to a maximum of $10 million if all of the following events have occurred:

•	Post Properties receives an Acquisition Proposal with respect to Post Properties (provided that the references to “20%” and “80%” in the definition of “Acquisition Proposal” will be replaced with “75%” for purposes of determining whether a termination fee is due and payable) that has been publicly announced prior to the date of the Post Properties special meeting or the date of the termination of the merger agreement, as applicable;

•	the merger agreement is terminated (i) by either MAA or Post Properties because (a) the mergers have not occurred by February 28, 2017 or (b) the Post Properties shareholders fail to approve the parent merger and the other transactions contemplated by the merger agreement at a duly convened meeting, or (ii) by MAA upon a material uncured breach by a Post Properties party of its representations, warranties, covenants or agreements set forth in the merger agreement, and in all cases, as of the date of the termination of the merger agreement, (A) no order or injunction has been issued by any governmental authority preventing the consummation of the mergers, (B) all conditions to the consummation of the mergers described above in “—Additional Closing Conditions for the Benefit of the Post Properties Parties” (other than the final bullet point in that section) have been satisfied (or are capable of being satisfied) and (C) the MAA shareholders have not failed to approve the parent merger and the other transactions contemplated by the merger agreement at a duly convened meeting; and

•	within 12 months after such termination, Post Properties consummates a transaction regarding, or enters into a definitive agreement which is later consummated with respect to, an Acquisition Proposal.

Further, Post Properties has agreed that if either:

•	the merger agreement is terminated by Post Properties at any time prior to the approval of the parent merger and the other transactions contemplated by the merger agreement by the Post Properties shareholders in order to enter into any alternative acquisition agreement with respect to a Superior Proposal; or

•	the merger agreement is terminated by MAA because the Post Properties Board has made a Change in Recommendation;

then Post Properties will pay a termination fee of (i) $58.5 million (if (A) Post Properties terminates the merger agreement on or prior to the end of the Initial Period (as defined below) pursuant to the first bullet point immediately above to enter into an alternative acquisition agreement with respect to a Superior Proposal, or (B) MAA terminates the merger agreement pursuant to the second bullet point immediately above if on or prior to the end of the Initial Period the Post Properties Board makes a Change in Recommendation or withdraws its recommendation in response to an alternative acquisition proposal) or (ii) $117 million (in any other circumstance), plus, in each case, documented reasonable and necessary out-of-pocket expenses incurred up to a maximum of $10 million. For purposes herein, “Initial Period” means the later of (i) September 14, 2016 and (ii) one business day after the end of certain notice periods and “matching rights” (as described in “—No Solicitation of Transactions” above) in the event Post Properties has received, on or prior to September 14, 2016, an alternative acquisition proposal which the Post Properties Board determines to be a Superior Proposal.

Post Properties has agreed to pay documented reasonable and necessary out-of-pocket expenses incurred up to a maximum of $10 million if the merger agreement is terminated by either Post Properties or MAA because the Post Properties shareholders fail to approve the parent merger and the other transactions contemplated by the merger agreement at a duly convened meeting.

Termination Fee and Expenses Payable by MAA to Post Properties

MAA has agreed to pay a termination fee of $245 million plus documented reasonable and necessary out-of-pocket expenses incurred up to a maximum of $10 million if all of the following events have occurred:

•	MAA receives an Acquisition Proposal with respect to MAA (provided that the references to “20%” and “80%” in the definition of “Acquisition Proposal” will be replaced with “75%” for purposes of determining whether a termination fee is due and payable) that has been publicly announced prior to the date of the MAA special meeting or the date of the termination of the merger agreement, as applicable;

•	the merger agreement is terminated (i) by either MAA or Post Properties because (a) the mergers have not occurred by February 28, 2017 or (b) the MAA shareholders fail to approve the parent merger and the other transactions contemplated by the merger agreement at a duly convened meeting, or (ii) by Post Properties upon a material uncured breach by a MAA party of its representations, warranties, covenants or agreements set forth in the merger agreement, and in all cases, as of the date of the termination of the merger agreement, (A) no order or injunction has been issued by any governmental authority preventing the consummation of the mergers, (B) all conditions to the consummation of the mergers described above in “—Additional Closing Conditions for the Benefit of the MAA Parties” (other than the final bullet point in that section) have been satisfied (or are capable of being satisfied) and (C) the Post Properties shareholders have not failed to approve the parent merger and the other transactions contemplated by the merger agreement at a duly convened meeting; and

•	within 12 months after such termination, MAA consummates a transaction regarding, or enters into a definitive agreement which is later consummated with respect to, an Acquisition Proposal.

Further, MAA has agreed that if either:

•	the merger agreement is terminated by MAA at any time prior to the approval of the parent merger and the other transactions contemplated by the merger agreement by the MAA shareholders in order to enter into any alternative acquisition agreement with respect to a Superior Proposal; or

•	the merger agreement is terminated by Post Properties because the MAA Board has made a Change in Recommendation;

then MAA will pay a termination fee of (i) $122.5 million (if (A) MAA terminates the merger agreement on or prior to the end of the Initial Period (as defined above in “—Termination Fee and Expenses Payable by Post Properties to MAA”) pursuant to the first bullet point immediately above to enter into an alternative acquisition agreement with respect to a Superior Proposal, or (B) Post Properties terminates the merger agreement pursuant to the second bullet point immediately above if on or prior to the end of the Initial Period the MAA Board makes a Change in Recommendation or withdraws its recommendation in response to an alternative acquisition proposal) or (ii) $245 million (in any other circumstance), plus, in each case, documented reasonable and necessary out-of-pocket expenses incurred up to a maximum of $10 million.

MAA has agreed to pay documented reasonable and necessary out-of-pocket expenses incurred up to a maximum of $10 million if the merger agreement is terminated by either Post Properties or MAA because the MAA shareholders fail to approve the parent merger and the other transactions contemplated by the merger agreement at a duly convened meeting.

Miscellaneous Provisions

Payment of Expenses

Other than as described above under “—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Post Properties to MAA” and “—Termination of the Merger Agreement—Termination Fee and Expenses Payable by MAA to Post Properties,” the merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement.

Specific Performance

The parties to the merger agreement are entitled to seek injunctions, specific performance or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, without proof of damages or otherwise, in addition to any and all other remedies at law or in equity.

Amendment

The parties to the merger agreement may amend the merger agreement by an instrument in writing signed by each of the parties, which action must be taken or authorized by the MAA Board and the Post Properties Board, provided that, after approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement by MAA’s shareholders, or the approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement by Post Properties’ shareholders, no amendment may be made which by law requires further approval by such shareholders, as applicable, without such further approval.

Waiver

Prior to the effective time of the parent merger, MAA or Post Properties, by action taken or authorized by their respective boards, may extend the time for performance of any obligations of the other or waive any inaccuracies in the representations and warranties of the other or the other party’s compliance with any agreements or conditions contained in the merger agreement.

Governing Law

The merger agreement is governed by the laws of the State of Delaware, without regard to any provisions relating to choice of laws among different jurisdictions, except that (i) the provisions of the GBCC and the TBCA applicable to the authorization, effectiveness and effects of the parent merger and the provisions of the Georgia Revised Uniform Limited Partnership Act and the Tennessee Revised Uniform Limited Partnership Act applicable to the authorization, effectiveness and effects of the partnership merger will apply to the parent merger and the partnership merger, (ii) the applicable law of the State of Georgia will apply to the discharge of the fiduciary duties of the Post Properties Board, or any committees thereof, in connection with the merger agreement, and (iii) the applicable law of the State of Tennessee will apply to the discharge of the fiduciary duties of the MAA Board, or any committees thereof, in connection with the merger agreement.

NO DISSENTERS’ RIGHTS

Under Section 14-2-1302 of the GBCC, holders of Post Properties common stock will have no right to dissent from the parent merger or to demand an appraisal of their shares of Post Properties common stock because, among other things, the shares of Post Properties common stock are listed on the NYSE and at the effective time of the parent merger each outstanding share of Post Properties common stock will be converted into the right to receive shares of MAA common stock as merger consideration. Additionally, under Section 14-2-1302 of the GBCC, holders of Post Properties Series A preferred stock will have no right to dissent from the parent merger or to demand an appraisal of their shares of Post Properties Series A preferred stock because, among other things, (i) holders of Post Properties Series A preferred stock have no right to vote on the parent merger, (ii) the shares of Post Properties Series A preferred stock are listed on the NYSE, and (iii) the shares of MAA Series I preferred stock that are to be issued by MAA in connection with the parent merger are also listed on the NYSE and are identical in type and exchange ratio per share to the shares of Post Properties Series A preferred stock.

Under Section 48-23-102 of the TBCA, holders of MAA common stock will have no right to dissent from the parent merger or to demand an appraisal of their shares of MAA common stock because the shares of MAA common stock are listed on the NYSE.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the terms of MAA’s capital stock and should be read in conjunction with the section entitled “Comparison of Rights of Shareholders of MAA and Shareholders of Post Properties” beginning on page 183. You should read the MAA charter, the MAA bylaws and the applicable provisions of the TBCA for complete information on MAA’s capital stock. The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the relevant provisions of the MAA charter, the MAA bylaws and the TBCA. To obtain copies of the MAA charter and the MAA bylaws, see “Where You Can Find More Information” beginning on page 201.

Shares Authorized

As of the date of this joint proxy statement/prospectus, MAA’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. Subject to MAA shareholder approval of the MAA charter amendment proposal, MAA’s authorized capital stock will consist of 145,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.

Shares Outstanding

As of September 26, 2016, the record date for the MAA special meeting, MAA had 75,541,759 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Upon consummation of the parent merger, the Combined Corporation is expected to have approximately 113,533,146 shares of common stock issued and outstanding and 867,846 shares of preferred stock issued and outstanding, which shares of preferred stock will be the shares of MAA Series I preferred stock to be issued in connection with the parent merger.

Common Stock

Holders of shares of MAA common stock are entitled to one vote per share on all matters to be voted on by common shareholders and, subject to any preferential rights granted by the MAA Board to any series of preferred stock then outstanding, are entitled to receive ratably such dividends as may be declared in respect of the common stock by the MAA Board in its discretion from funds legally available therefor. In the event of MAA’s liquidation, dissolution or winding-up, holders of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference payable on MAA’s then-outstanding preferred stock. Holders of MAA common stock have no preferential, subscription, redemption, conversion, exchange, sinking fund or preemptive rights. Subject to the voting rights, if any, of any preferred stock outstanding at the time of a shareholder vote, action on a matter submitted for shareholder approval at a shareholders’ meeting, including an uncontested election of directors, is generally approved if the votes cast by the holders of common stock in favor of the action exceed the votes cast opposing the action. In a contested election, directors are elected by a plurality of the votes cast by the shares entitled to vote. Holders of shares of MAA common stock do not have cumulative voting rights in the election of MAA’s directors. This means that the holders of a majority of the outstanding shares of MAA common stock will generally be entitled, subject to the rights, if any, of any preferred stock outstanding at any time to vote in the election of directors, to elect all of MAA’s directors standing for election. The outstanding shares of MAA common stock are fully paid and nonassessable, and the shares of MAA common stock to be issued in connection with the parent merger will be fully paid and nonassessable.

Shares of MAA common stock are subject to restrictions on ownership and transfer designed to preserve MAA’s qualification as a REIT for U.S. federal income tax purposes. See “—Certain Matters of Corporate Governance—Ownership Limitations” below.

Preferred Stock

Under the MAA charter, the MAA Board is authorized, without shareholder action, to cause the issuance of up to 20,000,000 shares of preferred stock, in such series, and with such preferences, dividend, conversion or other rights, voting powers, restrictions, qualifications or other provisions, as may be fixed by the MAA Board. As a result, the MAA Board may afford the holders of any series of preferred stock preferences, powers, and rights, voting or otherwise, that may dilute or otherwise adversely affect the economic, voting and other rights of holders of MAA common stock and may also provide any series of preferred stock with preferences over MAA common stock as to dividends and the distribution of assets in the event of MAA’s liquidation, dissolution or winding-up.

Although no shares of MAA preferred stock are outstanding as of the date of this joint proxy statement/prospectus, MAA has from time-to-time in the past issued series of preferred stock. In particular, the MAA Board has previously designated and established the terms of the following series of preferred stock:

•	2,000,000 shares of 9.5% Series A Cumulative Preferred Stock, none of which are outstanding;

•	2,156,250 shares of 8.875% Series B Cumulative Preferred Stock, none of which are outstanding;

•	2,000,000 shares of 9.375% Series C Cumulative Redeemable Preferred Stock, none of which are outstanding;

•	1,000,000 shares of 9.5% Series E Cumulative Redeemable Preferred Stock, none of which are outstanding;

•	3,000,000 shares of 9.25% Series F Cumulative Redeemable Preferred Stock, none of which are outstanding;

•	400,000 shares of 8.625% Series G Cumulative Redeemable Preferred Stock, none of which are outstanding; and

•	6,200,000 shares of 8.30% Series H Cumulative Redeemable Preferred Stock, none of which are outstanding.

MAA has redeemed or retired all of the foregoing shares of preferred stock that MAA issued in the past. However, under the TCBA, those previously issued shares, although no longer outstanding, are still allocated to the respective series referred to above and therefore cannot (absent an appropriate amendment to the MAA charter) be reissued except as a part of such series and with the dividend rate and other terms and provisions of such series previously established by the MAA Board.

In addition, in connection with the parent merger, and as further described below, the MAA Board has designated 868,000 shares of MAA Series I preferred stock, 867,846 of which are expected to be issued and outstanding upon consummation of the parent merger.

Accordingly, as of the date of this joint proxy statement/prospectus, of the 20,000,000 shares of preferred stock that MAA is authorized to issue pursuant to the MAA charter, a total of 17,624,250 of those shares have been allocated collectively to the respective series set forth in the bullet points above and the MAA Series I preferred stock to be issued in connection with the parent merger, leaving 2,375,750 shares of preferred stock that may be issued from time to time in such amounts and series and with such terms and provisions as may be established from time to time by the MAA Board.

Shares of MAA preferred stock are subject to restrictions on ownership and transfer designed to preserve MAA’s qualification as a REIT for U.S. federal income tax purposes. See “—MAA Series I Preferred Stock—Restrictions on Ownership” and “—Certain Matters of Corporate Governance—Ownership Limitations” below.

MAA Series I Preferred Stock

The terms and provisions of the shares of MAA Series I preferred stock to be issued in connection with the parent merger will be stated in articles of amendment to the MAA charter designating and fixing the rights and preferences of the MAA Series I preferred stock, which is referred to herein as the MAA Series I preferred stock designating amendment. The MAA Series I preferred stock designating amendment will be filed prior to the parent merger, and the form of the MAA Series I preferred stock designating amendment is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. MAA Series I preferred stock will have the same rights, preferences, privileges and voting powers as the Post Properties Series A preferred stock. The summary below describes the material terms and provisions of the shares of MAA Series I preferred stock to be issued in connection with the parent merger. This summary, however, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the MAA Series I preferred stock designating amendment.

Ranking

With respect to rights to receive dividends and to participate in distributions of payments in the event of a dissolution, liquidation or winding up of the affairs of MAA, the MAA Series I preferred stock will rank senior to MAA common stock and to any other class or series of MAA capital stock designated as ranking junior to the MAA Series I preferred stock.

Dividends

Holders of shares of MAA Series I preferred stock will be entitled to receive, when and as declared by the MAA Board out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of $4.25 per share per year. Such dividends will accrue and be cumulative from the date of original issue and will be payable quarterly in arrears on or about the last day of each March, June, September and December or, if not a business day, the succeeding business day, with each such day being referred to herein as a dividend payment date. The first dividend on shares of MAA Series I preferred stock will be paid on the first dividend payment date that occurs following the parent merger. Any dividend payable on the shares of MAA Series I preferred stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in MAA’s share records at the close of business on the applicable record date, which will be the 15th day of the calendar month in which the applicable dividend payment date falls or such other date designated by the MAA Board for the payment of dividends that is not more than 30 nor less than 10 days prior to such dividend payment date.

No dividends on shares of MAA Series I preferred stock will be declared by the MAA Board or be paid or set apart for payment by MAA at such time as the terms and provisions of any agreement of MAA, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment will be restricted or prohibited by law.

Notwithstanding the foregoing, dividends on shares of MAA Series I preferred stock will accrue whether or not MAA has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on shares of MAA Series I preferred stock will not bear interest and holders of shares of MAA Series I preferred stock will not be entitled to any dividends in excess of full cumulative dividends as described above.

Any dividend payment made on shares of MAA Series I preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

Liquidation Preference

In the event of any dissolution, liquidation or winding up of the affairs of MAA, the holders of shares of MAA Series I preferred stock will be entitled to be paid out of the assets of MAA legally available for distribution to its shareholders liquidating distributions in cash or property, at its fair market value as determined by the MAA Board, in the amount of a liquidation preference of $50.00 per share plus an amount equal to any accrued and unpaid dividends to the date of such liquidation, dissolution or winding up, before any distribution of assets is made to holders of shares of MAA common stock or any other MAA capital shares that rank junior to shares of MAA Series I preferred stock as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of MAA Series I preferred stock will have no right or claim to any of the remaining assets of MAA. The consolidation or merger of MAA with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of the property or business of MAA will not be deemed to constitute a dissolution, liquidation or winding up of MAA.

Redemption

Shares of MAA Series I preferred stock will not be redeemable prior to October 1, 2026. On and after October 1, 2026, MAA, at its option, may redeem the MAA Series I preferred stock, in full or in part, at any time or from time to time, in cash at a redemption price of $50.00 per share, together with accrued and unpaid dividends thereon to the date fixed for redemption (except as provided below), without interest, to the extent MAA has funds legally available therefor. The redemption price of shares of MAA Series I preferred stock, but not including any accrued and unpaid dividends thereon, must be paid solely from the sale proceeds of other MAA capital stock, which for this purpose could include any common stock, preferred stock, depositary shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Holders of shares of MAA Series I preferred stock to be redeemed must surrender such shares at the place designated in such notice and will be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of MAA Series I preferred stock has been given and if the funds necessary for such redemption have been set aside by MAA in trust for the benefit of the holders of shares of MAA Series I preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares, such shares will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If fewer than all of the outstanding shares of MAA Series I preferred stock are to be redeemed, the shares of MAA Series I preferred stock to be redeemed will be selected pro rata, as nearly as may be practicable without creating fractional shares, or by any other equitable method determined by MAA.

Notice of redemption must be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two consecutive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice furnished by MAA must also be mailed by the registrar for the MAA Series I preferred stock, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of shares of MAA Series I preferred stock to be redeemed at their respective addresses as they appear on the registrar’s share transfer records. No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of MAA Series I preferred stock except as to the holder to whom notice was defective or not given. Each notice must state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of MAA Series I preferred stock to be redeemed; (iv) the place or places where such shares of MAA Series I preferred stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If fewer than all shares of MAA Series I preferred stock held by any holder are to be redeemed, the notice mailed to such holder must also specify the number of shares to be redeemed from such holder.

Unless full accumulated dividends on all shares of MAA Series I preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no MAA Series I preferred stock may be redeemed, except by conversion into or exchange for shares of MAA common stock or any other class or series of MAA capital stock expressly designated as ranking junior to the MAA Series I preferred stock, and except that the foregoing restriction will not prevent the redemption of shares of MAA Series I preferred stock to preserve MAA’s REIT status or the purchase or acquisition of shares of MAA Series I preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of MAA Series I preferred stock.

The holders of shares of MAA Series I preferred stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to those shares on the corresponding dividend payment date, notwithstanding a redemption thereof between the dividend record date and the corresponding dividend payment date or MAA’s default in the payment of the dividend due. Except as provided above, MAA will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the MAA Series I preferred stock to be redeemed.

The MAA Series I preferred stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under “—MAA Series I Preferred Stock—Restrictions on Ownership” below.

Voting Rights

Except as expressly indicated below, or except as otherwise from time to time required by applicable law, the holders of shares of MAA Series I preferred stock will have no voting rights.

If dividends on shares of MAA Series I preferred stock are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of shares of MAA Series I preferred stock, voting separately as a class with shares of all other series of preferred stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to serve on the MAA Board until all dividend arrearages have been paid.

In addition, so long as any shares of MAA Series I preferred stock remain outstanding, MAA may not, without the affirmative vote or consent of holders of at least two-thirds of the shares of MAA Series I preferred stock outstanding at the time: (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking prior to the MAA Series I preferred stock with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up or reclassify any authorized shares into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) subject to the next two sentences, amend, alter or repeal the provisions of the MAA charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the MAA Series I preferred stock. With respect to the occurrence of any of the events set forth in the preceding clause (ii), so long as the MAA Series I preferred stock remains outstanding with its terms materially unchanged, taking into account that upon the occurrence of such an event, MAA may not be the surviving entity, the occurrence of any such event will not be deemed to materially and adversely affect the any right, preference, privilege or voting power of the MAA Series I preferred stock. Likewise, any increase in the amount of authorized MAA preferred stock or the creating or issuance of any other series of MAA preferred stock, or any increase in the amount of authorized shares of MAA Series I preferred stock or any other series of MAA preferred stock, in each case ranking on a parity with or junior to the MAA Series I preferred stock with respect to payment of dividends or the distribution of assets upon dissolution, liquidation or winding up, will not be deemed to materially and adversely affect any right, preference, privilege or voting power of the MAA Series I preferred stock.

On any matter on which shares of the MAA Series I preferred stock are entitled to vote, as expressly provided above or as may be required by applicable law, each share of MAA Series I preferred stock will be entitled to one vote. With respect to each share of MAA Series I preferred stock, the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of such holder.

Conversion

Shares of MAA Series I preferred stock are not convertible into or exchangeable for any other property or securities of MAA.

Restrictions on Ownership

For MAA to qualify as a REIT under the Code, among other things, no more than 50% in value of MAA’s outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer shareholders (as defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To enable MAA to continue to meet the requirements for qualification as a REIT, the MAA charter contains restrictions on ownership and transfer of its common stock and preferred stock that are designed to ensure compliance with these requirements. See “—Certain Matters of Corporate Governance—Ownership Limitations” below. In addition to such general restrictions, there are also restrictions set forth in the MAA Series I preferred stock designating amendment, which restrictions are described below.

Subject to certain limited exceptions, no person who is an “individual” within the meaning of Section 542(a)(2) of the Code may acquire ownership, after taking into account the applicable constructive ownership provisions of the Code, more than 6% of the outstanding shares of MAA Series I preferred stock, which is referred to herein as the Series I preferred stock ownership limit. Under the constructive ownership rules, shares of MAA Series I preferred stock owned by an entity, including a corporation, life insurance company, mutual fund or pension trust, are treated as owned by the ultimate individual beneficial owners of the entity. The Series I preferred stock ownership limit may be increased from time to time by the MAA Board, subject to certain limitations.

If any holder purports to transfer shares of MAA Series I preferred stock to a person and either the transfer would result in MAA failing to qualify as a REIT, or the holder knows that such transfer would cause the transferee to hold more than the Series I preferred stock ownership limit, the purported transfer will be null and void as to that number of shares the transfer of which would cause the violation, and the holder will be deemed not to have transferred such excess shares. In addition, if any person holds shares of MAA Series I preferred stock in excess of the Series I preferred ownership limit, such person will be deemed to hold the shares that cause the limit to be exceeded in trust for MAA, and will not receive dividends or distributions with respect to such shares and will not be entitled to exercise any voting rights with respect to such shares. In addition, such person will be required to sell such shares to MAA for the lesser of the amount paid for the shares or the average of the last reported sales prices for the ten trading days immediately preceding the redemption, or to sell such shares at the direction of MAA, in which case MAA must be paid for its expenses in connection with the sale plus any remaining amount of sale proceeds that exceeds the amount such person paid for the shares.

Each person who owns any shares of MAA Series I preferred stock, after taking into account the applicable constructive ownership provisions of the Code, and any person who holds shares of MAA Series I preferred stock for any such owner, will be required to provide MAA such information as MAA may request in good faith to determine MAA’s status as a REIT.

Power to Issue Additional Shares of Common and Preferred Stock

MAA may issue additional shares of common stock or shares of preferred stock in one or more series and establish the terms of each additional series of preferred stock. These actions can generally be taken without action or approval by MAA’s shareholders, although in certain limited circumstances shareholder approval may be required by applicable law or rule of a stock exchange on which MAA stock may be listed or traded. Accordingly, MAA may issue additional shares of common stock, or shares of one or more series of preferred stock, that could delay, defer or prevent a transaction or a change in control of MAA that that might involve a premium price for MAA capital stock or that the holders of MAA capital stock otherwise believe to be in their best interest. MAA’s issuance of additional shares of capital stock in the future could dilute the voting and other rights of shares held by existing shareholders.

Certain Matters of Corporate Governance

Charter and Bylaw Provisions

The TBCA, the MAA charter and the MAA bylaws govern MAA shareholders’ rights and related matters. Certain provisions of the MAA charter and MAA bylaws, which are described below, may make it more difficult to change the composition of the MAA Board and may discourage or make more difficult any attempt by a person or group to obtain control of MAA.

Voting Requirement

Under the TBCA, the MAA charter generally may not be amended without shareholder approval. Except as provided below and subject to the voting rights, if any, of any preferred stock outstanding at the time of a shareholder vote, any amendment to the MAA charter submitted for shareholder approval at a shareholders’ meeting is generally approved if it receives the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote generally on the subject matter. Additionally, the MAA charter provides that the MAA Board cannot take any action intended to terminate MAA’s qualification as a REIT without the affirmative vote of at least two-thirds of the outstanding shares of common stock.

Under the TBCA, MAA’s shareholders may amend the MAA bylaws if the number of votes cast in favor of the amendment exceeds the number of votes cast against the amendment. Additionally, MAA’s directors may amend the MAA bylaws upon the affirmative vote of a majority of the directors then in office, unless a bylaw provision approved by MAA’s shareholders expressly provides that such bylaw may not be amended or repealed by the MAA Board or unless the TBCA or the MAA charter otherwise provides.

Under the TBCA, MAA cannot merge with and into another entity or sell all or substantially all of its assets under such merger or sale is approved by a majority of the then outstanding shares of MAA’s common stock.

Special Meetings

Under the MAA bylaws, shareholders may require MAA to call special meetings of the shareholders only if such shareholders hold outstanding shares representing more than 10% of all votes entitled to be cast at any such special meeting.

Advance Notice of Director Nominations and New Business

The MAA bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the MAA Board and the proposal of other business to be considered by shareholders may be made only (i) by or at the direction of the MAA Board or (ii) by any MAA shareholder who: (A) was a shareholder of record at the time of giving the notice as provided for in the MAA bylaws and at the time of the annual meeting; (B) is entitled to vote at the meeting; and (C) has complied with the advance notice procedures set forth in the MAA bylaws. In addition, with respect to any special meeting of shareholders at which directors are to be elected, nominations of persons for election to the MAA Board may be made only (i) by or at the direction of the MAA Board or (ii) by any MAA shareholder who: (A) was a shareholder of record at the time of giving the notice as provided for in the MAA bylaws and at the time of the special meeting; (B) is entitled to vote at the meeting; and (C) has complied with the advance notice procedures set forth in the MAA bylaws.

The advance notice provisions of the MAA bylaws could have the effect of discouraging a takeover or other transaction in which holders of MAA capital stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

Limitation of Director’s Liability

The MAA charter eliminates, subject to certain exceptions, the personal liability of a director to MAA or its shareholders for monetary damages for breaches of such director’s fiduciary duty as a director. The MAA charter does not provide for the elimination of or any limitation on the personal liability of a director for:

•	any breach of a director’s duty of loyalty to MAA or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; or

•	unlawful corporate distributions.

Removal of Directors

The MAA bylaws provide that MAA shareholders may remove any director, with or without cause, at any time, if the votes cast in favor of removal exceed the votes cast in opposition to removal at a meeting of shareholders called for that purpose. In addition, any director may be removed for cause, at any time, by a majority vote of the entire MAA Board at a meeting called for that purpose.

Tennessee Anti-Takeover Statutes

In addition to certain provisions of the MAA charter and MAA bylaws discussed above and below, Tennessee has adopted a series of statutes which can have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for MAA capital stock.

Under the Tennessee Investor Protection Act, unless a Tennessee corporation’s board of directors has recommended a takeover offer to the shareholders, no offeror beneficially owning five percent or more of any class of equity securities of the offeree company, any of which was purchased within one year prior to the proposed takeover offer (unless the offeror, before making such purchase, has made a public announcement of its intention with respect to changing or influencing the management or control of the offeree company, has made a full, fair and effective disclosure of such intention to the person from whom the offeror intends to acquire such securities and has filed with the Tennessee Commissioner of Commerce and Insurance, referred to herein as the Commissioner, and the offeree company a statement signifying such intentions and containing such additional information as the Commissioner by rule prescribes), may offer to acquire any class of equity security of the offeree company pursuant to a tender offer if after the acquisition thereof the offeror would be directly or indirectly a beneficial owner of more than 10% of any class of outstanding equity securities of the offeree company, which is referred to herein as a Takeover Offer. Such an offeror must provide that any equity securities of the offeree company deposited or tendered pursuant to a Takeover Offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If an offeror makes a Takeover Offer for less than all the outstanding equity securities of any class, and if the number of securities tendered is greater than the number the offeror has offered to accept and pay for, the securities will be accepted pro rata. If an offeror varies the terms of a Takeover Offer before its expiration date by increasing the consideration offered to offerees, the offeror will pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

Under the Tennessee Business Combination Act, subject to certain exceptions, a Tennessee corporation may not engage in any “business combination” with an “interested shareholder” for a period of five years following the date that such shareholder became an interested shareholder unless prior to such date the board of directors of the Tennessee corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder.

A “business combination” is defined by the Tennessee Business Combination Act as any:

•	merger or consolidation;

•	share exchange;

•	sale, lease, exchange, mortgage, pledge or other transfer of assets representing 10% or more of:

•	the aggregate market value of the corporation’s consolidated assets;

•	the aggregate market value of the corporation’s shares; or

•	the corporation’s consolidated net income;

•	issuance or transfer of shares by the corporation to the interested shareholder;

•	plan of liquidation or dissolution proposed by the interested shareholder;

•	transaction or recapitalization which increases the proportionate share of any outstanding voting securities owned or controlled by the interested shareholder; or

•	financing arrangement whereby any interested shareholder receives a benefit, directly or indirectly, except proportionately as a shareholder.

An “interested shareholder” is defined as:

•	any person that is the beneficial owner of 10% or more of the voting power of any class or series of outstanding voting stock of the corporation; or

•	an affiliate or associate of the corporation who at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of any class or series of the outstanding stock of the corporation.

Consummation of a business combination that is subject to the five-year moratorium is permitted after such period when the transaction complies with all applicable charter and bylaw requirements and either (i) is approved by the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder, or (ii) meets certain fair price criteria.

The Tennessee Greenmail Act prohibits a Tennessee corporation from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price for such shares during the 30 trading days preceding the purchase and sale or preceding the commencement of a tender offer or announcement of an intention to seek control of the corporation if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than three percent of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

Ownership Limitations

For MAA to qualify as a REIT under the Code, among other things, no more than 50% in value of MAA’s outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer shareholders (as defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that MAA continues to meet the requirements for qualification as a REIT, the MAA charter provides, subject to certain limited exceptions, that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the outstanding shares of MAA’s capital stock, both common and preferred, which is referred to herein as the Ownership Limit. All shares of MAA’s capital stock which any person has the right to acquire upon exercise of outstanding rights, options or warrants, or upon conversion of convertible securities, will be considered for purposes of determining the Ownership Limit if inclusion of those shares would cause such person to violate the Ownership Limit. The MAA Board may exempt from the Ownership Limit ownership or transfer of shares of capital stock while owned by or transferred to a person who has provided evidence and assurances acceptable to the MAA Board that MAA’s qualification as a REIT under the Code would not be jeopardized thereby. Absent such an exemption, any transfer of capital stock that would result in direct or indirect ownership of capital stock by a shareholder in excess of the Ownership Limit or that would result in MAA’s disqualification as a REIT under the Code, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in MAA being “closely held” within the meaning of section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to the capital stock. If the MAA Board at any time determines that a transaction has taken place, or that any person intends to acquire shares of MAA’s capital stock, in violation of the restrictions described in the immediately preceding sentence, the MAA Board may take such action as it deems advisable to refuse to give effect to or to prevent such transaction, including refusing to give effect to any such transfer on MAA’s stock transfer books.

If, notwithstanding the foregoing restrictions on transfer, any person acquires shares of MAA’s capital stock in excess of the Ownership Limit, such shares will be deemed “Excess Shares” held by such holder as agent on behalf of, and in trust for the exclusive benefit of, the transferees (which may include MAA) to whom such capital stock may be ultimately transferred without violating the Ownership Limit. While the Excess Shares are held in trust, the holder thereof will not be entitled to vote the Excess Shares or to receive dividends or other distributions on the Excess Shares.

Within six months after receiving notice of a transfer that results in shares of MAA’s capital stock being deemed Excess Shares, the MAA Board will direct the holder to sell the Excess Shares, will redeem the Excess Shares or will grant an exception to the Ownership Limit. If the MAA Board directs a holder of Excess Shares to sell such Excess Shares, such holder will pay MAA out of the proceeds of such sale all expenses incurred by MAA in connection with such sale plus any remaining amount of such proceeds that exceeds that amount paid by such holder for the Excess Shares.

If the MAA Board determines to redeem the Excess Shares, MAA will pay the holder a redemption price equal to the lesser of: (i) the principal price paid for the Excess Shares by the holder; (ii) a price per Excess Share equal to the market price (as determined in the manner set forth in the MAA charter) of the applicable capital stock; (iii) the market price (as so determined) on the date such holder would, but for the restrictions on transfers set forth in the MAA charter, be deemed to have acquired ownership of the Excess Shares; and (iv) the maximum price allowed under the Tennessee Greenmail Act described above under “—Tennessee Anti-Takeover Statutes” (such price being the average of the highest and lowest closing market price for the Excess Shares during the 30 trading days preceding the purchase of such Excess Shares or, if the holder of such Excess Shares has commenced a tender offer or has announced an intention to seek control of MAA, during the 30 trading days preceding the commencement of such tender offer or the making of such announcement). The redemption price may be paid, at MAA’s option, by delivering to the holder of the Excess Shares one common unit (subject to adjustment from time to time in the event of, among other things, stock splits, stock dividends or recapitalizations affecting MAA common stock or certain mergers, consolidations or asset transfers by MAA) issued by MAA LP for each Excess Share being redeemed.

Each shareholder will upon demand be required to provide MAA with an affidavit setting forth any information with respect to its direct, indirect, constructive and beneficial ownership of MAA’s capital stock as the MAA Board deems necessary to comply with the provisions of the Code applicable to REITs or to determine any such compliance. A person planning to acquire capital stock in excess of the Ownership Limit is also required to provide MAA with a similar affidavit at least 15 days prior to the proposed acquisition. Each such affidavit will also include the information required to be filed by shareholders in reports pursuant to Section 13(d) of the Exchange Act.

The Ownership Limit may have the effect of precluding acquisition of control of MAA and could have the effect of discouraging a takeover or other transaction in which holders of MAA capital stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

Transfer Agent

The transfer agent and registrar for shares of MAA’s common and preferred stock is American Stock Transfer & Trust Company, Brooklyn, New York.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF MAA AND SHAREHOLDERS OF POST PROPERTIES

If the parent merger is consummated, shareholders of Post Properties will become shareholders of MAA. The rights of Post Properties shareholders are currently governed by and subject to the provisions of the GBCC, and the articles of incorporation and bylaws of Post Properties. Upon consummation of the parent merger, the rights of the former Post Properties shareholders who receive MAA common stock will be governed by the TBCA and the MAA charter and MAA bylaws, rather than the GBCC and the articles of incorporation and bylaws of Post Properties.

The following is a summary of the material differences between the rights of MAA shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger) and Post Properties shareholders, but does not purport to be a complete description of those differences or a complete description of the terms of the MAA common stock and/or preferred stock subject to issuance in connection with the parent merger. The following summary is qualified in its entirety by reference to the relevant provisions of: (i) the TBCA; (ii) the GBCC; (iii) the MAA charter; (iv) the Post Properties articles of incorporation; (v) the MAA bylaws; and (vi) the Post Properties bylaws.

This section does not include a complete description of all differences among the rights of MAA shareholders and Post Properties shareholders, nor does it include a complete description of the specific rights of such shareholders. Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of the TBCA and the GBCC, as well as the governing corporate instruments of each of MAA and Post Properties, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Post Properties Shareholders
Corporate Governance	MAA is a Tennessee corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes. The rights of MAA shareholders are governed by the TBCA, the MAA charter and the MAA bylaws.

Post Properties is a Georgia corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.

The rights of Post Properties shareholders are governed by the GBCC, the Post Properties articles of incorporation and the Post Properties bylaws.

Authorized Capital Stock

Assuming approval of the MAA charter amendment proposal, MAA is authorized to issue an aggregate of 165 million shares of capital stock, consisting of (1) 145 million shares of common stock, $0.01 par value per share; and (2) 20 million shares of preferred stock, $0.01 par value per share.

At June 30, 2016, there were 75,524,086 shares of MAA common stock issued and outstanding, and there were no shares of MAA preferred stock issued and outstanding.

Post Properties is authorized to issue an aggregate of 120 million shares of capital stock, consisting of (1) 100 million shares of common stock, $0.01 par value per share; and (2) 20 million shares of preferred stock, $0.01 par value per share.

At June 30, 2016, there were 54,632,463.0653 shares of Post Properties common stock issued and 53,490,337.0653 shares of Post Properties common stock outstanding, and 867,846 shares of Post

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Post Properties Shareholders
Authorized Capital Stock (Cont.)	Preferred Stock. The MAA Board is authorized to issue preferred stock from time to time in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or other provisions as may be fixed by the MAA Board.

Properties Series A preferred stock issued and outstanding.

Preferred Stock. The Post Properties Board is authorized to issue preferred stock from time to time in such series and with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as may be set by the Post Properties Board.

Voting Rights Generally

Each shareholder of MAA common stock is entitled to one vote per share on all matters upon which shareholders are entitled to vote.

Other than the matters described elsewhere in this comparison of rights of shareholders, an action is generally approved if the votes cast favoring the action exceed the votes cast opposing the action shall be the act of the shareholders, unless the TBCA or the MAA charter require a greater number of affirmative votes.

Each shareholder of Post Properties common stock is entitled to one vote per share on all matters upon which shareholders are entitled to vote.

Other than the matters described elsewhere in this comparison of rights of shareholders, an action is generally approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the GBCC or the Post Properties articles of incorporation require a greater number of affirmative votes.

Cumulative Voting	Holders of shares of MAA common stock do not have the right to cumulate their votes with respect to the election of directors.	Holders of shares of Post Properties common stock do not have the right to cumulate their votes with respect to the election of directors.

Size of the Board of Directors

The number of directors must be between three and nine unless otherwise determined by at least 80% of the members of the MAA Board. The number of directors may be established or changed by at least 80% of the members of the MAA Board. Currently, the MAA Board consists of 10 directors.

Upon completion of the parent merger, by resolution unanimously adopted by the MAA Board, the board of directors of the Combined Corporation will be increased to 13 directors.

The number of directors in the Post Properties bylaws has been set at 10; provided, however, at any annual or special meeting, the Post Properties shareholders may, and at any meeting of directors (by a vote of not less than a majority of the directors then in office), fix a different number of directors, but the Post Properties Board shall consist of not less than three nor more than 15 directors. Currently, the Post Properties Board consists of 8 directors

Independent Directors	A majority of the directors on the MAA Board must be independent directors except during a period of up to 60 days following the death, resignation, incapacity or removal of a director.	Under the Post Properties corporate governance policy, a majority of the directors on the Post Properties Board must be independent under the New York Stock Exchange rules as in effect from time to time.

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Post Properties Shareholders
Classified Board and Term of Directors	The MAA Board is not classified. The directors of MAA hold office for a term expiring at the next succeeding annual meeting of shareholders and until their successors are duly elected and qualified.	The Post Properties Board is not classified. The directors of Post Properties hold office for a term expiring at the next succeeding annual meeting of shareholders.

Election of Directors	A nominee for director shall be elected to the MAA Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election at a meeting at which a quorum is present; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of shareholders for which (i) the secretary of MAA receives a notice that a shareholder has nominated a person for election to the board of directors in compliance with the MAA charter and MAA bylaws, to the extent applicable, and applicable law and (ii) such nomination has not been withdrawn by such shareholder on or before the tenth day before MAA first mails its notice of meeting for such meeting to its shareholders.	A plurality of the votes cast by shares entitled to vote at a meeting at which a quorum is present shall be sufficient to elect a director. However, under the Post Properties Policy on Majority Voting, if a nominee is elected but receives a majority of “withheld” votes, then in an uncontested election, the nominee is required, within five days, to tender his or her resignation, and Post Properties’ Nominating and Corporate Governance Committee is then required to make a recommendation to the Post Properties Board with respect to the resignation, and the Post Properties Board is required to take action with respect to this recommendation and to disclose its decision-making process.

Removal of Directors

The TBCA provides that shareholders may remove directors with or without cause unless the charter provides that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.

The MAA bylaws provide that directors may be removed (i) with or without cause, at any time, if the votes cast in favor of removal exceed the votes cast in opposition to removal at a special meeting called for that purpose, or (ii) for cause, at any time, by a majority vote of the entire MAA Board at a meeting called for that purpose.

The GBCC provides that shareholders may remove directors with or without cause unless the article of incorporation provides that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.

The Post Properties bylaws provide that any or all directors may be removed from office at any time with or without cause.

Filling Vacancies of Directors	The TBCA provides that vacancies on the board of directors, including a vacancy resulting from an increase in the number of directors or a vacancy resulting from a removal with or without cause, may be filled by the shareholders, board of directors or, if the remaining directors constitute fewer than	The GBCC provides that vacancies on the board of directors, including a vacancy resulting from an increase in the number of directors or a vacancy resulting from a removal with or without cause, may be filled by the shareholders, board of directors or, if the remaining directors constitute fewer than

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Post Properties Shareholders
Filling Vacancies of Directors (Cont.)

a quorum of the board, the affirmative vote of a majority of all the directors remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, then only the holders of shares of that voting group are entitled to vote to fill the vacancy if it is filled by the shareholders.

The MAA bylaws provide that any vacancies on the MAA Board may be filled by a majority of the remaining directors, even though such majority is less than a quorum; provided, however, that vacancies shall be filled in accordance with MAA’s corporate governance guidelines.

a quorum of the board, the affirmative vote of a majority of all the directors remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, then only the holders of shares of that voting group are entitled to vote to fill the vacancy if it is filled by the shareholders.

The Post Properties bylaws provide that any vacancy on the Post Properties Board by reason of removal of a director by the shareholders shall be filled by the shareholders, or, if authorized by the shareholders, the remaining directors. Any other vacancy may be filled by a majority of the remaining directors, even though such majority is less than a quorum, or by the sole remaining director, as the case may be, or, if the vacancy is not so filled, or if no director remains, by the shareholders.

Amendment to Charter or Articles of Incorporation

The TBCA provides that certain relatively technical amendments to a corporation’s charter may be adopted by the board of directors without shareholder approval. Other amendments to the charter shall be approved, subject to any condition the board of directors may place on its submission of the amendment to the shareholders, if the votes cast favoring the action exceed the votes cast opposing the action, unless the charter, board of directors or applicable law requires a greater vote.

Where permissible under the TBCA, including amendments to the MAA charter, the MAA Board has adopted a greater voting standard, requiring the affirmative vote of a majority of shares present in person or represented by proxy at a meeting and entitled to vote generally on the subject matter.

The GBCC provides that certain relatively technical amendments to a corporation’s articles of incorporation may be adopted by the board of directors without shareholder approval. Other amendments to the articles of incorporation shall be approved, subject to any condition the board of directors may place on its submission of the amendment to the shareholders, by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment, unless the articles of incorporation, board of directors or applicable law requires a greater vote.

The Post Properties articles of incorporation may not be amended without the affirmative vote of at least a majority of the shares entitled to vote generally in the election of directors, voting as a single voting group.

Bylaws Amendments	Under the TBCA, shareholder action is generally not necessary to amend the bylaws, unless the charter provides otherwise or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal	Under the GBCC, shareholder action is generally not necessary to amend the bylaws, unless the articles of incorporation provide otherwise or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Post Properties Shareholders
Bylaws Amendments (Cont.)

that bylaw. Shareholders may amend or repeal a corporation’s bylaws even though the bylaws may also be amended or repealed by the board of directors.

The MAA bylaws may be amended or repealed and new bylaws may be adopted by (1) a majority vote of the MAA directors then in office or (2) the affirmative vote of the holders of at least a majority of the voting power of all of then-outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class.

Any amendments relating to the indemnification provisions set forth in the MAA bylaws will not adversely affect the right to indemnification or advancement of expenses granted to any person with respect to any act or omission occurring prior to such amendment.

amend or repeal that bylaw. Shareholders may amend or repeal a corporation’s bylaws even though the bylaws may also be amended or repealed by the board of directors; provided, however, that unless the articles of incorporation provide otherwise, the shareholders may not amend (but may repeal) a bylaw adopted by the board of directors that fixes a greater voting requirement for the election of directors and that is adopted by the board of directors of a corporation having shares listed on a national securities exchange or regularly traded in a market maintained by one or more members of a national or affiliated securities association or adopt a bylaw changing the plurality standard for the elections of directors. Furthermore, a bylaw establishing staggered terms for directors may only be adopted, amended or repealed by shareholders.

The Post Properties bylaws may be altered, amended, repealed or new bylaws adopted by the affirmative vote of a majority of all directors then holding office, but any bylaws adopted by the Post Properties Board may be altered, amended, repealed or any new bylaws adopted, by the shareholders at an annual or special meeting, when notice of such proposed alteration, amendment, repeal or addition shall have been given in the notice of such meeting. The shareholders may prescribe that any bylaw or bylaws adopted by them shall not be altered, amended or repealed by the Post Properties Board. Action by the shareholders with respect to the Post Properties bylaws shall be taken by an affirmative vote of the majority of all shares outstanding and entitled to vote generally in the election of directors, voting as a single voting group.

Any repeal or modification to the indemnification provisions set forth in the Post Properties bylaws will not adversely affect any right or protection under the Post Properties bylaws of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Post Properties Shareholders
Mergers, Consolidations or Sales of Substantially all Assets	Under the TBCA, with respect to a sale or other disposition of all or substantially all of MAA’s assets, a merger of MAA with and into another corporation, or a share exchange involving one or more classes or series of MAA’s shares or a dissolution of MAA, the respective sale or other transaction, plan of merger, share exchange or dissolution must be approved by the MAA Board (except in certain limited circumstances) and, with certain exceptions, by the shareholders by a majority of all the votes entitled to be cast on the applicable proposal, unless a greater vote is required by the MAA charter, the MAA Board or applicable law.	Under the GBCC, with respect to a sale or other disposition of all or substantially all of Post Properties’ assets, a merger of Post Properties with and into another corporation, or a share exchange involving one or more classes or series of Post Properties’ shares or a dissolution of Post Properties, the respective sale or other transaction, plan of merger, share exchange or dissolution must be approved by the Post Properties Board (except in certain limited circumstances) and, with certain exceptions, by the shareholders by a majority of all the votes entitled to be cast on the applicable proposal, unless a greater vote is required by the Post Properties articles of incorporation, the Post Properties Board or applicable law.

Ownership Limitations

With certain limited exceptions, no person shall beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the outstanding shares of MAA’s capital stock. Upon demand, all shareholders are required to provide written information relating to maintenance of MAA’s REIT status.

In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limitation, that number of shares that would be owned by the transferee in excess of the ownership limitation are deemed “excess shares.” Excess shares are deemed to be held in trust by the purported transferee for the benefit of the person or persons to whom the MAA Board requires the shares to be transferred. The purported transferee has no right to receive dividends or other distributions on or vote the excess shares. The MAA Board may require the purported transferee to sell the excess shares for cash, or may determine to redeem the excess shares, in cash or for partnership units in MAA LP.

The MAA Board may exempt from the ownership limitation ownership or transfer of shares of capital stock while owned by or transferred to a person who has provided evidence and assurances acceptable to the MAA Board that MAA’s qualification as a REIT under the Code would not be jeopardized thereby.

With certain limited exceptions, no person shall own, or be deemed to own by virtue of the attribution provisions of the Code, more than 6.0% of the issued and outstanding shares of Post Properties’ common stock. Upon demand, all shareholders are required to provide written information relating to maintenance of Post Properties’ REIT status.

In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limitation, that number of shares that would be owned by the transferee in excess of the ownership limitation is deemed to be held in trust by the purported transferee for the benefit of Post Properties. The purported transferee has no right to receive dividends or other distributions on or vote such shares. The Post Properties Board may require the purported transferee to sell such shares for cash, or may determine to redeem the excess shares, in cash or for partnership units in Post LP.

The Post Properties Board may from time to time increase the ownership limitation, or provide exceptions thereto, subject to certain limitations.

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Post Properties Shareholders
Annual Meetings of the Shareholders	An annual meeting of MAA shareholders shall be held at a time and place as fixed by MAA’s president or the MAA Board, but if no date and time is fixed, then on the first Thursday in May, at 10:00 a.m.	An annual meeting of Post Properties shareholders shall be held at such place, on such date and at such time as the Post Properties Board may by resolution provide.

Special Meetings of the Shareholders

Under the TBCA, the board of directors, any person authorized by the charter or bylaws, or (unless the charter provides otherwise) the holders of at least 10% of the votes entitled to be cast may call a special meeting of shareholders.

The MAA bylaws provide that a special meeting of shareholders may be called at any time by the president, a majority of the MAA Board, or a majority of the independent directors.

A special meeting will also be called by the secretary upon the written request of MAA shareholders representing more than 10% of the votes entitled to be cast at such meeting.

Business transacted at the special meeting of shareholders will be limited to the purposes specifically designated in the notice.

Under the GBCC, the board of directors, any person authorized by the articles of incorporation or bylaws, or (unless the articles of incorporation or bylaws provides otherwise) the holders of at least 25% of the votes entitled to be cast may call a special meeting of shareholders.

The Post Properties bylaws provide that a special meeting of shareholders may be called by the Post Properties Board, the chairman of the Post Properties Board, the president, or Post Properties upon the written request of the shareholders of record of outstanding shares representing more than 50% of all the votes entitled to cast on any issue proposed to be considered a the proposed special meeting.

Only business within the purpose or purposes described in the notice of special meeting may be conducted at a special shareholders’ meeting.

Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals

The MAA bylaws provide that nominations for election to the MAA Board and the proposal of business to be considered by the shareholders may be made only:

•    by or at the direction of the MAA Board; or

•    upon timely and proper notice by a shareholder who is a shareholder of record at the time of giving of notice and entitled to vote at the meeting.

In general, notice of shareholder nominations or business for an annual meeting must be delivered not earlier than 120 days nor later than 90 days prior to the first anniversary of the preceding year’s annual meeting, unless the annual meeting is advanced more than

The Post Properties bylaws provide that nominations for election to the Post Properties Board and the proposal of business to be considered by the shareholders may be made only:

•    by or at the direction of the Post Properties Board; or

•    upon timely and proper notice by a shareholder who is a shareholder of record at the time of giving of notice and entitled to vote at the meeting.

In general, notice of shareholder nominations or business for an annual meeting must be delivered not earlier than 120 days nor later than 90 days prior to the first anniversary of the preceding year’s annual meeting,

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Post Properties Shareholders
Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals (Cont.)	30 days or delayed more than 60 days from the anniversary date, in which case notice must be delivered not earlier than the 120th day nor later than the 90th day prior to the annual meeting, or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which the public announcement of the date of the meeting is first made. Notice of shareholder nominations for a special meeting must be delivered not earlier than the 120th day prior to the special meeting, and not later than the close of business on the 90th day prior to the meeting, or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the tenth day following the day on which the public announcement is first made of the date of the meeting and the nominees proposed by the MAA Board.	regardless of any postponements, deferrals or adjournments; provided, however, if the annual meeting is advanced more than 25 days or delayed more than 25 days from the anniversary date, notice must be delivered by the tenth day following the day on which the annual meeting is publicly disclosed or notice of the date of the annual meeting was mailed, whichever occurs first.

Notice of Shareholder Meetings	Not less than 10 days nor more than 2 months before each meeting of shareholders, the secretary shall give notice of such meeting to each shareholder entitled to notice. A shareholder-requested special meeting shall be held not less than 35 days nor more than 120 days after the date of receipt of a shareholder-requested special meeting request.	Not less than 10 days nor more than 60 days before each meeting of shareholders, the secretary shall give notice of such meeting to each shareholder entitled to notice. A shareholder-requested special meeting shall be held not less than 45 days nor more than 120 days after the date of receipt of a shareholder-requested special meeting request.

State Anti-Takeover Statutes	The Tennessee Control Share Acquisition Act generally provides that, except as stated below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth or more, or a majority of all voting power (to the extent such acquired shares cause such person to exceed one-fifth or one-third of all voting power) in the election of a Tennessee corporation’s directors. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the

The GBCC restricts certain business combinations with “interested shareholders” and contains fair price requirements applicable to certain mergers with certain “interested shareholders” that are summarized below. The restrictions imposed by these statutes will not apply to a corporation unless it elects to be governed by these statutes. Post Properties has not elected to be covered by such restrictions.

The Georgia business combination statute regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Post Properties Shareholders
State Anti-Takeover Statutes (Cont.)

corporation’s voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value.

The Tennessee Control Share Acquisition Act is not applicable to MAA because the MAA charter does not contain a specific provision “opting in” to the Tennessee Control Share Acquisition Act.

The Tennessee Investor Protection Act, or TIPA, provides that unless a Tennessee corporation’s board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a takeover offer for any class of equity security of the offeree company if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless the offeror, before making such purchase: (i) makes a public announcement of its intention with respect to changing or influencing the management or control of the offeree company; (ii) makes a full, fair and effective disclosure of such intention to the person from whom it intends to acquire such securities; and (iii) files with the Tennessee Commissioner of Commerce and Insurance, or the Commissioner, and the offeree company a statement signifying such intentions and containing such additional information as the Commissioner prescribes.

The offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within 7 days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60

Georgia and has its principal office in Georgia, and where the acquiror became an “interested shareholder” of the corporation, unless either (1) the transaction resulting in such acquiror becoming an “interested shareholder” or the business combination received the approval of the corporation’s board of directors prior to the date on which the acquiror became an “interested shareholder,” or (2) the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation, excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons, in the same transaction in which the acquiror became an “interested shareholder.” For purposes of this statute, an “interested shareholder” generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting power of the outstanding voting shares of the corporation. The statute prohibits business combinations with an unapproved “interested shareholder” for a period of five years after the date on which such person became an “interested shareholder.” The statute restricting business combinations is broad in its scope and is designed to inhibit unfriendly acquisitions.

The Georgia fair price statute prohibits certain business combinations between a Georgia business corporation and an “interested shareholder” unless (1) certain “fair price” criteria are satisfied, (2) the business combination is unanimously approved by the continuing directors, (3) the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the “interested shareholder,” or (4) the interested shareholder has been such for at least three years and has not increased its ownership position in such three-year period by more than one percent in any twelve-month period. The fair price statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified “fair price” requirements.

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Post Properties Shareholders
State Anti-Takeover Statutes (Cont.)

days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offer must also provide for acceptance of securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If such an offeror varies the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

The TIPA does not apply to any offer involving a vote by holders of equity securities of the offeree company.

The Tennessee Business Combination Act generally prohibits a “business combination” by MAA or a subsidiary with an “interested shareholder” within 5 years after the shareholder becomes an interested shareholder. MAA or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, the MAA Board approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that 5-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by 2/3 of the other shareholders.

For purposes of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of MAA stock.

The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Post Properties Shareholders
State Anti-Takeover Statutes (Cont.)	voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, MAA may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than 2 years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by MAA or MAA makes an offer, of at least equal value per share, to all shareholders of such class.

Consideration of Other Constituencies

The Tennessee Business Combination Act provides that no corporation (nor its officers or directors) registered or traded on a national securities exchange or registered with the SEC shall be held liable for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder’s share acquisition date, or for opposing any proposed merger, exchange, tender offer or significant disposition of the assets of the corporation or any of its subsidiaries because of a good faith belief that such merger, exchange, tender offer or significant disposition of assets would adversely affect the corporation’s employees, customers, suppliers, the communities in which such corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the charter for such corporation in connection with a merger, exchange, tender offer or significant disposition of assets.

MAA’s charter does not contain an “opt-out” provision, and therefore, the Tennessee Business Combination Act applies to MAA.

The GBCC does not address the consideration of other constituencies.

Shareholder Rights Plan	MAA does not have a shareholder rights plan in effect.	Post Properties does not have a shareholder rights plan in effect.

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Post Properties Shareholders
Liability and Indemnification of Directors and Officers

Under the TBCA, MAA may indemnify any director against liability incurred in connection with a proceeding if (i) the director acted in good faith, (ii) the director reasonably believed, in the case of conduct in his or her official capacity, that such conduct was in MAA’s best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of MAA and (iii) in connection with any criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful.

In actions brought by or in the right of MAA, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to MAA. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director, if such director is adjudged liable on the basis that a personal benefit was improperly received.

In cases where the director is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director, the TBCA mandates that the corporation indemnify the director against reasonable expenses incurred in the proceeding.

Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

Officers, employees and agents who are not directors are entitled to the same degree of indemnification afforded to directors.

Under the GBCC, Post Properties may indemnify any director against liability incurred in connection with a proceeding if (i) the director acted in good faith, (ii) the director reasonably believed, in the case of conduct in his or her official capacity, that such conduct was in Post Properties’ best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of Post Properties and (iii) in connection with any criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful.

In actions brought by or in the right of Post Properties, however, the GBCC provides that no indemnification may be made (i) except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under the GBCC, or (ii) if the director or officer is adjudged to be liable on the basis that a personal benefit was improperly received the director, whether or not involving action in the director’s official capacity.

In cases where the director is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because of his or her status as a director, the GBCC mandates that the corporation indemnify the director against reasonable expenses incurred in the proceeding.

Notwithstanding the foregoing, the GBCC provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

Officers who are not directors are entitled to the same degree of indemnification afforded

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Post Properties Shareholders
Liability and Indemnification of Directors and Officers (Cont.)	The MAA charter provides that its directors shall not be liable to MAA or its shareholders for monetary damages for breach of fiduciary duty except for: (1) any breach of the director’s duty of loyalty; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (3) unlawful distributions as provided in the TBCA.	to directors. Employees and agents who are not directors may be entitled to the same degree of indemnification afforded to directors to the extent, consistent with public policy, provided the corporation’s articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

MAA’s charter provides that MAA shall indemnify and advance expenses to a director, officer, employee or agent to the fullest extent permitted under the TBCA.

The Post Properties articles of incorporation provide that a director shall not be personally liable to Post Properties or its shareholders for monetary damages for breach of duty of care or other duty as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his or her duties, of any business opportunity of Post Properties, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director derived an improper personal benefit. The Post Properties articles of incorporation further provide that if the GBCC is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Post Properties shall be eliminated or limited to the fullest extent permitted by the GBCC, as amended.

The Post Properties bylaws provide that Post Properties shall pay for reasonable expenses incurred by a director or officer who is a party to a proceeding, and shall have the authority to pay for and reimburse the reasonable expenses of an employee or agent of Post Properties who is a party to a proceeding, in each case in advance of the final disposition of a proceeding if: (1) such person furnishes Post Properties a written affirmation of his or her good faith belief that he or she acted in good faith, while acting in an official capacity as a director or officer and in a manner reasonably believed to be in the interest of Post Properties, and in all other cases, acted in a manner he or she reasonably believed was not opposed to Post Properties, and with respect to criminal proceedings, if

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Post Properties Shareholders
Liability and Indemnification of Directors and Officers (Cont.)		he or she had no reasonable cause to believe his conduct was unlawful; and (2) such person furnishes Post Properties a written undertaking to repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

Distributions	The MAA Board may authorize, and MAA may pay to shareholders, such dividends as the MAA Board in its absolute discretion shall determine after setting aside any funds deemed necessary by the MAA Board for creation of a reserve fund; provided, however, no distribution may be made if, after giving it effect: (1) MAA would not be able to pay its debts as they become due in the usual course of business; and (2) MAA’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if MAA were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.	The Post Properties Board may authorize, and Post Properties may make distributions to Post Properties shareholders; provided, however, no distribution may be made if, after giving it effect: (1) Post Properties would not be able to pay its debts as they become due in the usual course of business; and (2) Post Properties’ total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Post Properties were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Dissenters’ Rights

The TBCA provides that a shareholder of a corporation is generally entitled to receive payment of the fair value of its stock if the shareholder dissents from transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation.

However, dissenters’ rights generally are not available to holders of shares that are registered on a national securities exchange or quoted on a national market security system, such as shares of MAA common stock.

The GBCC provides that a shareholder of a corporation is generally entitled to receive payment of the fair value of its stock if the shareholder dissents from transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation, reduction in the number of shares of a class or series to a fraction, if the fractional share so created is to be acquired for cash, or any other action taken pursuant to a shareholder vote which entitles shareholders to dissent under the GBCC, articles of incorporation, bylaws or a resolution of the board of directors.

However, dissenters’ rights generally are not available to holders of shares that are registered on a national securities exchange or held of record by more than 2,000 shareholders, such as shares of Post Properties common stock.

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Post Properties Shareholders
REIT Qualification	It is the duty of the MAA Board to ensure that MAA satisfies the requirements for qualification as a REIT. The MAA Board shall take no action to disqualify MAA as REIT or to otherwise revoke its election to be taxed as a REIT without the affirmative vote of 2/3rds of the number of shares of common stock entitled to vote on such a matter at a special meeting of MAA shareholders.	The Post Properties Board shall take no action to terminate its REIT status or amend Article V of the Post Properties articles of incorporation until such time as (i) the Post Properties Board adopts a resolution recommending that Post Properties terminate its status as a REIT or amend Article V of the Post Properties articles of incorporation, as the case may be, (ii) the Post Properties Board presents the resolution at an annual or special meeting of its shareholders and (iii) such resolution is approved by holders of a majority of the issued and outstanding shares of Post Properties common stock.

Preferred Stock	The MAA Series I preferred stock will have the same rights, preferences, privileges and voting powers as the Post Properties Series A preferred stock. Holders of MAA Series I preferred stock will have no voting rights, unless a proposal materially and adversely affects the rights, preferences, privileges or voting power of holders of MAA Series I preferred stock. For a summary of the material terms and provisions of the shares of MAA Series I preferred stock, see “Description of Capital Stock—MAA Series I Preferred Stock” beginning on page 174.	The MAA Series I preferred stock will have the same rights, preferences, privileges and voting powers as the Post Properties Series A preferred stock. Holders of Post Properties Series A preferred stock have no voting rights, unless a proposal materially and adversely affects the rights, preferences, privileges or voting power of holders of Post Properties Series A preferred stock.

SHAREHOLDER PROPOSALS

MAA 2017 Annual Shareholder Meeting and Shareholder Proposals

Proposals of MAA shareholders intended for inclusion in the MAA proxy statement to be furnished to shareholders entitled to vote at the MAA 2017 Annual Meeting of Shareholders must comply with the MAA bylaws and all applicable requirements of Rule 14a-8 promulgated under the Securities and Exchange Act of 1934, as amended, or the Exchange Act. The proposals must be sent to the Nominating and Corporate Governance Committee, Attention: Corporate Secretary, MAA, 6584 Poplar Avenue, Memphis, Tennessee 38138 and be received no later than the close of business on December 15, 2016.

Pursuant to the MAA bylaws, shareholders wishing to submit proposals or director nominations that are not to be included in the MAA proxy materials must give timely notice thereof in writing to the MAA Corporate Secretary. To be timely for the 2017 Annual Meeting of Shareholders, you must notify the MAA Corporate Secretary, in writing, no later than the close of business on February 16, 2017 nor earlier than the close of business on January 17, 2017. MAA also advises you to review the MAA bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations, including the different notice submission date requirements in the event that MAA does not hold its 2017 Annual Meeting of Shareholders between April 17, 2017 and July 16, 2017. The Chairman of the 2017 Annual Meeting of Shareholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the MAA Board for the 2017 Annual Meeting of Shareholders will confer discretionary voting authority with respect to any matter presented by a shareholder at that meeting for which MAA has not been provided with timely notice. Shareholder proposals must be sent to Attention: Corporate Secretary, MAA, 6584 Poplar Avenue, Memphis, Tennessee 38138.

Post Properties 2017 Annual Shareholder Meeting and Shareholder Proposals

If the mergers are completed on the expected timetable, Post Properties does not intend to hold a 2017 annual meeting of its shareholders. If, however the mergers are not completed and the Post Properties 2017 annual meeting is held, shareholder proposals or director nominations intended to be presented at the meeting must have been received by Post Properties no later than December 14, 2016 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. In order to be included in the proxy statement, such proposals or director nominations must comply with the requirements as to form and substance established by the SEC for such proposals or director nominations. A shareholder who wishes to make a proposal or director nomination at the Post Properties annual meeting without submitting the proposal or director nomination in the proxy statement and form of proxy relating to that meeting must comply with the notice and other requirements set forth in the bylaws of Post Properties. Pursuant to the current bylaws of Post Properties, that notice must have been submitted in writing and delivered to the secretary of Post Properties between January 26, 2017 and February 24, 2017.

LEGAL MATTERS

It is a condition to the mergers that MAA and Post Properties receive opinions from Goodwin Procter LLP and King & Spalding LLP, respectively, concerning the U.S. federal income tax consequences of the parent merger. Certain matters of Tennessee law, including the validity of the shares of MAA offered by this joint proxy statement/prospectus, will be passed upon by Bass, Berry & Sims PLC.

EXPERTS

The consolidated financial statements of Mid-America Apartment Communities, Inc. appearing in Mid-America Apartment Communities, Inc.’s and Mid-America Apartments, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2015 (including the schedule appearing therein), and the effectiveness of Mid-America Apartment Communities, Inc.’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements, and the related financial statement schedule, incorporated in this joint proxy statement/prospectus by reference from Post Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of its internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph relating to the changes in method of accounting for and disclosure of discontinued operations for the year ended December 31, 2014 due to the adoption of Accounting Standards Update 2014-08, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements, and the related financial statement schedule, incorporated in this joint proxy statement/prospectus by reference from Post Apartment Homes, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of its internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph relating to the changes in method of accounting for and disclosure of discontinued operations for the year ended December 31, 2014 due to the adoption of Accounting Standards Update 2014-08, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

MAA and Post Properties each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including MAA and Post Properties, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult MAA’s or Post Properties’ website for more information about MAA or Post Properties, respectively. MAA’s website is www.maac.com. Post Properties’ website is www.postproperties.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

MAA has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of MAA common stock and MAA Series I preferred stock to be issued to Post Properties shareholders in connection with the parent merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about MAA common stock and MAA Series I preferred stock. The rules and regulations of the SEC allow MAA and Post Properties to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows MAA and Post Properties to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus. This joint proxy statement/prospectus contains summaries of certain provisions contained in some of the MAA or Post Properties documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents.

This joint proxy statement/prospectus incorporates by reference the documents listed below that MAA has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about MAA, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016.

•	Current Reports on Form 8-K, filed on March 22, 2016, May 18, 2016, June 16, 2016 and August 15, 2016 (other than documents or portions of those documents not deemed to be filed).

•	Proxy Statement for MAA’s 2016 Annual Meeting of Shareholders, on Schedule 14A filed with the SEC on April 14, 2016.

In addition, MAA incorporates by reference herein any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this joint proxy statement/prospectus and prior to the effectiveness of this joint proxy statement/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the MAA special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from MAA by requesting them in writing or by telephone at the following address:

Mid-America Apartment Communities, Inc.

Attention: Investor Relations Department

6584 Poplar Avenue

Memphis, Tennessee 38138

Telephone: (901) 682-6600

These documents are available from MAA without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

This joint proxy statement/prospectus also incorporates by reference the documents listed below that Post Properties has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about Post Properties, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016.

•	Current Reports on Form 8-K, filed on May 9, 2016, June 1, 2016 and August 15, 2016 (other than documents or portions of those documents not deemed to be filed).

•	Proxy Statement for Post Properties’ 2016 Annual Meeting of Shareholders, on Schedule 14A filed with the SEC on April 12, 2016.

In addition, Post Properties incorporates by reference any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this joint proxy statement/prospectus and prior to the effectiveness of this joint proxy statement/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Post Properties special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Post Properties will provide you with copies of these documents, without charge, upon written or oral request to:

Post Properties, Inc.

4401 Northside Parkway

Suite 800

Atlanta, Georgia 30327

Attn: Corporate Secretary

(404) 846-5000

If you are a shareholder of MAA or a shareholder of Post Properties and would like to request documents, please do so by November 1, 2016 to receive them before the MAA special meeting or the Post Properties special meeting, as applicable. If you request any documents from MAA or Post Properties, MAA or Post Properties, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after MAA or Post Properties receives your request.

If you have any questions about the mergers or how to submit your proxy, or you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you can also contact D.F. King, MAA’s proxy solicitor, or Innisfree, Post Properties’ proxy solicitor, at the following addresses and telephone numbers:

If you are a MAA shareholder:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Shareholders: (866) 811-1442 (toll free)

Banks and brokers: (212) 269-5550 (call collect)

Email: maa@dfking.com

If you are a Post Properties shareholder:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders: (888) 750-5834 (toll free)

Banks and brokers: (212) 750-5833 (call collect)

Email: info@innisfreema.com

This document is a prospectus of MAA and is a joint proxy statement of MAA and Post Properties for the MAA special meeting and the Post Properties special meeting. Neither MAA nor Post Properties has authorized anyone to give any information or make any representation about the mergers or MAA or Post Properties that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that MAA or Post Properties has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

MID-AMERICA APARTMENT COMMUNITIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

On August 15, 2016, Mid-America Apartment Communities, Inc., or MAA, and Post Properties, Inc., or Post Properties, and certain of their respective affiliates, entered into a definitive agreement and plan of merger, which is referred to as the merger agreement, pursuant to which MAA and Post Properties will combine through a merger of Post Properties with and into MAA, which is referred to as the parent merger, with MAA surviving the merger as the combined company, which is referred to as the Combined Corporation.

Under the terms of the merger agreement, each Post Properties common share will be converted automatically into the right to receive 0.71 of a newly issued share of MAA common stock and each of Post Properties’ 8½% Series A Cumulative Redeemable Preferred Shares, which we refer to as Post Properties preferred stock, will be converted automatically into the right to receive one newly issued share of 8.50% Series I Cumulative Redeemable Preferred Stock of MAA, which will have the same rights, preferences, privileges and voting powers as the Post Properties preferred stock. Following the parent merger, continuing MAA shareholders will hold approximately 68 percent of the issued and outstanding shares of common stock of the Combined Corporation and former Post Properties shareholders will hold approximately 32 percent. The parent merger is subject to customary closing conditions, including receipt of the approval of both the MAA and Post Properties shareholders, among other things. The transactions contemplated by the merger agreement, including the parent merger, are expected to close December 1, 2016.

The following unaudited pro forma consolidated financial statements are based on MAA’s historical consolidated financial statements and Post Properties’ historical consolidated financial statements, each incorporated by reference in this joint proxy statement/prospectus and have been adjusted in the statements below to give effect to the parent merger transaction. The unaudited pro forma combined statements of operations for the six months ended June 30, 2016 and the twelve months ended December 31, 2015 give effect to the parent merger as if it had occurred on January 1, 2015, the beginning of the earliest period presented. The unaudited pro forma combined balance sheet as of June 30, 2016 gives effect to the parent merger as if it had occurred on June 30, 2016. The historical consolidated financial statements of Post Properties have been adjusted to reflect certain reclassifications in order to conform to MAA’s financial statement presentation.

The unaudited pro forma consolidated financial statements were prepared using the acquisition method of accounting with MAA considered the acquirer of Post Properties. See “Accounting Treatment of the Mergers”. Under the acquisition method of accounting, the purchase price is allocated to the underlying Post Properties tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with the excess purchase price, if any, allocated to goodwill.

The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain information that is currently available. The total consideration for the parent merger and the assignment of fair values to Post Properties’ assets acquired and liabilities assumed has not been finalized, is subject to change, could vary materially from the actual amounts at the time the parent merger is completed, and has not identified all adjustments necessary to conform Post Properties’ accounting policies to MAA’s accounting policies. A final determination of the fair value of Post Properties’ assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of Post Properties that exist as of the closing date of the parent merger and, therefore, cannot be made prior to the completion of the parent merger. In addition, the value of the consideration to be paid by MAA upon the consummation of the parent merger will be determined based on the closing price of MAA’s common stock on the closing date of the parent merger. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma consolidated financial statements presented below. MAA estimated the fair value of Post Properties’ assets and liabilities based on discussions with Post Properties’ management, preliminary valuation studies, due diligence and information presented in Post Properties’ public filings. Until the parent merger is completed, both companies are limited in their ability to share certain information. Upon completion of the parent merger, final valuations will be performed. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in adjustments to the pro forma balance sheet and/or statements of operations. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

The aggregate purchase price for financial statement purposes will be based on the actual closing price per share of MAA common stock on the closing date, which could differ materially from the assumed value disclosed in the notes to the unaudited pro forma consolidated financial statements. If the actual closing price per share of MAA common stock on the closing date is higher than the assumed amount, it is expected that the final purchase price will be higher; conversely, if the actual closing price is lower, it is expected that the final purchase price will be lower. A hypothetical 10% change in MAA’s closing stock price on the closing date of the parent merger would have an approximate $365 million impact on the purchase price and subsequent goodwill balance, if any.

Assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma consolidated financial statements are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma consolidated financial statements to give effect to pro forma events that are: (1) directly attributable to the parent merger, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations of the Combined Corporation following the parent merger. This information is presented for illustrative purposes only and is not indicative of the combined operating results or financial position that would have occurred if such transactions had occurred on the dates and in accordance with the assumptions described below, nor is it indicative of future operating results or financial position.

The unaudited pro forma consolidated financial statements, although helpful in illustrating the financial characteristics of the Combined Corporation under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the parent merger and do not attempt to predict or suggest future results. Specifically, the unaudited pro forma combined statements of operations exclude projected operating efficiencies and synergies expected to be achieved as a result of the parent merger. The projected operating synergies are expected to include approximately $20 million in combined annual cost synergies. The unaudited pro forma consolidated financial statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions resulting from the parent merger as they are currently not known, and to the extent they occur, are expected to be non-recurring and will not have been incurred at the closing date of the parent merger. However, such costs could affect the Combined Corporation following the parent merger in the period the costs are incurred or recorded. Further, the unaudited pro forma consolidated financial statements do not reflect the effect of any regulatory actions that may impact the results of the Combined Corporation following the parent merger.

The unaudited pro forma consolidated financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma consolidated financial statements;

•	the historical audited consolidated financial statements of MAA as of and for the year ended December 31, 2015, included in MAA’s Form 10-K, and the historical unaudited consolidated financial statements as of and for the six months ended June 30, 2016, included in MAA’s Form 10-Q, both of which are incorporated by reference into this document;

•	the historical audited consolidated financial statements of Post Properties as of and for the year ended December 31, 2015, included in Post Properties’ Form 10-K, and the historical unaudited consolidated financial statements as of and for the six months ended June 30, 2016, included in Post Properties’ Form 10-Q, both of which are incorporated by reference into this document; and

•	other information relating to MAA and Post Properties contained in or incorporated by reference into this document. See “Where You Can Find More Information,” “Selected Historical Financial Information of MAA” and “Selected Historical Financial Information of Post Properties.”

MID-AMERICA APARTMENT COMMUNITIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2016

(Dollars in thousands)

	MAA Historical	Post Properties Historical (A)	Pro Forma Adjustments			MAA Pro Forma
Assets:
Real estate assets:
Land	$943,179	$323,121	$918,988	(B	)	$2,185,288
Buildings and improvements	7,096,432	2,415,596	571,709	(B	)	10,083,737
Furniture, fixtures and equipment	245,607	312,383	(246,015)	(B	)	311,975
Development and capital improvements in progress	53,509	215,427	122,373	(B	)	391,309

	8,338,727	3,266,527	1,367,055			12,972,309
Less accumulated depreciation	(1,628,891)	(1,042,329)	1,042,329	(C	)	(1,628,891)

	6,709,836	2,224,198	2,409,384			11,343,418
Undeveloped land	40,514	16,730	3,760	(B	)	61,004
Corporate properties, net	9,390	5,920	(2,736)	(B	)	12,574
Investments in real estate joint ventures	50	3,695	68,918	(D	)	72,663

Real estate assets, net	6,759,790	2,250,543	2,479,326			11,489,659

Cash and cash equivalents	26,279	3,875	—			30,154
Restricted cash	25,131	4,126	—			29,257
Deferred financing costs, net	4,587	1,978	(1,978)	(E	)	4,587
Other assets	51,987	27,926	39,862	(F	)	119,775
Goodwill	1,607	—	—			1,607

Total assets	$6,869,381	$2,288,448	$2,517,210			$11,675,039

Liabilities and equity:
Liabilities:
Unsecured notes payable	$2,246,227	$743,823	$14,530	(G	)	$3,004,580
Secured notes payable	1,243,198	188,013	11,503	(G	)	1,442,714
Accounts payable	7,464	3,286	—			10,750
Fair market value of interest rate swaps	11,760	7,077	—			18,837
Accrued expenses and other liabilities	218,658	131,835	32,217	(H	)	382,710
Security deposits	12,386	6,782	—			19,168

Total liabilities	3,739,693	1,080,816	58,250			4,878,759

Redeemable Stock	10,369	7,360	(7,360)	(J	)	10,369

Shareholders’ equity:
Preferred stock	—	9	—	(I	)	9
Common stock	754	546	(165)	(J	)	1,135
Additional paid-in capital	3,630,094	1,119,574	2,510,387	(J	)	7,260,055
Accumulated distributions in excess of net income	(670,954)	156,958	(156,958)	(J	)
			(46,500)	(H	)	(717,454)
Treasury Stock	—	(71,762)	71,762	(J	)	—
Accumulated other comprehensive losses	(4,150)	(7,061)	7,061	(J	)	(4,150)

Total shareholders’ equity	2,955,744	1,198,264	2,385,587			6,539,595
Noncontrolling interest	163,575	2,008	80,733	(K	)	246,316

Total equity	3,119,319	1,200,272	2,466,320			6,785,911

Total liabilities and equity	$6,869,381	$2,288,448	$2,517,210			$11,675,039

MID-AMERICA APARTMENT COMMUNITIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2016

(Dollars in thousands, except per share data)

	MAA Historical	Post Properties Historical (A)	Pro Forma Adjustments			MAA Pro Forma
Operating revenues:
Rental revenues	$494,991	$185,968	$—			$680,959
Other property revenues	46,261	11,665	—			57,926

Total property revenues	541,252	197,633	—			738,885
Other operating revenues	—	555	—			555

Total operating revenues	541,252	198,188	—			739,440
Property operating expenses:
Personnel	51,055	16,188	—			67,243
Building repairs and maintenance	13,779	9,317	—			23,096
Real estate taxes and insurance	69,900	35,069	—			104,969
Utilities	44,380	9,548	—			53,928
Landscaping	10,994	2,523	—			13,517
Other operating	13,728	7,954	—			21,682
Depreciation and amortization	150,870	45,503	20,763	(L	)	217,136

Total property operating expenses	354,706	126,102	20,763			501,571
Acquisition expense	1,134	—	—			1,134
Property management expenses	17,313	6,808	—			24,121
General and administrative expenses	13,596	8,647	—	(M	)	22,243

Income from continuing operations before non-operating items	154,503	56,631	(20,763)			190,371
Interest and other non-property income	94	128	—			222
Interest expense	(64,250)	(15,687)	4,022	(N	)	(75,915)
Gain on debt extinguishment/modification	3	—	—			3
Net casualty gain after insurance and other settlement proceeds	813	—	—			813
Gain on sale of depreciable real estate assets	823	—	—			823
Gain on sale of non-depreciable real estate assets	2,170	—	—			2,170

Income before income tax expense	94,156	41,072	(16,741)			118,487
Income tax expense	(745)	(100)	—			(845)

Income from continuing operations before joint venture activity	93,411	40,972	(16,741)			117,642
Gain from real estate joint ventures	27	1,232	—			1,259

Income from continuing operations	93,438	42,204	(16,741)			118,901
Net income attributable to noncontrolling interests	4,881	89	(672)	(O	)	4,298

Net income available for shareholders	88,557	42,115	(16,069)			114,603
Dividends to preferred shareholders	—	1,844	—			1,844

Net income available for common shareholders	$88,557	$40,271	$(16,069)			$112,759

Weighted average common shares outstanding—basic	75,263	53,470		(P	)	113,227
Weighted average common shares outstanding—diluted	75,502	53,486		(P	)	113,477

Earnings per common share—basic:
Net income available for common shareholders	$1.17	$0.75		(P	)	$0.99
Earnings per common share—diluted:
Net income available for common shareholders	$1.17	$0.75		(P	)	$0.99

MID-AMERICA APARTMENT COMMUNITIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2015

(Dollars in thousands, except per share data)

	MAA Historical	Post Properties Historical (A)	Pro Forma Adjustments			MAA Pro Forma
Operating revenues:
Rental revenues	$952,196	$360,615	$—			$1,312,811
Other property revenues	90,583	22,182	—			112,765

Total property revenues	1,042,779	382,797	—			1,425,576
Other operating revenues	—	1,209	—			1,209

Total operating revenues	1,042,779	384,006	—			1,426,785
Property operating expenses:
Personnel	103,000	30,720	—			133,720
Building repairs and maintenance	30,524	16,567	—			47,091
Real estate taxes and insurance	129,618	66,758	—			196,376
Utilities	89,769	20,276	—			110,045
Landscaping	19,458	4,439	—			23,897
Other operating	28,276	14,369	—			42,645
Depreciation and amortization	294,520	87,458	75,733	(Q	)	457,711

Total property operating expenses	695,165	240,587	75,733			1,011,485
Acquisition expense	2,777	—	—			2,777
Property management expenses	30,990	14,201	—			45,191
General and administrative expenses	25,716	18,558	—	(R	)	44,274

Income from continuing operations before non-operating items	288,131	110,660	(75,733)			323,058
Interest and other non-property income (expense)	(368)	410	—			42
Interest expense	(122,344)	(33,577)	8,155	(S	)	(147,766)
Gain on debt extinguishment/modification	(3,602)	(197)	—			(3,799)
Net casualty gain after insurance and other settlement proceeds	473	—	—			473
Gain on sale of depreciable real estate assets	189,958	1,475	—			191,433
Gain on sale of non-depreciable real estate assets	172	—	—			172

Income before income tax expense	352,420	78,771	(67,578)			363,613
Income tax expense	(1,673)	(186)	—			(1,859)

Income from continuing operations before joint venture activity	350,747	78,585	(67,578)			361,754
Gain from real estate joint ventures	(2)	2,208	—			2,206

Income from continuing operations	350,745	80,793	(67,578)			363,960
Net income attributable to noncontrolling interests	18,458	170	(5,455)	(T	)	13,173

Net income available for shareholders	332,287	80,623	(62,123)			350,787
Dividends to preferred shareholders	—	3,688	—			3,688

Net income available for common shareholders	$332,287	$76,935	$(62,123)			$347,099

Weighted average common shares outstanding—basic	75,176	54,290		(U	)	113,722
Weighted average common shares outstanding—diluted	75,176	54,306		(U	)	113,733

Earnings per common share—basic:
Net income available for common shareholders	$4.41	$1.41		(U	)	$3.04

Earnings per common share—diluted:
Net income available for common shareholders	$4.41	$1.41		(U	)	$3.04

MID-AMERICA APARTMENT COMMUNITIES, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1:

Overview

For purposes of the unaudited pro forma consolidated financial statements or the pro forma financial statements, we have assumed a total preliminary purchase price for the parent merger of approximately $3.7 billion, which consists of shares of MAA common stock, 8.50 % Series I Cumulative Redeemable Preferred Stock of MAA, or new MAA preferred stock, issued in exchange for shares of Post Properties preferred stock, and Class A common units, or new MAA LP units, issued in exchange for Post Properties LP Units. The total preliminary purchase price was calculated based on the closing price of MAA’s common stock on September 22, 2016, which was $95.88. Each issued and outstanding share of Post Properties common stock will receive 0.71 of a share of MAA common stock totaling a maximum aggregate number of MAA common shares of approximately 38 million shares. In addition to the common shares, the transaction will also result in approximately 868 thousand additional new shares of MAA preferred stock from the conversion of each outstanding share of Post Properties preferred stock into the right to receive one share of new MAA preferred stock. The transaction will also result in approximately 80 thousand additional new MAA LP units from the conversion of Post Properties LP units into new MAA LP units using the 0.71 conversion rate noted above. We estimate that the MAA stock price represents the fair value of the new MAA LP units.

The pro forma financial statements have been prepared assuming the parent merger is accounted for using the acquisition method of accounting under U.S. GAAP, which we refer to as acquisition accounting, with MAA as the acquiring entity. Accordingly, under acquisition accounting, the total estimated purchase price is allocated to the acquired net tangible and identifiable intangible assets and liabilities assumed of Post Properties based on their respective fair values, as further described below.

To the extent identified, certain reclassifications have been reflected in the pro forma adjustments to conform Post Properties’ financial statement presentation to that of MAA, as described in Note 2. However, the unaudited pro forma financial statements may not reflect all adjustments necessary to conform the accounting policies of Post Properties to those of MAA due to limitations on the availability of information as of the date of this joint proxy statement/prospectus.

The pro forma adjustments represent MAA management’s estimates based on information available as of the date of this joint proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the parent merger that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the parent merger are not included in the pro forma statements of operations.

The pro forma statements of operations for the year ended December 31, 2015 and for the six months ended June 30, 2016 combine the historical consolidated statements of operations of MAA and Post Properties, giving effect to the parent merger as if it had been consummated on January 1, 2015, the beginning of the earliest period presented. The pro forma balance sheet combines the historical consolidated balance sheet of MAA and the historical consolidated balance sheet of Post Properties as of June 30, 2016, giving effect to the parent merger as if it had been consummated on June 30, 2016.

MID-AMERICA APARTMENT COMMUNITIES, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Completion of the parent merger is subject to, among other things, approval by the shareholders of both companies. As of the date of this joint proxy statement/prospectus, the parent merger is expected to be completed December 1, 2016.

Preliminary Estimated Purchase Price

The total preliminary estimated purchase price of approximately $3.7 billion was determined based on the number of Post Properties’ shares of common stock, preferred stock and Post Properties LP Units as of September 22, 2016. For purposes of the pro forma financial statements, such common stock, preferred stock, and Post Properties LP Units are assumed to remain outstanding as of the closing date of the parent merger. Further, no effect has been given to any other new shares of common stock, Post Properties preferred stock or Post Properties LP Units that may be issued or granted subsequent to the date of this joint proxy statement/prospectus and before the closing date of the parent merger. In all cases in which MAA’s closing stock price is a determining factor in arriving at final consideration for the parent merger, the stock price assumed for the total preliminary purchase price is the closing price of MAA’s common stock on September 22, 2016 ($95.88 per share), the most recent date practicable in the preparation of this joint proxy statement/prospectus.

The purchase price will be computed using the closing price of MAA common stock on the closing date; therefore, the actual purchase price will fluctuate with the market price of MAA common stock until the parent merger is consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the pro forma financial statements. For more information regarding the consideration exchanged in the parent merger, see “The Merger Agreement—Merger Consideration; Effects of the Parent Merger and the Partnership Merger”.

The following table presents the changes to the value of stock consideration and the total preliminary purchase price (excluding preferred shares and the fair value of stock options to be issued) based on a 10% increase and decrease in the per share price of MAA common stock (in thousands, except the price of MAA common stock):

	Price of MAA Common Stock	Consideration Given (MAA Shares and MAA LP Units to be Issued)	Calculated Value of Consideration
As of September 22, 2016	$95.88	38,072	$3,650,302
Decrease of 10%	$86.29	38,072	$3,285,233
Increase of 10%	$105.47	38,072	$4,015,454

MID-AMERICA APARTMENT COMMUNITIES, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The total preliminary estimated purchase price described above has been allocated to Post Properties’ tangible and intangible assets acquired and liabilities assumed for purposes of these pro forma financial statements, based on their estimated relative fair values assuming the parent merger was completed on the pro forma balance sheet date presented. The final allocation will be based upon valuations and other analyses for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements. The final purchase price allocation will be determined after the parent merger is consummated and after completion of a thorough analysis to determine the fair value of Post Properties’ tangible assets and liabilities, including fixed assets and identifiable intangible assets and liabilities. As a result, the final acquisition accounting adjustments, including those resulting from conforming Post Properties’ accounting policies to those of MAA, could differ materially from the pro forma adjustments presented herein. The total preliminary purchase price was allocated based on Post Properties’ historical unaudited consolidated Balance Sheet as of June 30, 2016, as adjusted for certain pro forma reclassifications to conform with the financial statement presentation of MAA, as follows (in thousands):

Asset/Liability	Book Value	Fair Value Adjustment	Total Value
Real estate assets, net	$2,250,543	$2,479,326	$4,729,869
Lease intangible assets	-	39,862	39,862
Cash and cash equivalents	3,875	-	3,875
Deferred costs and other assets	34,030	(1,978)	32,052
Notes payable	(931,836)	(26,033)	(957,869)
Fair market value of interest rate swaps	(7,077)	-	(7,077)
Accounts payable, accrued expenses, and other liabilities	(141,903)	14,284	(127,619)

Total Preliminary Purchase Price			$3,713,093

Note 2:

(A)	The Post Properties historical amounts include the reclassifications of certain balances in order to conform to MAA’s presentation as noted below:

Balance Sheet

•	The components of corporate properties, net of accumulated depreciation, were in separate components titled “Land,” “Building and improvements,” “Furniture, fixtures and equipment,” and “Accumulated depreciation.” These balances have been reclassified into “Corporate properties, net.”

•	The components of unsecured and secured notes payable were combined in “Indebtedness.” These balances have been reclassified into “Unsecured notes payable” and “Secured notes payable.”

•	The carrying values of hedging instruments and of accounts payable were classified as components of “Accounts payable, accrued expenses and other.” These balances have been reclassified into “Fair market value of interest rate swaps” and “Accounts payable,” respectively.

•	The components of security deposits and prepaid rents were combined in “Security deposits and prepaid rents.” These components have been reclassified into “Security deposits” and “Accrued expenses and other liabilities,” respectively.

Statement of Operations

•	The components of “Property operating expense and maintenance,” “Investment and development,” “Other investing costs,” and “Other expenses” were reclassified to the property operating expenses line items: “Personnel,” “Building repairs and maintenance,” “Real estate taxes and insurance,” “Utilities,” “Landscaping,” and “Other operating.”

MID-AMERICA APARTMENT COMMUNITIES, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

•	The line item “Interest income” has been reclassified as a component of “Interest and other non-property income (expense).”

•	Franchise tax expense, income tax expense, and the expense from the amortization of line of credit deferred financing costs were included as components of the amount on the line titled “Other income (expense), net.” These expenses have been reclassified to “Property management expenses,” “Income tax expense,” and “Interest expense,” respectively.

Balance Sheet Adjustments

(B)	The real estate assets of Post Properties have been adjusted to their estimated fair values as of June 30, 2016. A third party service provider was used to estimate the fair value generally by applying a capitalization rate to estimated net operating income, using recent third party appraisals, or other available market data. The preliminarily estimated purchase price allocation was performed using the closing stock price of MAA on September 22, 2016.

(C)	Post Properties’ historical accumulated depreciation is eliminated since the assets were presented at estimated fair value.

(D)	Post Properties’ investments in real estate joint ventures have been adjusted to their estimated fair value as of June 30, 2016, using valuation techniques similar to those used to estimate the fair value of wholly-owned assets as discussed in (B) above. A fair market value adjustment for debt held by the joint ventures is included. The fair value of debt was estimated based upon contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for debt with similar terms and maturities.

(E)	Post Properties’ historical line of credit deferred financing costs of $2.0 million, net, were eliminated.

(F)	Other assets adjustment includes $30.7 million for acquisition value of acquired in place leases related to multifamily properties and $9.2 million for acquisition value of in places leases, above market rent, leasing commissions, and leasing costs related to commercial properties. The estimated fair value of in place leases was calculated based upon the best estimate of the costs to obtain residents and tenants, including leasing commissions, in each applicable market.

(G)	The debt balances of Post Properties have been adjusted to reflect the estimated fair value at June 30, 2016. The fair value was estimated based upon contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for debt with similar terms and maturities. Fair value also includes transfer fees paid to assume the debt.

(H)	Adjustment represents estimated transaction costs anticipated to be paid by MAA and Post Properties prior to, or concurrent with, the closing of the parent merger of approximately $46.5 million in “Accrued expenses and other liabilities”, consisting primarily of fees for investment bankers, legal, accounting, tax, and certain filings to be paid to third parties based on actual expenses incurred to date and each party’s best estimate of its remaining fees as provided to MAA and Post Properties. The adjustment does not include costs related to equity or debt financing, if any, and severance plans. In addition to the estimated transaction cost adjustment, “Accrued expenses and other liabilities” is also adjusted for the elimination of $15.9 million from the fair value adjustment, as discussed in (D) above, to Post Properties’ credit investment in a real estate joint venture. As a result, the estimated total fair value of the joint venture is presented as an asset in “Investments in real estate joint ventures.” The adjustment to “Accrued expenses and other liabilities” also includes $1.6 million for below market retail lease liabilities.

MID-AMERICA APARTMENT COMMUNITIES, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(I)	Adjustment represents the elimination of all historical Post Properties preferred stock and replaces it with the new MAA preferred stock.

(J)	Adjustment represents an increase of $3.7 billion for the issuance of approximately 38.1 million shares of MAA common stock in the parent merger using a value of $95.88 per share, which is MAA’s closing stock price on September 22, 2016, along with 868 thousand preferred shares and 157 thousand stock options. The adjustment was offset by the elimination of Post Properties’ $1.2 billion Equity balance for the cancellation of Post Properties common stock, preferred shares, treasury shares, and other equity balance eliminations.

(K)	The adjustment to noncontrolling interest represents the allocation of equity to the limited partnership unitholders based on the estimated fair value assumptions above.

Statement of Operations Adjustment—Six months ended June 30, 2016

(L)	Depreciation and amortization is adjusted to remove $45.5 million of historical depreciation and amortization expense and to recognize $65.3 million of depreciation due to the fair value adjustment of the real estate assets and $1.0 million of amortization from the intangible assets recognized at estimated fair value. This depreciation and amortization adjustment is computed on a straight-line basis over the estimated weighted average useful lives of the related assets, which range from 35 years for land improvements and buildings, 2 years for furniture, fixtures, and equipment, 4 years amortization for acquired retail leases, and 6 months amortization for acquired residential leases, all of which are subjective determinations.

(M)	We expect the parent merger to create general and administrative cost efficiencies but there can be no assurance that such costs will be achieved. Since these costs are not factually supportable, we have not included any estimate of projected cost savings.

(N)	Interest expense is reduced by $4.0 million as the result of the amortization of the fair market value of debt adjustment as discussed in (G) above.

(O)	The adjustment to noncontrolling interest was made to reflect the limited partnership unitholders’ combined ownership percentage of 3.61% in the consolidated results of the Combined Corporation.

(P)	The calculation of diluted income from continuing operations per common share was as follows:

	Six Months Ended June 30, 2016 (Dollars in thousands, except per share data)
	MAA Historical	Post Properties Historical	MAA Pro Forma
Adjusted income from continuing operations attributable to common shares, basic	$88,320	$40,180	$112,431
Adjusted income from continuing operations attributable to common shares, diluted	$88,557	$40,180	$112,668
Weighted average common shares outstanding, basic	75,263	53,470	113,227
Weighted average common shares, diluted	75,502	53,486	113,477
Net income from continuing operations per common share, basic	$1.17	$0.75	$0.99
Net income from continuing operations per common share, diluted	$1.17	$0.75	$0.99

Note: The pro forma weighted average common shares assumes that the Post Properties weighted average common shares were converted to shares of MAA using an exchange ratio of 0.71 of a share of MAA common stock for every Post Properties common share.

MID-AMERICA APARTMENT COMMUNITIES, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Statement of Operations Adjustment—Year ended December 31, 2015

(Q)	Depreciation and amortization is adjusted to remove $87.5 million of historical depreciation and amortization expense and to recognize $130.6 million of depreciation due to the fair value adjustment of the real estate assets and $32.6 million of amortization from the intangible assets recognized at estimated fair value. This depreciation and amortization adjustment is computed on a straight-line basis over the estimated weighted average useful lives of the related assets, which range from 35 years for land improvements and buildings, 2 years for furniture, fixtures, and equipment, 4 years amortization for acquired retail leases, and 6 months amortization for acquired residential leases, all of which are subjective determinations.

(R)	We expect the parent merger to create general and administrative cost efficiencies but there can be no assurance that such costs will be achieved. Since these costs are not factually supportable, we have not included any estimate of projected cost savings.

(S)	Interest expense is reduced by $8.2 million as the result of the amortization of the fair market value of debt adjustment as discussed in (G) above.

(T)	The adjustment to noncontrolling interest was made to reflect the limited partnership unitholders’ combined ownership percentage of 3.62% in the consolidated results of the Combined Corporation.

(U)	The calculation of diluted income from continuing operations per common share was as follows:

	Year Ended December 31, 2015 (Dollars in thousands, except per share data)

	MAA Historical	Post Properties Historical	MAA Pro Forma
Adjusted income from continuing operations attributable to common shares, basic	$331,515	$76,753	$346,145
Adjusted income from continuing operations attributable to common shares, diluted	$331,515	$76,753	$346,145
Weighted average common shares outstanding, basic	75,176	54,290	113,722
Weighted average common shares, diluted	75,176	54,306	113,733
Net income from continuing operations per common share, basic	$4.41	$1.41	$3.04
Net income from continuing operations per common share, diluted	$4.41	$1.41	$3.04

Note: The pro forma weighted average common shares assumes that the Post Properties weighted average shares were converted to MAA common stock using an exchange ratio of 0.71 of a share of MAA for every Post Properties common share.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

MID-AMERICA APARTMENT COMMUNITIES, INC.

MID-AMERICA APARTMENTS, L.P.

POST PROPERTIES, INC.

POST GP HOLDINGS, INC.

and

POST APARTMENT HOMES, L.P.

Dated as of August 15, 2016

A-i

A-ii

A-iii

A-iv

EXHIBITS AND SCHEDULES

Exhibit A — Form of Mid-America Apartment Communities, Inc. Employee Waiver

Exhibit B — Form of Articles of Amendment to the Charter of MAA Designating and Fixing the Rights and Privileges of the MAA Series I Preferred Stock

Exhibit C-1 — Post Properties, Inc. Tax Representation Letter (Form 1)

Exhibit C-2 — Post Properties, Inc. Tax Representation Letter (Form 2)

Exhibit D-1 — Mid-America Apartment Communities, Inc. Tax Representation Letter (Form 1)

Exhibit D-2 — Mid-America Apartment Communities, Inc. Tax Representation Letter (Form 2)

Exhibit E — Form of Post Properties, Inc. REIT Opinion

Exhibit F — Form of Mid-America Apartment Communities, Inc. 368 Opinion

Exhibit G — Form of Mid-America Apartment Communities, Inc. REIT Opinion

Exhibit H — Form of Post Properties, Inc. 368 Opinion

Schedule A — Knowledge of Post Properties, Inc.

Schedule B — Knowledge of Mid-America Apartment Communities, Inc.

Post Properties, Inc. Disclosure Letter

Mid-America Apartment Communities, Inc. Disclosure Letter

A-v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 15, 2016 (this “Agreement”), is by and among MID-AMERICA APARTMENT COMMUNITIES, INC., a Tennessee corporation (“MAA”), MID-AMERICA APARTMENTS, L.P., a Tennessee limited partnership (“MAA LP”), POST PROPERTIES, INC., a Georgia corporation (“Post”), POST GP HOLDINGS, INC., a Georgia corporation (“Post GP”), and POST APARTMENT HOMES, L.P., a Georgia limited partnership (“Post LP”). MAA, MAA LP, Post, Post GP and Post LP are each sometimes referred to herein as a “Party” and collectively as the “Parties”. MAA and MAA LP are collectively referred to herein as the “MAA Parties”. Post, Post GP and Post LP are collectively referred to herein as the “Post Parties”.

WHEREAS, the board of directors of MAA (the “MAA Board”) and the board of directors of Post (the “Post Board”) have determined that it is in the best interests of their respective companies and respective shareholders for MAA and Post to combine their businesses by way of a merger of Post with and into MAA, with MAA being the surviving entity (the “Parent Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Georgia Business Corporation Code (as amended, the “GBCC”) and the Tennessee Business Corporation Act (as amended, the “TBCA”);

WHEREAS, MAA, as the sole general partner of MAA LP, and Post GP, as the sole general partner of Post LP, deem it advisable and in the best interest of their respective limited partners for MAA LP and Post LP to combine their businesses by way of a merger of Post LP with and into MAA LP, with MAA LP being the surviving entity (the “Partnership Merger” and, together with the Parent Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Georgia Revised Uniform Limited Partnership Act (as amended, the “GRULPA”) and the Tennessee Revised Uniform Limited Partnership Act (as amended, the “TRULPA”);

WHEREAS, each of the MAA Board and the Post Board has taken all actions required for the execution of this Agreement by MAA and Post, respectively, and approved the consummation of the Mergers and the other transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, MAA, in its capacity as the general partner of MAA LP, and Post GP, in its capacity as the general partner of Post LP, have each taken all actions required for the execution of this Agreement by MAA LP and Post LP, respectively, and to approve the consummation by MAA LP and Post LP, respectively, of the transactions contemplated hereby;

WHEREAS, as an inducement to the Post Parties to enter into this Agreement, concurrently with the execution of this Agreement, certain of MAA’s employees have entered into an agreement, in the form attached hereto as Exhibit A (the “MAA Employee Waivers”), dated as of the date hereof, pursuant to which such employees have agreed, among other things, that the Mergers and the other transactions contemplated by this Agreement shall not constitute a change in control as defined in the employee’s applicable restricted stock and employment agreements;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Mergers; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Parent Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” with respect to the Parent Merger for purposes of Sections 354 and 361 of the Code, and (ii) the Partnership Merger shall qualify as and constitute an “asset-over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i) with MAA LP being the continuing partnership pursuant to Treasury Regulations Section 1.708-1(c)(1).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing Date” means the Scheduled Closing Date or the Extended Closing Date, as applicable.

“Confidentiality Agreement” means the letter agreement, dated July 24, 2016, from MAA to Post and confirmed and agreed to by Post.

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, restricted stock unit, profits interest unit, equity, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, profit sharing or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, whether funded or unfunded, written or unwritten, for the benefit of any current or former employee, officer, manager, director or consultant.

“Environmental Law” means any Law (including common law) applicable to Post or MAA, as the case may be, relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” shall mean any permit, approval, license or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business (whether or not incorporated), is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expense Amount” means an amount, not to exceed $10,000,000, equal to the sum of all documented reasonable and necessary Expenses paid or payable by any of the Post Parties or any of the MAA Parties, as applicable, in connection with this Agreement, the Mergers or any of the other transactions contemplated hereby.

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Joint Proxy Statement, the solicitation of shareholder or partner approvals, engaging the services of the Exchange Agent, obtaining third party consents, any other filings with the SEC and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means any United States (federal, state or local) or foreign government or arbitration panel, or any governmental or quasi-governmental, regulatory, judicial, or administrative authority, board, bureau, agency, commission or self-regulatory organization.

“Hazardous Substances” means (i) those substances listed in, defined in or regulated as hazardous, toxic, pollutants, contaminants or harmful to human health or the environment under any Environmental Law, including the following U.S. federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, CERCLA, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos, and radon.

“Indebtedness” shall mean, with respect to any Person, (i) all Indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations for the payment of the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Initial Period” means the later of (a) 11:59 p.m. (New York time) on the thirtieth (30th) day after the date of this Agreement, and (b) 11:59 p.m. (New York time) on the first (1st) day after the end of all Notice Periods specified in Section 7.4(b)(iv) (including all subsequent Notice Periods as described in clauses (1) and (2) of Section 7.4(b)(iv)) applicable to a Superior Proposal from a particular Person (including as revised or modified); provided, however, that in the case of clause (b), an initial Notice of Recommendation Change with respect to such Superior Proposal shall have been provided on or prior to the thirtieth (30th) day after the date of this Agreement.

“Intellectual Property” shall mean all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” (a) where used herein with respect to the Post Parties means the actual (and not constructive or imputed) knowledge of the persons named in Schedule A and (b) where used herein with respect to the MAA Parties means the actual (and not constructive or imputed) knowledge of the persons named in Schedule B.

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lien” shall mean with respect to any asset (including any security), any mortgage, deed of trust, option, claim, condition, covenant, lien, right of way, easement, pledge, charge, security interest, preferential arrangement, right of first refusal or first offer or encumbrance of any kind.

“MAA Bylaws” means the Bylaws of MAA as amended and supplemented and in effect on the date hereof.

“MAA Charter” means the Amended and Restated Charter of MAA, as amended and supplemented and in effect on the date hereof.

“MAA Common Stock” means shares of common stock in MAA, par value $0.01 per share.

“MAA Equity Incentive Plans” means the MAA Amended and Restated 2013 Stock Incentive Plan, the MAA 2004 Stock Plan, the MAA 2012 Long Term Incentive Program, the MAA 2013 Long Term Incentive Program, the MAA 2014 Long Term Incentive Program, the MAA 2015 Long Term Incentive Program, the MAA 2016 Long Term Incentive Program, the MAA 2012 NEO Bonus Program, the MAA 2016 Annual Incentive Program, the Colonial Properties Trust 2008 Omnibus Incentive Plan, as amended, the MAA Non-Qualified Deferred Compensation Plan for Outside Company Directors, as amended, the MAA Employee Stock Ownership Plan, and the MAA Employee Stock Purchase Plan, as each may be amended from time to time.

“MAA Leases” means each lease or sublease (including any triple-net lease) for commercial or retail space under which MAA or a MAA Subsidiary is a lessor or sublessor with respect to each of the applicable MAA Properties, together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto.

“MAA LP Agreement” means the Third Amended and Restated Agreement of Limited Partnership of MAA LP, dated as of October 1, 2013, as amended, modified or supplemented from time to time.

“MAA Material Adverse Effect” means any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, financial condition or results of operations of MAA and the MAA Subsidiaries taken as a whole or (b) that will or would reasonably be expected to, prevent or materially impair the ability of the MAA Parties to consummate the Mergers in the manner contemplated hereby; provided, however, that for purposes of clause (a) “MAA Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of MAA to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period (provided, that any event, circumstance, change or effect giving rise to such failure may be taken into account in determining whether there has been a MAA Material Adverse Effect if not otherwise falling into one of the other exceptions contained in this definition), (ii) any events, circumstances, changes or effects that affect the multifamily residential real estate REIT industry generally, (iii) any changes in the United States or global economy or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the legal, tax, political or regulatory conditions, (v) the commencement, escalation or worsening of a war (whether or not declared) or armed hostilities or the occurrence of acts of terrorism or sabotage (including cyberterrorism or cyber-attacks), (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of consummation of the Mergers or the other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of Post, (viii) earthquakes, hurricanes, floods or other natural disasters, (ix) any damage or destruction of any assets or property of MAA or any MAA Subsidiary caused by casualty that is substantially covered by insurance, (x) changes in Law or GAAP or any interpretations thereof or any accounting principles, practices or policies that MAA or any MAA Subsidiary is required to adopt, (xi) any Action brought, asserted or threatened by or on behalf of any holder or holders of capital stock, units or other equity interests in MAA or any MAA Subsidiary arising out of or relating to this Agreement, the Mergers or any of the other transactions contemplated by this Agreement, or (xii) any continuation of an adverse trend or condition or the escalation of, or any developments with respect to, any Action listed on Section 1.1 of the MAA Disclosure Letter, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not materially disproportionately affect MAA and the MAA Subsidiaries, taken as a whole, relative to other similarly situated participants in the multifamily residential real estate REIT industry in the United States, and in the case of clause (viii) do not materially disproportionately affect MAA and the MAA Subsidiaries, taken as a whole, relative to other participants in the multifamily residential real estate REIT industry in the geographic regions in which MAA and the MAA Subsidiaries operate or own or lease properties. The Parties agree that the mere fact of a decrease in the market price or a change in the trading volume of MAA Common Stock shall not, in and of itself, constitute a MAA Material Adverse Effect, but any event, circumstance, change or effect underlying such decrease or change shall be considered in determining whether there has been a MAA Material Adverse Effect if not otherwise falling into one of the other exceptions contained in this definition.

“MAA OP Unit” shall mean a limited partnership interest in MAA LP designated as a “Partnership Unit” under the MAA LP Agreement.

“MAA Option” means any option to purchase MAA Common Stock under the MAA Equity Incentive Plans or otherwise.

“MAA Party” means any of MAA or MAA LP.

“MAA Series I Preferred Stock” means MAA’s 8.50% Series I Cumulative Redeemable Preferred Shares, with the terms of the MAA Series I Preferred Stock set forth in articles of amendment to the MAA Charter substantially in the form set forth in Exhibit B, having the rights, preferences, privileges and voting powers substantially the same as those of the Post Preferred Stock immediately prior to the Parent Merger.

“MAA Shareholder Meeting” means the meeting of the holders of MAA Common Stock for the purpose of seeking the MAA Shareholder Approval, including any postponement or adjournment thereof.

“MAA Subsidiary” means MAA LP and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) MAA and/or MAA LP directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) MAA and/or any Person that is a MAA Subsidiary by reason of the application of clause (a) or clause (c) of this definition of “MAA Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) MAA and/or MAA LP, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“NYSE” means the New York Stock Exchange.

“Order” means a judgment, order or decree of any Governmental Authority.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

“Post Articles of Incorporation” means the Articles of Incorporation of Post, as amended and supplemented and in effect on the date hereof.

“Post Bylaws” means the Bylaws of Post, as amended and supplemented and in effect on the date hereof.

“Post Common Stock” means shares of common stock in Post, par value $.01 per share.

“Post Equity Incentive Plans” means the Post Amended and Restated 2003 Incentive Stock Plan, the Post Properties, Inc. 2003 Incentive Stock Plan, and the Post Deferred Compensation Plan for Directors and Eligible Employees, as each may be amended from time to time.

“Post ESPP” means Post’s 2015 Non-Qualified Employee Stock Purchase Plan, as amended.

“Post Leases” means each lease or sublease (including any triple-net lease) for commercial or retail space under which Post or a Post Subsidiary is a lessor or sublessor with respect to each of the applicable Post Properties, together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto.

“Post LP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Post LP, dated as of October 24, 1997, as amended, modified or supplemented from time to time.

“Post Material Adverse Effect” means any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, financial condition or results of operations of Post and the Post Subsidiaries taken as a whole or (b) that will or would reasonably be expected to, prevent or materially impair the ability of the Post Parties to consummate the Mergers in the manner contemplated hereby; provided, however, that for purposes of clause (a) “Post Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of Post to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period (provided, that any event, circumstance, change or effect giving rise to such failure may be taken into account in determining whether there has been a Post Material Adverse Effect if not otherwise falling into one of the other exceptions contained in this definition), (ii) any events, circumstances, changes or effects that affect the multifamily residential real estate REIT industry generally, (iii) any changes in the United States or global economy or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the legal, tax, political or regulatory conditions, (v) the commencement, escalation or worsening of a war (whether or not declared) or armed hostilities or the occurrence of acts of terrorism or sabotage (including cyberterrorism or cyber-attacks), (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of consummation of the Mergers or the other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of MAA, (viii) earthquakes, hurricanes, floods or other natural disasters, (ix) any damage or destruction of any assets or property of Post or any Post Subsidiary caused by casualty that is substantially covered by insurance, (x) changes in Law or GAAP or any interpretations thereof or any accounting principles, practices or policies that Post or any Post Subsidiary is required to adopt, (xi) any Action brought, asserted or threatened by or on behalf of any holder or holders of capital stock, units or other equity interests in Post or any Post Subsidiary arising out of or relating to this Agreement, the Mergers or any of the other transactions contemplated by this Agreement, or (xii) any continuation of an adverse trend or condition or the escalation of, or any developments with respect to, any Action listed on Section 1.1 of the Post Disclosure Letter, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not materially disproportionately affect Post and the Post Subsidiaries, taken as a whole, relative to other similarly situated participants in the multifamily residential real estate REIT industry in the United States, and in the case of clause (viii) do not materially disproportionately affect Post and the Post Subsidiaries, taken as a whole, relative to other participants in the multifamily residential real estate REIT industry in the geographic regions in which Post and the Post Subsidiaries operate or own or lease properties. The Parties agree that the mere fact of a decrease in the market price or a change in the trading volume of Post Common Stock shall not, in and of itself, constitute a Post Material Adverse Effect, but any event, circumstance, change or effect underlying such decrease or change shall be considered in determining whether there has been a Post Material Adverse Effect if not otherwise falling into one of the other exceptions contained in this definition.

“Post OP Unit” shall mean a limited partnership interest in Post LP designated as a “Partnership Unit” under the Post LP Agreement.

“Post Option” means any option to purchase Post Common Stock under the Post Equity Incentive Plans or otherwise.

“Post Party” means any of Post, Post GP or Post LP.

“Post Preferred Unit” shall mean a limited partnership interest in Post LP designated as a “Series A Preferred Partnership Unit” under the Post LP Agreement.

“Post REIT Subsidiary” shall mean each Post Subsidiary that is intended to be treated as a REIT for tax purposes.

“Post Restricted Stock Award” means an award of Post Common Stock granted under the Post Equity Incentive Plans that are unvested or subject to a substantial risk of forfeiture.

“Post Shareholder Meeting” means the meeting of the holders of Post Common Stock for the purpose of seeking the Post Shareholder Approval, including any postponement or adjournment thereof.

“Post Subsidiary” means Post GP, Post LP and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) Post and/or Post LP directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) Post and/or any Person that is a Post Subsidiary by reason of the application of clause (a) or clause (c) of this definition of “Post Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) Post and/or Post LP, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest. For purposes of this Agreement, 1499 Massachusetts Avenue, Inc. shall be a Post Subsidiary.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the United States Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means the Post Subsidiary or the MAA Subsidiary, as applicable.

“Tax” or “Taxes” means any U.S. federal, state, local and foreign income, gross receipts, license, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means the Tier 1 Termination Fee or the Tier 2 Termination Fee, as applicable.

“Third Party” means any Person or group of Persons other than a Party to this Agreement or their respective Affiliates.

“Tier 1 Termination Fee” means, if payable by Post, $58,500,000, or if payable by MAA, $122,500,000 as the case may be, payable if: (a)(i) Post terminates this Agreement on or prior to the end of the Initial Period pursuant to Section 9.1(f)(i) to enter into an Acquisition Agreement with respect to a Superior Proposal, or (ii) MAA terminates this Agreement on or prior to the end of the Initial Period pursuant to Section 9.1(g)(i) to enter into an Acquisition Agreement with respect to a Superior Proposal, or (b)(i) MAA terminates this Agreement pursuant to Section 9.1(g)(ii) if on or prior to the end of the Initial Period the Post Board makes a Change in Post Recommendation or withdraws its recommendation in response to an Acquisition Proposal, or (ii) Post terminates this Agreement pursuant to Section 9.1(f)(ii) if on or prior to the end of the Initial Period the MAA Board makes a Change in MAA Recommendation or withdraws its recommendation in response to an Acquisition Proposal.

“Tier 2 Termination Fee” means, if payable by Post, $117,000,000, or if payable by MAA, $245,000,000, as the case may be, payable if Post or MAA, as applicable, shall be required to pay a Termination Fee pursuant to Section 9.3 in any circumstance that is not set forth in the definition of Tier 1 Termination Fee.

“VWAP of MAA Common Stock” shall mean the volume weighted average price of MAA Common Stock for the ten (10) trading days immediately prior to the Closing Date, starting with the opening of trading on the first trading day to the closing of the second to last trading day prior to the Closing Date, as reported by Bloomberg.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any state law analogs or statutes of similar effect, including any statutes that require advance notice of plant closings, mass layoffs or similar group personnel or employment actions.

(b) The following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Terms	Location of Definition
Acceptable Confidentiality Agreement	Section 7.4(b)(i)
Acquisition Agreement	Section 7.4(a)
Acquisition Proposal	Section 7.4(a)
Agreement	Preamble
Book-Entry Share	Section 3.1(b)
Certificate	Section 3.1(b)
Change in Post Recommendation Change in MAA Recommendation Citigroup Claim Claim Expenses	Section 7.4(b)(iii) Section 7.4(b)(iii) Section 5.21 Section 7.6(a) Section 7.6(a)
Clarification Request Closing	Section 7.4(e)(i) Section 2.3(a)
Closing Acknowledgement	Section 2.3(b)(iii)
Closing Postponement Notice	Section 2.3(b)(ii)

Defined Terms	Location of Definition
Code	Preamble
Condition Satisfaction Date	Section 2.3(a)
Continuing Employee	Section 7.20(a)
Delaware Courts	Section 10.8(a)
ESPP Participants ESPP Suspension Date	Section 7.15(c) Section 7.15(c)
Exchange Agent	Section 3.5(a)
Exchange Fund	Section 3.5(a)
Exchange Ratio Extended Closing Date Fee Payee Fee Payor	Section 3.1(b) Section 2.3(a) Section 9.3(d)(i) Section 9.3(d)(i)
Form S-4	Section 4.5(b)
Fractional Share Consideration GBCC GRULPA	Section 3.1(b) Preamble Preamble
Indemnified Parties Indemnifying Parties	Section 7.6(a) Section 7.6(a)
Initial Closing Documents	Section 2.3(b)(i)
Interim Period	Section 6.1(a)
Intervening Event Notice Period	Section 7.4(b)(v)
Joint Proxy Statement	Section 3.5(a)
JP Morgan	Section 4.21
Letter of Transmittal	Section 3.5(c)(i)
MAA	Preamble
MAA 368 Opinion	Section 8.2(f)
MAA Board	Preamble
MAA Disclosure Letter	Article V
MAA Employee Benefit Plan MAA Employee Waivers	Section 5.13(a) Preamble
MAA Insurance Policies	Section 5.20
MAA LP	Preamble
MAA Material Contract	Section 5.19(b)
MAA Parties	Preamble
MAA Permits	Section 5.6(a)
MAA Permitted Liens	Section 5.18(b)
MAA Preferred Stock	Section 5.3(a)
MAA Preferred Units	Section 3.2(b)
MAA Properties	Section 5.18(a)
MAA Recommendation	Section 5.4(b)
MAA REIT Opinion	Section 8.3(e)
MAA SEC Documents MAA Shareholder Approval	Section 5.7(a) Section 5.22
MAA Subsidiary Partnership	Section 5.12(g)
MAA Tax Protection Agreements	Section 5.12(g)
MAA Third Party	Section 5.18(h)
MAA Title Insurance Policies	Section 5.18(j)
Maximum Premium	Section 7.6(c)
Merger Consideration	Section 3.1(b)
Mergers	Preamble
New MAA OP Units	Section 3.2(a)
Notice of Recommendation Change	Section 7.4(b)(iv)

Defined Terms	Location of Definition
Notice Period	Section 7.4(b)(iv)
Organizational Documents	Section 7.6(a)
Outside Date Parent Merger	Section 9.1(c) Preamble
Parent Merger Effective Time	Section 2.2(c)
Parties	Preamble
Partnership Merger	Preamble
Partnership Merger Effective Time	Section 2.1(c)
Plans and Specifications	Section 4.18(k)
Post	Preamble
Post 368 Opinion	Section 8.3(f)
Post Board	Preamble
Post Designees	Section 2.5
Post Development Contracts	Section 4.18(k)
Post Development Property	Section 4.18(k)
Post Disclosure Letter Post DRIP Post Employee Benefit Plans	Article IV Section 4.3(c) Section 4.13(a)
Post GP	Preamble
Post Insurance Policies	Section 4.20
Post LP	Preamble
Post Material Contract	Section 4.19(b)
Post Parties	Preamble
Post Partner Approval	Section 4.22
Post Pending Acquisitions	Section 6.1(b)(vii)
Post Permits	Section 4.6(a)
Post Permitted Liens	Section 4.18(b)
Post Preferred Stock	Section 4.3(a)
Post Properties	Section 4.18(a)
Post Recommendation	Section 4.4(b)
Post REIT Opinions	Section 8.2(e)
Post SEC Documents	Section 4.7(a)
Post Series A Preferred Stock	Section 4.3(a)
Post Shareholder Approval	Section 4.22
Post Subsidiary Partnership	Section 4.12(g)
Post Tax Protection Agreement	Section 4.12(g)
Post Third Party	Section 4.18(h)
Post Title Insurance Policies	Section 4.18(j)
Preferred Book-Entry Share	Section 3.1(e)
Preferred Certificates	Section 3.1(e)
Preferred Merger Consideration	Section 3.1(e)
Process Agent	Section 10.8(c)
Qualified REIT Subsidiary Qualifying Income	Section 4.12(b) Section 9.3(d)(i)
REIT	Section 4.12(b)
REIT Dividends	Section 7.19(b)
Scheduled Closing Date	Section 2.3(a)
Specified Action	Section 7.8(f)
Superior Proposal	Section 7.4(c)
Takeover Statutes	Section 4.25
Taxable REIT Subsidiary TBCA	Section 4.12(b) Preamble

Defined Terms	Location of Definition
Transfer Taxes	Section 7.13(b)
TRULPA	Preamble
willful breach	Section 9.2

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” unless the context expressly provides otherwise;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(e) the phrase “made available” in this Agreement means that the information referred to has been made available if requested by the Party to whom such information is to be made available;

(f) any pronoun shall include the corresponding masculine, feminine and neuter forms;

(g) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and

(h) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE II

THE MERGERS

Section 2.1 The Partnership Merger.

(a) Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the GRULPA and the TRULPA, at the Partnership Merger Effective Time, Post LP shall merge with and into MAA LP, with MAA LP continuing as the surviving entity. The Partnership Merger shall have the effects provided in this Agreement and as specified in the GRULPA and the TRULPA.

(b) The Parties shall cause the Partnership Merger to be consummated as soon as practicable on the Closing Date, and shall file (i) the certificate of merger with the Secretary of State of the State of Georgia in accordance with the GRULPA, in such form as required by, and executed in accordance with the relevant provisions of, the GRULPA, and (ii) the certificate of merger with the Secretary of State of the State of Tennessee in accordance with the TRULPA, in such form as required by, and executed in accordance with the relevant provisions of, the TRULPA. The Parties shall make all other filings, recordings or publications required, if any, under the GRULPA and the TRULPA in connection with the Partnership Merger.

(c) The Partnership Merger shall become effective upon the later of such time as the certificate of merger has been filed with the Secretary of State of the State of Georgia or the certificate of merger has been filed with the Secretary of State of the State of Tennessee, or such later time which the Parties hereto shall have agreed upon and designated in such filings in accordance with the GRULPA and the TRULPA as the effective time of the Partnership Merger, but not to exceed thirty (30) days after the applicable certificate of merger has been accepted for record by the relevant governmental office (the “Partnership Merger Effective Time”).

Section 2.2 The Parent Merger.

(a) Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the applicable provisions of the GBCC and the TBCA, at the Parent Merger Effective Time, Post shall merge with and into MAA, with MAA continuing as the surviving entity. The Parent Merger will have the effects provided in this Agreement and as set forth in the GBCC and the TBCA.

(b) The Parties shall cause the Parent Merger to be consummated as soon as practicable on the Closing Date immediately after the Partnership Merger Effective Time, and shall file (i) the articles of merger with the Secretary of State of the State of Georgia in accordance with the GBCC, in such form as required by, and executed in accordance with the relevant provisions of, the GBCC, and (ii) the articles of merger with the Secretary of State of the State of Tennessee in accordance with the TBCA, in such form as required by, and executed in accordance with the relevant provisions of, the TBCA. The Parties shall make all other filings, recordings or publications, if any, required under the GBCC and the TBCA in connection with the Parent Merger.

(c) The Parent Merger shall become effective upon the later of such time as the articles of merger have been filed with the Secretary of State of the State of Georgia or the articles of merger have been filed with the Secretary of State of the State of Tennessee, or such later time which the Parties hereto shall have agreed upon and designated in such filings in accordance with the GBCC and the TBCA as the effective time of the Parent Merger, but not to exceed thirty (30) days after the applicable articles of merger have been accepted for record by the relevant governmental office (the “Parent Merger Effective Time”); it being understood and agreed that the Parties shall cause the Parent Merger Effective Time to occur on the Closing Date as soon as practicable following the Partnership Merger Effective Time.

Section 2.3 Closing.

(a) The closing (the “Closing”) of the Mergers will take place at the date and time mutually agreed upon by the Parties (but in no event later than the second (2nd) Business Day (the “Scheduled Closing Date”) after all the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the Party entitled to the benefit of the same) (the date on which such conditions (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) are satisfied or waived being the “Condition Satisfaction Date”), or at such other date and time to be specified in writing by the Parties, provided, however, that, subject to the provisions of Section 2.3(b), MAA may elect in writing by notice to Post in accordance with Section 2.3(b) at its discretion to schedule the Closing Date on the last Business Day of the calendar month during which the Condition Satisfaction Date occurs, or on the first Business Day of the immediately succeeding calendar month (the “Extended Closing Date”). The Closing shall take place at the offices of Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018-1405, or at such other place as agreed to by the Parties.

(b) On the Scheduled Closing Date:

(i) (A) Post shall deliver to MAA the certificate contemplated by Section 8.2(c) certifying as to such matters as of the Scheduled Closing Date, (B) King & Spalding LLP shall deliver the Post REIT Opinions to MAA, (C) Goodwin Procter LLP shall deliver the MAA 368 Opinion to MAA, (D) MAA shall deliver to Post the certificate contemplated by Section 8.3(c) certifying as to such matters as of the Scheduled Closing Date, (E) Bass, Berry & Sims PLC shall deliver the MAA REIT Opinion to Post and (F) King & Spalding LLP shall deliver the Post 368 Opinion to Post (collectively, the “Initial Closing Documents”);

(ii) Following receipt of the Initial Closing Documents, if MAA elects to postpone the Scheduled Closing Date to the Extended Closing Date, MAA shall deliver to Post on the Scheduled Closing Date a written notice, which notice shall (A) expressly acknowledge the occurrence of the Condition Satisfaction Date, (B) state that

MAA has elected to postpone the Scheduled Closing Date to the Extended Closing Date and (C) expressly acknowledge the irrevocable waivers by the MAA Parties and the satisfaction of the closing conditions by the Post Parties as provided in Section 2.3(c)(i)(A) (the “Closing Postponement Notice”); and

(iii) In the event that Post shall receive a Closing Postponement Notice from MAA, on the Scheduled Closing Date, Post shall be required to deliver to MAA on the Scheduled Closing Date a written acknowledgement, which acknowledgement shall (A) expressly acknowledge the occurrence of the Condition Satisfaction Date and (B) expressly acknowledge the irrevocable waivers by the Post Parties and the satisfaction of the closing conditions by the MAA Parties as provided in Section 2.3(c)(i)(B) (the “Closing Acknowledgement”).

(c) If, on the Scheduled Closing Date, the Initial Closing Documents are not delivered or MAA does not deliver a Closing Postponement Notice, then the Scheduled Closing Date shall be the Closing Date. If, on the Scheduled Closing Date, the Initial Closing Documents are delivered and MAA delivers its Closing Postponement Notice, then Post shall be required to deliver the Closing Acknowledgement and:

(i) (A) The conditions to the obligations of the MAA Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement set forth in Section 8.1(a), Section 8.1(d), Section 8.2(a), Section 8.2(b), Section 8.2(c), Section 8.2(d), Section 8.2(e) and Section 8.2(f) shall be deemed to be irrevocably satisfied in their entirety for purposes of the Closing with no further bring down of any such conditions and irrevocably waived by the MAA Parties in all respects (except to the extent of a failure of the condition set forth in Section 8.2(b) to be satisfied on or after the Scheduled Closing Date due to a willful breach by the Post Parties of an agreement or covenant contained in this Agreement occurring solely on or after the Scheduled Closing Date), and (B) the conditions to the obligations of the Post Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement set forth in Section 8.1(a), Section 8.1(d), Section 8.3(a), Section 8.3(b), Section 8.3(c), Section 8.3(d), Section 8.3(e) and Section 8.3(f) shall be deemed to be irrevocably satisfied in their entirety for purposes of the Closing with no further bring down of any such conditions and irrevocably waived by the Post Parties in all respects (except to the extent of a failure of the condition set forth in Section 8.3(b) to be satisfied on or after the Scheduled Closing Date due to a willful breach by the MAA Parties of an agreement or covenant contained in this Agreement occurring solely on or after the Scheduled Closing Date);

(ii) On the Extended Closing Date, the only conditions to the obligations of the MAA Parties and the Post Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement shall be the satisfaction of the conditions set forth in Section 8.1(b) and Section 8.1(c) and as set forth in Section 2.3(c)(iii) below;

(iii) (A) Post shall, on the Extended Closing Date, as a condition to the obligations of the MAA Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement, deliver a certificate to the MAA Parties certifying that, on and after the Scheduled Closing Date through and including the Extended Closing Date, the Post Parties have not willfully breached any agreement or covenant contained in this Agreement such that the condition set forth in Section 8.2(b) shall not be satisfied as of the Extended Closing Date, and (B) MAA shall, on the Extended Closing Date, as a condition to the obligations of the Post Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement, deliver a certificate to the Post Parties certifying that, on and after the Scheduled Closing Date through and including the Extended Closing Date, the MAA Parties have not willfully breached any agreement or covenant contained in this Agreement such that the condition set forth in Section 8.3(b) shall not be satisfied as of the Extended Closing Date; and

(iv) (A) The MAA Parties’ right to terminate this Agreement pursuant to Section 9.1(c), Section 9.1(d) (except with respect to a willful breach by the Post Parties of an agreement or covenant contained in this Agreement on or after the Scheduled Closing Date with respect to the condition set forth in Section 8.2(b)), Section 9.1(e) or Section 9.1(g) shall be deemed to be irrevocably waived by the MAA Parties in all respects, and (B) the Post Parties’ right to terminate this Agreement pursuant to Section 9.1(c), Section 9.1(d) (except with respect to a willful breach by the MAA Parties of an agreement or covenant contained in this Agreement on or after the Scheduled Closing Date with respect to the condition set forth in Section 8.3(b)), Section 9.1(e) or Section 9.1(f) shall be deemed to be irrevocably waived by the Post Parties in all respects.

Section 2.4 Governing Documents. The MAA Charter and MAA Bylaws as in effect immediately prior to the Parent Merger Effective Time shall be the charter and bylaws of MAA immediately following the Parent Merger Effective Time, until further amended in accordance with applicable Law. The limited partnership agreement of MAA LP, as in effect immediately prior to the Partnership Merger Effective Time shall be the limited partnership agreement of MAA LP immediately following the Partnership Merger Effective Time, until thereafter amended in accordance with the provisions thereof and in accordance with applicable Law. Nothing in this Section 2.4 shall affect in any way the indemnification or other obligations provided for in Section 7.6.

Section 2.5 Board of Directors. Immediately following the Parent Merger Effective Time, the MAA Board shall be increased to thirteen (13) members and the MAA Board shall fill the three (3) newly created vacancies by immediately appointing to the MAA Board the three (3) members designated by the Post Board pursuant to Section 7.16(b) (the “Post Designees”), to serve until the 2017 annual meeting of MAA’s shareholders (and until their successors have been duly elected and qualified) and who shall be nominated by the MAA Board for reelection at the 2017 annual meeting of MAA’s shareholders, subject to the satisfaction and compliance of such Post Designees with MAA’s then-current corporate governance guidelines and code of business conduct and ethics.

Section 2.6 Tax Consequences. It is intended that, for U.S. federal income tax purposes, the Parent Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and 361 of the Code. It is further intended for U.S. federal income tax purposes that the Partnership Merger shall qualify as and constitute an “asset-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i), with MAA LP being the continuing partnership pursuant to Treasury Regulations Section 1.708-1(c)(1) whereby Post LP will be treated as contributing its assets to MAA LP in exchange for MAA LP interests, followed by a distribution by Post LP of the MAA LP interests in liquidation of Post LP.

ARTICLE III

EFFECTS OF THE MERGERS

Section 3.1 Effects on Shares. At the Parent Merger Effective Time and by virtue of the Parent Merger and without any further action on the part of MAA, Post, or the holders of any securities of MAA or Post:

(a) Cancellation of Post Common Stock. Each share of Post Common Stock issued and outstanding immediately prior to the Parent Merger Effective Time that is held by MAA, any MAA Subsidiary or any wholly owned Post Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no payment shall be made with respect thereto.

(b) Conversion of Post Common Stock. Subject to Section 3.4(b), each share of Post Common Stock issued and outstanding immediately prior to the Parent Merger Effective Time (other than shares to be cancelled in accordance with Section 3.1(a)) shall automatically be converted into the right to receive 0.71 (as the same may be adjusted pursuant to Section 3.3, the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of MAA Common Stock (the “Merger Consideration”), without interest, subject to any applicable withholding Tax. All shares of Post Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share registered in the transfer books of Post (a “Book-Entry Share”) that immediately prior to the Parent Merger Effective Time represented shares of Post Common Stock shall cease to have any rights with respect to such shares of Post Common Stock other than the right to receive the Merger Consideration in accordance with Section 3.5, including the right, if any, to receive, pursuant to Section 3.8, cash in lieu of fractional shares of MAA Common Stock into which such shares of Post Common Stock have been converted pursuant to this Section 3.1(b) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 3.5(d).

(c) Share Transfer Books. At the Parent Merger Effective Time, the share transfer books of Post shall be closed and thereafter there shall be no further registration of transfers of the shares of Post Common Stock or the shares of Post Series A Preferred Stock. From and after the Parent Merger Effective Time, persons who held shares of Post Common Stock or Post Series A Preferred Stock immediately prior to the Parent Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Parent Merger Effective Time, any Certificates or Book-Entry Shares of Post presented to the Exchange Agent, MAA or the transfer agent for any reason shall be exchanged as provided in this Article III with respect to the shares of Post Common Stock and the shares of Post Series A Preferred Stock formerly represented thereby.

(d) MAA Common Stock. Each share of MAA Common Stock outstanding immediately prior to the Parent Merger Effective Time shall remain outstanding following the Parent Merger Effective Time.

(e) Conversion of Post Preferred Stock. Each share of the Post Series A Preferred Stock issued and outstanding immediately prior to the Parent Merger Effective Time shall be automatically converted into the right to receive one newly issued share of MAA Series I Preferred Stock (the “Preferred Merger Consideration”), without interest, subject to any applicable withholding Tax. All shares of Post Series A Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Preferred Certificate”) or book-entry share registered in the transfer books of Post (a “Preferred Book-Entry Share”) that immediately prior to the Parent Merger Effective Time represented shares of Post Series A Preferred Stock shall cease to have any rights with respect to such shares of Post Series A Preferred Stock other than the right to receive the Preferred Merger Consideration in accordance with Section 3.5.

Section 3.2 Effects on Partnership Interests.

(a) Conversion of Post OP Units. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of MAA LP, Post LP or the holders of Post OP Units or MAA OP Units, (i) the interests of the general partner in Post LP (other than the Post OP Units held by Post, which shall be converted pursuant to clause (ii) hereof) shall be cancelled and no payment shall be made with respect thereto, and (ii) each Post OP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into validly issued Class A Common Units in MAA LP (“New MAA OP Units”) in an amount equal to (A) one (1), multiplied by (B) the Exchange Ratio, and each holder of New MAA OP Units shall be admitted as a limited partner of MAA LP in accordance with the terms of the limited partnership agreement of MAA LP following the Partnership Merger Effective Time.

(b) Conversion of Post Preferred Units. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of MAA LP, Post LP, or the holders of Post OP Units, MAA OP Units or Post Preferred Units, each Post Preferred Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into one validly issued preferred unit in MAA LP (“MAA Preferred Units”) in accordance with the terms of the limited partnership agreement of MAA LP, having the rights, preferences, privileges and voting powers substantially the same as those of the Post Preferred Units immediately prior to the Partnership Merger.

Section 3.3 Adjustments. Without limiting the other provisions of this Agreement and subject to Section 6.1(b)(ii) and Section 6.1(b)(iii), if at any time during the period between the date of this Agreement and the Parent Merger Effective Time, Post should split, combine or otherwise reclassify the shares of Post Common Stock, or make a dividend or other distribution in shares of Post Common Stock (including any dividend or other distribution of securities convertible into shares of Post Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the other Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change. Without limiting the other provisions of this Agreement and subject to Section 6.2(b)(ii) and Section 6.2(b)(iii), if at any time during the period between the date of this Agreement and the Parent Merger Effective Time, MAA should split, combine or otherwise reclassify the MAA Common Stock, or make a distribution in shares of MAA Common Stock (including any dividend or other distribution of securities convertible into MAA Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change (without limiting any other rights of the other Parties hereunder), then the Exchange Ratio shall be ratably adjusted to reflect any such change.

Section 3.4 Post Options and Restricted Stock.

(a) At the Parent Merger Effective Time, each outstanding Post Option will vest in full and will be assumed by MAA by virtue of the Parent Merger and without any action on the part of the holder thereof. Subject to, and in accordance with, the terms of the applicable Post Equity Incentive Plan and award agreement or other agreement or other document evidencing Post Options, from and after the Parent Merger Effective Time, each Post Option so assumed by MAA under this Agreement will otherwise continue to have, and be subject to, the same terms and conditions, other than vesting, as were applicable to the corresponding Post Option immediately prior to the Parent Merger Effective Time as set forth in the applicable Post Equity Incentive Plan (including any applicable award agreement, other agreement or other document evidencing such Post Option) immediately prior to the Parent Merger Effective Time, except that, from and after the Parent Merger Effective Time, (A) each Post Option will be exercisable for that number of whole shares of MAA Common Stock equal to the product of the number of shares of Post Common Stock that were subject to such Post Option immediately prior to the Parent Merger Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of MAA Common Stock and (B) the per share exercise price for the shares of MAA Common Stock issuable upon exercise of such assumed Post Option will be equal to the quotient determined by dividing the exercise price of each share of Post Common Stock subject to such assumed Post Option by the Exchange Ratio, rounded up to the nearest whole cent.

(b) Immediately prior to the Parent Merger Effective Time, any and all outstanding issuance and forfeiture conditions on any shares of Post Common Stock subject to Post Restricted Stock Awards shall be deemed satisfied in full, contingent upon the closing of the Parent Merger, as stated in the Post Equity Incentive Plans, and such shares of Post Common Stock will be entitled to receive the Merger Consideration pursuant to Section 3.1(b).

(c) Prior to the Parent Merger Effective Time, Post and MAA agree that Post shall, and shall be permitted under this Agreement to, take all corporate action necessary to effectuate the provisions of this Section 3.4. From and after the Parent Merger Effective Time, unless the compensation committee of the MAA Board determines otherwise, all references to Post in the Post Equity Incentive Plans and in each agreement evidencing any Post Options or any other Post equity-based award, shall be deemed (i) for all purposes relating to employment, consultancy or directorship (or words of similar meaning) to refer to MAA and its Subsidiaries and (ii) for all other purposes, to refer to MAA.

Section 3.5 Exchange of Certificates.

(a) Not less than five (5) days prior to dissemination of a joint proxy statement in preliminary and definitive form relating to the Post Shareholder Meeting and the MAA Shareholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”), MAA shall appoint a bank or trust company reasonably satisfactory to Post to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration, the Preferred Merger Consideration and the Fractional Share Consideration, as provided in Section 3.1(b), Section 3.1(e) and Section 3.8. On or before the Partnership Merger Effective Time, MAA shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of MAA Common Stock in book-entry form issuable pursuant to Section 3.1(b) equal to the aggregate Merger Consideration, (ii) evidence of MAA Series I Preferred Stock in book-entry form issuable pursuant to Section 3.1(e) equal to the aggregate Preferred Merger Consideration, and (iii) cash in immediately available funds in an amount sufficient to pay the Fractional Share Consideration and any dividends under Section 3.5(d) (such evidence of book-entry shares of MAA Common Stock, evidence of book-entry shares of MAA Series I Preferred Stock, and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Post Common Stock and shares of Post Series A Preferred Stock, as applicable. MAA shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration and Preferred Merger Consideration, payment of the Fractional Share Consideration and any amounts payable in respect of dividends or other distributions on shares of MAA Common Stock or MAA Series I Preferred Stock in accordance with Section 3.5(d) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by MAA. Interest and other income on the Exchange Fund shall be the sole and exclusive property of MAA. No investment of the Exchange Fund shall relieve MAA or the Exchange Agent from making the payments required by this Article III, and following any losses from any such investment, MAA shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy MAA’s obligations hereunder for the benefit of the holders of shares of Post Common Stock and Post Series A Preferred Stock at the Parent Merger Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

(c) Exchange Procedures.

(i) As promptly as practicable following the Parent Merger Effective Time (but in no event later than two (2) Business Days thereafter), MAA shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share, or of a Preferred Certificate or Preferred Book-Entry Share, as applicable, (A) a letter of transmittal (a “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, or to the Preferred Certificates or Preferred Book-Entry Shares, as applicable, shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, or the Preferred Certificates (or affidavits of loss in lieu thereof) or Preferred Book-Entry Shares, as applicable, to the Exchange Agent, which Letter of Transmittal shall be in such form and have such other customary provisions as MAA and Post may reasonably agree upon, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, or the Preferred Certificates (or affidavits of loss in lieu thereof) or Preferred Book-Entry Shares, as applicable, in exchange for the Merger Consideration or Preferred Merger Consideration, as applicable, into which the number of shares of Post Common Stock previously represented by such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, or, as applicable, the number of shares of Post Series A Preferred Stock previously represented by such Preferred Certificate (or affidavit of loss in lieu thereof) or Preferred Book-Entry Share, shall have been converted pursuant to this Agreement, together with any amounts payable in respect of the Fractional Share Consideration in accordance with Section 3.8 and dividends or other distributions on shares of MAA Common Stock or MAA Series I Preferred Stock in accordance with Section 3.5(d).

(ii) Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share, or a Preferred Certificate (or an affidavit of loss in lieu thereof) or Preferred Book-Entry Share, as applicable, to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, or such Preferred Certificate (or affidavit of loss in lieu thereof) or Preferred Book-Entry Share, as applicable, shall be entitled to receive in exchange therefor the Merger Consideration for each share of Post Common Stock formerly represented by such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, or, as applicable, the Preferred Merger Consideration for each share of Post Series A Preferred Stock formerly represented by such Preferred Certificate (or affidavit of loss in lieu thereof) or Preferred Book-Entry Share, in each case pursuant to the provisions of this Article III, plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.8 and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of MAA Common Stock or MAA Series I Preferred Stock in accordance with Section 3.5(d) to be mailed or delivered by wire transfer, within two (2) Business Days following the later to occur of (A) the Parent Merger Effective Time or (B) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry

Share, or, as applicable, such Preferred Certificate (or affidavit of loss in lieu thereof) or Preferred Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, or, applicable, the Preferred Certificate (or affidavit of loss in lieu thereof) or Preferred Book-Entry Share, so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, or, as applicable, such Preferred Certificates (or affidavits of loss in lieu thereof) or Preferred Book-Entry Shares, upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered as contemplated by this Section 3.5, each Certificate (or affidavit of loss in lieu thereof) and Book-Entry Share, or, as applicable, each Preferred Certificate (or affidavit of loss in lieu thereof) and Preferred Book-Entry Share, shall be deemed, at any time after the Parent Merger Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration or the Preferred Merger Consideration, as applicable, as contemplated by this Article III. No interest shall be paid or accrued for the benefit of holders of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, or the holders of the Preferred Certificates (or affidavits of loss in lieu thereof) or Preferred Book-Entry Shares, on the Merger Consideration, the Preferred Merger Consideration or the Fractional Share Consideration, as applicable, payable upon the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, or, as applicable, the Preferred Certificates (or affidavits of loss in lieu thereof) or Preferred Book-Entry Shares, and, in either case, any distributions to which such holder is entitled pursuant to Section 3.5(d) hereof.

(iii) In the event of a transfer of ownership of shares of Post Common Stock or Post Series A Preferred Stock that is not registered in the transfer records of Post, it shall be a condition of payment that any Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, or, as applicable, any Preferred Certificate (or affidavit of loss in lieu thereof) or Preferred Book-Entry Share, surrendered in accordance with the procedures set forth in this Section 3.5(c) shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration or Preferred Merger Consideration, as applicable, to a Person other than the registered holder of the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, or, as applicable, the Preferred Certificate (or affidavit of loss in lieu thereof) or Preferred Book-Entry Share, surrendered or shall have established to the reasonable satisfaction of MAA that such Tax either has been paid or is not applicable.

(d) Dividends with Respect to MAA Common Stock and MAA Series I Preferred Stock. No dividends or other distributions with respect to MAA Common Stock or MAA Series I Preferred Stock with a record date after the Parent Merger Effective Time shall be paid to the holder of any unsurrendered Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share with respect to the shares of MAA Common Stock issuable hereunder or to the holder of any unsurrendered Preferred Certificate (or affidavit of loss in lieu thereof) or Preferred Book-Entry Share with respect to the shares of MAA Series I Preferred Stock issuable hereunder, and all such dividends and other distributions shall be paid by MAA to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share with respect to the shares of MAA Common Stock issuable hereunder or the surrender of such Preferred Certificate (or affidavit of loss in lieu thereof) or Preferred Book-Entry Share with respect to the shares of MAA Series I Preferred Stock issuable hereunder (or, in either case, affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share or, as applicable, Preferred Certificate (or affidavit of loss in lieu thereof) or Preferred Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Parent Merger Effective Time theretofore paid with respect to such shares of MAA Common Stock or MAA Series I Preferred Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Parent Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of MAA Common Stock or MAA Series I Preferred Stock.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any Fractional Share Consideration and any applicable dividends or other distributions with respect to MAA Common Stock or MAA Series I Preferred Stock) which remains undistributed to the holders of shares of Post Common Stock or Post Series A Preferred Stock, as applicable, for twelve (12) months after the Parent Merger Effective Time shall be delivered to MAA, upon demand, and any former holders of shares of Post Common Stock or Post Series A Preferred Stock prior to the Parent Merger who have not theretofore complied with this Article III shall thereafter look only to MAA for payment of the Merger Consideration or Preferred Merger Consideration, as applicable.

(f) No Liability. None of the MAA Parties, the Post Parties, the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any person in respect of the Merger Consideration or the Preferred Merger Consideration, as applicable, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of MAA, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.6 Withholding Rights. The Parties, their respective Affiliates and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, the Fractional Share Consideration and the Preferred Merger Consideration, as applicable (and any other consideration otherwise payable pursuant to this Agreement or deemed paid for Tax purposes), such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 3.7 Structure.

(a) Each Party hereto shall reasonably cooperate with and agree to any reasonable changes requested by the other Parties regarding the structure of the transactions contemplated herein, which cooperation shall include entering into appropriate amendments to this Agreement, to reflect the change; provided, that no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Post Common Stock or Post OP Units as currently contemplated in this Agreement, (ii) reasonably be anticipated to impose any material impediment or delay, or condition to, consummation of the Mergers, (iii) adversely affect, including with respect to federal income tax treatment, any of the parties hereto or the holders of Post Common Stock or Post OP Units in connection with the Mergers, (iv) require submission to or approval by holders of Post Common Stock after the Post Shareholder Approval or to holders of MAA Common Stock after the MAA Shareholder Approval or (v) require submission to or approval by holders of Post OP Units (other than to the extent solely from Post or a Post Subsidiary (including Post GP and Post LP Holdings, Inc.), as general partner and/or limited partner of Post LP).

(b) Subject to the limitations set forth in Section 3.7(a), MAA shall have the right, in its sole discretion, to cause the timing of the consummation of the Partnership Merger and Parent Merger to be re-ordered so that the Partnership Merger shall occur and be consummated following the consummation of the Parent Merger (and, therefore, the Partnership Merger Effective Time will occur following the Parent Merger Effective Time).

(c) Subject to the limitations set forth in Section 3.7(a), MAA shall have the right, in its sole discretion, to cause the structure of the Partnership Merger to be changed from a direct merger of Post LP with and into MAA LP with MAA LP continuing as the surviving entity, to a merger of a newly-formed wholly-owned subsidiary of MAA LP with and into Post LP with Post LP continuing as the surviving entity and a subsidiary of MAA LP; provided, that any such newly-formed subsidiary of MAA LP shall sign a joinder to this Agreement.

Section 3.8 Fractional Shares. No certificate or scrip representing fractional shares of MAA Common Stock shall be issued upon the surrender for exchange of Certificates or the transfer of Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of MAA. Notwithstanding any other provision of this Agreement, each holder of shares of Post Common Stock converted pursuant to the Parent Merger who would otherwise have been entitled to receive a fraction of a share of MAA Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of MAA Common Stock multiplied by the VWAP of MAA Common Stock.

Section 3.9 Lost Certificates. If any Certificate or Preferred Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate or Preferred Certificate to be lost, stolen or destroyed and, if required by MAA, the posting by such Person of a bond in such reasonable amount as MAA may direct, as indemnity against any claim that may be made against it with respect to such Certificate or Preferred Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate or Preferred Certificate, as applicable, the Merger Consideration, the Fractional Share Consideration, the Preferred Merger Consideration and any distributions to which such holder is entitled pursuant to this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF POST

Except (a) as set forth in the disclosure letter that has been prepared by the Post Parties and delivered by the Post Parties to the MAA Parties in connection with the execution and delivery of this Agreement (the “Post Disclosure Letter”) (it being agreed that (i) disclosure of any item in any section of the Post Disclosure Letter with respect to any Section or subsection of Article IV of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article IV of this Agreement to the extent such relationship is reasonably apparent; provided, that nothing in the Post Disclosure Letter is intended to broaden the scope of any representation or warranty of the Post Parties made herein and (ii) no reference to or disclosure of any item or other matter in the Post Disclosure Letter shall be construed as an admission or indication that (A) such item or other matter is material, (B) such item or other matter is required to be referred to or disclosed in the Post Disclosure Letter or (C) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Post or any of the Post Subsidiaries is a party exists or has actually occurred), or (b) other than with respect to representations or warranties set forth in Section 4.12, as disclosed in publicly available Post SEC Documents filed with, or furnished to, as applicable, the SEC on or after January 1, 2013 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” (but including any description of historic facts or events included therein) and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer (but including any description of historic facts or events included therein) or other statements that are predictive or forward-looking in nature), the Post Parties hereby jointly and severally represent and warrant to the MAA Parties that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Post is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Post is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Post Material Adverse Effect.

(b) Each Post Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Post Material Adverse Effect.

(c) Section 4.1(c) of the Post Disclosure Letter sets forth a true and complete list of the Post Subsidiaries and their respective jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by Post in each Post Subsidiary.

(d) Except as set forth in Section 4.1(d) of the Post Disclosure Letter, neither Post nor any Post Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Post Subsidiaries and investments in short-term investment securities).

Section 4.2 Organizational Documents. There are no current or pending dissolution, liquidation, forfeiture or revocation proceedings regarding Post or any of the Post Subsidiaries. Post has made available to MAA complete and correct copies of (i) the Post Articles of Incorporation and Post Bylaws and (ii) the Post LP Agreement and the certificate of limited partnership of Post LP, in each case as in effect on the date hereof, and all such organizational documents are in full force and effect.

Section 4.3 Capital Structure.

(a) The authorized capital stock of Post consists of 100,000,000 shares of Post Common Stock and 20,000,000 shares of preferred stock, par value $.01 per share (“Post Preferred Stock”), of which 1,150,000 shares are designated as 8 1⁄2% Series A Cumulative Redeemable Preferred Shares with a liquidation preference of $50 per share (“Post Series A Preferred Stock”). At the close of business on August 12, 2016, (i) 53,506,370.0653 shares of Post Common Stock were issued and outstanding, (ii) 867,846 shares of Post Series A Preferred Stock were issued and outstanding and no other shares of Post Preferred Stock were issued or outstanding, (iii) 159,210 shares of Post Common Stock were reserved for issuance pursuant to the terms of outstanding options granted pursuant to the Post Equity Incentive Plans and (iv) 113,064 shares of Post Common Stock were reserved for issuance upon redemption of Post OP Units. All issued and outstanding shares of the capital stock of Post are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of Post having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Post Common Stock may vote. Section 4.3(a) of the Post Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of the total number of outstanding Post Options under the Post Equity Incentive Plans and the number of shares of Post Common Stock subject to each outstanding Post Option, the exercise price, and the grant date. There are no other rights to purchase or receive shares of Post Common Stock granted under the Post Equity Incentive Plans or otherwise other than the Post Options.

(b) All of the outstanding shares of capital stock of each of the Post Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Post Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Post Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 4.3(b) of the Post Disclosure Letter, Post owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Post Subsidiaries owned by Post or a Post Subsidiary, free and clear of all Liens (other than Post Permitted Liens), and except as set forth in the Post LP Agreement, there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Post Subsidiary owned by Post or a Post Subsidiary or which would require any Post Subsidiary to issue or sell any shares of such Post Subsidiary capital stock, ownership interests or securities convertible into or exchangeable for shares of such Post Subsidiary capital stock or ownership interests.

(c) Except for shares of Post Common Stock subject to Post Restricted Stock Awards, rights under the Post Equity Incentive Plans or as set forth in this Section 4.3 or in Section 4.3(c) of the Post Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Post or any Post Subsidiary is a party or by which any of them is bound, obligating Post or any Post Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Post Common Stock, shares of Post Preferred Stock (including shares of Post Series A Preferred Stock) or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Post or any of the Post Subsidiaries or obligating Post or any Post Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 4.3(c) of the Post Disclosure Letter, there are no outstanding contractual obligations of Post or any Post Subsidiary to repurchase, redeem or otherwise acquire any shares of Post Common Stock, shares of Post Preferred Stock (including shares of Post Series A Preferred Stock), or other equity securities of Post or any Post Subsidiary. Neither Post nor any Post Subsidiary is a party to or, to the Knowledge of Post, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of Post or any of the Post Subsidiaries. At the close of business on August 12, 2016, (i) 1,010,838.70 shares of Post Common Stock were available for grant under the Post Equity Incentive Plans (excluding any securities reflected in Section 4.3(a)(iii)) and (ii) 1,817,490 shares of Post Common Stock were reserved for issuance under the Post ESPP and Post’s Dividend Reinvestment Stock Purchase Plan (the “Post DRIP”).

(d) Post does not have a “poison pill” or similar shareholder rights plan.

(e) Except as set forth in Section 4.3(e) of the Post Disclosure Letter, neither Post nor any Post Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

(f) All dividends or distributions on the Post Common Stock, the Post Series A Preferred Stock and any material dividends or distributions on any securities of any Post Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(g) Post GP is the sole general partner of Post LP and Post GP owns, directly or indirectly, all of the general partner interests in Post LP.

(h) As of the date of this Agreement, Post has not released any Third Party from (or waived the provisions of) any standstill agreement in the last two years.

(i) Section 4.3(i) of the Post Disclosure Letter sets forth, as of the date hereof, the name of, and the number and class of limited partnership interests held by, each partner in Post LP.

Section 4.4 Authority.

(a) Post has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Post Shareholder Approval, to consummate the transactions contemplated by this Agreement to which Post is a party, including the Parent Merger. The execution and delivery of this Agreement by Post and the consummation by Post of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Post are necessary to authorize this Agreement or the Parent Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Parent Merger, to receipt of the Post Shareholder Approval, and to the filing of the articles of merger with the Secretary of State of the State of Georgia. This Agreement has been duly executed and delivered by Post and assuming due authorization, execution and delivery by each of Post GP, Post LP, MAA and MAA LP, constitutes a legally valid and binding obligation of Post enforceable against Post in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Post Board, at a duly held meeting, has, by unanimous vote, (i) duly and validly authorized the execution and delivery of, and adopted, this Agreement and declared advisable the consummation of the Mergers and the other transactions contemplated by this Agreement, (ii) directed that the Parent Merger and the other transactions contemplated by this Agreement be submitted for consideration at the Post Shareholder Meeting, and (iii) as of the date of this Agreement, resolved to recommend that the shareholders of Post vote in favor of the approval of the Parent Merger and the other transactions contemplated by this Agreement (the “Post Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 7.4.

(c) Post LP has the requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Post Partner Approval, to consummate the transactions contemplated by this Agreement, including the Partnership Merger. The execution and delivery of this Agreement by Post LP and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary partnership action, and no other partnership proceedings on the part of Post LP are necessary to authorize this Agreement or the Partnership Merger or to consummate the transactions contemplated by this Agreement, subject, with respect to the Partnership Merger, to the receipt of the Post Partner Approval, and to the filing of the certificate of merger with the Secretary of State of the State of Georgia. This Agreement has been duly executed and delivered by Post LP, and assuming due authorization, execution and delivery by each of Post, Post GP, MAA and MAA LP, constitutes a legally valid and binding obligation of Post LP, enforceable against Post LP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(d) Post GP has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Post Partner Approval, to consummate the transactions contemplated by this Agreement, including the Partnership Merger. The execution and delivery of this Agreement by Post GP and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Post GP are necessary to authorize this Agreement or the Partnership Merger or to consummate the transactions contemplated by this Agreement, subject, with respect to the Partnership Merger, to the receipt of the Post Partner Approval, and to the filing of the certificate of merger with the Secretary of State of the State of Georgia. This Agreement has been duly executed and delivered by Post GP, and assuming due authorization, execution and delivery by each of Post, Post LP, MAA and MAA LP, constitutes a legally valid and binding obligation of Post GP, enforceable against Post GP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.5(a) of the Post Disclosure Letter, the execution and delivery of this Agreement by each of Post, Post GP and Post LP does not, and the performance of their respective obligations hereunder will not, (i) assuming receipt of the Post Shareholder Approval and the Post Partner Approval, conflict with or violate any provision of (A) the Post Articles of Incorporation or Post Bylaws, (B) the articles of incorporation or bylaws of Post GP, (C) the Post LP Agreement or the certificate of limited partnership of Post LP or (D) any equivalent organizational or governing documents of any other Post Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Post or any Post Subsidiary or by which any property or asset of Post or any Post Subsidiary is bound, or (iii) assuming receipt of the Post Shareholder Approval and the Post Partner Approval, require any consent or approval (except as contemplated by Section 4.5(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of Post or any Post Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Post or any Post Subsidiary pursuant to, any Post Material Contract, except, as to clauses (i)(D), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Post Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Post, Post GP and Post LP does not, and the performance of this Agreement by each of Post, Post GP and Post LP will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement in preliminary and definitive form and of a registration statement on Form S-4 pursuant to which the offer and sale of shares of MAA Common Stock and the MAA Series I Preferred Stock in the Parent Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, and (C) any documents in accordance with Section 7.10, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of (A) the articles of merger with respect to the Parent Merger with the Secretary of State of the State of Georgia and the Secretary of State of the State of Tennessee and (B) appropriate documents with the relevant authorities of the other jurisdictions in which Post and MAA and their respective Subsidiaries are qualified to do business, (iv) the filing of the certificate of merger with respect to the Partnership Merger with the Secretary of State of the State of Georgia and the Secretary of State of the State of Tennessee, respectively, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with Transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Post Material Adverse Effect.

Section 4.6 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.17 or Section 4.18, which are addressed solely in those Sections, Post and each Post Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for Post and each Post Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Post Permits”), except in each case as would not, individually or in the aggregate, reasonably be expected to have a Post Material Adverse Effect. All such Post Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Post Permits, individually or in the aggregate, would not reasonably be expected to have a

Post Material Adverse Effect. All applications required to have been filed for the renewal of the Post Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Post Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, would not reasonably be expected to have a Post Material Adverse Effect. Neither Post nor any Post Subsidiary has received any written claim or written notice nor has any Knowledge indicating that Post or any Post Subsidiary is currently not in compliance with the terms of any such Post Permits, except where the failure to be in compliance with the terms of any such Post Permits, individually or in the aggregate, would not reasonably be expected to have a Post Material Adverse Effect.

(b) Since January 1, 2014, neither Post nor any Post Subsidiary has been in conflict with, or in default or violation of (i) any Law applicable to Post or any Post Subsidiary or by which any property or asset of Post or any Post Subsidiary is bound (except for Laws addressed in Section 4.16, Section 4.17, or Section 4.18), or (ii) any Post Permits (except for the Post Permits addressed in Section 4.17 or Section 4.18), except in each case for any such conflicts, defaults or violations that have been cured, or, individually or in the aggregate, would not reasonably be expected to have a Post Material Adverse Effect.

Section 4.7 SEC Documents; Financial Statements.

(a) Post has made available to MAA (by public filing with or furnishing to the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed or furnished by Post and Post LP with the SEC since January 1, 2014 (the “Post SEC Documents”). Except for matters relating to open comment letters with the SEC as set forth in Section 4.7 of the Post Disclosure Letter, as of their respective dates, the Post SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Post SEC Documents and none of the Post SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Post SEC Documents filed or furnished and publicly available prior to the date of this Agreement and provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Post or Post LP. As of the date of this Agreement and except as previously made available to MAA, neither Post nor Post LP have any outstanding and unresolved comments from the SEC with respect to the Post SEC Documents. Other than Post LP, no Post Subsidiary is required to file any form or report with the SEC.

(b) Post has made available to MAA complete and correct copies of all written correspondence between the SEC on one hand, and Post or Post LP, on the other hand, since January 1, 2014. At all applicable times, Post and Post LP have both complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and any applicable rules and regulations thereunder, as amended from time to time, and the applicable listing and corporate governance rules of the NYSE.

(c) The consolidated financial statements of Post and the Post Subsidiaries included or incorporated by reference in the Post SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Post and the Post Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Post and the Post Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Post SEC Documents filed and publicly available prior to the date of this Agreement.

Section 4.8 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth in Section 4.8 of the Post Disclosure Letter, since June 30, 2016, Post and each Post Subsidiary has conducted its business in all material respects in the ordinary course. Since June 30, 2016, there has not been any Post Material Adverse Effect or any effect, event, change or circumstance that, individually or in the aggregate with all other effects, events, changes and circumstances, would reasonably be expected to have a Post Material Adverse Effect.

Section 4.9 No Undisclosed Material Liabilities. Except as disclosed in the Post SEC Documents, as set forth in Section 4.9 of the Post Disclosure Letter or as otherwise would not reasonably be expected to have a Post Material Adverse Effect, there are no liabilities of Post or any of the Post Subsidiaries of a nature that would be required under GAAP to be set forth on the financial statements of Post or the notes thereto, other than: (a) liabilities adequately provided for on the balance sheet of Post dated as of June 30, 2016 (including the notes thereto) as required by GAAP, (b) liabilities incurred in connection with the transactions contemplated by this Agreement, or (c) liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to June 30, 2016.

Section 4.10 No Default. Except as set forth on Section 4.10 of the Post Disclosure Letter, none of Post or any of the Post Subsidiaries is in default or violation (and to the Knowledge of Post, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) (i) the Post Articles of Incorporation or the Post Bylaws, (ii) the articles of incorporation or bylaws of Post GP, (iii) the Post LP Agreement or the certificate of limited partnership of Post LP or (iv) the comparable charter or organizational documents of any of the other Post Subsidiaries, (b) any loan or credit agreement, note, or any bond, mortgage or indenture, to which Post or any of the Post Subsidiaries is a party or by which Post, any of the Post Subsidiaries or any of their respective properties or assets is bound, or (c) any Order, statute, rule or regulation applicable to Post or any of the Post Subsidiaries, except in the case of (b) and (c) for defaults or violations which have been cured or, individually or in the aggregate, would not reasonably be expected to have a Post Material Adverse Effect.

Section 4.11 Litigation. Except as individually or in the aggregate, would not reasonably be expected to have a Post Material Adverse Effect, or as set forth in Section 4.11 of the Post Disclosure Letter, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Post, threatened in writing by or before any Governmental Authority against Post or any Post Subsidiary or any director or officer of Post or any Post Subsidiary, and (b) neither Post nor any Post Subsidiary, nor any of Post’s or any Post Subsidiary’s respective property, is subject to any outstanding Order of any Governmental Authority.

Section 4.12 Taxes.

(a) Post and each Post Subsidiary has timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Post and each Post Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax return. Neither Post nor any of its Subsidiaries has received a written claim, or to the Knowledge of Post, an unwritten claim, by any authority in a jurisdiction where any of them does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) Post and each Post REIT Subsidiary: (i) for all taxable years commencing with the taxable year ending December 31, 1993 (and the relevant Post REIT Subsidiary’s formation) and through December 31, 2015, has been subject to taxation as a real estate investment trust within the meaning of Sections 856 and 857 of the Code (a “REIT”) and has satisfied all requirements for qualification and taxation as a REIT for such years; (ii) has operated since January 1, 2016 and will operate to the Parent Merger Effective Time in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending with the Parent Merger (or in the case of each Post REIT Subsidiary, intends to continue to operate up to the Parent Merger in such a manner as to qualify as a REIT for its taxable year that will include the Parent Merger); and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS to its status as a REIT, and to the Knowledge of Post, no such challenge is pending or threatened. No entity in which Post owns an interest is a corporation for U.S. federal income tax purposes, other than a Post REIT Subsidiary, a corporation that qualifies as a REIT, a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”). Section 4.12(b) of the Post Disclosure Letter sets forth a list of each Post REIT Subsidiary, Qualified REIT Subsidiary and Taxable REIT Subsidiary owned directly or indirectly by Post, and each Post Subsidiary not set forth in Section 4.12(b) of the Post Disclosure Letter is and has been since its formation classified as a partnership or entity disregarded as separate from Post or a Post Subsidiary for U.S. federal income tax purposes. Each Post Subsidiary that is a partnership, joint venture or limited liability company and has not elected to be a Taxable REIT Subsidiary has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation. Taking into account all distributions to be made by Post prior to the Parent Merger Effective Time, Post will have distributed cash to its shareholders in its taxable year ending with the Parent Merger in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of its taxable year ending with the Parent Merger, and Post will not be subject to Tax under Sections 857(b) or 4981 of the Code in respect of its taxable year ending with the Parent Merger.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to the Knowledge of Post, threatened with regard to any Taxes or Tax Returns of Post or any Post Subsidiary; (ii) no deficiency for Taxes of Post or any Post Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Post, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Post Material Adverse Effect; (iii) except as set forth in Section 4.12(c)(iii) of the Post Disclosure Letter, neither Post nor any Post Subsidiary has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year or is the beneficiary of an extension of time to file any Tax Return except for any such waivers or extensions relating to an extension of time to file any non-income Tax Return in respect of a taxable year or period ending in 2015 or 2016; and (iv) except as set forth in Section 4.12(c)(iv) of the Post Disclosure Letter, neither Post nor any of the Post Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Neither Post nor any Post Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(e) Beginning with its taxable year ended December 31, 2012, (i) Post and the Post Subsidiaries have not incurred any liability for material Taxes under Sections 856(g)(5)(C), 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code which have not been previously paid and shall not incur any such liability for such Taxes in the taxable year ending on the Closing Date, and (ii) neither Post nor any Post Subsidiary has incurred any material liability for Taxes other than (A) in the ordinary course of business or consistent with past practice, or (B) transfer or similar Taxes arising in connection with a sale, exchange, or other transfer of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Post or the Post Subsidiaries.

(f) Post and the Post Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g) Except as set forth on Section 4.12(g) of the Post Disclosure Letter, there are no Post Tax Protection Agreements in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of Post, threatened to raise a material claim against Post or any Post Subsidiary for any breach of any Post Tax Protection Agreements. As used herein, “Post Tax Protection Agreements” means any written agreement to which Post or any Post Subsidiary is a party (i) pursuant to which any liability to holders of interests in a Post Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) that was entered into in connection with or related to the deferral of income Taxes of a holder of interests in a Post Subsidiary Partnership, and that requires Post or any Post Subsidiary (A) to maintain a minimum level of debt, continue a particular debt, or provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, (B) to retain or not to dispose of assets, or engage in transactions of comparable tax effect, (C) to make or refrain from making a Tax election, and/or (D) only dispose of assets in a particular manner. As used herein, “Post Subsidiary Partnership” means a Post Subsidiary that is a partnership for U.S. federal income tax purposes.

(h) There are no Tax Liens upon any property or assets of Post or any Post Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(i) Neither Post nor any Post Subsidiary has requested or has received any written ruling of a Governmental Authority, or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to which Post or any Post Subsidiary is a party (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business and Post Tax Protection Agreements).

(k) Neither Post nor any Post Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than Post or any Post Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(l) Neither Post nor any Post Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Neither Post nor any of the Post Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(n) Except as set forth in Section 4.12(n) of the Post Disclosure Letter, no written power of attorney that has been granted by Post or any of the Post Subsidiaries (other than to Post or a Post Subsidiary) currently is in force with respect to any matter relating to Taxes.

(o) Neither Post nor any of the Post Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(p) As of the date of this Agreement, Post is not aware of any fact or circumstance that could reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(q) Except as set forth in Section 4.12(q) of the Post Disclosure Letter, to the Knowledge of Post, neither it nor any of its Subsidiaries has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code or engaged in any transaction that would give rise to “redetermined rents, redetermined deductions, excess interest, and redetermined TRS service income” described in Section 857(b)(7) of the Code.

(r) This Section 4.12 contains the sole and exclusive representations and warranties of the Post Parties with respect to Taxes and Tax matters (other than those matters described in Section 4.7(c), Section 4.13, Section 4.14(c), Section 4.18(b) and Section 4.18(g)).

Section 4.13 Pension and Benefit Plans; Employees.

(a) Section 4.13(a) of the Post Disclosure Letter sets forth a list, as of the date hereof, of every material Employee Benefit Plan currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by Post or any of its ERISA Affiliates (such Employee Benefit Plans, the “Post Employee Benefit Plans”. Each such Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder that has not been revoked and, to the Knowledge of Post, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination or opinion letter.

(b) With respect to each such Post Employee Benefit Plan, Post has provided, or made available, to MAA (if applicable to such Post Employee Benefit Plan): (i) all documents embodying or governing such Post Employee Benefit Plan, and any funding medium for the Post Employee Benefit Plan (including, without limitation, trust agreements); (ii) the most recent IRS determination or opinion letter with respect to such Post Employee Benefit Plan under Section 401(a) of the Code; (iii) the most recently filed IRS Form 5500 Annual Report and accompanying schedules and audited financial statements; (iv) the most recent actuarial report; (v) the current summary plan description for such Post Employee Benefit Plan (or other descriptions of such Post Employee Benefit Plan provided to employees) and all summaries of material modifications thereto; (vi) any insurance policy related to such Post Employee Benefit Plan; and (vii) all material written correspondence received from the IRS, Pension Benefit Guaranty Corporation or the U.S. Department of Labor during the past three (3) years relating to any government investigation or audit or any submissions under any voluntary compliance or correction policy.

(c) Each Post Employee Benefit Plan has been administered in accordance with the requirements of applicable law, including, without limitation, ERISA and the Code, except as would not, individually or in the aggregate, reasonably be expected to have a Post Material Adverse Effect, and is being administered and operated in all material respects in accordance with its terms. No Post Employee Benefit Plan is subject to Title IV of ERISA, is a multiemployer plan, within the meaning of ERISA Section 3(37), is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or is a “multiple employer plan” (as defined in Section 413 of the Code). Neither Post nor any ERISA Affiliate has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any such multiemployer plan or multiple employer plan.

(d) Full payment has been made, or otherwise properly accrued on the books and records of Post and any ERISA Affiliate, of all amounts that Post and any ERISA Affiliate are required under the terms of the Post

Employee Benefit Plans to have paid as contributions to such Post Employee Benefit Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of Post through the Closing Date.

(e) Neither Post, an ERISA Affiliate or any person appointed or otherwise designated to act on behalf of Post, or an ERISA Affiliate, nor, to the Knowledge of Post, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Post Employee Benefit Plan that is reasonably expected to result in the imposition of a material penalty or pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

(f) No material liability, claim, action, audit, investigation, governmental proceeding or litigation has been made, commenced or, to the Knowledge of Post, threatened with respect to any Post Employee Benefit Plan (other than for benefits payable in the ordinary course of business).

(g) Except as set forth in Section 4.13(g) of the Post Disclosure Letter, no Post Employee Benefit Plan provides for medical, life insurance or other health or welfare benefits (other than under Section 4980B of the Code, Part 6 of Title I of ERISA or other similar applicable Law, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or former employee.

(h) Except as set forth in Section 4.13(h) of the Post Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (individually or together with the occurrence of any other event): (i) entitle any employee, trustee, director or consultant of Post or the Post Subsidiaries to severance pay or any increase in severance pay under any Post Employee Benefit Plan or Post employment agreement upon any termination of employment on or after the date of this Agreement; (ii) accelerate the time of payment, vesting or funding or result in any payment of compensation or benefits under, or increase the amount or value of any payment to any employee, officer, trustee or director of Post or any Post Subsidiary, or could limit the right to amend, merge or terminate any Post Employee Benefit Plan or related trust; (iii) result in payments or benefits under any Post Employee Benefit Plan or Post employment agreement which would not be deductible under Section 280G of the Code; or (iv) result in a requirement to pay any tax “gross up” or similar “make whole” payment to any employee, director, consultant or other service provider of Post or any of its ERISA Affiliates.

(i) The per share exercise price of each Post Option is no less than the fair market value of a share of Post Common Stock on the date of grant of such Post Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code. Each Post Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Post Employee Benefit Plan is, or to the Knowledge of Post, will be, subject to the penalties of Section 409A(a)(1) of the Code.

Section 4.14 Labor and Employment Matters.

(a) Neither Post nor any Post Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between Post, or any of the Post Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Post, threatened against Post or any of the Post Subsidiaries relating to their business and neither Post nor any Post Subsidiary has experienced any strike, work stoppage, lockout, shutdown, labor dispute or other concerted interference with normal operations during the past five (5) years. To the Knowledge of Post, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Post or any of the Post Subsidiaries nor have there been any such organizational efforts over the past five (5) years.

(b) Except as set forth in Section 4.14(b) of the Post Disclosure Letter, there are no proceedings pending or, to the Knowledge of Post, threatened against Post or any of the Post Subsidiaries in any forum by or on behalf of any present or former employee of Post or any of the Post Subsidiaries, any applicant for employment or classes of the foregoing alleging unpaid or overdue wages or compensation due, breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of Post of any of the Post Subsidiaries in connection with the employment relationship that, individually or in the aggregate, would reasonably be expected to have a Post Material Adverse Effect.

(c) Each individual who renders service to Post or any Post Subsidiary who is classified by Post or such Post Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under any Post Employee Benefit Plans) is properly so classified and treated in accordance with applicable Laws and for purposes of all Post Employee Benefit Plans and perquisites, except as would not, individually or in the aggregate, reasonably be expected to have a Post Material Adverse Effect.

(d) Each of Post and the Post Subsidiaries is in compliance with all applicable Laws and all applicable contracts and policies relating to labor and labor practices, employment and employment practices, wages, hours, and terms and conditions of employment, including the obligations of the WARN Act, and all other notification and bargaining obligations arising under any collective bargaining agreement, by applicable Law or otherwise, except as would not, individually or in the aggregate, reasonably be expected to have a Post Material Adverse Effect. Except as set forth in Section 4.14(d) of the Post Disclosure Letter, neither Post nor any Post Subsidiary has implemented, conducted or experienced a “plant closing” or “mass layoff” as defined in the WARN Act (or any similar group personnel action requiring advance notice under the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Post or any Post Subsidiary.

Section 4.15 Information Supplied. None of the information supplied or to be supplied by or on behalf of Post, Post GP and Post LP in writing for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement will (a) in the case of the Form S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Joint Proxy Statement, at the time such Joint Proxy Statement is first mailed to Post’s shareholders or at the time of the Post Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will (with respect to Post, its officers and directors and the Post Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. No representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Post, Post GP or Post LP.

Section 4.16 Intellectual Property.

(a) Except as set forth in Section 4.16(a) of the Post Disclosure Letter or as, individually or in the aggregate, would not reasonably be expected to have a Post Material Adverse Effect, (i) Post and the Post Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of Post and the Post Subsidiaries as it is currently conducted, provided, however, that the foregoing representation and warranty in this Section 4.16(a)(i) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation, or violation of any Intellectual Property rights (which is addressed in the following clause (ii)), (ii) to the Knowledge of Post, the conduct of the business of Post and the Post Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (iii) there are no pending or, to the Knowledge of Post, threatened claims that challenge the use or ownership of any of the Intellectual Property rights owned by Post or any Post Subsidiary, and (iv) to the Knowledge of Post, no third party is currently infringing or misappropriating Intellectual Property owned by Post or any Post Subsidiary. Post and the Post Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

(b) This Section 4.16 contains the exclusive representations and warranties of the Post Parties with respect to intellectual property matters.

Section 4.17 Environmental Matters.

(a) Except as individually or in the aggregate, would not reasonably be expected to have a Post Material Adverse Effect, or as set forth in Section 4.17(a) of the Post Disclosure Letter, or in any Phase I or Phase II report made available to MAA prior to the date hereof:

(i) To the Knowledge of Post (after due inquiry), Post and each Post Subsidiary are in compliance with and, except for matters that have been fully and finally resolved, have complied with all Environmental Laws.

(ii) To the Knowledge of Post (after due inquiry), Post and each Post Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance in all material respects with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii) Since January 1, 2014, neither Post nor any Post Subsidiary has received any written notice, demand, letter or claim alleging that Post or any such Post Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against Post or any Post Subsidiary which remains unresolved. There is no litigation, investigation, governmental request for information or other proceeding pending, or, to the Knowledge of Post, threatened against Post and any Post Subsidiary under any Environmental Law or with respect to Hazardous Substances.

(iv) Since January 1, 2014, neither Post nor any Post Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the Knowledge of Post, threatened against Post or any Post Subsidiary under any Environmental Law or with respect to Hazardous Substances.

(v) Since January 1, 2014, neither Post nor any Post Subsidiary has assumed, by contract or, to the Knowledge of Post, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(vi) Since January 1, 2014, neither Post nor any Post Subsidiary has caused, and to the Knowledge of Post, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by Post or any Post Subsidiary under any Environmental Law.

(b) Notwithstanding any other provision of this Agreement, other than Section 4.5(b), Section 4.7, Section 4.8, Section 4.9, Section 4.18(b) and Section 4.20, this Section 4.17 contains the exclusive representations and warranties of the Post Parties with respect to Environmental Laws, Hazardous Substances or other environmental matters.

Section 4.18 Properties.

(a) Section 4.18(a) of the Post Disclosure Letter sets forth a list of the common name and address of each facility and real property owned or ground leased (as lessee or sublessee) by Post or any Post Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Post Property” and collectively referred to herein as the “Post Properties”). Section 4.18(a) of the Post Disclosure Letter sets forth a list of the common name and address of each facility and real property which, as of the date of this Agreement, is under contract by Post or a Post Subsidiary for purchase or which is required under a binding contract to be ground leased by Post or a Post Subsidiary after the date of this Agreement, and Post has provided to MAA as of the date hereof true, correct and complete copies of such contracts. Except as set forth in Section 4.18(a) of the Post Disclosure Letter, there are no real properties that Post or any Post Subsidiary is obligated to buy or ground lease at some future date. Section 4.18(a) of the Post Disclosure Letter sets forth a list of the common name, city and state of each for-rent multi-family apartment project which (i) Post or any Post Subsidiary developed or constructed on or after January 1, 2009, and (ii) which Post or any Post Subsidiary sold, disposed or transferred, directly or indirectly, in whole or in part, on or after January 1, 2009.

(b) Post or a Post Subsidiary owns good and valid fee simple title or a good and valid ground lease interest (as applicable) to each of the Post Properties, in each case, free and clear of Liens, except for Post Permitted Liens. For the purposes of this Agreement, “Post Permitted Liens” shall mean any (i) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of Post (if such reserves are required pursuant to GAAP), (ii) Liens imposed or promulgated by Law, including zoning regulations, permits and licenses (but not including Liens imposed pursuant to CERCLA and similar state laws), (iii) Liens that are disclosed on the existing Post Title Insurance Policies made available by or on behalf of Post or any Post Subsidiary to MAA prior to the date hereof and, with respect to ground leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, or relate to Indebtedness otherwise disclosed in the Post Disclosure Letter, (iv) any inchoate cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (v) such imperfections in title, easements, restrictions, covenants and similar Liens that do not or will not interfere in any material manner with the current use of the Post Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Post Properties (assuming its continued use in the manner it is currently operated).

(c) Except as set forth in Section 4.18(c) of the Post Disclosure Letter, neither Post nor any Post Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Post Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Post Properties (assuming their continued use in the manner they are currently used) or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Post Properties (assuming their continued use in the manner they are currently used)is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Post Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Post Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Post Properties which, individually or in the aggregate, would reasonably be expected to have a Post Material Adverse Effect.

(d) Except as set forth in Section 4.18(d) of the Post Disclosure Letter, no certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Post Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Post Properties (assuming their continued use in the manner they are currently used) or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Post Properties (assuming their continued use in the manner they are currently used) has failed to be obtained or is not in full force and effect, and neither Post nor any Post Subsidiary has received written notice of any outstanding threat of modification, suspension or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not reasonably be expected to have a Post Material Adverse Effect.

(e) Except as set forth in Section 4.18(e) of the Post Disclosure Letter, no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned Post Property or, to the Knowledge of Post, any Post Property ground leased by Post or any Post Subsidiary, that would interfere in any material manner with the current use of the Post Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Post Properties (assuming its continued use in the manner it is currently operated), and neither Post nor any Post Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings (other than those initiated by or on behalf of Post or with Post’s consent) are threatened for any Post Property, that would interfere in any material manner with the current use of the Post Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Post Properties (assuming its continued use in the manner it is currently operated), or (ii) any zoning regulation or ordinance (including with respect to parking), building, fire, health or other Law has been violated (and remains in violation) for any Post Property.

(f) Section 4.18(f) of the Post Disclosure Letter lists all ground leases (whether as lessor or lessee) affecting the interest of Post or any Post Subsidiary in the Post Properties in effect as of the date hereof. True and complete in all material respects copies of all such ground leases in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to MAA on or prior to the date hereof.

(g) Except as set forth on Section 4.18(g) of the Post Disclosure Letter, there are no material Tax abatements or exemptions specifically affecting the Post Properties.

(h) Except for Post Permitted Liens or as set forth in Section 4.18(h) of the Post Disclosure Letter and as set forth in contracts provided to MAA prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Post Property or any portion thereof that would materially adversely affect Post’s, or any Post Subsidiary’s, ownership, ground lease or right to use a Post Property, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Post Property or any portion thereof that is owned by any Post Subsidiary, which, in each case, is in favor of any party other than Post or a Post Subsidiary (a “Post Third Party”).

(i) Except as set forth in Section 4.18(i) of the Post Disclosure Letter or pursuant to a Post Lease or any ground lease affecting any Post Property, neither Post nor any Post Subsidiary is a party to any agreement pursuant to which Post or any Post Subsidiary manages or manages the development of any real property for any Post Third Party.

(j) Except as set forth in Section 4.18(j) of the Post Disclosure Letter, Post and each Post Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Post Property (each, a “Post Title Insurance Policy” and, collectively, the “Post Title Insurance Policies”). A copy of each such Post Title Insurance Policy in the possession of Post as of the date hereof has been made available to MAA. Except as set forth in Section 4.18(j) of the Post Disclosure Letter, no written claim has been made against any Post Title Insurance Policy, which remains pending and, which, individually or in the aggregate, would be material to any Post Property.

(k) Section 4.18(k) of the Post Disclosure Letter lists the common name and address of each Post Property which is under ground-up development as of the date hereof (each, a “Post Development Property”, and, collectively, the “Post Development Properties”). Post has provided to MAA true, correct and complete copies of any contracts for the design, development and construction of the Post Development Properties, including any binding agreement for ground-up development or commencement of construction by Post or a Post Subsidiary (collectively referred to herein as the “Post Development Contracts”). To the Knowledge of Post, there are no defaults under any of the Post Development Contracts which, individually or in the aggregate, could have a Post Material Adverse Effect. Post has provided to MAA true, correct and complete copies of all material plans and specifications for the development, redevelopment or construction projects contemplated at the Post Development Properties (the “Plans and Specifications”). Except as set forth in Section 4.18(k) of the Post Disclosure Letter, neither Post nor any Post Subsidiary has entered into any development or construction management services agreement with an unaffiliated person or entity in which such party is due a payment upon completion or stabilization of the project contemplated at any Post Development Property. Post or Post Subsidiaries have obtained any and all material approvals, consents and authorizations to initiate and complete the contemplated development, redevelopment or constructions of the Post Development Properties as contemplated in the applicable Plans and Specifications. Section 4.18(k) of the Post Disclosure Letter lists the common name and address of each Post Property which is vacant land.

(l) Section 4.18(l) of the Post Disclosure Letter lists the parties currently providing third-party property management services to Post or a Post Subsidiary and the names of facilities currently managed by each such party.

Section 4.19 Material Contracts.

(a) Except for contracts listed in Section 4.19(a) of the Post Disclosure Letter or filed as exhibits to the Post SEC Documents, as of the date of this Agreement, neither Post nor any Post Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i) is required to be filed as an exhibit to Post’s Annual Report on Form 10-K on or after January 1, 2014 pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

(ii) obligates Post or any Post Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,500,000 and is not cancelable within one hundred eighty (180) days without material penalty to Post or any Post Subsidiary, except for any Post Lease or any ground lease affecting any Post Property;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Post or any Post Subsidiary, or that otherwise restricts the lines of business conducted by Post or any Post Subsidiary or the geographic area in which Post or any Post Subsidiary may conduct business;

(iv) is an agreement which obligates Post or any Post Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Post or any Post Subsidiary pursuant to which Post or a Post Subsidiary is the indemnitor (other than the organizational documents of Post and the Post Subsidiaries);

(v) constitutes an Indebtedness obligation of Post or any Post Subsidiary with a principal amount as of the date hereof greater than $1,500,000;

(vi) requires Post or any Post Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Post Lease or a ground lease affecting a Post Property) with a fair market value in excess of $1,500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Post Lease or any ground lease affecting any Post Property;

(vii) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction which has a notional amount in excess of $1,500,000;

(viii) sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of Post or any Post Subsidiary;

(ix) is a Post Development Contract with a total contract amount in excess of $1,500,000;

(x) constitutes a loan to any Person (other than a wholly owned Post Subsidiary) by Post or any Post Subsidiary (other than advances made pursuant to and expressly disclosed in the Post Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Post Lease with respect to the development, construction, or equipping of Post Properties or the funding of improvements to Post Properties) in an amount in excess of $1,500,000; or

(xi) constitutes a regulatory agreement or similar agreement that requires that any portion of a property be leased to persons meeting criteria set forth in such agreement.

(b) Each such contract described in clauses (i)-(xi) of Section 4.19(a) above is referred to herein as a “Post Material Contract”.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Post Material Adverse Effect, each Post Material Contract is legal, valid, binding and enforceable on Post and each Post Subsidiary that is a party thereto and, to the Knowledge of Post, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Post Material Adverse Effect, Post and each Post Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Post Material Contract and, to the Knowledge of Post, each other party thereto has performed all obligations required to be performed by it under such Post Material Contract prior to the date hereof. None of Post or any Post Subsidiary, nor, to the Knowledge of Post, any other party thereto, is in material breach or violation of, or default under, any Post Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation of, breach of or default under any Post Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Post Material Adverse Effect. Neither Post nor any Post Subsidiary has received written notice of any violation of or default under any Post Material Contract, except as set forth in Section 4.19(c) of the Post Disclosure Letter, and except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Post Material Adverse Effect.

Section 4.20 Insurance. Post has made available to MAA a schedule of all material insurance policies and all material fidelity bonds or other material insurance service contracts in Post’s possession providing coverage for all Post Properties (the “Post Insurance Policies”), which is set forth in Section 4.20 of the Post Disclosure Letter. Except as individually or in the aggregate, would not reasonable be expected to have a Post Material Adverse Effect, there is no claim for coverage by Post or any Post Subsidiary pending under any of the Post Insurance Policies that has been denied or disputed by the issuer. Except as individually or in the aggregate, would not reasonably be expected to have a Post Material Adverse Effect, all premiums payable under all Post Insurance Policies have been paid, and Post and the Post Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Post Insurance Policies. To the Knowledge of Post, such Post Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. Except for notice of annual or other periodic expiration, termination or non-renewal received in the ordinary course of business, no written notice of cancellation or termination has been received by Post or any Post Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.21 Opinion of Post Financial Advisor. The Post Board has received the oral opinion of J.P. Morgan Securities Inc. (“JP Morgan”) (to be confirmed in writing) to the effect that, as of the date of such opinion, and subject to the assumptions and limitations set forth in JP Morgan’s written opinion, the Exchange Ratio in the Parent Merger is fair, from a financial point of view, to the holders of shares of Post Common Stock. After the date hereof, Post will make available to MAA, solely for informational purposes, a complete and correct copy of the written opinion after receipt thereof by the Post Board.

Section 4.22 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Post Common Stock (the “Post Shareholder Approval”) is the only vote of holders of securities of Post required to adopt this Agreement and approve and consummate the Parent Merger and the other transactions contemplated by this Agreement. The affirmative vote of a majority of the Post OP Units (the “Post Partner Approval”) is the only vote or consent required of the holders of any class or series of Post OP Units or other securities of, or equity interests in, Post LP, other than the approval of Post GP, the general partner of Post LP (of which Post is the sole shareholder), required to approve this Agreement and to approve and consummate the Partnership Merger and the other transactions contemplated by this Agreement.

Section 4.23 Brokers. Except for the fees and expenses payable to JP Morgan, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers or any transactions contemplated by this Agreement based upon arrangements made by or on behalf of Post or any Post Subsidiary.

Section 4.24 Investment Company Act. Neither Post nor any Post Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.25 Takeover Statutes. The Post Board has taken all appropriate and necessary actions such that Post will not be prohibited from entering into a “business combination” with MAA as an “interested shareholder” (in each case as such term is used in Sections 14-2-1131, 14-2-1132 and 14-2-1133 of the GBCC) as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and no other state “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (collectively, “Takeover Statutes”) as in effect on the date of this Agreement is applicable to this Agreement, the Parent Merger or the other transactions contemplated by this Agreement. None of Post or Post LP or any of their respective controlled Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or is the record holder of, or is a party to any contract (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of MAA.

Section 4.26 Related Party Transactions. Except as set forth in Section 4.26 of the Post Disclosure Letter or in the Post SEC Documents filed and publicly available through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2014 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Post or any Post Subsidiary, on the one hand, and any Affiliates (other than Post Subsidiaries) of Post or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.27 No Dissenter’s Rights. No dissenters’ or appraisal rights shall be available to the holders of Post Common Stock, Post OP Units, Post Series A Preferred Stock or any other security of Post or its Subsidiaries as a result of, or in connection with, the Mergers and the other transactions contemplated by this Agreement.

Section 4.28 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article IV, no Post Party nor any of their Affiliates nor any other person on behalf of any Post Party has made any representation or warranty, expressed or implied, with respect to Post or any of the Post Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any information regarding Post or the Post Subsidiaries, and no MAA Party nor any of their Affiliates nor any other person on behalf of any MAA Party has relied on any representation or warranty except for those expressly set forth in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MAA

Except (a) as set forth in the disclosure letter that has been prepared by the MAA Parties and delivered by the MAA Parties to the Post Parties in connection with the execution and delivery of this Agreement (the “MAA Disclosure Letter”) (it being agreed that (i) disclosure of any item in any section of the MAA Disclosure Letter with respect to any Section or subsection of Article V of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article V of this Agreement to the extent such relationship is reasonably apparent; provided, that nothing in the MAA Disclosure Letter is intended to broaden the scope of any representation or warranty of the MAA Parties made herein and (ii) no reference to or disclosure of any item or other matter in the MAA Disclosure Letter shall be construed as an admission or indication that (A) such item or other matter is material, (B) such item or other matter is required to be referred to or disclosed in the MAA Disclosure Letter or (C) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which MAA or any of the MAA Subsidiaries is a party exists or has actually occurred), or (b) other than with respect to representations or warranties set forth in Section 5.12, as disclosed in publicly available MAA SEC Documents, filed with, or furnished to, as applicable, the SEC on or after January 1, 2013 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” (but including any description of historic facts or events included therein) and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer (but including any description of historic facts or events included therein) or other statements that are predictive or forward-looking in nature), the MAA Parties hereby jointly and severally represent and warrant to the Post Parties that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) MAA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Tennessee and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. MAA is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

(b) Each MAA Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

(c) Section 5.1(c) of the MAA Disclosure Letter sets forth a true and complete list of the MAA Subsidiaries and their respective jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by MAA in each MAA Subsidiary.

(d) Except as set forth in Section 5.1(d) of the MAA Disclosure Letter, neither MAA nor any MAA Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the MAA Subsidiaries and investments in short-term investment securities).

Section 5.2 Organizational Documents. There are no current or pending dissolution, liquidation, forfeiture or revocation proceedings regarding MAA or any of the MAA Subsidiaries. MAA has made available to Post complete and correct copies of (i) the MAA Charter and MAA Bylaws and (ii) the MAA LP Agreement and the certificate of limited partnership of MAA LP, in each case as in effect on the date hereof, and all such organizational documents are in full force and effect.

Section 5.3 Capital Structure.

(a) The authorized capital stock of MAA consists of 100,000,000 shares of MAA Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on August 12, 2016, (i) 75,541,464 shares of MAA Common Stock were issued and outstanding, (ii) no shares of MAA preferred stock (“MAA Preferred Stock”) were issued and outstanding, (iii) 39,084 shares of MAA Common Stock were reserved for issuance pursuant to the terms of the MAA Equity Incentive Plans and (iv) 4,143,203 shares of MAA Common Stock were reserved for issuance upon redemption of MAA OP Units. All issued and outstanding shares of the capital stock of MAA are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of MAA having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of MAA Common Stock may vote. Section 5.3(a) of the MAA Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of the total number of outstanding MAA Options under the MAA Equity Incentive Plans and the number of shares of MAA Common Stock subject to each outstanding MAA Option, the exercise price, and the grant date. There are no other rights to purchase or receive shares of MAA Common Stock granted under the MAA Equity Incentive Plans or otherwise other than the MAA Options.

(b) All of the outstanding shares of capital stock of each of the MAA Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the MAA Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the MAA Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 5.3(b) of the MAA Disclosure Letter, MAA owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the MAA Subsidiaries owned by MAA or a MAA Subsidiary, free and clear of all Liens (other than MAA Permitted Liens), and except as set forth in the MAA LP Agreement, there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any MAA Subsidiary owned by MAA or a MAA Subsidiary or which would require any MAA Subsidiary to issue or sell any shares of such MAA Subsidiary capital stock, ownership interests or securities convertible into or exchangeable for shares of such MAA Subsidiary capital stock or ownership interests.

(c) Except as set forth in this Section 5.3 or in Section 5.3(c) of the MAA Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which MAA or any MAA Subsidiary is a party or by which any of them is bound, obligating MAA or any MAA Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of MAA Common Stock, shares of MAA Preferred Stock or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of MAA or any of the MAA Subsidiaries or obligating MAA or any MAA Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 5.3(c) of the MAA Disclosure Letter, there are no outstanding contractual obligations of MAA or any MAA Subsidiary to repurchase, redeem or otherwise acquire any shares of MAA Common Stock, shares of MAA Preferred Stock, or other equity securities of MAA or any MAA Subsidiary. Neither MAA nor any MAA Subsidiary is a party to or, to the Knowledge of MAA, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of MAA or any of the MAA Subsidiaries. At the close of business on August 12, 2016, (i) 298,982 shares of MAA Common Stock were available for grant under the MAA Equity Incentive Plans (excluding any securities reflected in Section 5.3(a)(iii)), (ii) 1,955,626 shares of MAA Common Stock were reserved for issuance under the MAA Dividend and Distribution Reinvestment and Share Purchase Plan and (iii) 35,429 shares of MAA Common Stock were reserved for issuance under the MAA Employee Stock Purchase Plan.

(d) MAA does not have a “poison pill” or similar shareholder rights plan.

(e) Except as set forth in Section 5.3(e) of the MAA Disclosure Letter, neither MAA nor any MAA Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

(f) All dividends or distributions on the MAA Common Stock and any material dividends or distributions on any securities of any MAA Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(g) MAA is the sole general partner of MAA LP and MAA owns, directly or indirectly, all of the general partner interests in MAA LP.

(h) Section 5.3(h) of the MAA Disclosure Letter sets forth, as of the date hereof, the name of, and the number and class of limited partnership interests held by, each partner in MAA LP.

Section 5.4 Authority.

(a) MAA has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the MAA Shareholder Approval, to consummate the transactions contemplated by this Agreement to which MAA is a party, including the Parent Merger. The execution and delivery of this Agreement by MAA and the consummation by MAA of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of MAA are necessary to authorize this Agreement or the Parent Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Parent Merger, to receipt of the MAA Shareholder Approval, and to the filing of the articles of merger with the Secretary of State of the State of Georgia and the Secretary of State of the State of Tennessee. This Agreement has been duly executed and delivered by MAA and assuming due authorization, execution and delivery by each of MAA LP, Post, Post GP and Post LP, constitutes a legally valid and binding obligation of MAA enforceable against MAA in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The MAA Board, at a duly held meeting, has, by unanimous vote, (i) duly and validly authorized the execution and delivery of, and adopted, this Agreement and declared advisable the consummation of the Mergers and the other transactions contemplated by this Agreement, (ii) directed that the Parent Merger and the other transactions contemplated by this Agreement be submitted for consideration at the MAA Shareholder Meeting, and (iii) as of the date of this Agreement, resolved to recommend that the shareholders of MAA vote in favor of the approval of the Parent Merger and the other transactions contemplated by this Agreement (the “MAA Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 7.4.

(c) MAA LP has the requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this

Agreement to which it is a party, including the Partnership Merger. The execution and delivery of this Agreement by MAA LP and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary partnership action, and no other partnership proceedings on the part of MAA LP are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, and to the filing of a certificate of merger with the Secretary of State of the State of Tennessee. This Agreement has been duly executed and delivered by MAA LP, and assuming due authorization, execution and delivery by each of MAA, Post, Post GP and Post LP, constitutes a legally valid and binding obligation of MAA LP, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 5.5(a) of the MAA Disclosure Letter, the execution and delivery of this Agreement by each of MAA and MAA LP does not, and the performance of their respective obligations hereunder will not, (i) assuming receipt of the MAA Shareholder Approval, conflict with or violate any provision of (A) the MAA Charter or MAA Bylaws (B) the MAA LP Agreement or the certificate of limited partnership of MAA LP or (C) any equivalent organizational or governing documents of any other MAA Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to MAA or any MAA Subsidiary or by which any property or asset of MAA or any MAA Subsidiary is bound, or (iii) assuming receipt of the MAA Shareholder Approval and the MAA Employee Waivers, require any consent or approval (except as contemplated by Section 5.5(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of MAA or any MAA Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of MAA or any MAA Subsidiary pursuant to, any MAA Material Contract, except, as to clauses (i)(C), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of MAA and MAA LP does not, and the performance of this Agreement by each of MAA and MAA LP will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement in preliminary and definitive form and the Form S-4, and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of (A) the articles of merger with respect to the Parent Merger with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Georgia and (B) appropriate documents with the relevant authorities of the other jurisdictions in which MAA and Post and their respective Subsidiaries are qualified to do business, (iv) the filing of the certificate of merger with respect to the Partnership Merger with the Secretary of State of the State of Georgia and the Secretary of State of the State of Tennessee, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with Transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

Section 5.6 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.17 or Section 5.18, which are addressed solely in those Sections, MAA and each MAA Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for MAA and each MAA Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “MAA Permits”), except in each case as would not, individually or in the aggregate, reasonably be expected to have a MAA Material Adverse Effect. All such MAA Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the MAA Permits, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect. All applications required to have been filed for the renewal of the MAA Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such MAA Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect. Neither MAA nor any MAA Subsidiary has received any written claim or written notice nor has any Knowledge indicating that MAA or any MAA Subsidiary is currently not in compliance with the terms of any such MAA Permits, except where the failure to be in compliance with the terms of any such MAA Permits, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

(b) Since January 1, 2014, neither MAA nor any MAA Subsidiary has been in conflict with, or in default or violation of (i) any Law applicable to MAA or any MAA Subsidiary or by which any property or asset of MAA or any MAA Subsidiary is bound (except for Laws addressed in Section 5.16, Section 5.17, or Section 5.18), or (ii) any MAA Permits (except for the MAA Permits addressed in Section 5.17 or Section 5.18), except in each case for any such conflicts, defaults or violations that have been cured or, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

Section 5.7 SEC Documents; Financial Statements.

(a) MAA has made available to Post (by public filing with or furnishing to the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed or furnished by MAA with the SEC since January 1, 2014 (the “MAA SEC Documents”). Except for matters relating to open comment letters with the SEC as set forth in Section 5.7 of the MAA Disclosure Letter, as of their respective dates, the MAA SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such MAA SEC Documents and none of the MAA SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later MAA SEC Documents filed or furnished and publicly available prior to the date of this Agreement and provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of MAA or MAA LP. As of the date of this Agreement and except as previously made available to Post, MAA does not have any outstanding and unresolved comments from the SEC with respect to the MAA SEC Documents. Other than MAA LP, no MAA Subsidiary is required to file any form or report with the SEC.

(b) MAA has made available to Post complete and correct copies of all written correspondence between the SEC on one hand, and MAA, on the other hand, since January 1, 2014. At all applicable times, MAA and MAA LP have both complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and any applicable rules and regulations thereunder, as amended from time to time, and the applicable listing and corporate governance rules of the NYSE.

(c) The consolidated financial statements of MAA and the MAA Subsidiaries included or incorporated by reference in the MAA SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of MAA and the MAA Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of MAA and the MAA Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later MAA SEC Documents filed and publicly available prior to the date of this Agreement.

Section 5.8 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth in Section 5.8 of the MAA Disclosure Letter, since June 30, 2016, MAA and each MAA Subsidiary has conducted its business in all material respects in the ordinary course. Since June 30, 2016, there has not been any MAA Material Adverse Effect or any effect, event, change or circumstance that, individually or in the aggregate with all other effects, events, changes and circumstances, would reasonably be expected to have a MAA Material Adverse Effect.

Section 5.9 No Undisclosed Material Liabilities. Except as disclosed in the MAA SEC Documents, as set forth in Section 5.9 of the MAA Disclosure Letter or as otherwise would not reasonably be expected to have a MAA Material Adverse Effect, there are no liabilities of MAA or any of the MAA Subsidiaries of a nature that would be required under GAAP to be set forth on the financial statements of MAA or the notes thereto, other than: (a) liabilities adequately provided for on the balance sheet of MAA dated as of June 30, 2016 (including the notes thereto) as required by GAAP, (b) liabilities incurred in connection with the transactions contemplated by this Agreement, or (c) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2016.

Section 5.10 No Default. Except as set forth on Section 5.10 of the MAA Disclosure Letter, none of MAA or any of the MAA Subsidiaries is in default or violation (and to the Knowledge of MAA, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) (i) the MAA Charter or the MAA Bylaws (ii), the MAA LP Agreement or the certificate of limited partnership of MAA LP or (iii) the comparable charter or organizational documents of any of the other MAA Subsidiaries, (B) any loan or credit agreement, note, or any bond, mortgage or indenture, to which MAA or any of the MAA Subsidiaries is a party or by which MAA, any of the MAA Subsidiaries or any of their respective properties or assets is bound, or (C) any Order, statute, rule or regulation applicable to MAA or any of the MAA Subsidiaries, except in the case of (B) and (C) for defaults or violations which have been cured or, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

Section 5.11 Litigation. Except as individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, or as set forth in Section 5.11 of the MAA Disclosure Letter, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of MAA, threatened in writing by of before any Governmental Authority against MAA or any MAA Subsidiary or any director or officer of MAA or any MAA Subsidiary, and (b) neither MAA nor any MAA Subsidiary, nor any of MAA’s or any MAA Subsidiary’s respective property, is subject to any outstanding Order of any Governmental Authority.

Section 5.12 Taxes.

(a) MAA and each MAA Subsidiary has timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. MAA and each MAA Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. Neither MAA nor any of its Subsidiaries has received a written claim, or to the Knowledge of MAA, an unwritten claim, by any authority in a jurisdiction where any of them does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) MAA: (i) for all taxable years commencing with the taxable year ending December 31, 1994 and through December 31, 2015, has been subject to taxation as REIT and has satisfied all requirements for qualification and taxation as a REIT for such years; (ii) has operated since January 1, 2016 and will operate to the Parent Merger Effective Time in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the date of Parent Merger (and currently intends to operate in such manner thereafter); and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS to its status as a REIT, and to the Knowledge of MAA, no such challenge is pending or threatened. No entity in which MAA owns an interest is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a REIT, a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. Section 5.12(b) of the MAA Disclosure Letter sets forth a list of each Qualified REIT Subsidiary and Taxable REIT Subsidiary of MAA, and each MAA Subsidiary not set forth in Section 5.12(b) of the MAA Disclosure Letter is and has been since its formation classified as a partnership or entity disregarded as separate from MAA or an entity in which MAA owns an interest for U.S. federal income tax purposes. Each MAA Subsidiary that is a partnership, joint venture or limited liability company and has not elected to be a Taxable REIT Subsidiary has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to the Knowledge of MAA, threatened with regard to any Taxes or Tax Returns of MAA or any MAA Subsidiary; (ii) no deficiency for Taxes of MAA or any MAA Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of MAA, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect; (iii) except as set forth in Section 5.12(c)(iii) of the MAA Disclosure Letter, neither MAA nor any MAA Subsidiary has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year or is the beneficiary of an extension of time to file any Tax Return except for any such waivers or extensions relating to an extension of time to file any non-income Tax Return in respect of a taxable year or period ending in 2015 or 2016; and (iv) except as set forth in Section 5.12(c)(iv) of the MAA Disclosure Letter, neither MAA nor any of the MAA Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Neither MAA nor any MAA Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(e) Beginning with its taxable year ended December 31, 2012, (i) MAA and the MAA Subsidiaries have not incurred any liability for material Taxes under Sections 856(g)(5)(C), 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code which have not been previously paid, and shall not incur any such liability for such Taxes in the taxable year that will include the Closing Date, and (ii) neither MAA nor any MAA Subsidiary has incurred any material liability for Taxes other than (A) in the ordinary course of business or consistent with past practice, or (B) transfer or similar Taxes arising in connection with a sale, exchange, or other transfer of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon MAA or the MAA Subsidiaries.

(f) MAA and the MAA Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g) Except as set forth on Section 5.12(g) of the MAA Disclosure Letter, there are no MAA Tax Protection Agreements in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of MAA threatened to raise a material claim against MAA or any MAA Subsidiary for any breach of any MAA Tax Protection Agreements. As used herein, “MAA Tax Protection Agreements” means any written agreement to which MAA or any MAA Subsidiary is a party (i) pursuant to which any liability to holders of interests in a MAA Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) that was entered into in connection with or related to the deferral of income Taxes of a holder of interests in a MAA Subsidiary Partnership, and that requires MAA or any MAA Subsidiary (A) to maintain a minimum level of debt, continue a particular debt, or provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, (B) to retain or not to dispose of assets, or engage in transactions of comparable tax effect, (C) to make or refrain from making a Tax election, and/or (D) only dispose of assets in a particular manner. As used herein, “MAA Subsidiary Partnership” means a MAA Subsidiary that is a partnership for U.S. federal income tax purposes.

(h) There are no Tax Liens upon any property or assets of MAA or any MAA Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(i) Neither MAA nor any MAA Subsidiary has requested or has received any written ruling of a Governmental Authority, or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to which MAA or any MAA Subsidiary is a party (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business and MAA Tax Protection Agreements).

(k) Neither MAA nor any MAA Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than MAA or any MAA Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(l) Neither MAA nor any MAA Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Neither MAA nor any of the MAA Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(n) Except as set forth in Section 5.12(n) of the MAA Disclosure Letter, no written power of attorney that has been granted by MAA or any of the MAA Subsidiaries (other than to MAA or a MAA Subsidiary) currently is in force with respect to any matter relating to Taxes.

(o) Neither MAA nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(p) As of the date of this Agreement, MAA is not aware of any fact or circumstance that could reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(q) Except as set forth in Section 5.12(q) of the MAA Disclosure Letter, to the Knowledge of MAA, neither it nor any of its Subsidiaries has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code or engaged in any transaction that would give rise to “redetermined rents, redetermined deductions, excess interest, and redetermined TRS service income” described in Section 857(b)(7) of the Code.

(r) This Section 5.12 contains the sole and exclusive representations and warranties of the MAA Parties with respect to Taxes and Tax matters (other than those matters described in Section 5.7(c), Section 5.13, Section 5.14(c), Section 5.18(b) and Section 5.18(g)).

Section 5.13 Pension and Benefit Plans; Employees.

(a) Section 5.13(a) of the MAA Disclosure Letter sets forth a list, as of the date hereof, of every material Employee Benefit Plan currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by MAA or any of its ERISA Affiliates (such Employee Benefit Plans, the “MAA Employee Benefit Plans”). Each such MAA Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder that has not been revoked and, to the Knowledge of MAA, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination or opinion letter.

(b) With respect to each MAA Employee Benefit Plan, MAA has provided, or made available, to Post (if applicable to such MAA Employee Benefit Plan): (i) all documents embodying or governing such MAA Employee Benefit Plan, and any funding medium for the MAA Employee Benefit Plan (including, without limitation, trust agreements); (ii) the most recent IRS determination or opinion letter with respect to such MAA Employee Benefit Plan under Section 401(a) of the Code; (iii) the most recently filed IRS Form 5500 Annual Report and accompanying schedules and audited financial statements; (iv) the most recent actuarial report; (v) the current summary plan description for such MAA Employee Benefit Plan (or other descriptions of such MAA Employee Benefit Plan provided to employees) and all summaries of material modifications thereto; (vi) any insurance policy related to such MAA Employee Benefit Plan; and (vii) all material written correspondence received from the IRS, Pension Benefit Guaranty Corporation or the U.S. Department of Labor during the past three (3) years relating to any government investigation or audit or any submissions under any voluntary compliance or correction policy.

(c) Each MAA Employee Benefit Plan has been administered in accordance with the requirements of applicable law, including, without limitation, ERISA and the Code, except as would not, individually or in the aggregate, reasonably be expected to have a MAA Material Adverse Effect and is being administered and operated in all material respects in accordance with its terms. No MAA Employee Benefit Plan is subject to Title IV of ERISA, is a multiemployer plan, within the meaning of ERISA Section 3(37), is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or is a “multiple employer plan” (as defined in Section 413 of the Code). Neither MAA nor any ERISA Affiliate has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any such multiemployer plan or multiple employer plan.

(d) Full payment has been made, or otherwise properly accrued on the books and records of MAA and any ERISA Affiliate, of all amounts that MAA and any ERISA Affiliate are required under the terms of the MAA Employee Benefit Plans to have paid as contributions to such MAA Employee Benefit Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of MAA through the Closing Date.

(e) Neither MAA, an ERISA Affiliate or any person appointed or otherwise designated to act on behalf of MAA, or an ERISA Affiliate, nor, to the Knowledge of MAA, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any MAA Employee Benefit Plan that is reasonably expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

(f) No material liability, claim, action, audit, investigation, governmental proceeding or litigation has been made, commenced or, to the Knowledge of MAA, threatened with respect to any MAA Employee Benefit Plan (other than for benefits payable in the ordinary course of business).

(g) Except as set forth in Section 5.13(g) of the MAA Disclosure Letter, no MAA Employee Benefit Plan provides for medical, life insurance or other health or welfare benefits (other than under Section 4980B of the Code, Part 6 of Title I of ERISA or other similar applicable Law, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or former employee.

(h) Except as set forth in Section 5.13(h) of the MAA Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (after giving effect to any waivers executed in connection with this Agreement) individually or together with the occurrence of any other event: (i) entitle any employee, trustee, director or consultant of MAA or the MAA Subsidiaries to severance pay or any increase in severance pay under any MAA Employee Benefit Plan or MAA employment agreement upon any termination of employment on or after the date of this Agreement; (ii) accelerate the time of payment, vesting or funding or result in any payment of compensation or benefits under, or increase the amount or value of any payment to any employee, officer, trustee or director of MAA or any MAA Subsidiary, or could limit the right to amend, merge or terminate any MAA Employee Benefit Plan or related trust; (iii) result in payments or benefits under any MAA Employee Benefit Plan or MAA employment agreement which would not be deductible under Section 280G of the Code; or (iv) result in a requirement to pay any tax “gross up” or similar “make whole” payment to any employee, director, consultant or other service provider of MAA or any of its ERISA Affiliates.

(i) The per share exercise price of each MAA Option is no less than the fair market value of a share of MAA Common Stock on the date of grant of such MAA Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code. Each MAA Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any MAA Employee Benefit Plan is, or to the Knowledge of MAA, will be, subject to the penalties of Section 409A(a)(1) of the Code.

Section 5.14 Labor and Employment Matters.

(a) Neither MAA nor any MAA Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between MAA, or any of the MAA Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the

Knowledge of MAA, threatened against MAA or any of the MAA Subsidiaries relating to their business and neither MAA nor any MAA Subsidiary has experienced any strike, work stoppage, lockout, shutdown, dispute or other concerted interference with normal operations during the past five (5) years. To the Knowledge of MAA, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of MAA or any of the MAA Subsidiaries nor have there been any such organizational efforts over the past five (5) years.

(b) Except as set forth in Section 5.14(b) of the MAA Disclosure Letter, there are no proceedings pending or, to the Knowledge of MAA, threatened against MAA or any of the MAA Subsidiaries in any forum by or on behalf of any present or former employee of MAA or any of the MAA Subsidiaries, any applicant for employment or classes of the foregoing alleging unpaid or overdue wages or compensation due, breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of MAA of any of the MAA Subsidiaries in connection with the employment relationship that, individually or in the aggregate, would reasonably be expected to have a MAA Material Adverse Effect.

(c) Each individual who renders service to MAA or any MAA Subsidiary who is classified by MAA or such MAA Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under any MAA Employee Benefit Plans) is properly so classified and treated in accordance with applicable Laws and for purposes of all MAA Employee Benefit Plans and perquisites, except as would not, individually or in the aggregate, reasonably be expected to have a MAA Material Adverse Effect.

(d) Each of MAA and the MAA Subsidiaries is in compliance with all applicable Laws and all applicable contracts and policies relating to labor and labor practices, employment and employment practices, wages, hours, and terms and conditions of employment, including the obligations of the WARN Act, and all other notification and bargaining obligations arising under any collective bargaining agreement, by applicable Law or otherwise, except as would not, individually or in the aggregate, reasonably be expected to have a MAA Material Adverse Effect. Neither MAA nor any MAA Subsidiary has implemented, conducted or experienced a “plant closing” or “mass layoff” as defined in the WARN Act (or any similar group personnel action requiring advance notice under the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of MAA or any MAA Subsidiary.

Section 5.15 Information Supplied. None of the information supplied or to be supplied by or on behalf of MAA and MAA LP in writing for inclusion or incorporation by reference in the Form S-4, the Joint Proxy Statement will (a) in the case of the Form S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Joint Proxy Statement, at the time such Joint Proxy Statement is first mailed to MAA’s shareholders or at the time of the MAA Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will (with respect to MAA, its officers and directors and the MAA Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. No representation or warranty is made hereunder as to statements made or incorporated by reference by in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of MAA or MAA LP.

Section 5.16 Intellectual Property.

(a) Except as set forth in Section 5.16(a) of the MAA Disclosure Letter or as, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, (i) MAA and the MAA

Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of MAA and the MAA Subsidiaries as it is currently conducted, provided, however, that the foregoing representation and warranty in this Section 5.16(a)(i) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation, or violation of any Intellectual Property rights (which is addressed in the following clause (ii)), (ii) to the Knowledge of MAA, the conduct of the business of MAA and the MAA Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (iii) there are no pending or, to the Knowledge of MAA, threatened claims that challenge the use or ownership of any of the Intellectual Property rights owned by MAA or any MAA Subsidiary, and (iv) to the Knowledge of MAA, no third party is currently infringing or misappropriating Intellectual Property owned by MAA or any MAA Subsidiary. MAA and the MAA Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

(b) This Section 5.16 contains the exclusive representations and warranties of the MAA Parties with respect to intellectual property matters.

Section 5.17 Environmental Matters.

(a) Except as individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, or as set forth in Section 5.17(a) of the MAA Disclosure Letter, or in any Phase I or Phase II report made available to Post prior to the date hereof:

(i) To the Knowledge of MAA (after due inquiry), MAA and each MAA Subsidiary are in compliance with and, except for matters that have been fully and finally resolved, have complied with all Environmental Laws.

(ii) To the Knowledge of MAA (after due inquiry), MAA and each MAA Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance in all material respects with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii) Since January 1, 2014, neither MAA nor any MAA Subsidiary has received any written notice, demand, letter or claim alleging that MAA or any such MAA Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against MAA or any MAA Subsidiary which remains unresolved. There is no litigation, investigation, governmental request for information or other proceeding pending, or, to the Knowledge of MAA, threatened against MAA and any MAA Subsidiary under any Environmental Law or with respect to Hazardous Substances.

(iv) Since January 1, 2014, neither MAA nor any MAA Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the Knowledge of MAA, threatened against MAA or any MAA Subsidiary under any Environmental Law or with respect to Hazardous Substances.

(v) Since January 1, 2014, neither MAA nor any MAA Subsidiary has assumed, by contract or, to the Knowledge of MAA, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(vi) Since January 1, 2014, neither MAA nor any MAA Subsidiary has caused, and to the Knowledge of MAA, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by MAA or any MAA Subsidiary under any Environmental Law.

(b) Notwithstanding any other provision of this Agreement, other than Section 5.5(b), Section 5.7, Section 5.8, Section 5.9, Section 5.18(b) and Section 5.20, this Section 5.17 contains the exclusive representations and warranties of the MAA Parties with respect to Environmental Laws, Hazardous Substances or other environmental matters.

Section 5.18 Properties.

(a) Section 5.18(a) of the MAA Disclosure Letter sets forth a list of the common name and address of each facility and real property owned or ground leased (as lessee or sublessee) by MAA or any MAA Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “MAA Property” and collectively referred to herein as the “MAA Properties”). Section 5.18(a) of the MAA Disclosure Letter sets forth a list of the common name and address of each facility and real property which, as of the date of this Agreement, is under contract by MAA or a MAA Subsidiary for purchase or which is required under a binding contract to be ground leased by MAA or a MAA Subsidiary after the date of this Agreement, and MAA has provided to Post as of the date hereof true, correct and complete copies of such contracts. Except as set forth in Section 5.18(a) of the MAA Disclosure Letter, there are no real properties that MAA or any MAA Subsidiary is obligated to buy or ground lease at some future date. Section 5.18(a) of the MAA Disclosure Letter sets forth a list of the common name, city and state of each for-rent multi-family apartment project which (i) MAA or any MAA Subsidiary developed or constructed on or after January 1, 2009, and (ii) which MAA or any MAA Subsidiary sold, disposed or transferred, directly or indirectly, in whole or in part, on or after January 1, 2009.

(b) MAA or a MAA Subsidiary owns good and valid fee simple title or a good and valid ground lease interest (as applicable) to each of the MAA Properties, in each case, free and clear of Liens, except for MAA Permitted Liens. For the purposes of this Agreement, “MAA Permitted Liens” shall mean any (i) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of MAA (if such reserves are required pursuant to GAAP), (ii) Liens imposed or promulgated by Law, including zoning regulations, permits and licenses (but not including Liens imposed pursuant to CERCLA and similar state laws), (iii) Liens that are disclosed on the existing MAA Title Insurance Policies made available by or on behalf of MAA or any MAA Subsidiary to Post prior to the date hereof and, with respect to ground leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, or relate to Indebtedness otherwise disclosed in the MAA Disclosure Letter, (iv) any inchoate cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (v) such imperfections in title, easements, restrictions, covenants and similar Liens that do not or will not interfere in any material manner with the current use of the MAA Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such MAA Properties (assuming its continued use in the manner it is currently operated).

(c) Except as set forth in Section 5.18(c) of the MAA Disclosure Letter, neither MAA nor any MAA Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the MAA Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the MAA Properties (assuming their continued use in the manner they are currently used) or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the MAA Properties (assuming their continued use in the manner they are currently used) is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a MAA Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the MAA Properties which, individually or in the aggregate, would reasonably be expected to have a MAA Material Adverse Effect.

(d) Except as set forth in Section 5.18(d) of the MAA Disclosure Letter, no certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the MAA Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the MAA Properties (assuming their continued use in the manner they are currently used) or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the MAA Properties (assuming their continued use in the manner they are currently used) has failed to be obtained or is not in full force and effect, and neither MAA nor any MAA Subsidiary has received written notice of any outstanding threat of modification, suspension or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

(e) Except as set forth in Section 5.18(e) of the MAA Disclosure Letter, no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned MAA Property or, to the Knowledge of MAA, any MAA Property ground leased by MAA or any MAA Subsidiary, that would interfere in any material manner with the current use of the MAA Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such MAA Properties (assuming its continued use in the manner it is currently operated), and neither MAA nor any MAA Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings (other than those initiated by or on behalf of MAA or with MAA’s consent) are threatened for any MAA Property that would interfere in any material manner with the current use of the MAA Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such MAA Properties (assuming its continued use in the manner it is currently operated), or (ii) any zoning regulation or ordinance (including with respect to parking), building, fire, health or other Law has been violated (and remains in violation) for any MAA Property.

(f) Section 5.18(f) of the MAA Disclosure Letter lists all ground leases (whether as lessor or lessee) affecting the interest of MAA or any MAA Subsidiary in the MAA Properties in effect as of the date hereof. True and complete in all material respects copies of all such ground leases in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to Post on or prior to the date hereof.

(g) Except as set forth on Section 5.18(g) of the MAA Disclosure Letter, there are no material Tax abatements or exemptions specifically affecting the MAA Properties.

(h) Except for MAA Permitted Liens or as set forth in Section 5.18(h) of the MAA Disclosure Letter and as set forth in contracts provided to Post prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any MAA Property or any portion thereof that would materially adversely affect MAA’s, or any MAA Subsidiary’s, ownership, ground lease or right to use a MAA Property, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any MAA Property or any portion thereof that is owned by any MAA Subsidiary, which, in each case, is in favor of any party other than MAA or a MAA Subsidiary (a “MAA Third Party”).

(i) Except as set forth in Section 5.18(i) of the MAA Disclosure Letter or pursuant to a MAA Lease or any ground lease affecting any MAA Property, neither MAA nor any MAA Subsidiary is a party to any agreement pursuant to which MAA or any MAA Subsidiary manages or manages the development of any real property for any MAA Third Party.

(j) Except as set forth in Section 5.18(j) of the MAA Disclosure Letter, MAA and each MAA Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each MAA Property (each, a “MAA Title Insurance Policy” and, collectively, the “MAA Title Insurance Policies”). A copy of each such MAA Title Insurance Policy in the possession of MAA as of the date hereof has been made available to Post. Except as set forth in Section 5.18(j) of the MAA Disclosure Letter, no written claim has been made against any MAA Title Insurance Policy, which remains pending and, which, individually or in the aggregate, would be material to any MAA Property.

(k) Section 5.18(k) of the MAA Disclosure Letter lists the common name and address of each MAA Property which is (i) under ground-up development as of the date hereof, and describes in general the status of such development as of the date hereof, and (ii) subject to a binding agreement for ground-up development or commencement of construction by MAA or a MAA Subsidiary.

(l) Section 5.18(l) of the MAA Disclosure Letter lists the parties currently providing third-party property management services to MAA or a MAA Subsidiary and the names of facilities currently managed by each such party.

Section 5.19 Material Contracts.

(a) Except for contracts listed in Section 5.19(a) of the MAA Disclosure Letter or filed as exhibits to the MAA SEC Documents, as of the date of this Agreement, neither MAA nor any MAA Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i) is required to be filed as an exhibit to MAA’s Annual Report on Form 10-K on or after January 1, 2014 pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

(ii) obligates MAA or any MAA Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $4,500,000 and is not cancelable within one-hundred eighty (180) days without material penalty to MAA or any MAA Subsidiary, except for any MAA Lease or any ground lease affecting any MAA Property;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of MAA or any MAA Subsidiary, or that otherwise restricts the lines of business conducted by MAA or any MAA Subsidiary or the geographic area in which MAA or any MAA Subsidiary may conduct business;

(iv) is an agreement which obligates MAA or any MAA Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of MAA or any MAA Subsidiary pursuant to which MAA or a MAA Subsidiary is the indemnitor (other than the organizational documents of MAA and the MAA Subsidiaries);

(v) constitutes an Indebtedness obligation of MAA or any MAA Subsidiary with a principal amount as of the date hereof greater than $4,500,000;

(vi) requires MAA or any MAA Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a MAA Lease or a ground lease affecting a MAA Property) with a fair market value in excess of $4,500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any MAA Lease or any ground lease affecting any MAA Property;

(vii) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction which has a notional amount in excess of $4,500,000;

(viii) sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of MAA or any MAA Subsidiary;

(ix) constitutes a loan to any Person (other than a wholly owned MAA Subsidiary) by MAA or any MAA Subsidiary (other than advances made pursuant to and expressly disclosed in the MAA Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a MAA Lease with respect to the development, construction, or equipping of MAA Properties or the funding of improvements to MAA Properties) in an amount in excess of $4,500,000; or constitutes a regulatory agreement or similar agreement that requires that any portion of a property be leased to persons meeting criteria set forth in such agreement; or

(x) constitutes a regulatory agreement or similar agreement that requires that any portion of a property be leased to persons meeting criteria set forth in such agreement.

(b) Each such contract described in clauses (i)-(x) of Section 5.19(a) above is referred to herein as a “MAA Material Contract”.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, each MAA Material Contract is legal, valid, binding and enforceable on MAA and each MAA Subsidiary that is a party thereto and, to the Knowledge of MAA, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, MAA and each MAA Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each MAA Material Contract and, to the Knowledge of MAA, each other party thereto has performed all obligations required to be performed by it under such MAA Material Contract prior to the date hereof. None of MAA or any MAA Subsidiary, nor, to the Knowledge of MAA, any other party thereto, is in material breach or violation of, or default under, any MAA Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation of, breach of or default under any MAA Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a MAA Material Adverse Effect. Neither MAA nor any MAA Subsidiary has received written notice of any violation of or default under any MAA Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a MAA Material Adverse Effect.

Section 5.20 Insurance. MAA has made available to Post a schedule of all material insurance policies and all material fidelity bonds or other material insurance service contracts in MAA’s possession providing coverage for all MAA Properties (the “MAA Insurance Policies”), which is set forth in Section 5.20 of the MAA Disclosure Letter. Except as individually or in the aggregate, would not reasonable be expected to have a MAA Material Adverse Effect, there is no claim for coverage by MAA or any MAA Subsidiary pending under any of the MAA Insurance Policies that has been denied or disputed by the issuer. Except as individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, all premiums payable under all MAA Insurance Policies have been paid, and MAA and the MAA Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the MAA Insurance Policies. To the Knowledge of MAA, such MAA Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. Except for notice of annual or other periodic expiration, termination or non-renewal received in the ordinary course of business, no written notice of cancellation or termination has been received by MAA or any MAA Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 5.21 Opinion of MAA Financial Advisor. The MAA Board has received the oral opinion of Citigroup Global Markets Inc. (“Citigroup”) (to be confirmed in writing) to the effect that, as of the date of such opinion, and subject to the assumptions and limitations set forth in Citigroup’s written opinion, the Merger Consideration to be paid by MAA in the Parent Merger is fair, from a financial point of view, to MAA. After the date hereof, MAA will make available to Post, solely for informational purposes, a complete and correct copy of the written opinion after receipt thereof by the MAA Board.

Section 5.22 Vote Required. (i) The affirmative vote of the holders of a majority of the outstanding shares of MAA Common Stock to approve this Agreement and the transactions contemplated hereby, including the issuance of the MAA Common Stock to be issued in the Parent Merger, and (ii) the affirmative vote of a majority of the shares present at the MAA Shareholder Meeting in person or by proxy and entitled to vote to approve an amendment to the MAA Charter that increases the number of authorized shares of MAA Common Stock to 145,000,000 (collectively, the “MAA Shareholder Approval”), are the only votes of holders of securities of

MAA required to adopt this Agreement, approve and consummate the Parent Merger and the other transactions contemplated by this Agreement, and to authorize and approve the issuance of the MAA Common Stock to be issued in the Parent Merger.

Section 5.23 Brokers. Except for the fees and expenses payable to Citigroup, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers or any transactions contemplated by this Agreement based upon arrangements made by or on behalf of MAA or any MAA Subsidiary.

Section 5.24 Investment Company Act. Neither MAA nor any MAA Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 5.25 Takeover Statutes. The MAA Board has taken all action necessary, if any, to render inapplicable to the Parent Merger and the other transactions contemplated by this Agreement, the restrictions on business combinations contained in the Tennessee Business Combination Act. No Takeover Statutes, as in effect on the date of this Agreement, are applicable to this Agreement, the Parent Merger or the other transactions contemplated by this Agreement. None of MAA or MAA LP, nor any of their respective Affiliates, alone or together with any other Person (a) is, nor at any time during the last five (5) years has it been, an “interested shareholder” of Post under the GBCC or (b) has taken any action that would cause, alone or in conjunction with any other actions, events or circumstances, any anti-takeover statute under the GBCC or otherwise to be applicable to this Agreement. None of MAA or MAA LP or any of their respective Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or is the record holder of, or is a party to any contract (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Post.

Section 5.26 Related Party Transactions. Except as set forth in Section 5.26 of the MAA Disclosure Letter or in the MAA SEC Documents filed and publicly available through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2014 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between MAA or any MAA Subsidiary, on the one hand, and any Affiliates (other than MAA Subsidiaries) of MAA or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.27 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article V, no MAA Party nor any of their Affiliates nor any other person on behalf of any MAA Party has made any representation or warranty, expressed or implied, with respect to MAA or any of the MAA Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any information regarding MAA or the MAA Subsidiaries, and no Post Party nor any of their Affiliates nor any other person on behalf of any Post Party has relied on any representation or warranty except for those expressly set forth in this Article V.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1 Conduct of Business by Post.

(a) Each Post Party covenants and agrees that, between the date of this Agreement and the earlier to occur of the Parent Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except to the extent required by Law, as may be consented to in writing by

MAA (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(b) of the Post Disclosure Letter, the Post Parties shall, and shall cause each of the other Post Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant business relationships, (C) provided it does not require additional compensation, keep available the services of its present officers, (D) maintain all Post Insurance Policies and (E) maintain the status of Post as a REIT.

(b) Without limiting the foregoing, each Post Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by MAA (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly contemplated, required or permitted (including as otherwise permitted by this Section 6.1(b)) pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(b) of the Post Disclosure Letter, the Post Parties shall not, and shall not cause or permit any other Post Subsidiary to, do any of the following:

(i) amend or propose to amend (A) the Post Articles of Incorporation or Post Bylaws, (B) the articles of incorporation or bylaws of Post GP, (C) the Post LP Agreement or certificate of limited partnership of Post LP or (D) such equivalent organizational or governing documents of any Post Subsidiary material to Post and the Post Subsidiaries, considered as a whole, if such amendment would be materially adverse to Post or MAA, or (E) grant any additional waivers to the stock ownership limit under the Post Articles of Incorporation;

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Post or any Post Subsidiary (other than any wholly owned Post Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Post or any Post Subsidiary or other equity securities or ownership interests in Post or any Post Subsidiary, except for (A) the declaration and payment by Post of dividends in accordance with Section 7.19, (B) the declaration and payment by Post of regular quarterly dividends, aggregated and paid quarterly in accordance with past practice at a rate not to exceed $1.0625 per quarter per share of Post Series A Preferred Stock, (C) the regular distributions that are required to be made in respect of the Post OP Units or the 8 1/2% Series A Cumulative Redeemable Preferred Units of Post LP in connection with any dividends paid on the Post Common Stock or Post Series A Preferred Stock, respectively, (D) the declaration, set-aside or payment of dividends or other distributions by any directly or indirectly wholly owned Post Subsidiary to Post or any other Post Subsidiary, and (E) distributions by any Post Subsidiary that is not wholly owned, directly or indirectly, by Post, in accordance with the requirements of the organizational documents of such Post Subsidiary;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Post or a Post Subsidiary, other than (A) the acquisition by Post of Post Common Stock in connection with the surrender of Post Common Stock by holders of Post Options in order to pay the exercise price of the Post Option in connection with the exercise of Post Options, (B) the repurchase of Post “excess shares” pursuant to the Post Articles of Incorporation, (C) the withholding of Post Common Stock to satisfy withholding Tax obligations with respect to outstanding awards granted pursuant to the Post Equity Incentive Plans, (D) of Post OP Units under the Post LP Agreement, (E) in connection with the vesting of, or lapse of restrictions on, Post Restricted Stock Awards in order to satisfy withholding or exercise price obligations or (F) in connection with the redemption or repurchase by a wholly owned Post Subsidiary of its own securities (but solely to the extent such securities or equity equivalents are owned by Post or a Post Subsidiary);

(v) except for (A) transactions among Post and one or more wholly owned Post Subsidiaries or among one or more wholly owned Post Subsidiaries, (B) issuances of shares of Post Common Stock upon the exercise or settlement of any Post Option outstanding as of the date of this Agreement and issuances of equity or equity based awards pursuant to the Post Equity Incentive Plans to the extent required under the terms of such Post Equity Incentive Plans, the Post ESPP or the Post DRIP (subject to Section 7.15) as in effect as of the date of this Agreement, (C) exchanges of Post OP Units for shares of Post Common Stock, in accordance with the Post LP Agreement, (D) as contemplated in Section 6.1(b)(vi) or (E) as set forth on Section 6.1(b)(v) of the Post Disclosure Letter, issue, sell, pledge, dispose, encumber or grant any shares of Post’s or any of the Post Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Post’s or any of the Post Subsidiaries’ capital stock or other equity interests;

(vi) except to the extent required under any Post Equity Incentive Plan, grant, confer, award, or modify the terms of any Post Option or any Post Restricted Stock Award or take any action not required under the Post Equity Incentive Plans or not contemplated by this Agreement;

(vii) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Post or any wholly owned Post Subsidiary of or from an existing wholly owned Post Subsidiary, (B) the pending acquisitions set forth on Section 6.1(b)(vii) of the Post Disclosure Letter (the “Post Pending Acquisitions”), (C) transactions conducted in accordance with Section 1031 of the Code in connection with acquisitions or dispositions otherwise permitted pursuant to this Agreement, including purchases of property with funds held by a qualified intermediary or other agent serving in a similar capacity, provided notice is provided to MAA prior to consummation of such transactions, or (D) acquisitions of undeveloped land that do not exceed $15,000,000 in the aggregate; provided that Post and the Post Subsidiaries shall be permitted to take any action it is obligated to take under any joint venture agreement to which Post or such Post Subsidiaries is a party as of the date of this Agreement;

(viii) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) as set forth on Section 4.18(h) or Section 6.1(b)(viii) of the Post Disclosure Letter, (B) by Post, or any wholly-owned Post Subsidiary, with, to or from any existing wholly-owned Post Subsidiary, (C) pledges or encumbrances of direct or indirect equity interests in entities from time to time under Post’s existing revolving credit facility that (1) acquire properties that are the subject of Post Pending Acquisitions, or (2) are not currently included in Post’s borrowing base under Post’s existing revolving credit facility and are set forth on Section 6.1(b)(viii) of the Post Disclosure Letter, or (D) for sales, transfers or dispositions of property or assets that do not exceed $10,000,000 in the aggregate;

(ix) for any Post Development Properties, (A) expend or incur any amount, or (B) enter into, amend, modify, exercise rights under or terminate any Post Development Contracts which are Post Material Contracts, except (1) as contemplated by any existing Post Development Contract, (2) in connection with investment proposals that have been made available to MAA on or prior to the date hereof and which are set forth on Section 6.1(b)(ix) of the Post Disclosure Letter or (3) up to $6,000,000 in the aggregate in excess of the amounts set forth in clauses (1) and (2);

(x) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Post or any of the Post Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible for the Indebtedness of any other Person (other than a wholly owned Post Subsidiary), except (A) Indebtedness incurred under Post’s existing revolving credit facility or other existing similar lines of credit in the ordinary course of business (including the existing cash management line and letters of credit) for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)), (B) Indebtedness incurred under existing construction loan facilities with respect to ongoing construction projects, (C) Indebtedness incurred in connection with the funding of any transactions permitted by this Section 6.1(b), (D) refinancing of any existing Indebtedness, including the replacement or renewal of any letters of credit or surety bonds (provided, that the terms of such new Indebtedness shall not in the aggregate, for each separate instrument of Indebtedness, be materially more onerous on Post compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing), (E) any additional Indebtedness in an amount that, in the aggregate, does not exceed $10,000,000, (F) as set forth on Section 6.1(b)(x) of the Post Disclosure Letter, (G) inter-company Indebtedness among Post and the Post Subsidiaries, and (H) any surety bonds not exceeding $100,000 individually or $500,000 in the aggregate;

(xi) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, trustees, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Post or a wholly owned Post Subsidiary to Post or a wholly owned Post Subsidiary, (B) loans or advances required to be made under any of the Post Leases, ground leases pursuant to which any third party is a lessee or sublessee on any Post Property or any existing joint venture arrangements to which a Post Subsidiary is a party as of the date hereof, (C) as contractually required to be made pursuant to an existing joint venture arrangements to which Post or a Post Subsidiary is a party as of the date hereof or (D) as contractually required by any Post Material Contract in effect on the date hereof that has been made available to MAA;

(xii) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Post Material Contract (or any contract that, if existing as of the date hereof, would be a Post Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Post Material Contract, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which Post or any Post Subsidiary is a party as required or necessitated by this Agreement or the transactions contemplated hereby; provided, that any such modification, amendment, waiver or consent does not materially increase the principal amount thereunder or otherwise materially adversely affect Post, any Post Subsidiary or MAA, (C) the entry into any commercial leases in the ordinary course of business, (D) any renewal of any of the Post Insurance Policies upon its scheduled termination on substantially the same terms in the aggregate for each separate Post Insurance Policy as currently in effect, except as set forth on Section 6.1(b)(xii) of the Post Disclosure Letter, (E) as may be reasonably necessary to comply with the terms of this Agreement, (F) as otherwise expressly permitted by this Section 6.1(b) or (G) in connection with change orders related to any construction, development, redevelopment or capital expenditure projects that either (x) do not materially increase the cost of any such project, or (y) are otherwise permitted pursuant to Section 6.1(b)(ix) above;

(xiii) waive, release, assign any material rights or claims or make any payment, direct or indirect, of any material liability of Post or any Post Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Section 6.1(b);

(xiv) subject to Section 7.8, except with respect to the matters set forth on Section 6.1(b)(xiv) of the Post Disclosure Letter, waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $500,000 individually or $3,000,000 in the aggregate, (B) do not involve the imposition of any material injunctive relief against Post or any Post Subsidiary, (C) do not provide for any admission of material liability by Post or any of the Post Subsidiaries, and (D) with respect to any legal Action involving any present, former or purported holder or group of holders of shares of Post Common Stock or Post OP Units, in accordance with Section 7.8;

(xv) except as required by applicable Law or as set forth on Section 6.1(b)(xv) of the Post Disclosure Letter, (A) hire any officer (with a title of senior vice president or higher) of Post or promote or appoint any Person to a position of officer (with a title of senior vice president or higher) of Post (other than to replace any officer that departs after the date of this Agreement), in each case without consultation with the MAA Board, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of Post’s directors or officers not required by any plan or arrangement as in effect on the date hereof, (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or Post Employee Benefit Plan or any Employee Benefit Plan that if entered into or adopted would be a Post Employee Benefit Plan, (D) accelerate the vesting or payment of any award under the Post Equity Incentive Plans or of any other compensation or benefits, or (E) grant any awards under the Post Equity Incentive Plans or any bonus, incentive, performance or other compensation plan or arrangement, other than, with respect to clauses (C) and (E) (as to non-equity awards only), increases in salary in the ordinary course of business and consistent with past practice in the case of non-officer employees, or in connection with any non-officer employee hires or the promotion of any non-officer employees, consistent with past practice;

(xvi) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2015, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xvii) enter into any new line of business;

(xviii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(xix) except as set forth in Section 6.1(b)(xix) of the Post Disclosure Letter, enter into or modify in a manner adverse to Post or MAA any Post Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material income Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve Post’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Post Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any Post Pending Acquisitions permitted pursuant to Section 6.1(b)(vii) and in a manner that would not reasonably be expected (A) to be materially adverse to Post or (B) to prevent or impair the ability of Post to consummate the Mergers;

(xxi) form any new funds or joint ventures, except for wholly-owned subsidiaries;

(xxii) except (A) pursuant to Post’s budget previously provided to MAA, (B) capital expenditures necessary to repair any casualty losses in an amount up to $5,000,000 in the aggregate or to the extent such losses are covered by existing insurance, and (C) capital expenditures in the ordinary course of business consistent with past practice necessary to comply with applicable Law or to repair and/or prevent damage to any of the Post Properties or as is necessary in the event of an emergency situation, after prior notice to MAA (provided, that if the nature of such emergency renders prior notice to MAA impracticable, Post shall provide notice to MAA as promptly as reasonably practicable after making such capital expenditure), make or commit to make any capital expenditures in excess of $500,000 individually or $3,000,000 in the aggregate;

(xxiii) (A) amend or modify the compensation terms contained in the engagement letter with the financial advisor referred to in Section 4.21 in a manner materially adverse to Post, any Post Subsidiary or MAA, or (B) engage other financial advisors in connection with the transactions contemplated by this Agreement unless the directors of Post have concluded in good faith (after consultation with outside legal counsel) that failure to engage another financial advisor would be inconsistent with their fiduciary duties under applicable Law;

(xxiv) take any action, or fail to take any action, which action or failure would reasonably be expected to cause Post or any Post REIT Subsidiary to fail to qualify as a REIT;

(xxv) except to the extent permitted by Section 7.4, take any action that would reasonably be expected to prevent or delay the consummation of transactions contemplated by this Agreement; or

(xxvi) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) Post from taking any action, at any time or from time to time, that in the reasonable judgment of the Post Board, upon advice of counsel to Post, is necessary for Post to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Parent Merger Effective Time, including making dividend or other distribution payments in accordance with Section 7.19 to shareholders of Post in accordance with this Agreement or otherwise, or to qualify or preserve the status of any Post Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) Post LP from taking any action, at any time or from time to time, as Post LP determines to be necessary to: (A) be in compliance at all times with all of its obligations under any Post Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any Post Tax Protection Agreement.

Section 6.2 Conduct of Business by MAA.

(a) Each MAA Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by Post (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or Section 6.2(b) of the MAA Disclosure Letter, the MAA Parties shall, and shall cause each of the other MAA Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant business relationships, (C) provided it does not require additional compensation, keep available the services of its present officers, (D) maintain all MAA Insurance Policies, and (E) maintain the status of MAA as a REIT.

(b) Without limiting the foregoing, each MAA Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by Post (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly contemplated, required or permitted (including as otherwise permitted by this Section 6.2(b)) pursuant to this Agreement, or as set forth in Section 6.2(a) or Section 6.2(b) of the MAA Disclosure Letter, the MAA Parties shall not, and shall not cause or permit any other MAA Subsidiary to, do any of the following:

(i) amend or propose to amend (A) the MAA Charter (other than amendments to the MAA Charter that increase the number of authorized shares of MAA Common Stock to 145,000,000 and provide for the MAA Series I Preferred Stock) or MAA Bylaws, (B) the MAA LP Agreement (other than any amendment necessary to effect the Partnership Merger, the Parent Merger or the other transactions contemplated hereby) or certificate of limited partnership of MAA LP or (C) such equivalent organizational or governing documents of any MAA Subsidiary material to MAA and the MAA Subsidiaries, considered as a whole, if such amendment would be materially adverse to MAA or Post; except as set forth on Section 6.2(b)(i) of the MAA Disclosure Letter;

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of MAA or any MAA Subsidiary (other than any wholly owned MAA Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of MAA or any MAA Subsidiary or other equity securities or ownership interests in MAA or any MAA Subsidiary, except for (A) the declaration and payment by MAA of dividends in accordance with Section 7.19, (B) the regular distributions that are required to be made in respect of the MAA OP Units in connection with any dividends paid on the MAA Common Stock, (C) the declaration, set-aside or payment of dividends or other distributions by any directly or indirectly wholly owned MAA Subsidiary to MAA or any other MAA Subsidiary, and (D) distributions by any MAA Subsidiary that is not wholly owned, directly or indirectly, by MAA, in accordance with the requirements of the organizational documents of such MAA Subsidiary;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of MAA or a MAA Subsidiary, other than (A) the acquisition by MAA of shares of MAA Common Stock in connection with the surrender of shares of MAA Common Stock by holders of MAA Options in order to pay the exercise price of the MAA Option in connection with the exercise of MAA Options, (B) the repurchase of MAA “excess shares” pursuant to the MAA Charter, (C) the withholding of shares of MAA Common Stock to satisfy withholding Tax obligations with respect to outstanding awards granted pursuant to the MAA Equity Incentive Plans, and (D) of MAA OP Units under the MAA LP Agreement;

(v) acquire or agree to acquire or make any loans to, advances or capital contributions to, or investments in (including by merger, consolidation or acquisition of stock or assets) any joint venture, real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof (A) that would, or would reasonably be expected to, prevent or materially impair the ability of the MAA Parties to consummate the Mergers before the Outside Date or (B) having, in the aggregate, a fair market value at the time of acquisition in excess of $1,000,000,000;

(vi) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) do not involve the imposition of injunctive relief against MAA or any MAA Subsidiary, (B) do not provide for any admission of material liability by MAA or any of the MAA Subsidiaries, and (C) with respect to any legal Action involving any present, former or purported holder or group of holders of the MAA Common Stock or MAA OP Units, are in accordance with Section 7.8;

(vii) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, that would, or would reasonably be expected to, prevent or materially impair the ability of the MAA Parties to consummate the Mergers before the Outside Date;

(viii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of MAA or any of the MAA Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible for the Indebtedness of any other Person (other than a wholly owned MAA Subsidiary) that would, or would reasonably be expected to, prevent or materially impair the ability of the MAA Parties to consummate the Mergers before the Outside Date;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, trustees, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity that would, or would reasonably be expected to, prevent or materially impair the ability of the MAA Parties to consummate the Mergers before the Outside Date;

(x) enter into, renew, modify, amend or terminate any MAA Material Contract (or any contract that, if existing as of the date hereof, would be a MAA Material Contract) that would, or would reasonably be expected to, prevent or materially impair the ability of the MAA Parties to consummate the Mergers before the Outside Date;

(xi) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2015, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xii) enter into any new line of business;

(xiii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(xiv) enter into, or modify in a manner adverse to MAA or Post, any MAA Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material income Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve MAA’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any MAA Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xv) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in a manner that would not reasonably be expected (A) to be materially adverse to Post or (B) to prevent or impair the ability of Post to consummate the Mergers;

(xvi) form any new funds or joint ventures that would, or would reasonably be expected to, prevent or materially impair the ability of the MAA Parties to consummate the Mergers before the Outside Date;

(xvii) take any action, or fail to take any action, which action or failure would, or would reasonably be expected to cause MAA to fail to qualify as a REIT;

(xviii) except to the extent permitted by Section 7.4, take any action that would reasonably be expected to prevent or delay the consummation of transactions contemplated by this Agreement; or

(xix) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) MAA from taking any action, at any time or from time to time, that in the reasonable judgment of the MAA Board, upon advice of counsel to MAA, is necessary for MAA to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Parent Merger Effective Time, including making dividend or other distribution payments in accordance with Section 7.19 to shareholders of MAA in accordance with this Agreement or otherwise, or to qualify or preserve the status of any MAA Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) MAA LP from taking any action, at any time or from time to time, as MAA LP determines to be necessary to: (A) be in compliance at all times with all of its obligations under any MAA Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any MAA Tax Protection Agreement.

Section 6.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Post, directly or indirectly, the right to control or direct MAA’s or any MAA Subsidiary’s operations prior to the Parent Merger Effective Time, and nothing contained in this Agreement shall give MAA, directly or indirectly, the right to control or direct Post’s or any Post Subsidiary’s operations prior to the Parent Merger Effective Time.

Prior to the Parent Merger Effective Time, each of Post and MAA shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Preparation of Proxy Statement; Shareholders’ Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) Post and MAA shall jointly prepare the Joint Proxy Statement in preliminary form for inclusion in MAA’s Form S-4 to be filed by MAA with the SEC, (ii) MAA shall prepare and cause to be filed with the SEC the Form S-4 with respect to the MAA Common Stock and the MAA Series I Preferred Stock issuable in the Parent Merger, which will include the Joint Proxy Statement with respect to the Post Shareholder Meeting and MAA Shareholder Meeting, and (iii) MAA shall prepare and cause to be submitted to the NYSE the application and other agreements and documentation necessary for the listing of the MAA Common Stock and MAA Series I Preferred Stock issuable in the Parent Merger on the NYSE. Each of Post and MAA shall use its reasonable best efforts to (w) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (x) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, (y) mail or deliver the Joint Proxy Statement to its respective shareholders as promptly as practicable after the Form S-4 is declared effective and (z) keep the Form S-4 effective for so long as necessary to complete the Mergers. MAA shall use its reasonable best efforts to have the application for the listing of the MAA Common Stock and the MAA Series I Preferred Stock accepted by the NYSE as promptly as is practicable following submission. Each of Post and MAA shall furnish all information as may be reasonably requested concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement and the preparation and filing of the NYSE listing application. The Form S-4, the Joint Proxy Statement and the NYSE listing application shall include all information reasonably requested by such other Party to be included therein. Each of Post and MAA shall promptly notify the other upon the receipt of any comments from the SEC or the NYSE or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement or from the NYSE for amendments or supplements to the NYSE listing application, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC or the NYSE, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC or to the NYSE listing application from the NYSE and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC or to the NYSE listing application from the NYSE. Each of Post and MAA shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and MAA shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4 and to any comments from the NYSE with respect to the NYSE listing application. Notwithstanding the foregoing, prior to (x) filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, or (y) submitting the NYSE listing application to the NYSE or responding to any comments of the NYSE with respect thereto, each of Post and MAA shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give reasonable and good faith consideration to any comments thereon made by the other Party or its counsel and, with respect to clause (x) above, each of Post and MAA also shall have consented to the filing and mailing contemplated therein (which consent shall not be unreasonably withheld, conditioned or delayed). MAA shall advise Post, promptly after it receives notice thereof, (A) of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the MAA Common Stock and MAA Series I Preferred Stock issuable in connection with the Parent Merger for offering or sale in any jurisdiction, and MAA shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated and (B) of the time the NYSE listing application is accepted. MAA shall take any other action required to be taken under the Securities Act, the Exchange Act, NYSE rules and regulations, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the MAA Common Stock and the MAA Series I Preferred Stock in the Parent Merger, and Post shall furnish all information concerning Post and the holders of the Post Common Stock as may be reasonably requested in connection with any such actions. MAA shall also take any other action required to be taken under the Securities Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the New MAA OP Units in the Partnership Merger, and Post shall furnish all information concerning Post, Post LP and the holders of the Post OP Units as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Post Shareholder Approval or the MAA Shareholder Approval, any information relating to Post or MAA, or any of their respective Affiliates, should be discovered by Post or MAA which, in the reasonable judgment of Post or MAA, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto, and Post and MAA shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of Post and the shareholders of MAA. For purposes of Section 4.15, Section 5.15 and this Section 7.1, any information concerning or related to Post, its Affiliates or the Post Shareholder Meeting will be deemed to have been provided by Post, and any information concerning or related to MAA, its Affiliates or the MAA Shareholder Meeting will be deemed to have been provided by MAA. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a).

(c) Subject to the exercise of Post’s rights with respect to a Superior Proposal under Section 7.4, Post shall, in accordance in all material respects with applicable Law and the Post Articles of Incorporation and Post Bylaws, establish a record date for, duly call, give notice of, convene and hold the Post Shareholder Meeting. Post shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of Post entitled to vote at the Post Shareholder Meeting and, subject to the exercise of Post’s rights with respect to a Superior Proposal under Section 7.4, to hold the Post Shareholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act; provided that in no event shall Post be required to hold the Post Shareholder Meeting prior to the thirty-fifth (35th) day following the date hereof. Post shall, through the Post Board, recommend to its shareholders that they vote in favor of the Parent Merger, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Post Shareholder Approval, except to the extent that the Post Board shall have made a Change in Post Recommendation as permitted by Section 7.4(b) and subject to the exercise of Post’s rights with respect to a Superior Proposal under Section 7.4. Notwithstanding the foregoing provisions of this Section 7.1(c), Post shall have the right to make one or more successive postponements or adjournments of the Post Shareholder Meeting (i) for the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Post Board has determined in good faith after consultation with outside counsel is reasonably necessary under Law and for such supplemental or amended disclosure to be disseminated and reviewed by Post’s shareholders prior to the Post Shareholder Meeting, (iii) to allow reasonable additional time to solicit additional proxies to the extent Post reasonably believes necessary in order to obtain the Post Shareholder Approval or (iv) if otherwise reasonably required by applicable Law or if the directors of Post have determined in good faith after consultation with outside counsel that failure to do so would be inconsistent with their fiduciary duties under applicable Law.

(d) Subject to the exercise of MAA’s rights with respect to a Superior Proposal under Section 7.4, MAA shall, in accordance in all material respects with applicable Law and the MAA Charter and MAA Bylaws, establish a record date for, duly call, give notice of, convene and hold the MAA Shareholder Meeting. MAA shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of MAA entitled to vote at the MAA Shareholder Meeting and, subject to the exercise of MAA’s rights with respect to a Superior Proposal under Section 7.4, to hold the MAA Shareholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act; provided that in no event shall MAA be required to hold the MAA Shareholder Meeting prior to the thirty-fifth (35th) day following the date hereof. MAA shall, through the MAA Board, recommend to its shareholders that they vote in favor of the Parent Merger, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the MAA Shareholder Approval, except to the extent that the MAA Board shall have made a Change in MAA Recommendation as permitted by Section 7.4(b) and subject to the exercise of MAA’s rights with respect to a Superior Proposal under Section 7.4. Notwithstanding the foregoing provisions of this Section 7.1(d), MAA shall have the right to make one or more successive postponements or adjournments of the MAA Shareholder Meeting (i) for the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the MAA Board has determined in good faith after consultation with outside counsel is reasonably necessary under Law and for such supplemental or amended disclosure to be disseminated and reviewed by MAA’s shareholders prior to the MAA Shareholder Meeting, (iii) to allow reasonable additional time to solicit additional proxies to the extent MAA reasonably believes necessary in order to obtain the MAA Shareholder Approval or (iv) if otherwise reasonably required by applicable Law or if the directors of MAA have determined in good faith after consultation with outside counsel that failure to do so would be inconsistent with their fiduciary duties under applicable Law.

(e) Subject to the exercise of Post’s or MAA’s rights with respect to a Superior Proposal under Section 7.4, Post and MAA will use their respective reasonable best efforts to hold the Post Shareholder Meeting and the MAA Shareholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement; provided that in no event shall Post or MAA be required to hold the Post Shareholder Meeting or MAA Shareholder Meeting, as applicable, prior to the thirty-fifth (35th) day following the date hereof.

Section 7.2 Access to Information.

(a) During the Interim Period, to the extent permitted by applicable Law and contracts, and subject to reasonable restrictions described in writing imposed from time to time upon advice of counsel, each of Post and MAA shall, and shall cause each of the Post Subsidiaries and the MAA Subsidiaries, respectively, to, afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of Post and MAA shall, and shall cause each of the Post Subsidiaries and the MAA Subsidiaries, respectively, to, (i) furnish reasonably promptly to the other Party a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of U.S. federal or state securities Laws, and (ii) furnish, upon reasonable request, all other information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. No representation or warranty as to the accuracy of information provided pursuant to this Section 7.2 is made and the Parties may not rely on the accuracy of such information except to the extent expressly set forth in the representations and warranties included in Article IV or Article V, and no investigation under this Section 7.2 or otherwise shall affect any of the representations and warranties of the Post Parties or of the MAA Parties, respectively, contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, neither Post nor MAA shall be required by this Section 7.2 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (if Post or MAA, as applicable, has used reasonable best efforts to obtain permission or consent of such third party to such disclosure), (B) the disclosure of which would violate any Law or legal or contractual duty of the Party or any of its Representatives, (C) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of a loss of privilege to the disclosing Party or (D) if it reasonably determines that such access is reasonably likely to disrupt materially or impair or interfere with its, or its Subsidiaries’, business or operations; provided that the Parties will work in good faith to determine a means to provide access that will not disrupt materially or impair or interfere with such business or operations. Each of Post and MAA will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. Prior to the Parent Merger Effective Time, each of the Post Parties and each of the MAA Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which the other Party has a business relationship (including tenants/subtenants) regarding the business of such other Party or this Agreement and the transactions contemplated hereby without the prior written consent of such other Party (provided that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict a Party and its respective Representatives and Affiliates from contacting such parties in pursuing its own business activities (operating in the ordinary course)).

(b) Each of Post and MAA will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

(c) Each of Post and MAA will give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Post Subsidiaries or the MAA Subsidiaries, respectively, which could reasonably be expected to have, individually or in the aggregate, a Post Material Adverse Effect or a MAA Material Adverse Effect, as the case may be.

(d) Each Party shall cooperate and participate, as reasonably requested by the other Party from time to time, in efforts to oversee the integration of the Parties’ operations in connection with, and taking effect upon consummation of, the Mergers subject to applicable Law, including, without limitation, providing such reports on operational matters and participating on such teams and committees as the Parties shall mutually agree.

Section 7.3 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Mergers and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of the Parties hereto agrees to use its reasonable best efforts to (i) cooperate with the other Party in determining which filings are required to be made prior to the Closing with, and which consents, clearances, approvals, permits or authorizations are required to be obtained prior to the Closing from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby and in timely making all such filings, (ii) promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations and submissions of information to any Governmental Authority with respect to this Agreement or the transactions contemplated hereby, (iii) supply as promptly as reasonably practicable and to the extent necessary any additional information and documentary material that may be requested pursuant to any applicable Laws by any Governmental Authority, and (iv) take or cause to be taken all other actions necessary, proper or advisable to obtain applicable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of the applicable waiting periods with respect to the Mergers under any applicable Laws as promptly as practicable and, in any event, no later than the Outside Date.

(b) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall, in connection with the efforts referenced in Section 7.3(a), use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party with respect to this Agreement or the transactions contemplated hereby; (ii) promptly notify the other Party of any communication concerning this Agreement or any of the transactions contemplated hereby to that Party from or with any Governmental Authority and consider in good faith the views of the other Party and keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with copies of any written notices or other communications received by such Party from, or given by such Party to, any U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one Party’s valuation of the other Party may be redacted; and (iii) permit the other Party to review in draft any proposed written communication to be submitted by it to any Governmental Authority with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any Governmental Authority or, in connection with any proceeding by a private party with respect to this Agreement or the transactions contemplated hereby, with any other Person, and, to the extent permitted by the applicable Governmental Authority or Person, not agree to participate in any meeting or discussion with any Governmental Authority relating to any filings or investigations concerning this Agreement or any of the transactions contemplated hereby unless it consults with the other Party and its Representatives in advance and invites the other Party’s Representatives to attend in accordance with applicable Laws. The Parties may, as they deem advisable and necessary, designate competitively sensitive information provided to the other under this Section 7.3 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.

(c) In furtherance and not in limitation of the foregoing, subject to the terms and conditions of this Agreement, each of the Parties hereto shall (i) use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Authority vacated or reversed), and (ii) take, or cause to be taken, all such further reasonable actions as may be necessary to resolve such objections, if any, as any Governmental Authority or any other Person may assert under any Law with respect to the Mergers and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law so as to enable the Closing to occur as promptly as reasonably practicable and, in any event, no later than the Outside Date. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.3 shall limit a Party’s right to terminate this Agreement pursuant to Section 9.1 so long as such Party has, prior to such termination, been complying with its obligations under this Section 7.3.

(d) Each of MAA and Post shall, if any Takeover Statute becomes applicable to this Agreement, the Mergers, or any other transactions contemplated hereby or thereby, grant approvals and use all reasonable best efforts to ensure that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such Takeover Statute on this Agreement, the Mergers and the other transactions contemplated hereby.

Section 7.4 Acquisition Proposals; Changes in Recommendation.

(a) Each of Post and MAA agrees that it shall not, nor shall it permit any of its Subsidiaries to, authorize or permit any of its officers, directors or employees to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer by or with a Third Party with respect to (A) any merger, consolidation, share exchange, business combination or similar transaction involving it which would result in any Person beneficially owning more than twenty percent (20%) of the outstanding voting securities of Post, Post LP, MAA or MAA LP, as the case may be, or any successor thereto or parent company thereof, (B) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any of its assets or that of its Subsidiaries (including stock or other ownership interests of its Subsidiaries) representing more than twenty percent (20%) of the consolidated assets of Post and the Post Subsidiaries, or MAA and the MAA Subsidiaries, as the case may be, on a consolidated basis, (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange, joint venture, business combination or otherwise) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing more than twenty percent (20%) of the outstanding voting securities of Post, Post LP, MAA or MAA LP, as the case may be, or any successor thereto or parent company thereof, (D) any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) acquiring beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of more than twenty percent (20%) of the outstanding shares of the outstanding voting securities of Post, Post LP, MAA or MAA LP, as the case may be, or any successor thereto or parent company thereof, (E) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction in which a Third Party shall acquire beneficial ownership of more than twenty percent (20%) of the outstanding voting securities of Post, Post LP, MAA or MAA LP, as the case may be, or any successor thereto or parent company thereof, or (F) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, reclassification, share exchange, business combination or similar transaction involving Post or MAA, as the case may be, pursuant to which the shareholders of Post or MAA, as the case may be, immediately preceding such transaction hold less than eighty percent (80%) of the voting equity interests in the surviving or resulting entity of such transaction (any such proposal, offer or transaction (other than a proposal or offer made by one Party to this Agreement or an Affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) engage in any negotiations concerning, or provide any confidential information or data to any person relating to an Acquisition Proposal, or knowingly facilitate any attempt to make an Acquisition Proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement providing for any Acquisition Proposal (an “Acquisition Agreement”), or (iv) publicly propose or agree to do any of the foregoing.

(b)

(i) Notwithstanding anything in this Agreement to the contrary, the Post Board and the MAA Board shall each be permitted to take the following actions, prior to receipt of the Post Shareholder Approval or MAA Shareholder Approval, as applicable, in each case in response to an unsolicited bona fide written Acquisition Proposal by such Person made after the date of this Agreement (provided that the Acquisition Proposal by such Person did not result from a breach of this Section 7.4 (other than an unintentional and inadvertent breach hereof that was not intended to result in an Acquisition Proposal nevertheless resulted in an Acquisition Proposal)) and which the Post Board or the MAA Board, as applicable, concludes in good faith (after consultation with outside legal counsel and financial advisors) either constitutes or would likely lead to a Superior Proposal, if and only to the extent that the directors of Post or MAA, as applicable, conclude in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their fiduciary duties under applicable Law: (A) engage in discussions and negotiations regarding such Acquisition Proposal, (B) provide any nonpublic information or data to the Person who made such Acquisition Proposal after entering into an Acceptable Confidentiality Agreement (as defined below) with such Person, and (C) effect any nonappealable, final action that any court of competent jurisdiction orders Post or MAA, as applicable, to take; provided, however, that MAA or Post, as applicable, shall have an opportunity to appear before any such court of competent jurisdiction with respect to such matter if such court will entertain MAA’s or Post’s, as applicable, motion to be heard with respect to such action. Post and MAA, as applicable, shall provide the other Party with a copy of any nonpublic information or data provided to a Third Party pursuant to the prior sentence prior to or simultaneously with furnishing such information to such Third Party to the extent such nonpublic information or data has not been previously provided to MAA or Post, as the case may be. For purposes herein, an “Acceptable Confidentiality Agreement” means a confidentiality agreement having provisions that are no more favorable to the applicable counterparty than those contained in the Confidentiality Agreement with respect to MAA, provided that such confidentiality agreement may contain a less restrictive or no standstill restriction and shall not be required to restrict the submission of an Acquisition Proposal to the Post Board or the MAA Board, as applicable; provided further that if the provisions of such confidentiality agreement (including without limitation any provisions related to a standstill restriction) are materially more favorable or less restrictive in the aggregate to such counterparty (and any of its Affiliates and representatives named therein) than the provisions of the Confidentiality Agreement are with respect to MAA, then, notwithstanding the foregoing, such agreement will be deemed to be an Acceptable Confidentiality Agreement if Post offers to amend the Confidentiality Agreement so as to make the provisions of the Confidentiality Agreement as materially favorable or as unrestrictive in the aggregate as the confidentiality agreement signed by such counterparty.

(ii) Each Party shall notify the other Party promptly (but in no event later than one (1) Business Day) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such Party or any of its Subsidiaries by any person that informs such Party or any of its Subsidiaries that such Person is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with such Party relating to a possible Acquisition Proposal. Such notice shall be made orally and promptly thereafter confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any material documentation or correspondence that sets forth any terms of such Acquisition Proposal). Each Party shall also promptly, and in any event within one (1) Business Day, notify the other Party, orally and promptly thereafter in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 7.4(c) and keep the other Party promptly informed in all material respects of the status and terms of any such proposals, offers, discussions or negotiations on a timely basis, including by promptly providing a copy of all material documentation or correspondence relating thereto.

(iii) Except as provided in Section 7.4(b)(iv) or Section 7.4(b)(v), neither the Post Board, the MAA Board, nor any committee thereof shall withhold, withdraw or modify in any manner adverse to the other Party, or propose publicly to withhold, withdraw or modify in any manner adverse to the other Party, the approval, recommendation or declaration of advisability by the Post Board or the MAA Board, as applicable, or any such committee thereof with respect to this Agreement or the transactions contemplated hereby (a “Change in Post Recommendation” or a “Change in MAA Recommendation,” respectively).

(iv) Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the Post Board or the MAA Board, as applicable, may make in writing a Change in Post Recommendation or a Change in MAA Recommendation, as applicable (and in the event that the Post Board or the MAA Board, as applicable, determines such Acquisition Proposal to be a Superior Proposal, in accordance with this Section 7.4, terminate this Agreement in writing pursuant to Section 9.1), if and only if (A) an unsolicited bona fide written Acquisition Proposal (provided that the Acquisition Proposal did not result from a breach of this Section 7.4 (other than an unintentional and inadvertent breach hereof that was not intended to result in an Acquisition Proposal nevertheless resulted in an Acquisition Proposal)) is made to Post or MAA, as applicable, and is not withdrawn, (B) the Post Board or the MAA Board, as applicable, has concluded in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the directors of Post or MAA, as applicable, have concluded in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their fiduciary duties under applicable Law, (D) four (4) Business Days (the “Notice Period”) shall have elapsed since the Party proposing to take such action has given written notice to the other Party advising such other Party that the notifying Party intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Superior Proposal that is the basis of the proposed action (a “Notice of Recommendation Change”), which Notice of

Recommendation Change or intention shall not be deemed a Change in Post Recommendation or Change in MAA Recommendation, as applicable, for any purpose of this Agreement, (E) during such Notice Period, the notifying Party has considered and, at the reasonable request of the other Party, engaged in good faith discussions with such Party regarding any adjustment or modification of the terms of this Agreement proposed by the other Party, and (F) the directors of the Party proposing to take such action, following such Notice Period, again conclude in good faith (after consultation with outside legal counsel and taking into account any adjustment or modification of the terms of this Agreement proposed by the other Party) that the failure to do so would be inconsistent with their fiduciary duties under applicable Law and that such Acquisition Proposal continues to constitute a Superior Proposal; provided, however, that (1) if, during the Notice Period, any material revisions are made to the Superior Proposal (it being understood that a material revision shall include, without limitation, any material change in the purchase price or form of consideration in such Superior Proposal), the Post Board or the MAA Board, as applicable, shall promptly give a new written notice to the other Party and shall comply in all respects with the requirements of this Section 7.4(b)(iv), which shall apply anew, with respect to such new written notice (provided, however, that in this instance the Notice Period shall be three (3) Business Days instead of four (4) Business Days) and (2) in the event the Post Board or the MAA Board, as applicable, does not determine that such Acquisition Proposal is a Superior Proposal, but thereafter determines to make a Change in Post Recommendation or a Change in MAA Recommendation, as applicable, pursuant to this Section 7.4 with respect to an Acquisition Proposal, the foregoing procedures referred to in this Section 7.4(b)(iv) shall apply anew and shall also apply to any subsequent withdrawal, amendment or change with respect thereto (provided, however, that in this instance the Notice Period shall be three (3) Business Days instead of four (4) Business Days).

(v) Notwithstanding anything in this Agreement to the contrary, in circumstances not involving or relating to an Acquisition Proposal, the Post Board or the MAA Board, as applicable, may make a Change in Post Recommendation or a Change in MAA Recommendation, as applicable, if and only if (A) a material fact, effect, event, development or change in circumstances has occurred or arisen after the date of this Agreement that was not known to such Party (or, if known, the consequences of which were not reasonably foreseeable to the Post Board or the MAA Board, as applicable, as of the date of this Agreement) (and which change or development does not relate to an Acquisition Proposal), (B) the directors of the Party proposing to take such action have first reasonably determined in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their fiduciary duties under applicable Law, (C) four (4) Business Days (the “Intervening Event Notice Period”) shall have elapsed since the Party proposing to take such action has given a Notice of Recommendation Change (which Notice of Recommendation Change or intention shall not be deemed a Change in Post Recommendation or Change in MAA Recommendation, as applicable, for any purpose of this Agreement) to the other Party advising that the notifying Party intends to take such action and specifying in reasonable detail the reasons therefor, (D) during such four-Business Day period, the notifying Party has considered and, at the reasonable request of the other Party, engaged in good faith discussions with such Party regarding, any adjustment or modification of the terms of this Agreement proposed by the other Party, and (E) the directors of the Party proposing to take such action, following such Intervening Event Notice Period, again reasonably determine in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other Party) that failure to do so would be inconsistent with their fiduciary duties under applicable Law; provided, however, that in the event the Post Board or the MAA Board, as applicable, does not make a Change in Post Recommendation or a Change in MAA Recommendation, as applicable, following such four-Business Day period, but thereafter determines to make a Change in Post Recommendation or a Change in MAA Recommendation, as applicable, pursuant to this Section 7.4 in circumstances not involving an Acquisition Proposal, the foregoing procedures referred to in this Section 7.4(b)(v) shall apply anew and shall also apply to any subsequent withdrawal, amendment or change (provided, however, that in this instance the Intervening Event Notice Period shall be three (3) Business Days instead of four (4) Business Days).

(vi) Nothing contained in this Section 7.4 shall prohibit either Party or its Subsidiaries, directly or indirectly, from (A) taking and disclosing to its respective shareholders or unitholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to its shareholders in connection with the making or amendment of a tender offer or exchange offer) or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, (B) making any other disclosure to its shareholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal that the Post Board or the MAA Board, as applicable, determines (after consultation with outside counsel) is reasonably required by applicable Law or (C) issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, that any such disclosure that addresses the approval, recommendation or declaration of advisability by the Post Board or the MAA Board, as applicable, with respect to this Agreement or an Acquisition Proposal shall be deemed to be a Change in Post Recommendation or Change in MAA Recommendation, as applicable, unless the Post Board or the MAA Board, as applicable, in connection with such communication publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or refers to the prior recommendation of such party, without disclosing any Change in Post Recommendation or Change in MAA Recommendation, as applicable. For the avoidance of doubt, neither the Post Board nor the MAA Board, as applicable, may make a Change in Post Recommendation or Change in MAA Recommendation, as applicable, unless permitted by this Section 7.4.

(c) For purposes of this Section 7.4 and this Agreement, “Superior Proposal” means a written bona fide Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “twenty percent (20%)” and to “eighty percent (80%)” shall be replaced by “seventy-five percent (75%)”) made by a Third Party that does not contain any financing conditions and is otherwise on terms that the Post Board or the MAA Board, as applicable, determines in its good faith judgment, after consultation with outside legal counsel and financial advisors, taking into account all factors and matters deemed relevant in good faith by the Post Board or the MAA Board, as applicable, including financial, legal, regulatory and any other aspects of the transaction (including the identity of the Person making such proposal, any break-up fees, expense reimbursement provisions, conditions to consummation and certainty of consummation (including whether consummation is reasonably capable of being completed on a timely basis on the terms proposed), as well as any changes to the financial terms of this Agreement in response to such proposal or otherwise) described in such proposal, would, if consummated, be more favorable to Post and its shareholders, or to MAA and its shareholders, as applicable, than the transactions contemplated by this Agreement.

(d) Each of Post and MAA agrees that (i) it will and will cause its Subsidiaries, and its and their Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any Third Parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any Third Party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. Each of Post and MAA agrees that it will use its reasonable best efforts to promptly inform its and its Subsidiaries’ respective Representatives of the obligations undertaken in this Section 7.4.

(e)

(i) Notwithstanding any Change in Post Recommendation or Change in MAA Recommendation, as applicable, unless, in the case of a Change in Post Recommendation, such Change in Post Recommendation is with respect to a Superior Proposal and this Agreement is terminated pursuant to Section 9.1, (A) Post shall cause the adoption of this Agreement to be submitted to a vote of its shareholders at the Post Shareholder Meeting and (B) MAA shall cause (x) the amendment to the MAA Charter that increases the number of authorized shares of MAA Common Stock to 145,000,000 and (y) the approval of the issuance of the MAA Common Stock to be issued in the Parent Merger to be submitted to a vote of its shareholders at the MAA Shareholder Meeting.

(ii) Without the prior written consent of each of Post and MAA (which shall not be unreasonably withheld, conditioned or delayed), adoption of this Agreement and approval of the Mergers and the other transactions contemplated hereby is the only matter, other than (A) a vote to approve an amendment to the

MAA Charter to increase the authorized shares of MAA Common Stock, (B) a vote on the issuance of the MAA Common Stock to be issued in the Parent Merger, and/or (C) any say-on-golden parachute vote that may be required pursuant to Section 14A(b)(2) of the Exchange Act and Rule 14a-21(c) thereunder and a proposal to approve the adjournment of the Post Shareholder Meeting or the MAA Shareholder Meeting, as applicable, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Post Shareholder Meeting or the MAA Shareholder Meeting, as applicable, to obtain the approval of Post’s shareholders or MAA’s shareholders, as applicable, which either Post or MAA, as applicable, shall propose to be acted on by its respective shareholders at the Post Shareholder Meeting or the MAA Shareholder Meeting, as applicable.

(iii) Notwithstanding anything to the contrary set forth in this Section 7.4 or elsewhere in this Agreement, if Post or MAA, as applicable, receives a written Acquisition Proposal from any Third Party following the date hereof (provided that the Acquisition Proposal from such Third Party did not result from a breach of this Section 7.4 (other than an unintentional and inadvertent breach hereof that was not intended to result in an Acquisition Proposal nevertheless resulted in an Acquisition Proposal)), then Post or MAA, as applicable, or its respective Representatives may contact such Third Party in writing solely for the purpose of clarifying such Acquisition Proposal (the “Clarification Request”); provided, however, that Post shall deliver a copy of all Clarification Requests to MAA, and MAA shall deliver a copy of all Clarification Requests to Post, in each case promptly with the delivery of such Clarification Requests to any Third Party.

(f) References in this Section 7.4 to the Post Board or the MAA Board shall mean the board of directors of Post or the board of directors of MAA, as applicable, or a duly authorized committee thereof.

(g) Neither Post nor MAA shall submit to the vote of its shareholders any Acquisition Proposal other than the Mergers prior to the termination of this Agreement.

Section 7.5 Public Announcements. Except with respect to any Change in Post Recommendation, Change in MAA Recommendation or any action taken by Post or the Post Board, or by MAA or the MAA Board, pursuant to and in accordance with Section 7.4, so long as this Agreement is an effect, the Parties hereto shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange if for any reason it is not reasonably practicable to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. The Parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.

Section 7.6 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any manager, director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification or similar agreement or under the Post Articles of Incorporation, the Post Bylaws, the Post LP Agreement or, if applicable, similar organizational documents (including any limited liability company agreement or partnership agreement) or agreements of any Post Subsidiary (including any successor entities) (the “Organizational Documents”) or this Agreement from and after the Parent Merger Effective Time, MAA and MAA LP (the “Indemnifying Parties”), jointly and severally, shall, for a period of six (6) years from the Parent Merger Effective Time: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or is during any of the period from the date hereof through the date of the Parent Merger Effective Time, serving as a manager, director, officer, trustee or fiduciary of Post or any of the Post Subsidiaries and acting in such capacity (collectively, the “Indemnified

Parties”) to the fullest extent authorized or not prohibited by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such Claim; and (ii) promptly (in any event within ten (10) Business Days after any request for payment or advancement, as applicable) pay on behalf of or advance to each of the Indemnified Parties, to the fullest extent authorized or not prohibited by applicable Law, as now or hereafter in effect, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Claim Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to MAA’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such Claim Expenses if it is ultimately determined under applicable Laws or any of the Organizational Documents that such Indemnified Party is not entitled to be indemnified; provided, however, that none of the Indemnifying Parties shall be liable for any amounts paid in settlement effected without MAA’s prior written consent and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent an Indemnified Party is advised by counsel that such Indemnified Party has conflicting interests with one or more other Indemnified Parties in the outcome of such action (in which event such Indemnified Party shall be entitled to engage separate counsel, the fees and expenses for which the Indemnifying Parties shall be liable); provided further, that if, at any time prior to the sixth (6th) anniversary of the Parent Merger Effective Time, any Indemnified Party delivers to MAA or MAA LP a written notice asserting that indemnification is required in accordance with this Section 7.6 with respect to a Claim, then the provisions for indemnification contained in this Section 7.6 with respect to such Claim shall survive the sixth (6th) anniversary of the Parent Merger Effective Time and shall continue to apply until such time as such Claim is fully and finally resolved. The indemnification and advancement obligations of the Indemnifying Parties pursuant to this Section 7.6(a) shall extend to acts or omissions occurring at or before the Parent Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Mergers and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of Post or any of the Post Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.6(a): (A) the term “Claim” means any threatened, asserted, pending or completed Action (including that any Indemnified Party in good faith believes might lead to the institution of any such Action) or inquiry, whether civil, criminal, administrative, investigative or otherwise, including any arbitration or other alternative dispute resolution mechanism, and whether instituted by any Party hereto, any Governmental Authority or any other Person arising out of or pertaining to matters that relate to such Indemnified Party’s duties (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Mergers and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto) or service as a manager, director, officer, trustee, employee, agent or fiduciary of Post or, any of the Post Subsidiaries or, to the extent such person is or was serving at the request or for the benefit of Post or any of the Post Subsidiaries, any other entity or any Employee Benefit Plan maintained by any of the foregoing at or prior to the Parent Merger Effective Time; and (B) the term “Claim Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim, including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party as contemplated in this Section 7.6. No Indemnifying Party shall settle, compromise or consent to the entry of any judgment in, or seek termination with respect to, any actual or threatened Claim in respect of which indemnification may be sought by an Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Parties from all liability arising out of such Claim. No Indemnified Party shall be liable for any amounts paid in any settlement effected without its prior express written consent.

(b) Without limiting the foregoing, MAA agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Parent Merger Effective Time now existing in favor of the current or former directors, officers, agents or fiduciaries of Post or any of the Post Subsidiaries as provided in the Organizational Documents and indemnification or similar agreements of Post shall survive the Parent Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from the Parent Merger Effective Time, (i) MAA shall and shall cause the MAA Subsidiaries (including MAA LP) to honor and fulfill in all respects the obligations of MAA and the MAA Subsidiaries (including MAA LP) to the Indemnified Parties and any trustees, employees, agents, or fiduciaries (including fiduciaries under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA)) of Post or any of the Post Subsidiaries under the Organizational Documents and any indemnification or similar agreement of Post or any Post Subsidiary entered into prior to the Partnership Merger Effective Time and (ii) subject to any limitations imposed by the TBCA and the TRULPA, the charter and bylaws and the limited partnership agreement or other organizational documents (including any limited liability company agreement or partnership agreement) of MAA, MAA LP and the MAA Subsidiaries (including any successor entities) and the organizational documents of any applicable Post Subsidiary (including any limited liability company agreement or partnership agreement) shall contain provisions no less favorable to the Indemnified Parties and any trustees, employees, agents, or fiduciaries (including fiduciaries under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA)) of Post or any of the Post Subsidiaries with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Parent Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Parent Merger Effective Time, were directors, officers, trustees, employees, agents or fiduciaries (including fiduciaries under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA)) of Post or any of the Post Subsidiaries, unless required by applicable Law and then only to the minimum extent required by applicable Law; provided that if, at any time prior to the sixth (6th) anniversary of the Parent Merger Effective Time, any Indemnified Party delivers to MAA or MAA LP a written notice asserting that indemnification is required in accordance with this Section 7.6 with respect to a Claim, then the provisions for indemnification contained in this Section 7.6 with respect to such Claim shall survive the sixth (6th) anniversary of the Parent Merger Effective Time and shall continue to apply until such time as such Claim is fully and finally resolved.

(c) Prior to the Parent Merger Effective Time, Post shall obtain and fully pay the premium for, and MAA shall cause to be maintained in full force and effect (and the obligations under to be honored), during the six (6) year period beginning on the date of the Parent Merger Effective Time, a “tail” prepaid insurance policy or policies (which policy or policies by their respective express terms shall survive the Mergers) from Post’s current insurance carrier or an insurance carrier with the same or better credit rating as Post’s current insurance carrier, of at least the same coverage and amounts and containing terms and conditions, retentions and limits of liability that are no less favorable to the directors, officers, agents or fiduciaries of Post or any of the Post Subsidiaries as Post’s and the Post Subsidiaries’ existing policy or policies, for the benefit of the current and former directors, officers, agents or fiduciaries of Post and each Post Subsidiary with a claims reporting or discovery period of six (6) years from the Parent Merger Effective Time with respect to directors’ and officers’ liability insurance for Claims arising from facts or events that occurred on or prior to the Parent Merger Effective Time; provided, however, that in no event shall the aggregate premium payable for such “tail” insurance policy for its entire period exceed an amount per year of coverage equal to 300% of the current annual premium paid by Post for such insurance (such amount being the “Maximum Premium”). If Post is unable to obtain the “tail” insurance described in the first sentence of this Section 7.6(c) for an amount equal to or less than the Maximum Premium, Post shall be entitled to obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium. If Post is unable to, or does not, obtain and fully pay the premium for such “tail” insurance contemplated in the two preceding sentences, MAA shall obtain and fully pay the premium for and maintain in full force and effect (and honor the obligations under), during the six (6) year period beginning on the date of the Parent Merger Effective Time, a “tail” insurance policy or policies (which policy or policies by their respective express terms shall survive the Mergers) from Post’s current insurance carrier or an insurance carrier with the same or better credit rating as Post’s current insurance carrier, of at least the same coverage and amounts and containing terms and conditions, retentions and limits of liability that are no less favorable to directors, officers, agents, or fiduciaries of Post or any of the Post Subsidiaries as Post or any of the Post Subsidiaries’ existing policy or policies for the benefit of the current and former directors, officers, agents or fiduciaries of Post or any Post Subsidiary with a claims reporting or discovery period of six (6) years from the Parent Merger Effective Time; provided, however, that in no event shall MAA be required to pay more than the Maximum Premium as the aggregate premium for such “tail” insurance policies for its entire period, in which case MAA will obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium.

(d) If any of MAA, MAA LP or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of MAA or MAA LP, as applicable, shall assume the obligations set forth in this Section 7.6.

(e) MAA shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.6; provided, however, that such Indemnified Party provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.

(f) The provisions of this Section 7.6 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party and other Person referred to in this Section 7.6 (who are intended to be third party beneficiaries of this Section 7.6), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of MAA and Post, and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.6 shall be in addition to, and not in substitution for, any other rights to indemnification or exculpation which an Indemnified Party and other Person referred to in this Section 7.6 is entitled, whether pursuant to applicable Law, contract or otherwise.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under the Organizational Documents, the GBCC, any other Law, any agreement with any Indemnified Party or other Person with Post or any Post Subsidiary, any policy that is or has been in existence with respect to Post or any of the Post Subsidiaries for any of their respective directors, managers, officers or other employees, it being understood and agreed that (i) the indemnification provided for in this Section 7.6 is not prior to or in substitution for any such claims under such policies; (ii) the indemnification provided by Post, MAA and MAA LP under this Section 7.6 with respect to any Claim shall be specifically in excess of any valid and collectible insurance available to such Persons for such Claim; and (iii) to the extent that any Indemnified Party receives any payment with respect to a Claim under any insurance maintained by Post, MAA or MAA LP after payment by Post, MAA or MAA LP of any amounts with respect to indemnification provided for in this Section 7.6, such Indemnified Party shall promptly pay the duplicative portion of such insurance payment to Post, MAA or MAA LP, as applicable.

Section 7.7 Appropriate Action; Consents

(a) Subject to the terms and conditions set forth in this Agreement, each of Post and MAA shall, and shall cause the Post Subsidiaries and the MAA Subsidiaries, respectively, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VIII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Persons (other than Governmental Authorities, which are addressed in Section 7.3) necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) subject to Section 7.8(e), the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b) In connection with and without limiting the foregoing, each of MAA and Post shall use its reasonable best efforts to give (or shall cause the MAA Subsidiaries or the Post Subsidiaries, respectively, use its reasonable best efforts to give) any notices to third parties, and each of MAA and Post shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents not covered by Section 7.7(a) that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement.

(c) Prior to the Closing, if requested by MAA, the Post Parties shall take such actions as are reasonably necessary to liquidate Post GP and the limited partner of Post LP that is a subsidiary of Post and distribute the interests in Post LP held by Post GP and such subsidiary to Post.

(d) Immediately prior to the Closing, if requested by MAA, the Post Parties shall take such actions as are reasonably necessary to liquidate special purpose entities holding up to $800 million of assets and distribute such assets to Post LP to the extent necessary to permit MAA and MAA LP to satisfy certain bond covenants following the Closing (including a reasonable amount in excess of such covenants) and to the extent such assets are reasonably available in special purpose entities.

Section 7.8 Notification of Certain Matters; Transaction Litigation.

(a) The Post Parties shall give prompt notice to the MAA Parties, and the MAA Parties shall give prompt notice to the Post Parties, of any notice or other communication received by such Party from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b) The Post Parties shall give prompt notice to the MAA Parties, and the MAA Parties shall give prompt notice to the Post Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that, if uncured, would reasonably be expected to result in any of the applicable closing conditions set forth in Article VIII not being capable of being satisfied prior to the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that, if uncured, would result in any of the applicable closing conditions set forth in Article VIII not to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, the Post Parties shall give prompt notice to the MAA Parties, and the MAA Parties shall give prompt notice to the Post Parties, if, to the Knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth in Article VIII not to be satisfied or satisfaction to be reasonably delayed.

(c) Notwithstanding anything to the contrary in this Agreement, the failure by the Post Parties or the MAA Parties to provide notice under Section 7.8(a), Section 7.8(b) or Section 7.8(d) shall not constitute a breach of covenant for purposes of Section 8.2(b) or Section 8.3(b).

(d) Each of the Parties hereto agrees to give prompt written notice to the other Parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the other Post Subsidiaries or the other MAA Subsidiaries, respectively, which could reasonably be expected to have, individually or in the aggregate, a Post Material Adverse Effect or a MAA Material Adverse Effect, as the case may be.

(e) The Post Parties shall give prompt notice to the MAA Parties, and the MAA Parties shall give prompt notice to the Post Parties, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any of the other Post Subsidiaries or the other MAA Subsidiaries, respectively, which relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The Post Parties shall give the MAA Parties the opportunity to reasonably participate in the defense and settlement of any litigation against the Post Parties and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without MAA’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The MAA Parties shall give the Post Parties the opportunity to reasonably participate in the defense and settlement of any litigation against the MAA Parties and/or their directors relating to this Agreement and the transactions contemplated hereby.

(f) The Post Parties shall give the MAA Parties the opportunity to reasonably participate in the defense and settlement of the matter set forth on Section 1.1 of the Post Disclosure Letter (the “Specified Action”), including without limitation by providing the MAA Parties with all pleadings, motions, memoranda and material correspondence, as well as decisions or other actions by the court in the Specified Action, reasonable opportunity to review and comment in advance on all pleadings, motions and memoranda to be filed by the Post Parties, and advance notice of any hearings or status conferences with the court in the Specified Action. No settlement of the Specified Action shall be agreed to without MAA’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.9 Pending Closing. Between the Partnership Merger Effective Time and the Parent Merger Effective Time, MAA and Post shall not take any action or conduct any business of any nature whatsoever other than as specifically contemplated by this Agreement and as necessary to effect the Parent Merger.

Section 7.10 Section 16 Matters. Prior to the Parent Merger Effective Time, Post and MAA shall, as applicable, take all such steps to cause any dispositions of Post Common Stock (including derivative securities with respect to Post Common Stock) or acquisitions of MAA Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Post to be exempt under Rule 16b-3 promulgated under the Exchange Act. Upon request, Post shall promptly furnish MAA with all requisite information for MAA to take the actions contemplated by this Section 7.10.

Section 7.11 Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Post Common Stock and the Post Series A Preferred Stock from the NYSE and terminate their registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Parent Merger Effective Time.

Section 7.12 Director and Officer Resignations. Post shall use commercially reasonable efforts to cause to be delivered to MAA resignations executed by each director and officer of Post and the Post Subsidiaries in office immediately prior to the Parent Merger Effective Time.

Section 7.13 Certain Tax Matters.

(a) Each of MAA and Post shall use their respective commercially reasonable efforts (before and, as relevant, after the Parent Merger Effective Time) to cause the Parent Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Provided Post shall have received the opinion of counsel referred to in Section 8.3(f) and MAA shall have received the opinion of counsel referred to in Section 8.2(f), the Parties shall treat the Parent Merger as a “reorganization” under Section 368(a) of the Code and no Party shall take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) MAA and Post shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. Subject to Section 3.5(c)(iii), from and after the Partnership Merger Effective Time, MAA and MAA LP (or Post LP) shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Post Common Stock or Post OP Units, all Transfer Taxes.

(c) Any holder of Post OP Units that receives New MAA OP Units pursuant to the Partnership Merger shall be entitled, upon request, to become an “Electing Partner” as such term is defined in the MAA LP Agreement, provided that the maximum aggregate amount set forth in Schedule 13.10A to the MAA LP Agreement in respect of such holders of New MAA OP Units shall not exceed $10,000,000. Any such request shall be made in writing to MAA LP and shall comply with the notice provisions set forth in Section 10.2. Any holder who makes such a request shall be designated as an Electing Partner for purposes of the MAA LP Agreement and included on the list of such partners set forth on Schedule 13.10A to the MAA LP Agreement, provided that the maximum aggregate amount set forth in Schedule 13.10A to the MAA LP Agreement in respect of such holders of New MAA OP Units shall not exceed $10,000,000.

Section 7.14 Voting of Shares; Voting of Post OP Units.

(a) MAA shall vote all shares of Post Common Stock beneficially owned by it or any of the MAA Subsidiaries as of the record date for the Post Shareholder Meeting, if any, in favor of approval of the Parent Merger. Post shall vote all shares of MAA Common Stock beneficially owned by it or any of the Post Subsidiaries as of the record date for the MAA Shareholder Meeting, if any, in favor of approval of the Parent Merger and issuance of the MAA Common Stock to be issued in the Parent Merger.

(b) Post shall vote all Post OP Units beneficially owned by it or any of the Post Subsidiaries, if any, in favor of the Post Partner Approval.

Section 7.15 Termination of Post Equity Incentive Plans, Post DRIP and Post ESPP.

(a) Prior to the Parent Merger Effective Time, the Post Board shall adopt such resolutions or take such other actions as may be required by the Post Equity Incentive Plans no later than immediately prior to the Parent Merger Effective Time to effect the intent of Article III hereof.

(b) The Post Board shall adopt such resolutions or take such other actions as may be required to terminate the Post DRIP, effective prior to the Parent Merger Effective Time, and ensure that no purchase or other rights under the Post DRIP enable the holder of such rights to acquire any interest in MAA or any MAA Subsidiary as a result of such purchase or the exercise of such rights at or after the Parent Merger Effective Time.

(c) The Post Board shall adopt such resolutions or take such other actions as may be required to provide that with respect to the Post ESPP: (i) participants in the Post ESPP (“ESPP Participants”) may not increase their payroll deductions under the Post ESPP from those in effect on the date of this Agreement; (ii) no new ESPP Participants may commence participation in the Post ESPP following the date of this Agreement; (iii) all participation in and purchases under the Post ESPP shall be suspended effective prior to the Closing on a date specified by Post (subject to the consent of MAA, which consent shall not be unreasonably withheld, delayed or conditioned) or on such other date as MAA shall reasonably request (the “ESPP Suspension Date”), such that the offering period in effect as of the date of this Agreement will be the final offering period under the Post ESPP until otherwise determined by the MAA Board after the Parent Merger Effective Time; and (iv) with respect to any offering period under the Post ESPP in effect as of the date of this Agreement, Post shall ensure that such offering period ends at the ESPP Suspension Date and that each ESPP Participant’s accumulated contributions for such offering period are applied to the purchase of Post Common Stock in accordance with the terms of the Post ESPP unless the ESPP Participant has previously withdrawn from such offering period in accordance with the terms of the Post ESPP. Any cash remaining in the Post ESPP after purchases occurring on the ESPP Suspension Date shall be refunded to Post ESPP participants promptly following the ESPP Suspension Date.

(d) If requested by MAA, Post shall (or shall cause each applicable Post Subsidiary to) terminate each Post Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code as of the day prior to the Closing Date (but contingent upon the occurrence of the Mergers) and adopt all required compliance amendments pursuant to written resolutions, the form and substance of which shall be reasonable satisfactory to MAA.

Section 7.16 Governance.

(a) Prior to the Parent Merger Effective Time, the MAA Board shall adopt resolutions (subject to and effective immediately following the Parent Merger Effective Time), and the MAA Board shall take all other actions necessary so that, effective immediately following the Parent Merger Effective Time, the number of directors that will comprise the full MAA Board shall be thirteen (13) as set forth in, and in accordance with, Section 2.5. The current chairman of the MAA Board shall remain chairman of the MAA Board after the Parent Merger Effective Time.

(b) By written notice to MAA at least ten (10) days prior to the mailing of the Joint Proxy Statement, Post shall designate the Post Designees to be appointed to the MAA Board pursuant to, and in accordance with, Section 2.5; provided, that the three (3) Post Designees shall be selected from the current Post directors listed on Section 7.16 of the Post Disclosure Letter.

Section 7.17 Tax Representation Letters.

(a) The Post Parties shall (i) use their reasonable best efforts to obtain or cause to be provided, as appropriate, the Post 368 Opinion and the Post REIT Opinions, (ii) (A) deliver to King & Spalding LLP, counsel to Post, or other counsel described in Section 8.2(e), a tax representation letter, dated as of the effective date of the Form S-4 (as relevant) and the Closing Date and signed by an officer of Post and Post LP, in form and substance as set forth in Exhibit C-1, containing representations of the Post Parties for purposes of rendering the Post REIT Opinions (and any similar opinion dated as of the effective date of the Form S-4), and (B) deliver to Bass, Berry & Sims PLC, counsel to MAA, or other counsel described in Section 8.3(e), a tax representation letter, dated as of the Closing Date and signed by an officer of Post and Post LP, in form and substance as set forth on Exhibit C-2, containing representations of the Post Parties for purposes of rendering the MAA REIT Opinion, which such representations in Exhibits C-1 and C-2 shall be subject to such changes or modifications from the language set forth on such exhibit as may be deemed necessary or appropriate by King & Spalding LLP (or such Post counsel rendering such opinion) or Bass, Berry & Sims PLC (or such other MAA counsel rendering such opinion) and shall be reasonably acceptable to and approved by MAA, in the case of Exhibit C-1, and Post, in the case of Exhibit C-2 (in either case, which approval shall not be unreasonably conditioned, withheld or delayed), and (iii) deliver to Goodwin Procter LLP, counsel to MAA, and King & Spalding LLP, counsel to Post, or other counsel described in Section 8.2(f) and Section 8.3(f), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Post and Post LP, in form and substance as shall be mutually agreeable to Post and MAA, containing representations of the Post Parties as shall be reasonably necessary or appropriate to enable Goodwin Procter LLP to render the MAA 368 Opinion on the effective date of the Form S-4 and on the Closing Date, respectively, and King & Spalding LLP to render the Post 368 Opinion on the effective date of the Form S-4 and on the Closing Date, respectively.

(b) The MAA Parties shall (i) use their reasonable best efforts to obtain or cause to be provided, as appropriate, the MAA 368 Opinion and the MAA REIT Opinion, (ii) (A) deliver to Bass, Berry & Sims PLC, counsel to MAA, or other counsel described in Section 8.3(e) (and any similar opinion dated as of the effective date of the Form S-4), a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date and signed by an officer of MAA and MAA LP, in form and substance as set forth in Exhibit D-1, containing representations of the MAA Parties for purposes of rendering the MAA REIT Opinion, and (B) to deliver to King & Spalding LLP, counsel to Post, or other counsel described in Section 8.2(e), a tax representation letter, dated as of the Closing Date and signed by an officer of MAA and MAA LP, in form and substance as set forth in Exhibit D-2, containing representations of the MAA Parties for purposes of rendering Post REIT Opinions, which such representations in Exhibits D-1 and D-2 shall be subject to such changes or modifications from the language set forth on such exhibit as may be deemed necessary or appropriate by Bass, Berry & Sims PLC (or such other MAA counsel rendering such opinion) or by King & Spalding LLP (or such counsel rendering the opinion) and shall be reasonably acceptable to and approved by Post, in the case of Exhibit D-1, and MAA, in the case of Exhibit D-2 (in either case, which approval shall not be unreasonably conditioned, withheld or delayed), and (iii) deliver to Goodwin Procter LLP, counsel to MAA, and King & Spalding LLP, counsel to Post, or other counsel described in Section 8.2(f) and Section 8.3(f), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of MAA and MAA LP, in form and substance as shall be mutually agreeable to Post and MAA, containing representations of the MAA Parties as shall be reasonably necessary or appropriate to enable Goodwin Procter LLP to render the MAA 368 Opinion on the effective date of the Form S-4 and on the Closing Date, respectively, and King & Spalding LLP to render the Post 368 Opinion on the effective date of the Form S-4 and on the Closing Date, respectively.

Section 7.18 Accrued Dividends. In the event that a distribution with respect to the Post Common Stock or the Post Series A Preferred Stock permitted under the terms of this Agreement has (i) a record date prior to the Partnership Merger Effective Time and (ii) has not been paid as of the Partnership Merger Effective Time, (A) the holders of shares of Post Common Stock and the holders of Post OP Units shall be entitled to receive such distribution from Post (or Post LP, as applicable) and (B) the holders of the shares of Post Series A Preferred Stock shall be entitled to receive such distribution from Post, in each case, immediately prior to the time such shares or units are exchanged pursuant to Article III of this Agreement.

Section 7.19 Dividends.

(a) From and after the date of this Agreement until the earlier of the Parent Merger Effective Time and termination of this Agreement pursuant to Section 9.1, neither MAA nor Post shall make, declare or set aside any dividend or other distribution to its respective stockholders without the prior written consent of MAA (in the case of Post) or Post (in the case of MAA); provided, however, that the written consent of the other Party shall not be required (but written notice shall be given) for (i) in the case of Post, the authorization and payment of quarterly distributions at a rate not in excess of the regular quarterly cash dividend most recently declared prior to the date of this Agreement (which is $0.47 per quarter) and (ii) in the case of MAA, for the authorization and payment of quarterly distributions at a rate not in excess of the regularly quarterly cash dividend most recently declared prior to the date of this Agreement (which is $0.82 per quarter); provided that it is agreed that the Parties shall take such actions as are necessary to ensure that if either the holders of Post Common Stock or the holders of MAA Common Stock receive a distribution for a particular quarter prior to the Closing Date, then the holders of Post

Common Stock and the holders of MAA Common Stock, respectively, shall also receive a distribution for such quarter, whether in full or pro-rated for the applicable quarter, as necessary to result in the holders of Post Common Stock and the holders of MAA Common Stock receiving dividends covering the same periods prior to the Closing Date.

(b) Notwithstanding the foregoing or anything else to the contrary in this Agreement, each of Post and MAA, as applicable, shall be permitted to declare and pay a dividend to its stockholders, the record date and payment date for which shall be the close of business on the last Business Day prior to the Closing Date, distributing any amounts determined by such Party (in each case in consultation with the other Party) to be the minimum dividend required to be distributed in order for such Party to qualify as a REIT and to avoid to the extent reasonably possible the incurrence of income or excise Tax (any dividend paid pursuant to this paragraph, a “REIT Dividend”).

(c) If either Party determines that it is necessary to declare a REIT Dividend, it shall notify the other Party at least 20 days prior to the date of the Post Shareholder Meeting, in the case of a declaration by Post, or the MAA Shareholder Meeting, in the case of a declaration by MAA, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of Post, to holders of Post Common Stock, in an amount per share of Post Common Stock equal to the quotient obtained by dividing (A) the REIT Dividend declared by MAA with respect to each share of MAA Common Stock by (B) the Exchange Ratio and (ii) in the case of MAA, to holders of MAA Common Stock, in an amount per share of MAA Common Stock equal to the product of (x) the REIT Dividend declared by Post with respect to each share of Post Common Stock and (y) the Exchange Ratio. The record date and payment date for any dividend payable pursuant to this Section 7.19(c) shall be the close of business on the last Business Day prior to the Closing Date.

Section 7.20 Employment Matters.

(a) During the period commencing on the Closing and ending on the date that is twelve (12) months after the Closing (or if earlier, the date of the employee’s termination of employment with MAA and the MAA Subsidiaries (including Post LP and MAA LP)), MAA shall, and shall cause each MAA Subsidiary (including Post LP and MAA LP), as applicable, to, provide each individual who is an employee of Post or any Post Subsidiary immediately prior to the Closing and who remains employed by Post, any Post Subsidiary, MAA or any MAA Subsidiary (including Post LP and MAA LP) immediately following the Closing (each a “Continuing Employee” and collectively, the “Continuing Employees”) with compensation and benefits, that are, in the aggregate, no less favorable than those provided to similarly situated employees of MAA or the MAA Subsidiary, as applicable, immediately following the Closing. During the period commencing on the Closing and ending on the date that is six (6) months after the Closing, MAA shall, and shall cause each MAA Subsidiary to, provide each Continuing Employee, to the extent their employment is severed during such period, with severance payments and benefits equal to the greater of the severance payments and benefits provided by (i) MAA or any MAA Subsidiary or (ii) Post and the Post Subsidiaries prior to the date of this Agreement and as set forth in Section 7.20(a) of the Post Disclosure Letter.

(b) MAA shall, and shall cause the MAA Subsidiaries (including Post LP and MAA LP) to, provide credit for each Continuing Employee’s length of service with Post and the Post Subsidiaries (as well as service with any predecessor employer of Post or any Post Subsidiary) for all purposes (including eligibility, vesting and benefit level, but not for purposes of any benefit accrual under any defined benefit pension plan) under each plan, program, policy, agreement or arrangement of MAA or the MAA Subsidiaries (including Post LP and MAA LP) (including vacation, paid time-off and severance arrangements) to the same extent that such service was recognized under a similar plan, program, policy, agreement or arrangement of Post or any Post Subsidiary, except that no such prior service credit will be required or provided to the extent that (i) it results in a duplication of benefits, or (ii) such service was not recognized under the corresponding Post Employee Benefit Plan.

(c) To the extent permitted by applicable Law, MAA shall use reasonable best efforts to cause each MAA Employee Benefit Plan in which any Continuing Employee participates that provides health or welfare benefits to (i) waive all limitations as to preexisting conditions, exclusions, waiting periods and service conditions with respect to participation and coverage requirements applicable to Continuing Employees, other than limitations applicable under the corresponding Post Employee Benefit Plan or to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Post Employee Benefit Plan and (ii) honor any payments, charges and expenses of Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Post Employee Benefit Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Post Employee Benefit Plan during the calendar year in which the Closing occurs.

(d) Nothing in this Section 7.20 shall (i) confer any rights upon any Person, including any Continuing Employee or former employee of Post or the Post Subsidiaries, other than the Parties to this Agreement and their respective successors and permitted assigns, (ii) constitute or create an employment agreement or create any right in any Continuing Employee or any other Person to any continued employment or service with or for Post, the Post Subsidiaries, MAA, or the MAA Subsidiaries, or to any compensation or benefits of any nature or kind whatsoever, (iii) constitute or be treated as an amendment, modification, adoption, suspension or termination of any employee benefit plan, program, policy, agreement or arrangement of Post, the Post Subsidiaries, MAA, or the MAA Subsidiaries, or (iv) alter or limit the ability of Post, the Post Subsidiaries, MAA, or the MAA Subsidiaries to amend, modify or terminate any benefit plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

(e) Post, the Post Subsidiaries, MAA and the MAA Subsidiaries hereby acknowledge that (i) the Mergers will constitute a “Change in Control” (or concept of similar import) under the Post Employee Benefit Plans and (ii) as a result of the Merger, the individuals identified in Section 7.20(e) of the Post Disclosure Letter will be deemed to have experienced a “Good Reason” event (or concept of similar import), as applicable, for all purposes under the Post Employee Benefit Plans.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Parties to this Agreement to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or (to the extent permitted by Law) waiver in writing by each of the Parties at or prior to the Parent Merger Effective Time of the following conditions:

(a) Shareholder Approvals. Each of the Post Shareholder Approval and the MAA Shareholder Approval shall have been obtained.

(b) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened by the SEC and not withdrawn.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the Mergers shall be in effect.

(d) Listing. The shares of MAA Common Stock and MAA Series I Preferred Stock to be issued in the Parent Merger shall have been approved for listing on the NYSE, subject to official notice of issuance, at, or prior to, the Closing.

Section 8.2 Conditions to Obligations of the MAA Parties. The obligations of the MAA Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver in writing by MAA, at or prior to the Parent Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties set forth in Section 4.3(a) (Capital Structure), Section 4.4 (Authority) and Section 4.22 (Vote Required), shall be true and correct in all material respects as of the date of this Agreement and as of the Parent Merger Effective Time, as though made as of the Parent Merger Effective Time, and (ii) each of the other representations and warranties of the Post Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Parent Merger Effective Time, as though made as of the Parent Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Post Material Adverse Effect” qualifications set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Post Material Adverse Effect.

(b) Performance of Covenants and Obligations of the Post Parties. Each Post Party shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Parent Merger Effective Time.

(c) Delivery of Certificates. Post shall have delivered to MAA a certificate, dated the date of the Closing and signed by its chief executive officer or chief financial officer on behalf of the Post Parties, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(d) have been satisfied.

(d) Material Adverse Change. On the Closing Date, there shall not exist any event, change, or occurrence arising after the date of this Agreement that, individually, or in the aggregate, constitutes a Post Material Adverse Effect.

(e) Opinion Relating to REIT Qualification. MAA shall have received the written opinions (the “Post REIT Opinions”) of King & Spalding LLP (or other Post counsel reasonably acceptable to MAA), dated as of the Closing Date and in the form attached hereto as Exhibit E, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2006 and ending with its taxable year that ends with the Parent Merger, Post (and each Post REIT Subsidiary) has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and in the case of each Post REIT Subsidiary, that its past, current and intended future organization and operations will permit each such Post REIT Subsidiary to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Parent Merger Effective Time and thereafter (which opinions shall be based upon the representation letters described in Section 7.17(a)(ii)(A) and Section 7.17(b)(ii)(B)).

(f) Section 368 Opinion. MAA shall have received the written opinion (the “MAA 368 Opinion”) of Goodwin Procter LLP (or other counsel reasonably satisfactory to MAA), dated as of the Closing Date and in the form set forth in Exhibit F, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Parent Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall rely upon the tax representation letters described in Section 7.17(a)(iii) and Section 7.17(b)(iii).

Section 8.3 Conditions to Obligations of the Post Parties. The obligations of the Post Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver in writing by Post, at or prior to the Parent Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 5.3(a) (Capital Structure), Section 5.4 (Authority), and Section 5.22 (Vote Required), shall be true and correct in all material respects as of the date of this Agreement and as of the Parent Merger Effective Time, as though made as of the Parent Merger Effective Time, and (ii) each of the other representations and warranties of the MAA Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Parent Merger Effective Time, as though made as of the Parent Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “MAA Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a MAA Material Adverse Effect.

(b) Performance of Covenants or Obligations of the MAA Parties. Each MAA Party shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Parent Merger Effective Time.

(c) Delivery of Certificates. MAA shall have delivered to Post a certificate, dated the date of the Closing and signed by its chief executive officer or chief financial officer on behalf of the MAA Parties, certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(d) have been satisfied.

(d) Material Adverse Change. On the Closing Date, there shall not exist any event, change or occurrence arising after the date of this Agreement that, individually or in the aggregate, constitutes a MAA Material Adverse Effect.

(e) Opinion Relating to REIT Qualification. Post shall have received the written opinion (the “MAA REIT Opinion”) of Bass, Berry & Sims PLC (or other MAA counsel reasonably satisfactory to Post), dated as of the Closing Date in the form attached hereto as Exhibit G, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2006, MAA has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its past, current and intended future organization and operations will permit MAA to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Parent Merger Effective Time and thereafter (which opinion shall be based upon the representation letters described in Section 7.17(a)(ii)(B) and Section 7.17(b)(ii)(A)).

(f) Section 368 Opinion. Post shall have received the written opinion (the “Post 368 Opinion”) of King & Spalding LLP (or other counsel reasonably satisfactory to Post), dated as of the Closing Date and in the form set forth in Exhibit H, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Parent Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall rely upon the tax representation letters described in Section 7.17(a)(iii) and Section 7.17(b)(iii).

ARTICLE IX

TERMINATION AND AMENDMENT

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Parent Merger Effective Time, by action taken or authorized by the MAA Board or Post Board, as applicable, as follows:

(a) by mutual consent of MAA and Post in a written instrument;

(b) by either MAA or Post, upon written notice to the other Party, if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining or otherwise prohibiting the Mergers, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;

(c) by either MAA or Post, upon written notice to the other Party, if the Mergers shall not have been consummated on or before 5:00 p.m. (New York time) on February 28, 2017 (such date and time referred to as the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Mergers to occur on or before such date;

(d) by either MAA or Post, upon written notice to the other Party, if there shall have been a breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure to be satisfied of a condition set forth in Section 8.2(a) or Section 8.2(b) or Section 8.3(a) or Section 8.3(b), as the case may be, unless such breach is reasonably capable of being cured, and the other Party shall continue to use its reasonable best efforts to cure such breach, prior to the Outside Date; provided, that a Party shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if such Party is then in breach of any of its own respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) or Section 8.3(a) or Section 8.3(b), as the case may be, would not be satisfied;

(e) by either MAA or Post, if the MAA Shareholder Approval or Post Shareholder Approval shall not have been obtained upon a vote taken thereon at the duly convened MAA Shareholder Meeting or Post Shareholder Meeting, as the case may be (including after taking into account any adjournment, postponement or recess thereof); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to MAA where a failure to obtain the MAA Shareholder Approval was primarily caused by any action or failure to act of a MAA Party that constitutes a breach of its obligations under Section 7.1 or Section 7.4 (other than an unintentional and inadvertent breach of Section 7.4 that was not intended to result in an Acquisition Proposal nevertheless resulted in an Acquisition Proposal), and the right to terminate this Agreement under this Section 9.1(e) shall not be available to Post where a failure to obtain the Post Shareholder Approval was primarily caused by any action or failure to act of a Post Party that constitutes a breach of its obligations under Section 7.1 or Section 7.4 (other than an unintentional and inadvertent breach of Section 7.4 that was not intended to result in an Acquisition Proposal nevertheless resulted in an Acquisition Proposal);

(f) by Post, by written notice to MAA:

(i) at any time prior to the receipt of the Post Shareholder Approval in order to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.4; provided, however, that this Agreement may not be so terminated unless the payment required by Section 9.3(a)(v) is made in full to MAA substantially concurrently with the occurrence of such termination and the entry into such Acquisition Agreement with respect to such Superior Proposal, and in the event that such Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

(ii) if the MAA Board shall have made a Change in MAA Recommendation (provided that it is understood and agreed that neither a Notice of Recommendation Change nor the intention underlying such Notice of Recommendation Change that is not publicly made shall in and of itself be considered a Change in MAA Recommendation; provided further that Post’s right to terminate this Agreement pursuant to this Section 9.1(f)(ii) in respect of a Change in MAA Recommendation shall expire ten (10) Business Days after the date on which Post receives notice from MAA of such Change in MAA Recommendation);

(g) by MAA, by written notice to Post:

(i) at any time prior to the receipt of the MAA Shareholder Approval in order to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.4; provided, however, that this Agreement may not be so terminated unless the payment required by Section 9.3(a)(vii) is made in full to Post substantially concurrently with the occurrence of such termination and the entry into such Acquisition Agreement with respect to such Superior Proposal, and in the event that such Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

(ii) if the Post Board shall have made a Change in Post Recommendation (provided that it is understood and agreed that neither a Notice of Recommendation Change nor the intention underlying such Notice of Recommendation Change that is not publicly made shall in and of itself be considered a Change in Post Recommendation; provided further that MAA’s right to terminate this Agreement pursuant to this Section 9.1(g)(ii) in respect of a Change in Post Recommendation shall expire ten (10) Business Days after the date on which MAA receives notice from Post of such Change in Post Recommendation).

Section 9.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 9.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and subject to compliance with Section 9.3, this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any Party hereto, and all rights and obligations of any Party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary (a) no such termination shall relieve any Party hereto of any liability or damages resulting from or arising out of fraud or any willful breach of this Agreement; and (b) the Confidentiality Agreement, Section 7.2(b), this Section 9.2, Section 9.3, Article X (other than Section 10.1) and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 9.1. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made. For purposes of the foregoing, “willful breach” shall mean a material breach that is a consequence of either (i) an act knowingly undertaken by the breaching Party with the intent of causing a breach of this Agreement or (ii) an act knowingly undertaken by the breaching Party that was reasonably likely to result in a breach of this Agreement (even if a breach of this Agreement was not the conscious object of such act) and which in fact does cause a breach of this Agreement.

Section 9.3 Termination Fees and Expense Amount.

(a) If, but only if, this Agreement is terminated:

(i) by either MAA or Post pursuant to Section 9.1(c) or Section 9.1(e) (due to a failure to obtain the Post Shareholder Approval) or by MAA pursuant to Section 9.1(d) and, in all cases, as of the date of the termination of this Agreement (A) all conditions to the consummation of the Mergers set forth in Section 8.1(c) and Section 8.3 (other than Section 8.3(f)) have been satisfied (or are capable of being satisfied) and (B) there shall not have been a failure to obtain the MAA Shareholder Approval at a vote taken thereon at the duly convened MAA Shareholder Meeting and Post (1) receives or has received a bona fide Acquisition Proposal with respect to Post, which proposal has been publicly announced prior to the date of the Post Shareholder Meeting (with respect to a termination under Section 9.1(e)) or prior to the date of the termination of this Agreement (with respect to a termination under Section 9.1(c) or Section 9.1(d)) and, (2) within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, an Acquisition Proposal, then Post shall pay, or cause to be paid, to MAA the Termination Fee plus, if not previously paid pursuant to Section 9.3(a)(iii) below, the Expense Amount, by wire transfer of same day funds to an account designated by MAA, not later than the consummation of such transaction arising from such Acquisition Proposal;

provided, however, that for purposes of this Section 9.3(a)(i), the references to “twenty percent (20%)” and to “eighty percent (80%)” in the definition of Acquisition Proposal shall be deemed to be references to “seventy-five percent (75%)”;

(ii) by either MAA or Post pursuant to Section 9.1(c) or Section 9.1(e) (due to a failure to obtain the MAA Shareholder Approval) or by Post pursuant to Section 9.1(d) and, in all cases, as of the date of the termination of this Agreement (A) all conditions to the consummation of the Mergers set forth in Section 8.1(c) and Section 8.2 (other than Section 8.2(f)) have been satisfied (or are capable of being satisfied) and (B) there shall not have been a failure to obtain the Post Shareholder Approval at a vote taken thereon at the duly convened Post Shareholder Meeting and MAA (1) receives or has received a bona fide Acquisition Proposal with respect to MAA, which proposal has been publicly announced prior to the date of the MAA Shareholder Meeting (with respect to a termination under Section 9.1(e)) or prior to the date of the termination of this Agreement (with respect to a termination under Section 9.1(c) or Section 9.1(d)) and, (2) within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, an Acquisition Proposal, then MAA shall pay, or cause to be paid, to Post the Termination Fee plus, if not previously paid pursuant to Section 9.3(a)(iv) below, the Expense Amount, by wire transfer of same day funds to an account designated by Post, not later than the consummation of such transaction arising from such Acquisition Proposal; provided, however, that for purposes of this Section 9.3(a)(ii), the references to “twenty percent (20%)” and to “eighty percent (80%)” in the definition of Acquisition Proposal shall be deemed to be references to “seventy-five percent (75%)”;

(iii) by either MAA or Post pursuant to Section 9.1(e) because the Post Shareholder Approval shall not have been obtained, then Post shall pay, or cause to be paid, to MAA the Expense Amount (by wire transfer to an account designated by MAA) within two (2) Business Days of such termination;

(iv) by either MAA or Post pursuant to Section 9.1(e) because the MAA Shareholder Approval shall not have been obtained, then MAA shall pay, or cause to be paid, to Post the Expense Amount (by wire transfer to an account designated by Post) within two (2) Business Days of such termination;

(v) by Post pursuant to Section 9.1(f)(i) then Post shall pay, or cause to be paid, to MAA the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by MAA as a condition to the effectiveness of such termination;

(vi) by Post pursuant to Section 9.1(f)(ii), then MAA shall pay, or cause to be paid, to Post the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by Post, within two (2) Business Days of such termination;

(vii) by MAA pursuant to Section 9.1(g)(i), then MAA shall pay, or cause to be paid, to Post the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by Post as a condition to the effectiveness of such termination; or

(viii) by MAA pursuant to Section 9.1(g)(ii), then Post shall pay, or cause to be paid, to MAA the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by MAA, within two (2) Business Days of such termination.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that:

(i) under no circumstances shall MAA or Post be required to pay the Termination Fee or the Expense Amount on more than one occasion; and

(ii) neither MAA nor Post shall be required to pay any amount in excess of the sum of the Termination Fee and the Expense Amount, except as set forth in Section 9.3(c) or in the case of such Party’s fraud or willful breach of this Agreement.

(c) Each of the Parties hereto acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, (ii) neither the Termination Fee nor the

Expense Amount is a penalty, and (iii) without these agreements, the Parties would not enter into this Agreement; accordingly, if MAA or Post, as the case may be, fails to timely pay any amount due pursuant to this Section 9.3 and, in order to obtain such payment, either MAA or Post, as the case may be, commences a suit that results in a judgment against the other Party for the payment of any amount set forth in this Section 9.3, such paying Party shall pay the other Party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of the prime rate of Citibank, N.A. in effect on the date of payment for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

(d) Limitations on Payment.

(i) If one Party to this Agreement (the “Fee Payor”) is required to pay another Party to this Agreement (the “Fee Payee”) an Expense Amount and/or Termination Fee, such Expense Amount and/or Termination Fee, as applicable, shall be paid into escrow on the date such payment is required to be paid by the Fee Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 9.3(d). In the event that the Fee Payor is obligated to pay the Fee Payee the Expense Amount and/or Termination Fee, as applicable, the amount payable to the Fee Payee in any tax year of the Fee Payee shall not exceed the lesser of (i) the Expense Amount and/or Termination Fee, as applicable, of the Fee Payee, and (ii) the sum of (A) the maximum amount that can be paid to the Fee Payee without causing the Fee Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Fee Payee has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Fee Payee’s independent accountants, plus (B) in the event the Fee Payee receives either (x) a letter from the Fee Payee’s counsel indicating that the Fee Payee has received a ruling from the IRS as described below in this Section 9.3(d) or (y) an opinion from the Fee Payee’s outside counsel as described below in this Section 9.3(d), an amount equal to the excess of the Expense Amount and/or the Termination Fee, as applicable, less the total amount paid under clause (A) above.

(ii) To secure the Fee Payor’s obligation to pay these amounts, the Fee Payor shall deposit into escrow an amount in cash equal to the Expense Amount or the Termination Fee, as applicable, with an escrow agent selected by the Fee Payor on such terms (subject to this Section 9.3(d)) as shall be mutually agreed upon by the Fee Payor, the Fee Payee and the escrow agent. The payment or deposit into escrow of the Expense Amount or the Termination Fee, as applicable, pursuant to this Section 9.3(d) shall be made at the time the Fee Payor is obligated to pay the Fee Payee such amount pursuant to Section 9.3 by wire transfer. The escrow agreement shall provide that the Expense Amount or the Termination Fee, as applicable, in escrow or any portion thereof shall not be released to the Fee Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Fee Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Fee Payee without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Fee Payee has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Fee Payee, or (ii) a letter from the Fee Payee’s counsel indicating that (A) the Fee Payee received a ruling from the IRS holding that the receipt by the Fee Payee of the Expense Amount and/or Termination Fee, as applicable, would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Fee Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Fee Payee of the Expense Amount and/or the Termination Fee, as applicable, should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Expense Amount and/or the Termination Fee, as applicable, to the Fee Payee. The Fee Payor agrees to amend this Section 9.3(d) at the reasonable request of the Fee Payee in order to (i) maximize the portion of the Expense Amount and/or the Termination Fee, as applicable, that may be distributed to the Fee Payee hereunder without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the Fee Payee’s chances of securing a favorable ruling described in this Section 9.3(d) or (iii) assist the Fee Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.3(d). Any amount of the Expense Amount and/or the Termination Fee, as applicable, that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 9.3(d); provided, that the obligation of the Fee Payor to pay the unpaid portion of the Expense Amount and/or the Termination Fee, as applicable, shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement. Any costs and expenses of the escrow agent shall be borne solely by the Fee Payee.

Any payment due to a Party described in Section 9.3(c) shall be subject to the same limitations on payment as set forth in this Section 9.3(d).

(e) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses whether or not the Mergers are consummated.

Section 9.4 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Parties hereto, by action taken or authorized by the Post Board or the MAA Board, as applicable, at any time before or after approval of the matters presented in connection with the Mergers by the shareholders of MAA, shareholders of Post or holders of MAA OP Units, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders or holders without such further approval by such shareholders or holders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

Section 9.5 Extension; Waiver. At any time prior to the Parent Merger Effective Time, the Parties hereto, by action taken or authorized by the Post Board or the MAA Board, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Parent Merger Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Parent Merger Effective Time. The Confidentiality Agreements will survive termination of this Agreement in accordance with its terms.

Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications hereunder shall be in writing and shall be delivered personally, by telecopy, e-mail or telefacsimile, by a recognized courier service, or by registered or certified mail, return receipt requested, postage prepaid, and in each case shall be deemed duly given on the date of actual delivery, upon confirmation of receipt. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice, and a copy of each notice shall also be sent via e-mail.

(a)   if to the MAA Parties, to:

Mid-America Apartment Communities, Inc. 6584 Poplar Avenue Memphis, TN 38138
Telephone:	(901) 682-6600
Facsimile:	(901) 682-6667
Attention:	H. Eric Bolton Jr.
Chief Executive Officer
Robert J. DelPriore Executive Vice President and General Counsel
E-mail:	eric.bolton@maac.com
robert.delpriore@maac.com
with copies to: Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210
Telephone:	(617) 570-1000
Facsimile:	(617) 523-1231
Attention:	Gilbert G. Menna
Mark S. Opper
E-mail:	gmenna@goodwinlaw.com
mopper@goodwinlaw.com
and Bass, Berry & Sims PLC The Tower at Peabody Place 100 Peabody Place Suite 1300 Memphis, TN 38103
Telephone:	(901) 549-5933
Facsimile:	(901) 549-5999
Attention:	Richard F. Mattern
Oscar Thomas
E-mail:	rmattern@bassberry.com
othomas@bassberry.com

(b)   if to the Post Parties, to:

Post Properties, Inc. 4401 Northside Parkway, Suite 800 Atlanta, GA 30327
Telephone:	(404) 846-5000
Facsimile:	(404) 846-6282
Attention:	David P. Stockert
Chief Executive Officer
Sherry W. Cohen Executive Vice President and Corporate Secretary
E-mail:	dave.stockert@postproperties.com
sherry.cohen@postproperties.com
with copies to: King & Spalding LLP 1180 Peachtree Street, N.E. Atlanta, GA 30309
Telephone:	(404) 572-4600
Facsimile:	(404) 572-5100
Attention:	Keith M. Townsend C. William Baxley Anthony W. Rothermel
E-mail:	ktownsend@kslaw.com bbaxley@kslaw.com trothermel@kslaw.com

Section 10.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (i) the rights, benefits and remedies granted to the Indemnified Parties under Section 7.6, (ii) after the Partnership Merger Effective Time, the rights of the holders of Post OP Units to receive the consideration set forth in Article III in accordance with the provisions of this Agreement, (iii) after the Parent Merger Effective Time, the rights of the holders of Post Common Stock to receive the Merger Consideration, the rights of the holders of Post Preferred Stock to receive the Preferred Merger Consideration, and the rights of holders of Post Options and Post Restricted Stock Awards to receive the consideration specified in Article III in accordance with the provisions of this Agreement, and (iv) the right of Post and MAA, on behalf of its respective shareholders, to pursue claims for damages and other relief, including equitable relief, for the other Parties’ willful breach of this Agreement, to the extent recovery is otherwise permitted under Section 9.2. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.5 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Mergers that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.7 Governing Law. This Agreement and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regard to any provisions relating to choice of laws among different jurisdictions, except that (i) the provisions of the GBCC and the TBCA applicable to the authorization, effectiveness and effects of the Parent Merger and the provisions of the GRULPA and the TRULPA applicable to the authorization, effectiveness and effects of the Partnership Merger will apply to the Parent Merger and the Partnership Merger and (ii) the applicable Law of the State of Georgia and the State of Tennessee shall apply to the discharge of the fiduciary duties of the Post Board, the MAA Board or any committees thereof in connection herewith.

Section 10.8 Specific Performance; Venue.

(a) The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement (and, more specifically, that irreparable damage would occur if the Mergers were not consummated, including the parties’ obligations to consummate the Mergers and the obligation of the MAA Parties to pay, and the right of the holders of Post Common Stock and the holders of Post Series A Preferred Stock right to receive, the aggregate Merger Consideration and the Preferred Merger Consideration, as applicable, pursuant to the Mergers, subject in each case to the terms and conditions of this Agreement), and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article IX, the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages or otherwise (including the Parties’ obligations to consummate the Mergers and the obligation of the MAA Parties to pay, and the right of the holders of Post Common Stock and the holders of Post Series A Preferred Stock right to receive, the aggregate Merger Consideration and the Preferred Merger Consideration, as applicable, pursuant to the Mergers, subject in each case to the terms and conditions of this Agreement) in the Court of Chancery of the State of Delaware and any appellate court therefrom, unless such court shall decline to accept jurisdiction over a particular matter, in which case, in the Superior Court of the State of Delaware (in the Complex Commercial Litigation Division thereof if permitted by the applicable rules of the Superior Court) and any appellate court therefrom or, if the Superior Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware and any federal appellate court therefrom (collectively, the “Delaware Courts”), and each

Party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at Law or in equity. Each Party agrees that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right neither the Post Parties nor the MAA Parties would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. If, prior to the Outside Date, any party brings an action to enforce specifically the performance of the terms and provisions of this Agreement by another party, the Outside Date shall automatically be extended by (i) the amount of time during which such action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action.

(b) Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement (including with respect to any claim or cause of action whether at Law, in equity, in contract or tort and with respect to any claim or cause of action relating to the negotiation, execution or performance of this Agreement) brought by any other Party or its successors or assigns shall be brought and determined in the Delaware Courts (subject to the order of preference of each of the Delaware Courts set forth in Section 10.8(a)), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the Delaware Courts.

(c) EACH PARTY HEREBY IRREVOCABLY DESIGNATES CT CORPORATION (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 1209 NORTH ORANGE STREET, WILMINGTON, DELAWARE 19801 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 10.2. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA AND THAT SERVICE MADE AS PROVIDED HEREIN SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.

(d) Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the Delaware Courts as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in the Delaware Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(e) EACH PARTY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY AGREEING TO THE CHOICE OF DELAWARE LAW TO GOVERN THIS AGREEMENT AND TO THE JURISDICTION OF DELAWARE COURTS IN CONNECTION WITH PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES INTEND THIS TO BE AN EFFECTIVE CHOICE OF DELAWARE LAW AND AN EFFECTIVE CONSENT TO JURISDICTION AND SERVICE OF PROCESS UNDER 6 DEL. C. § 2708, INCLUDING THAT THIS AGREEMENT INVOLVES OVER $100,000 FOR PURPOSES OF THE APPLICATION OF 6 DEL. C. § 2708.

Section 10.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.9.

Section 10.10 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, MAA, MAA LP, Post, Post GP and Post LP have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:	/s/ H. Eric Bolton, Jr.
	Name:	H. Eric Bolton, Jr.
	Title:	Chairman of the Board and Chief Executive Officer

MID-AMERICA APARTMENTS, L.P.

By:	Mid-America Apartment Communities, Inc., its sole general partner

By:	/s/ H. Eric Bolton, Jr.
	Name:	H. Eric Bolton, Jr.
	Title:	Chairman of the Board and Chief Executive Officer

[Signature Page 1 of 2 to Agreement and Plan of Merger]

POST PROPERTIES, INC.

By:	/s/ David P. Stockert
	Name:	David P. Stockert
	Title:	President and Chief Executive Officer

POST APARTMENT HOMES, L.P.

By:	Post GP Holdings, Inc., its sole general partner

By:	/s/ David P. Stockert
	Name:	David P. Stockert
	Title:	Chief Executive Officer

POST GP HOLDINGS, INC.

By:	/s/ David P. Stockert
	Name:	David P. Stockert
	Title:	President and Chief Executive Officer

[Signature Page 2 of 2 to Agreement and Plan of Merger]

EXHIBITS AND SCHEDULES*

*	The company will furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request; provided, however, that the company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any exhibit or schedule so furnished.

Annex B

ARTICLES OF AMENDMENT TO THE

AMENDED AND RESTATED CHARTER

OF

MID-AMERICA APARTMENT COMMUNITIES, INC.

Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Amended and Restated Charter:

1.	The name of the Corporation is Mid-America Apartment Communities, Inc.

2.	The first sentence of Article 6 shall be deleted in its entirety and replaced with the following:

The total number of shares of stock which the Corporation has authority to issue is one hundred forty-five million (145,000,000) shares of Common Stock, $.01 par value per share, and twenty million (20,000,000) shares of Preferred Stock, $.01 par value per share.

3.	The Articles of Amendment require shareholder approval. The Articles of Amendment were duly approved and adopted by the Board of Directors on August 12, 2016 and by the shareholders of the Corporation on ●, 2016.

4.	The Articles of Amendment shall be effective upon filing with the Tennessee Secretary of State.

IN WITNESS WHEREOF, MID-AMERICA APARTMENT COMMUNITIES, INC. has caused this amendment to the Charter to be signed in its name and on its behalf by its Chief Financial Officer on this the         day of                     , 20    .

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:

Name:	Albert M. Campbell III

Title:	Chief Financial Officer

B-1

Annex C

MID-AMERICA APARTMENT COMMUNITIES, INC.

ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED CHARTER

DESIGNATING AND FIXING THE RIGHTS AND

PREFERENCES OF A SERIES OF SHARES OF PREFERRED STOCK

Mid-America Apartment Communities, Inc., a Tennessee corporation (the “Corporation”), certifies to the Tennessee Secretary of State that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Section 6 of the Corporation’s Amended and Restated Charter, as amended (the “Charter”), and Section 48-16-102 of the Tennessee Code Annotated, as amended, the Board of Directors has, by resolution, duly divided and classified 868,000 shares of the preferred stock of the Corporation into a series designated 8.50% Series I Cumulative Redeemable Preferred Stock (the “Series I Preferred Stock”) and has provided for the issuance of the Series I Preferred Stock. The Corporation is authorized to issue up to 20,000,000 shares of preferred stock, in one or more series, with such designations, powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Tennessee law and as the Board of Directors may determine by adoption of an amendment of the Charter, without any further vote or action by the Corporation’s shareholders.

SECOND: Article 6 of the Charter is hereby amended by adding the following:

The preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the shares of Series I Preferred Stock are as follows:

(1) DESIGNATION AND NUMBER. A series of Preferred Stock, designated the “8.50% Series I Cumulative Redeemable Preferred Stock” (the “Series I Preferred Stock”), is hereby established. The maximum number of authorized shares of the Series I Preferred Stock shall be 868,000.

(2) RELATIVE SENIORITY. In respect of rights to receive dividends and to participate in distributions of payments in the event of any liquidation, dissolution or winding up of the Corporation, the Series I Preferred Stock shall rank senior to the Common Stock, and any other class or series of shares of the Corporation ranking, as to dividends and upon liquidation, junior to the Series I Preferred Stock (collectively, “Junior Shares”).

(3) DIVIDENDS.

(a) The holders of the then outstanding Series I Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available therefor, cumulative dividends at the rate of $4.25 per share per year, payable in equal amounts of $1.0625 per share quarterly in cash on the last day of each March, June, September, and December or, if not a Business Day (as hereinafter defined), the next succeeding Business Day. Dividends shall begin on [●] (each such day being hereafter called a “Quarterly Dividend Date” and each period ending on a Quarterly Dividend Date being hereinafter called a “Dividend Period”). Dividends shall be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date (the “Record Date”), which shall be the 15th day of the calendar month in which the applicable Quarterly Dividend Date falls on or such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Quarterly Dividend Date. The amount of any dividend payable for any Dividend Period shorter than a full Dividend Period shall be prorated and computed on the basis of a 360-day year of twelve 30-day months. Dividends paid on the Series I Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(b) The amount of any dividends accrued on any Series I Preferred Stock at any Quarterly Dividend Date shall be the amount of any unpaid dividends accumulated thereon, to and including such Quarterly Dividend Date, whether or not earned or declared, and the amount of dividends accrued on any shares of Series I Preferred Stock at any date other than a Quarterly Dividend Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon, to and including the last preceding Quarterly Dividend Date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate of $4.25 per share for the period after such last preceding Quarterly Dividend Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months.

(c) Except as provided below in Section 4 (Liquidation Rights), the Series I Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends as described above and shall not be entitled to participate in the earnings or assets of the Corporation, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series I Preferred Stock which may be in arrears.

(d) Any dividend payment made on the Series I Preferred Stock shall be first credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(e) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”)), any portion (the “Capital Gains Amount”) of the dividends paid or made available for the year to holders of all classes of shares (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocated to the holders of the Series I Preferred Stock shall equal (i) the Capital Gains Amount multiplied by (ii) a fraction that is equal to (a) the total dividends paid or made available to the holders of the Series I Preferred Stock for the year over (b) the Total Dividends.

(f) No dividends on the Series I Preferred Stock shall be declared by the Board of Directors or be paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series I Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.

(4) LIQUIDATION RIGHTS.

(a) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of the Series I Preferred Stock then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares, the amount of $50.00 per share, plus accrued and unpaid dividends thereon.

(b) After the payment to the holders of the Series I Preferred Stock of the full preferential amounts provided for in paragraph (a) above, the holders of the Series I Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.

(c) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the preference value of the Series I Preferred Stock and any other shares of the

Corporation ranking as to any such distribution on a parity with the Series I Preferred Stock are not paid in full, the holders of the Series I Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preference amounts to which they are entitled.

(d) Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other entity or the merger or consolidation of any other entity into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 4 (Liquidation Rights).

(5) REDEMPTION.

(a) OPTIONAL REDEMPTION. On and after October 1, 2026, the Corporation may, at its option, redeem at any time all or, from time to time, part of the Series I Preferred Stock at a price per share (the “Redemption Price”), payable in cash, of $50.00, together with all accrued and unpaid dividends to and including the date fixed for redemption (the “Redemption Date”), without interest, to the full extent the Corporation has funds legally available therefor. The Series I Preferred Stock shall have no stated maturity, except as provided for in Section 8 (Restriction on Ownership), and will not be subject to any sinking fund or mandatory redemption provisions.

(b) PROCEDURES OF REDEMPTION.

(1) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. Notice of any redemption will also be mailed by the registrar, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to each holder of record of the Series I Preferred Stock to be redeemed at the address set forth in the share transfer records of the registrar. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series I Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series I Preferred Stock may be listed or admitted to trading, such notice shall state: (a) the Redemption Date; (b) the Redemption Price; (c) the number of shares of Series I Preferred Stock to be redeemed; (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accumulate on the Redemption Date. If fewer than all of the shares of the Series I Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series I Preferred Stock to be redeemed from such holder.

(2) If notice has been mailed in accordance with Section (5)(b)(1) above and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Series I Preferred Stock so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the Series I Preferred Stock so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series I Preferred Stock and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the Redemption Price) shall cease. Upon surrender, in accordance with such notice, of the certificates for any Series I Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such Series I Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the shares of Series I Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series I Preferred Stock without cost to the holder thereof.

(3) Any funds deposited with a bank or trust company for the purpose of redeeming Series I Preferred Stock shall be irrevocable except that:

(A) The Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series I Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(4) No Series I Preferred Stock may be redeemed except from proceeds from the sale of other capital stock of the Corporation, including but not limited to common stock, preferred stock, depositary shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

(5) Unless full accumulated dividends on all Series I Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no Series I Preferred Stock shall be redeemed or purchased or otherwise acquired directly or indirectly (except by conversion into or exchange for Junior Shares); provided, however, that the foregoing shall not prevent the redemption of Series I Preferred Stock to preserve the Corporation’s REIT status or the purchase or acquisition of Series I Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series I Preferred Stock.

(6) If the Redemption Date is after a Record Date and before the related Quarterly Dividend Date, the dividend payable on such Quarterly Dividend Date shall be paid to the holder in whose name the shares of Series I Preferred Stock to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Quarterly Dividend Date or the Corporation’s default in the payment of the dividend due. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series I Preferred Stock to be redeemed.

(7) In case of redemption of less than all Series I Preferred Stock at the time outstanding, the Series I Preferred Stock to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of shares of Series I Preferred Stock held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Corporation.

(6) VOTING RIGHTS. Except as required by law or as set forth below, the holders of the Series I Preferred Stock shall not be entitled to vote at any meeting of the shareholders for election of directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the shareholders thereof, or to receive notice of any meeting of shareholders.

(a) Whenever dividends on any Series I Preferred Stock shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, the holders of such Series I Preferred Stock (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Corporation at a special meeting called by the holders of record of at least ten percent (10%) of any series of preferred shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Series I Preferred Stock for the past Dividend Periods and the then current Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors will be increased by two directors.

(b) So long as any Series I Preferred Stock remains outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series I Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking prior to the Series I Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter, including this amendment to the Charter, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series I Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series I Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series I Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creating or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized Series I Preferred Stock or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Series I Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(c) On each matter submitted to a vote of the holders of Series I Preferred Stock in accordance with this Section 6 (Voting Rights), or as otherwise required by law, each share of Series I Preferred Stock shall be entitled to one vote. With respect to each share of Series I Preferred Stock, the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of the holder.

The foregoing voting provisions of this Section 6 (Voting Rights) will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series I Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

(7) CONVERSION. The Series I Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

(8) RESTRICTIONS ON OWNERSHIP.

(a) Definitions. The following terms shall have the following meanings:

(1) “Acquire” shall mean the acquisition of Beneficial Ownership of Series I Preferred Stock by any means whatsoever including, without limitation, (A) the acquisition of direct ownership of shares by any Person, including through the exercise of any option, warrant, pledge, security interest or similar right to acquire shares, and (B) the acquisition of indirect ownership of shares taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(l)(B) of the Code, and also applying the look-through rule contained in Section 856(h)(3)(A) of the Code to pension trusts described in Section 401(a) of the Code, by a Person who is an “individual” within the meaning of Section 542(a)(2) of the Code, including through the acquisition by any Person of any option, warrant, pledge, security interest or similar right to acquire shares.

(2) “Beneficial Ownership” shall mean, with respect to any Person that is an “individual” as defined in Section 542(a)(2) of the Code, the Series I Preferred Stock owned by such Person after taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and after applying the pension trust look-through rule contained in Section 856(h)(3)(A) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

(3) “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference herein to any current provision of the Code shall be deemed to refer to any future successor provision of federal income tax law.

(4) “Initial Public Offering” means the public issuance of Series I Preferred Stock pursuant to the Corporation’s prospectus supplement dated [●] as filed with the Securities and Exchange Commission pursuant to Rule 424(b)(3) promulgated under the Securities Act of 1933, as amended.

(5) “Ownership Limit” shall initially mean 6% of the outstanding Series I Preferred Stock of the Corporation, and after any adjustment as set forth in Section (8)(h) below, shall mean such greater percentage (but not greater than 9.8%) of the outstanding Series I Preferred Stock as so adjusted.

(6) “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter that participates in a public offering of the Series I Preferred Stock for a period of 90 days following the purchase by such underwriter of the Series I Preferred Stock.

(7) “REIT” shall mean a Real Estate Investment Trust under Section 856 of the Code.

(8) “Restricted Transfer Redemption Price” shall mean the lower of (A) the price paid by the transferee from whom shares are being redeemed and (B) the average of the last reported sales prices on the New York Stock Exchange of Series I Preferred Stock on the ten trading days immediately preceding the date fixed for redemption by the Board of Directors, or if the Series I Preferred Stock is not then traded on the New York Stock Exchange, the average of the last reported sales prices of the Series I Preferred Stock on the ten trading days immediately preceding the relevant date as reported on any exchange or quotation system over which the Series I Preferred Stock may be traded, or if the Series I Preferred Stock are not then traded over any exchange or quotation system, then the price determined in good faith by the Board of Directors as the fair market value of Series I Preferred Stock on the relevant date.

(9) “Restriction Termination Date” shall mean the first day after the date of the Initial Public Offering on which the Corporation determines pursuant to Section (8)(k) below that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

(10) “Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition that results in a change in the record ownership or Beneficial Ownership of Series I Preferred Stock or the right to vote or receive dividends on Series I Preferred Stock (including (A) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series I Preferred Stock or the right to vote or receive dividends on Series I Preferred Stock or (B) the sale, transfer, assignment or other disposition or grant of any securities or rights convertible into or exchangeable for Series I Preferred Stock, or the right to vote or receive dividends on Series I Preferred Stock), whether voluntary or involuntary and whether by operation of law or otherwise.

(b) Restrictions.

(1) During the period commencing on the date of the Initial Public Offering and prior to the Restriction Termination Date: (a) no Person shall Acquire any Series I Preferred Stock if, as a result of such acquisition, any “individual”, as defined in Section 542(a)(2) of the Code (other than a pension trust which is described in Section 401(a) of the Code), shall Beneficially Own an amount of Series I Preferred Stock in excess of the Ownership Limit; (b) no Person shall Acquire any shares of Series I Preferred Stock if, as a result of such acquisition, the Series I Preferred Stock and Common Stock of the Corporation would be directly or indirectly owned by less than 100 Persons (determined without reference to the rules of attribution under Section 544 of the Code); and (c) no Person shall Acquire any shares if, as a result of such acquisition, the Corporation would be “closely held” within the meaning of Section 856(h) of the Code.

(2) Any Transfer that (x) would result in a violation of the restrictions in Section (8)(b)(1)(b) or (c), or (y) a transferring shareholder has actual knowledge will result in a violation of any of the restrictions in Section (8)(b)(1)(a), shall be void ab initio as to the Transfer of such Series I Preferred Stock that would cause the violation of the applicable restriction in Section (8)(b)(1), and the intended transferee shall acquire no rights in such Series I Preferred Stock.

(c) Remedies for Breach.

(1) If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer has taken place that falls within the scope of Section (8)(b)(2) or that a Person intends to Acquire Beneficial Ownership of any shares of the Corporation that will result in violation of Section (8)(b)(1) or (2) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer.

(2) Without limitation to Section (8)(b)(2) or (c)(1), any purported transferee of Beneficial Ownership of Series I Preferred Stock acquired in violation of Section (8)(b) shall, if it shall be deemed to have received any such Beneficial Ownership, be deemed to have acted as agent on behalf of the Corporation in acquiring such of the interests as result in a violation of Section (8)(b) and shall be deemed to hold such interests in trust on behalf and for the benefit of the Corporation. The transferee shall have no right to receive dividends or other distributions with respect to such interests, and shall have no right to vote such interests. Such transferee shall have no claim, cause of action, or any other recourse whatsoever against a transferor of interests acquired in violation of Section (8)(b). The transferee’s sole right with respect to such interests shall be to receive at the Corporation’s sole and absolute discretion, either (A) consideration for such interests upon the resale of the interests as directed by the Corporation pursuant to Section (8)(c)(3), or (B) the Restricted Transfer Redemption Price pursuant to Section (8)(c)(3).

(3) The Board of Directors shall, within 6 months after receiving notice of a Transfer that violates Section (8)(c)(2), either (in its sole and absolute discretion) (A) direct the transferee of such interests to sell all interests held in trust for the Corporation pursuant to Section (8)(c)(2) for cash in such manner as the Board of Directors directs or (B) redeem such interests for the Restricted Transfer Redemption Price on such date within such 6 month period as the Board of Directors may determine. If the Board of Directors directs the transferee to sell the interests, the transferee shall receive such proceeds as trustee for the Corporation and pay the Corporation out of the proceeds of such sale all expenses incurred by the Corporation in connection with such sale plus any remaining amount of such proceeds that exceeds the amount paid by the transferee for the interests, and the transferee shall be entitled to retain only the proceeds in excess of such amounts required to be paid to the Corporation.

(d) Notice of Restricted Transfer. Any Person who Acquires or attempts or intends to Acquire shares in violation of Section (8)(b) shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted or intended Transfer on the Corporation’s status as a REIT.

(e) Owners Required To Provide Information. From the date of the Initial Public Offering and prior to the Restriction Termination Date, each person who is a Beneficial Owner of Series I Preferred Stock and each Person (including the shareholder of record) who is holding Series I Preferred Stock for a Beneficial Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT.

(f) Remedies Not Limited. Except as provided in Section (8)(m), nothing contained in this Section (8) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholder in preserving the Corporation’s status as a REIT.

(g) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section (8), including any definition contained in Section (8)(a), the Board of Directors shall have the power to determine the application of the provisions of this Section (8) with respect to any situation based on the facts known to it.

(h) Modification of Ownership Limit. Subject to the limitations provided in Section (8)(i), the Board of Directors may from time to time increase the Ownership Limit.

(i) Limitations on Modifications.

(1) The Ownership Limit may not be increased if, after giving effect to such increase, five Persons who are considered “individuals” pursuant to Section 542(a)(2) of the Code could Beneficially Own (including ownership of Common Stock for purposes of this subparagraph (8)(i)(1)), in the aggregate, more than 49.0% in value of the outstanding shares of stock of the Corporation.

(2) Prior to the modification of the Ownership Limit pursuant to subparagraph (8)(h), the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

(j) Legend. Each certificate for Series I Preferred Stock shall bear a legend referring to the restrictions described above.

(k) Termination of REIT Status. The Board of Directors shall take no action to terminate the Corporation’s status as a REIT or to amend the provisions of this Section (8) until such time as (A) the Board of Directors adopts a resolution recommending that the Corporation terminate its status as a REIT or amend this Section (8), as the case may be, (B) the Board of Directors presents the resolution at an annual or special meeting of the shareholders, and (C) such resolution is approved by holders of a majority of the issued and outstanding Series I Preferred Stock.

(l) Severability. If any provision of this Section (8) or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(m) NYSE Settlement. Nothing herein shall preclude the settlement of any transaction with respect to the Series I Preferred Stock of the Corporation entered into through the facilities of the New York Stock Exchange.

THIRD: This amendment to the Charter shall be effective at the time the Tennessee Secretary of State accepts this amendment to the Charter for filing.

FOURTH: This amendment to the Charter was duly adopted by the Board of Directors on [●] without shareholder action, such shareholder action not being required.

[Signature Page to Follow.]

IN WITNESS WHEREOF, MID-AMERICA APARTMENT COMMUNITIES, INC. has caused this amendment to the Charter to be signed in its name and on its behalf by its Chief Financial Officer on this the          day of                     , 20    .

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:

Name:	Albert M. Campbell III

Title:	Chief Financial Officer

Annex D

August 14, 2016

The Board of Directors

Mid-America Apartment Communities, Inc.

6584 Poplar Avenue

Memphis, TN 38138

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Mid-America Apartment Communities, Inc., a Tennessee corporation (“MAA”), of the Exchange Ratio (defined below) set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered by and among MAA, Mid-America Apartments, L.P., a Tennessee limited partnership (“MAA LP”), Post Properties, Inc., a Georgia corporation (“Post”), Post GP Holdings, Inc., a Georgia corporation, and Post Apartment Homes, L.P., a Georgia limited partnership (“Post LP”). As more fully described in the Merger Agreement, (i) Post LP will merge with and into MAA LP, with MAA LP continuing as the surviving entity (the “Partnership Merger”) and (ii) Post will merge with and into MAA, with MAA continuing as the surviving entity (the “Parent Merger” and together with the Partnership Merger, the “Transaction”), and each issued and outstanding share of common stock, par value $.01 per share, of Post (“Post Common Stock”), other than shares of Post Common Stock held by MAA, any subsidiary of MAA or any wholly owned subsidiary of Post, will be converted into the right to receive 0.71 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share (“MAA Common Stock”) of MAA.

In arriving at our opinion, we reviewed a draft of the Merger Agreement dated August 14, 2016 and held discussions with certain senior officers, directors and other representatives and advisors of MAA and certain senior officers and other representatives and advisors of Post concerning the businesses, operations and prospects of MAA and Post. We examined certain publicly available business and financial information relating to MAA and Post as well as certain financial forecasts and other information and data relating to MAA and Post that were provided to or discussed with us by the respective managements of MAA and Post, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of MAA to result from the Transaction. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of MAA Common Stock and Post Common Stock; the historical and projected earnings and other operating data of MAA and Post; and the capitalization and financial condition of MAA and Post. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of MAA and Post. We also evaluated certain potential pro forma financial effects of the Transaction on MAA. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed relevant and appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of MAA and Post that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to MAA and Post provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of MAA and Post that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of MAA and Post as to the future financial performance of MAA and Post and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Transaction)

reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. We have relied, at your direction, upon the assessments of the managements of MAA and Post as to the ability to integrate the businesses and operations of MAA and Post in accordance with these forecasts.

We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on MAA, Post or the contemplated benefits of the Transaction. Representatives of MAA have advised us, and we further have assumed, that the final terms of the definitive Merger Agreement will not vary in any material respect from those set forth in the draft reviewed by us. We also have assumed, with your consent, that, for United States federal income tax purposes, the Partnership Merger will qualify as and constitute a tax-free “assets-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i) and the Parent Merger will qualify as a tax-free reorganization. We have been advised by MAA and Post that each of MAA and Post has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for United States federal income tax purposes since its formation as a REIT and further have assumed, at your direction, that the Transaction will not adversely affect such status or operations of MAA or Post. Our opinion, as set forth herein, relates to the relative values of MAA and Post. We are not expressing any opinion as to what the value of MAA Common Stock actually will be when issued pursuant to the Transaction or the price at which the Post Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MAA or Post nor have we made any physical inspection of the properties or assets of MAA or Post. We express no view as to, and our opinion does not address, the underlying business decision of MAA to effect the Transaction, the relative merits of the Transaction as compared to any alternative business strategies or transactions that might exist for MAA or the effect of any other transaction in which MAA might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to MAA in connection with the proposed Transaction and will receive a fee for such services contingent upon the consummation of the Transaction. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, and currently provide, services to MAA unrelated to the Transaction, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, (a) acting as co-manager on MAA’s $400 million bond issuance in June 2014, (b) acting as book-runner on MAA’s $400 million bond issuance in November 2015 and (c) acting as a lender under MAA’s $750 million revolving credit facility. We and our affiliates have not provided any investment banking services to Post since January 1, 2014. We and our affiliates may also provide services to MAA, Post and their respective affiliates in the future. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of MAA and Post for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with MAA, Post and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of MAA in its evaluation of the Transaction, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the Transaction or any related matter.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to MAA.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

Annex E

August 14, 2016

The Board of Directors

Post Properties, Inc.

4401 Northside Pkwy., Suite 800

Atlanta, GA 30327

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Post Properties, Inc. (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of the Company with Mid-America Apartment Communities, Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), by and among the Acquiror, Mid-America Apartments, L.P. (“Mid-America LP”), the Company, Post GP Holdings, Inc., and Post Apartment Homes, L.P. (“Post LP”), the Company will merge with and into the Acquiror, with the Acquiror continuing as the surviving entity, and each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror, any Acquiror subsidiaries and any wholly owned subsidiary of the Company, will be converted into the right to receive 0.71 shares (the “Exchange Ratio”) of the Acquiror’s common stock, par value $0.01 per share (the “Acquiror Common Stock”). The Agreement also provides, among other things, (i) that each issued and outstanding share of the Company’s existing Series A Preferred Stock (as defined in the Agreement) will convert into a share of newly issued Acquiror Series I Preferred Stock (as defined in the Agreement) having terms substantially the same as those of the Company Series A Preferred Stock, and (ii) that Post LP will merge with and into Mid-America LP with Mid-America LP continuing as the surviving entity.

In connection with preparing our opinion, we have (i) reviewed a draft dated August 12, 2016 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company and relating to its business and certain internal financial analyses and forecasts prepared by or at the direction of the management of the Acquiror relating to its business and provided to the Company (which were adjusted by the Company and provided to us by the Company for our use in evaluating the Acquiror for purposes of our analyses and opinion), as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement , and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on the Company’s facility agreement in January 2015, as joint lead arranger and joint bookrunner on the Acquiror’s facility agreements in October 2015 and as joint bookrunner on an offering of debt securities by the Acquiror in November 2015. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

J.P. Morgan Securities LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

The Tennessee Business Corporation Act, or the TBCA, sets forth in Sections 48-18-502 through 48-18-508 the circumstances governing the indemnification of directors, officers, employees and agents of a corporation against liability incurred in the course of their official capacities. Section 48-18-502 of the TBCA provides that a corporation may indemnify any director against liability incurred in connection with a proceeding if (i) the director acted in good faith, (ii) the director reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation’s best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation and (iii) in connection with any criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director, if such director is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director of a corporation, Section 48-18-503 of the TBCA mandates that the corporation indemnify the director against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, Section 48-18-505 of the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met. Officers, employees and agents who are not directors are entitled, through the provisions of Section 48-18-507 of the TBCA to the same degree of indemnification afforded to directors under Sections 48-18-503 and 48-18-505.

MAA’s charter provides that the MAA directors shall not be liable to MAA or its shareholders for monetary damages for breach of fiduciary duty, except for: (1) any breach of the director’s duty of loyalty; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (3) unlawful distributions under the TBCA. Furthermore, MAA’s charter and bylaws provide that MAA shall indemnify and advance expenses to a director, officer, employee or agent to the fullest extent permitted under the TBCA.

The indemnification provisions in the MAA charter and bylaws specifically provide that MAA may purchase and maintain insurance on behalf of any MAA director or officer against any liability asserted against and incurred by him in his capacity as a director, officer, employee or agent whether or not MAA would have had the power to indemnify against such liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to the MAA directors and officers pursuant to the foregoing provisions or otherwise, MAA has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 21. Exhibits

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22. Undertakings

The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The Registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on September 28, 2016.

Mid-America Apartment Communities, Inc.

By:	/s/ H. Eric Bolton, Jr.
H. Eric Bolton, Jr. Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on September 28, 2016.

Signature	Title	Date

/s/ H. Eric Bolton, Jr. H. Eric Bolton, Jr.	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	September 28, 2016

/s/ Albert M. Campbell, III Albert M. Campbell, III	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 28, 2016

* Alan B. Graf, Jr.	Director	September 28, 2016

* James K. Lowder	Director	September 28, 2016

* Thomas H. Lowder	Director	September 28, 2016

* Monica McGurk	Director	September 28, 2016

* Claude B. Nielsen	Director	September 28, 2016

* Philip W. Norwood	Director	September 28, 2016

* W. Reid Sanders	Director	September 28, 2016

* William B. Sansom	Director	September 28, 2016

* Gary Shorb	Director	September 28, 2016

* By:	/s/ H. Eric Bolton, Jr.
H. Eric Bolton, Jr.
Attorney-in-fact

EXHIBIT INDEX

Exhibit Index	Description of Document

2.1*+	Agreement and Plan of Merger, dated as of August 15, 2016, by and among Mid-America Apartment Communities, Inc., Mid-America Apartments, L.P., Post Properties, Inc., Post GP Holdings, Inc. and Post Apartment Homes, L.P. (attached as Annex A to the joint proxy statement/prospectus included in this Registration Statement).

3.1	Amended and Restated Charter of Mid-America Apartment Communities, Inc. dated as of January 10, 1994, as filed with the Tennessee Secretary of State on January 25, 1994 (Filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).

3.2	Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. dated as of January 28, 1994, as filed with the Tennessee Secretary of State on January 28, 1994 (Filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference).

3.3	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Preferred Stock dated as of October 9, 1996, as filed with the Tennessee Secretary of State on October 10, 1996 (Filed as Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 11, 1996 and incorporated herein by reference).

3.4	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter dated November 17, 1997, as filed with the Tennessee Secretary of State on November 18, 1997 (Filed as Exhibit 3.6 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).

3.5	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of November 17, 1997, as filed with the Tennessee Secretary of State on November 18, 1997 (Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on November 19, 1997 and incorporated herein by reference).

3.6	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of June 25, 1998, as filed with the Tennessee Secretary of State on June 30, 1998 (Filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on June 26, 1998 and incorporated herein by reference).

3.7	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of December 24, 1998, as filed with the Tennessee Secretary of State on December 30, 1998 (Filed as Exhibit 3.7 to the Registrant’s Registration Statement on Form S-3/A (File Number 333-112469) and incorporated herein by reference).

3.8	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of October 11, 2002, as filed with the Tennessee Secretary of State on October 14, 2002 (Filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on October 11, 2002 and incorporated herein by reference).

3.9	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of October 28, 2002, as filed with the Tennessee Secretary of State on October 28, 2002 (Filed as Exhibit 3.9 to the Registrant’s Registration Statement on Form S-3/A (File Number 333-112469) and incorporated herein by reference).

Exhibit Index	Description of Document

3.10	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of August 7, 2003, as filed with the Tennessee Secretary of State on August 7, 2003 (Filed as Exhibit 3.10 to the Registrant’s Registration Statement on Form S-3/A (File Number 333-112469) and incorporated herein by reference).

3.11	Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. dated as of May 20, 2008, as filed with the Tennessee Secretary of State on June 2, 2008 (Filed as Exhibit 99.A to the Registrant’s Proxy Statement filed on March 31, 2008 and incorporated herein by reference).

3.12	Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. dated as of May 24, 2015, as filed with the Tennessee Secretary of State on May 25, 2015 (Filed as Exhibit 3.1 to the Current Report on Form 8-K filed on May 25, 2015 and incorporated herein by reference).

3.13	Third Amended and Restated Bylaws of Mid-America Apartment Communities, Inc., dated as of December 3, 2013 (Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 4, 2013 and incorporated herein by reference).

3.14*	Form of Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. (attached as Annex B to the joint proxy statement/prospectus included in this Registration Statement).

3.15*	Form of Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. Designating and Fixing the Rights and Preferences of the MAA Series I Preferred Stock (attached as Annex C to the joint proxy statement/prospectus included in this Registration Statement).

4.1	Form of Common Share Certificate of the Combined Corporation (Filed as Exhibit 4.1 to MAA’s Annual Report on Form 10-K for fiscal year ended December 31, 1997 and incorporated herein by reference).

4.2*	Form of 8.50% Series I Cumulative Redeemable Preferred Stock Certificate

4.3	Indenture, dated as of October 16, 2013, among Mid-America Apartments, L.P., Mid-America Apartment Communities, Inc. and U.S. Bank National Association (Filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on October 16, 2013 and incorporated herein by reference).

4.4	First Supplemental Indenture, dated as of October 16, 2013, among Mid-America Apartments, L.P., Mid-America Apartment Communities, Inc. and U.S. Bank National Association, including the form of 4.300% Senior Notes due 2023 (Filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on October 16, 2013 and incorporated herein by reference).

4.5	Indenture governing 6.05% Senior Notes due 2016, dated December 13, 2013, by and among Mid-America Apartments, L.P., Mid-America Apartment Communities, Inc. and U.S. Bank National Association, including the form of 6.05% Senior Notes due 2016 (Filed as Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed on December 19, 2013 and incorporated herein by reference).

4.6	Registration Rights Agreement related to the 6.05% Senior Notes due 2016, dated December 13, 2013, between Mid-America Apartments, L.P. and J.P. Morgan Securities LLC (Filed as Exhibit 4.9 to the Registrant’s Current Report on Form 8-K filed on December 19, 2013 and incorporated herein by reference).

Exhibit Index	Description of Document

4.7	Form of 6.05% Senior Note due 2016 (Included in Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed on December 19, 2013 and incorporated herein by reference).

4.8	Second Supplemental Indenture, dated as of June 13, 2014, among Mid-America Apartments, L.P., Mid-America Apartment Communities, Inc. and U.S. Bank national Association, including the form of 3.7500% Senior Notes due 2024 (Filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on June 13, 2014 and incorporated herein by reference).

4.9	Third Supplemental Indenture, dated as of November 9, 2015, among Mid-America Apartments, L.P., Mid-America Apartment Communities, Inc. and U.S. Bank national Association, including the form of 4.000% Senior Notes due 2025 (Filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on November 9, 205 and incorporated herein by reference).

5.1*	Opinion of Bass, Berry & Sims PLC as to the legality of the securities.

8.1*	Tax Opinion of Goodwin Procter LLP.

8.2*	Tax Opinion of King & Spalding LLP.

10.1	Third Amended and Restated Agreement of Limited Partnership of Mid-America Apartments, L.P., dated as of October 1, 2013 (Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 2, 2013 and incorporated herein by reference).

21.1	List of Subsidiaries of Mid-America Apartment Communities, Inc. (Filed as Exhibit 21.1 to Mid-America Apartment Communities, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and incorporated herein by reference).

23.1*	Consent of Bass, Berry & Sims PLC as to the legality of the securities (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).

23.2*	Consent of Goodwin Procter LLP as to tax issues (included as part of the opinion filed as Exhibit 8.1 hereto and incorporated herein by reference).

23.3*	Consent of King & Spalding LLP as to tax issues (included as part of the opinion filed as Exhibit 8.2 hereto and incorporated herein by reference).

23.4*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.5*	Consents of Deloitte & Touche LLP, independent registered public accounting firm.

24.1**	Powers of Attorney (included on the signature page of this Registration Statement).

99.1**	Consent of Citigroup Global Markets Inc.

99.2**	Consent of J.P. Morgan Securities LLC.

99.3*	Form of Proxy Card of Mid-America Apartment Communities, Inc.

99.4*	Form of Proxy Card of Post Properties, Inc.

99.5**	Consent of Russell R. French named to become director of the Combined Corporation.

99.6**	Consent of Toni Jennings named to become director of the Combined Corporation.

99.7**	Consent of David P. Stockert named to become director of the Combined Corporation.

*	Filed herewith.
**	Previously filed with Mid-America Apartment Communities, Inc.’s Registration Statement on Form S-4 on September 12, 2016.
+	Schedules and other similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules and other similar attachments upon request by the Securities and Exchange Commission.